As filed with the Securities and Exchange Commission on June 25, 2024.

No. 333-272402

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AIRO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6770	92-3328419
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

515 Madison Avenue, 8th Floor – Suite 8078

New York, New York 10022

(646) 908-2659
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Surendra Ajjarapu
President
515 Madison Avenue, 8th Floor – Suite 8078

New York, New York 10022

(646) 908-2659
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Kate L. Bechen Robin Lehninger Dykema Gossett PLLC 111 E. Kilbourn Ave., Suite 1050 Milwaukee, WI 53202 (414) 488-7300	Andrew M. Tucker Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW. Suite 900 Washington, D.C. 20001 (202) 689-2800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 25, 2024

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF

KERNEL GROUP HOLDINGS, INC.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR
[●] SHARES OF COMMON STOCK AND

[●] WARRANTS

OF

AIRO GROUP, INC.

The board of directors of Kernel Group Holdings, Inc., a Cayman Islands exempted company (“Kernel”) has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated March 3, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Kernel, AIRO Group, Inc., a Delaware corporation (“ParentCo”), Kernel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ParentCo (“Kernel Merger Sub”), AIRO Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ParentCo (“AIRO Merger Sub”), VKSS Capital, LLC, in the capacity as the representative from and after the First Effective Time (as defined below) for the stockholders of Kernel and ParentCo (the “ParentCo Representative”) and also in its capacity as Kernel’s sponsor (“Sponsor”), Dr. Chirinjeev Kathuria, in the capacity as the representative from and after the Second Effective Time for the AIRO stockholders as of immediately prior to the Second Effective Time (the “Seller Representative”), and AIRO Group Holdings, Inc., a Delaware corporation (“AIRO”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the deregistration of Kernel under the Cayman Islands Companies Act (As Revised) and the domestication under Part XII of the Delaware General Corporation Law, pursuant to which Kernel’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). As described in this proxy statement/prospectus, Kernel’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items.

In connection with the Domestication, each issued and outstanding Kernel Class A Ordinary Share, each issued and outstanding Kernel Class B Ordinary Share, each issued and outstanding Kernel Private Placement Warrant, each issued and outstanding Kernel Public Warrant, and each issued and outstanding Kernel Unit shall convert automatically, on a one-for-one basis, into one share of Kernel Class A common stock, one share of Kernel Class B common stock, one Kernel private warrant, one Kernel public warrant and one Kernel public unit, respectively, and (ii) immediately following the Domestication, (a) each share of Kernel Class B common stock shall convert automatically, on a one-for-one basis, into one share of Kernel Class A common stock, (b) the Kernel Class A common stock will be reclassified as Kernel common stock, and (c) each Kernel public unit will be separated into one share of Kernel common stock and one Kernel Public Warrant.

On the Closing Date, Kernel Merger Sub will merge with and into Kernel (the “First Merger”), with Kernel surviving the First Merger as a wholly owned subsidiary of ParentCo. In accordance with the terms and subject to the conditions of the Business Combination Agreement and the Proposed ParentCo Charter, (i) each share of Kernel common stock, each Kernel Private Placement Warrant, and each Kernel Public Warrant issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of ParentCo Common Stock, one ParentCo Private Placement Warrant or one ParentCo Public Warrant, respectively (“Kernel Merger Consideration”), (ii) each share of ParentCo Common Stock held by Kernel issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist as of the First Effective Time, (iii) each share of Kernel Merger Sub Common Stock issued and outstanding as of immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the company surviving the First Merger. Immediately following the First Merger, AIRO Merger Sub will merge with and into AIRO (the “Second Merger”) with AIRO surviving the Second Merger as a wholly-owned subsidiary of ParentCo. In accordance with the terms and subject to the conditions of the Business Combination Agreement, the holders of AIRO’s securities collectively shall be entitled to receive from ParentCo, in the aggregate, a number of shares of ParentCo common stock with an aggregate value equal to (a) $770,000,000 minus (b) the amount, if any, by which the net working capital is less than $(5,500,000) by more than $500,000, plus (c) the amount, if any, by which the net working capital is greater than $(5,500,000) by more than $500,000 (but not less than zero), minus (d) the amount, if any, by which the closing net debt exceeds $75,000,000 by more than $500,000 (but not less than zero), plus (e) the amount, if any, by which the closing net debt is less than $75,000,000, minus (f) the amount, if any, by which the company transaction expenses exceed $14,000,000 (such resulting amount, the “AIRO Merger Consideration”).

It is anticipated that, upon completion of the Business Combination, (i) Kernel’s Public Shareholders will retain an ownership interest of approximately 0.6% of the outstanding shares of ParentCo Common Stock, (ii) the AIRO stockholders (as defined in the accompanying proxy statement/prospectus) will own, collectively, approximately 85.9% of the outstanding shares of ParentCo Common Stock, and (iii) Kernel’s Sponsor will own approximately 8.4% of the outstanding shares of ParentCo Common Stock, in each case, assuming that none of Kernel’s outstanding Public Shares are redeemed in connection with the Business Combination, or approximately nil, 86.4%, and 8.4%, respectively, assuming that all of Kernel’s outstanding Public Shares are redeemed in connection with the Business Combination. See “Shareholder Proposal No. 1: The Business Combination Proposal — Post-Business Combination Ownership of ParentCo” for more details.

The number of shares of ParentCo Common Stock that this proxy statement/prospectus covers is the maximum number of shares that may be issued to AIRO stockholders and the maximum number of shares issued or issuable to the existing shareholders and warrant holders of Kernel, in each case, in connection with the Business Combination. The number of Warrants that this proxy statement/prospectus covers is the number of redeemable warrants issued by Kernel in its IPO, plus the Private Placement Warrants that were issued in a private placement simultaneously with Kernel’s IPO.

Kernel’s Units, Public Share and Public Warrants are currently listed on Nasdaq Capital Market (“Nasdaq”) under the symbols “KRNLU,” “KRNL,” and “KRNLW,” respectively. Kernel will apply for listing, to be effective at the time of the Business Combination, of ParentCo Common Stock and warrants on Nasdaq under the proposed symbols “AIRO” and “AIROW,” respectively. It is a condition of the consummation of the Business Combination that Kernel receive confirmation from Nasdaq that ParentCo Common Stock has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Kernel will obtain such confirmation from Nasdaq, and you may not know whether the listing condition has been met at the time of the Extraordinary General Meeting (as defined below). If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by ParentCo.

Kernel will hold an extraordinary general meeting (the “Extraordinary General Meeting”) to consider matters relating to the Business Combination at [●], Eastern Time, on [●], 2024. For the purposes of Cayman Islands Companies Law and the Second Amended and Restated Memorandum and Articles of Association of Kernel, the physical location of the Extraordinary General Meeting shall be [●], or you or your proxyholder will be able to attend and vote at the Extraordinary General Meeting online by visiting [●] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

Kernel is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and has elected to take advantage of certain reduced public company reporting requirements.

If you have any questions or need assistance voting your ordinary shares, please contact Issuer Direct Corporation, our proxy solicitor, by calling (919) 481-4000, or banks and brokers can call collect at (919) 481-4000, or by emailing proxy@issuerdirct.com. The notice of the Extraordinary General Meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://[●].

The accompanying proxy statement/prospectus provides shareholders of Kernel with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting of Kernel. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. In particular, when you consider the recommendation of the board of directors of Kernel to vote in favor of the proposals described in this proxy statement/prospectus, you should keep in mind that Kernel’s directors and officers have interests in the Business Combination that are different from, in addition to or may conflict with your interests as a shareholder. For instance, the Sponsor, and the officers and directors of Kernel who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” for a further discussion. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 37 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2024, and is first being mailed to Kernel’s shareholders on or about [●], 2024.

Kernel Group Holdings, Inc.

515 Madison 8th Floor – Suite 8078

New York, New York 10022

(646) 908-2659

NOTICE OF EXTRAORDINARY GENERAL MEETING OF STOCKHOLDERS OF

KERNEL GROUP HOLDINGS, INC.

TO BE HELD ON [ ● ], 2024

To the Stockholders of Kernel Group Holdings, Inc.:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the shareholders (the “Extraordinary General Meeting”) of Kernel Group Holdings, Inc. (“Kernel”), a Cayman Islands exempted company, will be held at [●], Eastern Time, on [●], 2024, at [●]. You will also be able to attend the Extraordinary General Meeting online, vote and submit your questions during the Extraordinary General Meeting by visiting https://[●].

At the Extraordinary General Meeting, Kernel shareholders will be asked to consider and vote upon the following proposals (each, a “Proposal” and collectively, the “Proposals”), as more fully described in the accompanying proxy statement/prospectus:

(1)	to adopt and approve an Agreement and Plan of Merger (the “Business Combination Agreement”) by and among Kernel, AIRO Group Inc., a Delaware corporation (“ParentCo”), Kernel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ParentCo (“Kernel Merger Sub”), AIRO Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ParentCo (“AIRO Merger Sub”), VKSS Capital, LLC (“Sponsor”), in the capacity as the representative from and after the First Effective Time (as defined below) for the shareholders of Kernel and ParentCo immediately prior to the First Effective Time (the “ParentCo Representative”) and also in its capacity as Kernel’s sponsor, Dr. Chirinjeev Kathuria, in the capacity as the representative from and after the Second Effective Time for the AIRO stockholders as of immediately prior to the Second Effective Time (the “Seller Representative”), and AIRO Group Holdings, Inc., a Delaware corporation (“AIRO”), pursuant to which at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), Kernel Merger Sub will merge with and into Kernel (the “First Merger”), with Kernel surviving the First Merger as a wholly owned subsidiary of ParentCo, and immediately following the First Merger, AIRO Merger Sub will merge with and into AIRO (the “Second Merger”), with AIRO surviving the Second Merger as a wholly-owned subsidiary of ParentCo. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A. We refer to this as the “Business Combination Proposal”;

(2)	to consider and vote upon a proposal, as a special resolution under Cayman Islands Companies Law, that Kernel be transferred by way of continuation to Delaware pursuant to Article 47 of Kernel’s Amended and Restated Memorandum and Articles of Association (the “Existing Kernel Governing Documents”), Part XII of the Cayman Islands Companies Act, and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Kernel be continued and domesticated as a corporation under the laws of the State of Delaware (the “Domestication Proposal”);

(3)

To adopt and approve the amendment and restatement of the Existing ParentCo Governing Documents by their deletion and replacement with the proposed amended and restated certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex B (the “Proposed ParentCo Charter”), and bylaws, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed ParentCo Bylaws” and, together with the Proposed ParentCo Charter, the “Proposed ParentCo Governing Documents”), of ParentCo which, if approved, would take effect upon closing of the First Merger (the “ParentCo Charter Amendment Proposal”);

(4)	to consider and vote upon a proposal to approve, as an ordinary resolution under Cayman Islands Companies Law, for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a) and (b), the issuance of more than 20% of Kernel’s issued and outstanding Class A Ordinary Shares (the “Nasdaq Proposal”);

(5)	to approve and adopt the 2024 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Incentive Plan Proposal”);

(6)	to approve and adopt the Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Employee Stock Purchase Plan Proposal”);

(7)	to consider and vote to elect nine (9) directors to serve staggered terms on ParentCo’s board of directors until the 2025, 2026 and 2027 annual meeting of stockholders of ParentCo, respectively, and until their respective successors are duly elected and qualified (the “Election of Directors Proposal”);

(8)	proposal to consider and vote upon a proposal, to approve amendments (the “NTA Amendments”) to Kernel’s Amended and Restated Memorandum and Articles of Association, which amendments shall be effective, if adopted and implemented by Kernel, immediately prior to the consummation of the Business Combination, to remove the requirements limiting Kernel’s ability to consummate an initial business combination if Kernel would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination (the “NTA Proposal”); and

(9)	to adopt and approve a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Kernel that more time is necessary or appropriate to approve one or more Proposals at the Extraordinary General Meeting (the “Adjournment Proposal”).

Kernel’s board of directors (the “Kernel Board”) has adopted and approved the Business Combination Agreement and recommends a vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal “FOR” the ParentCo Charter Amendment Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the NTA Proposal, and “FOR” the Adjournment Proposal. Kernel does not expect a vote to be taken on any other matters at the Extraordinary General Meeting or any adjournment or postponement thereof. When you consider the recommendation of these proposals by the Kernel Board, you should keep in mind that the Sponsor and certain of Kernel’s directors and officers and others have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Holders of record of Kernel’s Class A Ordinary Shares, par value $0.0001 per share, and Kernel’s Class B Ordinary Shares, par value $0.0001 per share (also referred to herein as “Founder Shares”) (collectively, the “Kernel Ordinary Shares”) at the close of business on [●], 2024 (the “Record Date”) will be entitled to notice of and to vote at the Extraordinary General Meeting or any adjournment or postponement thereof. Each Kernel Ordinary Share entitles the holder thereof to one vote. The holders of the Founder Shares (the “Kernel Restricted Shareholders”) are parties to the Kernel Support Agreement pursuant to which they have agreed to vote their Founder Shares and any Class A Ordinary Shares purchased during or after our IPO in favor of the Business Combination. As of June 25, 2024, our Kernel Restricted Shareholders own approximately 93.7% of our issued and outstanding Kernel Ordinary Shares.

Attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Issuer Direct Corporation at (919) 481-4000 or email Issuer Direct Corporation at proxy@issuerdirect.com.

All Kernel shareholders are cordially invited to attend the Extraordinary General Meeting in virtual format. Kernel shareholders may attend, vote and examine the list of Kernel shareholders entitled to vote at the Extraordinary General Meeting by visiting https://[●] and using the conference ID number listed on the proxy card. To ensure your representation at the Extraordinary General Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. To vote online, please have your proxy card available and visit www.[●] and follow the prompts to vote your shares. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Extraordinary General Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you sold or transferred your shares after the record date, it is still important that you vote. Each of the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and NTA Proposal is interdependent upon the others and must be approved in order for Kernel to complete the Business Combination as contemplated by the Business Combination Agreement. The Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal all require the affirmative vote of a majority of the issued and outstanding Kernel Ordinary Shares cast by the shareholders represented in person (which would include presence at a virtual meeting) or by proxy at the Extraordinary General Meeting and entitled to vote thereon, voting as a single class. Each of the Domestication Proposal, the ParentCo Charter Amendment Proposal, and the NTA Proposal requires the affirmative vote of at least a two-thirds (2/3) majority of the issued and outstanding Kernel Ordinary Shares cast by the shareholders represented in person (which could include presence at a virtual meeting) or by proxy at the Extraordinary General Meeting and entitled to vote thereon, voting as a single class. The election of directors under the Election of Directors Proposal requires a majority vote of the Class B Ordinary Shares present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Extraordinary General Meeting.

By Order of the Board of Directors,

Suren Ajjarapu
Chief Executive Officer
[●], 2024

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ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning Kernel, without charge, by written request to Kernel Group Holdings, Inc., 515 Madison Avenue, Suite 8133, New York, New York 10022, or by telephone request at (646) 908-2659; or Issuer Direct Corporation, our proxy solicitor, by calling (919) 481-4000, or banks and brokers can call collect at (919) 481-4000, or by emailing proxy@issuerdirect.com or from the SEC through the SEC website sec.gov.

In order for Kernel’s shareholders to receive timely delivery of the documents in advance of the Extraordinary General Meeting of Kernel to be held on [●], 2024, you must request the information no later than five business days prior to the date of the Extraordinary General Meeting, by [●], 2024.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

No person has been authorized to give any information or any representation concerning us or the Business Combination (other than as contained in this proxy statement/prospectus) and we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this proxy statement/prospectus is accurate as of any date other than the date on the front cover of this proxy statement/prospectus or the date of the incorporated document, as applicable.

In making an investment decision, prospective investors must rely on their own examination of us, and the terms of the Business Combination, including the merits and risks involved. Prospective investors should not construe anything in this proxy statement/prospectus as legal, business, or tax advice.

This proxy statement/prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Shareholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the Extraordinary General Meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

●	Kernel Group Holdings, Inc., a Cayman Islands exempted company, which we refer to as “Kernel”, is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

●	There are currently 8,128,091 Ordinary Shares, par value $0.0001 per share of Kernel issued and outstanding, consisting of (i) 509,341 Class A Ordinary Shares, and (ii) 7,618,750 Class B Ordinary Shares that were issued to Kernel’s original sponsor prior to its initial public offering (“IPO”). There are currently no shares of Kernel preferred stock issued and outstanding. In addition, Kernel issued 15,237,500 Public Warrants to purchase Class A Ordinary Shares (originally sold as part of the Units issued in Kernel’s IPO) as part of its IPO along with 8,750,000 Private Placement Warrants, issued to its original sponsor in a private placement on the IPO closing date. Each warrant entitles its holder to purchase one share of Kernel’s Class A Ordinary Shares at an exercise price of $11.50 per share, to be exercised only for a whole number of Class A Ordinary Shares. The warrants will become exercisable 30 days after the completion of the Business Combination, and they expire five years after the completion of the Kernel’s Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Kernel may redeem the outstanding Public Warrants (i) at a price of $0.01 per warrant, if the last sale price of Kernel’s Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day before Kernel sends the notice of redemption to the warrant holders or (ii) at varying prices depending on the then current fair market value of Kernel’s ordinary shares and the length of time from the closing of the Business Combination. For more information regarding the warrants, please see the section entitled “Description of Kernel’s and ParentCo’s Securities– Description of Kernel Capital Stock Prior to the Business Combination – Warrants.”

●	Holders of Class A Ordinary Shares and holders of Class B Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by shareholders and will vote together as a single class on all matters submitted to a vote of the Kernel shareholders except as set forth herein or otherwise required by law. In connection with the Domestication, each issued and outstanding Kernel Class A Ordinary Share and each issued and outstanding Kernel Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Kernel Class A common stock and one share of Kernel Class B common stock, respectively, and (ii) immediately following the Domestication, (a) each share of Kernel Class B common stock shall convert automatically, on a one-for-one basis, into one share of Kernel Class A common stock, and the Kernel Class A common stock will be reclassified as Kernel common stock. For more information, please see the section entitled “Shareholder Proposal No. 2: The Domestication Proposal.” Assuming no additional Class A Ordinary Shares, or securities convertible into or exchangeable for, Class A Ordinary Shares, are issued by Kernel in connection with or in relation to the consummation of the Business Combination, the 7,618,750 Class B Ordinary Shares will automatically convert, on an as converted basis, into 7,618,750 Class A Ordinary Shares at the Domestication.

●	On March 3, 2023, Kernel entered into the Business Combination Agreement. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

●	Kernel’s management and the Kernel Board considered various factors in determining whether to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, the revenue and earnings growth potential of AIRO, the prospects for AIRO and its multi-faceted air mobility, autonomy & aerospace platform and the strength of the AIRO’s management team, which the Kernel Board believes positions AIRO for future growth and profitability. For more information about the Kernel Board’s decision-making process, see the section entitled “Shareholder Proposal No. 1: The Business Combination.”

●	At the Extraordinary General Meeting, the shareholders of Kernel will be asked to vote on:

1.	a proposal to adopt and approve an Agreement and Plan of Merger (the “Business Combination Agreement”) by and among Kernel, AIRO Group Inc., a Delaware corporation (“ParentCo”), Kernel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ParentCo (“Kernel Merger Sub”), AIRO Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ParentCo (“AIRO Merger Sub”), VKSS Capital, LLC, (“Sponsor”) in the capacity as the representative from and after the First Effective Time (as defined below) for the shareholders of Kernel and ParentCo (the “ParentCo Representative”) and also in the capacity as Kernel’s sponsor (“Sponsor”), and Dr. Chirinjeev Kathuria, in the capacity from and after the Second Effective Time as the representative for the AIRO stockholders as of immediately prior to the Second Effective Time (the “Seller Representative”), and AIRO Group Holdings, Inc., a Delaware corporation (“AIRO”) (the “Business Combination Agreement”) (the “Business Combination Proposal”);

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2.	a proposal to approve the domestication of Kernel (the “Domestication Proposal”);

3.	a proposal to adopt the proposed new certificate of incorporation of ParentCo upon the Closing in the form attached hereto as Annex B (the “ParentCo Charter Amendment Proposal”);

4.	a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of Kernel’s issued and outstanding Ordinary Shares and the resulting change in control in connection with the Business Combination (the “Nasdaq Proposal”);

5.	a proposal to approve and adopt the 2024 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Incentive Plan Proposal”);

6.	a proposal to approve and adopt the Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Employee Stock Purchase Plan Proposal”);

7.	a proposal to consider and vote to elect nine (9) directors to serve staggered terms on ParentCo’s board of directors until the 2024, 2025 and 2026 annual meeting of stockholders of ParentCo, respectively, and until their respective successors are duly elected and qualified (the “Election of Directors Proposal”);

8.	proposal to consider and vote upon a proposal, to approve amendments (the “NTA Amendments”) to Kernel’s Amended and Restated Memorandum and Articles of Association, which amendments shall be effective, if adopted and implemented by Kernel, immediately prior to the consummation of the Business Combination, to remove the requirements limiting Kernel’s ability to consummate an initial business combination if Kernel would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination (the “NTA Proposal”); and

9.	a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Kernel that more time is necessary or appropriate to approve one or more Proposals at the Extraordinary General Meeting (the “Adjournment Proposal”).

Please see the sections entitled “Shareholder Proposal No. 1: The Business Combination Proposal,” “Shareholder Proposal No. 2: The Domestication Proposal,” “Shareholder Proposal No. 3: The ParentCo Charter Amendment Proposal,” “Shareholder Proposal No. 4: The Nasdaq Proposal,” “Shareholder Proposal No. 5: The Incentive Plan Proposal,” “Shareholder Proposal No. 6: The Employee Stock Purchase Plan Proposal,” “Shareholder Proposal No. 7: The Election of Directors Proposal,” “Shareholder Proposal No. 8: The NTA Proposal,” and “Shareholder Proposal No. 9: The Adjournment Proposal.” Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal at the Extraordinary General Meeting. Each of the proposals at the Extraordinary General Meeting, other than the Adjournment Proposal, is conditioned on the approval of the others. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

●	Upon consummation of the Business Combination, we anticipate a ParentCo Board of nine (9) directors, which shall be divided into three classes, with the first class consisting of three (3) directors with an initial term that expires in 2026, the second class consisting of three (3) directors with an initial term that expires in 2025, and the third class consisting of three (3) directors with an initial term that expires in 2024. Such directors shall serve until their respective successors are duly elected and qualified, or until their earlier resignation, removal, or death. Please see the section entitled “Shareholder Proposal No. 7: The Election of Directors Proposal” for additional information.

●	Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of certain stockholder approvals contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, please see the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal —Conditions to the Closing.”

●	The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by certain parties in specified circumstances. For more information about the termination rights under the Business Combination Agreement, please see the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal —Conditions to the Closing.”

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●	The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

●	In considering the recommendation of the Kernel Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and Kernel’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Kernel’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

1.	the fact that the Sponsor has agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed business combination;

2.	If Kernel does not complete a business combination by August 5, 2024 (the “Termination Date”), the proceeds from the sale of the Private Placement Warrants will be included in the liquidating distributions to Kernel’s Public Shareholders and the Private Placement Warrants will expire worthless;

3.	The Sponsor is currently the owner of 7,493,750 Kernel Class B Ordinary Shares and 8,750,000 Kernel Private Placement Warrants, each of which is exercisable to purchase one Kernel Class A Ordinary Share. If an initial business combination, such as the Business Combination, is not completed by August 5, 2024, Kernel will be required to dissolve and liquidate. In such event, the Kernel Class B Ordinary Shares currently held by the Sponsor, which were acquired from the Original Sponsor will be worthless because the Sponsor has agreed to waive its rights to any liquidation distributions;

4.	the fact that the Sponsor is entitled to receive reimbursement of $10,000 per month under an administrative support agreement for office space, secretarial and administrative support provided to Kernel, for which, as of the date hereof, our Sponsor has not been paid under this agreement since December 28, 2022, when VKSS Capital, LLC became Kernel’s Sponsor;

5.	as a condition to the IPO, all of the Founder Shares are subject to a lock-up and would be released only if specific conditions were met. In particular, subject to certain limited exceptions, all Founder Shares would be subject to a lock up until the earlier of (A) one year after the completion of Kernel’s Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Kernel completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Kernel’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property;

6.	if the Trust Account is liquidated, including in the event Kernel is unable to complete a business combination within the required time period, the Sponsor has agreed to indemnify Kernel to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Class A Ordinary Share by the claims of prospective target businesses with which Kernel has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Kernel, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

7.	the anticipated continuation of two of our existing directors, Surendra Ajjarapu and Donald Fell, as directors of ParentCo;

8.	the continued indemnification of our existing directors and officers prior to the Business Combination and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

9.	unless Kernel consummates a business combination, Kernel’s officers, directors, and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

10.	that pursuant to the IPO Registration Rights Agreement, the Kernel Restricted Shareholders are entitled to registration of the shares of ParentCo Common Stock into which the Founder Shares will automatically convert at the time of the consummation of the Business Combination; and

11.	the Sponsor has agreed that the Private Placement Warrants and the underlying securities will not be sold or transferred by it until after Kernel has completed a business combination, subject to limited exceptions.

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FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to Kernel Group Holdings, Inc. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and thereafter a corporation incorporated under the laws of the State of Delaware). In this proxy statement/prospectus:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials (as defined in the Business Combination Agreement).

“AIRO” shall mean AIRO Group Holdings, Inc., a Delaware corporation.

“AIRO Merger Consideration” shall mean a number of shares of ParentCo Common Stock with an aggregate value equal to (a) $770,000,000 minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital by more than $500,000, plus (c) the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital Amount by more than $500,000 (but not less than zero), minus (d) the amount, if any, by which the Closing Net Debt exceeds the Target Net Debt, by more than $500,000 (but not less than zero), plus (e) the amount, if any, by which the Target Net Debt exceeds Closing Net Debt, minus (f) the amount, if any, by which the Company Transaction Expenses exceed the Target Company Transaction Expenses (but not less than zero), with each share of ParentCo Common Stock valued at the Per Share Price.

“AIRO Merger Sub” shall mean AIRO Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo.

“AIRO Warrants” shall mean, collectively, that Warrant to Purchase Equity dated March 10, 2022 by and between AIRO and Stephenson Management Inc. and that Warrant to Purchase Equity dated March 10, 2022 by and between AIRO and Scarsdale Capital Inc. The term “AIRO Warrants” shall include the replacement warrants to purchase shares of ParentCo common stock that will be issued to Stephenson Management Inc. and Scarsdale Capital Inc. upon Closing of the Business Combination.

“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of Kernel.

“Business Combination” shall mean the transactions contemplated by the Business Combination Agreement, whereby, among other things, Kernel will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, following which, (i) Kernel Merger Sub will merge with and into Kernel, with Kernel continuing as the surviving entity as a wholly owned subsidiary of ParentCo (the “First Merger”), and (ii) AIRO Merger Sub will merge with and into AIRO, with AIRO continuing as the surviving entity as a wholly-owned subsidiary of ParentCo (the “Second Merger”).

“Business Combination Agreement” means that certain Agreement and Plan of Merger dated March 3, 2023 by and among Kernel, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Sponsor, Seller Representative, and AIRO.

“Cayman Islands Companies Law” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“Citigroup” shall mean Citigroup Global Markets Inc., the representative of the underwriters in the IPO.

“Class A Ordinary Shares” shall mean the Class A ordinary shares, par value $0.0001 per share, of Kernel.

“Class B Ordinary Shares” shall mean the Class B ordinary shares, par value $0.0001 per share, of Kernel.

“Closing” shall mean the closing of the Business Combination.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Date” shall mean the date and time at which the Closing is actually being held.

“Closing Net Debt” means, as of the Reference Time, (a) the aggregate amount of all Indebtedness of the Target Companies, less (b) the Closing Company Cash, in each case of clauses (a) and (b), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, accrued but unpaid salary, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Target Company in connection with the Business Combination or the other transactions contemplated by this Agreement, and (iv) in connection with the Company’s prior attempt at completing an initial public offering or SPAC transaction, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company in connection with the Company’s attempted initial public offering or SPAC transaction.

“Continental” shall mean Continental Stock Transfer & Trust Company, the transfer agent.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Definitive Proxy Statement” shall mean Kernel’s definitive proxy statement on Schedule 14A filed with the SEC on January 17, 2024.

“Earnout Eligibility Period” shall mean the period commencing on the Closing Date and ending on December 31, 2026.

“Earnout Shares” shall mean the 33,000,000 shares of ParentCo Common Stock which are comprised of three different tranches, issuable to AIRO stockholders during the Earnout Eligibility Period as additional consideration from ParentCo based on ParentCo’s revenue performance.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Kernel Governing Documents” means Kernel’s Amended and Restated Memorandum and Articles of Association, as subsequently amended by that Amendment to the Amended and Restated Articles of Association dated February 3, 2023.

“Existing ParentCo Governing Documents” means ParentCo’s certificate of incorporation dated February 27, 2023 and ParentCo’s bylaws adopted February 27, 2023.

“Extension Meeting” means the Kernel extraordinary general meeting of shareholders held on February 3, 2023, at which shareholders voted upon, among other items, a proposal to amend Kernel’s amended and restated memorandum and articles of association to extend the date by which Kernel must consummate an initial business combination.

“Extension Meeting - Second” means the Kernel extraordinary general meeting of shareholders held on August 3, 2023, at which shareholders voted upon, among other items, a proposal to amend Kernel’s amended and restated memorandum and articles of association to extend the date by which Kernel must consummate an initial business combination.

“Extension Meeting - Third” means the Kernel extraordinary general meeting of shareholders to be held on February 1, 2024, at which shareholders will vote upon, among other items, the Extension Amendment Proposal.

“Extension Redemption” means the redemption of 22,848,122 Class A Ordinary Shares in connection with the Extension Meeting.

“Extension Redemption - Second” means the redemption of 1,310,929 Class A Ordinary Shares in connection with the Extension Meeting - Second.

“Extension Redemption - Third” means the redemption of Class A Ordinary Shares in connection with the Extension Meeting - Third.

“Extraordinary General Meeting” shall mean the Extraordinary General Meeting of the shareholders of Kernel, to be held on [●], 2024 at [●] Eastern Time, which will be a virtual meeting conducted via live webcast.

“First Amendment to the Business Combination Agreement” shall mean that certain First Amendment to the Business Combination Agreement, dated August 29, 2023.

“First Effective Time” shall mean the time when the First Merger is consummated, upon the filing of the Certificate of Merger for the merger of Kernel Merger Sub with and into Kernel with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL.

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“First Merger” shall mean the merger of Kernel Merger Sub with and into Kernel, with Kernel surviving as a wholly owned subsidiary of ParentCo.

“Founder Shares” shall mean the 7,618,750 Kernel Class B Ordinary Shares, par value $0.0001 per share, owned by the Sponsor and Kernel’s directors.

“ Fourth Amendment to the Business Combination Agreement” shall mean that certain Fourth Amendment to the Business Combination Agreement, dated June 24, 2024.

“HSR Act” shall mean the Hart Scott Rodino Antitrust Act.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien (as defined in the Business Combination Agreement) on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“IPO” shall mean Kernel’s Initial Public Offering of Units, consummated on February 5, 2021.

“Kernel” shall mean Kernel Group Holdings, Inc., a Cayman Islands exempted company.

“Kernel Board” shall mean the board of directors of Kernel.

“Kernel Merger Consideration” shall mean the shares of ParentCo Common Stock, into which each share of Kernel common stock issued and outstanding immediately prior to the First Effective Time shall automatically convert.

“Kernel Merger Sub” shall mean Kernel Merger Sub, Inc., a Delaware corporation, and a wholly-owned subsidiary of ParentCo.

“Kernel Ordinary Shares” shall mean the Class A Ordinary Shares and Class B Ordinary Shares, par value $0.0001 per share, of Kernel.

“Kernel Restricted Shareholders” shall mean the holders of the Founder Shares.

“Kernel Support Agreement” shall mean the agreement by and among Kernel, Sponsor and certain shareholders of Kernel to, among other things, vote their shares of Kernel Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby.

“Lock-Up Agreements” shall mean the agreements entered into by Kernel with the Sponsor and agreements entered into by ParentCo with the Sponsor and certain AIRO stockholders in form and substance mutually acceptable to the parties thereto.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Target Companies (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Target Companies (excluding, without duplication, Indebtedness and unpaid Company Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from an AIRO stockholder.

“Original Sponsor” shall mean Kernel Capital Holdings, LLC.

“ParentCo” shall mean AIRO Group, Inc., a Delaware corporation.

“ParentCo Board” shall mean the board of directors of ParentCo.

‘ParentCo Common Stock” shall mean the common stock, par value $0.0001 per share, of the ParentCo.

“ParentCo Representative” shall mean VKSS Capital, LLC.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Private Placement Warrants” shall mean the warrants to purchase Class A Ordinary Shares purchased in a private placement in connection with the IPO, or the ParentCo warrants issued in exchange for Kernel Private Placement Warrants.

“Proposals” shall mean the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal, and the Adjournment Proposal.

“Proposed Kernel Bylaws” means the proposed bylaws of the Kernel to be in effect as of the Closing of the Business Combination, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

“Proposed Kernel Charter” means the proposed certificate of incorporation of the Kernel to be in effect as of the Closing of the Business Combination, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

“Proposed Kernel Governing Documents” means the Proposed Kernel Charter and Proposed Kernel Bylaws.

“Proposed ParentCo Bylaws” means the proposed bylaws of ParentCo to be in effect as of the Closing of the Business Combination, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

“Proposed ParentCo Charter” means the proposed certificate of incorporation of ParentCo to be in effect as of the Closing of the Business Combination, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

“Proposed ParentCo Governing Documents” means the Proposed ParentCo Charter and Proposed ParentCo Bylaws.

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“Pro Rata Share” shall mean (a) with respect to each AIRO stockholder, a fraction expressed as a percentage equal to (i) the portion of the AIRO Merger Consideration payable by ParentCo to such AIRO stockholder in accordance with the terms of the Business Combination Agreement, divided by (ii) the total AIRO Merger Consideration payable by ParentCo to all AIRO stockholders in accordance with the terms of the Business Combination Agreement, and (b) with respect to each Kernel shareholder, a fraction expressed as a percentage equal to (i) the portion of the Kernel Merger Consideration payable by ParentCo to such Kernel shareholder in accordance with the terms of the Business Combination Agreement, divided by (ii) the total Kernel Merger Consideration payable by ParentCo to all Kernel shareholders in accordance with the terms of the Business Combination Agreement.

“Public Shares” shall mean the Class A Ordinary Shares included in the Units sold in the IPO.

“Public Shareholders” shall mean the persons who own the Public Shares.

“Public Warrants” shall mean the warrants underlying the Public Units issued in the IPO, and after the Closing, shall mean the converted Public Warrants, with an exercise price of $11.50 per share of ParentCo Common Stock.

“Record Date” shall mean [●], 2024.

“Redeemable” shall mean, in respect of the Public Warrants, the ability of ParentCo to redeem such Public Warrants after the closing of the proposed Business Combination, provided that certain other conditions as set forth in the Warrant Agreement are met.

“Redemption” shall mean the right of Kernel shareholders to have their Public Shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Reference Time” means the close of business of AIRO on the Closing Date (but without giving effect to the transactions contemplated by the Business Combination Agreement, including any payments by ParentCo hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Registration Rights Agreement” shall mean the Registration Rights Agreement by and among Kernel and significant AIRO stockholders required as a closing condition in the Business Combination Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Effective Time” shall mean the time when the Second Merger is consummated, upon the filing of the Certificate of Merger for the merger of AIRO Merger Sub with and into AIRO with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL.

“Second Merger” shall mean the merger of AIRO Merger Sub with and into AIRO, with AIRO surviving as a wholly owned subsidiary of ParentCo.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Representative” shall mean Dr. Chirinjeev Kathuria.

“Sponsor” shall mean VKSS Capital, LLC, a Delaware limited liability company.

“Target Company” means each of AIRO and its direct and indirect subsidiaries.

“Target Company Transaction Expenses” shall mean $14,000,000.

“Target Net Debt” shall mean $75,000,000.

“Target Net Working Capital Amount” shall mean an amount equal to $(5,500,000).

“Transfer Agent” shall mean Continental.

“Trust Account” shall mean the trust account of Kernel, which holds the net proceeds of the IPO, together with interest earned thereon, less amounts released to pay franchise and income tax obligations.

“Units” shall mean units consisting of a Class A Ordinary Share and a warrant to purchase a Class A Ordinary Share, sold together as a unit in the IPO.

“Warrants” shall mean the Private Placement Warrants, the Public Warrants, the AIRO Warrants, and any other warrants to purchase capital stock of Kernel, ParentCo or AIRO.

“Warrant Agreement” shall mean the warrant agreement by and between Kernel and Continental Stock Transfer & Trust Company, dated February 5, 2021 (and, after the Closing, shall mean the Warrant Agreement as assumed by ParentCo).

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Extraordinary General Meeting of Kernel shareholders. The following questions and answers do not include all the information that is important to shareholders of Kernel. We urge the shareholders of Kernel to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein. Capitalized terms not otherwise defined in these questions and answers shall have the meanings ascribed to them in the Business Combination Agreement, which is attached to the Proxy Statement as Annex A.

Why am I receiving this proxy statement/prospectus?

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Below are proposals on which Kernel shareholders are being asked to vote.

(1)	to adopt and approve the Business Combination Proposal;

(2)	to adopt and approve the Domestication Proposal;

(3)	to adopt and approve the ParentCo Charter Amendment Proposal;

(4)	to consider and vote upon the Nasdaq Proposal;

(5)	to approve and adopt the Incentive Plan Proposal;

(6)	to approve and adopt the Employee Stock Purchase Plan Proposal;

(7)	to consider and vote on the Election of Directors Proposal;

(8)	to consider and vote on the NTA Proposal; and

(9)	to adopt and approve the Adjournment Proposal.

Are the Proposals conditioned on one another?

Unless the Business Combination Proposal is approved, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal will not be presented to the shareholders of Kernel at the Extraordinary General Meeting. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If Kernel does not consummate the Business Combination and fails to complete an initial business combination by August 5, 2024, Kernel will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Shareholders. The approval of the Business Combination, the Domestication Proposal, the Nasdaq Proposal, the ParentCo Charter Amendment Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal are preconditions to the consummation of the Business Combination.

What will happen in the Business Combination?

At the Closing, Kernel Merger Sub shall be merged with and into Kernel (the “First Merger”), following which the separate corporate existence of Kernel Merger Sub shall cease and Kernel shall continue as the surviving corporation and a wholly owned subsidiary of ParentCo. Immediately thereafter, AIRO Merger Sub shall be merged with and into AIRO (the “Second Merger”, following which the separate corporate existence of AIRO Merger Sub shall cease and AIRO shall continue as the surviving corporation and a wholly owned subsidiary of ParentCo. In connection with the Business Combination, the cash held in the Trust Account will be used to fund redemptions by Kernel shareholders, and for working capital and general corporate purposes. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

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What equity stake will current shareholders of Kernel and AIRO hold in ParentCo after the Closing?

It is anticipated that, upon the completion of the Business Combination, Kernel’s Public Shareholders will retain an ownership interest of approximately 0.6% of the outstanding capital stock of ParentCo, the Sponsor will retain an aggregate ownership interest of approximately 8.4% of the outstanding capital stock of ParentCo and the AIRO stockholders will own approximately 85.9% of the outstanding capital stock of ParentCo, in each case, assuming that none of Kernel’s outstanding Public Shares are redeemed in connection with the Business Combination, or approximately nil, 86.4%, and 8.4%, respectively, assuming that all of Kernel’s outstanding Public Shares are redeemed in connection with the Business Combination. The foregoing ownership percentages with respect to ParentCo following the Business Combination excludes any outstanding Warrants and assumes that there are no redemptions of any shares by Kernel’s Public Shareholders in connection with the Business Combination and Kernel does not engage in any kind of additional equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Kernel’s existing shareholders in ParentCo will be different.

If any of Kernel’s Public Shareholders exercise their redemption rights, the percentage of ParentCo’s outstanding common stock held by ParentCo’s Public Shareholders will decrease and the percentages of ParentCo’s outstanding common stock held by the Sponsor and by the AIRO stockholders will increase, in each case, relative to the percentage held if none of the Public Shares are redeemed.

If any of Kernel’s Public Shareholders as of the Record Date redeem their Public Shares at Closing in accordance with the Existing Kernel Governing Documents but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant of $0.13 as of June 25, 2024, would be approximately $2.0 million, regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of ParentCo common stock in connection with the Business Combination, the percentage ownership of ParentCo by Kernel’s Public Shareholders who do not redeem their Public Shares will be diluted. Kernel Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Kernel Public Shareholders. The percentage of the total number of outstanding shares of ParentCo common stock that will be owned by Kernel Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The table below shows the issued and outstanding shares under each of the Scenarios set forth above following the closing of the Business Combination based on the varying levels of redemptions by the Public Shareholders on a fully diluted basis, as well as potential sources of dilution. As further described herein under “Notes to Unaudited Pro Forma Combined Financial Information - Adjustments to Unaudited Pro Forma Combined Balance Sheet”, the Business Combination will not close under any scenario unless AIRO waives the Unencumbered Cash closing condition and the NTA Proposal is approved.

● Scenario 1: Assuming No Redemptions: This presentation assumes that no Kernel Public Shareholders exercise redemption rights with respect to their Public Shares of 509,341 which were outstanding as of the date of this filing. Public Shares are based on a total of 30,475,000 redeemable Public Shares pursuant to the Kernel Charter less the 22,848,122 Public Shares redeemed in February 2023, 1,310,929 Public Shares redeemed in August 2023 and 5,806,608 Public Shares redeemed in February 2024.

● Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of Kernel Public Shareholders holding 254,670 Public Shares will exercise their redemption rights for approximately $2.8 million of funds in Kernel’s Trust Account.

● Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of Kernel public shareholders holding 509,341 Public Shares will exercise their redemption rights for approximately $5.5 million of funds in Kernel’s Trust Account.

	Scenarios
	1		2		3
Issued and Outstanding Share Basis	No Redemption	% Owned	50% Redemption	% Owned	Maximum Redemption	% Owned
Kernel Public Shares	509,341	0.6%	254,671	0.3%	-	-%
Kernel Founder Shares	7,618,750	8.4%	7,618,750	8.5%	7,618,750	8.5%
AIRO shareholders (1)	77,000,000	85.9%	77,000,000	86.1%	77,000,000	86.4%
Extension Shares (2)	4,450,000	5.0%	4,450,000	5.0%	4,450,000	5.0%
Meteora Termination Shares (3)	50,000	0.1%	50,000	0.1%	50,000	0.1%
Pro Forma common stock at March 31, 2024	89,628,091	100.0%	89,373,421	100.0%	89,118,750	100.0%

Potential sources of dilution:
Public Warrants (4)	15,237,500	17.0%	15,237,500	17.0%	15,237,500	17.1%
Private Warrants (5)	8,750,000	9.8%	8,750,000	9.8%	8,750,000	9.8%
First Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
Second Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
Third Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
AIRO Warrants (7)	266,230	0.3%	266,230	0.3%	266,230	0.3%
AIRO Options (8)	1,435,615	1.6%	1,435,615	1.6%	1,435,615	1.6%

(1)	Does not reflect closing adjustments to the merger consideration required by the terms of the Business Combination Agreement, including net working capital adjustments, closing net debt adjustment and transaction expenses in excess of $14,000,000, that are not expected to be significant.

(2)	Assumes the issuance of Class A common stock under the terms of the Extension Agreement. The agreement calls for an issuance of up to 4,450,000 shares for the payment of extension payments including an estimated $1.75 million in working capital amounts.

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(3)	Assumes the issuance of 50,000 shares of ParentCo common stock to an entity designated by Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP (collectively, “Meteora”) upon closing of the Business Combination in consideration for termination of the Forward Purchase Agreement.

(4)	Assumes exercise of 15,237,500 Public Warrants (at a purchase price of $11.50 per Public Warrant) resulting in a cash inflow of $175,231,250 for ParentCo and 15,237,500 shares of ParentCo common stock issued to holders of Public Warrants.

(5)	Assumes exercise of 8,750,000 Private Placement Warrants (at $11.50 per Private Placement Warrant) resulting in a cash inflow of $100,625,000 for ParentCo and 8,750,000 shares of ParentCo common stock issued to holders of Private Placement Warrants.

(6)	Assumes the earnout measurements will be met per the Business Combination Agreement:

(i) In the event ParentCo’s revenue for the fiscal year that includes the Closing Date is greater than or equal to $50,000,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(ii) In the event ParentCo’s revenue for the first full fiscal year following the Closing Date is greater than or equal to $62,500,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(iii) In the event ParentCo’s revenue for the second full fiscal year following the Closing Date is greater than or equal to $78,100,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(7)

Assumes exercise of 266,230 AIRO Warrants (at $4.17 per AIRO Warrant) resulting in a cash inflow of $1,110,179 for ParentCo and 266,230 shares of ParentCo common stock issued to holders of AIRO Warrants.

(8)	Assumes exercise of 1,435,615 AIRO Options (at $2.13 per AIRO Option) resulting in a cash inflow of $3,057,860 for ParentCo and 1,435,615 shares of ParentCo common stock issued to holders of AIRO Options.

See the section entitled “Unaudited Pro Forma Combined Financial Information” for further information.

How much consideration will AIRO stockholders receive in connection with the Business Combination?

As consideration for the Second Merger, the AIRO stockholders collectively shall be entitled to receive from ParentCo, in the aggregate, a number of shares of ParentCo common stock with an aggregate value equal to (a) $770,000,000 minus (b) the amount, if any, by which the net working capital is less than negative $5,500,000 by more than $500,000, plus (c) the amount, if any, by which the net working capital is greater than negative $5,500,000 by more than $500,000 (but not less than zero), minus (d) the amount, if any, by which the closing net debt exceeds the target net debt of $75,000,000 by more than $500,000 (but not less than zero), plus (e) the amount, if any, by which the target net debt of $75,000,000 is less than closing net debt, minus (f) the amount, if any, by which the company transaction expenses exceed the target company transaction expenses of $14,000,000 (such resulting amount, the “AIRO Merger Consideration”).

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In addition, AIRO stockholders shall also be entitled to receive from ParentCo up to 33,000,000 additional shares of ParentCo common stock based on ParentCo’s achievement of certain revenue thresholds, as follows:

(a) if ParentCo’s revenue for the fiscal year that includes the Closing Date is greater than or equal to $50,000,000, then ParentCo shall issue to each of the AIRO stockholders such stockholder’s pro rata share of 11,000,000 Earnout Shares;

(b) if ParentCo’s revenue for the first full fiscal year following the Closing Date is greater than or equal to $62,500,000, then ParentCo shall issue to each of the AIRO stockholders such stockholder’s pro rata share of 11,000,000 Earnout Shares; and

(c) if ParentCo’s revenue for the second full fiscal year following the Closing Date is greater than or equal to $78,100,000, then ParentCo shall issue to each of the AIRO stockholders such stockholder’s pro rata share of 11,000,000 Earnout Shares.

What conditions must be satisfied to complete the Business Combination?

Unless waived by the applicable party or parties to the Business Combination Agreement, and subject to applicable law, the completion of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement, including, among others, with respect to the obligations of all of the parties to the Business Combination Agreement:

●	the approval by the stockholders of each of AIRO and Kernel;

●	approvals of any required governmental authorities;

●	receipt of specified third-party consents;

●	no law or order preventing the transactions;

●	no material uncured breach by the other party;

●	after giving effect to the redemption, Kernel shall have at least $5,000,001 of net tangible assets as required by the Existing Kernel Governing Documents (this condition is not waivable);

●	the members of the Post-Closing Board (as defined below) shall have been elected or appointed as of the Closing;

●	the registration statement required by the Business Combination Agreement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the registration statement; and

●	the shares of ParentCo common stock issued as Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance (this condition is not waivable).

In addition, unless waived by AIRO, the obligations of AIRO to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of Kernel being true and correct as of the date of the Business Combination Agreement and as of the Closing, except for those representations and warranties addressing matters only as of a particular date, and any failures to be true and correct that have not and would not reasonably be expected to have a Material Adverse Effect with respect to Kernel; (b) Kernel, ParentCo, Kernel Merger Sub, and AIRO Merger Sub having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (c) absence of any Material Adverse Effect with respect to Kernel since the date of the Business Combination Agreement which is continuing and uncured; and (d) at the Closing, Kernel having $50,000,000 in Unencumbered Cash, including funds remaining in the trust account (after giving effect to the completion and payment of any redemptions and any Transaction Expenses) and the proceeds of the PIPE/Convertible Note Investment, fifty percent (50%) of any net cash proceeds of any capital investment raise and/or convertible debt raise conducted by the Company during the period beginning on the date of the Business Combination Agreement and ending on the Closing Date, and any net cash proceeds of any executed agreements regarding a capital investment raise and/or convertible debt raise conducted by Kernel or ParentCo in which such cash proceeds are required to be paid to ParentCo during the thirty (30) day period beginning on the Closing Date.

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Unless waived by Kernel, the obligations of Kernel, ParentCo, Kernel Merger Sub and AIRO Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (a) the representations and warranties of AIRO being true and correct as of the date of the Business Combination Agreement and as of the Closing, except for those representations and warranties addressing matters only as of a particular date, and any failures to be true and correct that have not and would not reasonably be expected to have a Material Adverse Effect with respect to AIRO; (b) AIRO having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; and (c) absence of any Material Adverse Effect with respect to AIRO as a whole since the date of the Business Combination Agreement which is continuing and uncured; (d) delivery of AIRO’s 2022 Audited Financials within 60 days of the Business Combination Agreement’s signing; (e) the completion of Kernel’s legal due diligence of AIRO and its subsidiaries to Kernel’s reasonable satisfaction; (f) the delivery of the Replacement Warrants and Replacement Options; and (g) the aggregate amount of all Indebtedness of the Target Companies due earlier than 180 days after the Closing (net of Company cash at Closing) is less than Fifty Million U.S. Dollars ($50,000,000).

For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Conditions to the Closing.”

Why is Kernel providing shareholders with the opportunity to vote on the Business Combination?

Under the Existing Kernel Governing Documents, Kernel must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Kernel’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Kernel has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Kernel is seeking to obtain the approval of its shareholders of the Business Combination in order to allow its Public Shareholders to effectuate redemptions of their Public Shares in connection with the Closing of the Business Combination.

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How many votes do I have at the Extraordinary General Meeting?

Kernel shareholders are entitled to one vote at the Extraordinary General Meeting for each Kernel Ordinary Share held of record as of [●], 2024, the record date for the Extraordinary General Meeting (the “Record Date”). As of the close of business on the Record Date, there were [●] outstanding Kernel Ordinary Shares.

What vote is required to approve the Proposals presented at the Extraordinary General Meeting?

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding Kernel Ordinary Shares as of the Record Date that are present and vote at the Extraordinary General Meeting.

(ii)	Domestication Proposal: The approval of the Domestication Proposal requires the affirmative vote of at least a two-thirds (2/3) majority of the issued and outstanding Kernel Ordinary Shares as of the Record Date that are present and vote at the Extraordinary General Meeting.

(iii)	ParentCo Charter Amendment Proposal: The approval of the ParentCo Charter Amendment Proposal requires the affirmative vote of at least a two-thirds (2/3) majority of the issued and outstanding Kernel Ordinary Shares as of the Record Date that are present and vote at the Extraordinary General Meeting.

(iv)	Nasdaq Proposal: The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the issued and outstanding Kernel Ordinary Shares as of the Record Date that are present and vote at the Extraordinary General Meeting.

(v)	Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the issued and outstanding Kernel Ordinary Shares as of the Record Date that are present and vote at the Extraordinary General Meeting.

(vi)	Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the issued and outstanding Kernel Ordinary Shares as of the Record Date. that are present and vote at the Extraordinary General Meeting

(vii)	Election of Directors Proposal: The approval of the Election of Directors Proposal requires the affirmative vote of a majority of the issued and outstanding Class B Ordinary Shares as of the Record Date that are present and vote at the Extraordinary General Meeting.

(viii)	NTA Proposal: The approval of the NTA Proposal requires the affirmative vote of at least a two-thirds (2/3) majority of the issued and outstanding Kernel Ordinary Shares as of the Record Date that are present and vote at the Extraordinary General Meeting.

(ix)	Adjournment Proposal: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding Kernel Ordinary Shares as of the Record Date that are present and vote at the Extraordinary General Meeting.

As of the record date, Kernel had [●] Ordinary Shares issued and outstanding. Kernel shareholders are entitled to one vote at the Extraordinary General Meeting for each Ordinary Share held of record as of the record date. [●] Ordinary Shares are subject to the Kernel Support Agreement, pursuant to which the Sponsor have agreed to vote all of their shares in favor of the Business Combination.

Assuming all holders that are entitled to vote on such matter vote all of their Ordinary Shares in person or by proxy, no Public Shares will need to be voted in favor of each of the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, the NTA Proposal, or the Adjournment Proposal in order to approve each of the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, the NTA Proposal, and the Adjournment Proposal.

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Holders of Kernel Class B Ordinary Shares will have the right to elect all of Kernel’s directors prior to the closing of the Business Combination and holders of Kernel Class A Ordinary Shares will not have the right to vote on the election of directors during such time. A majority of the Kernel Class B Ordinary Shares will need to vote in favor of the Election of Directors Proposal.

If the Business Combination is not approved, the Domestication Proposal, the ParentCo Charter Amendment Proposal, Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Election of Directors Proposal will not be presented to Kernel’s shareholders for a vote. The approval of the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal are preconditions to the consummation of the Business Combination.

May Kernel, the Sponsor or Kernel’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

In connection with the shareholder vote to approve Proposals, including the Business Combination Proposal, Kernel and its affiliates may purchase shares prior to the Closing from shareholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Kernel’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Kernel Ordinary Shares who have already elected to exercise their redemption rights, in which event such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Kernel Ordinary Shares owned by the Sponsor and/or Kernel’s directors, officers, advisors, or their affiliates.

None of Kernel, the Sponsor or Kernel’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Kernel Ordinary Shares purchased by the Sponsor or Kernel’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such Kernel Ordinary Shares do have redemption rights, then such rights will be waived by each of the Sponsor, or Kernel’s directors, officers or advisors, or their respective affiliates. The Sponsor and each of Kernel’s directors, officers or advisors, or their respective affiliates received no additional consideration in exchange for the agreement to waive their redemption rights. The purpose of these purchases could be to increase the amount of cash available to Kernel for use in the Business Combination to satisfy the closing condition that requires Kernel to have a minimum amount of cash upon the consummation of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of these purchases would be to increase the amount of cash available to Kernel for use in the Business Combination.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by the persons described above have been entered into with any such investor or holder. In the event of any such newly purchased shares (i) the Sponsor or its affiliates will purchase the Kernel Public Shares at a price no higher than the price offered through the redemption process; (ii) any such purchases by Sponsor or its affiliates will not be voted in favor of approving the Business Combination; and (iii) the Sponsor and its affiliates have waived their redemption rights to such shares. Prior to the special meeting to approve the Business Combination, Kernel will disclose in a Form 8-K (i) the amount of Public Shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price; (ii) the purpose of the purchases by the Sponsor or its affiliates; (iii) the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination transaction will be approved; (iv) the identities of shareholders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of shareholders (e.g., 5% security holders) who sold to the Sponsor or its affiliates; and (v) the number of Public Shares for which Kernel has received redemption requests pursuant to its redemption offer.

Unlike our Sponsor’s and Kernel Initial Shareholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities”, to the extent those shares were acquired by an affiliate of Kernel, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers of such newly purchased shares to hold them for at least one year (from the date ParentCo files certain information on Form 8-K following the Closing in accordance with rules applicable to special purpose acquisition companies), assuming they are not registered on a registration statement following the Closing and ParentCo has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

Entering into any such incentive arrangements may have an effect lowering the price of Kernel Ordinary Shares or possibly reducing the public float of ParentCo Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting. In addition, if such purchases are made, the public float of Kernel Ordinary Shares and the number of its beneficial holders may be reduced, possibly making it difficult to maintain the quotation, listing or trading of ParentCo Ordinary Shares on a national securities exchange.

What constitutes a quorum at the Extraordinary General Meeting?

Holders of a majority of Kernel Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the directors may determine. As of the Record Date, [●] Kernel Ordinary Shares would be required to achieve a quorum.

How will Kernel’s Sponsor, directors and officers vote?

The Sponsor has agreed to vote its Founder Shares (as well as any Public Shares purchased during or after the IPO) in favor of the Business Combination. Accordingly, if Kernel seeks shareholder approval of the Business Combination, it is more likely that the necessary shareholder approval will be received than would be the case if the Sponsor agreed to vote their Founder Shares in accordance with the majority of the votes cast by Kernel’s Public Shareholders.

What interests do Kernel’s current officers and directors have in the Business Combination?

The Sponsor (including certain equity holders of the Sponsor), and certain of Kernel’s directors and executive officers (including Suren Ajjarapu who is Kernel’s chief executive officer and the Sponsor’s controlling equity holder) may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

●	unless Kernel consummates a business combination, Kernel’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

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●	as a condition to the IPO, all of the Founder Shares are subject to a lock-up and would be released only if specified conditions were met. In particular, subject to certain limited exceptions, all Founder Shares would be subject to a lock up until the earlier of (A) one year after the completion of Kernel’s Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Kernel completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Kernel’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property;

●	the Private Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

●	the Sponsor has agreed that the Private Placement Warrants and the underlying securities will not be sold or transferred by it until after Kernel has completed a business combination, subject to limited exceptions;

●	the Sponsor is currently the owner of 7,493,750 Kernel Class B Ordinary Shares and 8,750,000 Kernel Private Placement Warrants, each of which is exercisable to purchase one Kernel Class A Ordinary Share, which it purchased from the Original Sponsor on December 28, 2022. If an initial business combination, such as the Business Combination, is not completed by August 5, 2024, Kernel will be required to dissolve and liquidate. In such event, the Kernel Class B Ordinary Shares currently held by the Sponsor, which were acquired from the Original Sponsor will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the fact that the Sponsor has agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed business combination;

●	the anticipated continuation of two of our existing directors, Surendra Ajjarapu and Donald Fell, as directors of ParentCo;

●	the continued indemnification of our existing directors and officers prior to the Business Combination and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

●	that pursuant to the IPO Registration Rights Agreement, the Kernel Restricted Shareholders are entitled to registration of the shares of ParentCo Common Stock into which the Founder Shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that our Sponsor is entitled to receive reimbursement of $10,000 per month under an administrative support agreement for office space, secretarial and administrative support provided to Kernel, for which, as of the date hereof, our Sponsor has already been paid $0;

●	if Kernel does not complete a business combination by August 5, 2024 (the “Termination Date”) (by electing to extend the date to consummate a business combination on a monthly basis for up to six additional times by an additional one month, until August 5, 2024), the proceeds from the sale of the Private Placement Warrants will be included in the liquidating distributions to Kernel’s Public Shareholders and the Private Placement Warrants will expire worthless; and

●	if the Trust Account is liquidated, including in the event Kernel is unable to complete a business combination within the required time period, the Sponsor has agreed to indemnify Kernel to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which Kernel has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Kernel, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Kernel’s Board considered these interests when reviewing the proposed terms of the Business Combination and how they might impact the identification of and negotiations with AIRO and how they might impact the ParentCo if the Business Combination were to be completed. In reviewing these interests, and others deemed relevant by the Kernel Board, the Board concluded that, on the whole, these interests provided an alignment between the interests of Kernel’s officers and directors, on the one hand, and those of Kernel’s shareholders, on the other hand. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

These interests may influence Kernel’s directors and executive officers in making their recommendation that you vote in favor of the approval of the Business Combination.

What happens if I sell my Class A Ordinary Shares before the Extraordinary General Meeting?

The Record Date is earlier than the date of the Extraordinary General Meeting. If you transfer your Class A Ordinary Shares after the Record Date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Class A Ordinary Shares prior to the Record Date, you will have no right to vote those shares at the Extraordinary General Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

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What happens if I vote against the Business Combination Proposal?

Pursuant to the Existing Kernel Governing Documents, if the Business Combination Proposal is not approved and Kernel does not otherwise consummate an alternative business combination by August 5, 2024, Kernel will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Shareholders.

Do I have redemption rights?

Pursuant to the Existing Kernel Governing Documents holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Kernel Governing Documents. For illustrative purposes, based on approximately $5.5 million of funds in the Trust Account and 509,341 shares subject to possible redemption, in each case, following the Extension Redemption, this would have amounted to approximately $10.80 per issued and outstanding Public Share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Kernel Ordinary Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Kernel’s Transfer Agent prior to the Extraordinary General Meeting. See the section entitled “Extraordinary General Meeting of Kernel Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Kernel Ordinary Shares without the consent of Kernel. Accordingly, all Public Shares in excess of 15% held by a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of Kernel.

Will how I vote affect my ability to exercise redemption rights?

No. You may exercise your redemption rights whether you vote your shares of Kernel Ordinary Shares “FOR” or “AGAINST” the Business Combination Proposal or abstain from a vote on the Business Combination Proposal or any other Proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Why is Kernel Proposing the NTA Proposal?

The adoption of the proposed amendments to remove the net asset test limitation from Kernel’s Amended and Restated Memorandum and Articles of Association is being proposed in the NTA Proposal in order to facilitate the consummation of the Business Combination, by removing the limitation on its ability to consummate an initial business combination if Kernel would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The purpose of the net asset test limitation was initially to ensure that Kernel’s Ordinary Shares are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Kernel Ordinary Shares and ParentCo Ordinary Shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Kernel is presenting the NTA Proposal so that the parties may consummate the Business Combination even if Kernel does not have at least $5,000,001 in net tangible assets prior to or upon consummation of the Business Combination.

If Kernel redeems its Public Shares in an amount in excess of the current redemption limitation and its securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist Kernel’s securities from trading on its exchange. If Nasdaq delists any of Kernel’s securities from trading on its exchange and it is not able to list such securities on another approved national securities exchange, Kernel expects that such securities could be quoted on an over-the-counter market. If this were to occur, Kernel or ParentCo could face significant material adverse consequences, including: (i) a limited availability of market quotations for Kernel’s securities, (ii) reduced liquidity for Kernel’s securities, (iii) a determination that Kernel’s Public Shares are “penny stocks” which will require brokers trading in Kernel’s Public Shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for Kernel’s securities, (iv) a decreased ability to issue additional securities or obtain additional financing in the future, and (v) a less attractive acquisition vehicle to a target business in connection with an initial business combination. The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Kernel’s public shares, units and warrants qualify as covered securities under such statute. If Kernel were no longer listed on Nasdaq, its securities would not qualify as covered securities under such statute and it would be subject to regulation in each state in which it offers its securities.

How do I exercise my redemption rights?

In connection with the Business Combination, holders of Public Shares may seek to redeem their Public Shares regardless of whether such Public Shareholder votes “FOR” or “AGAINST” the Business Combination Proposal.

To exercise your redemption rights, you must demand that Kernel redeem your Public Shares. In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental, at Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, New York 10004-1561, Attn: SPAC Administration Team, at least two (2) business days prior to the Extraordinary General Meeting or deliver your shares to Continental electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares.

Certificates that have not been tendered in accordance with these procedures at least two (2) business days prior to the Extraordinary General Meeting will not be redeemed for cash. In the event that a Public Shareholder tenders its shares and decides that it does not want to redeem its Public Shares, such shareholder may withdraw the tender. If you delivered your Public Shares for redemption to Continental and decide prior to the Extraordinary General Meeting not to redeem your Public Shares, you may request that Continental return the shares (physically or electronically). You may make such request by contacting Continental at the address listed below:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004-1561

Attn: SPAC Administration Team

Email: SPACredemptions@continentalstock.com

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Kernel Ordinary Shares without the consent of Kernel. Accordingly, all Public Shares in excess of 15% held by a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of Kernel.

Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Kernel’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Kernel does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

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Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Kernel’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Kernel’s Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that Kernel’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting Kernel’s Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.

What are the federal income tax consequences of exercising my redemption rights?

Kernel shareholders who exercise their redemption rights to receive cash in exchange for their Ordinary Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming shareholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable federal income tax law) in the redeeming shareholder’s percentage ownership in us (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent not in excess of our current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming shareholder’s basis in his or her redeemed Ordinary Shares, and any remaining amount will be treated as gain realized on the sale or other disposition of our Ordinary Shares. These tax consequences are described in more detail in the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Certain Material U.S. Federal Income Tax Considerations of the Redemption.” The discussion in the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Certain Material U.S. Federal Income Tax Considerations of the Redemption,” insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, reflects the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Kernel, as to the material U.S. federal income tax consequences of the Business Combination. We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

If I am a holder of Warrants, can I exercise redemption rights with respect to my Warrants?

No. The holders of Warrants have no redemption rights with respect to such Warrants.

If I am a Unit holder, can I exercise redemption rights with respect to my Units?

No. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental, with written instructions to separate such Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (“DWAC”) system, a withdrawal of the relevant Units and a deposit of an equal number of Public Shares, and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Do I have appraisal rights if I object to the proposed Business Combination?

No. There are no appraisal rights available to holders of Kernel Ordinary Shares in connection with the Business Combination.

What happens to the funds held in the Trust Account upon consummation of the Business Combination?

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

●	Kernel shareholders who properly exercise their redemption rights;

●	certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Kernel or AIRO in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;

●	any loans owed by Kernel to its Sponsor for any Kernel transaction expenses, extension costs or other administrative expenses incurred by Kernel; and

●	for general corporate purposes including, but not limited to, working capital for operations.

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What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

The Public Shareholders are not required to vote “FOR” the Business Combination or vote at all in order to exercise their redemption rights and Public Shareholders who vote in favor of the Business Combination my also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

On February 3, 2023, Kernel held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal (the “Extension Amendment Proposal”) to amend Kernel’s governing documents (the “Charter Amendment”) to extend the date by which Kernel must consummate an initial business combination from February 5, 2023 by up to six (6) one-month Extensions (defined below) to August 5, 2023 (the “Extension Meeting”). At the Extension Meeting, Kernel’s shareholders also approved a proposal to amend the Trust Agreement, as defined below (the “Trust Amendment Proposal”) to conform the procedures in the Trust Agreement by which the Company may extend the date on which the Trust Account must be liquidated if the Company has not completed its initial Business Combination to the procedures in the Charter Amendment.

In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Extension Meeting, a total of 200 Kernel shareholders elected to redeem an aggregate of 22,848,122 Public Shares. Following the payment of redemptions, Kernel had approximately $77.6 million left in its Trust Account.

On August 3, 2023, Kernel held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal (the “Second Extension Amendment Proposal”) to amend Kernel’s governing documents (the “Second Charter Amendment”) to extend the date by which Kernel must consummate an initial business combination from August 5, 2023 by up to six (6) one-month Extensions to February 5, 2024 (the “Extension Meeting - Second”). At the Extension Meeting - Second, Kernel’s shareholders also approved a proposal to amend the Trust Agreement, as defined below (the “Second Trust Amendment Proposal”) to conform the procedures in the Trust Agreement by which the Company may extend the date on which the Trust Account must be liquidated if the Company has not completed its initial Business Combination to the procedures in the Second Charter Amendment.

In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Extension Meeting - Second, holders of 1,310,929 of the Company’s Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.44 per share, for an aggregate of approximately $13.7 million. Following the payment of the redemptions, the Trust Account had a balance of approximately $65.9 million.

On February 1, 2024, Kernel held an extraordinary general meeting of its shareholders (the “Extension Meeting - Third”). At the Extension Meeting - Third, the Company’s shareholders entitled to vote at the meeting cast their votes and approved a proposal (the “Third Extension Amendment Proposal”) to amend the Kernel’s Amended and Restated Memorandum and Articles of Association (the “Third Charter Amendment”) to extend the date (the “Termination Date”) by which Kernel must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Kernel and one or more businesses (a “business combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of Kernel’s Class A Ordinary Shares included as part of the Units sold in Kernel’s IPO. The Third Charter Amendment allows Kernel to extend the Termination Date by up to six (6) one-month extensions to August 5, 2024 (each of which we refer to as an “Extension”, and such later date, the “Extended Deadline”), unless the closing of Kernel’s initial business combination shall have occurred. At the Extension Meeting - Third, Kernel’s shareholders also approved a proposal to amend the Trust Agreement, as defined below (the “Third Trust Amendment Proposal”) to conform the procedures in the Trust Agreement by which the Company may extend the date on which the Trust Account must be liquidated if the Company has not completed its initial Business Combination to the procedures in the Third Charter Amendment.

In connection with the approval of the Third Extension Amendment Proposal and the Third Trust Amendment Proposal at the Extension Meeting - Third, holders of 5,806,608 of the Kernel’s Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.80 per share, for an aggregate of approximately $62.7 million. Following the payment of the redemptions, the Trust Account will have a balance of approximately $5.5 million.

The table below presents the trust value per share to a Public Shareholder that elects not to redeem across a range of redemptions scenarios. For purposes of calculating the redemption scenarios, the trust value date as of December 31, 2023 is used because such date is the date the redemption requests in connection with the Extension Meeting - Second were effectuated.

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● Scenario 1: Assuming No Redemptions: This presentation assumes that no Kernel Public Shareholders exercise redemption rights with respect to their Public Shares of 509,341 which were outstanding as of the date of this filing. Public Shares are based on a total of 30,475,000 redeemable Public Shares pursuant to the Kernel Charter less the 22,848,122 Public Shares redeemed in February 2023, 1,310,929 Public Shares redeemed in August 2023 and 5,806,608 Public Shares redeemed in February 2024.

● Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of Kernel Public Shareholders holding 254,670 Public Shares will exercise their redemption rights for approximately $2.8 million of funds in Kernel’s Trust Account.

● Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of Kernel public shareholders holding 509,341 Public Shares will exercise their redemption rights for approximately $5.5 million of funds in Kernel’s Trust Account.

	Scenarios
	1		2		3
Issued and Outstanding Share Basis	No Redemption	% Owned	50% Redemption	% Owned	Maximum Redemption	% Owned
Kernel Public Shares	509,341	0.6%	254,671	0.3%	-	-%
Kernel Founder Shares	7,618,750	8.4%	7,618,750	8.5%	7,618,750	8.5%
AIRO shareholders (1)	77,000,000	85.9%	77,000,000	86.1%	77,000,000	86.4%
Extension Shares (2)	4,450,000	5.0%	4,450,000	5.0%	4,450,000	5.0%
Meteora Termination Shares (3)	50,000	0.1%	50,000	0.1%	50,000	0.1%
Pro Forma common stock at March 31, 2024	89,628,091	100.0%	89,373,421	100.0%	89,118,750	100.0%

Potential sources of dilution:
Public Warrants (4)	15,237,500	17.0%	15,237,500	17.0%	15,237,500	17.1%
Private Warrants (5)	8,750,000	9.8%	8,750,000	9.8%	8,750,000	9.8%
First Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
Second Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
Third Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
AIRO Warrants (7)	266,230	0.3%	266,230	0.3%	266,230	0.3%
AIRO Options (8)	1,435,615	1.6%	1,435,615	1.6%	1,435,615	1.6%

(1)	Does not reflect closing adjustments to the merger consideration required by the terms of the Business Combination Agreement, including net working capital adjustments, closing net debt adjustment and transaction expenses in excess of $14,000,000, that are not expected to be significant.

(2)	Assumes the issuance of Class A common stock under the terms of the Extension Agreement. The agreement calls for an issuance of up to 4,450,000 shares for the payment of extension payments including an estimated $1.75 million in working capital amounts.

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(3)	Assumes the issuance of 50,000 shares of ParentCo common stock to an entity designated by Meteora upon closing of the Business Combination in consideration for termination of the Forward Purchase Agreement.

(4)	Assumes exercise of 15,237,500 Public Warrants (at a purchase price of $11.50 per Public Warrant) resulting in a cash inflow of $175,231,250 for ParentCo and 15,237,500 shares of ParentCo common stock issued to holders of Public Warrants.

(5)	Assumes exercise of 8,750,000 Private Placement Warrants (at $11.50 per Private Placement Warrant) resulting in a cash inflow of $100,625,000 for ParentCo and 8,750,000 shares of ParentCo common stock issued to holders of Private Placement Warrants.

(6)	Assumes the earnout measurements will be met per the Business Combination Agreement:

(i) In the event ParentCo’s revenue for the fiscal year that includes the Closing Date is greater than or equal to $50,000,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(ii) In the event ParentCo’s revenue for the first full fiscal year following the Closing Date is greater than or equal to $62,500,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(iii) In the event ParentCo’s revenue for the second full fiscal year following the Closing Date is greater than or equal to $78,100,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(7)

Assumes exercise of 266,230 AIRO Warrants (at $4.17 per AIRO Warrant) resulting in a cash inflow of $1,110,179 for ParentCo and 266,230 shares of ParentCo common stock issued to holders of AIRO Warrants.

(8)	Assumes exercise of 1,435,615 AIRO Options (at $2.13 per AIRO Option) resulting in a cash inflow of $3,057,860 for ParentCo and 1,435,615 shares of ParentCo common stock issued to holders of AIRO Options.

The following table illustrates the potential impact of redemptions on the per share value of the shares owned by non-redeeming shareholders at the following redemption levels:

	Redemption Level
	None	50%	Maximum - 100%
Implied Value Per Kernel Class A Ordinary Share	$8.59	$8.62	$8.64

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What happens if the Business Combination is not consummated?

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal — Conditions to the Closing” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Kernel is unable to complete the Business Combination or another initial business combination transaction by August 5, 2024, the Existing Kernel Governing Documents provide that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay franchise and income taxes payable, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the Public Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of Kernel’s remaining shareholders and the Kernel Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and other requirements of applicable law.

Kernel expects that the amount of any distribution its Public Shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Kernel’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Kernel’s outstanding Public Warrants. Accordingly, the Public Warrants will expire worthless.

When is the Business Combination expected to be completed?

The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal —Conditions to the Closing” or (b) such other date as agreed to by the parties to the Business Combination Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Business Combination Agreement may be terminated by either Kernel or AIRO if the Closing has not occurred by August 5, 2024, subject to certain exceptions. For a description of the conditions to the completion of the Business Combination, see the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal – Conditions to the Closing.”

What do I need to do now?

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

How do I vote?

If you were a holder of record of Kernel Ordinary Shares on [●], 2024, the Record Date, you may vote with respect to the Proposals virtually at the Extraordinary General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the Extraordinary General Meeting and vote, obtain a proxy from your broker, bank or nominee.

What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

At the Extraordinary General Meeting, Kernel will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Domestication Proposal and the ParentCo Charter Amendment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

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What will happen if I sign and return my proxy card without indicating how I wish to vote?

Signed and dated proxies received by Kernel without an indication of how the shareholder intends to vote on a Proposal will be voted “FOR” each Proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Extraordinary General Meeting. If you fail to indicate how you vote, you will not be able to exercise your redemption rights.

If I am not going to attend the Extraordinary General Meeting, should I return my proxy card instead?

Yes. Whether you plan to attend the Extraordinary General Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Kernel believes the Proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

May I change my vote after I have mailed my signed proxy card?

Yes. You may change your vote by sending a later-dated, signed proxy card to Kernel’s secretary at the address listed below so that it is received by Kernel’s secretary prior to the Extraordinary General Meeting or attend the Extraordinary General Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Kernel’s secretary, which must be received by Kernel’s secretary prior to the Extraordinary General Meeting.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Who will solicit and pay the cost of soliciting proxies?

Kernel will pay the cost of soliciting proxies for the Extraordinary General Meeting. Kernel has engaged Issuer Direct Corporation (“Issuer Direct”) to assist in the solicitation of proxies for the Extraordinary General Meeting. Kernel has agreed to pay Issuer Direct its customary fee, plus disbursements. Kernel will reimburse Issuer Direct for reasonable out-of-pocket expenses and will indemnify Issuer Direct and its affiliates against certain claims, liabilities, losses, damages and expenses. Kernel will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Kernel Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Kernel’s Ordinary Shares and in obtaining voting instructions from those owners. Kernel’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

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Who can help answer my questions?

If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Kernel Group Holdings, Inc.

515 Madison Avenue, Suite 8078

New York, New York 10022

Attn: Suren Ajjarapu

Telephone No.: (646) 908-2659

You may also contact our proxy solicitor at:

Issuer Direct Corporation

One Glenwood Ave, Suite 1001

Raleigh, NC 27603

Telephone No.: (919) 481-4000

Email: proxy@issuerdirect.com

To obtain timely delivery, Kernel shareholders must request the materials no later than 15 business days prior to the Extraordinary General Meeting.

You may also obtain additional information about Kernel from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Kernel’s Transfer Agent prior to the Extraordinary General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004-1561

Attn: SPAC Administration Team

Email: SPACredemptions@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT

This Summary of the Proxy Statement, together with the sections entitled “Summary Term Sheet” and “Questions and Answers About the Proposals for Shareholders” summarize information contained in this proxy statement/prospectus, but do not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the Extraordinary General Meeting. In addition, for definitions of terms commonly used throughout this proxy statement/prospectus, including in this Summary of the Proxy Statement, see the section entitled “Frequently Used Terms.” Capitalized terms not otherwise defined in the Proxy Statement shall have the meanings ascribed to them in the Business Combination Agreement, which is attached to the Proxy Statement as Annex A. Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to Kernel Group Holdings, Inc.

Kernel

Kernel is a blank check company incorporated as a Cayman Islands exempted company on November 10, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Kernel’s Units, Class A Ordinary Shares and warrants are trading on Nasdaq under the symbols “KRNL,” “KRNLU,” and “KRNLW,” respectively. The mailing address of Kernel’s principal executive office is 515 Madison Avenue, Suite 8078, New York, New York 10022. The telephone number is (646) 908-2659.

On February 3, 2023, Kernel held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal (the “Extension Amendment Proposal”) to amend Kernel’s governing documents (the “Charter Amendment”) to extend the date by which Kernel must consummate an initial business combination from February 5, 2023 by up to six (6) one-month Extensions (defined below) to August 5, 2023 (the “Extension Meeting”). At the Extension Meeting, Kernel’s shareholders also approved a proposal to amend the Trust Agreement, as defined below (the “Trust Amendment Proposal”) to conform the procedures in the Trust Agreement by which the Company may extend the date on which the Trust Account must be liquidated if the Company has not completed its initial Business Combination to the procedures in the Charter Amendment.

In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Extension Meeting, a total of 200 Kernel shareholders elected to redeem an aggregate of 22,848,122 Public Shares. Following the payment of redemptions, Kernel had approximately $77.6 million left in its Trust Account.

On August 3, 2023, Kernel held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal (the “Second Extension Amendment Proposal”) to amend Kernel’s governing documents (the “Second Charter Amendment”) to extend the date by which Kernel must consummate an initial business combination from August 5, 2023 by up to six (6) one-month Extensions to February 5, 2024 (the “Extension Meeting - Second”). At the Extension Meeting - Second, Kernel’s shareholders also approved a proposal to amend the Trust Agreement, as defined below (the “Second Trust Amendment Proposal”) to conform the procedures in the Trust Agreement by which the Company may extend the date on which the Trust Account must be liquidated if the Company has not completed its initial Business Combination to the procedures in the Second Charter Amendment.

In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Extension Meeting - Second, holders of 1,310,929 of the Company’s Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.44 per share, for an aggregate of approximately $13.7 million. Following the payment of the redemptions, the Trust Account had a balance of approximately $65.9 million.

On February 1, 2024, Kernel held an extraordinary general meeting of its shareholders (the “Extension Meeting - Third”). At the Extension Meeting - Third, the Company’s shareholders entitled to vote at the meeting cast their votes and approved a proposal (the “Third Extension Amendment Proposal”) to amend the Kernel’s Amended and Restated Memorandum and Articles of Association (the “Third Charter Amendment”) to extend the date (the “Termination Date”) by which Kernel must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Kernel and one or more businesses (a “business combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of Kernel’s Class A Ordinary Shares included as part of the Units sold in Kernel’s IPO. The Third Charter Amendment allows Kernel to extend the Termination Date by up to six (6) one-month extensions to August 5, 2024 (each of which we refer to as an “Extension”, and such later date, the “Extended Deadline”), unless the closing of Kernel’s initial business combination shall have occurred. At the Extension Meeting - Third, Kernel’s shareholders also approved a proposal to amend the Trust Agreement, as defined below (the “Third Trust Amendment Proposal”) to conform the procedures in the Trust Agreement by which the Company may extend the date on which the Trust Account must be liquidated if the Company has not completed its initial Business Combination to the procedures in the Third Charter Amendment.

In connection with the approval of the Third Extension Amendment Proposal and the Third Trust Amendment Proposal at the Extension Meeting - Third, holders of 5,806,608 of the Kernel’s Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.80 per share, for an aggregate of approximately $62.7 million. Following the payment of the redemptions, the Trust Account will have a balance of approximately $5.5 million.

On February 5, 2024, Kernel received a notice from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, unless Kernel timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”), Kernel’s securities would be subject to suspension and delisting from The Nasdaq Capital Market at the opening of business on February 14, 2024, due to Kernel’s non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Since Kernel’s registration statement for its initial public offering became effective on February 2, 2021, it was required by this rule to complete its initial business combination by no later than February 2, 2024. Kernel timely requested a hearing before the Panel to request sufficient time to complete the Business Combination with AIRO Group Holdings. The hearing request will result in a stay of any suspension or delisting action pending the hearing. The hearing is scheduled for April 11, 2024. There can be no assurance that Kernel will be able to satisfy Nasdaq’s continued listing requirements, regain compliance with Nasdaq IM-5101-2, and maintain compliance with other Nasdaq listing requirements.

Kernel Merger Sub

Kernel Merger Sub is a wholly-owned subsidiary of ParentCo, formed on January 25, 2023, to consummate the Business Combination. On the Closing Date, Kernel Merger Sub will merge with and into Kernel, with Kernel surviving the First Merger as a wholly-owned subsidiary of ParentCo. The mailing address of Kernel Merger Sub’s principal executive office is 515 Madison Avenue, Suite 8078 New York, New York 10022. Its telephone number is (646) 908-2659. After the consummation of the First Merger, Kernel Merger Sub will cease to exist as a separate legal entity.

AIRO Merger Sub

AIRO Merger Sub is a wholly-owned subsidiary of ParentCo, formed on February 27, 2023, to consummate the Business Combination. On the Closing Date, immediately following the First Merger, AIRO Merger Sub will merge with and into AIRO, with AIRO surviving the Second Merger as a wholly-owned subsidiary of ParentCo. The mailing address of AIRO Merger Sub’s principal executive office is 515 Madison Avenue, Suite 8078 New York, New York 10022. Its telephone number is (646) 908-2659. After the consummation of the Second Merger, AIRO Merger Sub will cease to exist as a separate legal entity.

AIRO Group, Inc.

AIRO Group, Inc., a Delaware corporation (“ParentCo”), was formed on February 27, 2023 for the purpose of facilitating the Business Combination. As a result of the Domestication and Mergers, ParentCo will succeed Kernel as registrant and public company pursuant to the federal securities laws. Prior to the Business Combination, ParentCo has had no business activity or operations other than in preparation for the Business Combination.

The mailing address of ParentCo’s principal executive office is 515 Madison Avenue, Suite 8078 New York, New York 10022. Its telephone number is (646) 908-2659.

AIRO

AIRO Group, Inc. n/k/a Old AGI, Inc., a Delaware corporation (“Legacy AIRO”), was formed on March 16, 2020 for the purpose of acquiring and integrating various companies engaged in the aerospace and defense industry, including those that are discussed in this prospectus as having been acquired by AIRO. AIRO was formed on August 30, 2021, and Legacy AIRO became a wholly owned subsidiary of AIRO through a reorganization effective as of October 5, 2021. AIRO then entered into a series of transactions to develop its business across four primary divisions, as further discussed below: (i) Advanced Avionics; (ii) Training; (iii) Uncrewed Air Systems; and (iv) Electric Air Mobility.

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The Business Combination Proposal

On March 6, 2023, Kernel entered into the Business Combination Agreement, pursuant to which at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), Kernel Merger Sub will merge with and into Kernel (the “First Merger”), with Kernel continuing as the surviving corporation and wholly-owned subsidiary of ParentCo. Immediately following the First Merger, AIRO Merger Sub will merge with and into AIRO (the “Second Merger”), with AIRO continuing as the surviving corporation and wholly-owned subsidiary of ParentCo.

On August 29, 2023, the Company, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Seller Representative, AIRO Group Holdings, and the Sponsor entered into the First Amendment to the Business Combination Agreement (the “First Amendment”). The First Amendment amends the Business Combination Agreement to make certain changes to the earnout provisions to fix the number of Earnout Shares that can be granted in each Earnout Period based on a $10.00 per share price.

On January 16, 2024, the Company, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Seller Representative, AIRO Group Holdings, and the Sponsor entered into the Second Amendment to the Business Combination Agreement (the “Second Amendment”). The Second Amendment amends the Business Combination Agreement to change the terms under which the AIRO Group Holdings stockholders and the Sponsor shall have a contingent right to receive the Earnout Shares as additional consideration based on ParentCo’s achievement of certain revenue thresholds. The Second Amendment also changes the “Outside Date” from August 2, 2023 to August 5, 2024.

On February 5, 2024, the Company, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Seller Representative, AIRO Group Holdings, and the Sponsor entered into the Third Amendment to the Business Combination Agreement (the “Third Amendment”). The Third Amendment amends the Business Combination Agreement to remove the requirement that Kernel have net tangible assets of at least $5,000,001 at Closing.

On June 24, 2024, the Company, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Seller Representative, AIRO Group Holdings, and the Sponsor entered into the Fourth Amendment to the Business Combination Agreement (the “Fourth Amendment”). The Fourth Amendment amends the Business Combination Agreement to delete the Sponsor’s right to receive Earnout Shares.

Merger Consideration

As consideration for the Second Merger, the AIRO stockholders collectively shall be entitled to receive from ParentCo, in the aggregate, a number of shares of ParentCo common stock with an aggregate value equal to (a) $770,000,000 minus (b) the amount, if any, by which the net working capital is less than negative $5,500,000 by more than $500,000, plus (c) the amount, if any, by which the net working capital is greater than negative $5,500,000 by more than $500,000 (but not less than zero), minus (d) the amount, if any, by which the closing net debt exceeds the target net debt of $75,000,000 by more than $500,000 (but not less than zero), plus (e) the amount, if any, by which the target net debt of $75,000,000 is less than closing net debt, minus (f) the amount, if any, by which the company transaction expenses exceed the target company transaction expenses of $14,000,000 (such resulting amount, the “AIRO Merger Consideration”).

In addition, AIRO stockholders shall also be entitled to receive from ParentCo up to 33,000,000 additional shares of ParentCo common stock as additional consideration based on ParentCo’s achievement of certain revenue thresholds during the Earnout Eligibility Period, as follows:

(a) if ParentCo’s revenue for the fiscal year that includes the Closing Date is greater than or equal to $50,000,000, then ParentCo shall issue to each of the AIRO stockholders such stockholder’s pro rata share of 11,000,000 Earnout Shares;

(b) if ParentCo’s revenue for the first full fiscal year following the Closing Date is greater than or equal to $62,500,000, then ParentCo shall issue to each of the AIRO stockholders such stockholder’s pro rata share of 11,000,000 Earnout Shares; and

(c) if ParentCo’s revenue for the second full fiscal year following the Closing Date is greater than or equal to $78,100,000, then ParentCo shall issue to each of the AIRO stockholders such stockholder’s pro rata share of 11,000,000 Earnout Shares.

For more information, see the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal – Merger Consideration.”

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by each of Kernel, ParentCo, Kernel Merger Sub, AIRO Merger Sub, and AIRO. Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

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Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing and consummate the transactions contemplated by the Business Combination Agreement. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including, among other things, those relating to: (i) the provision of access to their properties, books and personnel; (ii) the operation of their respective businesses in the ordinary course of business; (iii) the provision by AIRO to Kernel of unaudited financial statements on a monthly, quarterly and annual basis and audited financial statements as of December 31, 2022 within 60 days of the Business Combination Agreement’s signing (“AIRO’s 2022 Audited Financials”); (iv) Kernel’s public filings; (v) use of Kernel’s Unencumbered Cash; (vi) no insider trading; (vii) notifications of certain breaches, consent requirements or other matters; (viii) the preparation and filing of the Registration Statement as described in more detail below, (ix) public announcements; and (x) confidentiality. Each party also agreed during the Interim Period not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions, to notify the others as promptly as practicable in writing of the receipt of any inquiries, proposals or offers, requests for information or requests relating to an alternative competing transaction or any requests for non-public information relating to such transaction, and to keep the other party informed of the status of any such inquiries, proposals, offers or requests for information. The Business Combination Agreement also contains certain customary post-Closing covenants regarding (a) maintenance of books and records; (b) tax matters; and (c) indemnification of directors and officers and the purchase of tail directors’ and officers’ liability insurance.

In addition, AIRO agreed to obtain its required shareholder approvals in the manner required under its governing documents and applicable law for the execution, delivery and performance of the Business Combination Agreement and each of the ancillary documents to the Business Combination Agreement to which AIRO is or is required to be a party or bound, and the consummation of the transactions contemplated thereby, including the Business Combination.

In the Business Combination Agreement the parties made customary covenants regarding the registration statement on Form S-4 to be filed by ParentCo with SEC under the Securities Act.

Kernel will distribute a proxy statement to seek the consent of Kernel’s shareholders to, among other things, (i) adopt and approve the Business Combination Agreement and the Transaction; (ii) approve, to the extent necessary, the issuance of any shares in connection with any PIPE/Convertible Note Investment; (iii) approve the certificate of incorporation of Kernel in connection with the Merger; (iv) the appointment of the members of ParentCo’s post-Closing board of directors (the “Post-Closing Board”); (v) such other matters as Kernel and AIRO shall hereafter mutually determine to be necessary or appropriate in order to effect the Transaction and (vi) the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of Kernel.

The parties agreed that the Post-Closing Board will consist of nine directors, comprised of (i) two directors designated prior to the Closing by Kernel, at least one of whom will be required to qualify as an independent director under Nasdaq rules, and (ii) seven designated by AIRO, at least four of whom will be required to qualify as an independent director under Nasdaq rules.

The parties further agreed to take all action necessary so that the individuals serving as the chief executive officer and chief financial officer, respectively, of ParentCo immediately after the Closing will be the same individuals (in the same office) as that of AIRO immediately prior to the Closing.

Conditions to Consummation of the Merger

The Business Combination Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the shareholders of Kernel and AIRO of the Transaction and the other matters requiring shareholder approval; (ii) approvals of any required governmental authorities and completion of any antitrust expiration periods; (iii) receipt of specified third party consents; (iv) no law or order preventing the Transaction; (v) the Registration Statement having been declared effective by the SEC; (vi) no material uncured breach by the other party; (vii) no occurrence of a Material Adverse Effect with respect to the other party; (viii) the satisfaction of the $5,000,001 minimum net tangible asset test by Kernel (not waivable); (ix) approval from Nasdaq for the listing of the shares of ParentCo’s common to be issued in connection with the Transaction; and (x) reconstitution of the Post-Closing Board as contemplated under the Business Combination Agreement.

In addition, unless waived by AIRO, the obligations of AIRO to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by Kernel of the Related Agreements (as defined and described in greater detail below), customary certificates and other Closing deliverables: (i) the representations and warranties of Kernel being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to customary exceptions, including materiality qualifiers); (ii) Kernel, ParentCo, Kernel Merger Sub, and AIRO Merger Sub having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with by them on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Kernel since the date of the Business Combination Agreement which is continuing and uncured; (iv) the replacement of the Replacement Warrants and Replacement Options; (v) at the Closing, Kernel having $50,000,000 in Unencumbered Cash, including funds remaining in the trust account (after giving effect to the completion and payment of any redemptions and any Transaction Expenses) and the proceeds of the PIPE/Convertible Note Investment, fifty percent (50%) of any net cash proceeds of any capital investment raise and/or convertible debt raise conducted by the Company during the period beginning on the date of the Business Combination Agreement and ending on the Closing Date, and any net cash proceeds of any executed agreements regarding a capital investment raise and/or convertible debt raise conducted by Kernel or ParentCo in which such cash proceeds are required to be paid to ParentCo during the thirty (30) day period beginning on the Closing Date.

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Finally, unless waived by Kernel, the obligations of Kernel to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by AIRO of the Related Agreements (as defined and described in greater detail below), customary certificates and other Closing deliverables: (i) the representations and warranties of AIRO being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to customary exceptions, including materiality qualifiers); (ii) AIRO having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to AIRO and its subsidiaries on a consolidated basis since the date of the Business Combination Agreement which is continuing and uncured; (iv) delivery of AIRO’s 2022 Audited Financials within 60 days of the Business Combination Agreement’s signing; (v) the completion of Kernel’s legal due diligence of AIRO and its subsidiaries to Kernel’s reasonable satisfaction; (vi) the delivery of the Replacement Warrants and Replacement Options; and (vii) the aggregate amount of all Indebtedness of the Target Companies due earlier than 180 days after the Closing (net of AIRO cash at Closing) is less than Fifty Million U.S. Dollars ($50,000,000).

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including: (i) by mutual written consent of Kernel and AIRO; (ii) by either Kernel and AIRO if any of the conditions to Closing have not been satisfied or waived by August 5, 2024 (the “Outside Date”), provided that any breach or violation of any representation, warranty or covenant of the party seeking termination is not the cause of the failure of the Closing to occur by the Outside Date; (iii) by either Kernel or AIRO if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transaction, and such order or other action has become final and non-appealable; (iv) by either Kernel or AIRO in the event of the other party’s uncured breach, if such breach would result in the failure of a closing condition (and so long as the terminating party is not also in breach under the Business Combination Agreement); (v) by Kernel if there has been a Material Adverse Effect on AIRO and its subsidiaries on a consolidated basis following the date of the Business Combination Agreement that is uncured and continuing; and (vi) by either Kernel or AIRO if Kernel and AIRO holds a special meeting of its shareholders to approve the Business Combination Agreement and the Transaction, and the required approvals related to the Business Combination Agreement and the Transaction of either Kernel’s shareholders or AIRO’s shareholders is not obtained.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to publicity, confidentiality, fees and expenses, trust fund waiver, no recourse, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud. The Business Combination Agreement does not provide for any termination fees.

Trust Account Waiver

AIRO agrees that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Kernel’s Trust Account held for its Public Shareholders, and agrees not to, and waives any right to, make any claim against the Trust Account (including any distributions therefrom).

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Management

The following persons are expected to serve as executive officers and directors of ParentCo following the Business Combination. For biographical information concerning AIRO’s executive officers and AIRO’s designees to the Post-Closing Board, see “Management After the Business Combination – Executive Officers and Directors after the Business Combination.” For biographical information concerning the Kernel designees to the Post-Closing Board, see “Information About Kernel — Directors and Executive Officers.”

Name	Age	Position
Executive Officers:

Joseph D. Burns	62	Chief Executive Officer, Director
John Uczekaj	65	President, Chief Operating Officer, Director
Dr. Mariya Pylypiv	35	Chief Financial Officer

Employee Director:
Dr. Chirinjeev Kathuria	59	Executive Chairman, Director

Non-Employee Directors:
John M. Belcher	82	Director
Gregory D. Winfree	59	Director
Surendra Ajjarapu	53	Director
Donald Fell	78	Director

Pursuant to the Existing Kernel Governing Documents, in connection with the Business Combination, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Kernel Governing Documents. For illustrative purposes, based on approximately $77.6 million of funds in the Trust Account and 7,626,878 shares subject to possible redemption, in each case, following the Extension Redemption, this would have amounted to approximately $10.17 per issued and outstanding Public Share. If a holder of Public Shares exercises his, her or its redemption rights in connection with the Business Combination, such holder will be exchanging his, her or its Public Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if he, she or it properly demands redemption and delivers its Public Shares (either physically or electronically) to Kernel’s Transfer Agent at least two (2) business days prior to the Extraordinary General Meeting. Holders of Public Shares may elect to redeem their shares whether or not such shares are voted at the Extraordinary General Meeting. See the section entitled “Extraordinary General Meeting of Kernel shareholders — Redemption Rights.”

The Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

The Domestication Proposal

Kernel is proposing that its shareholders approve the Domestication Proposal to change Kernel’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Please see the section entitled “Shareholder Proposal No. 2 – The Domestication Proposal.”

The ParentCo Charter Amendment Proposal

Kernel is proposing that its shareholders vote to approve the amendment and restatement of the Existing ParentCo Governing Documents by their deletion and replacement with the proposed new certificate of incorporation and bylaws. Please see the section entitled “Shareholder Proposal No. 3 – The ParentCo Charter Amendment Proposal.”

The Nasdaq Proposal

Kernel is proposing that its shareholders vote to approve, for purposes of complying with Nasdaq Listing Rules 5635(a) and (b), the issuance of more than 20% of issued and outstanding Class A Ordinary Shares in connection with the Business Combination. Please see the section entitled “Shareholder Proposal No. 4 – The Nasdaq Proposal.”

The Incentive Plan Proposal

Kernel is proposing that its shareholders approve and adopt the Equity Incentive Plan, which will become effective upon the Closing of the Business Combination. Please see the section entitled “Shareholder Proposal No. 5 – The Incentive Plan Proposal.”

The Employee Stock Purchase Plan Proposal

Kernel is proposing that its shareholders approve and adopt the Employee Stock Purchase Plan, which will become effective upon the Closing of the Business Combination. Please see the section entitled “Shareholder Proposal No. 6 – The Employee Stock Purchase Plan Proposal”.

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The Election of Directors Proposal

Kernel is proposing that its shareholders vote to elect nine (9) directors to serve staggered terms on the ParentCo Board until the 2024, 2025 and 2026 annual meeting of stockholders of ParentCo, respectively, and until their respective successors are duly elected and qualified. Please see the section entitled “Shareholder Proposal No. 7 — The Election of Directors Proposal.”

The NTA Proposal

Kernel is proposing that its shareholders vote to approve amendments to Kernel’s Amended and Restated Memorandum and Articles of Association, which amendments shall be effective, if adopted and implemented by Kernel, immediately prior to the consummation of the Business Combination, to remove the requirements limiting Kernel’s ability to consummate an initial business combination if Kernel would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. Please see the section entitled “Shareholder Proposal No. 8 — The NTA Proposal.”

The Adjournment Proposal

Kernel shareholders will be asked to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. Please see the section entitled “Shareholder Proposal No. 9 — The Adjournment Proposal.”

Interests of Kernel’s Directors and Officers and Others in the Business Combination.

The Kernel Board has adopted and approved the Business Combination Agreement. In arriving at its recommendations, the Kernel Board carefully considered a number of factors described in this proxy statement/prospectus. Please see section entitled “Shareholder Proposal No. 1: The Business Combination Proposal.”

When you consider the recommendation of the Kernel Board in favor of approval of the Proposals, you should keep in mind that the Sponsor (including certain equity holders of the Sponsor) and certain of Kernel’s directors and executive officers (including Suren Ajjarapu who is Kernel’s chief executive officer) may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. These interests include, among other things:

●	unless Kernel consummates a business combination, Kernel’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●	as a condition to the IPO, all of the Founder Shares are subject to a lock-up and would be released only if specified conditions were met. In particular, subject to certain limited exceptions, all Founder Shares would be subject to a lock up until the earlier of (A) one year after the completion of Kernel’s Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Kernel completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Kernel’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property;

●	the Sponsor will pay an aggregate of $1.00 for their Class B Ordinary Shares and their Private Placement Warrants to the Original Sponsor upon the Closing of the Business Combination. Effectively, the Sponsor paid $0.01 per Class B Ordinary Share, and, in addition, has the right to acquire 8,750,000 shares of common stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our Public Shareholders would experience a negative rate of return in ParentCo from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $82.6 million, as of June 25, 2024, which amount includes the current value of securities held (7,493,750 Kernel Class B Ordinary Shares and 8,750,000 Kernel Private Placement Warrants), assuming a trading price of $11.02 per Kernel Class A Ordinary Share and $0.13 per Kernel Public Warrants (based upon the respective closing prices of the Kernel Class A Ordinary Shares and the Kernel Public Warrant on Nasdaq on June 24, 2024.

●	the Sponsor (and one of Kernel’s directors who is a member of the Sponsor) has invested in Kernel an aggregate of $4,450,000, comprised of a total of $4,450,000 loaned by investors to the Sponsor, which is in turn loan by the Sponsor to Kernel, which is responsible for paying the all principal on the loans, and $360,000 owed by Kernel to the Sponsor in accrued expenses related to rent for office space, administrative and support services.

●	in addition, the aggregate dollar amount that the Kernel officers and directors have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $4,450,000, as of June 25, 2024 (assuming that the future value of ParentCo Ordinary Shares will be the same as the current value of each Kernel Ordinary Share), which as described above consists of the 4,450,000 shares of ParentCo Common Stock to be issued to Kernel’s officers and directors in accordance with the terms of Kernel’s IPO within 10 days following the closing of the Business Combination that shall be exchanged for the equivalent number of ParentCo Ordinary Shares.

●	the Sponsor currently holds 7,493,750 shares, the aggregate value of which is approximately $82.6 million as of June 24, 2024, based on the closing price per share of Kernel Class A Ordinary Shares of $11.02.

●	even if the trading price of the shares of ParentCo Common Stock were as low as $0.0000001 per share, the aggregate market value of the Kernel Class B Ordinary Shares alone (without taking into account the value of the Private Placement Warrants) would exceed the initial investment in Kernel by the Sponsor. As a result, the Sponsor is likely to be able to make a substantial profit on their investment in Kernel at a time when shares of ParentCo Common Stock have lost significant value. On the other hand, if Kernel liquidates without completing a business combination before August 5, 2024, the Sponsor will likely lose its entire investment in Kernel.

●	the Private Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

●	the Sponsor has agreed that the Private Placement Warrants and the underlying securities will not be sold or transferred by it until after Kernel has completed a business combination, subject to limited exceptions;

●	the Sponsor and its affiliates’ total potential ownership in the ParentCo, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 21.2% of outstanding ParentCo Ordinary Shares in a no redemption scenario, 21.2% of outstanding ParentCo Ordinary Shares in a 50% redemption scenario and 21.3% of outstanding ParentCo Ordinary Shares in a maximum redemption scenario (see the section entitled “Beneficial Ownership of Securities” for more information);

●	the fact that the Sponsor will pay an aggregate of $1.00 for its Founder Shares to the Original Sponsor upon Closing and such securities will have a significantly higher value at the time of the Business Combination, and that in the case the Business Combination is not consummated Kernel would liquidate rendering such Founder Shares worthless;

●	the Sponsor is currently the owner of 7,493,750 Kernel Class B Ordinary Shares and 8,750,000 Kernel Private Placement Warrants, each of which is exercisable to purchase one Kernel Class A Ordinary Share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by August 5, 2024, Kernel will be required to dissolve and liquidate. In such event, the Kernel Class B Ordinary Shares currently held by the Sponsor, which were acquired from the Original Sponsor will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution

●	the fact that the Sponsor has agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed business combination;

●	the anticipated continuation of two of our existing directors, Surendra Ajjarapu and Donald Fell, as directors of ParentCo;

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●	the continued indemnification of our existing directors and officers prior to the Business Combination and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

●	that pursuant to the IPO Registration Rights Agreement, the Kernel Restricted Shareholders are entitled to registration of the shares of ParentCo Common Stock into which the Founder Shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that our Sponsor is entitled to receive reimbursement of $10,000 per month under an administrative support agreement for office space, secretarial and administrative support provided to Kernel), for which, as of the date hereof, our Sponsor has already been paid $0;

●	if Kernel does not complete a business combination by August 5, 2024, the proceeds from the sale of the Private Placement Warrants will be included in the liquidating distributions to Kernel’s Public Shareholders and the Private Placement Warrants will expire worthless; and

●	the Sponsor will receive 4,450,000 shares of ParentCo common stock in consideration for the extension loans only upon the completion of the Business Combination

●	if the Trust Account is liquidated, including in the event Kernel is unable to complete a business combination within the required time period, the Sponsor has agreed to indemnify Kernel to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which Kernel has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Kernel, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Kernel’s Board considered these interests, among other matters when reviewing and evaluating the proposed terms of the Business Combination, how they might impact the identification of and negotiations with AIRO, and how they might impact the ParentCo if the Business Combination were to be completed. In reviewing these interests, and others deemed relevant by the Kernel Board, the Kernel Board concluded that, on the whole, these interests provided an alignment between the interests of Kernel’s officers and directors, on the one hand, and those of Kernel’s shareholders, on the other hand.

The Existing Kernel Governing Documents provide that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing Kernel Governing Documents. Certain of Kernel’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under applicable law. Kernel’s Board evaluated and considered three (3) potential target companies as candidates for a possible business combination transaction with Kernel, and Kernel’s Board did not believe that the other fiduciary duties or contractual obligations of its officers and directors materially affected Kernel’s ability to source a potential business combination. Kernel’s Board considered the factors supporting, and risks and uncertainties related to, a business combination with AIRO as set forth above under “Recommendation of the Kernel Board and Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.

Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Risks Related to ParentCo and its Common Stock Following the Business Combination

●	ParentCo will incur increased costs as a result of operating as a public company, and its management will devote substantial time to compliance with its public company responsibilities and corporate governance practices.

●	If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about ParentCo, its business or its market, or if they change their recommendations regarding ParentCo’s securities adversely, the price and trading volume of ParentCo’s securities could decline.

●	There can be no assurance that ParentCo common stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that we will be able to comply with the continued listing standards of Nasdaq. ParentCo’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of its securities.

●	The market price of ParentCo common stock may decline as a result of the Business Combination or other market factors.

Risks Related to Kernel and the Business Combination

●	Subsequent to the consummation of the Business Combination, ParentCo may be required to take write-downs or write-offs, or ParentCo may be subject to restructuring, impairment or other charges that could have a significant negative effect on ParentCo’s financial condition, results of operations and the price of ParentCo’s securities, which could cause you to lose some or all of your investment.

●	Kernel may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

●	The Sponsor or Kernel’s directors, executive officers or advisors or their respective affiliates may elect to purchase shares from Public Shareholders, which may influence the vote on the Business Combination and reduce the public “float” of Kernel Ordinary Shares.

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●	The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event Kernel completes an initial business combination. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event Kernel completes an initial business combination, even if the business combination causes the trading price of ParentCo’s common stock to materially decline.

●	Kernel’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

●	There are risks to Kernel’s shareholders who are not affiliates of the Sponsor of becoming stockholders of ParentCo through the Business Combination rather than acquiring securities of AIRO directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

●	Certain of Kernel’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by Kernel and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

●	Kernel shareholders who do not redeem their shares of Kernel Ordinary Shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

●	Kernel’s shareholders may be held liable for claims by third parties against Kernel to the extent of distributions received by them.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF KERNEL

We are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination. Kernel’s condensed balance sheet data as of March 31, 2024 and the condensed statement of operations data for the three months ended March 31, 2024 are derived from Kernel’s unaudited condensed financial statements included elsewhere in this registration statement. Kernel’s balance sheet data as of December 31, 2023 and the statement of operations data for the year ended December 31, 2023 is derived from Kernel’s audited financial statements included elsewhere in this registration statement.

The information is only a summary and should be read in conjunction with the Company’s financial statements and related notes and “Kernel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this registration statement. Kernel’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	For the Three Months Ended	For the Year Ended
Income Statement Data (in thousands):	March 31, 2024	December 31, 2023
Revenue	$-	$-
Operating expenses	$458	$2,569
Other income/(expense)	$(363)	$(4,972)
Net loss	$(821)	$(7,541)

	As of
Balance Sheet Data (in thousands):	March 31, 2024	December 31, 2023
Total current assets	$92	$28
Total assets	$5,656	$67,848
Total liabilities	$9,457	$13,809

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SELECTED HISTORICAL FINANCIAL INFORMATION OF AIRO

We are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination. AIRO’s condensed consolidated balance sheet data as of March 31, 2024 and the condensed consolidated statement of operations data for the three months ended March 31, 2024 are derived from AIRO’s unaudited condensed consolidated financial statements included elsewhere in this registration statement. AIRO’s consolidated balance sheet data as of December 31, 2023 and the consolidated statement of operations data for the year ended December 31, 2023 is derived from AIRO’s audited consolidated financial statements included elsewhere in this registration statement.

The information is only a summary and should be read in conjunction with AIRO’s consolidated financial statements and related notes and “AIRO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this registration statement. AIRO’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	For the Three Months Ended	For the Year Ended
Consolidated Statements of Operations Data (in thousands):	March 31, 2024	December 31, 2023
Revenue	$13,740	$43,254
Operating expenses	$8,950	$34,846
Other expense	$557	$20,230
Net loss	$(2,010)	$(32,456)

	As of	As of
Consolidated Balance Sheet Data (in thousands):	March 31, 2024	December 31, 2023
Total current assets	$16,628	$19,157
Total assets	$729,052	$737,523
Total liabilities	$137,695	$142,067

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SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this registration statement.

The following summary unaudited pro forma combined financial data (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination (the “Transaction”). The Business Combination will be accounted for as a reverse recapitalization, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, although ParentCo is the legal acquirer, Kernel will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of AIRO issuing shares for the net assets of Kernel, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of AIRO. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the reverse recapitalization.

The summary unaudited pro forma combined balance sheet as of March 31, 2024 gives effect to the Transaction as if it had occurred on March 31, 2024.

The summary unaudited pro forma combined statements of operations for the three months ended March 31, 2024 and the year ended December 31, 2023 gives effect to the Transaction as if it had occurred on January 1, 2023.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information included in the section entitled “Unaudited Pro Forma Combined Financial Information” in this registration statement and the accompanying notes thereto. The unaudited pro forma combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Kernel and AIRO for the applicable periods included in this registration statement.

The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the ParentCo’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the ParentCo following the reverse recapitalization.

The unaudited pro forma combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Kernel Class A Ordinary:

● Scenario 1: Assuming No Redemptions: This presentation assumes that no Kernel Public Shareholders exercise redemption rights with respect to their Public Shares of 509,341 which were outstanding as of the date of this filing. Public Shares are based on a total of 30,475,000 redeemable Public Shares pursuant to the Kernel Charter less the 22,848,122 Public Shares redeemed in February 2023, 1,310,929 Public Shares redeemed in August 2023 and 5,806,608 Public Shares redeemed in February 2024.

● Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of Kernel Public Shareholders holding 254,670 Public Shares will exercise their redemption rights for approximately $2.8 million of funds in Kernel’s Trust Account.

● Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of Kernel public shareholders holding 509,341 Public Shares will exercise their redemption rights for approximately $5.5 million of funds in Kernel’s Trust Account.

The Business Combination will not close under any scenario unless AIRO waives the Unencumbered Cash closing condition and the NTA Proposal is approved.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. Significant assumptions include conversions of debt to equity as further described in the notes to the unaudited pro forma combined financial information. These conversion agreements have been executed but do not take effect until no later than two days prior to closing of the Business Combination. The pro forma adjustments also do not include additional Unencumbered Cash provided by Kernel beyond funds remaining in its trust account in each redemption scenario though, pursuant to the Business Combination Agreement, it is required to deliver $50 million in Unencumbered Cash at Closing unless such condition is waived by AIRO. While Kernel is pursuing various avenues of financing to meet such closing condition, no definitive agreements have been executed, so no proceeds from such efforts are reflected in the pro forma adjustments. As part of the pro forma adjustments, AIRO included adjustments to recognize interest, contingent consideration expense related to Jaunt Air Mobility LLC, and additional sales and marketing expense related to the Aspen Management Carveout Plan.

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The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain available information as of the date of these unaudited pro forma combined financial statements and certain assumptions and methodologies that Kernel believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Kernel believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of ParentCo. They should be read in conjunction with the historical financial statements and notes thereto of Kernel and AIRO.

	Pro Forma Combined
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2023
Net loss	$(126,603)	$(126,603)	$(126,603)
Net loss per share, Class A common stock – basic and diluted	$(1.41)	$(1.42)	$(1.42)
Weighted average shares outstanding of Class A common stock – basic and diluted	89,628,091	89,373,421	89,118,750
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Three Months ending March 31, 2024
Net loss	$(2,472)	$(2,472)	$(2,472)
Net loss per share, Class A common stock -basic and diluted	$(0.03)	$(0.03)	$(0.03)
Weighted average shares outstanding of Class A common stock – basic and diluted	89,628,091	89,373,421	89,118,750
Summary Unaudited Pro Forma Combined Balance Sheet Data as of March 31, 2024
Total assets	$721,014	$721,014	$721,014
Total liabilities	$75,054	$77,836	$80,618
Total stockholders’ equity	$645,960	$643,178	$640,396

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are being made pursuant to the safe harbor provisions contained therein. These forward-looking statements relate to current expectations and strategies, future operations, future financial positioning, future revenue, projected costs, prospects, current plans, current objectives of management and expected market growth, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from expectations, estimates, and projections expressed or implied by these forward-looking statements and, consequently, you should not rely on these forward-looking statements as a guarantee, an assurance, a prediction or a definitive statement of fact or probability of future events. In some cases, you can identify forward-looking statements through the use of words or phrases such as “may”, “should”, “could”, “predict”, “potential”, “plan”, “seeks”, “believe”, “will likely result”, “expect”, “continue”, “will continue”, “will”, “will be”, “anticipate”, “seek”, “estimate”, “intend”, “project”, “would”, “outlook”, “intend”, “strive”, and similar expressions, or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature, but the absence of such words does not mean that a statement is not forward-looking. These forward-looking statements are not historical facts, but instead they are predictions, projections and other statements about future events are based upon estimates and assumptions that, while considered reasonable by Kernel and its management, and AIRO and its management, as the case may be, are inherently uncertain. These forward-looking statements are provided for illustrative purposes only and actual events and circumstances are difficult or impossible to predict and will differ from assumptions.

Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about the:

●	benefits from the Business Combination;

●	ability to complete an initial business combination, including the Business Combination;

●	satisfaction or waiver (if applicable) of the conditions to the Business Combination;

●	future financial performance following the Business Combination;

●	estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	intended benefits of AIRO’s business model;

●	expected use of the proceeds from the Business Combination;

●	success in retaining or recruiting, or changes required in, officers, key employees or directors following the Business Combination;

●	officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination, as a result of which they would then receive expense reimbursements;

●	public securities’ potential liquidity and trading;

●	use of proceeds not held in the Trust Account or available to ParentCo from interest income on the Trust Account balance;

●	impact from the outcome of any known and unknown litigation;

●	future financial performance, including financial projections and business metrics and any underlying assumptions thereunder;

●	future business or product expansion, including estimated revenues and losses, projected costs, prospects and plans;

●	future capital requirements and sources and uses of cash; and

●	impact of competition and developments and projections relating to competitors and industry.

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Many factors may cause actual results to differ materially from these forward-looking statements including, but not limited to:

●	the risk that the Business Combination may not be completed in a timely manner, per Kernel’s business combination deadlines or otherwise, or at all, including as a result of the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations, including negotiations related to the underlying Business Combination Agreement or subsequent definitive agreements with respect to the proposed Business Combination, which may adversely affect the price of our securities;

●	the risk of failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the Business Combination Agreement by our stockholders, the satisfaction of the minimum net tangible assets and minimum cash at closing requirements and the receipt of certain governmental, regulatory and third party approvals;

●	the risk of not being able to meet Nasdaq listing standards following the consummation of the proposed Business Combination;

●	the effect of the announcement or pendency of the proposed Business Combination on business relationships, operating results, and business generally;

●	the risk that the announcement or completion of the proposed Business Combination disrupts current plans and operations;

●	the outcome of any legal proceedings that may be instituted against us or others following the announcement of the proposed Business Combination and any definitive agreements with respect thereto;

●	the risk of the potential inability to complete the proposed Business Combination due to the failure to obtain approval of our equity holders or to satisfy other conditions to closing in the Business Combination Agreement;

●	the risk of changes to the proposed structure of the proposed Business Combination that may be required or appropriate as a result of applicable laws or regulations;

●	the risk of an inability to recognize the anticipated benefits of the proposed Business Combination and achieve commercialization and development plans, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees;

●	costs related to the proposed Business Combination;

●	the risk of changes in applicable laws or regulations;

●	the risk of potential failures to realize and achieve estimates of expenses, pro forma results, profitability and underlying assumptions with respect to stockholder redemptions and purchase price and other adjustments;

●	the risk of the need and ability to raise additional capital and the terms on which such capital is received;

●	the possibility that we may be adversely impacted by other economic, business, and/or competitive factors

●	changes in domestic and global general economic conditions;

●	the risk of loss of any key executives;

●	the risk of loss of any relationships with key partners;

●	the risk of loss of any relationships with key suppliers;

●	the risk that ParentCo will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

●	the risk that COVID-19 may continue to impact business and financial conditions;

●	the risk of data security breaches, cyber-attacks or other network outages; and

●	other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors”, and other documents filed or to be filed with the SEC by Kernel or ParentCo.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of this proxy statement/prospectus and the amendments hereto, and other documents to be filed by us from time to time with the SEC, which are publicly available on the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while we may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. We are not giving any assurance that we will achieve our expectations. These forward-looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Kernel Ordinary Shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination and may have a material adverse effect on the business, financial condition and operating results of AIRO and ParentCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Kernel and AIRO that later may prove to be incorrect or incomplete. Kernel and AIRO may face additional risks and uncertainties that are not presently known to Kernel or AIRO or that Kernel and AIRO currently deem immaterial, which may also impair ParentCo’s business, financial condition or results of operations. The following discussion should be read in conjunction with the financial statements of AIRO and the financial statements of Kernel and the notes thereto included elsewhere in this proxy statement/prospectus.

Risks Related to AIRO’s Business

The following risk factors will apply to the business and operations of ParentCo following the Closing. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and operating results of AIRO and the business, financial condition and operating results of ParentCo following the completion of the Business Combination.

Unless the context requires otherwise, references to “AIRO,” in this section are to the business and operations of AIRO prior to the Business Combination which will be the business of ParentCo after the Business Combination, and references to “ParentCo” “we”, “us” or “our” in this section are to the business and operations of ParentCo as directly or indirectly affected by AIRO by virtue of ParentCo’s ownership of the business of AIRO after the Business Combination. Following the Business Combination, ParentCo will be a holding company with no direct operations or material assets, other than the operations and assets of AIRO. Accordingly, ParentCo’s stockholders and warrant holders will be subject to all of the risks of the business of AIRO following the Business Combination.

Our limited operating history as a combined company and our evolving business make it difficult to evaluate our current business and future prospects and increase the risk of your investment.

We were organized on August 30, 2021 for the purpose of acquiring and integrating various companies in the aerospace and defense industry. See “Business of AIRO – Formation of AIRO Group Holdings, Inc.” Our limited operating history and rapidly evolving business make it difficult to evaluate our current business, future prospects and plan for growth. We will continue to encounter significant risks and uncertainties frequently experienced by growing companies in rapidly changing and heavily regulated industries, such as attracting new customers to our products and services; retaining customers and encouraging them to utilize new products and services that we make available; competition from other companies; hiring, integrating, training and retaining skilled personnel; developing new solutions; determining prices for our solutions; unforeseen expenses; challenges in forecasting accuracy; and new or adverse regulatory developments affecting aspects of the aerospace and defense industry. Further, because we depend, in part, on market acceptance of our newer and future products and services, it is difficult to evaluate trends that may affect our business and whether our expansion will be profitable. If we have difficulty launching new products or services, then our reputation may be harmed and our business, financial condition and results of operations may be adversely affected. If our assumptions regarding these and other similar risks and uncertainties that relate to our business, which we use to plan our business, are incorrect or change as we gain more experience operating as a combined company, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We have identified a material weakness in our internal control over financial reporting. We have made and continue to make changes to our internal controls to remediate this material weakness. However, if we are unable to effectively remediate this material weakness, identify additional material weaknesses in the future, or otherwise fail to maintain effective internal control over financial reporting, then we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Any failure to maintain effective internal control over financial reporting could cause us to fail to accurately or timely report our financial condition or results of operations to meet our reporting obligations.

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We have identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

As further discussed in “Business of AIRO”, AIRO acquired six subsidiaries during the first two fiscal quarters of 2022. Several of AIRO’s recently-acquired subsidiaries did not have adequate personnel to manage their accounting functions and did not maintain a segregation of duties between different roles at their organizations. In addition, in the course of preparing its consolidated financial statements for the periods in which the acquisitions occurred, AIRO did not have an effective risk assessment process that successfully identified and assessed risks of material misstatement to ensure controls were designed and implemented to respond to those risks, and it did not have an effective monitoring process to assess the consistent operation of internal control over financial reporting and remediate known control deficiencies. As a result of these deficiencies, AIRO did not effectively implement and operate process-level control activities related to the accounting and reporting for the six acquisitions, including the fair value of its common stock issued in certain of the transactions, resulting in the restatement of its consolidated financial statements as of and for the year ended December 31, 2022, as well as its unaudited condensed consolidated financial statements for the six month period ended June 30, 2022, the nine month period ended September 30, 2022, the three month period ended March 31, 2023, the six month period ended June 30, 2023 and the nine month period ended September 30, 2023.

While we have made changes to our accounting processes and other internal controls as a combined company and have engaged additional accounting personnel, we cannot assure that the measures we have taken to date, actions we continue to take, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to this material weakness and restatement of our consolidated financial statements.

We are a relatively small company with limited accounting staff. Our limited staff and resources may affect our internal controls over financial reporting. Our failure to implement measures that will ensure adequate controls over our financial and other reporting processes could cause us to fail to meet our financial and other reporting obligations.

We are a relatively small company with limited accounting staff. The limited staff may not allow for effective internal controls over financial reporting due to the lack of adequate segregation of duties and insufficient secondary review of GAAP. Due to our current staffing limitations, we cannot be certain that the measures we implement in the future will ensure that we design, undertake, and maintain adequate controls over our financial processes and reporting. Any failure by us to hire and retain experienced accounting and financial reporting personnel, implement required new or improved controls, or any difficulties we encounter in their implementation, could cause us to fail to meet our reporting obligations.

Our or our subsidiaries’ failure to comply with covenants under debt instruments could adversely affect our business and financial condition.

The agreements governing our and our subsidiaries’ indebtedness contain restrictive covenants that will limit our and our subsidiaries’ ability to engage in activities that may be in our and their long-term best interests. The creditors who hold our debt could accelerate amounts due in the event that we default on these covenants, which could potentially trigger a default or acceleration of the maturity of our other debt. If we are unable to comply with any covenant, we may need to obtain waivers from the required creditors under our debt instruments to avoid default.

Our failure to comply with the terms of certain promissory notes entered into with former stockholders of several of AIRO’s wholly-owned subsidiaries could adversely affect our business, financial condition, results of operations or liquidity.

As discussed below in “Business of AIRO - Formation of AIRO Group Holdings, Inc.,” in connection with the Put-Together Transaction (as defined in the notes to AIRO’s financial statements below), AIRO entered into promissory notes with the equity holders (the “Note Holders”) of Agile Defense, CDI, Sky-Watch and AIRO Drone (all as defined below under “Business of AIRO”) (the “AIRO Subsidiaries”). The promissory notes become payable within five (5) business days after the common stock of ParentCo begins public trading. Each promissory note is secured by all of the shares of AIRO’s interest in the respective AIRO Subsidiary (the “Collateral”). If we are unable to repay the principal amount of one or more of the promissory notes when due, then the associated Note Holders may take possession of and exercise control over the Collateral, resulting in our loss of all or partial ownership of such AIRO Subsidiary, which could adversely affect our business and financial condition.

We operate in evolving markets, which makes it difficult to evaluate our business and future prospects.

Our drones, electric vertical take-off and landing (“eVTOL”) aircraft and other products are sold in new and rapidly evolving markets. Accordingly, our business and future prospects may be difficult to evaluate. We cannot accurately predict the extent to which demand for our products and services will increase, if at all. The challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets could impact our ability to do the following:

●	generate sufficient revenue to maintain profitability;

●	acquire and maintain market share;

●	achieve or manage growth in our operations;

●	develop and renew contracts;

●	attract and retain leadership and other highly-qualified personnel;

●	acquire baseline technology and platforms due to the scarcity of available assets around the globe;

●	adapt to required redirection or changes in services or direction caused by geopolitical crises;

●	successfully develop and commercially market new products and services;

●	keep pace with technological developments;

●	timely address the increasingly sophisticated needs of our customers;

●	secure sufficient quantities or cost-effective production of our products due to supply-chain challenges;

●	adapt to new or changing policies and spending priorities of governments and government agencies; and

●	access initial and additional capital when required and on reasonable terms.

If we fail to address these and other challenges, risks and uncertainties successfully, our business, results of operations, prospects and financial condition would be materially harmed.

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We face significant competition from other firms, some of which have substantially greater resources than us.

The defense and broader aerospace industry is highly competitive and generally characterized by intense competition to win contracts. Our current principal competitors include the following: (i) for our Uncrewed Air Systems Division: AeroVironment, Inc. (AVAV), Zipline International Inc., AgEagle Aerial Systems, Inc. (UAVS), Draganfly Inc. (DPRO), and Drone Delivery Canada Corp. (TAKOF); (ii) for our Training Division: Lockheed Martin Corporation (LMT), Raytheon Technologies Corporation (RTX), Northrop Grumman Corporation (NOC), Draken International, Inc., Top Aces Inc., Airborne Tactical Advantage Company, LLC, Tactical Air Defense Services Inc., Air USA, Inc., Embry-Riddle Aeronautical University, Inc., Spartan Aviation Industries, Inc., ATP, Inc., and FlightSafety International, Inc.; (iii) for our Advanced Avionics Division: Honeywell International Inc. (HON; “Honeywell”), Avidyne Corporation, Collins Aerospace, Dynon Avionics, Inc., uAvionix Corporation, L3Harris Technologies, Inc. (LHX), and Garmin Ltd. (GRMN); and (iv) for our Electric Air Mobility Division: BETA Technologies, Inc., Volocopter GmbH, Wisk Aero LLC, Joby Aviation, Inc. (JOBY), Archer Aviation Inc. (ACHR), Vertical Aerospace Ltd. (EVTL), Lilium N.V. (LILM), and Eve Holding Inc. (EVEX) in addition to ground transportation services, such as Uber Technologies, Inc. (UBER) and Lyft, Inc. (LYFT), and incumbent aircraft carrier services, such as Blade Air Mobility, Inc. (BLDE) and NetJets Inc. Some of these firms have substantially greater financial, management, research and marketing resources than us. Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence, price and the availability of key professional personnel, including those with security clearances. Furthermore, many of our competitors may be able to utilize their substantially greater resources and economies of scale to develop competing products and technologies, manufacture in high volumes more efficiently, divert sales away from us by winning broader contracts or hire away our employees by offering more lucrative compensation packages. Small business competitors may be able to offer more cost competitive solutions, due to their lower overhead costs, and take advantage of small business incentives and set-aside programs for which we are ineligible. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to contractual terms that provide for lower aggregate payments to us over the life of the contract, which could adversely affect our margins.

We expect to incur substantial R&D costs and devote significant resources to identifying and commercializing new products and services, which could significantly reduce our profitability and may never result in revenue to us.

Our future growth depends on penetrating new markets, adapting existing products to new applications, and introducing new products and services that achieve market acceptance. We plan to incur substantial R&D costs as part of our efforts to design, develop and commercialize new products and services and enhance existing products. We believe that there are significant investment opportunities in a number of our business areas. Because we account for internal R&D as an operating expense, these expenditures will adversely affect our earnings in the future. Further, our R&D programs may not produce successful results, and our new products and services may not achieve market acceptance, create additional revenue or become profitable, which could materially harm our business, prospects, financial results and liquidity.

Even if the Business Combination is successful, we will require substantial additional capital at a future date to finance our operations and fund our R&D. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate our R&D activities, as well as our commercialization efforts.

Developing products and services in the defense and broader aerospace industry is a very time-consuming, expensive and uncertain process that takes years to complete. Our operations, as well as our R&D, have consumed substantial amounts of cash since they began. We expect our expenses to increase in connection with our ongoing activities, particularly as we advance the development of our aircraft and other products, seek regulatory approvals, and launch and commercialize our products at scale. Following the Business Combination, we also expect to incur additional costs associated with operating a public company. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations. If we are unable to raise capital when needed or on acceptable terms, then we may be forced to delay, reduce or eliminate our R&D activities as well as our commercialization efforts.

Our consumers may experience service failures or interruptions due to defects in the software, infrastructure, components or engineering system that compromise our products and services, or due to errors in product installation, any of which could harm our business.

Our products and services may contain undetected defects in the software, infrastructure, components or engineering system. Sophisticated software and applications, such as those adopted and offered by us in connection with or as a part of our eVTOL, drone, and avionics offerings, may contain “bugs” that can unexpectedly interfere with the software and applications’ intended operations. Our communication services may from time to time experience outages, service slowdowns or errors. Defects may also occur in components or processes used in our products or for our services.

There can be no assurance that we will be able to detect and fix all defects in the hardware, software and services we offer. Failure to do so could result in decreases in sales of our products and services, lost revenues, significant warranty and other expenses, decreases in customer confidence and loyalty, losing market share to our competitors, and harm to our reputation.

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We rely on a limited number of suppliers in Canada and Europe for critical components and raw materials used to manufacture and develop our products. If we are forced to use suppliers outside these jurisdictions and, as a result, such materials become scarce or unavailable, or such suppliers fail, then we may incur delays in development, manufacture and delivery of our products, which could damage our business.

Particularly in our Advanced Avionics, Uncrewed Air Systems and Electric Air Mobility Divisions, we obtain hardware components, raw materials, and various systems and subsystems from a limited group of suppliers located in Canada and Europe, some of which are sole source suppliers. We do not have long-term agreements with any of these suppliers that obligate them to continue to sell such components, materials, systems or subsystems to us. Our reliance on these suppliers involves significant risk and uncertainty, including whether such suppliers will provide an adequate supply of products of sufficient quality, will increase prices for the products and will perform their obligations on a timely basis. Changes in business conditions, wars, governmental changes, political intervention, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Furthermore, if we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are acceptable to us, or at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. In addition, certain components and raw materials used in the development and manufacture of our products are periodically at risk of supply shortages, and our business is subject to the risk of price increases and periodic delays in delivery. If shortages occur and we are unable to obtain components from third party suppliers in the quantities and of the quality we require, on a timely basis and at acceptable prices, then we may not be able to timely complete development of or deliver our products on a timely or cost effective basis to our customers, which could cause customers to terminate their contracts with us, increase our costs and seriously harm our business, results of operations, prospects and financial condition. Moreover, if any of our suppliers become financially unstable, or otherwise unable or unwilling to provide us with raw materials or components, then we may have to find new suppliers. It may take several months to locate alternative suppliers, if required, or to redesign our products to accommodate components from different suppliers. Even if we are successful at locating alternative suppliers the costs of the components may be higher than the original supplier’s components or we may be required to purchase in larger quantities than we normally would, which may result in higher inventory levels than desired. We may experience significant delays in manufacturing and shipping our products to customers and incur additional development, manufacturing and other costs to establish alternative sources of supply if we lose any of these sources or are required to redesign our products. We cannot predict if we will be able to obtain replacement components within the time frames that we require at an affordable cost, if at all. In particular, the global COVID-19 pandemic has disrupted manufacturing and some supply chains, including our supply chain, which has had, and is expected to continue to have, a significant impact, both direct and indirect, on businesses and commerce worldwide.

We do not control our suppliers’ labor or other compliance practices, including environmental, health and safety practices. If our current suppliers, or any other suppliers we may use in the future, violate U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our operating results.

We are impacted by increasing stakeholder interest in public company performance, disclosure, and goal-setting with respect to environmental, social, and governance (“ESG”) matters.

In response to growing customer, investor, employee, governmental, and other stakeholder interest in the ESG practices of public companies, we plan to hire a Chief Sustainability Officer to guide our work in and reporting on our ESG initiatives. Our ability to achieve any goals in connection with our ESG initiatives is subject to numerous risks, many of which are outside of our control. Examples of such risks include: (a) the availability and cost of low- or non-carbon-based energy sources and technologies, (2) evolving regulatory requirements affecting ESG standards or disclosures, (3) the availability of suppliers that can meet our sustainability, diversity and other standards, (4) our ability to recruit, develop, and retain diverse talent in our labor markets, and (5) the impact of our organic growth and acquisitions or dispositions of businesses or operations. In addition, standards for tracking and reporting on ESG maters have not been harmonized and continue to evolve. Our processes and controls for reporting of ESG matters may not always comply with evolving and disparate standards for identifying, measuring, and reporting ESG metrics, our interpretation of reporting standards may differ from those of others, and such standards may change over time, any of which could result in significant revisions to our reported progress in our ESG initiatives.

If our ESG practices do not meet evolving investor or other stakeholder expectations and standards, then our reputation, our ability to attract or retain employees and our attractiveness as an investment, supplier, business partner, or acquirer could be negatively impacted.

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There may be a future shortage of pilots who meet the training standards required by our customers, which could reduce our ability to sell our aircraft at scale and on the timelines contemplated.

There may be a future shortage of pilots that could exacerbate over time as more pilots in the industry approach mandatory retirement age. This will affect the aviation industry, including advanced air mobility (“AAM”) services and, more specifically, our business. If we are unable to hire, train, and retain qualified pilots, our business could be harmed, and we may be unable to implement our growth plans.

We are subject to cybersecurity and other security risks to our operational systems, security systems, infrastructure, integrated software in our aircraft and customer data processed by us or third-party vendors, which risks are amplified by our work for world governments.

We are at risk for interruptions, outages and breaches of our: (i) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; (ii) facility security systems, owned by us or our third-party vendors or suppliers; (iii) aircraft technology, including powertrain and avionics and flight control software, owned by us or our third-party vendors or suppliers; (iv) the integrated software in our aircraft; or (v) customer data that we process or our third-party vendors or suppliers process on our behalf. As a government contractor, these security threats to our information technology (“IT”) infrastructure and facilities are amplified. Although we utilize various procedures and controls to monitor and mitigate these threats, there can be no assurance that these procedures and controls will be sufficient to prevent disruptions, the unauthorized release of confidential technical information, the misappropriation of intellectual property or trade secrets, financial or banking information or corruption of data. Accordingly, any significant operational delays, or any destruction, manipulation or improper use of our data, information systems or networks could adversely affect our financial results and damage the reputation for our products and services. The occurrence of some of these risks may be increased due to the increase in remote working by our employees, suppliers, contractors and other third parties due to the COVID-19 pandemic. Due to the ever-developing nature of such risks, the impact of any potential incident cannot be predicted. If we or our partners are subject to data security breaches, we may have a loss in sales or increased costs arising from the restoration or implementation of additional security measures, either of which could materially and adversely affect our business, prospects and financial results. Additionally, expenses resulting from cyber security attacks and other security risks may not be fully insured or otherwise mitigated, which could harm our financial results. If our security measures and systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

It remains unclear how the coronavirus (COVID-19) pandemic may impact our business, financial condition, results of operations and growth.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. The pandemic has adversely affected economies and financial markets worldwide, as well as business operations and the conduct of commerce generally. While the WHO declared the pandemic ended in 2023, the extent of the business disruption and financial impact depend on factors beyond our knowledge and control making it difficult for us to accurately predict the duration or magnitude of the adverse results of the outbreak and its effects on our business, results of operations or financial condition at this time, but such effects may be material. In addition, our continued access to sources of liquidity depend on global economic conditions and the condition of global financial markets. Given the uncertainty caused by the pandemic, there is no guarantee that debt or equity financing will be available in the future to fund our obligations, or that it will be available on commercially reasonable terms, in which case we may need to seek other sources of funding.

Our commercial aviation products, systems and services businesses are affected by global demand and economic factors that could negatively impact our financial results.

The operating results of our commercial aviation products, systems and services businesses – particularly our Electric Air Mobility and Advanced Avionics Divisions – may be adversely affected by downturns in the global demand for air travel, which impacts new aircraft production and orders, and global flying hours, which impacts air transport, regional and business aircraft utilization rates and pilot training needs. The aviation industry is highly cyclical, and the level of demand for air travel is correlated to the strength of the U.S. and international economies and is impacted by long-term trends in airline passenger and cargo traffic. The results of our commercial aviation businesses also depend on other factors, including general economic growth, political stability in both developed and emerging markets, pricing pressures, trends in capital goods markets and changes in original equipment manufacturer production rates. Our commercial aviation businesses experienced adverse COVID-related impacts in fiscal 2020 and remain at a higher risk of further adverse COVID-related impacts.

Our business and financial performance could be adversely affected by inflation.

Until recently, the inflation rate has generally been low in the geographies where we operate. However, recently, the inflation rate in the U.S. reached a 40-year high, primarily as a result of higher energy costs and global supply chain disruptions. In the event of a significant increase in consumer prices, particularly over an extended period of time, customer demand for our products and services could be adversely affected and we could experience lower than expected sales. In addition, if any of our suppliers implemented price increases in response to higher raw material, labor, and energy costs or otherwise, we may not be able to pass along such price increased to our customers and our profitability may be reduced. The occurrence of any of these events could have a material adverse effect on our business, financial condition, and results of operations.

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We cannot predict the consequences of future geopolitical events, but they may adversely affect the markets in which we operate, our ability to insure against risks, our operations or our profitability.

Ongoing instability and current conflicts in global markets, including in Eastern Europe, the Middle East and Asia, and the potential for other conflicts and future terrorist activities, as well as other recent geopolitical events throughout the world, including the ongoing conflict in Ukraine and new or increased tariffs and potential trade wars, have created and may continue to create economic and political uncertainties and impacts that could have a material adverse effect on our business, operations, and profitability. We have not experienced, and do not anticipate, any disruption in our supply chain or other business operations due to the ongoing conflict in Ukraine. We sell drones that are being deployed by Ukraine via sales to other NATO nations, but given the uncertainty of the future of that conflict we have not projected continuing sales in that area in our financial projections. As the conflict expands or contracts, diminished sales would have little or no impact on our financial position, while increased sales would be reflected in increased revenue. However, notwithstanding our current and anticipated position, these types of matters can cause uncertainty in financial markets and may significantly increase the political, economic and social instability in geographic areas in which we operate now or may operate in the future. If credit in financial markets outside of the U.S. tightened, it could adversely affect the ability of our international customers and suppliers to obtain financing and could result in a decrease in or cancellation of orders for our products, systems and services or impact the ability of our customers to make payments.

Risks Related to Electric Air Mobility

The market for eVTOL aircraft and electric air mobility (“EAM”) has not been established with precision, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected, which may harm our business, financial condition, and results of operations.

The EAM market is still emerging and has not been established with precision. We are uncertain as to what extent market acceptance will grow, if at all. Our customers will likely initially launch operations in a limited number of metropolitan areas. The success of these markets, if any, and the opportunity for future growth in these and other markets may not be representative of the potential market for EAM in other metropolitan areas. Our success will depend to a substantial extent on regulatory approval and availability of eVTOL technology, as well as the willingness of commuters and travelers to widely adopt air mobility as an alternative for ground transportation. If the public does not perceive EAM as beneficial, or chooses not to adopt EAM as a result of concerns regarding safety, affordability, value proposition or for other reasons, then the market for our aircraft may not develop, may develop more slowly than we expect or may not achieve the growth potential we expect. Any of the foregoing could materially adversely affect our business, financial condition, prospects, and results of operations.

There may be reluctance by consumers to adopt this new form of mobility, or an unwillingness to pay aircraft operators’ projected prices.

Our growth is highly dependent upon the adoption by consumers of an entirely new form of mobility offered by eVTOL aircraft and the EAM market. If consumers do not adopt this new form of mobility or are not willing to pay the projected prices for the aerial ridesharing services provided by our customers, our prospects, financial condition and operating results will be harmed. This market is new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, new aircraft announcements and changing consumer demands and behaviors. There may be heightened public skepticism of this nascent technology and its adopters. In particular, there could be negative public perception surrounding eVTOL aircraft, including the overall safety and the potential for injuries or death occurring as a result of accidents involving eVTOL aircraft, regardless of whether any such safety incidents involve our aircraft. Any of the foregoing risks and challenges could adversely affect our prospects, business, financial condition, and results of operations.

Our success in a given market will depend on our customers’ ability to develop a network of passengers and accurately assess and predict passenger demand and price sensitivity. Demand and price sensitivity may fluctuate based on a variety of factors, including macroeconomic factors, quality of service, negative publicity, safety incidents, corporate reporting related to safety, quality of customer support, perceived political or geopolitical affiliations, or dissatisfaction with our products and offerings in general. If the operators of our aircraft fail to attract passengers or fail to accurately predict demand and price sensitivity, it could reduce demand for our aircraft and harm our financial performance.

We expect that a large driver of passenger demand for EAM will be time savings when compared with alternative modes of transportation. Should operators of our aircraft be unable to deliver a sufficient level of time savings for passengers, or if expected time savings are impacted by delays or cancellations, it could reduce consumer demand and, in turn, demand for our aircraft. If demand does not materialize or falls, our business, financial conditions, prospects, and results of operations could be adversely affected.

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Operators of our aircraft may be unable to reduce end-user pricing over time at rates sufficient to stimulate demand for our aircraft, drive expected growth and accomplish planned production.

Operators of our aircraft may not be able to successfully reduce end-user pricing over time to increase demand, address new market segments and develop a significantly broader customer base. We expect that initial end-user pricing may be most applicable to relatively affluent consumers, and operators will need to address additional markets and expand their customer demographic in order to further grow their EAM business. If operators are unable to meet their end-user pricing projections, then demand for our aircraft will decline and we will be unable to meet our production plans, resulting in an increase in our per-unit costs, adversely affecting our results of operations.

Our aircraft may not perform at the level we expect, and may have design or manufacturing deficiencies, such as higher than expected noise profile, lower payload than initially estimated, shorter range and/or shorter useful lives than we anticipate.

Our aircraft may contain defects in design or manufacture that may cause them not to perform as expected or that may require repair. For example, our aircraft may have a higher noise profile than we expect or carry a lower payload or have shorter maximum battery range than we estimate. Our aircraft also use a substantial amount of software code to operate. Software products are inherently complex and often contain defects and errors when first introduced. There can be no assurance that we will be able to detect and fix these defects in these products prior to their use. While we have performed extensive testing, in some instances we are still relying on projections and models to validate the projected performance of our aircraft. To date, we have been unable to validate the performance of our aircraft over the expected lifetime of the aircraft.

Accidents or safety incidents involving eVTOL aircraft, us or our competitors could have a material adverse effect on our business, financial condition, and results of operations.

Test flying prototype aircraft is inherently risky, and accidents or incidents involving our aircraft are possible. Urban environments may present particular challenges to the operators of UAS, such as an increased risk of collisions resulting in property damage, injury or death. As the usage of UAS has increased, the danger of such collisions has increased. Any such occurrence would negatively impact our development, testing and certification efforts, and could result in re-design, certification delay and/or postponements or delays to the sales of our aircraft It could also significantly damage the reputation of and support for UAS in general.

The operation of aircraft is subject to various risks, and we expect demand for our aircraft to be impacted by accidents or other safety issues regardless of whether such accidents or issues involve our aircraft. Such accidents or incidents could also have a material impact on our ability to obtain certification from the Transport Canada Civil Aviation (“TCCA”), the U.S. Federal Aviation Administration (“FAA”), and/or the European Union Aviation Safety Agency (“EASA”) (the TCCA, FAA and EASA together, the “Civil Aviation Authorities”) for our aircraft, or to obtain such certification in a timely manner. Such events could impact confidence in a particular aircraft type or the air transportation services industry as a whole, particularly if such accidents or disasters were due to a safety fault. We believe that regulators and the general public are still forming their opinions about the safety and utility of aircraft that are highly reliant on lithium-ion batteries and/or advanced flight control software capabilities. An accident or other safety incident involving either our aircraft or a competitor’s aircraft during these early stages of opinion formation could have a disproportionate impact on the longer-term view of the emerging EAM market.

Further, if our personnel, our aircraft or other types of aircraft are involved in a public incident, accident, catastrophe or regulatory enforcement action, we could be exposed to significant reputational harm and potential legal liability. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that our insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident or accident, which would adversely impact our business, results of operations and financial condition.

Our competitors may commercialize their technology before us, either in general or in specific markets.

While we expect to be one of the pioneering companies to market eVTOL aircraft, we expect this industry to be increasingly competitive, and it is possible that our competitors could get to market before us, either generally or in specific markets. Even if we are first to market, we may not fully realize the benefits we anticipate, and we may not receive any competitive advantage or may be overcome by other competitors. Many of our current and potential competitors are larger and have substantially greater resources than we have and expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. In particular, our competitors may be able to obtain the relevant certification and approvals for their aircraft before us.

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We may encounter obstacles outside of our control that slow market adoption of eVTOL aircraft or aerial rideshares, such as infrastructure limitations, regulatory requirements and challenges in the certification process.

The fleet market for electric aircraft is new and untested and is characterized by rapidly changing and evolving government regulation and industry standards. If we are unable to get through the certification process on the timeline planned, then our business, financial conditions, prospects, and results of operations could be adversely affected.

In addition, while our aircraft will be operating within the existing aviation airspace and infrastructure, long-term continued adoption of EAM will depend on operators’ ability to develop and operate vertiports in desirable locations in metropolitan locations. Developing and operating vertiport locations will require permits and approvals from federal, state, and local regulatory authorities and government bodies, and operation of our aircraft will depend on such permits and approvals. If our operators are prohibited, restricted, or delayed from developing and operating desirable vertiport locations, then demand for our aircraft could decline and our business could be adversely affected.

If we experience harm to our reputation and brand by customers, employees or operators, our business, financial condition, and results of operations could be adversely affected.

Continuing to increase the strength of our reputation and brand for high-performing, sustainable, safe and cost-effective EAM is critical to our ability to attract and retain customers and partners. In addition, our growth strategy includes international expansion through joint ventures or other partnerships with local companies that would benefit from our reputation and brand recognition. The successful development of our reputation and brand will depend on several factors, many of which are outside of our control. Negative perception of our aircraft or company may harm our reputation and brand, including as a result of:

●	complaints or negative publicity or reviews about us, independent third-party aircraft operators, passengers, or other brands or events that we associate with, even if factually incorrect or based on isolated incidents;

●	changes to our operations, safety and security or other policies that customers, end-users or others perceive as overly restrictive, unclear or inconsistent with our values;

●	illegal, negligent, reckless or otherwise inappropriate behavior by operators or independent third parties involved in the operation of our business or by our management team or other employees;

●	actual or perceived disruptions or defects in our aircraft;

●	litigation over, or investigations by regulators into, our operations or those of our independent third-party aircraft operators;

●	a failure to operate our business in a way that is consistent with our values;

●	negative responses by independent third-party aircraft operators to new mobility offerings; or

●	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

Any of the foregoing could adversely affect our business, financial condition, and results of operations.

In order to reach production for our aircraft, we need to develop complex software and technology systems in coordination with our partners and suppliers, and there can be no assurance such systems will be successfully developed.

We anticipate that our aircraft will use a substantial amount of sophisticated software and hardware to operate. The development of such advanced technologies is inherently complex, and we will need to coordinate with our partners and suppliers in order to reach production for our aircraft. Defects and errors may be revealed over time and our control over the performance of third-party services and systems may be limited. Thus, our potential inability to develop the necessary software and technology systems may harm our competitive position.

We are relying on third-party partners to develop a number of emerging technologies for use in our products. These technologies are not today, and may not ever be, commercially viable. There can be no assurances that our partners will be able to meet the technological requirements, production timing, and volume requirements to support our business plan. In addition, the technology may not comply with the cost, performance, useful life, and warranty characteristics that we anticipate in our business plan or may have performance problems related to mechanical or software defects. As a result, our business plan could be significantly adversely impacted, and we may incur significant liabilities under warranty claims, which could adversely affect our business, prospects, and results of operations.

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We may not be able to produce aircraft in the volumes and on the timelines projected.

There are significant challenges associated with mass producing aircraft in the volumes that we are projecting. The aerospace industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing aircraft, long lead times to bring aircraft to market from the concept and design stage, the need for specialized design and development expertise, extensive regulatory requirements, difficulty establishing a brand name and image, and the need to establish maintenance and service locations. As a manufacturer of electric aircraft, we face a variety of added challenges to entry that a traditional aircraft manufacturer would not encounter, including additional costs of developing and producing an electric powertrain, regulations associated with the transport of lithium-ion batteries and unproven high-volume consumer demand for a fully electric aerial mobility service. Additionally, we are developing production lines for components and at volumes for which there is little precedent within the traditional aerospace industry. If we are not able to overcome these barriers, our business, prospects, operating results and financial condition will be negatively impacted, and our ability to grow our business will be harmed.

We will also need to do extensive testing to ensure that the aircraft is in compliance with applicable TCCA safety regulations and other relevant regulations prior to beginning mass production. In addition to certification of the aircraft, we will be required to obtain TCCA approval to manufacture completed aircraft pursuant to a TCCA-approved type design (e.g., type certificate). Production approval involves initial TCCA manufacturing approval and extensive ongoing oversight of mass produced aircraft. If we are unable to obtain production approval for the aircraft, or if TCCA imposes unanticipated restrictions as a condition of approval, our projected costs of production could increase substantially.

The timing of our production ramp is dependent upon finalizing certain aspects of the design, engineering, component procurement, testing, build out, and manufacturing plans in a timely manner and upon our ability to execute these plans within the current timeline. It is also dependent on being able to timely obtain TCCA certification.

Unsatisfactory safety performance of our aircraft as a result of our customers’ operations could have a material adverse effect on our business, financial condition, and results of operation.

There can be no assurance that our operator customers will not experience operational or process failures and other problems, including pilot error, cyberattacks or other intentional acts, that could result in potential safety risks. Any actual or perceived safety issues may result in significant reputational harm to the EAM industry and, accordingly, our business, in addition to tort liability, increased safety infrastructure and other costs that may arise. Such issues could result in increased regulation or other systemic consequences. Adverse publicity affecting the industry and our reputation as a result of accidents, operational failures, or other safety incidents could have a material adverse effect on our business, financial condition, prospects, and results of operation. In addition, our aircraft may be grounded by regulatory authorities due to safety concerns that could have a material adverse impact on our business, financial condition, operating results and prospects.

Risks Related to Our U.S. Government Contracts

We are subject to extensive government regulation, and our failure to comply with applicable regulations may subject us to penalties that restrict our ability to conduct our business.

As a contractor to the U.S. government and provider of various technologies, we are subject to and must comply with various government regulations that impact our revenue, operating costs, profit margins and the internal organization and operation of our business. We also need special security clearances and regulatory approvals to continue working on certain projects with the U.S. government. Our failure to comply with applicable regulations, rules and approvals, changes in the government’s interpretation of such regulations, rules and approvals as have been and are applied to our contracts, proposals or business or misconduct by any of our employees could result in the imposition of fines and penalties, the loss of security clearances, a decrease in profitability, the loss of our government contracts or our suspension or debarment from contracting with the U.S. government generally, any of which could harm our business, financial condition, and results of operations. We are also subject to certain regulations of comparable government agencies in other countries, and our failure to comply with these non-U.S. regulations could also harm our business, financial condition or results of operations.

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U.S. government contracts are subject to a competitive bidding process, are generally not fully funded at inception, and contain certain provisions that may be unfavorable to us, which could result in contracts and opportunities consuming significant resources without generating revenue.

U.S. government contracts typically involve long lead times for design and development, and are subject to significant changes in scheduling. Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations. The termination or reduction of funding for a government program would result in a loss of anticipated future revenue attributable to that program. In addition, U.S. government contracts generally contain provisions permitting termination, in whole or in part, at the government’s convenience. Because a substantial majority of our revenue is dependent on the procurement, performance and payment under our U.S. government contracts, the termination of one or more critical government contracts could have a negative impact on our results of operations and financial condition.

U.S. government contracts are frequently awarded only after formal, protracted competitive bidding processes and, in many cases, unsuccessful bidders for U.S. government contracts are provided the opportunity to protest contract awards through various agency, administrative and judicial channels. Competitive bidding presents a number of risks, including the following:

●	the need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

●	the substantial cost and managerial time and effort that must be spent to prepare bids and proposals for contracts that may not be awarded to us;

●	the need to estimate accurately the resources and cost structure that will be required to service any contract we are awarded; and

●	the expense and delay that may arise if our competitors protest or challenge contract awards made to us pursuant to competitive bidding.

We rely to a significant degree on sales to the U.S. government, particularly to agencies of the DoD, and a decline in government budgets, funding, changes in spending or budgetary priorities, or delays in contract awards may materially adversely affect our future revenue, business, financial condition, results of operations, cash flow and equity.

We derive a significant portion of our total sales from the U.S. government and its agencies, either as a prime contractor or subcontractor, particularly in connection with our Uncrewed Air Systems and Training Divisions. The Department of Defense (“DoD”) is our principal U.S. government customer. We believe that the success and growth of our business for the foreseeable future will continue to depend to a significant degree on our ability to win government contracts, in particular from the DoD.

The U.S. government may modify, curtail or terminate one or more of our contracts.

The U.S. government contracting party may modify, curtail or terminate its contracts with us, without prior notice and either at its convenience or for default based on performance. In addition, funding pursuant to our U.S. government contracts may be reduced or withheld as part of the U.S. Congressional appropriations process due to fiscal constraints, changes in U.S. national security strategy and/or priorities or other reasons. Historically, our Training Division has received some U.S. government contract funding under programs designed to benefit “small businesses” as defined under certain provisions of the U.S. Small Business Administration (“SBA”) regulations. The SBA regulations address multiple different programs that have varying eligibility requirements. While we believe that we will continue to be eligible as a small business under some programs, we will likely not be eligible under others. Moreover, the SBA regulations are subject to different interpretations, and the U.S. government may determine that we should no longer be classified as small. If the U.S. government made such a determination, it could terminate, cancel, or decide not to award options on existing agreements.

Any loss or anticipated loss or reduction of expected funding and/or modification, curtailment, or termination of one or more of our U.S. government contracts could have a material adverse effect on our earnings, cash flow and/or financial position, as well as our access to government testing facilities and/or our ability to secure pre-certification operating experience and/or revenues.

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Risks Related to Legal and Regulatory Requirements

Some of our products and services are subject to local, state, federal and international regulatory frameworks that are costly to comply with, are subject to interpretation, may be dependent on political pressures and factors and/or are subject to change.

Many of the products we develop and manufacturer are highly dependent on our ability to meet local, state, federal and international regulations. In particular, our ability to meet the certification requirements for our products in the U.S. and abroad could determine the ability to sell, deliver, and manufacture our products, and therefore, could impact our operating results. These regulations include design and manufacture of products and components. While a common framework exists among many regulatory authorities allowing for recognition of different regulatory approvals by other regulatory entities, often times there are differences that require additional validation to meet the requirements of a specific entity. The risk not only lies in the viability of a particular product but also the time to market. Delays in the process are not unusual and can lead to delays in bringing product to market. These delays could result in financial and competitive impacts on AIRO’s operations. For a description of the regulatory frameworks that apply to our products and services, see “Business of AIRO — Government Regulation.”

All of our divisions are highly regulated and our ability to generate revenues and profit may be limited by regulatory restrictions and/or changes.

Aerospace manufacturers and aircraft operators are subject to extensive regulatory and legal requirements that involve significant compliance costs. The Civil Aviation Authorities may issue regulations relating to the operation of aircraft that could require significant expenditures. Implementation of the requirements created by such regulations may result in increased costs for our EAM passengers and us. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of our operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising fares, reducing revenue and increasing costs. We cannot ensure that these and other laws or regulations enacted in the future will not have a negative impact on our business, financial condition, and results of operations.

Governments and regulatory agencies in the markets where we manufacture and sell drone products may enact additional regulations relating to product safety and consumer protection in the future, and may also increase the penalties for failure to comply with product safety and consumer protection regulations. In addition, one or more of our customers might require changes in our products, such as the non-use of certain materials, in the future. Complying with any such additional regulations or requirements could impose increased costs on our business. Similarly, increased penalties for non-compliance could subject us to greater expenses in the event any of our products were found to not comply with such regulations. Such increased costs or penalties could have a negative impact on our business, financial condition, and results of operations.

International sales may pose different economic, regulatory, competition and other risks.

All of our divisions sell their products and/or services to international customers and these sales may grow in the future. International sales are subject to numerous political and economic factors, budget uncertainty, regulatory requirements, significant competition, taxation, and other risks associated with doing business outside the U.S. In international sales, we face substantial competition from both U.S. manufacturers and international manufacturers whose governments sometimes provide R&D assistance, marketing subsidies and other assistance for their products and services.

Risks Related to AIRO Intellectual Property

If we fail to protect, or incur significant costs in defending or enforcing our intellectual property and other proprietary rights, our business, financial condition, and results of operations could be materially harmed.

Our success depends, in large part, on our ability to protect our intellectual property and other proprietary rights. We rely primarily on patents, trademarks, copyrights, trade secrets and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, a portion of our technology is not patented, and we may be unable or may not seek to obtain patent protection for this technology. In addition, the U.S. government has licenses under certain of our patents and certain other intellectual property that are developed or used in performance of government contracts, and it may use or authorize others to use such patents and intellectual property for government and other purposes. Moreover, existing U.S. legal standards relating to the validity, enforceability and scope of protection of intellectual property rights offer only limited protection, may not provide us with any competitive advantages, and our rights may be challenged by third parties. The laws of countries other than the U.S. may be even less protective of our intellectual property rights. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology. Unauthorized third parties may try to copy or reverse engineer our products or portions of our products or otherwise obtain and use our intellectual property. Moreover, many of our employees have access to our trade secrets and other intellectual property. If one or more of these employees leave our employment to work for one of our competitors, then they may disseminate this proprietary information despite our established procedures and policies to prevent such dissemination, which may as a result damage our competitive position. If we fail to protect our intellectual property and other proprietary rights, then our business, results of operations or financial condition could be materially harmed. From time to time, we have initiated lawsuits to protect our intellectual property and other proprietary rights. Pursuing these claims is time consuming and expensive and could adversely impact our results of operations.

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In addition, affirmatively defending our intellectual property rights and investigating whether any of our products or services violate the rights of others may entail significant expense. Our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, then the proceedings could result in significant expense to us and divert the attention and efforts of our management and technical employees, even if we prevail.

We may be sued by third parties for alleged infringement of their proprietary rights, which could be costly, time-consuming and limit our ability to use certain technologies in the future.

We may become subject to claims that our technologies infringe upon the intellectual property or other proprietary rights of third parties. Defending against, or otherwise addressing, any such claims, whether they are with or without merit, could be time-consuming and expensive, and could divert our management’s attention away from the execution of our business plan. Moreover, any settlement or adverse judgment resulting from these claims could require us to pay substantial amounts or obtain a license to continue to use the disputed technology, or otherwise restrict or prohibit our use of the technology. We cannot ensure that we would be able to: obtain from the third party asserting the claim a license on commercially reasonable terms, if at all; develop alternative technology on a timely basis, if at all; or obtain a license to use a suitable alternative technology to permit us to continue offering, and our customers to continue using, our affected product. An adverse determination also could prevent us from offering our products to others. Infringement claims asserted against us may have a material adverse effect on our business, results of operations or financial condition.

Risks Related to Tax and Accounting Matters

Our ability to use our net operating loss carryforwards and certain tax credit carryforwards may be subject to limitation.

We may from time to time generate net operating loss carryforwards for U.S. federal and state income tax purposes that are subject to expiration. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, changes in our ownership may limit the amount of our net operating loss carryforwards and tax credit carryforwards that could be utilized annually to offset our future taxable income, if any. This limitation would generally apply in the event of a cumulative change in ownership of our company of more than 50 percentage points within a three-year period. Any such limitation may significantly reduce our ability to utilize our net operating loss carryforwards and tax credit carryforwards before they expire. Private placements and other transactions that we may execute, as well as the Business Combination, may trigger such an ownership change pursuant to Section 382. Any such limitation, sales of our common stock by our existing stockholders or additional sales of our common stock by us, could have a material adverse effect on our results of operations in future years. Our ability to utilize those net operating loss carryforwards could be limited by an “ownership change” as described above, which could result in increased tax liability to us. Net operating losses generated after December 31, 2017 are not subject to expiration, but may not be carried back to prior taxable years, except that net operating losses generated in 2018, 2019 and 2020 may be carried back five taxable years. Additionally, the deductibility of such U.S. federal net operating losses is limited to 80% of our taxable income in any taxable year beginning after December 31, 2020.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually, beginning with our second Annual Report on Form 10-K. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). However they will not be required to do so for so long as we are an emerging growth company. We could be an emerging growth company for up to five years from the date of the first sale of Kernel Class A Ordinary Shares in Kernel’s IPO. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to restatements of our financial statements and require us to incur the expense of remediation.

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Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Risks Related to Our Securities

The price of our stock and Public Warrants may be volatile, and you could lose all or part of your investment.

The trading price of ParentCo’s common stock and Public Warrants following the Closing is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this proxy statement/prospectus, these factors include:

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to effectively manage our growth;

●	actual or anticipated variations in quarterly operating results;

●	our cash position;

●	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

●	changes in the market valuations of similar companies;

●	overall performance of the equity markets;

●	sales of our common stock and Public Warrants by us or our stockholders in the future;

●	low trading volume of our common stock, which may impair our ability to raise capital or enter into strategic collaborations and acquisitions by using our common stock as consideration;

●	changes in accounting practices;

●	ineffectiveness of our internal controls;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	significant lawsuits, including patent or stockholder litigation;

●	general political and economic conditions, including any impact of the ongoing COVID-19 pandemic; and

●	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the market for aerospace & defense companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors, as well as local or global socio-economic and political factors, including the conflict between Russia and Ukraine and between Israel and Hamas, may negatively affect the market price of our common stock, regardless of our actual operating performance. If the market price of ParentCo’s common stock and Public Warrants after the Closing does not exceed the price you paid for them, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

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The terms of the Warrant Agreement may be amended.

Amending our warrant agreement would require the affirmative vote of holders of at least 50% of the Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants, holders of 50% of the number of the then outstanding Private Placement Warrants. Notwithstanding the foregoing, we may lower the exercise price or extend the duration of the exercise period of the warrants in certain circumstances without the consent of the warrant holders.

We may redeem the Private Placement Warrants and Public Warrants (collectively, the “ParentCo warrants”) after the closing of the Business Combination if the reported last sale price of the ParentCo common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable.

Once the ParentCo warrants become exercisable, we may redeem not less than all of them at a price of $0.01 per warrant upon not less than 30 days’ prior written notice of redemption (such period, the “30-day Redemption Period”) to each warrant holder if, and only if, the reported last sale price of the ParentCo common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders. The trading price for the Kernel common stock has never equaled or exceeded $18.00 per share.

If and when the ParentCo warrants become redeemable we may exercise our redemption right if there is a current registration statement in effect with respect to the ParentCo common stock underlying such warrants. Redemption of the outstanding ParentCo warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price, which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. In these circumstances, and you choose option (i) to exercise the ParentCo warrants, the value received upon exercise of the ParentCo warrants (1) may be less than the value warrant holders would have received if they had exercised their public ParentCo warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the ParentCo warrants. If you choose to sell under option (ii) there is no guarantee the sale price will be high enough to compensate warrant holders for the value of the ParentCo warrants.

We will not redeem the ParentCo warrants as described above unless a registration statement under the Securities Act covering the issuance of the ParentCo Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ParentCo Ordinary Shares is available throughout the 30-day Redemption Period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If we call the ParentCo warrants for redemption as described above, our management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of ParentCo common stock issuable upon the exercise of the ParentCo warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of ParentCo Common Stock equal to the quotient obtained by dividing (i) the product of the number shares of ParentCo Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the ParentCo Common Stock for the 10 trading days ending on the third trading day prior to the date on which we send the notice of redemption to the holders of the ParentCo warrants.

As provided in the Warrant Agreement, in the event we elect to redeem the ParentCo warrants, we will fix a date for the redemption (the “Redemption Date”). We will mail or cause to be mailed notice of redemption by first class mail, postage prepaid, not less than thirty (30) days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in such manner shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

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As ParentCo has no obligation to net cash settle the ParentCo warrants, such warrants may expire worthless.

In no event will ParentCo have any obligation to net cash settle the ParentCo warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of ParentCo warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the warrants may expire worthless.

ParentCo does not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

ParentCo currently anticipates that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Furthermore, future debt or other financing arrangements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to stockholders will therefore be limited to the appreciation of their stock.

ParentCo’s principal stockholders and management will own a significant percentage of our stock following the Closing and will be able to exert significant control over matters subject to stockholder approval.

Immediately following the Closing, ParentCo’s executive officers, directors and their affiliates, as well as our principal stockholders will beneficially hold, in the aggregate, approximately 44.5% of our outstanding voting stock (assuming maximum redemptions). These stockholders, acting together, would be able to significantly influence all matters requiring stockholder approval. For example, these stockholders would be able to significantly influence elections of directors, amendments of our governing documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

ParentCo’s issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plan, employee stock purchase plan or otherwise will dilute all other stockholders.

ParentCo expects to issue additional capital stock in the future that will result in dilution to all other stockholders. ParentCo expects to grant equity awards to employees, directors, and consultants under our stock incentive plan and employee stock purchase plan. ParentCo may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock, including as a result of the exercise of any warrants to purchase shares of common stock, may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

ParentCo will incur increased costs as a result of operating as a public company, and its management will devote substantial time to compliance with its public company responsibilities and corporate governance practices.

If Kernel and AIRO complete the Business Combination and ParentCo becomes a public company, it will incur significant legal, accounting and other expenses that AIRO did not incur as a private company, and these expenses may increase even more after ParentCo is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act.

ParentCo will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial reporting controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period for the first five fiscal years from the date of first sale of Kernel’s Class A Ordinary Shares in its IPO. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

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ParentCo expects the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have an adverse effect on our business. The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. ParentCo cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on the ParentCo Board, the ParentCo board committees or as ParentCo executive officers.

AIRO’s management team has limited experience managing a public company.

Most of the members of AIRO’s management team who will become the management team of ParentCo have limited to no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. AIRO’s management team has not worked together at prior companies that were publicly traded. AIRO’s management team may not successfully or efficiently manage their new roles and responsibilities. AIRO’s transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from ParentCo’s senior management and could divert their attention away from the day-to-day management of ParentCo’s business, which could have a material adverse effect on ParentCo’s business, financial condition and results of operations.

The Proposed ParentCo Charter requires, to the fullest extent permitted by law, that derivative actions brought in ParentCo’s name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against Kernel’s or ParentCo’s directors, officers, other employees or stockholders, as applicable.

Pursuant to the Proposed ParentCo Charter, as will be in effect upon the closing of the Business Combination, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claims for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware, our amended and restated certificate of incorporation or our amended and restated by-laws; (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or by-laws; or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, or the Delaware forum provision. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternate forum, the United States District Courts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the federal forum provision, as our principal office is located in Providence, Rhode Island. In addition, ParentCo’s Charter, as will be in effect upon the Closing, provides that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the Delaware forum provision and the Federal forum provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The Delaware forum provision and the federal forum provision may impose additional litigation costs on stockholders who assert the provision is not enforceable and may impose more general additional litigation costs in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. In addition, these forum selection clauses in the Proposed ParentCo Charter may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision. If the federal forum provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The federal forum provision may also impose additional litigation costs on stockholders who assert the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Courts may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

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Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed ParentCo Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive forum provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Claims for indemnification by ParentCo’s directors and officers may reduce ParentCo’s available funds to satisfy successful third-party claims against ParentCo and may reduce the amount of money available to ParentCo.

The Proposed ParentCo Charter and Proposed ParentCo Bylaws will provide that ParentCo will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the DGCL, the Proposed ParentCo Charter and Bylaws and its indemnification agreements that it will enter into with its directors and officers will provide that:

●	ParentCo will indemnify its directors and officers for serving ParentCo in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

●	ParentCo may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

●	ParentCo will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

●	ParentCo will not be obligated pursuant to the Proposed ParentCo Charter or Bylaws to indemnify a person with respect to proceedings initiated by that person against ParentCo or its other indemnitees, except with respect to proceedings authorized by the ParentCo Board or brought to enforce a right to indemnification; and

●	the rights conferred in the Proposed ParentCo Charter and Bylaws are not exclusive, and ParentCo is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about ParentCo, its business or its market, or if they change their recommendations regarding ParentCo’s securities adversely, the price and trading volume of ParentCo’s securities could decline.

The trading market for ParentCo’s securities will be influenced by the research and reports that industry or securities analysts may publish about ParentCo, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on ParentCo. If no securities or industry analysts commence coverage of ParentCo, ParentCo’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover ParentCo change their recommendation regarding ParentCo common stock adversely or provide more favorable relative recommendations about ParentCo’s competitors, the price of shares of ParentCo common stock would likely decline. If any analyst who may cover ParentCo were to cease coverage of ParentCo or fail to regularly publish reports on it, ParentCo could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Future issuances of debt securities and equity securities may adversely affect ParentCo, including the market price of ParentCo common stock and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity-ranking senior to ParentCo common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting ParentCo’s operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of ParentCo common stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of ParentCo common stock and be dilutive to existing stockholders.

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There can be no assurance that ParentCo common stock and Public Warrants that will be issued in connection with the Business Combination will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that we will be able to comply with the continued listing standards of Nasdaq. ParentCo’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of its Securities.

In connection with the closing of the Business Combination, we intend to list ParentCo’s common stock and warrants on Nasdaq under the symbols “AIRO” and “AIROW,” respectively. AIRO has the right to terminate the Business Combination Agreement if ParentCo’s securities are not approved for listing, subject to notice of issuance, at the time of the closing of the Business Combination Agreement. ParentCo’s continued eligibility for listing may depend on the number of Kernel’s shares that are redeemed. If, after the Business Combination, Nasdaq delists ParentCo’s shares from trading on its exchange for failure to meet the listing standards, ParentCo and its stockholders could face significant material adverse consequences including, but not limited to:

●	a limited availability of market quotations for ParentCo’s securities;

●	reduced liquidity for ParentCo’s securities;

●	a determination that ParentCo common stock is a “penny stock,” which will require brokers trading in ParentCo common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for ParentCo common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If ParentCo common stock and Public Warrants are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if ParentCo was no longer listed on Nasdaq, ParentCo’s securities would not be covered securities and ParentCo would be subject to regulation in each state in which ParentCo offers its securities.

If, after listing, ParentCo fails to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, ParentCo can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if ParentCo’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of these securities may be more limited than if they were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your ParentCo securities unless a market can be established or sustained.

An active market for ParentCo’s securities may not develop, which would adversely affect the liquidity and price of ParentCo’s securities.

The price of ParentCo’s securities may vary significantly due to factors specific to ParentCo as well as to general market or economic conditions. Furthermore, an active trading market for ParentCo’s securities may never develop or, if developed, it may not be sustained. Holders of ParentCo’s securities may be unable to sell their securities unless a market can be established and sustained.

The market price of ParentCo’s securities may decline as a result of the Business Combination or other market factors.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Kernel’s securities prior to the Closing may decline following the Closing when they trade as ParentCo securities. The market values of ParentCo’s securities at the time of the Business Combination may vary significantly from the market price of Kernel’s securities on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which Kernel’s shareholders vote on the Business Combination.

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In addition, following the Business Combination, fluctuations in the price of ParentCo’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for AIRO common stock. Accordingly, the valuation ascribed to AIRO may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for ParentCo’s securities develops and continues, the trading price of ParentCo’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond ParentCo’s control. Any of the factors listed below could have a material adverse effect on your investment in ParentCo’s securities and ParentCo’s securities may trade at prices significantly below the price you paid for your Kernel securities. In such circumstances, the trading price of ParentCo’s securities may not recover and may experience a further decline.

The market price of ParentCo securities may decline as a result of the Business Combination and for a number of other reasons including:

●	if investors react negatively to the prospects of ParentCo’s business and the prospects of the Business Combination;

●	if the effect of the Business Combination on ParentCo’s business and prospects is not consistent with the expectations of securities or industry analysts;

●	if ParentCo does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by securities or industry analysts;

●	actual or anticipated fluctuations in ParentCo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

●	changes in the market’s expectations about ParentCo’s results of operations;

●	success of competitors;

●	changes in financial estimates and recommendations by securities analysts concerning ParentCo or the aerospace and aviation industry in general;

●	operating and share price performance of other companies that investors deem comparable to ParentCo;

●	ParentCo’s ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting ParentCo’s business;

●	ParentCo’s ability to meet compliance requirements;

●	commencement of, or involvement in, litigation involving ParentCo;

●	changes in ParentCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of ParentCo’s securities available for public sale; or

●	any major change in ParentCo Board or management.

Future sales, or the perception of future sales, by ParentCo or its stockholders in the public market following the Business Combination could cause the market price for ParentCo common stock to decline.

The sale of shares of ParentCo common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of ParentCo common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for ParentCo to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that ParentCo will have a total of 89,628,091 shares of ParentCo common stock outstanding (excluding any outstanding Warrants and assuming that (i) there are no redemptions of any shares by Kernel’s Public Shareholders in connection with the Business Combination, (ii) no awards are issued under the 2024 Equity Incentive Plan or the Employee Stock Purchase Plan (“ESPP”), and (iii) Kernel does not engage in any kind of equity financing prior to the Closing). All shares currently held by Kernel Public Shareholders will be freely tradable without registration under the Securities Act, and without restriction, following the Closing, by persons other than ParentCo’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including ParentCo’s directors, executive officers and other affiliates.

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In connection with the Business Combination, certain existing AIRO stockholders, who are expected to collectively own approximately 77,000,000 shares of ParentCo common stock following the Business Combination, have agreed with Kernel, subject to certain exceptions, not to dispose of or hedge any of their shares of ParentCo common stock or securities convertible into or exchangeable for shares of ParentCo common stock during the period from the date of the Closing and ending on the earlier of (x) one year from the Closing or (y) subsequent to the Closing, if the reported last sale price of ParentCo’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, right issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination. For more information, see the section of this proxy statement/prospectus entitled “Shareholder Proposal No. 1: The Business Combination Proposal—Business Combination Agreement.”

In addition, the shares of ParentCo common stock reserved for future issuance under the 2024 Equity Incentive Plan and ESPP will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. Assuming the Business Combination Proposal and the Nasdaq Proposal are approved and subject to approval by stockholders, the proposed 2024 Equity Incentive Plan and ESPP will initially reserve up to [●] shares of ParentCo common stock following the consummation of the Business Combination for issuance as awards in accordance with the terms of the 2024 Equity Incentive Plan and ESPP. ParentCo is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of ParentCo common stock or securities convertible into or exchangeable for shares of ParentCo common stock issued pursuant to the 2024 Equity Incentive Plan or the ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover shares of ParentCo common stock.

In the future, ParentCo may also issue its securities in connection with investments or acquisitions. The amount of shares of ParentCo common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of ParentCo common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to ParentCo stockholders.

ParentCo will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if ParentCo takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make ParentCo’s securities less attractive to investors and may make it more difficult to compare ParentCo’s performance with other public companies.

Following the consummation of the Business Combination, ParentCo will qualify as an “emerging growth company” within the meaning of the Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, ParentCo may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as ParentCo continues to be an emerging growth company, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in ParentCo’s periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, ParentCo’s stockholders may not have access to certain information they may deem important. ParentCo will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of ParentCo common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which ParentCo has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which ParentCo has issued more than $1,000,000,000 in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Kernel Ordinary Shares in the Kernel IPO. Investors may find ParentCo’s securities less attractive because ParentCo will rely on these exemptions. Kernel cannot predict whether investors will find ParentCo’s securities less attractive because it will rely on these exemptions. If some investors find ParentCo’s securities less attractive as a result of its reliance on these exemptions, the trading prices of ParentCo’s securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ParentCo’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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Additionally, ParentCo will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated by the SEC. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. ParentCo will remain a smaller reporting company for so long as the market value of its common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or its annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of its common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. To the extent ParentCo takes advantage of such reduced disclosure obligations, it may also make comparison of its consolidated financial statements with other public companies difficult or impossible.

The unaudited pro forma financial information included herein may not be indicative of what ParentCo’s actual financial position or results of operations would have been.

The unaudited pro forma combined financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what ParentCo’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Combined Financial Information” for more information.

Transfers of ParentCo’s securities utilizing Rule 144 of the Securities Act may be limited.

A significant portion of ParentCo’s securities are restricted from immediate resale. Holders should be aware that transfers of ParentCo securities pursuant to Rule 144 may be limited as Rule 144 is not available, subject to certain exceptions, for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. As a result, we anticipate that holders will not be able to sell their restricted ParentCo securities pursuant to Rule 144 without registration until one year after the Business Combination has been completed.

Risks Related to Kernel and the Business Combination

The following risk factors will apply to Kernel and the Business Combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation into the implications of the Business Combination for investors. Unless the context requires otherwise, references to “we”, “us” or “our” in this section are to Kernel.

Subsequent to the consummation of the Business Combination, ParentCo may be required to take write-downs or write-offs, or ParentCo may be subject to restructuring, impairment or other charges that could have a significant negative effect on ParentCo’s financial condition, results of operations and the price of ParentCo’s securities, which could cause you to lose some or all of your investment.

Although Kernel has conducted due diligence on AIRO, this diligence may not surface all material issues that may be present with AIRO’s business. Factors outside of AIRO’s and outside of Kernel’s control may, at any time, arise. As a result of these factors, ParentCo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in ParentCo reporting losses. Even if Kernel’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with Kernel’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on ParentCo’s liquidity, the fact that ParentCo reports charges of this nature could contribute to negative market perceptions about ParentCo or its securities. In addition, charges of this nature may cause ParentCo to be unable to obtain future financing on favorable terms or at all.

The Sponsor and Kernel’s executive officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.

Unlike many other blank check companies in which the Founder, executive officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, the Sponsor and Kernel’s executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of the Kernel Support Agreement entered into with Kernel, to vote any shares of Kernel Ordinary Shares held by them in favor of the Business Combination. Kernel expects that the Sponsor and Kernel’s executive officers and directors (and their permitted transferees) will own at least approximately 49.7% of the issued and outstanding shares of Kernel Ordinary Shares at the time of any such stockholder vote. As a result, Kernel would not need any of the Public Shares sold in the IPO to be voted in favor of an initial business combination in order to have Kernel’s initial business combination approved, assuming all of the outstanding shares of Kernel Ordinary Shares vote.

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Kernel may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

The Sponsor and Kernel’s executive officers and directors have agreed that Kernel must complete its initial business combination by August 5, 2024, Kernel may not be able to consummate an initial business combination within such time period. However, Kernel’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If Kernel is unable to consummate its initial business combination within the required time period, it will, as promptly as reasonably possible but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), pro rata to the Public Shareholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Shareholders from the Trust Account will be effected as required by function of the Existing Kernel Governing Documents and prior to any voluntary winding up.

The transactions may not be completed on the terms or timeline currently contemplated, or at all.

The consummation of the Business Combination is subject to the satisfaction (or, if applicable, valid waiver) of various conditions, including (a) approval of the Business Combination by Kernel shareholders, (b) the absence of any legal restraint (including legal actions or proceedings pursued by U.S. state authorities in the relevant states) preventing the consummation of the transactions, (c) the expiration or termination of any applicable waiting period under the HSR Act, (d) the clearance of this proxy statement/prospectus the SEC, (e) the delivery by each party to the other party of a certificate with respect to (i) the truth and accuracy of such party’s representations and warranties as of execution of the Business Combination Agreement and as of the closing of the Business Combination and (ii) the performance by such party of covenants contained in the Business Combination Agreement and (f) other customary closing conditions. See “Business Combination Agreement — Conditions to Closing the Business Combination.” There is no guarantee that these conditions will be satisfied (or, if applicable, validly waived) in a timely manner or at all, in which case closing of the transactions may be delayed or may not occur and the benefits expected to result from the transactions may not be achieved.

If the Business Combination is not completed for any reason, the price of Kernel Ordinary Shares may decline to the extent that the market price of such shares reflects or previously reflected positive market assumptions that the Business Combination would be completed and the related benefits would be realized. In addition, Kernel and AIRO have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the Business Combination and related transactions. Many of these expenses must be paid regardless of whether the Business Combination and related transactions are consummated. As a result of the conditions to closing of the Business Combination and related transactions, some of which are dependent upon the actions of third parties, the parties cannot provide any assurance that the Business Combination and related transactions will be consummated in a timely manner or at all.

The Sponsor or Kernel’s directors, executive officers or advisors or their respective affiliates may elect to purchase shares from Public Shareholders, which may influence the vote on the Business Combination and reduce the public “float” of Kernel Ordinary Shares.

In connection with the shareholder vote to approve Proposals, including the Business Combination Proposal, Kernel and its affiliates may purchase shares prior to the Closing from shareholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Kernel’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Kernel Ordinary Shares who have already elected to exercise their redemption rights, in which event such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Kernel Ordinary Shares owned by the Sponsor and/or Kernel’s directors, officers, advisors, or their affiliates.

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None of Kernel, the Sponsor or Kernel’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Kernel Ordinary Shares purchased by the Sponsor or Kernel’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such Kernel Ordinary Shares do have redemption rights, then such rights will be waived by each of the Sponsor, or Kernel’s directors, officers or advisors, or their respective affiliates. The Sponsor and each of Kernel’s directors, officers or advisors, or their respective affiliates received no additional consideration in exchange for the agreement to waive their redemption rights. The purpose of these purchases could be to increase the amount of cash available to Kernel for use in the Business Combination to satisfy the closing condition that requires Kernel to have a minimum amount of cash upon the consummation of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of these purchases would be to increase the amount of cash available to Kernel for use in the Business Combination.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by the persons described above have been entered into with any such investor or holder. In the event of any such newly purchased shares (i) the Sponsor or its affiliates will purchase the Kernel Public Shares at a price no higher than the price offered through the redemption process; (ii) any such purchases by Sponsor or its affiliates will not be voted in favor of approving the Business Combination; and (iii) the Sponsor and its affiliates have waived their redemption rights to such shares. Prior to the special meeting to approve the Business Combination, Kernel will disclose in a Form 8-K (i) the amount of Public Shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price; (ii) the purpose of the purchases by the Sponsor or its affiliates; (iii) the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination transaction will be approved; (iv) the identities of shareholders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of shareholders (e.g., 5% security holders) who sold to the Sponsor or its affiliates; and (v) the number of Public Shares for which Kernel has received redemption requests pursuant to its redemption offer.

Unlike our Sponsor’s holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities”, to the extent those shares were acquired by an affiliate of Kernel, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers of such newly purchased shares to hold them for at least one year (from the date ParentCo files certain information on Form 8-K following the Closing in accordance with rules applicable to special purpose acquisition companies), assuming they are not registered on a registration statement following the Closing and ParentCo has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

Entering into any such incentive arrangements may have an effect lowering the price of Kernel Ordinary Shares or possibly reducing the public float of ParentCo Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting. In addition, if such purchases are made, the public float of Kernel Ordinary Shares and the number of its beneficial holders may be reduced, possibly making it difficult to maintain the quotation, listing or trading of ParentCo Ordinary Shares on a national securities exchange.

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The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event Kernel completes the Business Combination. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event Kernel completes the Business Combination, even if the Business Combination causes the trading price of ParentCo’s common stock to materially decline.

The Sponsor is currently the owner of 7,493,750 Kernel Class B Ordinary Shares and 8,750,000 Kernel Private Placement Warrants, each of which is exercisable to purchase one Kernel Class A Ordinary Share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. The amount held in Kernel’s Trust Account was $67,819,662 as of December 31, 2023, implying a value of $4.91 per outstanding Public Share.

The following table shows the Public Shareholders’ and Kernel’s initial stockholders’ (including the Sponsor’s) investment per share and how these compare to the implied value of one share of ParentCo common stock upon the completion of the Business Combination. The following table assumes that (i) Kernel’s valuation is $8,128,091 (which is the amount held in Kernel’s Trust Account as of March 31, 2024), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Public Shares are redeemed in connection with the Business Combination and (iv) all Founder Shares are held by the Sponsor and independent directors upon completion of the Business Combination, and does not take into account other potential impacts on Kernel’s valuation at the time of the Business Combination such as (a) the value of Kernel’s Public Warrants and Private Placement Warrants contained, (b) the trading price of Kernel’s common stock, (c) the Business Combination transaction costs, (d) any equity issued or cash paid to the AIRO equity holders, (e) any equity issued to other third party investors, or (f) AIRO’s business itself.

Public Shares held by Public Shareholders	509,341
Founder Shares held by the Sponsor and independent directors	7,618,750
Total shares of common stock	8,128,091
Total funds in trust at March 31, 2024	$5,563,640
Public Shareholders’ investment per Public Share	$10.00
The Sponsor’s investment per Founder Share	$0.01
Implied value per share of ParentCo common stock upon the Business Combination	$0.68

Based on these assumptions, each share of ParentCo common stock would have an implied value of $4.91 per share upon completion of the Business Combination, representing a 50.9% decrease/increase from the initial implied value of $10.00 per Public Share. While the implied value of $4.91 per share upon completion of the Business Combination would represent a dilution to Kernel’s Public Shareholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each Founder Share. At $4.91 per share, the 7,493,750 shares of ParentCo common stock that the Sponsor and Kernel’s independent directors holding Founder Shares would own upon completion of the Business Combination would have an aggregate implied value of $36,801,931. As a result, even if the trading price of ParentCo common stock significantly declines, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Private Placement Warrants, even if the trading price of ParentCo common stock after the Business Combination is as low as $0.00 per share. As a result, the Sponsor and independent directors holding Founder Shares are likely to earn a substantial profit on their investment in Kernel upon disposition of shares of ParentCo common stock even if the trading price of ParentCo common stock declines after Kernel completes the Business Combination. The Sponsor and independent directors holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Shareholders, rather than liquidating Kernel. This dilution would increase to the extent that Public Shareholders seek redemptions from the Trust Account for their Public Shares.

Public Shareholders who redeem their Kernel Ordinary Shares may continue to hold any Public Warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the Public Warrants.

Public Shareholders who redeem their Kernel Ordinary Shares may continue to hold any Public Warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming all redeeming Public Shareholders acquired Units in the IPO and continue to hold the Public Warrants that were included in the Units, 15,237,500 Public Warrants would be retained by redeeming Public Shareholders with a value of approximately $2.0 million, based on the market price of $0.13 of the Public Warrants as of June 24, 2024. As a result, the redeeming Public Shareholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of approximately $2.0 million, while non-redeeming Public Shareholders would suffer additional dilution in their percentage ownership and voting interest of ParentCo upon exercise of the Public Warrants held by redeeming Public Shareholders.

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The exercise of Kernel warrants for shares of Kernel Class A Common Stock would increase the number of shares eligible for future resale in the public market and result in dilution to stockholders of Kernel. Such dilution will increase if more shares of Kernel Class A Common Stock are redeemed.

As of the record date, Kernel had warrants to purchase an aggregate of 23,987,500 shares of Kernel Class A Common Stock outstanding, which includes 15,237,500 underlying Public Warrants and 8,750,000 underlying Private Placement Warrants (collectively, the “Kernel warrants”). The Kernel warrants will become exercisable commencing 30 days after the completion of the Business Combination. The likelihood that the Kernel warrants will be exercised increases if the trading price of ParentCo common stock exceeds the exercise price of the warrants, which is $11.50 per share.

Based on the closing price of $0.13 per warrant on Nasdaq on June 24, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the Kernel warrants have an aggregate market value of approximately $3.1 million. However, there is no guarantee that the Kernel warrants will ever be in the money after they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

To the extent the Kernel warrants are exercised, additional shares of ParentCo common stock will be issued, which will result in dilution to the holders of ParentCo common stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the Kernel warrants will increase if a large number of holders of Kernel Class A Common Stock elect to redeem their shares in connection with the Business Combination. Holders of Kernel warrants do not have a right to redeem the warrants. Further, the redemption of Kernel Class A Common Stock without any accompanying redemption of Public Warrants will increase the dilutive effect of the exercise of Public Warrants. Sales of substantial numbers of shares issued upon the exercise of warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of ParentCo common stock.

Kernel’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the Kernel Board’s recommendation that Kernel’s shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, Kernel’s shareholders should be aware that the Sponsor and certain of Kernel’s executive officers and directors (including Suren Ajjarapu who is Kernel’s chief executive officer and the Sponsor’s controlling shareholder) have interests in the Business Combination that may be different from, or in addition to, the interests of Kernel’s shareholders generally. These interests include:

●	unless Kernel consummates a business combination, Kernel’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●	as a condition to the IPO, all of the Founder Shares are subject to a lock-up and would be released only if specified conditions were met. In particular, subject to certain limited exceptions, all Founder Shares would be subject to a lock up until the earlier of (A) one year after the completion of Kernel’s Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per unit (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Kernel completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Kernel’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property;

●	the Private Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

●	the Sponsor has agreed that the Private Placement Warrants and the underlying securities will not be sold or transferred by it until after Kernel has completed a business combination, subject to limited exceptions;

●	the Sponsor is currently the owner of 7,493,750 Kernel Class B Ordinary Shares and 8,750,000 Kernel Private Placement Warrants, each of which is exercisable to purchase one Kernel Class A Ordinary Share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by August 5, 2024, Kernel will be required to dissolve and liquidate. In such event, the Kernel Class B Ordinary Shares currently held by the Sponsor, which were acquired from the Original Sponsor will be worthless because the Sponsor has agreed to waive its rights to any liquidation distributions;

●	the fact that the Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed business combination;

●	the anticipated continuation of two of our existing directors, Suren Ajjarapu and Donald Fell, as directors of ParentCo;

●	the continued indemnification of our existing directors and officers prior to the Business Combination and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

●	that pursuant to the IPO Registration Rights Agreement, the Kernel Restricted Stockholders are entitled to registration of the shares of ParentCo Common Stock into which the Founder Shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that our Sponsor is entitled to receive reimbursement of $10,000 per month under an administrative support agreement for office space, secretarial and administrative support provided to Kernel), for which, as of the date hereof, our Sponsor has already been paid $0];

●	If Kernel does not complete a business combination by August 5, 2024 (by electing to extend the date to consummate a business combination on a monthly basis for up to six additional times by an additional one month each time), the proceeds from the sale of the Private Placement Warrants will be included in the liquidating distributions to Kernel’s Public Shareholders and the Private Placement Warrants will expire worthless; and

●	if the Trust Account is liquidated, including in the event Kernel is unable to complete a business combination within the required time period, the Sponsor has agreed to indemnify Kernel to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which Kernel has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Kernel, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

These interests may have influenced Kernel’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

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There are risks to Kernel’s shareholders who are not affiliates of the Sponsor of becoming stockholders of ParentCo through the Business Combination rather than acquiring securities of AIRO directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock in connection therewith, investors will not receive the benefit of any outside independent review of Kernel’s and AIRO’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, Kernel’s shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

In addition, the Sponsor and certain of Kernel’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Kernel’s shareholders generally. Such interests may have influenced Kernel’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Risk Factors — Kernel’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus,” “— The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event Kernel completes an initial business combination. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event Kernel completes an initial business combination, even if the business combination causes the trading price of ParentCo’s common stock to materially decline” and “— Certain of Kernel’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by Kernel and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.”

Certain of Kernel’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by Kernel and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until Kernel consummates a business combination, it intends to engage in the business of identifying and combining with one or more businesses, subject to restrictions in the Business Combination Agreement. The Sponsor and Kernel’s officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act. As a result, Kernel’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor.

Kernel’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to Kernel and the other entities to which they owe certain fiduciary or contractual duties. The Existing Kernel Governing Documents provide that Kernel renounce its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as Kernel’s director or officer and such opportunity is one Kernel is legally and contractually permitted to undertake and would otherwise be reasonable for Kernel to pursue, and to the extent the director or officer is permitted to refer that opportunity to Kernel without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in the Existing Kernel Governing Documents, certain candidates would not be able to serve as an officer or director. Kernel believes it substantially benefits from having representatives who bring significant, relevant and valuable experience to Kernel’s management, and, as a result, the inclusion of the “corporate opportunity” waiver in in the Existing Kernel Governing Documents provides Kernel with greater flexibility to attract and retain the officers and directors that Kernel feels are the best candidates.

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However, the personal and financial interests of Kernel’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause Kernel’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for Kernel’s business combination. Consequently, Kernel’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in Kernel’s shareholders’ best interest, which could negatively impact the timing for a business combination.

Kernel does not believe, however, that the fiduciary duties or contractual obligations of its officers and directors or waiver of corporate opportunity materially affected its search for an acquisition target or will materially impact its ability to complete the Business Combination. While certain of Kernel’s directors and officers serve as officers and directors to other entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies, no opportunity was presented to Kernel that was also presented to any of the other entities and no opportunity that would have been appropriate for presentation to Kernel was also presented to the other entities. Kernel’s Board evaluated and considered three (3) potential target companies as candidates for a possible business combination transaction with Kernel, and Kernel’s Board did not believe that the other fiduciary duties or contractual obligations of its officers and directors materially affected Kernel’s ability to source a potential business combination. For more information, see the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination.”

The waiver of fees by Citigroup Global Markets Inc. may indicate that they may be unwilling to be associated with the disclosures in this proxy statement/prospectus or the underlying business analysis related to the Business Combination.

Kernel contacted Citigroup after the Extension Meeting resulting in the redemption of 22,848,122 Kernel Class A Ordinary Shares with only $74.7 million remaining in the Trust Account. The IPO underwriting services being provided by the IPO Underwriter were complete at the time of the IPO, with any fees payable to the IPO Underwriters contingent upon the closing of the Business Combination therefore Kernel requested Citigroup Global Markets Inc. to waive its rights to the deferred underwriting commission.

On May 24, 2023, Citigroup Global Markets Inc., the underwriter of the Kernel IPO waived its rights to the deferred underwriting commission totaling $10.7 million held in the Trust Account. Citigroup Global Markets Inc. did not provide a reason for waiving its deferred underwriting commission. Representatives of Citigroup Global Markets Inc. did not review or comment on any of the disclosures in this proxy statement/prospectus. Accordingly, no inference should be drawn that Citigroup Global Markets Inc. agrees with the disclosure regarding their respective waiver. Shareholders should be aware that such waivers indicate that Citigroup Global Markets Inc. does not want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the transaction described herein. Further, pursuant to the letter received on May 24, 2023, Citigroup Global Markets Inc. ceased and refuses to act in every office, capacity and relationship with respect to the Business Combination.

Citigroup Global Markets Inc. has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a fee waiver for services already rendered is unusual. Kernel was not made aware of the reasons why Citigroup Global Markets Inc. waived the deferred underwriting commission fee. Citigroup Global Markets Inc. has not performed any additional services for Kernel after the IPO and is not expected to perform any additional services following the consummation of the Business Combination.

Kernel shareholders who do not redeem their Kernel Ordinary Shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of Kernel Ordinary Shares in connection with the Business Combination, the percentage ownership of Public Shareholders who do not redeem their Kernel Ordinary Shares will be diluted. The percentage of ParentCo’s common stock that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Public Shareholders under different redemption levels, based on the number of issued and outstanding Kernel Ordinary Shares and AIRO Capital Stock on June 25, 2024, after giving effect to the Extension Redemption, and based on the ParentCo common stock expected to be issued in the Business Combination, non-redeeming Public Shareholders, as a group, will own:

●	if there are no redemptions of Public Shares, 0.6% of ParentCo’s common stock expected to be outstanding immediately after the Business Combination; or

●	if there are maximum redemptions of 100% of the outstanding Public Shares, none of ParentCo’s common stock expected to be outstanding immediately after the Business Combination.

Because of this, Public Shareholders, as a group, will have less influence on the board of directors, management and policies of ParentCo than they now have on the board of directors, management and policies of Kernel.

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The ownership percentage with respect to ParentCo following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to Public Shareholders who do not redeem their Public Shares:

●	the issuance of up to 15,237,500 shares upon exercise of the Public Warrants at a price of $11.50 per share;

●	the issuance of up to 8,750,000 shares upon exercise of the Private Placement Warrants held by the Sponsor following the Business Combination at a price of $11.50 per share;

●	the issuance of up to [●] shares under the 2024 Equity Incentive Plan; and

●	the issuance of up to [●] shares under the ESPP;

●	if the Sponsor, or Kernel’s officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into 1,500,000 warrants at a price of $1.00 per warrant.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding Kernel Ordinary Shares and AIRO Capital Stock on June 25, 2024, after giving effect to the Extension Redemption and based on the ParentCo Common Stock expected to be issued in the Business Combination, non-redeeming Public Shareholders, assuming no redemptions of Public Shares, as a group, would own 0.6% of ParentCo’s common stock outstanding assuming all such shares were issued immediately after the Business Combination.

Unlike many blank check companies, Kernel does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for Kernel to consummate the Business Combination even if a substantial majority of Kernel’s shareholders do not agree.

Since Kernel has no specified percentage threshold for redemption contained in its amended and restated memorandum and articles of association, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s Public Shares voted against a proposed business combination and elected to convert or redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the number of shares voted by their Public Shareholders electing conversion or redemption exceeded the maximum conversion or redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, Kernel may be able to consummate the Business Combination even if a substantial majority of the Public Shareholders do not agree with the Business Combination and have redeemed their shares. However, in no event will Kernel redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination unless the NTA Proposal passes. If enough Public Shareholders exercise their redemption rights such that Kernel cannot satisfy the net tangible asset requirement, unless the NTA Proposal passes, Kernel would not proceed with the redemption of Public Shares and the Business Combination, and instead may search for an alternate business combination. However, because the minimum cash requirements provided in the Business Combination Agreement may be waived by AIRO, if Kernel did not proceed with the Business Combination in such situation, it may be in breach of its obligations under the Business Combination Agreement, which could have an adverse effect on its ability to consummate an alternate business combination.

Public Shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Shareholders may be forced to sell their securities, potentially at a loss.

Public Shareholders are entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Shareholders prior to any winding up in the event Kernel does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that Kernel consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend the Existing Kernel Governing Documents (A) to modify the substance or timing of Kernel’s obligation to redeem 100% of the Public Shares if Kernel does not complete its initial business combination within 12 months from the closing of the IPO subject to extensions in accordance with the Existing Kernel Governing Documents or (B) with respect to any other provision relating to Kernel’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Shareholders may be forced to sell their securities, potentially at a loss.

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If third parties bring claims against Kernel, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Kernel’s placing of funds in the Trust Account may not protect those funds from third-party claims against Kernel. Although Kernel has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Kernel waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Kernel’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Kernel’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Kernel than any alternative.

Examples of possible instances where Kernel may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Kernel is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Kernel and will not seek recourse against the Trust Account for any reason. Upon redemption of Kernel’s Public Shares, if Kernel is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, Kernel will be required to provide for payment of claims of creditors that were not waived that may be brought against Kernel within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to Kernel if and to the extent any claims by a third party (other than Kernel’s independent registered public accounting firm) for services rendered or products sold to Kernel, or a prospective target business with which Kernel has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay Kernel’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Kernel’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Kernel believes that the Sponsor’s only assets are securities of Kernel and, therefore, the Sponsor may not be able to satisfy those obligations. Kernel has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Kernel’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Kernel may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of Kernel’s officers or directors will indemnify Kernel for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Kernel’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Kernel’s independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. It is possible that Kernel’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Kernel’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Shareholders may be reduced below $10.00 per Public Share.

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Kernel’s shareholders may be held liable for claims by third parties against Kernel to the extent of distributions received by them.

The Existing Kernel Governing Documents provide that Kernel will continue in existence only until 30 months from the closing of the IPO. As promptly as reasonably possible following the redemptions Kernel is required to make to the Public Shareholders in such event, subject to the approval of Kernel’s remaining stockholders and the Kernel Board, Kernel would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Kernel cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Kernel’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Kernel’s shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Kernel cannot assure you that third parties will not seek to recover from Kernel’s shareholders amounts owed to them by Kernel.

If Kernel is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Kernel which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Kernel’s shareholders. Furthermore, because Kernel intends to distribute the proceeds held in the Trust Account to the Public Shareholders promptly after expiration of the time Kernel has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Shareholders over any potential creditors with respect to access to or distributions from Kernel’s assets. Furthermore, the Kernel Board may be viewed as having breached their fiduciary duties to Kernel’s creditors and/or may have acted in bad faith, and thereby exposing itself and Kernel to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Kernel cannot assure you that claims will not be brought against Kernel for these reasons.

Kernel may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.

The Public Warrants were issued in registered form under the Kernel Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Kernel. The Kernel Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, Kernel may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although Kernel’s ability to amend the terms of the Public Warrants with the consent of a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Public Warrant.

ParentCo may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

ParentCo will have the ability to redeem outstanding Public Warrants (i) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Kernel Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date ParentCo gives notice of redemption, or (ii) at varying prices depending on the then current fair market value of Kernel’s Ordinary Shares and the length of time from the closing of the Business Combination. If and when the Public Warrants become redeemable by ParentCo, ParentCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Placement Warrants will be redeemable by ParentCo so long as they are held by their initial purchasers or their permitted transferees.

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If we do not file and maintain a current and effective proxy statement/prospectus relating to the common stock issuable upon exercise of the warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If we do not file and maintain a current and effective prospectus relating to the ParentCo common stock issuable upon exercise of the warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of ParentCo common stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective proxy statement/prospectus relating to the ParentCo common stock issuable upon exercise of the warrants is available. Under the terms of certain warrant agreements, we have agreed to use its best efforts to meet these conditions and to file and maintain a current and effective proxy statement/prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that it will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in ParentCo may be reduced or the warrants may expire worthless.

Even if Kernel consummates the Business Combinations, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of warrants may be amended.

The exercise price for the Public Warrants is $11.50 per share of common stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.

In addition, Kernel’s Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Kernel. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any other change. Accordingly, Kernel may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Although Kernel’s ability to amend the terms of the Public Warrants with the consent of at least 65% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of common stock purchasable upon exercise of a Public Warrant.

The exercise price for our Public Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Public Warrants are more likely to expire worthless.

The exercise price of our Public Warrants is higher than is typical with many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a Public Warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for our Public Warrants is $11.50 per share, subject to adjustment as provided therein. As a result, the Public Warrants are less likely to ever be in the money and more likely to expire worthless.

Public Warrants will become exercisable for the ParentCo common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Our Public Warrants are exercisable for 15,237,500 shares of common stock as part of our IPO at $11.50 per share. The additional shares of our common stock issued upon exercise of our Public Warrants will result in dilution to the then existing holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

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Holders who redeem their public shares of Kernel Class A Common Stock may continue to hold any Public Warrants that they own, which results in additional dilution to non-redeeming holders upon exercise of the Public Warrants.

Public stockholders who redeem their shares of Kernel Class A Common Stock may continue to hold any Public Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming the maximum redemption of the shares of Kernel Class A Common Stock held by the redeeming holders of Kernel public shares, up to 15,237,500 publicly traded warrants would be retained by redeeming holders of Kernel public shares (assuming all such holders elected not to exercise their warrants) with an aggregate market value of approximately $2.0 million, based on the market price of $0.13 per Public Warrant as of June 24, 2024. As a result, the redeeming holders of Kernel public shares would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of up to approximately $2.0 million, while non-redeeming holders of Kernel public shares would suffer additional dilution in their percentage ownership and voting interest of AIRO if the Business Combination is consummated, upon exercise of Public Warrants by redeeming holders of Kernel public shares. However, if redemptions exceed the amount allowable for consummation of the Business Combination, or the Business Combination is otherwise not consummated, the Kernel warrants will not be exercisable and expire worthless.

The Public Warrants are not identical to the Private Warrants and may allow for different rights to exercise following the Closing of the Business Combination.

The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants, (i) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Business Combination, (ii) are not redeemable while held by Kernel’s Sponsor or its permitted transferees; and (iii) have different terms for cashless exercise. For more information on these differences, see the section “Description of Kernel’s and ParentCo’s Securities – Warrants”.

We may redeem the Public Warrants after the closing of the Business Combination if the reported last sale price of the ParentCo common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable.

Once the Public Warrants become exercisable, we may redeem not less than all of them at a price of $0.01 per warrant upon not less than 30 days’ prior written notice of redemption (such period, the “30-day Redemption Period”) to each warrant holder if, and only if, the reported last sale price of the ParentCo common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders. The trading price for the Kernel common stock has never equaled or exceeded $18.00 per share. The Public Warrants may also be redeemed at varying prices depending on the then current fair market value of Kernel’s Ordinary Shares and the length of time from the closing of the Business Combination.

If and when the Public Warrants become redeemable, we may exercise our redemption right if there is a current registration statement in effect with respect to the ParentCo common stock underlying such warrants. Redemption of the outstanding Public Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price, which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. In these circumstances, and you choose option (i) to exercise the Public Warrants, the value received upon exercise of the Public Warrants (1) may be less than the value warrant holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants. If you choose to sell under option (ii) there is no guarantee the sale price will be high enough to compensate warrant holders for the value of the Public Warrants.

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We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the ParentCo common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of ParentCo common stock is available throughout the 30-day Redemption Period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of ParentCo common stock issuable upon the exercise of the Public Warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of ParentCo common stock equal to the quotient obtained by dividing (i) the product of the number of shares of ParentCo common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of ParentCo common stock for the 10 trading days ending on the third trading day prior to the date on which we send the notice of redemption to the holders of the Public Warrants.

As provided in the Warrant Agreement, in the event we elect to redeem the Public Warrants, we will fix a date for the redemption (the “Redemption Date”). We will mail or cause to be mailed notice of redemption by first class mail, postage prepaid, not less than thirty (30) days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in such manner shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

ParentCo has no obligation to net cash settle the Public Warrants, and such warrants may expire worthless.

ParentCo has no obligation to net cash settle the Public Warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of Public Warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the warrants may expire worthless.

The Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Public Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Kernel.

The Warrant Agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Kernel irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Kernel will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of Kernel’s warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

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This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Kernel, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Kernel may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Kernel’s business, financial condition and results of operations and result in a diversion of the time and resources of Kernel’s management and board of directors.

We have not registered the shares of ParentCo common stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

We have not registered the shares of common stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and thereafter will use our best efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current proxy statement/prospectus relating to the common stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or proxy statement, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Public Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Units will have paid the full Unit purchase price solely for the shares of common stock included in the Units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. However, there may be instances in which holders of our Public Warrants may be unable to exercise such Public Warrants but holders of our Private Placement Warrants may be able to exercise such Private Placement Warrants.

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Kernel will require Public Shareholders who wish to redeem their Kernel Ordinary Shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Kernel will require the Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Kernel’s transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event Kernel distributes proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s DWAC System, at the holder’s option. To obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Kernel’s transfer agent will need to act to facilitate this request. It is Kernel’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Kernel does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While Kernel has been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under Kernel’s memorandum and articles of association, it is required to provide at least two days’ advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than Kernel anticipates for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite Kernel’s compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of Kernel Ordinary Shares who elect to exercise their redemption rights.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of Kernel Ordinary Shares who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a distribution or a sale taxable as capital gain, and (ii) whether such capital gain, if applicable, is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment will depend largely on whether the holder owns (or is deemed to own) any shares of Kernel Ordinary Shares following the redemption, and if so, the total number of shares of Kernel Ordinary Shares held by the holder both before and after the redemption relative to all shares of Kernel Ordinary Shares outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Kernel or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (the “IRS”), there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Shareholder Proposal No. 1: The Business combination Proposal – Certain Material U.S. Federal Income Tax Considerations of the Redemption.”

Kernel or ParentCo may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Kernel’s or AIRO’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect Kernel’s or AIRO’s or, if the Business Combination is completed but delayed, ParentCo’s business, financial position and results of operations. Neither Kernel nor AIRO can predict whether any such lawsuits will be filed.

ParentCo may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, ParentCo’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. ParentCo may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on ParentCo’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject ParentCo to significant liabilities.

The SEC issued final rules to regulate special purpose acquisition companies that may increase our costs and the time needed to complete our initial business combination.

With respect to the regulation of special purpose acquisition companies like the Company (“SPACs”), on January 24, 2024, the SEC adopted the previously proposed rules (the “SPAC Rules”) relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions. These SPAC Rules may increase the costs of and the time needed to negotiate and complete an initial business combination, and may constrain the circumstances under which we could complete an initial business combination.

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If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted and, as a result, we may abandon our efforts to consummate an initial business combination and liquidate.

Whether a SPAC is an investment company as defined in the Investment Company Act is a question of facts and circumstances according to the adopting release, which added, “Given the individualized nature of this analysis, and … depending on the facts and circumstances, a SPAC could be an investment company at any stage of its operations.” As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.

Moreover, if we are deemed to be an investment company under the Investment Company Act, we may be required to liquidate our Trust Account by returning the then remaining funds in such account to the Public Shareholders and then proceed to liquidate and dissolve. If we are required to liquidate and dissolve, we will be unable to complete our business combination with AIRO, we may lose the opportunity for any stock price appreciation and our outstanding warrants would expire worthless.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, in February 2023, we instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of our initial Business Combination or our liquidation. In July 2023, we instructed the trustee to instead hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial Business Combination or our liquidation. As a result, following such liquidation of investments in the Trust Account, we will receive less interest on the funds held in the Trust Account than we would have received had we not liquidated such investments in the Trust Account, which would reduce the dollar amount our Public Shareholders would receive upon any redemption or liquidation of the Company.

Until February 2023, the funds in the Trust Account had been, since our IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, in February 2023, we instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of our initial Business Combination or our liquidation. In July 2023, we instructed the trustee to instead hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial Business Combination or our liquidation. Following such liquidation, we may receive less interest on the funds held in the Trust Account than the interest we would have received pursuant to our original Trust Account investments; however, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. Consequently, the transfer of the funds in the Trust Account into cash in February 2023 and to an interest-bearing demand deposit account at a bank in February 2023 could reduce the dollar amount our Public Shareholders would receive upon any redemption or our liquidation.

Notwithstanding the divestment of all investments in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations effective as of January 24, 2024, we may still be deemed to be an investment company under the Investment Company Act, which could require us to liquidate our Trust Account by returning the then remaining funds in such account to the Public Shareholders and then proceed to liquidate and dissolve. If we are required to liquidate and dissolve, we will be unable to complete our business combination with AIRO, we may lose the opportunity for any stock price appreciation and our outstanding warrants would expire worthless.

The ability of Kernel’s Public Shareholders to exercise redemption rights in combination with the Business Combination with respect to a large number of Kernel’s Public Shares may adversely affect the liquidity and trading of Kernel’s securities and may impact Kernel’s ability to complete the Business Combination.

Pursuant to Kernel’s Amended and Restated Memorandum and Articles of Association, a Public Shareholder may request that Kernel redeem all or a portion of such Public Shareholder’s Public Shares for cash in connection with the Business Combination. The ability of Kernel’s Public Shareholders to exercise such redemption rights with respect to a large number of Kernel’s Public Shares may adversely affect the liquidity of Kernel’s Class A Ordinary Shares. As a result, you may be unable to sell your Class A Ordinary Shares even if the per-share market price is higher than the per-share redemption price paid to Public Shareholders that elect to redeem their Public Shares in connection with the Businesss Combination.

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Following the Business Combination, ParentCo’s securities will be listed on Nasdaq. However, Kernel cannot assure you that its securities will continue to be listed on Nasdaq prior to the Business Combination or that ParentCo’s securities will continue to be listed on Nasdaq following the Business Combination. In order to continue listing its securities on Nasdaq, Kernel must maintain certain financial, distribution and stock price levels. Generally, Kernel must maintain a minimum number of holders of its securities (generally 300 public holders). Additionally, in connection with the Business Combination, ParentCo will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of ParentCo’s securities on Nasdaq. Generally, ParentCo must maintain a minimum amount of stockholders’ equity (generally $4.0 million) and a minimum number of holders of its securities (generally 300 unrestricted, round-lot holders). ParentCo may be unable to meet those initial listing requirements at that time, and Kernel cannot assure you that ParentCo will be able to meet those initial listing requirements at that time.

If Kernel redeems its Public Shares in an amount in excess of the current redemption limitation and its securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist Kernel’s securities from trading on its exchange. If Nasdaq delists any of Kernel’s securities from trading on its exchange and it is not able to list such securities on another approved national securities exchange, Kernel expects that such securities could be quoted on an over-the-counter market. If this were to occur, Kernel or ParentCo could face significant material adverse consequences, including: (i) a limited availability of market quotations for Kernel’s securities, (ii) reduced liquidity for Kernel’s securities, (iii) a determination that Kernel’s Public Shares are “penny stocks” which will require brokers trading in Kernel’s Public Shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for Kernel’s securities, (iv) a decreased ability to issue additional securities or obtain additional financing in the future, and (v) a less attractive acquisition vehicle to a target business in connection with an initial business combination. The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Kernel’s public shares, units and warrants qualify as covered securities under such statute. If Kernel were no longer listed on Nasdaq, its securities would not qualify as covered securities under such statute and it would be subject to regulation in each state in which it offers its securities.

If Nasdaq delists ParentCo’s securities from trading on its exchange and ParentCo is not able to list its securities on another national securities exchange, Kernel expects such securities could be quoted on an over-the counter market. If this were to occur, ParentCo could face significant material adverse consequences, including:

●	a limited availability of market quotations for ParentCo’ssecurities;

●	reduced liquidity for ParentCo’s securities;

●	a determination that ParentCo’s Common Stock is a “penny stock,” which will require brokers trading in ParentCo’s Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for ParentCo’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If ParentCo’s securities are listed on Nasdaq following the Business Combination and qualify as covered securities and are subsequently delisted, ParentCo’s securities would not be covered securities and ParentCo would be subject to regulation in each state in which ParentCo offers its securities.

Additionally, the Business Combination was subject to a closing condition pursuant to the Business Combination Agreement that unless waived by the parties thereto, that Kernel shall have at least $5,000,001 of net tangible assets immediately following the closing of the Business Combination. On February 1, 2024, Kernel held the Extension Meeting – Third, and holders of 5,806,608 of Kernel’s Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.80 per share, for an aggregate of approximately $62.7 million. Following the payment of the redemptions, the Trust Account had a balance of approximately $5.5 million. As a result of the decreased balance of the Trust Account, on February 5, 2024, Kernel, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Seller Representative, AIRO Group Holdings, and the Sponsor amended the Business Combination Agreement to remove the closing condition that Kernel have net tangible assets of at least $5,000,001 at Closing. If the Kernel shareholders do not approve the NTA Proposal to remove the net tangible asset requirement from Kernel’s Amended and Restated Memorandum and Articles of Association, the Business Combination will not close in any redemption scenario. If the Business Combination does not close, Public Shareholders who do not elect to redeem their Public Shares in connection with the shareholder meeting to approve the Business Combination may be unable to recover their investment except through sales of Kernel’s shares on the open market or upon our liquidation or redemption of shares. The price of Kernel’s shares may be volatile, and there can be no assurance that shareholders will be able to dispose of Kernel’s shares at favorable prices, or at all.

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Nasdaq may delist Kernel’s securities from its exchange which could limit investors’ ability to make transactions in its securities and subject Kernel to additional trading restrictions.

Kernel is listed on The Nasdaq Capital Market. Nasdaq IM-5101-2 requires that a special purpose acquisition company completes one or more business combinations within 36 months of the effectiveness of its IPO registration statement, which, in the case of Kernel, would be February 2, 2024 (the “Nasdaq Deadline”). The approval of the Third Charter Amendment at the Extension Meeting -Third extended the date by which Kernel must complete it initial business combination to August 5, 2024, which is beyond the Nasdaq Deadline. As a result, Kernel’s Amended and Restated Memorandum and Articles of Association do not comply with Nasdaq rules.

On February 5, 2024, Kernel received a notice from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC indicating that, unless Kernel timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”), Kernel’s securities would be subject to suspension and delisting from The Nasdaq Capital Market at the opening of business on February 14, 2024, due to Kernel’s non-compliance with Nasdaq IM-5101-2. Kernel timely requested a hearing before the Panel to request sufficient time to complete the Business Combination with AIRO Group Holdings. The hearing is scheduled for April 11, 2024.

Kernel cannot assure you that Nasdaq will not delist Kernel, or that Kernel will be able to obtain a hearing with the Panel to appeal the delisting determination, or that Kernel’s securities will not be suspended pending the Panel’s decision.

If Nasdaq delists any of Kernel’s securities from trading on its exchange and Kernel is not able to list its securities on another national securities exchange, Kernel expects such securities could be quoted on an over-the counter market. If this were to occur, Kernel could face significant material adverse consequences, including:

●	Kernel’s ability to complete an initial business combination with a target company contemplating a Nasdaq listing;

●	a limited availability of market quotations for Kernel’s securities;

●	reduced liquidity for Kernel’s securities;

●	a determination that Kernel’s Class A ordinary share are a “penny stock,” which will require brokers trading in Kernel’s Class A ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Kernel’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Kernel’s units, Class A ordinary shares, and warrants are currently listed on Nasdaq, Kernel’s units, Class A ordinary shares, and warrants are covered securities. If Kernel is no longer listed on Nasdaq, Kernel’s securities would not be covered securities and Kernel would be subject to regulation in each state in which Kernel offers its securities.

Without additional financing, it is possible that our shareholders will vote in favor of the Business Combination and related proposals and yet the Business Combination may not close.

Even if the Business Combination Agreement is approved by the shareholders of Kernel, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For further details, see “Shareholder Proposal No. 1 - Business Combination Proposal — Conditions to Consummation of the Merger.” Kernel and AIRO may not satisfy all of the closing conditions in the Business Combination Agreement. In particular, the Business Combination Agreement requires that after giving effect to the payment of expenses set forth in the Business Combination Agreement, at the Closing, Kernel having $50,000,000 in Unencumbered Cash.

Without any additional financing transactions, Kernel will not meet the Unencumbered Cash requirement under any redemption scenario. Therefore, without additional financing, assuming the Unencumbered Cash requirement is not waived by AIRO, the Business Combination will not close in any redemption scenario. There is no assurance that Kernel will enter into additional financing transactions at all. Accordingly, it is possible that the shareholders of both companies may approve the Business Combination and yet the transaction may not close because one or more other conditions to Closing are not satisfied or waived. For further information about the ability of the Business Combination to close, see “Notes to Unaudited Pro Forma Combined Financial Information - Adjustments to Unaudited Pro Forma Combined Balance Sheet.”

Additionally, if the Kernel shareholders do not approve the NTA Proposal to remove the net tangible asset requirement from Kernel’s Amended and Restated Memorandum and Articles of Association, the Business Combination will not close in any redemption scenario. For more information, see “Notes to Unaudited Pro Forma Combined Financial Information - Adjustments to Unaudited Pro Forma Combined Balance Sheet.”

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EXTRAORDINARY GENERAL MEETING OF KERNEL SHAREHOLDERS

General

Kernel is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Kernel Board for use at the Extraordinary General Meeting to be held on [●], 2024 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Kernel’s shareholders with information they need to know to be able to vote or direct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place

The Extraordinary General Meeting will be held on [●], 2024, at [●] Eastern Time, at [●]. You also can attend the Extraordinary General Meeting online, and vote and submit your questions during the Extraordinary General Meeting via a live webcast available at https://[●].

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, Kernel is asking holders of its Class A Ordinary Shares and Class B Ordinary Shares:

●	To consider and vote upon the Business Combination Proposal;

●	To consider and vote upon the Domestication Proposal;

●	To consider and vote upon the ParentCo Charter Amendment Proposal;

●	To consider and vote upon the Nasdaq Proposal;

●	To consider and vote upon the Incentive Plan Proposal;

●	To consider and vote upon the Employee Stock Purchase Plan Proposal;

●	To consider and vote upon the Election of Directors Proposal;

●	To consider and vote upon the NTA Proposal; and

●	To consider and vote upon the Adjournment Proposal, if presented at the Extraordinary General Meeting.

Recommendation of the Kernel Board

The Kernel Board has unanimously determined that each of the Proposals is fair to and in the best interests of Kernel and its stockholders, and has unanimously approved such Proposals. The Kernel Board unanimously recommends that stockholders:

●	vote “FOR” the Business Combination Proposal;

●	vote “FOR” the Domestication Proposal;

●	vote “FOR” the ParentCo Charter Amendment Proposal;

●	vote “FOR” the Nasdaq Proposal;

●	vote “FOR” the Incentive Plan Proposal;

●	vote “FOR” the Employee Stock Purchase Plan Proposal;

●	vote “FOR” the Election of Directors Proposal;

●	vote “FOR” the NTA Proposal; and

●	vote “FOR” the Adjournment Proposal, if presented at the Extraordinary General Meeting.

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When you consider the recommendation of the Kernel Board in favor of approval of the Proposals, you should keep in mind that the Sponsor (including certain equity holders of the Sponsor), and certain of Kernel’s directors and executive officers (including Suren Ajjarapu who is Kernel’s chief executive officer and the Sponsor’s controlling equity holder) may have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

●	unless Kernel consummates a business combination, Kernel’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●	as a condition to the IPO, all of the Founder Shares are subject to a lock-up and will be released only if specified conditions are met. In particular, subject to certain limited exceptions, all Founder Shares are subject to a lock up until the earlier of (A) one year after the completion of Kernel’s Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Kernel completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Kernel’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property;

●	the Private Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

●	the Sponsor has agreed that its Private Placement Warrants and the underlying securities will not be sold or transferred by it until after Kernel has completed a business combination, subject to limited exceptions;

●	the Sponsor is currently the owner of 7,493,750 Kernel Class B Ordinary Shares and 8,750,000 Kernel Private Placement Warrants, each of which is exercisable to purchase one Kernel Class A Ordinary Share, which it purchased from the Original Sponsor on December 28, 2022. If an initial business combination, such as the Business Combination, is not completed by August 5, 2024, Kernel will be required to dissolve and liquidate. In such event, the Kernel Class B Ordinary Shares currently held by the Sponsor, which were acquired from the Original Sponsor, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distributions;

●	the fact that the Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed business combination;

●	the anticipated continuation of two of our existing directors, Suren Ajjarapu and Donald Fell, as directors of ParentCo;

●	the continued indemnification of our existing directors and officers prior to the Business Combination and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

●	that pursuant to the IPO Registration Rights Agreement, the Kernel Restricted Stockholders are entitled to registration of the shares of ParentCo Common Stock into which the Founder Shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that our Sponsor is entitled to receive reimbursement of $10,000 per month under an administrative support agreement for office space and secretarial and administrative support provided to Kernel), for which, as of the date hereof, our Sponsor has not been paid;

●	if Kernel does not complete a business combination by August 5, 2024, contingent on Sponsor’s electing to extend the date to consummate a business combination on a monthly basis up to six times, the proceeds from the sale of the Private Placement Warrants will be included in the liquidating distributions to Kernel’s Public Shareholders and the Private Placement Warrants will expire worthless; and

●	if the Trust Account is liquidated, including in the event Kernel is unable to complete a business combination within the required time period, the Sponsor has agreed to indemnify Kernel to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which Kernel has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Kernel, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

For more information, see the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination.”

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Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned shares of Kernel Ordinary Shares at the close of business on [●], 2024 which is the Record Date. You are entitled to one vote for each share of Kernel Ordinary Shares that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [●] shares of Kernel Ordinary Shares outstanding, of which [●] are Public Shares and [●] are Founder Shares held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the IPO, Kernel entered into agreements with each of its Original Sponsor, directors and officers pursuant to which each agreed to vote any Ordinary Shares owned by it in favor of the Business Combination and for all other Proposals presented at the Extraordinary General Meeting. These agreements apply to the Sponsor as they relate to the Founder Shares and any shares underlying the Private Placement Warrants.

Kernel’s Sponsor, directors and officers have waived any redemption rights, including with respect to Class A Ordinary Shares issued or purchased in the IPO or in the aftermarket, in connection with Business Combination. The Founder Shares have no redemption rights upon Kernel’s liquidation and will be worthless if no business combination is effected by Kernel by August 5, 2024, subject to Sponsor’s electing to extend the date to consummate a business combination on a monthly basis for up to six times by an additional one month each time. The Sponsor and each of Kernel’s directors and officers received no additional consideration in exchange for the agreement to waive their redemption rights.

Quorum and Required Vote for Proposals

A quorum of Kernel stockholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a majority of the Ordinary Shares outstanding and entitled to vote at the Extraordinary General Meeting is represented in person or by proxy at the Extraordinary General Meeting.

The approvals of the Business Combination Proposal, Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are required to be passed by a simple majority of the stockholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Extraordinary General Meeting. The approvals of the Domestication Proposal, the ParentCo Charter Amendment Proposal, and the NTA Proposal are required to be passed by at least a two-thirds (2/3) majority of the stockholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Extraordinary General Meeting. In computing the majority when a poll is demanded, regard shall be had to the number of votes to which each stockholder is entitled by the Existing Kernel Governing Documents.

Under the Existing Kernel Governing Documents, the election of directors under the Election of Directors Proposal requires passage by a simple majority of the holders of the Class B Ordinary Shares that, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Extraordinary General Meeting. Prior to the closing of a business combination, holders of Class A Ordinary Shares have no right to vote on the appointment or removal of any director.

If the Business Combination Proposal is not approved, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal will not be presented to the Kernel shareholders for a vote. The approval of the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal are preconditions to the consummation of the Business Combination. The Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal are conditioned on the approval of the Business Combination Proposal.

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It is important for you to note that in the event the Proposals do not each receive the requisite vote for approval, then Kernel will not consummate the Business Combination. If Kernel does not consummate the Business Combination and fails to complete an initial business combination by August 5, 2024, Kernel will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Shareholders.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Voting Your Shares

Each Kernel Ordinary Shares that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your Ordinary Shares at the Extraordinary General Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Kernel Board “FOR” the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be Counted.

●	You can vote in person at the Extraordinary General Meeting.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Kernel can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date; or

●	you may notify Kernel’s secretary in writing before the Extraordinary General Meeting that you have revoked your proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Kernel Ordinary Shares, you may call Issuer Direct Corporation, Kernel’s proxy solicitor, at (919) 481-4000 or email: proxy@issuerdirect.com.

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No Additional Matters May Be Presented at the Extraordinary General Meeting

The Extraordinary General Meeting has been called only to consider the approval of the Proposals. Under the Existing Kernel Governing Documents, other than procedural matters incident to the conduct of the Extraordinary General Meeting, no other matters may be considered at the Extraordinary General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Extraordinary General Meeting.

Redemption Rights

Pursuant to the Existing Kernel Governing Documents, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay Kernel’s franchise and income taxes). For illustrative purposes, based on approximately $5.5 million of funds in the Trust Account and 509,341 shares subject to possible redemption, in each case, following the Extension Redemption, this would have amounted to approximately $10.80 per issued and outstanding Public Share.

In order to exercise your redemption rights, you must:

●	affirmatively vote either for or against the Business Combination Proposal;

●	check the box on the enclosed proxy card to elect redemption;

●	check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of common stock;

●	prior to [●] Eastern time on [●], 2024 (two (2) business days before the Extraordinary General Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Kernel’s Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30 Floor

New York, New York 10004-1561

Attn: SPAC Administration Team

E-mail: SPACredemptions@continentalstock.com

and

●	deliver your Public Shares either physically or electronically through DTC to Kernel’s Transfer Agent at least two (2) business days before the Extraordinary General Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Kernel’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Kernel does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

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Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with Kernel’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Kernel’s Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that Kernel’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting Kernel’s Transfer Agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Kernel Ordinary Shares as they may receive higher proceeds from the sale of their Kernel Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Kernel Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Kernel Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your shares of Kernel Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of AIRO, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Kernel does not consummate an initial business combination by August 5, 2024, Kernel will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Shareholders and the Public Warrants and Private Placement Warrants will expire worthless.

Appraisal Rights

Kernel shareholders do not have appraisal rights in connection with the Business Combination Proposal or the other Proposals.

Proxy Solicitation

Kernel is soliciting proxies on behalf of the Kernel Board. This solicitation is being made by mail but also may be made by telephone or in person. Kernel and its directors, officers and employees may also solicit proxies in person.

Kernel has hired Issuer Direct Corporation to assist in the proxy solicitation process. Kernel will pay Issuer Direct Corporation its customary fee plus disbursements.

Kernel will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Kernel will reimburse them for their reasonable expenses.

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SHAREHOLDER PROPOSAL NO. 1: THE BUSINESS COMBINATION PROPOSAL

General

Holders of Kernel Ordinary Shares are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Kernel shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement. The Business Combination Agreement is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “Shareholder Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement” and “Shareholder Proposal No. 1: The Business Combination Proposal — General Description of the Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

Because Kernel is holding a stockholder vote on the Business Combination, Kernel may consummate the Business Combination only if it is approved by a majority of the shares present or represented by proxy and entitled to vote at a meeting as of the Record Date for the Extraordinary General Meeting.

The Business Combination Agreement

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Business Combination Agreement in its entirety carefully, as amended (and, if appropriate, with the advice of financial and legal counsel), because it is the primary legal document that governs the Business Combination. The Business Combination Agreement and all descriptions thereof are being furnished to provide information regarding the terms of the Business Combination and are not intended to provide any factual information regarding the parties to the Business Combination or their respective businesses or affairs.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Accordingly, you should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about the respective parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

General Description of the Business Combination Agreement

On March 3, 2023, Kernel entered into the Business Combination Agreement by and among Kernel, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Sponsor, Seller Representative, and AIRO, pursuant to which, among other things, Kernel will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

On August 29, 2023, the Company, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Seller Representative, AIRO Group Holdings, and the Sponsor entered into the First Amendment to the Business Combination Agreement (the “First Amendment”). The First Amendment amends the Business Combination Agreement to make certain changes to the earnout provisions to fix the number of Earnout Shares that can be granted in each Earnout Period based on a $10.00 per share price.

On January 16, 2024, the Company, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Seller Representative, AIRO Group Holdings, and the Sponsor entered into the Second Amendment to the Business Combination Agreement (the “Second Amendment”). The Second Amendment amends the Business Combination Agreement to change the terms under which the AIRO Group Holdings stockholders and the Sponsor shall have a contingent right to receive the Earnout Shares as additional consideration based on ParentCo’s achievement of certain revenue thresholds. The Second Amendment also changes the “Outside Date” from August 2, 2023 to August 5, 2024.

On February 5, 2024, the Company, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Seller Representative, AIRO Group Holdings, and the Sponsor entered into the Third Amendment to the Business Combination Agreement (the “Third Amendment”). The Third Amendment amends the Business Combination Agreement to remove the closing condition that Kernel have net tangible assets of at least $5,000,001 at Closing.

On June 24, 2024, the Company, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Seller Representative, AIRO Group Holdings, and the Sponsor entered into the Fourth Amendment to the Business Combination Agreement, which amends the Business Combination Agreement to delete the Sponsor’s right to receive Earnout Shares.

In connection with the Domestication, each issued and outstanding Kernel Class A Ordinary Share, each issued and outstanding Kernel Class B Ordinary Share, each issued and outstanding Kernel Private Placement Warrant, each issued and outstanding Kernel Public Warrant, and each issued and outstanding Kernel Unit shall convert automatically, on a one-for-one basis, into one share of Kernel Class A common stock, one share of Kernel Class B common stock, one Kernel Private Placement Warrant, one Kernel Public Warrant and one Kernel Unit, respectively, and (ii) immediately following the domestication, (a) each share of Kernel Class B common stock shall convert automatically, on a one-for-one basis, into one share of Kernel Class A common stock, (b) the Kernel Class A common stock will be reclassified as Kernel common stock, and (c) each Kernel Unit will be separated into one share of Kernel common stock and one Kernel Public Warrant.

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Following the Domestication, the parties will affect the merger of Kernel Merger Sub with and into Kernel, with Kernel continuing as the surviving entity as a wholly owned subsidiary of ParentCo (the “First Merger”). Immediately following the First Merger, AIRO Merger Sub will merge with and into AIRO, with AIRO continuing as the surviving entity as a wholly owned subsidiary of ParentCo (the “Second Merger” and the other transactions contemplated by the Business Combination Agreement, together, the “Transaction”).

Merger Consideration

As consideration for the Second Merger, the AIRO stockholders collectively shall be entitled to receive from ParentCo, in the aggregate, a number of shares of ParentCo common stock with an aggregate value equal to (a) $770,000,000 minus (b) the amount, if any, by which the net working capital is less than negative $5,500,000 by more than $500,000, plus (c) the amount, if any, by which the net working capital is greater than negative $5,500,000 by more than $500,000 (but not less than zero), minus (d) the amount, if any, by which the closing net debt exceeds the target net debt of $75,000,000 by more than $500,000 (but not less than zero), plus (e) the amount, if any, by which the target net debt of $75,000,000 is less than closing net debt, minus (f) the amount, if any, by which the company transaction expenses exceed the target company transaction expenses of $14,000,000 (such resulting amount, the “AIRO Merger Consideration”).

In addition, AIRO stockholders shall also be entitled to receive from ParentCo up to 33,000,000 additional shares of ParentCo common stock as additional consideration based on ParentCo’s achievement of certain revenue thresholds during the Earnout Eligibility Period, as follows:

(a) if ParentCo’s revenue for the fiscal year that includes the Closing Date is greater than or equal to $50,000,000, then ParentCo shall issue to each of the AIRO stockholders such stockholder’s Pro Rata Share of 11,000,000 Earnout Shares;

(b) if ParentCo’s revenue for the first full fiscal year following the Closing Date is greater than or equal to $62,500,000, then ParentCo shall issue to each of the AIRO stockholders such stockholder’s Pro Rata Share of 11,000,000 Earnout Shares; and

(c) if ParentCo’s revenue for the second full fiscal year following the Closing Date is greater than or equal to $78,100,000, then ParentCo shall issue to each of the AIRO stockholders such stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

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Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by each of Kernel, ParentCo, Kernel Merger Sub, AIRO Merger Sub, and AIRO. Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing and consummate the transactions contemplated by the Business Combination Agreement. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including, among other things, those relating to: (i) the provision of access to their properties, books and personnel; (ii) the operation of their respective businesses in the ordinary course of business; (iii) the provision by AIRO to Kernel of unaudited financial statements on a monthly, quarterly and annual basis and audited financial statements as of December 31, 2022 within 60 days of the Business Combination Agreement’s signing (“AIRO’s 2022 Audited Financials”); (iv) Kernel’s public filings; (v) use of Kernel’s Unencumbered Cash; (vi) no insider trading; (vii) notifications of certain breaches, consent requirements or other matters; (viii) the preparation and filing of the Registration Statement as described in more detail below, (ix) public announcements; and (x) confidentiality. Each party also agreed during the Interim Period not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions, to notify the others as promptly as practicable in writing of the receipt of any inquiries, proposals or offers, requests for information or requests relating to an alternative competing transaction or any requests for non-public information relating to such transaction, and to keep the other party informed of the status of any such inquiries, proposals, offers or requests for information. The Business Combination Agreement also contains certain customary post-Closing covenants regarding (a) maintenance of books and records; (b) tax matters; and (c) indemnification of directors and officers and the purchase of tail directors’ and officers’ liability insurance.

In addition, AIRO agreed to obtain its required shareholder approvals in the manner required under its governing documents and applicable law for the execution, delivery and performance of the Business Combination Agreement and each of the ancillary documents to the Business Combination Agreement to which AIRO is or is required to be a party or bound, and the consummation of the transactions contemplated thereby, including the merger.

In the Business Combination Agreement the parties made customary covenants regarding the registration statement on Form S-4 to be filed by ParentCo with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

Kernel will distribute a proxy statement to seek the consent of Kernel’s shareholders to, among other things, (i) adopt and approve the Business Combination Agreement and the Transaction; (ii) approve, to the extent necessary, the issuance of any shares in connection with any PIPE/Convertible Note Investment; (iii) approve the certificate of incorporation of Kernel in connection with the Merger; (iv) the appointment of the members of ParentCo’s post-Closing board of directors (the “Post-Closing Board”); and (v) such other matters as Kernel and AIRO shall hereafter mutually determine to be necessary or appropriate in order to effect the Transaction and (vi) the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of Kernel.

The parties agreed that the Post-Closing Board will consist of nine directors, comprised of (i) two directors designated prior to the Closing by Kernel, at least one of whom will be required to qualify as an independent director under Nasdaq rules, and (ii) seven designated by AIRO, at least four of whom will be required to qualify as an independent director under Nasdaq rules.

The parties further agreed to take all action necessary so that the individuals serving as the chief executive officer and chief financial officer, respectively, of ParentCo immediately after the Closing will be the same individuals (in the same office) as that of AIRO immediately prior to the Closing.

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Conditions to Consummation of the Merger

The Business Combination Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the shareholders of Kernel and AIRO of the Transaction and the other matters requiring shareholder approval; (ii) approvals of any required governmental authorities and completion of any antitrust expiration periods; (iii) receipt of specified third party consents; (iv) no law or order preventing the Transaction; (v) the Registration Statement having been declared effective by the SEC; (vi) no material uncured breach by the other party; (vii) no occurrence of a Material Adverse Effect with respect to the other party; (viii) approval from Nasdaq for the listing of the shares of ParentCo’s common to be issued in connection with the Transaction; and (ix) reconstitution of the Post-Closing Board as contemplated under the Business Combination Agreement.

In addition, unless waived by AIRO, the obligations of AIRO to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by Kernel of the Related Agreements (as defined and described in greater detail below), customary certificates and other Closing deliverables: (i) the representations and warranties of Kernel, ParentCo, Kernel Merger Sub, and AIRO Merger Sub being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to customary exceptions, including materiality qualifiers); (ii) Kernel, ParentCo, Kernel Merger Sub, and AIRO Merger Sub having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with by them on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Kernel since the date of the Business Combination Agreement which is continuing and uncured; (iv) the replacement of the Replacement Warrants and Replacement Options; (v) at the Closing, Kernel having $50,000,000 in Unencumbered Cash, including funds remaining in the trust account (after giving effect to the completion and payment of any redemptions and any Transaction Expenses) and the proceeds of the PIPE/Convertible Note Investment, fifty percent (50%) of any net cash proceeds of any capital investment raise and/or convertible debt raise conducted by AIRO during the period beginning on the date of the Business Combination Agreement and ending on the Closing Date, and any net cash proceeds of any executed agreements regarding a capital investment raise and/or convertible debt raise conducted by Kernel or ParentCo in which such cash proceeds are required to be paid to ParentCo during the thirty (30) day period beginning on the Closing Date.

Finally, unless waived by Kernel, the obligations of Kernel, ParentCo, Kernel Merger Sub, and AIRO Merger Sub to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by AIRO of the Related Agreements (as defined and described in greater detail below), customary certificates and other Closing deliverables: (i) the representations and warranties of AIRO being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to customary exceptions, including materiality qualifiers); (ii) AIRO having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to AIRO and its subsidiaries on a consolidated basis since the date of the Business Combination Agreement which is continuing and uncured; (iv) delivery of AIRO’s 2022 Audited Financials within 60 days of the Business Combination Agreement’s signing; (v) the completion of Kernel’s legal due diligence of AIRO and its subsidiaries to Kernel’s reasonable satisfaction; (vi) the delivery of the Replacement Warrants and Replacement Options; and (vii) the aggregate amount of all Indebtedness of the Target Companies due earlier than 180 days after the Closing (net of Company cash at Closing) is less than Fifty Million U.S. Dollars ($50,000,000).

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including: (i) by mutual written consent of Kernel and AIRO; (ii) by either Kernel and AIRO if any of the conditions to Closing have not been satisfied or waived by August 5, 2024 (the “Outside Date”), provided that any breach or violation of any representation, warranty or covenant of the party seeking termination is not the cause of the failure of the Closing to occur by the Outside Date; (iii) by either Kernel or AIRO if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transaction, and such order or other action has become final and non-appealable; (iv) by either Kernel or AIRO in the event of the other party’s uncured breach, if such breach would result in the failure of a closing condition (and so long as the terminating party is not also in breach under the Business Combination Agreement); (v) by Kernel if there has been a Material Adverse Effect on AIRO and its subsidiaries on a consolidated basis following the date of the Business Combination Agreement that is uncured and continuing; and (vi) by either Kernel or AIRO if Kernel and AIRO holds a special meeting of its shareholders to approve the Business Combination Agreement and the Transaction, and the required approvals related to the Business Combination Agreement and the Transaction of either Kernel’s shareholders or AIRO’s shareholders is not obtained.

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If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to publicity, confidentiality, fees and expenses, trust fund waiver, no recourse, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud. The Business Combination Agreement does not provide for any termination fees.

Trust Account Waiver

AIRO agrees that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Kernel’s Trust Account held for its Public Shareholders, and agrees not to, and waives any right to, make any claim against the Trust Account (including any distributions therefrom).

Post-Business Combination Ownership of ParentCo

The ownership of ParentCo immediately following the Business Combination will be as follows:

● Scenario 1: Assuming No Redemptions: This presentation assumes that no Kernel Public Shareholders exercise redemption rights with respect to their Public Shares of 509,341 which were outstanding as of the date of this filing. Public Shares are based on a total of 30,475,000 redeemable Public Shares pursuant to the Kernel Charter less the 22,848,122 Public Shares redeemed in February 2023, 1,310,929 Public Shares redeemed in August 2023 and 5,806,608 Public Shares redeemed in February 2024.

● Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of Kernel Public Shareholders holding 254,670 Public Shares will exercise their redemption rights for approximately $2.8 million of funds in Kernel’s Trust Account.

● Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of Kernel public shareholders holding 509,341 Public Shares will exercise their redemption rights for approximately $5.5 million of funds in Kernel’s Trust Account.

The Business Combination will not close under any scenario unless AIRO waives the Unencumbered Cash closing condition and the NTA Proposal is approved.

The table below shows the issued and outstanding shares under each of the Scenarios set forth above following the closing of the Business Combination:

Share Ownership in ParentCo (4)

Issued and Outstanding Share Basis	No Redemption (1)	% Owned	50% Redemption (2)	% Owned	Maximum Redemption (3)	% Owned
Kernel Public Shares	509,341	0.6%	254,671	0.3%	-	-%
Kernel Founder Shares	7,618,750	8.4%	7,618,750	8.5%	7,618,750	8.5%
AIRO shareholders (1)	77,000,000	85.9%	77,000,000	86.1%	77,000,000	86.4%
Extension Shares (2)	4,450,000	5.0%	4,450,000	5.0%	4,450,000	5.0%
Meteora Termination Shares (3)	50,000	0.1%	50,000	0.1%	50,000	0.1%
Pro Forma common stock at March 31, 2024	89,628,091	100.0%	89,373,421	100.0%	89,118,750	100.0%

(1)	Does not reflect closing adjustments to the merger consideration required by the terms of the Business Combination Agreement, including net working capital adjustments, closing net debt adjustment and transaction expenses in excess of $14,000,000, that are not expected to be significant.

(2)	Assumes the issuance of Class A common stock under the terms of the Extension Agreement. The agreement calls for an issuance of up to 4,450,000 shares to Sponsor for the payment of extension payments and working capital deposits.

(3)	Assumes the issuance of 50,000 shares of ParentCo common stock to an entity designated by Meteora upon closing of the Business Combination in consideration for termination of the Forward Purchase Agreement.

(4)	Excludes (a) an estimated 15,237,500 shares underlying the Public Warrants held by the Kernel Public Stockholders, (b) 8,750,000 shares underlying the Private Placement Warrants held by Sponsor, (c) 266,230 shares underlying the AIRO Warrants, and (d) 1,435,615 shares underlying the AIRO Options.

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In addition, upon consummation of the Business Combination, there will be outstanding an aggregate of 15,237,500 Public Warrants held by the Kernel Public Shareholders and 8,750,000 Private Placement Warrants held by Sponsor. Each of Kernel’s outstanding whole warrants is exercisable commencing 30 days following Closing for one share of ParentCo Common Stock. Therefore, as of the date of this proxy statement/prospectus, if we assume each outstanding whole warrant is exercised and one share of ParentCo common stock is issued as a result of such exercise, with payment to ParentCo of the exercise price of $11.50 per whole warrant for one whole share, ParentCo’s fully-diluted share capital would increase by a total of 23,987,500 shares, with approximately $275,856,250 paid to ParentCo to exercise the warrants, assuming cash exercise.

The numbers of shares and percentage interests set forth in the above table under the three redemption scenarios also do not take into account (i) shares issuable pursuant to the 2024 Stock Option and Incentive Plan proposed in Shareholder Proposal No. 5: The Incentive Plan Proposal, (ii) shares issuable pursuant to the Employee Stock Purchase Plan proposed in Shareholder Proposal No. 6: The Employee Stock Purchase Plan Proposal, (iii) potential future exercise of the AIRO Warrants for up to 266,230 shares of ParentCo common stock, and (iv) potential future exercise of the AIRO Options for up to 1,435,615 shares of ParentCo common stock. The exercise, issuance or vesting of any of these shares could have a dilutive effect on those Kernel shareholders who do not elect to redeem their shares.

If the actual facts are different than the assumptions set forth above, the share numbers set forth above will be different. For more information, please see the section entitled “Unaudited Pro Forma Combined Financial Information.”

Related Agreements

The reference to and description of any of the following agreements are qualified in their entirety by reference to the full text of such agreement filed with this proxy statement/prospectus or incorporated by reference herein.

Lock-Up Agreement

Simultaneously with the Closing of the Business Combination, all Significant Company Holders (as defined in the Business Combination Agreement) and the Sponsor shall enter into lock-up agreement (the “Lock-up Agreements”) with ParentCo and ParentCo Representative providing for a lock-up period commencing on the Closing Date and ending on the earlier of (A) one year from the Closing or (B) subsequent to the Closing, (x) if the reported last sale price of ParentCo’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, right issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (ii) the date Kernel consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of AHAC’s stockholders having the right to exchange their shares of AHAC common stock for cash, securities or other property.

Non-Competition Agreement

Simultaneously with the Closing, all Significant Company Holders (as defined in the Business Combination Agreement) shall enter into non-competition and non-solicitation agreements (the “Non-Competition Agreement”), pursuant to which they will agree not to compete with ParentCo and AIRO. The form of Non-Competition Agreement will be negotiated by Kernel and AIRO in good faith and must be mutually acceptable to both Kernel and AIRO. The Non-Competition Agreements are expected to contain customary provisions.

Registration Rights Agreement

At the Closing, AIRO stockholders shall enter into a registration rights agreement with Kernel providing for the right to demand registrations, piggy-back registrations and shelf registrations with respect to the Merger Consideration shares, in a form mutually agreed to by Kernel and AIRO and duly executed by ParentCo.

Board of Directors and Management Following the Business Combination

The following persons are expected to serve as executive officers and directors of ParentCo following the Business Combination. For biographical information concerning the AIRO executive officers and AIRO designees to the Post-Closing Board, see “Business of AIRO — Executive Officers and Directors of AIRO.” For biographical information concerning the Kernel’s designees to the Post-Closing Board, see “Information About Kernel — Officers and Directors.” In addition, following the Closing, the Post-Closing Board will appoint an additional independent director to the ParentCo Board.

Name	Age	Position
Executive Officers:
Joseph D. Burns	62	Chief Executive Officer, Director
John Uczekaj	65	President, Chief Operating Officer, Director
Dr. Mariya Pylypiv	35	Chief Financial Officer
Employee Director:
Dr. Chirinjeev Kathuria	59	Executive Chairman, Director
Non-Employee Directors:
John M. Belcher	82	Director
Gregory D. Winfree	59	Director
Surendra Ajjarapu	53	Director
Donald Fell	78	Director

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Interests of Kernel’s Directors and Officers and Others in the Business Combination

The Sponsor (including certain equity holders of the Sponsor), and certain of Kernel’s directors and executive officers (including Suren Ajjarapu who is Kernel’s chief executive officer and the Sponsor’s controlling equity holder) may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

●	unless Kernel consummates a business combination, Kernel’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

●	as a condition to the IPO, all of the Founder Shares are subject to a lock-up and would be released only if specified conditions were met. In particular, subject to certain limited exceptions, all Founder Shares would be subject to a lock up until the earlier of (A) one year after the completion of Kernel’s Business Combination and (B) subsequent to the Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which Kernel completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Kernel’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property;

●	the Sponsor will pay an aggregate of $1.00 for their Class B Ordinary Shares and their Private Placement Warrants to the Original Sponsor upon the Closing of the Business Combination. Effectively, the Sponsor paid $0.01 per Class B Ordinary Share, and, in addition, has the right to acquire 8,750,000 shares of common stock at a price of $11.50 per share. Thus, if the price of the stock falls significantly from the initial public offering price of $10.00 per share, our Sponsor will still receive a positive rate of return even in a scenario where our Public Shareholders would experience a negative rate of return in ParentCo from our initial public offering price of $10.00 per share; the Sponsor also has the ability to receive additional returns if our price rises above $11.50 per share;

●	the aggregate dollar amount that the Sponsor and its affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $83.7 million, as of June 24, 2024, which amount includes the current value of securities held, assuming a trading price of $11.02 per Kernel Class A Ordinary Share and $0.13 per Kernel Public Warrants.

●	the Sponsor (and one of Kernel’s directors who is a member of the Sponsor) has invested in Kernel an aggregate of $4,450,000, comprised of a total of $4,450,000 loaned by investors to the Sponsor, which is in turn loan by the Sponsor to Kernel, which is responsible for paying the all principal on the loans, and $360,000 owed by Kernel to the Sponsor in accrued expenses related to rent for office space, administrative and support services.

●	in addition, the aggregate dollar amount that the Kernel officers and directors have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $4,450,000 , as of June 25, 2024 (assuming that the future value of ParentCo Ordinary Shares will be the same as the current value of each Kernel Ordinary Share), which as described above consists of the 4,450,000 shares of ParentCo Common Stock to be issued to Kernel’s officers and directors in accordance with the terms of Kernel’s IPO within 10 days following the closing of the Business Combination that shall be exchanged for the equivalent number of ParentCo Ordinary Shares.

●	even if the trading price of the shares of ParentCo Common Stock were as low as $0.0000001 per share, the aggregate market value of the Kernel Class B Ordinary Shares alone (without taking into account the value of the Private Placement Warrants) would exceed the initial investment in Kernel by the Sponsor. As a result, the Sponsor is likely to be able to make a substantial profit on their investment in Kernel at a time when shares of ParentCo Common Stock have lost significant value. On the other hand, if Kernel liquidates without completing a business combination before August 5, 2024, the Sponsor will likely lose its entire investment in Kernel.

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●	the Private Placement Warrants purchased by the Sponsor will be worthless if a business combination is not consummated;

●	the Sponsor has agreed that the Private Placement Warrants and the underlying securities will not be sold or transferred by it until after Kernel has completed a business combination, subject to limited exceptions;

●	the Sponsor and its affiliates’ total potential ownership in the ParentCo, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 8.4% of outstanding ParentCo Ordinary Shares in a no redemption scenario, 8.4% of outstanding ParentCo Ordinary Shares in a 50% redemption scenario and 8.4% of outstanding ParentCo Ordinary Shares in a maximum redemption scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

●	the fact that the Sponsor will pay aggregate of $1.00 for its Founder Shares to the Original Sponsor upon Closing and such securities will have a significantly higher value at the time of the Business Combination, and that in the case the Business Combination is not consummated Kernel would liquidate rendering such Founder Shares worthless;

●	the Sponsor is currently the owner of 7,493,750 Kernel Class B Ordinary Shares and 8,750,000 Kernel Private Placement Warrants, each of which is exercisable to purchase one Kernel Class A Ordinary Share, which it purchased for $1.00 due to the Original Sponsor at the Closing of the Business Combination. If an initial business combination, such as the Business Combination, is not completed by August 5, 2024, Kernel will be required to dissolve and liquidate. In such event, the Kernel Class B Ordinary Shares currently held by the Sponsor, which were acquired from the Original Sponsor will be worthless because the Sponsor has agreed to waive its rights to any liquidation distribution;

●	the fact that the Sponsor has agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed business combination;

●	the anticipated continuation of two of our existing directors, Suren Ajjarapu and Donald Fell, as directors of ParentCo;

●	the continued indemnification of our existing directors and officers prior to the Business Combination and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

●	that pursuant to the IPO Registration Rights Agreement, the Kernel Restricted Shareholders are entitled to registration of the shares of ParentCo Common Stock into which the Founder Shares will automatically convert at the time of the consummation of the Business Combination;

●	the fact that our Sponsor is entitled to receive reimbursement of $10,000 per month under an administrative support agreement for office space, secretarial and administrative support provided to Kernel, for which, as of the date hereof, our Sponsor has already been paid $0;

●	if Kernel does not complete a business combination by August 5, 2024, the proceeds from the sale of the Private Placement Warrants will be included in the liquidating distributions to Kernel’s Public Shareholders and the Private Placement Warrants will expire worthless; and

●	the Sponsor will receive 4,450,000 shares of ParentCo common stock in consideration for the extension loans only upon the completion of the Business Combination;

●	if the Trust Account is liquidated, including in the event Kernel is unable to complete a business combination within the required time period, the Sponsor has agreed to indemnify Kernel to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which Kernel has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Kernel, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

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Kernel’s Board considered these interests, among other matters when reviewing and evaluating the proposed terms of the Business Combination, how they might impact the identification of and negotiations with AIRO, and how they might impact the ParentCo if the Business Combination were to be completed. In reviewing these interests, and others deemed relevant by the Kernel Board, the Board concluded that, on the whole, these interests provided an alignment between the interests of Kernel’s officers and directors, on the one hand, and those of Kernel’s shareholders, on the other hand.

The Existing Kernel Governing Documents provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the Existing Kernel Governing Documents. Certain of Kernel’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under applicable law. Kernel’s Board evaluated and considered three (3) potential target companies as candidates for a possible business combination transaction with Kernel, and Kernel’s Board did not believe that the other fiduciary duties or contractual obligations of its officers and directors materially affected Kernel’s ability to source a potential business combination. Kernel’s Board considered the factors supporting, and risks and uncertainties related to, a business combination with AIRO as set forth above under “Recommendation of the Kernel Board and Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.

Background of the Business Combination

The following is a discussion of the background of Kernel’s efforts to effect an initial business combination, and its negotiations with and evaluation of AIRO, the Business Combination Agreement and related matters. The terms of the Business Combination are the result of negotiations among the representatives of Kernel and AIRO. The following also sets forth a description of the background of these negotiations and the resulting Business Combination.

Kernel is a blank check company incorporated in the Cayman Islands on November 10, 2020. Kernel was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, while the company may pursue an initial business combination with any business in any industry, commercial sector or location, the initial focus was on identifying acquisition opportunities in the commerce Enablement, Supply Chain, Logistics and related Technology Infrastructure sectors.

On February 5, 2021, Kernel completed the Kernel IPO of 30,475,000 Units at a price of $10.00 per Unit, generating gross proceeds to Kernel of $304,750,000 before underwriting discounts and expenses, which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,975,000 Units. Each Unit consists of one Kernel Class A Ordinary Share and one-half of one Public Warrant. Each whole Public Warrant will become exercisable at a price of $11.50 per share on the later of 30 days after the completion of an initial business combination or 12 months from the closing of the Kernel IPO and will expire five years after the completion of Kernel’s initial business combination, or earlier upon redemption or liquidation. On February 5, 2021, simultaneously with the closing of the Kernel IPO, Kernel completed the Private Placement, which involved the private sale of an aggregate of 8,750,000 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to Kernel of $8,750,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the Kernel IPO, except that Kernel’s original sponsor agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of Kernel’s initial business combination.

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Upon the closing of the Kernel IPO (including the over-allotment) and the Private Placement, a total of $304,750,000, comprised of the proceeds from the Kernel IPO, was placed in the Trust Account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to Kernel to pay its taxes (less up to $100,000 of interest to pay any dissolution expenses), the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of Kernel’s initial business combination, (ii) the redemption of any of Kernel’s Public Shares properly submitted in connection with a shareholder vote to amend the Kernel Charter (a) to allow redemption in connection with Kernel’s initial business combination or modify the substance or timing of its obligation to redeem 100% of Kernel’s Public Shares if it does not complete its initial business combination by the deadline or (b) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, and (iii) the redemption of Kernel’s Public Shares if it is unable to complete its initial business combination by the deadline, subject to applicable law.

Prior to the completion of the Kernel IPO, neither Kernel, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with Kernel.

Kernel’s management and the Kernel Board evaluated and considered three (3) potential target companies as candidates for a possible business combination transaction with Kernel.

Kernel reviewed the potential acquisition opportunities based on criteria that were the same or similar to the criteria that the Kernel Board used in evaluating the potential Business Combination with AIRO (as discussed in greater detail below), which included, among other things, quantitative criteria, such as evaluation metrics customarily used by industry analysts in comparison to their publicly listed peers, as well as qualitative criteria, such as the markets in which potential target companies operate and their competitive positions and “track records” within such markets, the experience of the potential target companies’ management teams and the potential for revenue and earnings growth. Kernel focused on sectors and companies that its management believed would benefit from being a publicly traded company on a stock exchange in the United States.

Representatives of Kernel also engaged in significant due diligence and detailed discussions directly with the senior executives of AIRO prior to executing the non-binding letter of intent with AIRO.

Kernel’s management team reviewed and evaluated potential acquisitions based on the factors discussed under “Recommendation of the Kernel Board and Reasons for the Business Combination”, below, as well as the following criteria:

●	Benefits from a Public Currency and Access to Public Equity Markets. Access to the public equity markets could allow the target company to utilize additional forms of capital, enhancing its ability to pursue accretive acquisitions, high-return capital projects, and/or strengthen its balance sheet and recruit and retain key employees through the use of publicly-traded equity compensation.

●	Has a Strong Competitive Position and Growing Platform. Kernel sought to invest in companies that we believed possess not only established business models and sustainable competitive advantages, but also a growing platform for equity investors.

●	Operated by a Talented and Incentivized Management Team. Kernel focused on companies with strong and experienced management teams that desire a significant equity stake in the post-business combination company. We sought to partner with a management team and/or seller who is well-incentivized and aligned in an effort to create shareholder value.

●	Benefits from Our Ability to Uniquely Structure Transaction to Unlock and Maximize Value. Kernel looked for situations where our experience in public markets could add value for both sides of the transaction.

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Kernel’s management and the Kernel Board, in consultation with Kernel’s business and financial advisors, determined that the other alternative business combination targets with which Kernel negotiated a letter of intent were less attractive than AIRO when taking into account the factors described above and the various targets’ respective management teams, strategies, business prospects, valuations and likelihood of execution. Ultimately, Kernel determined to abandon each of its other potential acquisition opportunities, as further described in more detail below, either because (i) Kernel concluded that the alternative target companies or the terms of a potential business combination with such alternative target companies would not be suitable for Kernel, particularly in comparison to the opportunity for a business combination with AIRO or (ii) the alternative target companies did not have, or could not quickly and easily prepare, SEC-compliant financial statements on a schedule consistent with Kernel’s timing limitations, or posed extensive structuring, regulatory or other considerations that likely would delay a transaction or create uncertainty that was not acceptable to the Kernel Board.

For additional details regarding the reasons of the Kernel Board for approving the Business Combination, see the section of this proxy statement entitled “Recommendation of the Kernel Board and Reasons for the Business Combination.”

Timeline of the Business Combination

As discussed herein, immediately after the completion of the Kernel IPO on February 5, 2021, Kernel’s management began to seek potential candidates for a business combination. In addition, Kernel was contacted by a number of individuals and entities with respect to potential business combination opportunities.

Between December 28, 2022, the date VKSS Capital LLC became the sponsor, and January 10, 2023, the date on which Kernel entered into a non-binding letter of intent with AIRO, Kernel’s management team and representatives of Kernel:

●	identified and evaluated three (3) potential acquisition target companies; each of which were screened for completion of audit requirement, quality of investor decks, complete data rooms, evaluation of the target market, the company position in the market, initial management interaction and enterprise market value vs asking price for business combination.

●	entered into non-disclosure agreements (“NDAs”), containing customary terms regarding confidentiality, without imposing exclusivity or other similar restrictions, with three (3) companies that Kernel’s management team considered to be potential appropriate acquisition targets (including AIRO), to facilitate due diligence review of confidential materials from these companies;

●	completed reviews, and had discussions with management, of three (3) companies that were considered by Kernel’s management team to be appropriate targets (including AIRO); and

●	negotiated non-binding letters of intent with one potential target company, (including the non-binding letter of intent with AIRO executed by the parties on January 10, 2023 as more particularly described below).

Of the three (3) potential acquisition targets with which Kernel entered into preliminary discussions, Kernel proceeded to enter into more substantive negotiations with AIRO Group Holdings, Inc. The remaining two candidates were eliminated for not being able to produce timely audited financial results or because the valuation for a potential merger was deemed by Kernel’s Board to be unreasonable.

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On January 3, 3023, Mr. Chirinjeev Kathuria, Executive Chairman contacted Mr. Ajjarapu about a potential target operating in the aerospace industry (AIRO), which was interested in potentially engaging in a business combination transaction with a SPAC.

Kernel indicated its interest in pursuing a possible transaction with AIRO and on January 4, 2023, Kernel entered into an NDA with AIRO and received access to the Data Room for due diligence.

On January 9, 2023, the board of Kernel attended an AIRO management presentation. During the presentation, Mr. Joe Burns, CEO and Mr. John Uczekaj, President and COO of AIRO, described AIRO’s corporate structure with four companies, competitive advantages, current indications and growth potential, in addition to providing an overview of AIRO’s business plan. The presentation was followed by a question-and-answer session.

Previously Kernel had engaged Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) to represent Kernel on any new targets. Nelson Mullins, in addition to Kernel, began the review of the information in the data room. The non-binding letter of intent (the “LOI”) between Kernel and AIRO was executed on January 10, 2023.

From January 10, 2023 until March 3, 2023, representatives of Kernel and AIRO met daily to discuss the Business Combination. Mr. Ajjarapu (CEO of Kernel) and Dr. Chirinjeev Kathuria (Executive Chairman of AIRO) participated in each such meeting. Other high-level executives, financial advisors and legal counsel of each of Kernel and AIRO participated in some of the meetings. The meetings lasted, on average, 15 minutes. The meetings primarily centered around key commercial deal terms, such as AIRO’s valuation, minimum cash requirements, the structure of the earnout, whether a PIPE would be needed (and potential providers therefor), and the need to enter into the Forward Purchase Agreement. Once the parties determined that the Forward Purchase Agreement should be entered into, the parties discussed potential providers and key terms governing such arrangements. The parties also discussed the need to conclude AIRO’s audit in a timely fashion and the need for, and status of, the required third party opinions. During the aforementioned meetings, AIRO also stated they wanted to be entitled to contingent consideration in the form of earn-out shares. The Kernel Board deemed this request to be reasonable and desired to provide this additional consideration to incentivize AIRO’s management team to drive up shareholder value.

On January 18, 2023, the Kernel Board discussed AIRO, the evaluation of the company and the need for a fairness opinion. The Kernel Board unanimously voted to move forward with a fairness opinion. The Mentor Group, Inc. was contacted and engaged to provide the board an evaluation of AIRO.

Kernel made a preliminary, verbal offer to AIRO, which valued AIRO at $600 million. Kernel relied on a third-party evaluation and information provided by AIRO dated early 2022 which showed the average price to sales for comparable companies was 1.1x. AIRO projected the revenue in 2026 at $710 million which was lowered to determine the initial verbal offer. The offer was deemed too low by AIRO. Kernel’s initial offer developed into the final valuation through the various meetings between Kernel and AIRO, detailed conversations with AIRO’s executives and financial team, and separate conversations with Kernel’s financial advisors, discounted cash flow analyses prepared by The Mentor Group, legal, technical and financial due diligence. Kernel’s receipt of The Mentor Group initial enterprise value range of $655 million to $1.8 billion. The Kernel Board concluded that $770 million represented a fair price, and agreed to reflect such price in the Business Combination Agreement.

The Forward Purchase Agreement was executed on February 28, 2023 and was subsequently terminated as of November 27, 2023.

On March 1, 2023, the Kernel Board discussed the logistics and update of the Business Combination Agreement with Nelson Mullins. There were no red flags during the firm’s due diligence. The Mentor Group, Inc. discussed the fairness opinion with the board, evaluation techniques, and similar companies – both private and public. The Mentor Group, Inc. (“Mentor”) believes the valuation to be fair to Public Shareholders. The resolutions to approve the AIRO transaction were voted on and unanimously adopted by the Kernel Board. The Forward Purchase Agreement was discussed and ratified by the Kernel Board.

On March 2, 2023, following push back from AIRO with regards to the minimum cash amount, Kernel proposed a $50 million minimum cash amount provided that certain monies would count toward the $50 million, as further provided for in the Business Combination Agreement.

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On March 3, 2023, after Kernel and Nelson Mullins completed due diligence, the Business Combination Agreement was signed.

After the signing of the Business Combination Agreement, Mr. Michael Peterson met with the AIRO group in New Mexico, toured the facilities with Mr. Uczekaj and reported back at the Board Meeting on March 28, 2023.

On March 28, 2023, Mr. Ajjarapu met with Mr. Burns and Mr. Uczekaj in Lakeland, FL as they were in attendance at an air show.

Between January 10, 2023 and April 4, 2023, the companies worked on drafting the proxy statement/prospectus for approval of the Business Combination.

Satisfaction of 80% Test

Pursuant to Nasdaq listing rules, the target business or businesses that Kernel acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for Kernel’s initial business combination (such requirement, the “80% test”). As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $77.6 million (excluding deferred underwriting commissions) and 80% thereof represents approximately $62.1 million. The Kernel Board determined that AIRO’s enterprise value was $770 million, thus satisfying the 80% test.

In addition, as discussed below, there was a valuation analysis performed by Mentor in connection with the Business Combination for the benefit of the Kernel Board. Mentor presented a range of fair market value for AIRO on an enterprise value basis and concluded that the shares being issued by Kernel to the equity holders of AIRO, valued at the $10.00 per share, was fair from a financial point of view to the public shareholders of Kernel. The opinion as to the fairness of the Business Combination consideration to be paid by Kernel (the “Opinion”) was addressed exclusively to the Kernel Board, for the exclusive use of the Kernel Board, and is subject to various assumptions, limitations and restrictions as set forth in the Opinion. For information purposes only, a copy of the Opinion is attached as Annex F to this proxy statement, and any description of the Opinion or the conclusions reached contained herein is necessarily qualified in its entirety by reference to the text of that Mentor Opinion. The Opinion is not a recommendation to any person as to how to vote on any matter presented in this proxy statement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although Kernel will issue shares for outstanding equity interests of AIRO in the Business Combination, Kernel will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of AIRO issuing stock for the net assets of Kernel, accompanied by a recapitalization. The net assets of Kernel will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of AIRO.

Opinion of The Mentor Group

As discussed herein, the Kernel Board engaged The Mentor Group, Inc. (“Mentor”) in connection with the Business Combination Agreement to provide to the Kernel Board a fairness opinion related thereto. Such engagement was entered into pursuant to the terms of an engagement letter dated as of January 18, 2023.

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Mentor is an internationally recognized independent valuation consulting firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Kernel selected Mentor to provide a fairness opinion on the basis of Mentor’s reputation, its experience in the preparation of delivery of fairness opinions in connection with business combination transactions of other companies in the investment management industry and a cost structure that was appropriate for a company of Kernel’s size and for the size of the Business Combination. Neither Kernel, AIRO, nor any of their respective affiliates have or have had during the past two years any material relationship with Mentor, or its affiliates, and no relationship with Mentor, or its affiliates, not related to the Business Combination as currently contemplated between Kernel, AIRO, New AIRO, or any of their respective affiliates.

On March 1, 2023, the Kernel Board held a video meeting with several representatives from Nelson Mullins, Kernel’s counsel, and several representatives from Mentor in which Mentor provided a final presentation regarding the Transaction and delivered its opinion letter (the “Opinion”) to the Kernel Board on March 6, 2023 stating that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the purchase price to be paid by Kernel to the equity holders of AIRO in the Transaction for AIRO as provided in the Business Combination Agreement is fair from a financial point of view to the public shareholders of Kernel. The summary of the Opinion in this proxy statement is qualified in its entirety by reference to the full text of the Opinion, which is attached to this proxy statement as Annex F and includes the definition of the Transaction, and sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Mentor in connection with arriving at and delivering the Opinion.

The Opinion was furnished solely to be utilized by the Kernel Board as only one input to consider in its process of analyzing the Business Combination and it did not constitute a recommendation to the Kernel Board (or any member thereof), any shareholder of Kernel or any other person as to how such person should vote or invest in Kernel or otherwise act with respect to the Transactions or in any other manner.

In arriving at its Opinion, Mentor looked solely at the enterprise value of AIRO as a going concern and on a standalone basis immediately prior to the date of the Opinion and did not consider any impact on value (positive or negative) of the consummation of the Transaction on the value of AIRO. Mentor performed the reviews, analyses and inquiries as it, in its professional judgment and experience, deemed necessary and appropriate under the circumstances and based on the nature of the Business Combination Agreement. Mentor’s activities, included, without limitation:

1)	reviewed a draft dated March 3, 2023 of the Business Combination Agreement (the “Agreement”);
2)	reviewed the as filed proof of the Form S-1 Registration Statement regarding the Merger dated August 12, 2022;
3)	reviewed certain financial information of AIRO Group Holdings provided by the Company;
4)	reviewed AIRO’s Advanced Air Solutions Forecast Investor Presentation dated November 2, 2022;
5)	reviewed AIRO’s Advanced Air Solutions Company Presentation Investor Presentation dated November 2, 2022;
6)	reviewed AIRO’s Advanced Air Solutions Company Presentation Investor Presentation dated November 2, 2022;
7)	reviewed the JAUNT Journey eVTOL Overview dated October 14, 2022;
8)	reviewed Raymond James’ The AIRO Group Illustrative Valuation Overview dated February 2022;
9)	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;
10)	considered publicly available financial terms of certain transactions that we deemed to be relevant; and,
11)	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

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In rendering its Opinion, Mentor assumed and relied upon the accuracy and completeness of the most recent financial statements, forecasts and other information provided to it by Kernel and AIRO, and Mentor further relied upon the assurances of such companies’ management that they were, in each case, unaware of any facts or circumstances that would make the information provided to Mentor incomplete or misleading. Mentor relied upon and assumed, without independent verification, that:

(a)	the representations and warranties of all parties to the Agreement identified and all other related documents and instruments that are referred to therein are true and correct,

(b)	each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party,

I)	all conditions to the consummation of the Merger will be satisfied without waiver thereof, and

(d)	the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and other related documents and instruments. We have relied upon and assumed, without independent verification, that:

(i)	the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and

(ii)	all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or the Opinion.

In arriving at its Opinion, Mentor did not perform any independent appraisal or physical inspection of the assets of AIRO. Mentor’s analysis does not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). Mentor did not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, they noted there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material.

The Opinion was predicated on the assumption that the final executed form of the Business Combination Agreement would not differ in any material respect from the draft of the Agreement they examined, that the conditions to the Transactions as set forth in the draft of the Agreement would be satisfied, and that the Transactions would be consummated on a timely basis in the manner contemplated by the Agreement.

In performing its analyses, Mentor considered business, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its Opinion. Mentor noted that no company or business used in Mentor’s analyses for comparative purposes is identical to AIRO, and an evaluation of the results of those analyses is not entirely mathematical and is subject to assumptions and estimates. The estimates contained in the financial projections and the implied reference range values indicated by Mentor’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Kernel or AIRO. Much of the information used in, and accordingly the results of, Mentor’s analyses are inherently subject to substantial uncertainty. As a result, Mentor did not and does not assume any responsibility if the future results are materially different from those forecasts.

Mentor’s Opinion was only one of many factors considered by the Kernel Board in evaluating the proposed Mergers. Neither Mentor’s Opinion nor its analyses were determinative of the transaction consideration or of the views of the Kernel Board, or Kernel’s management with respect to any determinations made regarding the Transactions or the consideration with respect thereto. The type and amount of consideration payable as the Transactions consideration were determined through negotiation between Kernel and AIRO, and the decision to enter into the Business Combination Agreement was solely that of the Kernel Board.

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Financial Analyses

In preparing its Opinion, Mentor performed a variety of analyses, including those described herein. The summary of Mentor’s analyses is not a complete description of the analyses underlying Mentor’s Opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Mentor’s Opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Mentor arrived at its Opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Mentor made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses, and Mentor believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Mentor’s analyses and Opinion.

For purposes of its analyses, Mentor reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the applicable acquisition target) plus the amount of its net debt (i.e., the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Mentor based the estimated range of enterprise values of AIRO using the Discounted Cash Flow (“DCF”) method, the Guideline Public Company method, and the Guideline Transaction Method, as described below.

Value Range. For purposes of its financial analyses, with Kernel’s consent, Mentor determined a range of values for AIRO as follows:

(in $ Thousands)
Valuation Method	Low	High
Income Approach
DCF Method	$842,727.0	$3,641,202.9
Market Approach
Guideline Public Company Method	72,145.0	733,518.1
Guideline Transaction Method	$330,083.1	$2,854,250.0

Discounted Cash Flows Analysis

Mentor utilized a forecast of revenue and profitability for AIRO that was included in an investor presentation dated November 2, 2022. The forecast shows revenue, cost of sales, gross profit, operating expenses, and EBITDA for the four lines of business of AIRO and the AIRO Group Parent. The forecast spanned the years 2022 through 2029.

Mentor reviewed certain financial data for guideline public companies (GPCs) with publicly traded equity securities that Mentor deemed relevant based on the GPC’s operations that may in certain respects and based on Mentor’s professional judgment and experience, be considered similar to those of AIRO, including government defense companies, industrial contractors/providers and air transportation companies. No company used in the analyses as a comparison is directly comparable to AIRO. The companies we reviewed for our analysis are as follows:

i)	Archer Aviation Inc.
ii)	Blade Air Mobility, Inc.
iii)	Eve Holding, Inc.
iv)	Vertical Aerospace Ltd.
v)	Joby Aviation, Inc.
vi)	Lilium N.V.
vii)	AeroVironment, Inc.
viii)	Kratos Defense & Security Solutions, Inc.
ix)	BWX Technologies, Inc.
x)	Leonardo DRS, Inc.

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Based on the financial data from the GPCs and industry information from Microbilt Corporation, Mentor determined appropriate industry levels of working capital and capital expenditures for application to the forecast of AIRO. Mentor estimated an industry-derived discount rate using the GPCs (the weighted average cost of capital, or “WACC”) for the Company, which was applied to the adjusted cash flows of AIRO to calculate the present value of the discrete cash flows for the years 2023 through 2029. Mentor applied two different discount rates to the forecast cash flows: i) the WACC that was determined directly from application of the capital asset pricing model (“CAPM”) and ii) the WACC plus an additional risk factor of 400 basis points. After applying the two selected discount rates to the discrete period forecast cash flows, Mentor summed the present values for all periods for the two selected discount rates.

Next, Mentor determined terminal values to add to the sum of the discrete period cash flows. Mentor determined a multiple of revenue based on consensus estimates of revenue for the GPCs for the year 2027, which multiple was applied to the 2027 revenue of AIRO, then discounted to present value by the two selected discount rates.

A multiple of EBITDA was determined using four transactions of companies deemed similar to AIRO. The selected EBITDA multiple was multiplied by the forecast 2029 EBITDA of AIRO then discounted to present value by the two selected discount rates. Lastly, the sum of the discrete period cash flows determined from the two selected discount rates was added to the appropriate terminal value determined from the revenue and EBITDA multiples, resulting in four estimates of enterprise value based upon the AIRO forecast and the industry-derived WACC.

Guideline Public Company Method

For each of the GPCs, Mentor calculated historical and forecast multiples of revenue, EBITDA and EBIT. For several of the early-stage pre-revenue GPCs, the historical were not available to calculate the historical multiples. The forecast multiples were calculated based on consensus estimates of revenue, EBITDA and EBIT for calendar years 2023 through 2027. For the historical and forecast multiples a variety of statistics were calculated and applied to the corresponding financial performance measure of AIRO. Given the early development of most of the GPCs, there were not enough multiples of historical or forecast profitability (EBITDA and EBIT) to be meaningful. Mentor therefore applied the first and third quartile revenue multiples for the years 2023 through 2027 to the forecast revenue of AIRO to determine a range of implied enterprise values for AIRO. The implied forecast enterprise value for each year was then discounted to present value using the industry-derived WACC.

 Guideline Transacted Company Method

Mentor reviewed transactions of companies that Mentor deemed relevant based on the acquired companies’ operations that may in certain respects and based on Mentor’s professional judgment and experience, be considered similar to those of AIRO. As for the GPCs, Mentor calculated historical multiples of revenue, EBITDA and EBIT. A variety of statistics were calculated to determine appropriate multiples to apply to the corresponding financial performance measure of AIRO. In addition, regression analyses were performed on acquired company revenue and EBITDA to determine the low-end multiples of the range of multiples to apply to AIRO. For the upper-end revenue multiple of the range, Mentor selected the third quartile of the acquired company revenue multiples and for the upper-end EBITDA multiple Mentor selected the mean EBITDA multiple of the acquired company EBITDA multiples. Mentor applied the selected multiples to the 2027 forecast revenue and EBITDA of AIRO to determine a range of implied enterprise values for AIRO. The implied forecast enterprise value was then discounted to present value using the industry-derived WACC.

Value Conclusion

Having calculated nine ranges of implied enterprise value for AIRO using the three methodologies, Mentor applied weightings to five of the ranges based on Mentor’s judgement that AIRO would reach a long-term sustainable growth rate between the years 2027 and 2029. Mentor gave a total weighting of 40% to the implied enterprise values determined using the Income Approach and a total weighting of 60% to the implied enterprise values determined using the Market Approach. Mentor then summed the weighted values for both the low and high ranges of value to give a final range of enterprise value of AIRO. Lastly, Mentor determined implied multiples of revenue and EBITDA based on the concluded enterprise values using AIRO’s forecast 2027 revenue and EBITDA.

Fees and Scope of Engagement

Kernel has paid Mentor a fee of $90,000 in connection with delivery of its Opinion and has reimbursed Mentor for its reasonable expenses incurred in connection with the Kernel engagement and has agreed to indemnify Mentor, any controlling person of Mentor and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

The Opinion was delivered to the Kernel Board subject to the conditions, scope of engagement, limitations and understanding set forth in the Opinion and subject to the understanding that the obligations of Mentor in connection with the Business Combination Agreement are solely corporate obligations. Mentor was not asked to opine on, and the Opinion did not express any views with respect to, (i) any other terms of the Business Combination Agreement, (ii) Kernel’s underlying business decision to effect the Business Combination Agreement, (iii) the basic business decision to proceed with or effect the Business Combination Agreement, (iv) the merits of the Business Combination Agreement relative to any alternative transaction or business strategy that may be available to Kernel, (v) the amount or nature of the compensation to any officer, director or employee or any class of such persons relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Kernel or AIRO in the Business Combination Agreement, or relative to or in comparison with the consideration payable in connection with the Transaction, (vi) the fairness of the Transaction to any particular group or class of securities (other than the equity securities of Kernel which were acquired upon the consummation of the Transaction), creditors, or other constituencies of Kernel, (vii) the solvency, creditworthiness or fair value of AIRO or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters, (viii) the procedural fairness of the Transaction or other possible measures of fairness, (ix) the independent fair value of AIRO (except as expressly set forth in the Opinion), (x) the fairness of the Forward Purchase Agreement, or (xi) the fairness of such valuation to Kernel or Kernel’s shareholders (independent from the Transaction), taken as a whole.

The Kernel Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Kernel Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of Kernel’s reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factor Summary.”

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Projected Financial Information

Kernel and AIRO do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with the Board’s evaluation of the Business Combination, and as part of Kernel’s due diligence process, in January 2023, AIRO’s management delivered financial projections to Kernel, including projections for revenue, cost of sales, gross profit, operating expenses and EBITDA. Between January 2023 and March 2, 2023, Kernel reviewed AIRO’s capitalization table, conducted other due diligence and held discussions with AIRO management and advisors in order to verify the fairness and accuracy of the projections for use. During this period, AIRO’s projections were revised, producing final projections that were the culmination of a collaborative effort between Kernel and AIRO management, which Kernel ultimately compiled and provided to AIRO for review and approval. Those projections for fiscal year 2023 through fiscal year 2026 were subsequently provided to potential investors. In the view of Kernel and AIRO’s management, the financial projections were prepared on a reasonable basis reflecting consultation with AIRO’s management’s currently available estimates and judgments, and presents, to the best of Kernel and AIRO’s management’s knowledge and belief, the expected course of action and the expected future financial performance of AIRO at the time. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to rely on the prospective financial information. AIRO’s financial projections reflect numerous estimates and assumptions made by Kernel and AIRO, with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to AIRO’s business, all of which are difficult to predict and many of which are beyond AIRO’s control, including, among others, risks and uncertainties set forth under “Risk Factors” contained elsewhere in this proxy statement/prospectus. In developing the financial projections, numerous material assumptions were made, with respect to AIRO’s business for the periods covered by the financial projections, including but not limited to gross margin improvements as a result of the add-on transaction, timing of the increase in our sales force, timing of our access to capital from the business combination.

Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience, events and business developments. The inclusion of financial projections should not be regarded as an indication that Kernel or AIRO, their boards of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. Furthermore, the financial projections do not purport to be a complete description of the financial analyses performed or factors considered.

Kernel has included summary information from such financial projections in the tables below to give its shareholders access to certain previously non-public information because such information was considered by the Board for purposes of evaluating the Merger and potential investors for purposes of evaluating the investment. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections are materially different than actual results. The combined entity will not refer back to the financial projections in future periodic reports filed under the Exchange Act.

The unaudited financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP. Neither Kernel’s independent registered public accounting firm nor the independent registered public accounting firm of AIRO has audited, reviewed, compiled, or performed any procedures with respect to the accompanying financial projections for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of AIRO included elsewhere in this proxy statement/prospectus relates to the historical financial information of AIRO. It does not extend to the financial projections and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the signing of the Merger Agreement and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the financial projections. The accompanying financial projections include financial measures that were not calculated in accordance with GAAP. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and our management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The financial projections and related financial support were provided to the Kernel Board during the course of the diligence process between January 2023 and February, 2023, as they were being completed and finalized by AIRO.

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The Kernel Board discussed the competition and AIRO’s utilization of capital from the business combination to address the market conditions specific to the expansion of the business, market development initiatives directed at the consumer and opportunities to expand the commercial efforts to targeted markets. The final projections were discussed and approved by the Kernel board on March 1, 2023, where the Board also approved the business combination with AIRO.

The projections for AIRO’s Advanced Avionics division are based on established trends, taking into account the introduction of a large format display and additional functionality for a large installed base. In AIRO’s Training Division, the projections align with historic operating trends and also consider the purchase of additional training schools and aircraft. We have incorporated the anticipated growth in the commercial and military industry-wide training requirements. The projections for AIRO’s Uncrewed Air Systems division are based on established trends and industry growth projections. This includes the expected increase in commercial drone manufacturing and the growing governmental purchases of military drones, driven by the success of AIRO’s products in Ukraine and expanding demand in other NATO countries as well as domestically. Furthermore, the expansion and implementation of the AIRO_Link product globally contributes to these projections. As for AIRO’s Electric Air Mobility division, the projections primarily rely on service-related contracts awarded in advance of airframe manufacturing. These assumptions have been carefully considered and are deemed reasonable based on the industry trends and the Company’s strategic initiatives.

The projections treat non-cash compensation-based expenses as cash expenses. The projections were also based on estimates by our management with respect to tax assets and rates, capital expenditures, depreciation and amortization, changes in net working capital, and stock-based compensation.

Accordingly, there can be no assurance that the financial projections are indicative of the future performance of Kernel or AIRO or that actual results will not differ materially from those presented in the financial projections. Inclusion of the financial projections in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the financial projections will be achieved.

Considering that the special meeting will be held months after the date the financial projections referenced above were prepared, as well as the uncertainties inherent in any forecasted projections, shareholders are cautioned not to place undue reliance on the financial projections.

The financial projections regarding AIRO’s anticipated future operations on which the Kernel Board relied, for fiscal year 2023 through fiscal year 2026, is as follows:

In Millions $	2023E	2024E	2025E	2026E
Revenue
Advanced Avionics	$11.5	$18.1	$23.3	$27.7
Training	12.6	58.0	153.5	200.2
Uncrewed Air Systems	17.9	63.8	175.1	308.2
Electric Air Mobility	0.6	1.5	7.0	14.0
Total Revenue	42.6	141.4	358.9	550.1
EBITDA(1)
Advanced Avionics	(3.0)	0.5	2.8	4.1
Training	(2.0)	15.3	63.7	93.1
Uncrewed Air Systems	3.5	21.7	83.5	156.7
Electric Air Mobility	(28.0)	(46.6)	(63.1)	(69.4)
Corporate, including synergies	10.2	13.1	11.7	12.5
Total EBITDA	(19.3)	4.0	98.6	197.0

(1)	EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization and includes the impact of stock-based compensation, which is treated as if it were a cash expense in calculating total operating expenses.

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Certain Material U.S. Federal Income Tax Considerations of the Redemption

The following discussion, insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, reflects the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Kernel, as to the material U.S. federal income tax consequences of the Business Combination. It is intended that the Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, U.S. Holders (as defined in such section) of Kernel Ordinary Shares will be subject to Section 367(b) of the Code and, as a result:

●	A U.S. Holder of Kernel Ordinary Shares whose Kernel Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Kernel’s earnings in income;

●	A U.S. Holder of Kernel Ordinary Shares whose Kernel Ordinary Shares have a fair market value of $50,000 or more, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Kernel Ordinary Shares entitled to vote will generally recognize gain (but not loss) on the exchange of Kernel Ordinary Shares for shares in the Company (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Kernel Ordinary Shares, provided certain other requirements are satisfied. Kernel does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication; and

●	A U.S. Holder of Kernel Ordinary Shares whose Kernel Ordinary Shares have a fair market value of $50,000 or more, and who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Kernel Ordinary Shares entitled to vote will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d))) attributable to its Kernel Ordinary Shares, provided certain other requirements are satisfied. Kernel does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, even if the Domestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder of Kernel Ordinary Shares may still recognize gain (but not loss) upon the exchange of its Kernel Ordinary Shares for the common stock of the Delaware corporation pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of the common stock of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Kernel Ordinary Shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. In such event, the U.S. Holder’s aggregate tax basis in the common stock of the Delaware corporation received in connection with the Domestication should be the same as the aggregate tax basis of Kernel Ordinary Shares surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules.

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Vote Required for Approval

The Business Combination (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding Kernel Ordinary Shares vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the Extraordinary General Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Business Combination Proposal is conditioned on the approval of the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal.

The Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal are conditioned on the approval of the Business Combination at the Extraordinary General Meeting.

As of the Record Date, Kernel’s Sponsor, directors and officers have agreed to vote any Kernel Ordinary Shares owned by them in favor of the Business Combination. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.

Recommendation of the Kernel Board

THE KERNEL BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE

APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of the Sponsor’s or Kernel’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of Kernel and its shareholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that shareholders vote for the proposals. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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ShAREHOLDER PROPOSAL NO. 2: THE DOMESTICATION PROPOSAL

Overview

As a condition to closing the Business Combination, the Kernel Board has unanimously approved, and Kernel shareholders are being asked to consider and vote upon a proposal to approve, a change of Kernel’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Kernel will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Kernel will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, (i) each issued and outstanding Class A Ordinary Share of Kernel will convert by operation of law, on a one-for-one basis, into one share of Kernel Class A common stock; (ii) each issued and outstanding Class B Ordinary Share of Kernel will convert by operation of law, on a one-for-one basis, into one share of Kernel Class B common stock; (iii) each issued and outstanding Public Warrant to purchase one Class A Ordinary Shares of Kernel will automatically convert by operation of law, on a one-for-one basis, into one Public Warrant to purchase one share of Kernel Class A common stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement; (iv) each issued and outstanding Private Placement Warrant to purchase one Class A Ordinary Share of Kernel will automatically convert by operation of law, on a one-for-one basis, into one Private Placement Warrant to purchase one share of Kernel Class A common stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement; and (v) the governing documents of Kernel will be amended and restated as described in this proxy statement/prospectus. Immediately following the Domestication, in connection with clauses (i), (ii) and (iii), (x) each share of Kernel Class B common stock shall convert automatically, on a one-for-one basis, into one share of Kernel Class A common stock; (y) the Kernel Class A common stock will be reclassified as Kernel common stock; and (z) each issued and outstanding Kernel Unit that has not been previously separated into the underlying Class A Ordinary Share and the underlying one-half of one Kernel Public Warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of Kernel common stock and one-half of one Kernel Public Warrant, with each whole Public Warrant representing the right to purchase one share of Kernel common stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Kernel warrant agreement. No fractional warrants will be issued upon the separation of Units and only whole warrants will trade. Accordingly, unless you hold at least two Units of Kernel, you will not be able to receive or trade a warrant when the Units are separated.

The Domestication Proposal, if approved, will approve a change of Kernel’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Kernel is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon the Domestication, Kernel will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Business Combination Proposal and Domestication Proposal are approved, then Kernel will also ask its shareholders to approve the ParentCo Charter Amendment Proposal which, if approved, will replace the Existing ParentCo Governing Documents with a new certificate of incorporation and bylaws of ParentCo. The Proposed ParentCo Governing Documents differ in certain material respects from the Existing Kernel Governing Documents and we encourage shareholders to carefully consult the information set out below under “Shareholder Proposal No. 3: The ParentCo Charter Amendment Proposal” the Existing Kernel Governing Documents, and the Proposed ParentCo Governing Documents, attached hereto as Annex B and Annex C.

Reasons for the Domestication

The Kernel Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the Kernel Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The Kernel Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Kernel and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

●	Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Kernel, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Kernel’s shareholders from possible abuses by directors and officers.

●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. Kernel’s incorporation in Delaware may make Kernel more attractive to future candidates for the Kernel Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The Kernel Board therefore believes that providing the benefits afforded directors by Delaware law will enable Kernel to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands Companies Law and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands Companies Law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable Kernel to compete more effectively with other public companies in attracting and retaining new directors. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Kernel as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Kernel immediately following the Domestication will be the same as those of Kernel immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being passed by at least two-thirds of shareholders as, being entitled to do so, vote in person or by proxy. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each shareholder is entitled by the Existing Kernel Governing Documents. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Proposals.

The Initial Shareholders have agreed to vote all of their Ordinary Shares in favor of the Domestication Proposal.

Recommendation of the Kernel Board

THE KERNEL BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE

APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of the Sponsor’s or Kernel’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of Kernel and its shareholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that shareholders vote for the proposals. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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ShAREHOLDER PROPOSAL NO. 3: The PARENTCO Charter Amendment Proposal

Overview

In connection with the Business Combination, Kernel is asking its shareholders to approve by special resolution under Cayman Islands Companies Law the amendment and restatement of the Existing ParentCo Governing Documents by their deletion and replacement with the Proposed ParentCo Charter and Proposed ParentCo Bylaws, in the forms attached hereto as Annex B and Annex C, respectively. If the ParentCo Charter Amendment Proposal is approved, ParentCo will replace its current certificate of incorporation and bylaws with the Proposed ParentCo Charter and Proposed ParentCo Bylaws in the forms attached to this proxy statement/prospectus as Annex B and Annex C, respectively, which, in the judgment of the Kernel Board, is necessary to adequately address the needs of ParentCo and its shareholders following the Closing of the Business Combination.

Under the Business Combination Agreement, the approval of the ParentCo Charter Amendment Proposal is a condition to the consummation of the Business Combination and the effectiveness of the ParentCo Charter Amendment Proposal is also conditioned on the approval of each of the other Proposals presented at the Extraordinary General Meeting. Therefore, if the ParentCo Charter Amendment Proposal is not approved, the Business Combination will not be completed unless the condition is waived. Similarly, if the other Proposals are not each approved and if the Business Combination is not completed, the ParentCo Charter Amendment Proposal will have no effect, even if approved by the Kernel shareholders.

Proposed ParentCo Charter

The following table sets forth a summary of the principal differences between the Existing Kernel Governing Documents and the Proposed ParentCo Charter. This summary compares the governing documents that impact the rights of shareholders before and after giving effect to the Business Combination and related transactions. This summary is qualified by reference to the complete text of the Existing Kernel Governing Documents and the Proposed ParentCo Charter. All shareholders are encouraged to read the Proposed ParentCo Charter in its entirety for a more complete description of its terms.

	Existing Kernel Governing Documents	Proposed ParentCo Charter
Number of Authorized Shares	The Existing Kernel Governing Documents authorize 551,000,000 shares, consisting of 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares, and 1,000,000 preference shares, each having a par value of $0.0001.	The Proposed ParentCo Charter authorizes 310,000,000 shares, consisting of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock, each having a par value of $0.0001.

Classification of Shares	The Existing Kernel Governing Documents authorize Class A Ordinary Shares, Class B Ordinary Shares and undesignated preferred stock.	The Proposed ParentCo Charter authorizes shares of common stock and undesignated preferred stock.
Name	Kernel Group Holdings, Inc.	AIRO Group, Inc.

Duration of Existence	The Existing Kernel Governing Documents provide that if Kernel does not consummate the Business Combination and fails to complete an initial business combination within 24 months from the closing of the IPO or during any extension period (subject to the requirements of law), it will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the Public Shareholders.	Perpetual.

Provisions Specific to a Blank Check Company	The Existing Kernel Governing Documents set forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.	None.

Composition of the Board	The Existing Kernel Governing Documents provide that directors shall be divided into three classes: Class I, Class II and Class III. The Class I directors shall stand elected for a term expiring at Kernel’s first annual general meeting, the Class II directors shall stand elected for a term expiring at Kernel’s second annual general meeting and the Class III directors shall stand elected for a term expiring at Kernel’s third annual general meeting. Commencing at Kernel’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

The Proposed ParentCo Charter provides that the directors, other than those who may be elected by the holders of any series of undesignated preferred stock, shall be classified, with respect to the terms for which they severally hold office, into three classes. The Board of Directors shall assign directors into classes at the time the classification becomes effective. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders to be held after the filing of the Proposed ParentCo Charter, the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders held after the filing of the Proposed ParentCo Charter, and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders to be held after the filing of the Proposed ParentCo Charter. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal. Vacancies that occur during a year may be filled by the Board of Directors to fill the remainder of the full term of the departing director. Any increase or decrease in the number of directors shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Removal of Directors	The Existing Kernel Governing Documents provide that prior to the closing of a Business Combination, Kernel may by ordinary resolution of the holders of the Class B Ordinary Shares remove any director. Prior to the closing of a Business Combination, holders of Class A Ordinary Shares have no right to vote on the appointment or removal of any director.

The Proposed ParentCo Charter provides that directors may only be removed for cause and only by the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of capital stock entitled to vote in the election of directors, voting as a single class, subject to the rights of the holders of Preferred Stock to elect and remove directors. Written notice, including the alleged grounds for removal, must be given to the director at least 45 days prior to the annual or special meeting at which it is proposed to remove a director from office.

Special Meetings of Stockholders	No similar provision in the Existing Kernel Governing Documents.	The Proposed ParentCo Charter provides that only matters set forth in the notice of a special meeting of stockholders may be considered or acted on at the special meeting.

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Proposed ParentCo Bylaws

In addition to the above summary of the Proposed ParentCo Charter, below is a summary of the Proposed ParentCo Bylaws. This summary is qualified by reference to the complete text of the Proposed ParentCo Bylaws. All shareholders are encouraged to read the Proposed ParentCo Bylaws in its entirety for a more complete description of its terms.

Pursuant to the Proposed ParentCo Bylaws, the registered office of ParentCo shall be located at either its principal place of business in the State of Delaware or the office of the corporation or individual acting as ParentCo’s registered agent in Delaware.

Except as otherwise provided by applicable law, the Proposed ParentCo Charter, or the Proposed ParentCo Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of ParentCo representing a majority of the voting power of all outstanding shares of capital stock of ParentCo entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting from time to time until a quorum shall attend.

At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which ParentCo can determine that the electronic transmission was authorized by the stockholder or proxy holder. The board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

At all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Proposed ParentCo Charter, the Proposed ParentCo Bylaws, or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

The Proposed ParentCo Bylaws provide that stockholders seeking to bring business before ParentCo’s annual meeting of stockholders, or to nominate candidates for election as directors at ParentCo’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at ParentCo’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14-8 of the Exchange Act, proposals seeking inclusion in ParentCo’s annual proxy statement must comply with the notice periods contained therein. Pursuant to Rule 14a-19 of the Exchange Act, stockholders seeking to solicit proxies in support of nominees, other than ParentCo’s nominees must comply with certain notice periods contained therein. The Proposed ParentCo Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude ParentCo’s stockholders from bringing matters before ParentCo’s annual meeting of stockholders or from making nominations for directors at ParentCo’s annual meeting of stockholders.

The Proposed ParentCo Bylaws may be adopted, amended, altered or repealed by the stockholders of ParentCo, provided, however, that in addition to any vote of the holders of any class or series of capital stock of ParentCo required by applicable law or the Proposed ParentCo Charter, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of ParentCo entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Proposed ParentCo Bylaws.

Reasons for the Amendments to the Existing ParentCo Governing Documents

In the judgment of the Kernel Board, the Proposed ParentCo Governing Documents are necessary to address the needs of ParentCo and its stockholders following the Closing of the Business Combination. In particular:

●	The greater number of authorized shares of capital stock is necessary for ParentCo to have sufficient shares to complete the Business Combination. Additionally, the Kernel Board believes that it is important for ParentCo to have available for issuance a number of authorized shares sufficient to support growth and to provide flexibility for future corporate needs. The Kernel Board believes that these additional shares will provide ParentCo with needed flexibility to issue shares in the future in a timely manner and under favorable circumstances without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

●	The classification of directors and removal of directors only for cause and only upon the affirmative vote of two-thirds (2/3) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors are intended to encourage experience and leadership stability on the Post-Closing Board. The Kernel Board believes that providing for a classified board of directors will assure desirable continuity in leadership and policy following the Business Combination.

Vote Required for Approval

The ParentCo Charter Amendment Proposal will be approved and adopted in its entirety only if the holders of at least a majority of the outstanding Kernel Ordinary Shares vote “FOR” the ParentCo Charter Amendment Proposal and each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal are also approved at the Extraordinary General Meeting. Failure to vote by proxy or to vote virtually at the Extraordinary General Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the ParentCo Charter Amendment Proposal.

The approval and adoption of the ParentCo Charter Amendment Proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal at the Extraordinary General Meeting.

Recommendation of the Kernel Board

THE KERNEL BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE PARENTCO CHARTER AMENDMENT PROPOSAL AND THE PROPOSED PARENTCO CHARTER.

The existence of financial and personal interests of one or more of the Sponsor’s or Kernel’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of Kernel and its shareholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that shareholders vote for the proposals. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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SHAREHOLDER PROPOSAL NO. 4: The Nasdaq Proposal

Overview

In connection with the Business Combination and pursuant to the Business Combination Agreement, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance of:

●	an aggregate of approximately [●] shares of ParentCo common stock at Closing

●	up to 33,000,000 shares of ParentCo common stock as earnout shares;

●	ParentCo warrants, converted from the AIRO Warrants, to purchase up to 266,230 shares of ParentCo common stock; and

●	options to purchase up to 1,435,615 shares of ParentCo Common Stock.

For further information, please see the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Why Kernel Needs Shareholder Approval

We are seeking shareholder approval of the stock issuances described above in order to comply with Nasdaq Listing Rule 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Shareholder approval of the Nasdaq Proposal is also a condition to the closing under the Business Combination Agreement.

Effect of Proposal on Current Shareholders

If the Nasdaq Proposal is adopted, we will issue [●] shares of ParentCo common stock as Merger Consideration at the closing of the Business Combination, up to 33,000,000 shares of ParentCo common stock as earn-out shares in the future upon satisfaction of certain conditions set forth in the Business Combination Agreement, warrants to purchase [●] shares of ParentCo common stock, and options to purchase [●] shares of ParentCo common stock pursuant to the terms of the AIRO Group Holdings, Inc. Option Plan. For further information, please see the section entitled “Shareholder Proposal No. 1: The Business Combination Proposal – Merger Consideration”.

The ParentCo common stock issued as Merger Consideration at Closing will dilute those Kernel shareholders who become ParentCo stockholders at the First Merger. Further, the issuance of earn-out shares in the future upon satisfaction of the conditions to receive such shares, and the exercise of the warrants or options, may result in further dilution to ParentCo stockholders in the future.

Vote Required for Approval

Approval of the Nasdaq Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding Kernel Class A Ordinary Shares and Class B Ordinary Shares present at the Extraordinary General Meeting and entitled to vote, voting together as a single class. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Extraordinary General Meeting and broker non-votes will have no effect on the Nasdaq Proposal so long as a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Nasdaq Proposal.

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal at the Extraordinary General Meeting.

Recommendation of the Kernel Board

THE KERNEL BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of the Sponsor’s or Kernel’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of Kernel and its shareholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that shareholders vote for the proposals. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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SHAREHOLDER PROPOSAL NO. 5: THE INCENTIVE PLAN PROPOSAL

General

Assuming the Business Combination Proposal and the Nasdaq Proposal are approved, shareholders are being asked to approve the 2024 Stock Option and Incentive Plan (the “2024 Plan”). Up to [●] shares of ParentCo common stock (“ParentCo Common Stock”) will initially be reserved for issuance under the 2024 Plan, and additional shares will become available for issuance under the 2024 Plan each year as described below under “Aggregate Share Limit.” The Kernel Board has approved the 2024 Plan, subject to shareholder approval at the Extraordinary General Meeting.

The Kernel Board believes that stock-based awards focus employees on the objective of creating shareholder value and promoting the success of ParentCo, and that incentive compensation plans like the proposed 2024 Plan are an important attraction, retention and motivation tool for participants in the plan. Therefore, the Kernel Board recommends that our shareholders approve the 2024 Plan.

Summary Description of the 2024 Stock Option and Incentive Plan. The principal terms of the 2024 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2024 Plan, which appears as Annex D to this proxy statement/prospectus.

Purpose. The purpose of the 2024 Plan is to promote the success of ParentCo by providing an additional means for ParentCo to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and stockholders.

Administration. The ParentCo Board or its compensation committee will administer the 2024 Plan. The ParentCo Board or the compensation committee thereof may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2024 Plan. (The appropriate acting body, be it the ParentCo Board or the compensation committee is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2024 Plan, including, without limitation, the authority:

●	to select eligible participants and determine the type(s) of award(s) that they are to receive;

●	to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

●	to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);

●	to cancel, modify, or waive ParentCo’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

●	subject to the other provisions of the 2024 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

●	to determine the method of payment of any purchase price for an award or shares of ParentCo’s common stock delivered under the 2024 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of ParentCo’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

●	to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where ParentCo or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

●	to approve the form of any award agreements used under the 2024 Plan; and

●	to construe and interpret the 2024 Plan, make rules for the administration of the 2024 Plan, and make all other determinations for the administration of the 2024 Plan.

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Eligibility. Persons eligible to receive awards under the 2024 Plan include officers or employees of ParentCo or any of its subsidiaries, non-employee directors of ParentCo, and certain consultants and advisors to ParentCo or any of its subsidiaries. We estimate that, immediately following the Closing of the Business Combination, approximately [●] officers and employees of ParentCo and its subsidiaries (including all of ParentCo’s named executive officers), and each of the members of the ParentCo Board who are not employed by ParentCo or any of its subsidiaries (“Non-Employee Directors”), will be considered eligible under the 2024 Plan. In addition, we estimate that none of the individual consultants and advisors engaged by ParentCo and its subsidiaries will then be considered eligible under the 2024 Plan.

Aggregate Share Limit. The maximum number of shares of ParentCo Common Stock that may be issued or transferred pursuant to awards under the 2024 Plan is [●] shares the “Share Limit”).

In addition, the Share Limit shall automatically increase on January 1 of each calendar year during the term of the 2024 Plan, with the first such increase to occur on January 1, 2025, by an amount equal to the lesser of (i) three percent (3%) of the total number of shares of ParentCo Common Stock issued and outstanding on December 31 of the immediately preceding calendar year or (ii) such number of shares of ParentCo Common Stock as may be established by the Administrator.

Additional Share Limits. The following other limits are also contained in the 2024 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above.

●	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is [●] shares. (For clarity, any shares issued in respect of incentive stock options granted under the plan will also count against the overall Share Limit above.)

●	Awards that are granted under the 2024 Plan during any one calendar year to any person who, on the grant date of the award, is a Non-Employee Director shall not exceed the number of shares that produce a grant date fair value for the award that, when combined with (i) the grant date fair value of any other awards granted under the 2024 Plan during that same calendar year to that individual in his or her capacity as a Non-Employee Director and (ii) the dollar amount of all other cash compensation payable by ParentCo to such Non-Employee Director for his or her services in such capacity during that same calendar year (regardless of whether deferred and excluding any interest or earnings on any portion of such amount that may be deferred), is $750,000; provided that this limit is $1,000,000 as to any new Non-Employee Director for the calendar year in which the non-employee director is first elected or appointed to the ParentCo Board. For purposes of this limit, the “grant date fair value” of an award means the value of the award as of the date of grant of the award and as determined in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation (“ASC 718”) or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of ParentCo or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all Non-Employee Directors as a group.

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Types of Awards. The 2024 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in ParentCo’s common stock or units of ParentCo’s common stock, as well as cash bonus awards. The 2024 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of ParentCo’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of ParentCo’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “U.S. Federal Income Tax Consequences of Awards Under the 2024 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Code and the 2024 Plan. Incentive stock options may only be granted to employees of ParentCo or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of ParentCo’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of ParentCo’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2024 Plan include, without limitation, stock bonuses, restricted stock, restricted stock units, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the 2024 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights as a component of an award of restricted stock units or as a freestanding award. Dividend equivalent rights may be settled in cash or shares of ParentCo Common Stock, or a combination thereof. A dividend equivalent right granted as a component of an award of restricted stock units will provide that such dividend equivalent right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right shall expire or be forfeited or annulled under the same conditions as such other award.

Assumption and Termination of Awards. If an event occurs in which ParentCo does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of ParentCo, awards then-outstanding under the 2024 Plan will not automatically become fully vested pursuant to the provisions of the 2024 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2024 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2024 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment.

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Transfer Restrictions. Subject to certain exceptions contained in Section 12(b) of the 2024 Plan, awards under the 2024 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2024 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. The 2024 Plan does not limit the authority of the ParentCo Board or any committee to grant awards or authorize any other compensation, with or without reference to ParentCo’s common stock, under any other plan or authority.

Termination of or Changes to the 2024 Plan. The ParentCo Board may amend or terminate the 2024 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the ParentCo Board. Unless terminated earlier by the ParentCo Board and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2024 Plan will terminate on the tenth anniversary of its establishment. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2024 Plan

The following is a summary of some of the material federal income tax consequences to participants in the 2024 Plan under current federal tax laws. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state, local or international income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules. This summarized tax information is not tax advice.

With respect to nonqualified stock options, ParentCo is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, ParentCo is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2024 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, ParentCo will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2024 Plan in connection with a “change in control” (as this term is used under the Code), ParentCo may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former named executive officers (including amounts attributable to equity-based and other incentive awards) may not be deductible by ParentCo in certain circumstances.

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Specific Benefits under the 2024 Plan

ParentCo has not approved any awards that are conditioned upon stockholder approval of the 2024 Plan. ParentCo is not currently considering any other specific award grants under the 2024 Plan.

Vote Required for Approval of the 2024 Plan

The approval of this proposal to adopt the 2024 Plan requires the affirmative vote of the holders of a majority of the Kernel Class A and B Ordinary Shares cast by the stockholders represented “in person” or by proxy and entitled to vote thereon at the Extraordinary General Meeting, voting together as a single class, assuming that a quorum is present. Abstentions will have no effect on the Incentive Plan Proposal. Broker non-votes will have no effect with respect to the approval of Incentive Plan Proposal.

The Incentive Plan Proposal is conditioned on the approval of the Business Combination, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, and the NTA Proposal.

Recommendation of the Kernel Board

THE KERNEL BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of the Sponsor’s or Kernel’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of Kernel and its shareholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that shareholders vote for the proposals. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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SHAREHOLDER PROPOSAL NO. 6: THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

General

Assuming the Business Combination Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are approved, stockholders are being asked to approve the Employee Stock Purchase Plan (the “ESPP”). The Kernel Board has approved the ESPP, subject to stockholder approval at the Extraordinary General Meeting.

The purpose of the ESPP is to enable eligible employees of ParentCo and certain of its subsidiaries to use payroll deductions to purchase shares of ParentCo’s common stock (“ParentCo Common Stock”) and thereby enhance the sense of participation in the affairs of ParentCo. The Kernel Board believes that providing eligible employees with the opportunity to acquire an ownership interest in ParentCo has been, and will continue to be, essential to ParentCo’s ability to attract and retain the highest quality and highest performing employees. The Kernel Board also believes that the ownership of shares of ParentCo Common Stock by ParentCo’s employees motivates those employees to contribute to the achievement of ParentCo’s corporate objectives and ParentCo’s success. The ESPP includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent. The 423 Component will provide potential additional tax benefits to employees, in addition to the general plan benefit of enabling them to share in the ownership of ParentCo. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, options will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to comply with appliable laws to achieve tax, and other objectives for eligible employees. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

The initial maximum aggregate number of shares of ParentCo Common Stock that may be purchased under the ESPP will be [●], which shall increase January 1, 2025 and each January 1 thereafter until the ESPP terminates, by the least of (i) [●] shares of ParentCo Common Stock, (ii) [●]% of the number of shares of ParentCo Common Stock issued and outstanding on the immediately preceding December 31, and (iii) such lesser number of shares of ParentCo Common Stock as determined by the Administrator (collectively, the “ESPP Share Pool”). In 2024, the ESPP Share Pool represents approximately [●]% of the total number of shares of ParentCo Common Stock outstanding as of the Closing of the Business Combination.

Summary of the ESPP

The following summary describes the material terms of the ESPP. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, in the form attached hereto as Annex E. As of the date of this proxy, no options to purchase shares of ParentCo Common Stock have been granted under the ESPP.

Purposes

The purposes of the ESPP are to attract, retain and reward eligible employees, to incentivize them to generate stockholder value, to enable them to participate in ParentCo’s growth and to align their interests with the interests of ParentCo’s stockholders. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Administration

The ESPP will be administered by the person or persons appointed by the ParentCo Board, which will have the authority to interpret the ESPP, determine eligibility under the ESPP, prescribe forms, rules and procedures relating to the ESPP, and otherwise do all things necessary or appropriate to carry out the purposes of the ESPP. As used in this summary, the term “Administrator” refers to the person or persons appointed by the ParentCo Board to administer the ESPP.

Shares subject to the ESPP

Subject to adjustment as described below, [●] shares of ParentCo Common Stock are available for purchase pursuant to the exercise of options under the ESPP. Shares to be delivered upon exercise of options under the ESPP may be authorized but unissued stock, treasury stock, or stock acquired in an open-market transaction. If any option granted under the ESPP expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares subject to such option will again be available for purchase under the ESPP.

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Eligibility

All individuals classified as employees on the payroll records of ParentCo or its subsidiaries are eligible to participate in any one or more of the offerings under the ESPP, provided that, unless otherwise determined by the Administrator, as of the first day of the applicable offering (the “Offering Date”) they are customarily employed by ParentCo or one of its subsidiaries for more than 20 hours a week and have been employed for such period as determined by the Administrator in advance of an offering, with such period not to exceed two years.

General terms of participation

The ESPP allows eligible employees to purchase shares of ParentCo Common Stock during specified offering periods set by the Administrator, with such offering periods not to exceed 27 months. During each offering period, eligible employees will be granted an option to purchase shares of ParentCo Common Stock on the last business day of the offering period. Each participant may authorize payroll deductions or contributions at a minimum of 1 percent up to a maximum of 15 percent of such participant’s compensation for each pay period or such other maximum as may be specified by the Administrator in advance of an offering. A participant may purchase a maximum number of shares of ParentCo Common Stock with respect to any offering period (or such lesser number as the Administrator may prescribe) equal to the lesser of (a) a number of shares of ParentCo Common Stock determined by dividing such participant’s accumulated payroll deductions or contributions on such offering’s exercise date by the per-share purchase price, (b) the number of shares of ParentCo Common Stock determined by dividing $25,000 by the fair market value of the ParentCo Common Stock on the offering date for such offering; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the offering. Each participant’s option shall be exercisable only to the extent of such participant’s accumulated payroll deductions or contributions on the exercise date.

The purchase price of each share of ParentCo Common Stock issued pursuant to the exercise of an option under the ESPP on an exercise date will be 85% (or such greater percentage as specified by the Administrator) of the lesser of: (a) the fair market value of a share of ParentCo Common Stock date the option is granted, which will be the first day of the offering period, and (b) the fair market value of a share of ParentCo Common Stock on the exercise date, which will the last business day of the offering period.

The Administrator has the discretion to change the commencement and exercise dates of offering periods, the purchase price, the maximum number of shares that may be purchased with respect to any offering period, the duration of any offering periods and other terms of the ESPP, in each case, without stockholder approval, except as required by law.

Adjustments

In the event of any change in ParentCo’s outstanding stock by reason of a stock dividend, stock split, reverse stock split, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares available for purchase under the ESPP, the maximum number and type of shares purchasable during an offering period, and the purchase price per share will be appropriately adjusted.

Corporate transactions

In the event of a sale of all or substantially all of the stock of ParentCo, a sale of all or substantially all of the assets of ParentCo, or a merger or similar transaction in which ParentCo is not the surviving corporation or that results in the acquisition of ParentCo by another person, the Administrator may provide that each outstanding option will be assumed or substituted for or will be cancelled and the balances of participants’ accounts returned, or that the option period will end before the date of the proposed corporate transaction.

Amendments and termination

The ParentCo Board has discretion to amend the ESPP to any extent and in any manner it may deem advisable, provided that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code will require stockholder approval. The ParentCo Board may suspend or terminate the ESPP at any time.

Federal Income Tax Information

The following is a summary of some of the material federal income tax consequences to participants in the ESPP under current federal tax laws. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

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The 423 Component of the ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. The ESPP is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Under the applicable Code provisions, no income derived from the 423 Component will be taxable to a participant until the sale or other disposition of the shares of ParentCo Common Stock purchased under the ESPP (the “ESPP shares”). Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the participant’s holding period with respect to the ESPP shares. If the ESPP shares are sold or disposed of more than two years from the first day of the offering period and more than one year from the date of purchase, or upon the participant’s death while owning the ESPP shares, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the ESPP shares at the time of such sale or disposition over the purchase price or (2) an amount equal to the excess of the fair market value of the ESPP shares as of the first day of the offering period over the purchase price. Any additional gain will be treated as long-term capital gain. If the ESPP shares held for the periods described above are sold and the sale price is less than the purchase price, there is no ordinary income and the participant has a long-term capital loss equal to the difference between the sale price and the purchase price. If shares are sold or otherwise disposed of before the expiration of the holding periods described above, other than following the participant’s death while owning the shares, the participant will recognize ordinary income generally measured as the excess of the fair market value of the ESPP shares on the date the ESPP shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the participant’s holding period with respect to the ESPP shares. ParentCo is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above. ParentCo will treat any transfer of record ownership of shares as a disposition, unless ParentCo is notified to the contrary. In order to enable ParentCo to learn of dispositions prior to the expiration of the holding periods described above and ascertain the amount of the deductions to which ParentCo is entitled, participating employees will be required to notify ParentCo in writing of the date and terms of any disposition of shares purchased under the ESPP.

New Plan Benefits

The amounts of future stock purchases under the ESPP are not determinable because, under the terms of the ESPP, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon fair market value of shares of ParentCo Common Stock.

Required Vote

Approval of the ESPP requires the affirmative vote of the holders of a majority of the Kernel Class A and Class B Ordinary Shares cast by the stockholders represented present “in person” or represented by proxy and entitled to vote thereon at the Extraordinary General Meeting, voting together as a single class, assuming that a quorum is present. Abstentions and broker non-votes will not be counted as shares voting on such matter and accordingly will have no effect on the approval of this Employee Stock Purchase Plan Proposal.

The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Business Combination Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Election of Directors Proposal, and the NTA Proposal.

Recommendation of the Kernel Board

THE KERNEL BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of the Sponsor’s or Kernel’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of Kernel and its shareholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that shareholders vote for the proposals. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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SHAREHOLDER PROPOSAL NO. 7: THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Business Combination Agreement, immediately after the Closing, the parties thereto shall take all necessary action to designate and appoint to the Post-Closing Board nine persons as follows: (i) seven persons designated prior to the Closing by AIRO, at least four of whom will be independent; and (ii) two persons designated prior to the Closing by Kernel. Initially, AIRO has designated Joseph D. Burns, John Uczekaj, and Dr. Chirinjeev Kathuria as directors, and John M. Belcher and Gregory D. Winfree as independent directors. Kernel has selected Surendra Ajjarapu and Donald Fell to serve as independent directors. In addition, following the Closing, the Post-Closing Board will appoint two additional independent directors to the ParentCo Board.

See “Shareholder Proposal No. 1 — The Business Combination Proposal.”

Information for each nominee is set forth in the sections entitled “Management After the Business Combination,” “Business of AIRO” and “Information About Kernel –Directors and Executive Officers.”

Vote Required for Approval

The election of directors under the Election of Directors Proposal requires passage by a simple majority of the holders of the Class B Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Extraordinary General Meeting. Prior to the closing of a business combination, holders of Class A Ordinary Shares have no right to vote on the appointment or removal of any director.

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the NTA Proposal.

Recommendation of the Kernel Board

THE KERNEL BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL.

The existence of financial and personal interests of one or more of the Sponsor’s or Kernel’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of Kernel and its shareholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that shareholders vote for the proposals. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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SHAREHOLDER PROPOSAL NO. 8: The NTA Proposal

Overview

As discussed elsewhere in this proxy statement/prospectus, Kernel is asking its shareholders to approve the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination, the Domestication Proposal, the Nasdaq Proposal, the ParentCo Charter Amendment Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Election of Directors Proposal. Therefore, if the Business Combination, the Domestication Proposal, the Nasdaq Proposal, the ParentCo Charter Amendment Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, or the Election of Directors Proposal is not approved, then the NTA Proposal will not be presented to Kernel’s shareholders. While the NTA Proposal is is conditioned upon the approval of the Business Combination, the NTA Proposal is not conditioned on the closing of the Business Combination. If the NTA Proposal and the Business Combination, the Domestication Proposal, the Nasdaq Proposal, the ParentCo Charter Amendment Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Election of Directors Proposal are approved by the shareholders, the following amendments will be made to the current Kernel Amended and Restated Memorandum and Articles of Association, which shall be effective, if adopted and implemented by Kernel, prior to the consummation of the proposed Business Combination (the “NTA Amendments”):

Deleting and replacing Article 49.2(b) with the following: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

Deleting and replacing 49.4 with the following: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.”

Deleting and replacing Article 49.5 with the following: “Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to the initially scheduled vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

Consequences if the NTA Proposal is Approved

If Kernel redeems its Public Shares in an amount in excess of the current redemption limitation and its securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist Kernel’s securities from trading on its exchange. If Nasdaq delists any of Kernel’s securities from trading on its exchange and it is not able to list such securities on another approved national securities exchange, Kernel expects that such securities could be quoted on an over-the-counter market. If this were to occur, Kernel or ParentCo could face significant material adverse consequences, including: (i) a limited availability of market quotations for Kernel’s securities, (ii) reduced liquidity for Kernel’s securities, (iii) a determination that Kernel’s Public Shares are “penny stocks” which will require brokers trading in Kernel’s Public Shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for Kernel’s securities, (iv) a decreased ability to issue additional securities or obtain additional financing in the future, and (v) a less attractive acquisition vehicle to a target business in connection with an initial business combination. The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Kernel’s public shares, units and warrants qualify as covered securities under such statute. If Kernel were no longer listed on Nasdaq, its securities would not qualify as covered securities under such statute and it would be subject to regulation in each state in which it offers its securities. See “Risk Factors — Nasdaq may delist Kernel’s securities from its exchange which could limit investors’ ability to make transactions in its securities and subject Kernel to additional trading restrictions” for more information.

Consequences if the NTA Proposal is Not Approved

Kernel shareholders are being asked to adopt the proposed NTA Amendments to the current Kernel Amended and Restated Memorandum and Articles of Association prior to the Closing, which, in the judgment of the Kernel Board, may facilitate the consummation of the Business Combination. The current Kernel Amended and Restated Memorandum and Articles of Association limit Kernel’s ability to consummate an initial business combination if Kernel would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The purpose of such limitation was initially to ensure that the Kernel Ordinary Shares not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Kernel Ordinary Shares and the Pubco Ordinary Shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Kernel is presenting the NTA Proposal to facilitate the consummation of the Business Combination.

If the NTA Proposal is not approved and there are significant requests for redemption such that Kernel’s net tangible assets would be less than $5,000,001 prior to and upon consummation of the Business Combination, the current Kernel Amended and Restated Memorandum and Articles of Association would prevent Kernel from being able to consummate the Business Combination even if all other conditions to Closing are met.

If the NTA Proposal is approved and the current Kernel Amended and Restated Memorandum and Articles of Association is amended to remove the net tangible asset requirement and the net tangible asset condition under the Business Combination Agreement is waived (and such condition was waived pursuant to the Third Amendment to the Business Combination Agreement, dated February 5, 2024), then it is possible that the Business Combination could be consummated even if Kernel’s net tangible assets would be less than $5,000,001 prior to and upon consummation of the Business Combination. If the Business Combination Proposal and the NTA Proposal are approved, all of the references in this proxy statement/prospectus to the “current Kernel Amended and Restated Memorandum and Articles of Association” shall be deemed to mean the current Kernel Amended and Restated Memorandum and Articles of Association as amended by the NTA Amendments contained in this NTA Proposal.

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Vote Required for Approval

The approval of the NTA Proposal requires a special resolution, being the affirmative vote in person by a least a two-thirds (2/3) majority of the issued and outstanding Kernel Ordinary Shares cast by the shareholders represented in person (which could include presence at a virtual meeting) or by proxy at the Extraordinary General Meeting and entitled to vote thereon, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that subject to the approval of the Business Combination Proposal and the other Proposals presented to the shareholders and with effect prior to the consummation of the proposed Business Combination:

(a)	Article 49.2(b) shall be deleted and replaced with the following: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

(b)	Article 49.4 shall be deleted and replaced with the following: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.”

(c)	Article 49.5 shall be deleted and replaced with the following: “Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to the initially scheduled vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

Recommendation of the Kernel Board

THE KERNEL BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL.

The existence of financial and personal interests of one or more of the Sponsor’s or Kernel’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of Kernel and its shareholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that shareholders vote for the proposals. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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SHAREHOLDER PROPOSAL NO. 9: The Adjournment Proposal

Overview

The Adjournment Proposal, if adopted, will allow the Kernel Board to adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Kernel’s shareholders in the event that based upon the tabulated vote at the time of the Extraordinary General Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the ParentCo Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal, or the NTA Proposal. In no event will the Kernel Board adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Kernel Governing Documents and Cayman Islands Companies Law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Kernel’s shareholders, the Kernel Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding Kernel Ordinary Shares as of the Record Date, assuming that a quorum is present. Abstentions will have no effect on the Adjournment Proposal. Broker non-votes will have no effect with respect to the approval of the Adjournment Proposal.

Recommendation of the Kernel Board

THE KERNEL BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of the Sponsor’s or Kernel’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of Kernel and its shareholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that shareholders vote for the proposals. See the section entitled “Interests of Kernel’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

Kernel is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

Kernel is a blank check company incorporated as a Cayman Islands exempted company on November 10, 2020. Kernel incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

AIRO Group Holdings, Inc. (“AIRO”), a Delaware corporation, was incorporated on August 30, 2021, for the purpose of acquiring and integrating various companies engaged in the aerospace and defense industry to develop its business across four primary divisions: (i) Advanced Avionics; (ii) Training; (iii) Uncrewed Air Systems; and (iv) Electric Air Mobility.

The unaudited pro forma condensed combined balance sheet as of March 31, 2024 combines the historical unaudited condensed balance sheet of Kernel as of March 31, 2024 with the historical unaudited condensed consolidated balance sheet of AIRO as of March 31, 2024 on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2024.

Kernel and AIRO have the same fiscal years ending December 31. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023 combine the historical statements of operations of Kernel and AIRO for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of March 31, 2024 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023 are presented as if the following occurred:

●	the merger of Kernel Merger Sub, a wholly owned subsidiary of ParentCo, with and into Kernel, with Kernel surviving as a wholly owned subsidiary of ParentCo;

●	The merger of AIRO Merger Sub, a wholly owned subsidiary of ParentCo, with and into AIRO, with AIRO surviving as a wholly owned subsidiary of ParentCo;

●	the redesignation of Kernel’s outstanding 6,315,949 Class A Ordinary Shares (0 Class A Ordinary Shares assuming maximum redemptions) and 7,618,750 Class B Ordinary Shares as ParentCo common stock;

●	the issuance of 77,000,000 shares of ParentCo common stock to the stockholders of AIRO;

●	all twelve extension deposits and $1.1 million in working capital deposits are made to the Trust Account totaling $4,550,000 and the Sponsor will receive 4,550,000 shares of ParentCo common stock in consideration for the extension loans upon completion of the Business Combination.

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The historical financial information of Kernel was derived from the unaudited condensed financial statements of Kernel as of and for the three months ended March 31, 2024 and from the audited financial statements for the year ended December 31, 2023, included elsewhere in this registration statement. The historical financial information of AIRO was derived from the unaudited condensed consolidated financial statements of AIRO as of and for the three months ended March 31, 2024 and from the audited consolidated financial statements for the year ended December 31, 2023, included elsewhere in this registration statement. This information should be read together with Kernel’s and AIRO’s audited and unaudited consolidated financial statements and related notes, the sections entitled “Kernel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AIRO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this registration statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. AIRO included adjustments to recognize interest and contingent consideration expense related to the Aspen Management Carveout Plan and other agreements.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain available information as of the date of these unaudited pro forma combined financial statements and certain assumptions and methodologies that Kernel believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Kernel believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The pro forma combined financial statements have been presented for informational purposes only and are not necessarily indicative of what Kernel’s and AIRO’s financial position or results of operations actually would have been had the Transaction been completed as of the dates indicated. In addition, the pro forma data do not purport to project the future financial position or operating results of ParentCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Kernel, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and AIRO will be treated as the accounting acquirer. AIRO has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the redemption scenarios:

●	AIRO’s existing stockholders will have more than 80% of the voting interest of ParentCo under all scenarios;

●	AIRO’s senior management will comprise the senior management of ParentCo;

●	the directors nominated by AIRO will represent the majority of the board of directors of ParentCo; and

●	AIRO’s operations will comprise the ongoing operations of ParentCo.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which AIRO is issuing stock for the net assets of Kernel. The net assets of Kernel will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of AIRO.

Basis of Pro Forma Presentation

Pursuant to the current Kernel Charter, Kernel’s public shareholders may demand that Kernel redeem their Class A Ordinary Shares for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public shareholder properly demands redemption of their shares, Kernel will redeem each share for cash equal to the public shareholder’s pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

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The unaudited pro forma combined financial information has been prepared assuming alternative levels of cash redemptions of Kernel’s Ordinary Shares:

● Scenario 1: Assuming No Redemptions: This presentation assumes that no Kernel Public Shareholders exercise redemption rights with respect to their Public Shares of 509,341 which were outstanding as of the date of this filing. Public Shares are based on a total of 30,475,000 redeemable Public Shares pursuant to the Kernel Charter less the 22,848,122 Public Shares redeemed in February 2023, 1,310,929 Public Shares redeemed in August 2023 and 5,806,608 Public Shares redeemed in February 2024.

● Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of Kernel Public Shareholders holding 254,670 Public Shares will exercise their redemption rights for approximately $2.8 million of funds in Kernel’s Trust Account.

● Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of Kernel public shareholders holding 509,341 Public Shares will exercise their redemption rights for approximately $5.5 million of funds in Kernel’s Trust Account.

The Business Combination will not close under any scenario unless AIRO waives the Unencumbered Cash closing condition and the NTA Proposal is approved.

The table below shows the issued and outstanding shares under each of the Scenarios set forth above following the closing of the Business Combination, as well as potential sources of dilution:

	Scenarios
	1		2		3
Issued and Outstanding Share Basis	No Redemption	% Owned	50% Redemption	% Owned	Maximum Redemption	% Owned
Kernel Public Shares	509,341	0.6%	254,671	0.3%	-	-%
Kernel Founder Shares	7,618,750	8.4%	7,618,750	8.5%	7,618,750	8.5%
AIRO shareholders (1)	77,000,000	85.9%	77,000,000	86.1%	77,000,000	86.4%
Extension Shares (2)	4,450,000	5.0%	4,450,000	5.0%	4,450,000	5.0%
Meteora Termination Shares (3)	50,000	0.1%	50,000	0.1%	50,000	0.1%
Pro Forma common stock at March 31, 2024	89,628,091	100.0%	89,373,421	100.0%	89,118,750	100.0%

Potential sources of dilution:
Public Warrants (4)	15,237,500	17.0%	15,237,500	17.0%	15,237,500	17.1%
Private Warrants (5)	8,750,000	9.8%	8,750,000	9.8%	8,750,000	9.8%
First Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
Second Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
Third Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
AIRO Warrants (7)	266,230	0.3%	266,230	0.3%	266,230	0.3%
AIRO Options (8)	1,435,615	1.6%	1,435,615	1.6%	1,435,615	1.6%

(1)	Does not reflect closing adjustments to the merger consideration required by the terms of the Business Combination Agreement, including net working capital adjustments, closing net debt adjustment and transaction expenses in excess of $14,000,000, that are not expected to be significant.

(2)	Assumes the issuance of 4.45 million shares of Class A common stock under the terms of the Extension Agreement and the Business Combination Agreement which also allows the same treatment for working capital costs. The Extension Agreement calls for an issuance of up to 2.7 million shares for the payment of extension payments, and Kernel estimates 1.75 million shares for working capital costs.

(3)	Assumes the issuance of 50,000 shares of ParentCo common stock to an entity designated by Meteora upon closing of the Business Combination in consideration for termination of the Forward Purchase Agreement.

(4)	Assumes exercise of 15,237,500 Public Warrants (at a purchase price of $11.50 per Public Warrant) resulting in a cash inflow of $175,231,250 for ParentCo and 15,237,500 shares of ParentCo common stock issued to holders of Public Warrants.

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(5)

Assumes exercise of 8,750,000 Private Placement Warrants (at $11.50 per Private Placement Warrant) resulting in a cash inflow of $100,625,000 for ParentCo and 8,750,000 shares of ParentCo common stock issued to holders of Private Placement Warrants.

(6)	Assumes the earnout measurements will be met per the Business Combination Agreement:

(i) In the event ParentCo’s revenue for the fiscal year that includes the Closing Date is greater than or equal to $50,000,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(ii) In the event ParentCo’s revenue for the first full fiscal year following the Closing Date is greater than or equal to $62,500,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(iii) In the event ParentCo’s revenue for the second full fiscal year following the Closing Date is greater than or equal to $78,100,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(7)

Assumes exercise of 266,230 AIRO Warrants (at $4.17 per AIRO Warrant) resulting in a cash inflow of $1,110,179 for ParentCo and 266,230 shares of ParentCo common stock issued to holders of AIRO Warrants.

(8)	Assumes exercise of 1,435,615 AIRO Options (at $2.13 per AIRO Option) resulting in a cash inflow of $3,057,860 for ParentCo and 1,435,615 shares of ParentCo common stock issued to holders of AIRO Options.

122

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2024

(Dollars in thousands)

			Scenario 1			Scenario 2			Scenario 3
			Assuming No Redemptions into Cash			Assuming 50% Redemptions into Cash			Assuming Maximum Redemptions into Cash
	(A)	(B)	Pro Forma			Pro Forma			Pro Forma
	AIRO	KRNL	Adjustments		Balance Sheet	Adjustments		Balance Sheet	Adjustments		Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$8,129	$1	$5,564	(1)	$-	$2,782	(1)	$-	$-	(1)	$-
			(15,361)	(2)		(15,361)	(2)		(15,361)	(2)
			(23,975)	(5)		(23,975)	(5)		(23,975)	(5)
			(4,450)	(6)		(4,450)	(6)		(4,450)	(6)
			160	(6)		160	(6)		160	(6)
			29,932	(8)		32,714	(8)		35,496	(8)
Restricted cash	2,525	-	-		2,525			2,525			2,525
Accounts receivable, net	1,185	-	-		1,185			1,185			1,185
Related party receivables	572	-			572			572			572
Inventory	3,022	-	-		3,022			3,022			3,022
Prepaid expenses and other current assets	1,195	91	-		1,286			1,286			1,286
Total current assets	16,628	92	(8,130)		8,590	(8,130)		8,590	(8,130)		8,590

Property and equipment, net	9,878	-	-		9,878			9,878			9,878
Right-of-use operating lease assets	241	-	-		241			241			241
Goodwill	599,973	-	-		599,973			599,973			599,973
Intangible assets, net	102,080	-	-		102,080			102,080			102,080
Other assets	252	-	-		252			252			252
Investments held in Trust Account	-	5,564	(5,564)	(1)	-	(5,564)	(1)	-	(5,564)	(1)	-
Total assets	$729,052	$5,656	$(13,694)		$721,014	$(13,694)		$721,014	$(13,694)		$721,014

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$17,209	$3,931	$(9,977)	(2)	$41,095	$(9,977)	(2)	$43,877	$(9,977)	(2)	$46,659
			29,932	(8)		32,714	(8)		35,496	(8)
Related party payables	1,019	-	(520)	(5)	499	(520)	(5)	499	(520)	(5)	499
Accrued expenses and other current liabilities	7,446	34	(1,656)	(2)	5,724	(1,656)	(2)	5,724	(1,656)	(2)	5,724
			(100)	(1)		(100)	(1)		(100)	(1)
Accrued expenses - related party	-	320	(320)	(2)	-	(320)	(2)	-	(320)	(2)	-
Operating lease liabilities, current	239	-			239	-		239			239
Deferred revenue	4,877	-	-		4,877	-		4,877	-		4,877
Related party borrowings	5,237	2,423	(1,003)	(5)	4,234	(1,003)	(5)	4,234	(1,003)	(5)	4,234
			77	(6)		77	(7)		77	(7)
			(2,500)	(6)		(2,500)	(7)		(2,500)	(7)
Revolving lines of credit	1,045	-	(1,045)	(5)	-	(1,045)	(5)	-	(1,045)	(5)	-
Current maturities of debt	25,066	1,790	(21,079)	(5)	3,987	(21,079)	(5)	3,987	(21,079)	(5)	3,987
			(1,950)	(6)		(1,950)	(6)		(1,950)	(6)
			160	(6)		160	(6)		160	(6)
Due to seller	18,331	-	(6,831)	(5)	11,500	(6,831)	(5)	11,500	(6,831)	(5)	11,500
Total current liabilities	80,469	8,498	(16,812)		72,155	(14,030)		74,937	(11,248)		77,719

Long-term debt, net of current maturities	500	-	-		500	-		500	-		500
Deferred compensation	9,904	-	(9,904)	(5)	-	(9,904)	(5)	-	(9,904)	(5)	-
Deferred tax liability	1,363	-			1,364			1,364			1,364
Long-term deferred revenue	18	-			18			18			18
Operating lease liabilities, noncurrent	8	-			8			8			8
Other long-term liabilities	50	-	-		50	-		50	-		50
Contingent consideration	45,382	-	(45,382)	(5)	-	(45,382)	(5)	-	(45,382)	(5)	-
Warrant Liabilities	-	959	-		959	-		959	-		959
Total liabilities	137,695	9,457	(72,098)		75,054	(69,316)		77,836	(66,534)		80,618

Class A common stock subject to possible redemption	-	5,464	(5,464)	(1)	-	(5,464)	(1)	-	(5,464)	(1)	-
Stockholders’ equity (deficit)
KRNL Preference Shares, $0.0001 par value	-	-	-
AIRO common stock, $0.000001 par value	-	-	-
KRNL Class A ordinary shares, $0.0001 par value	-	-	9	(3)	9	9	(3)	9	9	(3)	9
KRNL Class B ordinary shares, $0.0001 par value		1	(1)	(3)	-	(1)	(3)	-	(1)	(3)	-
Additional paid-in capital	764,268	-	5,564	(1)	909,569	2,782	(1)	906,787	-	(1)	904,005
			(8)	(3)		(8)	(3)		(8)	(3)
			(9,266)	(4)		(9,266)	(4)		(9,266)	(4)
			84,612	(5)		84,612	(5)		84,612	(5)
			44,500	(6)		44,500	(6)		44,500	(6)
			19,899	(7)		19,899	(7)		19,899	(7)
Accumulated other comprehensive loss	(3,142)	-	-		(3,142)	-		(3,142)	-		(3,142)
Retained earnings (accumulated deficit)	(169,769)	(9,266)	-		(260,476)	-		(260,476)	-		(260,476)
			(3,408)	(2)		(3,408)	(2)		(3,408)	(2)
			9,266	(4)		9,266	(4)		9,266	(4)
			(22,823)	(5)		(22,823)	(5)		(22,823)	(5)
			(44,500)	(6)		(44,500)	(6)		(44,500)	(6)
			(77)	(6)		(77)	(6)		(77)	(6)
			(19,899)	(7)		(19,899)	(7)		(19,899)	(7)
Total stockholders’ equity (deficit)	591,357	(9,265)	63,868		645,960	61,086		643,178	58,304		640,396
Total liabilities and stockholders’ equity (deficit)	$729,052	$5,656	$(13,694)		$721,014	$(13,694)		$721,014	$(13,694)		$721,014

(A) Obtained from the unaudited condensed consolidated balance sheet of AIRO as of March 31, 2024.

(B) Obtained from the unaudited balance sheet of KRNL as of March 31, 2024.

123

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Dollars in thousands, except share and per share data)

			Transaction			Transaction			Transaction
			Accounting		Pro Forma	Accounting		Pro Forma	Accounting		Pro Forma
	AIRO	KRNL	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
	Historical	Historical	(Assuming No		(Assuming No	(Assuming 50%		(Assuming 50%	(Assuming 100%		(Assuming 100%
	(A)	(B)	Redemptions)	Note 2	Redemptions	Redemptions)	Note 2	Redemptions)	Redemptions)	Note 2	Redemptions)
Revenue	$43,254	$-	$-		$43,254	$-		$43,254	$-		$43,254
Cost of Revenue	18,340				18,340			18,340			18,340
Gross Profit	24,914	-			24,914			24,914			24,914
Operating expenses:
General and administrative expenses	17,601	2,449	20,732	(ee)	40,782	20,732	(ee)	40,782	20,732	(ee)	40,782
Administrative fees - related party	-	120			120	-		120	-		120
Sales and marketing	5,374				5,374			5,374			5,374
Research and development	11,871				11,871			11,871			11,871
Total operating expenses	34,846	2,569	20,732		58,147	20,732		58,147	20,732		58,147
Loss from operations	(9,932)	(2,569)	(20,732)		(33,233)	(20,732)		(33,233)	(20,732)		(33,233)
Other income (expenses):
Interest expense, Net	(2,137)	(1,420)	-		(3,557)	-		(3,557)	-		(3,557)
Change in fair value of assets / liabilities	-	(6,567)	6,567	(ff)	-	6,567	(ff)	-	6,567	(ff)	-
Loss on extinguishment of debt	-	-	(51,319)	(cc)	(51,319)	(51,319)	(cc)	(51,319)	(51,319)	(cc)	(51,319)
Other income (expense), net	(18,093)	755	(18,862)	(dd)	(36,200)	(18,862)	(dd)	(36,200)	(18,862)	(dd)	(36,200)
Income from investments held in Trust Account	-	2,260	(2,260)	(aa)	-	(2,260)	(aa)	-	(2,260)	(aa)	-
Total other income (expense)	(20,230)	(4,972)	(65,874)		(91,076)	(65,874)		(91,076)	(65,874)		(91,076)
Loss before income tax expense	(30,162)	(7,541)	(86,606)		(124,309)	(86,606)		(124,309)	(86,606)		(124,309)
Income tax expense	(2,294)	-			(2,294)			(2,294)			(2,294)
Net loss	(32,456)	(7,541)	(86,606)		(126,603)	(86,606)		(126,603)	(86,606)		(126,603)
Deemed dividend	-	-	(206,600)	(gg)	(206,600)	(206,600)	(gg)	(206,600)	(206,600)	(gg)	(206,600)
Net loss attributable to common shareholders	$(32,456)	$(7,541)	$(293,206)		$(333,203)	$(293,206)		$(333,203)	$(293,206)		$(333,203)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	27,858,276	12,726,377	89,628,091	(bb)	89,628,091	89,373,421	(bb)	89,373,421	89,118,750	(bb)	89,118,750
Basic and diluted net income per Class A ordinary share	$(1.17)	$(0.37)			$(1.41)			$(1.42)			$(1.42)
Weighted average shares outstanding of Class B ordinary shares, basic and diluted		7,618,750	(7,618,750)	(bb)		(7,618,750)	(bb)		(7,618,750)	(bb)
Basic and diluted net income (loss) per Class B ordinary share		$(0.37)

(A) Obtained from the audited consolidated statement of operations for the year ended of AIRO as of December 31, 2023.

(B) Obtained from the audited statement of operations for the year ended of KRNL as of December 31, 2023.

124

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2024

(Dollars in thousands, except per share data)

			Transaction			Transaction			Transaction
			Accounting		Pro Forma	Accounting		Pro Forma	Accounting		Pro Forma
	AIRO	KRNL	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
	Historical	Historical	(Assuming No		(Assuming No	(Assuming 50%		(Assuming 50%	(Assuming 100%		(Assuming 100%
	(A)	(B)	Redemptions)	Note 2	Redemptions	Redemptions)	Note 2	Redemptions)	Redemptions)	Note 2	Redemptions)
Revenue	$13,740	$-	$-		$13,740	$-		$13,740	$-		$13,740
Cost of Revenue	5,253				5,253			5,253			5,253
Gross Profit	8,487	-			8,487			8,487			8,487
Operating expenses:
General and administrative	4,543	428	-		4,971	-		4,971	-		4,971
Administrative fees - related party	-	30			30	-		30	-		30
Sales and marketing	1,250				1,250			1,250			1,250
Research and development	3,157				3,157			3,157			3,157
Total operating expenses	8,950	458	-		9,408	-		9,408	-		9,408
Loss from operations	(463)	(458)	-		(921)	-		(921)	-		(921)
Other income (expenses):
Interest expense, net	(289)	(204)	-		(493)	-		(493)	-		(493)
Change in fair value of assets / liabilities	-	(480)	480	(ff)	-	480	(ff)	-	480	(ff)	-
Other income (expense), net	(268)	-	200	(hh)	(68)	200	(hh)	(68)	200	(hh)	(68)
Income from investments held in Trust Account	-	321	(321)	(aa)	-	(321)	(aa)	-	(321)	(aa)	-
Total other income (expense)	(557)	(363)	359		(561)	359		(561)	359		(561)
Loss before income tax expense	(1,020)	(821)	359		(1,482)	359		(1,482)	359		(1,482)
Income tax expense	(990)	-			(990)			(990)			(990)
Net loss	$(2,010)	$(821)	$359		$(2,472)	$359		$(2,472)	$359		$(2,472)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	27,858,276	2,551,225	89,628,091	(bb)	89,628,091	89,373,421	(bb)	89,373,421	89,118,750	(bb)	89,118,750
Basic and diluted net income per Class A ordinary share	$(0.07)	$(0.08)			$(0.03)			$(0.03)			$(0.03)
Weighted average shares outstanding of Class B ordinary shares, basic and diluted		7,618,750	(7,618,750)	(bb)		(7,618,750)	(bb)		(7,618,750)	(bb)
Basic and diluted net income (loss) per Class B ordinary share	-	$(0.08)

(A) Obtained from the unaudited condensed consolidated statement of operations for the three months ended of AIRO as of March 31, 2024.

(B) Obtained from the unaudited statement of operations for the three months ended of KRNL as of March 31, 2024.

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NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Kernel, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and AIRO will be treated as the accounting acquirer. This determination was primarily based on the following facts and circumstances: (i) AIRO’s existing stockholder will have more than 86.4% of the voting interest of ParentCo under both the no redemption and maximum redemption scenarios; (ii) AIRO’s senior management will comprise the senior management of ParentCo; (iii) the directors nominated by AIRO will represent a majority of the board of directors of ParentCo; and (iv) AIRO’s operations will comprise the ongoing operations of ParentCo. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which AIRO is issuing stock for the net assets of Kernel. The net assets of Kernel will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of AIRO. The unaudited pro forma combined balance sheet as of March 31, 2024 assumes the Business Combination occurred on March 31, 2024. The unaudited pro forma combined statements of operation for the year ended December 31, 2023 and for the three months ended March 31, 2024 present the pro forma effect of the Business Combination as if it had been completed on January 1, 2023, the beginning of the earliest period presented. These periods are presented on the basis of AIRO as the accounting acquirer.

The unaudited pro forma combined balance sheet as of March 31, 2024 has been prepared using, and should be read in conjunction with, the following:

● Kernel’s unaudited condensed balance sheet as of March 31, 2024 and the related notes for the period ended March 31, 2024, included elsewhere in this registration statement; and

● AIRO’s unaudited condensed consolidated balance sheet as of March 31, 2024 and the related notes for the period ended March 31, 2024, included elsewhere in this registration statement.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023 have been prepared using, and should be read in conjunction, with the following:

● Kernel’s unaudited condensed statement of operations for the three months ended March 31, 2024, audited statement of operations for the year ended December 31, 2023, and the related notes included elsewhere in this registration statement; and

● AIRO’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2024, audited consolidated statement of operations for the year ended December 31, 2023, and the related notes included elsewhere in this registration statement

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. Significant assumptions include conversions of debt to equity as further described in the notes to the unaudited pro forma combined financial information. These conversion agreements have been executed but do not take effect until no later than two days prior to closing of the Business Combination. As part of the pro forma adjustments, AIRO included adjustments to recognize interest, contingent consideration expense, and additional sales and marketing expense related to the Aspen Management Carveout Plan.

126

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain available information as of the date of these unaudited pro forma combined financial statements and certain assumptions and methodologies that Kernel believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Kernel believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of ParentCo. They should be read in conjunction with the historical financial statements and notes thereto of Kernel and AIRO.

General Description of the Business Combination Agreement

On March 3, 2023, Kernel entered into the Business Combination Agreement (as amended by the First Amendment to the Business Combination Agreement, the Second Amendment to the Business Combination Agreement, the Third Amendment to the Business Combination Agreement and the Fourth Amendment to the Business Combination Agreement) by and among Kernel, Kernel Merger Sub, AIRO Merger Sub, ParentCo, AIRO, Sponsor, and Seller Representative, a copy of which is attached to this registration statement as Annex A. Pursuant to the Business Combination Agreement, on the Closing Date, Kernel Merger Sub will merge with and into Kernel (the “First Merger”), with Kernel surviving the First Merger as a wholly owned subsidiary of ParentCo, and immediately following the First Merger, AIRO Merger Sub will merge with and into AIRO (the “Second Merger”), with AIRO surviving the Second Merger as a wholly owned subsidiary of ParentCo. We refer to the post-Business Combination company and its consolidated subsidiaries following the Business Combination as “ParentCo.” The Business Combination will be accounted for as a reverse recapitalization.

Merger Consideration

As consideration for the Second Merger, the holders of AIRO’s common stock collectively shall be entitled to receive from ParentCo, in the aggregate, a number of shares of ParentCo common stock (with a per share value of $10.00) with an aggregate value equal to $770,000,000 minus (a) the amount, if any, by which the net working capital is less than negative $5,500,000 by more than $500,000, plus (b) the amount, if any, by which the net working capital is greater than negative $5,500,000 by more than $500,000 (but not less than zero), minus (c) the amount, if any, by which the closing net debt exceeds the target net debt of $75,000,000 by more than $500,000 (but not less than zero), minus (d) the amount, if any, by which the target net debt of $75,000,000 is less than closing net debt, minus (e) the amount, if any, by which AIRO’s transaction expenses exceed $14,000,000 (such resulting amount, the “AIRO Merger Consideration”).

Earnout Shares

After the Closing, subject to the terms and conditions set forth in the Business Combination Agreement, the AIRO stockholders shall have the contingent right to receive up to 33,000,000 shares of ParentCo Common Stock (subject to adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), as additional consideration based on ParentCo’s revenue performance, as follows:

(i) In the event ParentCo’s revenue for after the fiscal year that includes the Closing Date is greater than or equal to $50,000,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

127

(ii) In the event ParentCo’s revenue for the first full fiscal year following the Closing Date is greater than or equal to $62,500,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(iii) In the event ParentCo’s revenue for the second full fiscal year following the Closing Date is greater than or equal to $78,100,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

Both the number of Earnout Shares and the price per share is subject to adjustment to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the common stock (i.e., dilutive activities).

The accounting for the Earnout Shares was first evaluated under ASC 718 to determine if the arrangement represents a share-based payment arrangement. Because the Earnout Shares are issued to all of AIRO’s Shareholders (before the merger) and there are no service conditions nor any requirement of the participants to provide goods or services, we determined that the Earnout Shares are not within the scope of ASC 718. In reaching this conclusion, Kernel focused on the fact that the Earnout Shares are not provided to any holder of options or unvested stock but rather the arrangement is provided only to vested equity holders.

Next, Kernel determined that the Earnout Shares represent a freestanding equity-linked financial instrument to be evaluated under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815-40. Based upon the analysis, Kernel concluded that the Earnout Shares should not be classified as a liability under ASC 480.

Under ASC 815-40, an entity must first evaluate whether an equity-linked instrument is considered indexed to the reporting entity’s stock. This analysis, which is performed under ASC 815-40-15, is a two-step test that includes evaluation of both exercise contingencies and settlement provisions. The Earnout Share arrangement contains contingencies – future revenue. The contingency is based on an observable market or an observable index other than one based on Kernel’s stock. With respect to settlement provisions, the number of Earnout Shares is adjusted only for dilutive activities, which are an input into the pricing of a fixed-for-fixed option on equity shares under ASC 815-40-15-7E(c). Specifically, it is noted that in the amended Business Combination Agreement, the quantity of Earnout Shares was fixed based on $10.00. It is important to note that, in absence of dilutive activities, there will be either zero or the applicable share amount issuable under the Earnout Share arrangement; therefore, the triggering events for issuance of shares is only an exercise contingency to be evaluated under step 1 of ASC 815-40-15.

Kernel next considered the equity classification conditions in ASC 815-40-25 and concluded that all of them were met. Therefore, the Earnout Share arrangement is appropriately classified in equity.

As the merger is accounted for as a reverse recapitalization, the fair value of the Earnout Share arrangement as of the merger date will be accounted for as an equity transaction (as a deemed dividend) as of the closing date of the merger.

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Warrants

Upon consummation of the Business Combination, there will be outstanding an aggregate of 15,237,500 Public Warrants and 8,750,000 Private Placement Warrants held by our Sponsor. Each of our outstanding whole warrants will be exercisable commencing 30 days following the Closing for one share of ParentCo common stock. Therefore, as of the date of this statement, if we assume that each outstanding whole warrant is exercised and one share of ParentCo common stock is issued as a result of such exercise, with payment to ParentCo of the exercise price of $11.50 per whole warrant for one whole share, ParentCo’s fully-diluted share capital would increase by a total of 23,987,500 shares, with approximately $275,856,250 million paid to ParentCo to exercise the warrants, assuming cash exercise.

Extension Share Award

Sponsor will be entitled to receive from ParentCo at Closing, as part of obtaining six (6) one-month extensions beyond the February 5, 2023 deadline to complete an initial business combination, additional shares of ParentCo common stock (collectively, an “Extension Share Award”). The Sponsor exercised five such one-month extensions through June 30, 2023, entitling the Sponsor to 1.5 million additional shares of ParentCo common stock at Closing. Through this filing, all the extensions were exercised, and a total of 1.8 million shares will be issued at Closing. Kernel is also estimating an additional $1.1 million of working capital costs that will have the same treatment and result in the issuance of an additional 1.1 million shares. The Sponsor as part of obtaining an additional six (6) one-month extensions to February 5, 2024 are entitled to 0.9 million additional shares for providing $0.9 million in extension payments. The unaudited combined pro forma information assumes that all unpaid extension payments will be deposited in the Trust Account and a total of 4.45 million shares will be issued to the Sponsor in settlement of the extension loans and working capital costs made to Kernel.

2. Adjustments to Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma combined financial information to give pro forma effect to events that are directly attributable to the Business Combination. AIRO and Kernel have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had ParentCo filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statements of operations are based upon the number of ParentCo’s shares outstanding, assuming the Business Combination had been completed on January 1, 2023, the beginning of the earliest period presented.

Adjustments to Unaudited Pro Forma Combined Balance Sheet

(1) Reflects the transactions relating to the business combination and the release of funds as part of such agreement.

The Business Combination will not close under any scenario unless AIRO waives the Unencumbered Cash closing condition and the NTA Proposal is approved.

● Scenario 1: Assuming No Redemptions: This presentation assumes that no Kernel Public Shareholders exercise redemption rights with respect to their Public Shares of 509,341 which were outstanding as of the date of this filing. Public Shares are based on a total of 30,475,000 redeemable Public Shares pursuant to the Kernel Charter less the 22,848,122 Public Shares redeemed in February 2023, 1,310,929 Public Shares redeemed in August 2023 and 5,806,608 Public Shares redeemed in February 2024.

● Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of Kernel Public Shareholders holding 254,670 Public Shares will exercise their redemption rights for approximately $2.8 million of funds in Kernel’s Trust Account.

● Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of Kernel public shareholders holding 509,341 Public Shares will exercise their redemption rights for approximately $5.5 million of funds in Kernel’s Trust Account.

			Assuming No Redemptions into Cash			Assuming 50% Redemptions into Cash			Assuming Maximum Redemptions into Cash
					Net Changes			Net Changes			Net Changes
Cash and cash equivalents		Cash from trust	5,564	(i)	5,564	2,782	(i)	2,782	-	(i)	-

Cash held in trust		Transfer of cash from trust	(5,564)	(i)	(5,564)	(5,564)	(i)	(5,564)	(5,564)	(i)	(5,564)

Accrued expenses and other current liabilities		Accrual for dissolution expenses	(100)	(ii)	(100)	(100)	(ii)	(100)	(100)	(ii)	(100)

KRNL Class A common stock subject to possible redemption		Transfer of common stock	(5,464)	(iii)	(5,464)	(5,464)	(iii)	(5,464)	(5,464)	(iii)	(5,464)

Additional paid-in capital		Increase for transfer of common stock	5,464	(iii)	5,564	2,682	(iii)	2,782	-	(iii)	-
		Accrual for dissolution expenses	100	(ii)		100	(ii)		-	(ii)

(i) To record the release of cash from the trust account for redeemed shares			0%			50%			100%
Total number of redeemable shares	509,341	Shares redeemed	-			254,670			509,341
Price per redeemable share	$10.73
Total cash in trust at March 31, 2024			$5,564			$5,564			$5,564

(ii) To record reversal accrual for dissolution expenses			$100			$100			$100

(iii) To record the stock subject to redemption to additional paid-in capital			$5,464			$2,682			$-

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(2) Represents estimated direct and incremental transaction costs incurred by Kernel and AIRO related to the Business Combination. This includes the payment of $11.7 million in accounts payable and accrued expenses recognized by AIRO and $0.3 million in accrued expenses recognized by Kernel; a $1.9 million payment for advisory services for AIRO and a $1.5 million payment to the Sponsor for advisory services for Kernel. Total of $15.4 million.

(3) Reflects the recapitalization of ParentCo through the issuance of 77,000,000 shares ($770,000,000 divided by $10.00) of ParentCo common stock at par value of $0.0001. Because closing adjustments to the AIRO Merger Consideration required by the terms of the Business Combination Agreement are expected to be immaterial, they have not been included in the pro forma calculations. Below is the computation of the AIRO Merger Consideration calculation as if the Closing had occurred on March 31, 2024. This takes into account all closing adjustments to the AIRO Merger Consideration calculations, including net working capital adjustments, closing net debt adjustment and transaction expenses in excess of $14,000,000. The adjustments were calculated based on the March 31, 2024 balance sheet. The calculation is the same for Scenarios 1-3.

Merger Consideration	$770,000
(a) Net Working Capital Adjustment Minus/Plus	(12,163)
(b) Closing Net Debt Adjustment	41,992
(c) Transaction expenses in excess of $14 million	-
Potential Adjusted Merger Consideration	$799,829

(a) Minus the amount, if any, by which the Target Net Working Capital ($5 million) Amount exceeds the Net Working Capital by more than $500,000 (“Net Working Capital Threshold”)

Current Assets	$5,974
Less: Current Liabilities	18,637
Net Working Capital at Closing	(12,663)
Less: Net Working Capital Threshold	500
Net Working Capital Adjustment	$(12,163)

(b) The amount, if any, by which the Company Net Debt exceeds $500,000 (“Net Debt Threshold”)

All indebtedness of Target Company	$43,662
Less: Company Closing Cash	10,654
Net Debt at Closing	33,008
Company Net Debt Threshold	75,000
Less: Excess of Company Net Debt over Threshold (less $500,000)	-
Plus: Excess of Company Debt under Threshold	$41,992

(c) The amount, if any by which the Company Transaction Expenses exceed $14,000,000 (“Company Transaction Expense Threshold”)

Transaction Expenses at Closing	$14,000
Company Transaction Expense Threshold	14,000
Excess of Transaction Expenses over Threshold	$-

(4) Reflects the elimination of the historical accumulated deficit of Kernel, the legal acquirer, in the amount of $9.3 million.

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(5) The following is a detail of footnote (5) entry (in thousands) which is the same in all scenarios:

			Net Changes

Cash	Record 10% payment of Aspen Carve-out	(280)	(23,975)
	Record payment of shareholder promissory notes	(2,589)
	Record payment of Sky Watch promissory notes	(6,831)
	Record 10% payment of Carter Aviation debt	(4,954)
	Record 10% payment of Aspen notes	(1,944)
	Royalty payment	(520)
	Payment of Coastal Defense notes payable	(1,002)
	Pay portion of deferred compensation	(3,157)
	Payment of Muncy Bank and First Citizens Community Bank debt	(1,651)
	Payment of line of credit	(1,047)

Due to seller	Record payment of shareholder promissory notes	(6,831)	(6,831)

Contingent consideration
	Recording of shareholder promissory notes due to now being deemed probable	5,120	(45,382)
	Recording of Carter Aviation debt due to now being deemed probable	13,536
	Recording of Aspen Carve-out	2,803
	Record 10% payment of Aspen Carve-out	(280)
	Convert 90% of Aspen Carve-out to equity	(2,523)
	Convert shareholder promissory notes to equity	(11,928)
	Convert 90% of Carter Aviation debt to equity	(44,567)
	Record payment of shareholder promissory notes	(2,589)
	Record 10% payment of Carter Aviation debt	(4,954)

Related party payable	Royalty payment	(520)	(520)

Revolving lines of credit	Payment of line of credit	(1,045)	(1,045)

Related party borrowings	Payment of Coastal Defense notes payable	(1,003)	(1,003)

Current maturities of debt	Record debt fair value adjustment	14	(21,079)
	Convert 90% of Aspen notes	(17,497)
	Payment of 10% of Aspen notes	(1,944)
	Payment of Muncy Bank and First Citizens Community Bank debt	(1,652)

Deferred compensation	Convert accrued compensation to equity	(6,747)	(9,904)
	Pay accrued compensation	(3,157)

Additional paid-in capital	Convert shareholder promissory notes to equity	11,928	84,612
	Convert 90% of Carter Aviation debt to equity	44,567
	Convert 90% NGA fee	1,350
	Convert 90% of Aspen notes	17,497
	Convert 90% of Aspen Carve-out to equity	2,523
	Convert 90% of accrued compensation to equity	6,747
Accumulated deficit
	Recording of promissory notes due to now being deemed probable	(5,120)	(22,823)
	Recording of Carter Aviation debt due to now being deemed probable	(13,536)
	Recording of Aspen Carve-out	(2,803)
	Record debt fair value adjustment	(14)
	Expense NGA fee	(1,350)

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(6) Reflects the Extension Loans with Sponsor of $2.7 million that was transferred to the Trust Account to be distributed to the Kernel Public Shareholders. In addition to the $2.7 million of Extension Loans, Kernel entered into an additional $1.75 million of loans to fund D&O insurance and other operating costs. Upon completion of the Business Combination, 4.45 million extension shares will be issued in settlement of the Extension Loans.

In accordance with the Business Combination Agreement, any such deposits whether for an Extension or working capital, will be payable upon the Closing. The settlement of the Extension Loans for shares of new issue ParentCo common stock represents a debt extinguishment. As such, the adjustment included a loss on extinguishment of debt of $44.5 million based on the extension share valuation.

The per share value was determined using the valuation of the shares being exchanged for ParentCo shares, pursuant to which “Per Share Price” means Ten and No/100 Dollars ($10.00). The AIRO Merger Consideration is $770 million divided by 77 million shares equals $10.00. Since the new issuance of the shares would occur on the closing date the “Per Share Price” would be the same for issuances of shares to the target company and Sponsor. See calculations below (in thousands except share and per share data):

	Amount of	Number of Shares Per loan	Total Extension	Per Share	Total Extension Share
	Loan	Dollar	Shares	Value	Valuation
First Extension February 3, 2023	$300	1	300	$10.00	$3,000
Second Extension March 3, 2023	300	1	300	$10.00	3,000
Third Extension April 3, 2023	300	1	300	$10.00	3,000
Fourth Extension May 3, 2023	300	1	300	$10.00	3,000
Fifth Extension June 3, 2023	300	1	300	$10.00	3,000
Sixth Extension July 3, 2023	300	1	300	$10.00	3,000
Estimated working capital loans	1,750	1	1,750	$10.00	17,500
First Extension August 3, 2023	150	1	150	$10.00	1,500
Second Extension September 3, 2023	150	1	150	$10.00	1,500
Third Extension October 3, 2023	150	1	150	$10.00	1,500
Fourth Extension November 3, 2023	150	1	150	$10.00	1,500
Fifth Extension December 3, 2023	150	1	150	$10.00	1,500
Sixth Extension January 3, 2024	150	1	150	$10.00	1,500
	$4,450		4,450		$44,500

As of December 31, 2023, Kernel received $4.2 million in total Extension Loan proceeds, of which $1.5 million is expected to be used to fund working capital amounts.

In March 2024, Kernel received $0.25 million in additional Extension Loan proceeds for a total of $4.45 million.

A portion of the Extension Loans ($1.95 million) were received under Subscription Agreements.

(7) Reflects the $6.7 million of expense for debt premiums, $2.0 million related to the Management Carveout Plan payable in stock at the Closing of the transaction, $10.7 million related to the modification of the Restricted Stock Awards which will become probable at the Closing of the transaction, and $0.5 million related to the termination of the Meteora agreement payable in stock at the Closing of the transaction. These debt premiums are made up of $3.0 million related party notes and $3.7 million premiums on the Bridge Loans. Total is $19.9 million.

(8) Reflects the amount of negative cash recategorized to accounts payable.

Adjustments to the Unaudited Pro Forma Combined Statements of Operations (in thousands, except share and per share data)

The pro forma adjustments included in the unaudited pro forma combined statements of operations for the year ended December 31, 2023 and the three months ended March 31, 2024 are as follows:

(aa) Represents the elimination of historical interest income earned on the Trust Account.

(bb) Represents the conversion of 509,341 Class A Ordinary Shares in Scenario 1 (Scenarios 2 – 254,671 and Scenario 3 – no shares) and 7,618,750 Class B Ordinary Shares into shares of ParentCo common stock, the issuance of 77,000,000 shares of ParentCo common stock, the issuance of 4,450,000 Extension shares, inclusive of 1,750,000 shares related to funding working capital amounts expected prior to closing as detailed in (7) above and the issuance of 50,000 Meteora Termination Shares. (The number of shares of ParentCo common stock to be issued in the Business Combination are subject to closing adjustments to the merger consideration required by the terms of the Business Combination Agreement, including net working capital adjustments, closing net debt adjustment and transaction expenses in excess of $14 million, that are expected to be immaterial.)

(cc) Record $6.7 million of expense for debt premiums payable in stock at the closing of the transaction, $44.5 million related to the extension shares as detailed in (7) above and $0.1 million related to the amortization of Kernel’s Subscription Agreement to fair value. Total is $51.3 million.

(dd) Record a $13.8 million fair value charge related to contingent consideration and a $5.1 million charge for contingent promissory notes to the Merger Entities. Total is $18.9 million. Contingent consideration amounts include $49.5 million related to Jaunt but for which only $35.8 million had been recorded as of December 31, 2023. Contingent promissory notes totaled $14.5 million but for which only $9.4 had been recorded as of December 31, 2023.

(ee) Record estimated direct and incremental transaction costs of $3.3 million for AIRO and $1.5 million for Kernel, $2.0 million related to the stock portion of the Management Carveout Plan, $10.7 million related to the modification of the Restricted Stock Awards which will become probable at the Closing of the transaction $0.9 million related to the cash portion of the Management Carveout Plan, $0.5 million related to the termination of the Meteora agreement payable in stock at the Closing of the transaction and $1.9 million attributable to future allowable services or to be payable to the former Aspen Avionics shareholders as part of the Business Combination. Total is $20.7 million. Amounts payable under the Management Carveout Plan, Restricted Stock Awards and Aspen Avionics agreements had not been deemed probable as of December 31, 2023 and thus had not been recorded as of December 31, 2023.

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(ff) Adjustment is the reversal of $6.6 million and $0.5 million derivative charge recorded during the year December 31, 2023 and the three months ended March 31, 2024, respectively.

(gg) Represents issuance date fair value of the Earnout Shares to be awarded to each of the AIRO stockholders, which are expected to be treated as dividend distributions and recorded in additional paid-in capital. Earnout Shares shall be awarded to the AIRO Stockholders upon the achievement of certain revenue targets pursuant to the terms of the Business Combination Agreement, as amended. The issuance date fair value of the Earnout Shares was determined using a Monte Carlo Simulation approach. The Company estimated the issuance of the corresponding Earnout Shares for each simulated revenue path. The fair value is then determined by averaging the issuances across all simulated paths.

(hh) Adjustment is the reversal of $0.2 million of fair value charges recorded during the three months ended March 31, 2024 as amounts would have been recorded in 2023 assuming a January 1, 2023 Closing as part of adjustment (dd) above.

3. Net loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023, the beginning of the earliest period presented. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma combined statements of operations have been prepared under each of the Scenarios set forth below following the closing of the Business Combination (in thousands, except share and per share data):

	For the Three Months Ended March 31, 2024
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% Redemptions Scenario)	Pro Forma Combined (Assuming Maximum Redemptions Scenario)
Pro forma net loss	$(2,472)	(2,472)	$(2,472)
Basic and diluted weighted average shares	89,628,091	89,373,421	89,118,750
Net loss per share – basic and diluted	$(0.03)	(0.03)	$(0.03)

	For the Year Ended December 31, 2023
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% Redemptions Scenario)	Pro Forma Combined (Assuming Maximum Redemptions Scenario)
Pro forma net loss	$(126,603)	(126,603)	$(126,603)
Basic and diluted weighted average shares	89,628,091	89,373,421	89,118,750
Net loss per share – basic and diluted	$(1.41)	(1.42)	$(1.42)

Stockholder	Pro Forma Combined (Assuming No Redemptions Scenario)	Pro Forma Combined (Assuming 50% Redemptions Scenario)	Pro Forma Combined (Assuming Maximum Redemptions Scenario)
Shares issued to AIRO owners	77,000,000	77,000,000	77,000,000
Kernel Public Shareholders	509,341	254,671	-
Kernel Class B Shares	7,618,750	7,618,750	7,618,750
Extension Shares	4,450,000	4,450,000	4,450,000
Meteora Termination Shares	50,000	50,000	50,000
	89,628,091	89,373,421	89,118,750

The table above presents the trust value per share to a Public Shareholder that elects not to redeem across a range of redemptions scenarios. For purposes of calculating the redemption scenarios, the trust value date as of December 31, 2023 is used because such date is the date the redemption requests in connection with the Extension Meeting - Second were effectuated. The Business Combination will not close under any scenario unless AIRO waives the Unencumbered Cash closing condition and the NTA Proposal is approved.

● Scenario 1: Assuming No Redemptions: This presentation assumes that no Kernel Public Shareholders exercise redemption rights with respect to their Public Shares of 509,341 which were outstanding as of the date of this filing. Public Shares are based on a total of 30,475,000 redeemable Public Shares pursuant to the Kernel Charter less the 22,848,122 Public Shares redeemed in February 2023, 1,310,929 Public Shares redeemed in August 2023 and 5,806,608 Public Shares redeemed in February 2024.

● Scenario 2: Assuming 50% Redemptions: This presentation assumes that 50% of Kernel Public Shareholders holding 254,670 Public Shares will exercise their redemption rights for approximately $2.8 million of funds in Kernel’s Trust Account.

● Scenario 3: Assuming Maximum Redemptions: This presentation assumes that 100% of Kernel public shareholders holding 509,341 Public Shares will exercise their redemption rights for approximately $5.5 million of funds in Kernel’s Trust Account.

At the Business Combination, there is one class of stock, ParentCo common stock (Class B common stock converts to Class A common stock immediately following the Domestication, and all Class A common stock converts to Kernel common stock, which in turn will be exchanged for ParentCo Common Stock at Closing). Private Placement Warrants to purchase 8,750,000 shares of common stock and Public Warrants to purchase 15,237,500 shares of common stock were not used in the computation of basic and diluted weighted average shares outstanding, because the effect of inclusion would be anti-dilutive due to the excess of the strike price of $11.50 as compared to the Business Combination Agreement price of $10.00 per share.

Amounts do not reflect closing adjustments to the AIRO Merger Consideration required by the terms of the Business Combination Agreement, including net working capital adjustments, closing net debt adjustment and transaction expenses in excess of $14,000,000, that are expected to be immaterial.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this registration statement and the audited and unaudited financial statements of Kernel and AIRO and related notes that are included elsewhere in this registration statement.

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INFORMATION ABOUT Kernel

Overview

Kernel is a blank check company incorporated as a Cayman Islands exempted company on November 10, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Significant Activities Since Inception

The registration statement for Kernel’s IPO was declared effective on February 2, 2021. On February 5, 2021, Kernel consummated its Initial Public Offering of 30,475,000 units (the “Units” and, with respect to the Class A Ordinary Shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, including 3,975,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $304.8 million, and incurring offering costs of approximately $17.4 million, of which approximately $10.7 million was for deferred underwriting commissions.

Simultaneously with the closing of the IPO, Kernel consummated the private placement of 8,750,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with Kernel’s original sponsor, Kernel Capital Holdings, LLC, generating gross proceeds of approximately $8.8 million.

Upon the closing of the IPO and the Private Placement, approximately $304.8 million ($10.00 per Unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company, established for the benefit of Kernel’s Public Shareholders.

On December 28, 2022, Kernel entered into a purchase agreement (the “Purchase Agreement”) with Kernel Capital Holdings, LLC, the previous sponsor, which held 7,493,750 Founder Shares and 8,750,000 Private Placement Warrants, and VKSS Capital, LLC (the “Sponsor”), Kernel’s new sponsor, pursuant to which Kernel Capital Holdings, LLC transferred to VKSS Capital, LLC all of its Founder Shares and Private Placement Warrants. At the time of the purchase, Kernel’s prior board of directors and executive officers resigned and were replaced by appointees of Sponsor. In addition, certain of Kernel’s new executive officers have beneficial interests in the Sponsor.

On February 3, 2023, Kernel held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal (the “Extension Amendment Proposal”) to amend Kernel’s Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”) to extend the date by which Kernel must consummate an initial business combination from February 5, 2023 by up to six (6) one-month Extensions (defined below) to August 5, 2023 (the “Extension Meeting”). At the Extension Meeting, Kernel’s shareholders also approved a proposal to amend the Trust Agreement, as defined below (the “Trust Amendment Proposal”) to conform the procedures in the Trust Agreement by which the Company may extend the date on which the Trust Account must be liquidated if the Company has not completed its initial Business Combination to the procedures in the Charter Amendment.

In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Extension Meeting, a total of 200 Kernel shareholders elected to redeem an aggregate of 22,848,122 Public Shares. Following the payment of redemptions, Kernel had approximately $77.6 million left in its Trust Account.

On August 3, 2023, Kernel held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal (the “Second Extension Amendment Proposal”) to amend Kernel’s Amended and Restated Memorandum and Articles of Association (the “Second Charter Amendment”) to extend the date by which Kernel must consummate an initial business combination from August 5, 2023 by up to six (6) one-month Extensions to February 5, 2024 (the “Extension Meeting - Second”). At the Extension Meeting - Second, Kernel’s shareholders also approved a proposal to amend the Trust Agreement, as defined below (the “Second Trust Amendment Proposal”) to conform the procedures in the Trust Agreement by which the Company may extend the date on which the Trust Account must be liquidated if the Company has not completed its initial Business Combination to the procedures in the Second Charter Amendment.

In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Extension Meeting - Second, holders of 1,310,929 of the Company’s Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.44 per share, for an aggregate of approximately $13.7 million. Following the payment of the redemptions, the Trust Account had a balance of approximately $65.9 million.

On February 1, 2024, Kernel held an extraordinary general meeting of its shareholders (the “Extension Meeting - Third”). At the Extension Meeting - Third, the Company’s shareholders entitled to vote at the meeting cast their votes and approved a proposal (the “Third Extension Amendment Proposal”) to amend the Kernel’s Amended and Restated Memorandum and Articles of Association (the “Third Charter Amendment”) to extend the date (the “Termination Date”) by which Kernel must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Kernel and one or more businesses (a “business combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of Kernel’s Class A Ordinary Shares included as part of the Units sold in Kernel’s IPO. The Third Charter Amendment allows Kernel to extend the Termination Date by up to six (6) one-month extensions to August 5, 2024 (each of which we refer to as an “Extension”, and such later date, the “Extended Deadline”), unless the closing of Kernel’s initial business combination shall have occurred. At the Extension Meeting - Third, Kernel’s shareholders also approved a proposal to amend the Trust Agreement, as defined below (the “Third Trust Amendment Proposal”) to conform the procedures in the Trust Agreement by which the Company may extend the date on which the Trust Account must be liquidated if the Company has not completed its initial Business Combination to the procedures in the Third Charter Amendment.

In connection with the approval of the Third Extension Amendment Proposal and the Third Trust Amendment Proposal at the Extension Meeting - Third, holders of 5,806,608 of the Kernel’s Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.80 per share, for an aggregate of approximately $62.7 million. Following the payment of the redemptions, the Trust Account will have a balance of approximately $5.5 million.

On February 5, 2024, Kernel received a notice from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, unless Kernel timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”), Kernel’s securities would be subject to suspension and delisting from The Nasdaq Capital Market at the opening of business on February 14, 2024, due to Kernel’s non-compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Since Kernel’s registration statement for its initial public offering became effective on February 2, 2021, it was required by this rule to complete its initial business combination by no later than February 2, 2024. Kernel timely requested a hearing before the Panel to request sufficient time to complete the Business Combination with AIRO Group Holdings. The hearing request will result in a stay of any suspension or delisting action pending the hearing. The hearing is scheduled for April 11, 2024. There can be no assurance that Kernel will be able to satisfy Nasdaq’s continued listing requirements, regain compliance with Nasdaq IM-5101-2, and maintain compliance with other Nasdaq listing requirements.

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Effecting a Business Combination

Kernel is not presently engaged in, and will not engage in, any operations until after the Business Combination. Kernel intends to effect the Business Combination using cash held in the Trust Account.

On February 3, 2023, at 10:00 a.m. ET, Kernel held an extraordinary general meeting of its shareholders (the “Extension Meeting”). At the Extension Meeting, Kernel’s shareholders entitled to vote at the meeting cast their votes and approved a proposal to amend the Trust Agreement to conform the procedures in the Trust Agreement by which Kernel may extend the date on which Continental must liquidate the Trust Account if Kernel has not completed its initial business combination to the procedures in an amendment to Kernel’s Amended and Restated Memorandum and Articles of Association which was also approved by Kernel’s shareholders at the Extension Meeting.

Kernel’s shareholders approved the Amendment to the Amended and Restated Memorandum and Articles of Association of Kernel (the “Extension Amendment”) at the February 3, 2023 Extension Meeting, changing the structure and cost of the Company’s right to extend the date (the “Termination Date”) by which Kernel must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Kernel and one or more businesses (a “business combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of Kernel’s Class A Ordinary Shares included as part of the Units sold in Kernel’s initial public offering.

The Extension Amendment allows Kernel to extend the Termination Date by up to six (6) one-month extensions to August 5, 2023 (each of which we refer to as an “Extension”, and such later date, the “Extended Deadline”) provided that if any Extended Deadline ends on a day that is not a business day, such Extended Deadline will be automatically extended to the next succeeding business day. To obtain each 1-month extension, Kernel, the Sponsor or any of their affiliates or designees must deposit into Kernel’s Trust Account with Continental by the deadline applicable prior to the extension the lesser of (x) $300,000 or (y) $0.06 per share for each of Kernel’s publicly held shares outstanding as of the deadline prior to the extension (after giving effect to redemptions in connection with the approval of the Charter Amendment by Kernel’s shareholders with respect to the first such extension).

In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Extension Meeting, holders of 22,848,122 of Kernel’s Class A Ordinary Shares exercised their right to redeem those shares for cash at an approximate price of $10.14 per share, for an aggregate of approximately $231.9 million. Following the payment of the redemptions, the Trust Account had a balance of approximately $77.6 million before any extension payment.

On February 5, 2023, Kernel timely deposited an aggregate of $300,000 into the Trust Account, representing $0.04 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from February 5, 2023 to March 5, 2023.

On March 5, 2023, Kernel timely deposited an aggregate of $300,000 into the Trust Account, representing $0.04 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from March 5, 2023 to April 5, 2023.

On April 3, 2023, Kernel timely deposited an aggregate of $300,000 into the Trust Account, representing $0.04 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from April 5, 2023 to May 5, 2023.

On May 5, 2023, Kernel timely deposited an aggregate of $300,000 into the Trust Account, representing $0.04 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from May 5, 2023 to June 5, 2023.

On June 5, 2023, Kernel timely deposited an aggregate of $300,000 into the Trust Account, representing $0.04 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from June 5, 2023 to July 5, 2023.

On July 5, 2023, Kernel timely deposited an aggregate of $300,000 into the Trust Account, representing $0.04 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from July 5, 2023 to August 5, 2023.

On August 3, 2023, the Company held an extraordinary general meeting of its shareholders (the “Extension Meeting - Second”). At the Extension Meeting - Second, the Company’s shareholders entitled to vote at the meeting cast their votes and approved a proposal (the “Second Extension Amendment Proposal”) to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Second Charter Amendment”) to extend the date (the “Termination Date”) by which the Company must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses (a “business combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s Class A Ordinary Shares included as part of the Units sold in the Company’s IPO. The Second Charter Amendment allows the Company to extend the Termination Date by up to six (6) one-month extensions to February 5, 2024 (each of which we refer to as an “Extension”, and such later date, the “Extended Deadline”). To obtain each 1-month Extension, the Company, its Sponsor or any of their affiliates or designees must deposit into the Company’s Trust Fund the lesser of (x) $150,000 or (y) $0.04 per share for each of the Company’s publicly held shares outstanding as of the deadline prior to the Extension (after giving effect to redemptions in connection with the approval of the Second Charter Amendment by the Company’s shareholders with respect to the first such Extension), unless the closing of the Company’s initial business combination shall have occurred (the “Extension Payment”), in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

At the Extension Meeting - Second, the Company’s shareholders also approved a proposal to amend the Trust Agreement, as defined below (the “Second Trust Amendment Proposal”), to conform the procedures in the Trust Agreement by which the Company may extend the date on which the Trust Account must be liquidated if the Company has not completed its initial business combination to the procedures in the Second Charter Amendment.

In connection with the approval of the Second Extension Amendment Proposal and the Second Trust Amendment Proposal at the Extension Meeting - Second, holders of 1,310,929 of the Company’s Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.44 per share, for an aggregate of approximately $13.7 million. Following the payment of the redemptions, the Trust Account had a balance of approximately $65.9 million before the Extension Payment.

On August 5, 2023, Kernel timely deposited an aggregate of $150,000 into the Trust Account, representing $0.02 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from August 5, 2023 to September 5, 2023.

On September 5, 2023, Kernel timely deposited an aggregate of $150,000 into the Trust Account, representing $0.02 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from September 5, 2023 to October 5, 2023.

On October 5, 2023, Kernel timely deposited an aggregate of $150,000 into the Trust Account, representing $0.02 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from October 5, 2023 to November 5, 2023.

On November 6, 2023, Kernel timely deposited an aggregate of $150,000 into the Trust Account, representing $0.02 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from November 5, 2023 to December 5, 2023.

On November 1, 2023 and November 6, 2023, the Kernel entered into loan agreements with two investors and the Sponsor (the “November Loan Agreements”). Pursuant to the November Loan Agreements, the investors loaned the Sponsor a total of $250,000, which will in turn be loaned by the Sponsor to Kernel, to cover a portion of the extension fees with any remaining balance to be used for Kernel’s working capital. The Loan Agreements accrue 8% interest per annum and shall be repaid upon closing the initial Business Combination. Kernel intends to pay all principal under the Loan Agreements and shall not be responsible for the payment of any interest on the loans.

On December 4, 2023, Kernel timely deposited an aggregate of $150,000 into the Trust Account, representing $0.02 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from December 5, 2023 to January 5, 2024.

On January 4, 2024, Kernel timely deposited an aggregate of $150,000 into the Trust Account, representing $0.02 per Public Share remaining outstanding after the redemptions, to further extend the period of time it has to consummate its initial business combination by one month from January 5, 2024 to February 5, 2024.

On February 1, 2024, Kernel held an extraordinary general meeting of its shareholders (the “Extension Meeting - Third”). At the Extension Meeting - Third, the Company’s shareholders entitled to vote at the meeting cast their votes and approved a proposal (the “Third Extension Amendment Proposal”) to amend the Kernel’s Amended and Restated Memorandum and Articles of Association (the “Third Charter Amendment”) to extend the date (the “Termination Date”) by which Kernel must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Kernel and one or more businesses (a “business combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of Kernel’s Class A Ordinary Shares included as part of the Units sold in Kernel’s IPO. The Third Charter Amendment allows Kernel to extend the Termination Date by up to six (6) one-month extensions to August 5, 2024 (each of which we refer to as an “Extension”, and such later date, the “Extended Deadline”), unless the closing of Kernel’s initial business combination shall have occurred. At the Extension Meeting - Third, Kernel’s shareholders also approved a proposal to amend the Trust Agreement, as defined below (the “Third Trust Amendment Proposal”) to conform the procedures in the Trust Agreement by which the Company may extend the date on which the Trust Account must be liquidated if the Company has not completed its initial Business Combination to the procedures in the Third Charter Amendment.

In connection with the approval of the Third Extension Amendment Proposal and the Third Trust Amendment Proposal at the Extension Meeting - Third, holders of 5,806,608 of the Kernel’s Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.80 per share, for an aggregate of approximately $62.7 million. Following the payment of the redemptions, the Trust Account will have a balance of approximately $5.5 million.

On February 5, 2024, the Company futher extended the period of time it has to consummate its initial business combination by one month from February 4, 2024 to March 5, 2024.

On March 5, 2024, the Company futher extended the period of time it has to consummate its initial business combination by one month from March 4, 2024 to April 5, 2024.

Selection of a Target Business and Structuring of the Initial Business Combination

Under the Nasdaq rules, an initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of Kernel’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account count) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets will be determined by the Kernel Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, Kernel’s management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although Kernel was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, Kernel determined that it would only complete an initial business combination in which it legally acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.

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Redemption Rights for Holders of Public Shares

Kernel will provide Public Shareholders with the opportunity to redeem all or a portion of their Class A Ordinary Shares upon the completion of the initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the completion of the initial business combination, including interest earned on the funds held in the trust account and not previously released to Kernel to pay Kernel’s taxes, if any, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the trust account is initially $10.00 per Public Share. The per-share amount Kernel will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Kernel will pay to the underwriters.

The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Kernel’s Sponsor, directors and each member of Kernel’s management have entered into the Kernel Support Agreement with Kernel, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with (i) the completion of Kernel’s initial business combination and (ii) a shareholder vote to approve an amendment to the Existing Kernel Governing Documents that would affect the substance or timing of Kernel’s obligation to allow redemption in connection with Kernel’s initial business combination or to redeem 100% of Kernel’s Public Shares if Kernel has not completed an initial business combination within the period to consummate the initial business combination. However, unless the NTA Proposal is approved, Kernel will only redeem the Public Shares so long as (after such redemption) Kernel’s net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of its initial business combination and after payment of deferred underwriters’ fees and commissions. If this optional redemption right is exercised with respect to an excessive number of Public Shares such that Kernel cannot satisfy the net tangible asset requirement, and the NTA Proposal is not approved, Kernel would not proceed with the amendment or the related redemption of Kernel’s Public Shares at such time. There will be no redemption rights or liquidating distributions with respect to Kernel’s warrants, which will expire worthless if Kernel fails to complete Kernel’s initial business combination prior to the Termination Date.

All costs and expenses associated with implementing Kernel’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $500,000 of proceeds held outside the trust account, although Kernel cannot assure that there will be sufficient funds for such purpose. Kernel will depend on sufficient interest being earned on the proceeds held in the trust account to pay any tax obligations Kernel may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Kernel’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, Kernel may request the trustee to release to Kernel an additional amount of up to $100,000 of such accrued interest to pay taxes, and these costs and expenses.

Submission of Kernel’s Initial Business Combination to a Shareholder Vote

Kernel is providing its Public Shareholders with redemption rights upon consummation of the Business Combination. Public Shareholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such shareholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the shareholder vote on a business combination. Unlike many other blank check companies, Kernel’s Public Shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Shareholders electing to exercise their redemption rights will not be entitled to receive such payments.

The holders of the Founder Shares and Class A Ordinary Shares underlying the Private Placement Warrants have agreed to vote such Kernel Ordinary Shares owned by them in favor of the Business Combination. In addition, the Sponsor and Kernel’s officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the Business Combination.

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Limitation on Redemption Rights

Notwithstanding the foregoing, the Existing Kernel Governing Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 15% of the shares sold in the IPO.

Employees

Kernel currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Kernel’s matters, but they intend to devote as much of their time as they deem necessary to Kernel’s affairs until Kernel has completed the Business Combination. Kernel does not intend to have any full-time employees prior to the completion of the Business Combination.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position
Surendra Ajjarapu	53	Chairman and Chief Executive Officer
Howard Doss	70	Chief Financial Officer
Michael Peterson	61	Director
Donald Fell	78	Director
Venkatesh Srinivas	56	Director
Siva Srinivasan	49	Director

Surendra Ajjarapu

Surendra Ajjarapu has served as Chief Executive Officer and Chairman of Kernel since December 2023. In addition to his involvement with Kernel, Mr. Ajjarapu has served as Chief Executive Officer and Chairman of PowerUp Acquisitions Corp. (Nasdaq: PWUP), a special purpose acquisition company since August 2023. Mr. Ajjarapu also served as Chief Executive Officer and Chairman of Semper Paratus Acquisition Corporation (Nasdaq: LSGT), a special purpose acquisition company, from June 2023 until the completion of its initial business combination in February 2024. Mr. Ajjarapu now serves as a director of the post-combination company Tevogen Bio Holdings Inc. (Nasdaq: TVGN). Mr. Ajjarapu also serves as Chief Executive Officer and Chairman of OceanTech Acquisitions I Corp. (Nasdaq: OTEC), a special purpose acquisition company, since March 2023. Mr. Ajjarapu currently serves Trxade Health, Inc. (Nasdaq: MEDS), a health services information technology company, as Chairman of the Board, Chief Executive Officer and Secretary and has served in these roles since its acquisition of Trxade Group, Inc., a Nevada corporation (“Trxade Nevada”) on January 8, 2014, and as the Chairman of the Board, Chief Executive Officer and Secretary of Trxade Nevada since its inception in 2013. Mr. Ajjarapu is also currently serving as a director of the merged company, Ocean Biomedical Inc. (Nasdaq: OCEA) (f.k.a Aesther Healthcare Acquisition Corp.), a biopharmaceutical company. Since March 2018, Mr. Ajjarapu has served as Executive Chairman of the Board of Kano Energy Corp., a company involved in the development of renewable natural gas sites in the United States. Mr. Ajjarapu was a Founder and served as Chief Executive Officer and Chairman of the Board of Sansur Renewable Energy, Inc., a company involved in developing wind power sites in the Midwest of the United States, from March 2009 to December 2012. Mr. Ajjarapu was also a Founder, President and Director of Aemetis, Inc., a biofuels company (Nasdaq: AMTX), and a Founder, Chairman and Chief Executive Officer of International Biofuels, a subsidiary of Aemetis, Inc., from January 2006 to March 2009. Mr. Ajjarapu was Co-Founder, Chief Operations Officer, and Director of Global Information Technology, Inc., an IT outsourcing and systems design company, headquartered in Tampa, Florida with major operations in India. Mr. Ajjarapu graduated from South Dakota State University with a M.S. in Environmental Engineering, and from the University of South Florida with an M.B.A., specializing in International Finance and Management. Mr. Ajjarapu is also a graduate of the Venture Capital and Private Equity program at Harvard University.

Howard Doss

Howard Doss has served as Chief Financial Officer of Kernel since December 2022. Mr. Doss is a seasoned chief financial officer and accountant. Mr. Doss has served as Chief Financial Officer of PowerUp Acquisitions Corp. (Nasdaq: PWUP), a special purpose acquisition company since August 2023. Beginning in 2021, he served as Chief Financial Officer of Aesther Healthcare Acquisition Corp., a special purpose acquisition company until it consummated its initial business combination in February 2023. He has also served as chief financial officer of TRxADE HEALTH, INC., an online marketplace for health traded on Nasdaq under the symbol “MEDS.” Mr. Doss has served in a variety of capacities with accounting and investment firms. He joined the staff of Seidman & Seidman (BDO Seidman, Dallas) in 1977 and in 1980 he joined the investment firm Van Kampen Investments, opening the firm’s southeast office in Tampa, Florida in 1982. He remained with the firm until 1996 when he joined Franklin Templeton. After working for the Principal Financial Group office in Tampa, Florida, Mr. Doss was City Executive for U.S. Trust in Sarasota, Florida, responsible for high net worth individuals. He retired from that position in 2009. He served as CFO and Director for Sansur Renewable Energy an alternative energy development company, from 2010 to 2012. Mr. Doss has also served as President of STARadio Corp. since 2005. Mr. Doss is a member of the America Institute of CPA’s. He is a graduate of Illinois Wesleyan University.

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Kernel’s executive officers are supported by a seasoned group of independent directors composed of executives and entrepreneurs with a unique combination of experiences in wholesale and retail, logistics and distribution, brands and technology development, and business transformation, which includes Michael Peterson, Donald Fell, Venkatesh Srinivasan and Siva Saravanan, with Mr. Ajjarapu also serving as members of the Kernel Board.

Michael Peterson

Michael Peterson has served as a director of Kernel since December 2022. Mr. Peterson has served as a director of PowerUp Acquisitions Corp. (Nasdaq: PWUP), a special purpose acquisition company, since August 2023. Mr. Peterson served as a director of Semper Paratus Acquisition Corporation (Nasdaq: LSGT), a special purpose acquisition company from June 2023 until the completion of its initial business combination in February 2024. Mr. Peterson also serves as a director of OceanTech Acquisitions I Corp. (Nasdaq: OTEC), a special purpose acquisition company since March 2023. Mr. Peterson has been serving as President, Chief Executive Officer and as a member of the Board of Directors of Lafayette Energy Corp. in April 2022. Beginning in September 2021, Mr. Peterson served as a member of the Board of Directors, Audit Committee (Chair), Compensation Committee and Nominating and Corporate Governance Committee of Aesther Healthcare Acquisition Corp. (Nasdaq: AEHA), a special purpose acquisition company, that consummated its initial business combination in February 2023. Mr. Peterson is currently serving as a director of the merged company, Ocean Biomedical, Inc. (Nasdaq: OCEA) (f.k.a Aesther Healthcare Acquisition Corp.). Mr. Peterson has served as the president of Nevo Motors, Inc. since December 2020, which was established to commercialize a range extender generator technology for the heavy-duty electric vehicle market but is currently non-operational. Since May 2022, Mr. Peterson has served as a member of the Board of Directors and as the Chairperson of the Audit Committee of Trio Petroleum Corp., an oil and gas exploration and development company which is in the process of going public. Since February 2021, Mr. Peterson has served on the board of directors and as the Chairman of the Audit Committee of Indonesia Energy Corporation Limited (NYSE American: INDO). Mr. Peterson previously served as the president of the Taipei Taiwan Mission of The Church of Jesus Christ of Latter-day Saints, in Taipei, Taiwan from June 2018 to June 2021. Mr. Peterson served as an independent member of the Board of Directors of TRxADE HEALTH, INC (formerly Trxade Group, Inc.) from August 2016 to May 2021 (Nasdaq: MEDS). Mr. Peterson served as the Chief Executive Officer of PEDEVCO Corp. (NYSE American:PED), a public company engaged primarily in the acquisition, exploration, development and production of oil and natural gas shale plays in the US from May 2016 to May 2018. Mr. Peterson served as Chief Financial Officer of PEDEVCO between July 2012 and May 2016, and as Executive Vice President of Pacific Energy Development (PEDEVCO’s predecessor) from July 2012 to October 2014, and as PEDEVCO’s President from October 2014 to May 2018. Mr. Peterson joined Pacific Energy Development as its Executive Vice President in September 2011, assumed the additional office of Chief Financial Officer in June 2012, and served as a member of its board of directors from July 2012 to September 2013. Mr. Peterson formerly served as Interim President and CEO (from June 2009 to December 2011) and as director (from May 2008 to December 2011) of Pacific Energy Development, as a director (from May 2006 to July 2012) of Aemetis, Inc. (formerly AE Biofuels Inc.), a Cupertino, California-based global advanced biofuels and renewable commodity chemicals company (Nasdaq:AMTX), and as Chairman and Chief Executive Officer of Nevo Energy, Inc. (NEVE) (formerly Solargen Energy, Inc.), a Cupertino, California-based developer of utility-scale solar farms which he helped form in December 2008 (from December 2008 to July 2012). From 2005 to 2006, Mr. Peterson served as a managing partner of American Institutional Partners, a venture investment fund based in Salt Lake City. From 2000 to 2004, he served as a First Vice President at Merrill Lynch, where he helped establish a new private client services division to work exclusively with high-net-worth investors. From September 1989 to January 2000, Mr. Peterson was employed by Goldman Sachs & Co. in a variety of positions and roles, including as a Vice President. Mr. Peterson received his MBA at the Marriott School of Management and a BS in statistics/computer science from Brigham Young University.

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Donald Fell

Donald Fell has served as a director of Kernel since December 2022. Mr. Fell brings along a wealth of experience in the field of economics and business to Kernel. Mr. Fell has served as a director of PowerUp Acquisitions Corp. (Nasdaq: PWUP), a special purpose acquisition company, since August 2023. Mr. Fell served as a director of Semper Paratus Acquisition Corporation (Nasdaq: LSGT), a special purpose acquisition company from June 2023 until the completion of its initial business combination in February 2024. Mr. Fell also as a director of OceanTech Acquisitions I Corp. (Nasdaq: OTEC), a special purpose acquisition company since March 2023. Mr. Fell served as an independent director of Aesther Healthcare Acquisition Corp., a special purpose acquisition company, from 2021 until it consummated its initial business combination in February 2023. Mr. Fell has served as an independent director of TRxADE HEALTH, INC (Nasdaq: MEDS) since January 2014, as well as a director of Trxade Nevada since December 2013. He is presently Professor and Institute Director for the Davis, California-based Foundation for Teaching Economics and adjunct professor of economics for the University of Colorado, Colorado Springs. Mr. Fell held positions with the University of South Florida as a member of the Executive MBA faculty, Director of Executive and Professional Education and Senior Fellow of the Public Policy Institute from 1995 to 2012. Mr. Fell was also a visiting professor at the University of LaRochelle, France, and an adjunct professor of economics at both Illinois State University and The Ohio State University. Mr. Fell holds undergraduate and graduate degrees in economics from Indiana State University and his all but dissertation (ABD) in economics from Illinois State University. Through his work with the Foundation for Teaching Economics and the University of Colorado, Colorado Springs he has overseen graduate institutes on economic policy and environmental economics in 44 states, throughout Canada, the Islands and Eastern Europe.

Venkatesh Srinivasan

Venkatesh Srinivasan has a tremendous amount of experience in the pharmaceutical industry and currently serves as President of Micro Labs USA and previously served as President of Rising Pharma, USA and as President and CEO of Ascend Laboratories, USA where he grew the business, building a new team and strengthening processes and systems. In addition, Mr. Srinivasan served as a Director at Pfizer India. Mr. Srinivasan served as an independent director of Aesther Healthcare Acquisition Corp., a special purpose acquisition company, from 2021 until it consummated its initial business combination in February 2023.

Siva Saravanan

Siva Saravanan has more than 20 years of experience steering digital strategies and technology solutions for businesses. Mr. Saravanan is the Chief Digital Officer at Wavestone US, helping Fortune 1000 business and technology leaders accelerate digital transformation. Prior to joining Wavestone US, Mr. Saravanan was Chief Information Officer and SVP of Business Operations at Reviver, an exciting IoT start-up that creates connected digital license plates to enable true autonomous driving. He designed customer digital experiences, unified commerce, supply chain, field service operations and the digital agenda for Reviver. Mr. Saravanan was also VP for IT Digital Transformation and Program Delivery at Aristocrat Technologies. While at Aristocrat Technologies, he led the transformation of business systems for a leading high-tech gaming manufacturer. Mr. Saravanan spent many years at Verifone as a Senior Director supporting technology operations in 40+ countries and also taking on delivery responsibilities. At Verifone, he built a world-class global integrated supply chain network for agility and efficiency. Mr. Saravanan holds a M.S. in Systems Engineering from Tennessee State University and B.S. in Mechanical Engineering from Annamalai University in Chidambaram, India. He is also on the Advisory Board of NishTech Inc., a digital commerce company and the Advisory Council of George Washington University School of Business Digital Program. Mr. Saravanan is a member of Forbes Technology Council contributing regularly. Mr. Saravanan served as an independent director of Aesther Healthcare Acquisition Corp., a special purpose acquisition company, from 2021 until it consummated its initial business combination in February 2023.

Facilities

Kernel maintains its principal executive offices at 515 Madison Avenue, 8th Floor, Suite 8133, New York, New York 10022. The cost for this space is included in the $10,000 monthly charge to the Sponsor, which includes certain administrative and support services, which commenced on the date that Kernel’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination or its liquidation, pursuant to a letter agreement between Kernel and the Sponsor.

Legal Proceedings

To the knowledge of Kernel’s management, there are no legal proceedings pending against Kernel.

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Kernel’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “Kernel Group Holdings, Inc..,” “Kernel,” “our,” “us” or “we” refer to Kernel Group Holdings, Inc. The following discussion and analysis of Kernel’s financial condition and results of operations should be read in conjunction with the audited financial statements and the notes related thereto of Kernel contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

Kernel is a blank check company incorporated as a Cayman Islands exempted company on November 10, 2020. Kernel was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Kernel is an emerging growth company and, as such, Kernel is subject to all of the risks associated with emerging growth companies.

Kernel’s original sponsor was Kernel Capital Holdings, LLC, a Delaware limited liability company (the “Original Sponsor”). The registration statement for Kernel’s Initial Public Offering was declared effective on February 2, 2021. On February 5, 2021, Kernel consummated its Initial Public Offering of 30,475,000 units (the “Units” and, with respect to the Class A Ordinary Shares included in the Units being offered, the “Public Shares”), including 3,975,000 additional Units to cover the underwriters’ over-allotment (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $304.8 million, and incurring offering costs of approximately $17.4 million, of which approximately $10.7 million was for deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, Kernel consummated the private placement (“Private Placement”) of 8,750,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Original Sponsor, generating gross proceeds of approximately $8.8 million.

On December 28, 2022 (the “Effective Date”), Kernel entered into a purchase agreement with the Original Sponsor, and VKSS Capital, LLC, a Delaware corporation (the “New Sponsor” or “Sponsor”), pursuant to which the New Sponsor, or an entity designated by the New Sponsor, will purchase from the Original Sponsor 7,618,500 Class B Ordinary Shares, par value $0.0001 per share and 8,750,000 Private Placement Warrants, each of which is exercisable to purchase one Class A ordinary share, par value $0.0001 per share, for an aggregate purchase price of $1.00 payable at the time Kernel effects the initial Business Combination. Upon the closing of the initial Business Combination, New Sponsor shall also convey 2,000,000 Class B Ordinary Shares to the equity holders of the Original Sponsor, as of the Effective Date, pro rata based on the equity holders’ underlying interest in Kernel’s Class B Ordinary Shares as of the Effective Date.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $304.8 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Kernel’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Kernel’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time Kernel signs a definitive agreement in connection with the initial Business Combination. However, Kernel will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company.

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If Kernel is unable to complete a Business Combination within the Combination Period, Kernel will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Kernel to pay Kernel’s taxes that were paid by Kernel or are payable by Kernel, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Kernel board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to Kernel’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Charter Amendment and Share Redemptions

In an extraordinary general meeting held on February 3, 2023, shareholders approved the Charter Amendment, changing the structure and cost of Kernel’s right to extend the date (the “Termination Date”) by which Kernel must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Kernel and one or more businesses (a “business combination”), (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of Kernel’s Class A ordinary shares included as part of the units sold in Kernel’s initial public offering that closed on February 5, 2021 (the “IPO”) which is currently February 5, 2023 unless extended. The Charter Amendment allows Kernel to extend the Termination Date by up to six (6) one-month extensions to August 5, 2023 (each of which Kernel refers to as an “Extension”, and such later date, the “Extended Deadline”) provided that if any Extended Deadline ends on a day that is not a business day, such Extended Deadline will be automatically extended to the next succeeding business day. To obtain each 1-month extension, Kernel, its Sponsor or any of their affiliates or designees must deposit into Kernel’s Trust Fund with Continental by the deadline applicable prior to the extension the lesser of (x) $300,000 or (y) $0.06 per share for each of Kernel’s publicly held shares outstanding as of the deadline prior to the extension (after giving effect to redemptions in connection with the approval of the Charter Amendment by Kernel’s shareholders with respect to the first such extension). In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the Shareholders Meeting, holders of 22,848,122 of Kernel’s Class A ordinary shares (the “Public Shares”) exercised their right to redeem those shares for cash at an approximate price of $10.15 per share, for an aggregate of approximately $231.9 million. Following the payment of the redemptions, the Trust Account had a balance of approximately $74.7 million before the Extension Payment.

The shareholders of Kernel approved the Amendment to the Amended and Restated Memorandum and Articles of Association of Kernel (the “August Charter Amendment”) at the August 3, 2023 shareholders meeting, changing the structure and cost of Kernel’s right to extend the Termination Date by up to six (6) one-month Extensions to February 5, 2024, provided that if any Extended Deadline ends on a day that is not a business day, such Extended Deadline will be automatically extended to the next succeeding business day. To effect each Extension, Kernel, its sponsor or any of their affiliates or designees must deposit into Kernel’s Trust Account with Continental an Extension Payment (after giving effect to redemptions in connection with the approval of the August Extension Charter Amendment) the lesser of (x) $150,000 or (y) $0.04 per share for each of Kernel’s Public Shares outstanding as of the applicable Extended Deadline, unless the closing of Kernel’s initial Business Combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination. In connection with the approval of the Second Extension Amendment Proposal, the shareholders also approved a proposal to amend the Trust Agreement, pursuant to which Kernel’s Trust Agreement with Continental was amended to conform the procedures in the Trust Agreement by which Kernel may extend the date on which Continental must liquidate the Trust Account if Kernel has not completed its initial Business Combination to the procedures in the August Charter Amendment (the “Second Trust Amendment Proposal”).

In connection with the approval of the Second Extension Amendment Proposal and the Second Trust Amendment Proposal at the August 3, 2023 shareholders meeting, holders of 1,310,929 of Kernel’s Class A ordinary shares exercised their rights to redeem those shares for cash at an approximate price of $10.42 per share, for an aggregate of approximately $13.6 million. Following the payment of the redemptions, the year ended December 31, 2023 showed the Trust Account with a balance of $67,819,662 inclusive of extension payments.

On each of February 9, 2023, March 7, 2023, April 4, 2023, May 9, 2023, June 6, 2023, and July 5, 2023 Kernel deposited $300,000, and on each of August 3, 2023, September 5, 2023, October 5, 2023, November 6, 2023, and December 5, 2023 Kernel deposited $150,000 into the Trust Account to extend the date to consummate a Business Combination through March 5, 2023, April 5, 2023, May 5, 2023, June 5, 2023, July 5, 2023, August 5, 2023, September 5, 2023, October 5, 2023, November 5, 2023, December 5, 2023, respectively. As of December 31, 2023, cash deposited into the Trust Account in relation to the extensions amounted to $2,550,000.

Proposed Business Combination

On March 3, 2023, Kernel entered into a business combination agreement by and among Kernel, AIRO Group, Inc., a Delaware corporation (“ParentCo”), Kernel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ParentCo (“Kernel Merger Sub”), AIRO Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ParentCo (“AIRO Merger Sub”), VKSS Capital, LLC, in its capacity as the Sponsor, AIRO Group Holdings, Inc., a Delaware corporation (“AIRO Group Holdings”), and AIRO Group Holdings’ sponsor, Dr. Chirinjeev Kathuria, in the capacity as the representative for AIRO Group Holdings’ shareholders (the “Seller Representative”), and (as may be amended from time to time, including that certain First Amendment to the Business Combination Agreement, dated August 29, 2023, that certain Second Amendment to the Business Combination Agreement, dated January 16, 2024, that certain Third Amendment to the Business Combination Agreement, dated February 5, 2024, and that certain Fourth Amendment to the Business Combination Agreement, dated June 24, 2024, the “Business Combination Agreement”), pursuant to which, among other things, Kernel will change Kernel’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

In connection with the Domestication, each Class B ordinary share, par value $0.0001 per share, shall convert into a share of Class B common stock, par value $0.0001 per share, and each Class A ordinary share, par value $0.0001 per share, shall convert into a share of Class A common stock, par value $0.0001 per share. Further, each share of Class B common stock and each share of Class A common stock that is then issued and outstanding shall convert automatically, on a one-for-one basis, into one share of Kernel common stock (the “Kernel Common Stock”).

Following the Domestication, the parties will effect the merger of Kernel Merger Sub with and into Kernel, with Kernel continuing as the surviving entity as a wholly owned subsidiary of ParentCo (the “First Merger”). Immediately following the First Merger, AIRO Merger Sub will merge with and into AIRO Group Holdings, with AIRO Group Holdings continuing as the surviving entity as a wholly owned subsidiary of ParentCo (the “Second Merger” and the other transactions contemplated by the Business Combination Agreement, together, the “Transaction”).

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As consideration for the Second Merger, the holders of AIRO Group Holdings’ securities collectively shall be entitled to receive from ParentCo, in the aggregate, a number of shares of ParentCo common stock with an aggregate value equal to (the “AIRO Merger Consideration”) (a) $770,000,000 minus (b) the amount, if any, by which the net working capital is less than negative $500,000, plus (c) the amount, if any, by which the net working capital exceeds $500,000 (but not less than zero), minus (d) the amount, if any, by which the closing net debt exceeds the target net debt of $75,000,000, by more than $500,000 (but not less than zero), plus (e) the amount, if any, by which the target net debt of $75,000,000 exceeds closing net debt, minus (f) the amount, if any, by which the company transaction expenses exceed the target company transaction expenses of $14,000,000 (but not less than zero). In addition, holders of AIRO Group Holdings’ securities shall also be entitled to receive from ParentCo, in the aggregate, up to an additional 33,000,000 shares of ParentCo common stock, as additional consideration based on ParentCo’s achievement of certain revenue thresholds, as follows: (i) if ParentCo’s revenue for the fiscal year that includes the Closing Date is greater than or equal to $50,000,000, then ParentCo shall issue to each of the AIRO stockholders such stockholder’s pro rata share of 11,000,000 Earnout Shares; (ii) if ParentCo’s revenue for the first full fiscal year following the Closing Date is greater than or equal to $62,500,000, then ParentCo shall issue to each of the AIRO stockholders such stockholder’s pro rata share of 11,000,000 Earnout Shares; and (iii) if ParentCo’s revenue for the second full fiscal year following the Closing Date is greater than or equal to $78,100,000, then ParentCo shall issue to each of the stockholders of AIRO Group Holdings such stockholder’s pro rata share of 11,000,000 Earnout Shares.

The Business Combination Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the shareholders of Kernel and AIRO Group Holdings of the Transaction and the other matters requiring shareholder approval; (ii) approvals of any required governmental authorities and completion of any antitrust expiration periods; (iii) receipt of specified third party consents; (iv) no law or order preventing the Transaction; (v) the Registration Statement having been declared effective by the SEC; (vi) no material uncured breach by the other party; (vii) no occurrence of a Material Adverse Effect with respect to the other party; (viii) approval from Nasdaq for the listing of the shares of ParentCo’s common to be issued in connection with the Transaction; and (ix) reconstitution of the Post-Closing Board as contemplated under the Business Combination Agreement.

In addition, unless waived by AIRO Group Holdings, Inc., the obligations of AIRO Group Holdings to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by Kernel of the Related Agreements (as defined and described in greater detail below), customary certificates and other Closing deliverables: (i) the representations and warranties of Kernel being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to customary exceptions, including materiality qualifiers); (ii) Kernel having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Kernel since the date of the Business Combination Agreement which is continuing and uncured; (iv) the replacement of the Replacement Warrants and Replacement Options; (v) at the Closing, Kernel having $50,000,000 in Unencumbered Cash, including funds remaining in the trust account (after giving effect to the completion and payment of any redemptions and any Transaction Expenses) and the proceeds of the PIPE/Convertible Note Investment, fifty percent (50%) of any net cash proceeds of any capital investment raise and/or convertible debt raise conducted by Kernel during the period beginning on the effective date of the Business Combination and ending on the Closing Date, and any net cash proceeds of any executed agreements regarding a capital investment raise and/or convertible debt raise conducted by Kernel or ParentCo in which such cash proceeds are required to be paid to ParentCo during the thirty (30) day period beginning on the Closing Date.

Finally, unless waived by Kernel, the obligations of Kernel to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by Kernel of the Related Agreements (as defined and described in greater detail below), customary certificates and other Closing deliverables: (i) the representations and warranties of AIRO Group Holdings being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to customary exceptions, including materiality qualifiers); (ii) AIRO Group Holdings having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with by them on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to AIRO Group Holdings and its subsidiaries on a consolidated basis since the date of the Business Combination Agreement which is continuing and uncured; (iv) delivery of AIRO’s 2022 Audited Financials within 60 days of the Business Combination Agreement’s signing; (v) the completion of Kernel’s legal due diligence of AIRO Group Holdings and its subsidiaries to Kernel’s reasonable satisfaction; (vi) the replacement of the Replacement Warrants and Replacement Options; and (vii) the aggregate amount of all Indebtedness of the Target Companies due earlier than 180 days after the Closing (less Company cash at Closing) is less than Fifty Million U.S. Dollars ($50,000,000).

Nasdaq Delisting Notice

On July 7, 2023, Kernel received a notice (the “Nasdaq Notice”) from the Listing Qualifications Department of Nasdaq stating that, as of June 29, 2023, Kernel had failed to hold an annual meeting of shareholders within 12 months after its fiscal year ended December 31, 2021, as required by Nasdaq Listing Rule 5620(a) (the “Rule”) and therefore was not in compliance with the Rule. As a result, Nasdaq has advised Kernel that its securities would be subject to delisting unless Kernel timely requests a hearing before an independent Hearings Panel (the “Panel”). Accordingly, Kernel timely requested a hearing. The hearing request will stay the suspension of Kernel’s securities and the termination of registration of the securities with Nasdaq as required by the rules of the Securities and Exchange Commission pending the Panel’s decision and, therefore, Nasdaq’s notice has no immediate effect on the listing of Kernel’s Ordinary Shares, units or warrants on Nasdaq. The time and place of any hearing before the Panel will be determined by the Panel. There can be no assurance that the Panel will grant Kernel’s request for continued listing.

On September 1, 2023, Kernel received a letter (the “Nasdaq letter”) from the Listing Qualifications Department of Nasdaq stating that Kernel regained compliance under the Rule upon holding its annual meeting of shareholders on August 31, 2023.

On February 5, 2024 the Company received a notice (the “February 5, 2024 Nasdaq Notice”) from the Listing Qualifications Department of Nasdaq stating that the Company is not in compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company complete one or more Business Combinations within 36 months of the effectiveness of its initial public offering registration statement. The letter stated that unless the Company requests a hearing before the Nasdaq Hearings Panel (the “Panel”), trading of the Company’s securities on the Nasdaq Capital Market would be suspended at the opening of business on February 14, 2024. The Company requested a hearing before the Panel to request sufficient time to complete the previously disclosed proposed Business Combination with AIRO Group Holdings. The hearing request made pursuant to the Nasdaq Notice resulted in a stay of any suspension or delisting action, pending the hearing. However, there can be no assurance that the Company will be able to satisfy Nasdaq’s continued listing requirements, regain compliance with Nasdaq IM-5101-2, and maintain compliance with other Nasdaq listing requirements

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Liquidity, Capital Resources, and Going Concern

For the year ended December 31, 2023, net cash used in operating activities of $1,457,659, which was due to the Company net loss of $7,541,436, income from investments held in Trust Account of $2,260,223, gain on waiver of deferred underwriting commissions of $755,346, partially offset by an unrealized loss on changes in the fair value of warrant liabilities of $305,396, unrealized loss on fair value of derivative liabilities related to the forward purchase agreement of $6,261,728, amortization of debt discount of $1,415,773, and changes in working capital of $1,116,449.

For the year ended December 31, 2022, net cash used in operating activities was $311,850, which was due to unrealized loss on changes in the fair value of warrant liabilities of $12,299,146, income from investments held in Trust Account of $4,469,702, partially offset by our net income of $15,656,029, and changes in working capital of $800,969.

For the year ended December 31, 2023, net cash provided by investing activities of $243,675,328 included the proceeds from cash proceeds from the Trust Account of $246,225,328 to pay redeeming shareholders, partially offset by the investment of Advances to Trust Account of $2,550,000 in connection with the Extension Payments.

There were no cash flows from investing activities for the year ended December 31, 2022.

For the year ended December 31, 2023, net cash used in financing activities of $242,309,960 included payments to redeeming shareholders of $246,225,328, partially offset by proceeds from related party promissory notes of $2,215,368, and convertible promissory notes of $1,700,000.

For the year ended December 31, 2022, net cash used in financing activities was $70,000, which was a result of payment of offering costs.

As of December 31, 2023, we had $804 in our operating bank account and a working capital deficit of $7,822,239.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Original Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of $77,000 from the Original Sponsor under the Note, certain portion of the proceeds from the consummation of the Private Placement not held in the Trust Account, the Promissory Note of $2,500,000, and Convertible Promissory Note of $1,700,000. The Company repaid $77,000 of the loan from the Original Sponsor in February 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans. If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Management has determined that the Company has access to funds from the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company have determined that the liquidity condition, the date of the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 5, 2024. The financial statements do not include any adjustment that might be necessary if the Company are unable to continue as a going concern. The Company’s management plans to complete a Business Combination prior to the mandatory liquidation date.

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Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on Kernel’s financial position, results of Kernel’s operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus.

The escalation in October 2023 of the conflict between Israel and Hamas also could cause disruptions to global economic conditions and effect the stability of the Middle East region. It is unknown how long any of these disruptions will continue and whether such disruptions will become more severe.

The impact of these conflicts on the world economy is not determinable as of the date of these financial statements and the specific impact on Kernel’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Results of Operations

Kernel’s entire activity since inception up to March 31, 2024 was in preparation for Kernel’s formation and the Initial Public Offering, and since the closing of the Initial Public Offering, the search for an initial Business Combination. Kernel will not be generating any operating revenues until the closing and completion of Kernel’s initial Business Combination, at the earliest.

For the three months ended March 31, 2024, Kernel had a net loss of $820,553, which consisted of $427,852 in general and administrative expenses and $30,000 of related party administrative fees, an unrealized loss of $479,750 resulting from the change in fair value of warrant liabilities, and $204,028 in amortization of debt discount, partially offset by $321,077 of income from investments held in the Trust Account.

For the three months ended March 31, 2023, Kernel had net loss of approximately $2.7 million, which consisted of a non-operating loss of approximately $2.7 million resulting from the unrealized loss from change in fair value of warrant liabilities, amortization of debt discount of $32,404, interest expense of $1,830, $919,365 in general and administrative expenses and $30,000 of related party administrative fees partially offset by $959,464 of income from investments held in the Trust Account.

For the year ended December 31, 2023, Kernel had a net loss of $7,541,436, which consisted of $2,449,228 in general and administrative expenses and $120,000 of related party administrative fees, an unrealized loss of $305,396 resulting from the change in fair value of warrant liabilities, an unrealized loss on fair value of derivative liabilities related to the forward purchase agreement of $6,261,728, $1,415,773 in amortization of debt discount, $4,880 in interest expense, partially offset by $2,260,223 of income from investments held in the Trust Account, and $755,346 gain resulting from a waiver of deferred underwriting commissions.

For the year ended December 31, 2022, Kernel had net income of $15,656,029, which consisted of $4,469,702 of income from investments held in Trust Account and an unrealized gain of $12,299,146 resulting from the change in fair value of warrant liabilities, partially offset by $992,819 in general and administrative expenses and $120,000 related party administrative fees.

Related Party Transactions

Founder Shares

On November 19, 2020, the Original Sponsor paid an aggregate of $25,000 for certain expenses on behalf of us in exchange for issuance of 5,750,000 Class B Ordinary Shares (the “Founder Shares”). On January 11, 2021, Kernel effected a 1 for 1.25 forward stock split of the Founder Shares that increased the number of outstanding Founder Shares from 5,750,000 to 7,187,500 shares, and the Original Sponsor transferred an aggregate of 75,000 Founder Shares to the independent directors and an aggregate of 50,000 Founder Shares to the Former Advisors. On February 2, 2021, Kernel effected a 1 for 1.06 forward stock split of the Founder Shares that increased the number of outstanding Founder Shares from 7,187,500 to 7,618,750 shares and resulted in the Original Sponsor holding 7,493,750 Founder Shares. The Original Sponsor agreed to forfeit up to an aggregate of 993,750 Founder Shares to the extent that the option to purchase additional Units was not exercised in full by the underwriters or was reduced, so that the Founder Shares would represent 20% of Kernel’s issued and outstanding shares after the Initial Public Offering. On February 5, 2021, the underwriter fully exercised its over-allotment option; thus, these 993,750 Founder Shares are no longer subject to forfeiture.

The Sponsor agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which Kernel completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

On December 28, 2022, we entered into a purchase agreement with the Original Sponsor, and VKSS Capital, LLC, a Delaware corporation (the “New Sponsor” or “Sponsor”), pursuant to which the New Sponsor, or an entity designated by the New Sponsor, will purchase from the Original Sponsor 7,618,500 Class B Ordinary Shares, par value $0.0001 per share and 8,750,000 Private Placement Warrants, each of which is exercisable to purchase one Class A ordinary share, par value $0.0001 per share, for an aggregate purchase price of $1.00 payable at the time we effect the initial Business Combination. Upon the closing of the initial Business Combination, New Sponsor shall also convey 2,000,000 Class B Ordinary Shares to the equity holders of the Original Sponsor, as of December 28, 2022, pro rata based on the equity holders’ underlying interest in our Class B Ordinary Shares as of December 28, 2022.

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Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, Kernel consummated the Private Placement of 8,750,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Original Sponsor, generating gross proceeds of approximately $8.8 million.

On December 28, 2022, the Original Sponsor transferred all Private Placement Warrants to the New Sponsor.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If Kernel does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and Kernel’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Kernel’s officers and directors may, but are not obligated to, loan Kernel funds as may be required (“Working Capital Loans”). If Kernel completes a Business Combination, Kernel may repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, Kernel may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2023 and December 31, 2022, Kernel had no borrowings under the Working Capital Loans.

During the for the year ended December 31, 2023, Kernel entered into loan agreements with eleven investors and the Sponsor (the “Loan Agreements”). Pursuant to the Loan Agreements, the investors loaned the Sponsor a total of $2,500,000, which will in turn be loaned by the Sponsor to Kernel, to cover a portion of the extension fees with any remaining balance to be used for Kernel’s working capital. The Loan Agreements accrue 8% interest per annum and shall be repaid upon closing the initial Business Combination. Kernel intends to pay all principal under the Loan Agreement and shall not be responsible for the payment of any interest on the loans. As of December 31, 2023, the total amount drawn on the Loan Agreements was $2,215,368.

Forward Purchase Agreement

In February 2023, Kernel entered into a forward purchase agreement (the “Forward Purchase Agreement”) pursuant to which Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP (collectively the “Seller”), intends, but is not obligated, to purchase from the Company up to a maximum of 7,700,000 Class A ordinary shares (the “Forward Purchase Shares”) from holders (other than the Company or its affiliates) who have elected to redeem such shares in connection with the Business Combination. Purchases by Seller will be made through brokers in the open market after the redemption deadline in connection with the Business Combination at a price no higher than the redemption price to be paid by Kernel in connection with the Business Combination.

The Seller will determine in its sole discretion the specific number of Forward Purchase Shares (up to 7,700,000) that it will purchase, if any, and the obligation of Kernel to sell the Forward Purchase Shares is subject to the approval of the Seller’s manager following notice to the Seller that Kernel intends to enter into an agreement for a Business Combination.

The Forward Purchase Agreement also provides that the Seller is entitled to registration rights with respect to the Forward Purchase Shares. The proceeds from the sale of the Forward Purchase Shares may be used as part of the consideration to the Company in an initial Business Combination, expenses in connection with an initial Business Combination or for working capital in the post-Business Combination company. These purchases are required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for an initial Business Combination. The Forward Purchase Shares will be issued only in connection with the closing of an initial Business Combination.

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Kernel accounts for the Forward Purchase Agreement in accordance with the guidance contained in ASC 480-10, Distinguishing Liabilities from Equity - Preferred Stock Subject to Mandatory Redemption. Such guidance provides that because the Forward Purchase Agreement does not meet the criteria for equity treatment thereunder, the agreement must be recorded as a liability. Accordingly, Kernel classifies the Forward Purchase Agreement as an asset or liability at its fair value. This asset or liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the asset or liability will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statements of operations.

On November 27, 2023, Kernel, Seller, and AIRO entered into a mutual termination agreement (the “Mutual Termination Agreement”) to terminate the Forward Purchase Agreement. In consideration of the termination of the FPA, ParentCo agreed to issue 50,000 shares of common stock to an entity designated by Seller at the time of the closing of the Business Combination, which shares will have certain demand and piggyback registration rights. At the termination date Kernel assessed the fair value of the derivative liability - forward purchase agreement and determined the change in fair value to be immaterial. The derivative liability - forward purchase agreement was extinguished as a result of the Mutual Termination Agreement, and upon the derecognition of the liability, a reduction of $6.3 million was recorded as a gain to accumulated deficit.

Pursuant to the Mutual Termination Agreement, in the event that the closing of the Business Combination does not occur or Kernel otherwise fails to make the payment of the 50,000 shares, Kernel shall pay or cause to be paid a break-up fee equal to (i) all of Seller’s actual out-of-pocket reasonable and documented fees, costs and expenses relating to the transaction in an amount not to exceed $50,000, plus (ii) $500,000, payable by Kernel to the Seller, and (iii) reimbursement of reasonable and documented attorney fees and other reasonable out-of-pocket expenses related thereto actually incurred by Seller or its affiliates in connection with the transaction not to exceed $50,000.

Kernel considered the guidance under ASC 815, Derivatives and Hedging, and determined the consideration shares payment pursuant to the Mutual Termination Agreement described above met the scope exception within ASC 815-10-15-74. As such, the equity-classified contract was accounted for within equity at fair value as determined on the settlement date. The measurement date fair value of $53,100 was determined using Kernel’s share price on the settlement date, the number of shares pursuant to the Mutual Termination Agreement, and probability weighted for Kernel’s expected percentage of completing its Business Combination.

Administrative Services Agreement

Commencing on the date that Kernel’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination or its liquidation, Kernel agreed to pay the Sponsor $10,000 per month for office space, administrative and support services. For the three months ended March 31, 2024 and 2023, the Company incurred $30,000 for such services. As of March 31, 2024 and December 31, 2023, $320,000 and $290,000 were outstanding, respectively, and included in accrued expenses – related party as reflected in the accompanying condensed consolidated balance sheets.

For the years ended December 31, 2023 and 2022, the Company incurred $120,000 and $120,000 for such services, respectively. As of December 31, 2023 and 2022, $290,000 and $170,000 were outstanding, respectively, and included in accrued expenses – related party as reflected in the accompanying consolidated balance sheets.

Commitments and Contractual Obligations

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that Kernel register such securities. In addition, the holders will be entitled to certain demand and “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Kernel will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Kernel granted the underwriters a 45-day option from the final date of the prospectus relating to the Initial Public Offering to purchase up to 3,975,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On February 5, 2021, the underwriter fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, approximately $6.1 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $10.7 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. On May 24, 2023, the underwriters agreed to waive their rights to their portion of the fee payable by Kernel for deferred underwriting commissions, with respect to any potential business combination of Kernel. Of the total $10,666,250 waived fee, $9,910,904 was recorded as a reduction to accumulated deficit and $755,346 was recorded as a gain on the waiver of deferred underwriting commissions by underwriter in the statements of operations, following a manner consistent with the original allocation of the deferred underwriting fees.

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Critical Accounting Estimates

Derivative Warrant Liabilities

Kernel does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Kernel evaluates all of Kernel’s financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to Financial Accounting Standards Board (“FASB”) ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with the Initial Public Offering and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, Kernel recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of warrants issued in connection with the Private Placement has been measured by using the market value of the Public Warrants. The fair value of the warrants issued in connection with the Initial Public Offering was initially measured using a Monte-Carlo simulation and subsequently has been measured based on the market price at each measurement date when separately listed and traded. The determination of the fair value of the derivative liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

Kernel accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Kernel’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. Kernel’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of its control and subject to the occurrence of uncertain future events. Accordingly, as of Initial Public Offering, Kernel had 30,475,000 Class A Ordinary Shares subject to possible redemption, that are presented as temporary equity, outside of the shareholders’ equity (deficit) section of its balance sheets. In the six months ended June 30, 2023, 22,848,122 Class A Ordinary Shares were redeemed by shareholders.

Kernel recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A Ordinary Shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, Kernel recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

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Financial Instruments – Credit Losses

In January 2023, the Company adopted the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires an entity to utilize a new impairment model known as the current expected credit loss (CECL) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is to result in more timely recognition of credit losses. This guidance also requires new disclosures for financial assets measured at amortized costs, loans, and available-for-sale debt securities. The adoption of this standard did not have a material effect on the Company’s operating results or financial position as the only securities to which this standard applies are the U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, which the Company deemed to have no credit losses.

Net (Loss) Income per Ordinary Share

Kernel comply’s with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Kernel has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a Business Combination as the most likely outcome. Net (loss) income per ordinary share is calculated by dividing the net (loss) income by the weighted average number of ordinary shares outstanding for the respective period.

The calculation of diluted net (loss) income per ordinary share does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase 23,987,500 Class A ordinary shares in calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the three months ended March 31, 2024 and 2023. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Kernel has considered the effect of Class B ordinary shares that were excluded from the weighted average number as they were contingent on the exercise of over-allotment option by the underwriters. Since the contingency was satisfied, Kernel has included these shares in the weighted average number as of the beginning of the interim period to determine the dilutive impact of these shares.

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions.” The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company adopted this standard on January 1, 2024 and the impact was not material to the unaudited condensed consolidated financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Off-Balance Sheet Arrangements

As of December 31, 2023, Kernel did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Kernel qualifies as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Kernel is electing to delay the adoption of new or revised accounting standards, and as a result, it may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, Kernel is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” it chooses to rely on such exemptions it may not be required to, among other things, (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of Kernel’s Initial Public Offering or until Kernel is no longer an “emerging growth company,” whichever is earlier.

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BUSINESS OF AIRO

Formation of AIRO Group Holdings, Inc.

AIRO is a multi-faceted air mobility, autonomy and aerospace platform with differentiated technologies and capabilities that dynamically address high-growth market trends across the entire aviation and aerospace ecosystem.

After several years of preparation, the founders of AIRO formed AIRO Group, Inc., n/k/a Old AGI, Inc., a Delaware corporation (“Legacy AIRO”), for the purpose of acquiring and integrating various companies engaged in the aerospace and defense industry, including those that are discussed below. AIRO was formed on August 30, 2021, and Legacy AIRO became a wholly owned subsidiary of AIRO through a reorganization effective as of October 5, 2021. AIRO then entered into a series of transactions to develop its business across four primary divisions: (i) Advanced Avionics; (ii) Training; (iii) Uncrewed Air Systems; and (iv) Electric Air Mobility.

Advanced Avionics Division. AIRO’S Advanced Avionics Division is anchored by its wholly-owned subsidiary, Aspen Avionics, Inc. (“Aspen”). Aspen develops, manufactures, and sells avionics and electronic global position system (“GPS”) sensors for the general aviation (“GA”) systems, unmanned aerial systems (“UAS”), and eVTOL market segments. Aspen was formed on November 18, 2005. AIRO acquired Aspen on April 1, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Aspen, Legacy AIRO, AIRO, Aspen Merger Sub, Inc. and John Uczekaj as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of 2,575,758 shares of AIRO’s Common Stock.

Training Division. AIRO’S Training Division consists of two wholly owned subsidiaries, Coastal Defense Inc. (“CDI”) and Agile Defense, LLC (“Agile Defense”), which provide training and advisory services to the U.S. military and the private aerospace industry. Specifically, CDI provides close air support (“CAS”), intelligence surveillance and reconnaissance (“ISR”), unmanned ground systems, and target simulation services using fixed-wing aircraft with ground targeting focus to military customers. Agile Defense is a premier provider of advisory services to the U.S. military and the private aerospace industry based on the extensive experience of its founders and personnel. It has expertise in the areas of certification and regulatory compliance, high performance communications, modernization programs, quality management and safety and security, and missile defense. CDI was formed on October 26, 2004. AIRO acquired CDI on April 26, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among CDI, AIRO, Legacy AIRO, Coastal Merger Sub, Inc. and Jeffrey Parker as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $10.10 million and 1,818,182 shares of AIRO’s Common Stock. The promissory note bears no interest and was originally payable within five days of the closing of the Business Combination. On October 17, 2023, the parties signed a Promissory Note Termination Agreement whereby approximately ninety percent of the promissory note principal shall be converted into shares of AIRO’s Common Stock immediately prior to the closing of the Business Combination, with the remaining principal of $1,010,164 paid at closing of the Business Combination. Agile Defense was formed on May 4, 2006. AIRO acquired Agile Defense on February 25, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Agile Defense, Legacy AIRO, AIRO, Agile Defense Merger Sub, LLC and Joseph Burns as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $2.32 million. The promissory note bears no interest and is payable within five days of the closing of the Business Combination. On October 2, 2023, the parties signed a Promissory Note Termination Agreement whereby six of the seven note holders agreed to convert approximately ninety percent of the promissory note principal owed them into shares of AIRO’s Common Stock immediately prior to the closing of the Business Combination, with the remaining principal paid at closing of the Business Combination. Total principal of $807,524 pursuant to the original promissory note and remaining principal of $151,693 pursuant to the Promissory Note Termination Agreement shall be paid at closing of the Business Combination.

Uncrewed Air Systems Division. AIRO’s Uncrewed Air Systems Division consists of two wholly-owned subsidiaries, Sky-Watch A/S (“Sky-Watch”) and AIRO Drone, LLC (“AIRO Drone”), which provide drones, drone platforms and services used for civilian, commercial, and military applications. Specifically, Sky-Watch develops, manufactures, and sells mini unmanned aircraft systems (“mUAS”) for the defense and security segment of the aerospace industry, and AIRO Drone manufactures and customizes a variety of small unmanned aircraft systems (“sUAS”), operates drones in an AI-based commercial inspection service known as drones as a service (“DaaS”), and builds and operates a worldwide drone datacom network (“AIRO-NET”). Sky-Watch, a Danish company, was formed on December 1, 2009. AIRO acquired Sky-Watch on March 28, 2022, pursuant to the terms and conditions of an Equity Purchase Agreement by and among Sky-Watch, Legacy AIRO, AIRO, Dangroup ApS and Mekan I/S v/Per Pedersen & Claus Bo Jensen, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $12.88 million, 890,909 shares of AIRO’s Common Stock and earnout payments of up to $15.5 million based on the achievement of certain performance metrics for calendar years 2022 through 2024. The promissory note bears no interest and was originally payable on the earlier of August 31, 2022 or five days following the closing of the Business Combination. The parties have since amended the promissory note, which is now payable on the earlier of five days following closing of the Business Combination or June 30, 2024. AIRO Drone, an Illinois limited liability company, was formed on August 22, 2018. AIRO acquired AIRO Drone on February 25, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among AIRO Drone, Legacy AIRO, AIRO, AIRO Drone Merger Sub, LLC and Joseph Burns as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $2.09 million. The promissory note bears no interest and is payable within five days of the closing of the Business Combination. On October 2, 2023, the parties signed a Promissory Note Termination Agreement whereby nine of the ten note holders agreed to convert approximately ninety percent of the promissory note principal owed them into shares of AIRO’s Common Stock immediately prior to the closing of the Business Combination, with the remaining principal paid at closing of the Business Combination. Total principal of $448,934 pursuant to the original promissory note and remaining principal of $163,695 pursuant to the Promissory Note Termination Agreement shall be paid at closing of the Business Combination.

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Electric Air Mobility Division. AIRO’s Electric Air Mobility Division is anchored by its wholly owned subsidiary, Jaunt Air Mobility, LLC (“Jaunt”). Jaunt is a transformative aerospace company building the next generation of aircraft to meet the growing demands for faster, more affordable, and environmentally more sustainable travel over urban areas. Jaunt, a Delaware limited liability company, was formed on April 9, 2019. AIRO acquired Jaunt on March 10, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Jaunt, Legacy AIRO, AIRO, Jaunt Merger Sub, LLC and Martin Peryea as member representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of 5,343,124 shares of AIRO’s Common Stock.

Business Overview

AIRO leverages decades of industry expertise across the drone services, aviation, and avionics markets to offer a sector-leading enterprise providing best-in-class aerospace, UAM, and autonomy technologies and services. AIRO has brought together a complementary portfolio of well-positioned companies with differentiated and innovative technologies, which AIRO believes positions AIRO as the new mid-market aerospace & defense sector champion. AIRO’s six wholly owned subsidiaries are organized across four complimentary strategic divisions, each with a diverse set of partners and customers and each representing a large and fast-growing market segment: (i) Advanced Avionics; (ii) Training; (iii) Uncrewed Air Systems; and (iv) Electric Air Mobility.

AIRO provides a diversified product portfolio, ranging from established and mature product offerings to innovative drone and eVTOL solutions, with a balanced customer mix, both military and civil. By leveraging its international footprint, comprehensive regulatory license portfolio, diverse customer base and design, and manufacturing and operational expertise, AIRO believes it will successfully pursue opportunities worldwide and focus on high-growth markets. AIRO management also believes AIRO will benefit from synergies across its divisions and leverage further growth opportunities through new customer segments, expanded geographic coverage, and an extended product and service portfolio.

Advanced Avionics Division. Advanced avionics are the highly critical electronic systems used in aircraft and include communications, navigation, monitoring, flight-control systems, artificial intelligence, collision-avoidance systems, radar and electro-optics. Aspen develops, manufactures, and sells avionics and electronic GPS sensors for the GA, UAS, and eVTOL market segments. Aspen’s customers are located worldwide ranging from individual operators to dealers and large original equipment manufacturers (“OEMs”). Aspen’s advanced avionics products are focused on GA aftermarket and OEM display and integration and Connected Panel solutions. Aspen’s products have also been installed on legacy military aircraft including older generation jets and helicopters. Currently, Aspen supplies displays as an OEM option on Robinson helicopters. Aspen also supplies Connected Panel solutions for Pilatus and Honeywell that are installed in A300 Cargo aircraft. Aspen’s GPS sensors are sold for installation on GA and UAS/eVTOL platforms.

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Training Division. AIRO’s Training Division provides professional training and consulting services for clients within the aerospace and defense sector including customer specific solutions, adversary air (“ADAIR”), aircraft leasing, ab initio pilot training, and training or aviation consulting services. AIRO’s subsidiary, CDI, provides CAS, ISR, unmanned ground systems, and target simulation services using fixed-wing aircraft with ground targeting focus to military customers. CDI provides manned, piloted fixed-wing aircraft, suitable payload, surveillance and reconnaissance equipment, ground liaison officers and Joint Terminal Attack Controller instructors, and a certified aircrew to provide full joint theatre ISR and simulated ground strike training, which can include live munition deployment. CDI also provides unmanned automobile systems used for air or ground strike training. AIRO’s subsidiary, Agile Defense, provides prime and subcontract combat ADAIR services to the U.S. military, selected North Atlantic Treaty Organization (“NATO”) countries, and other international allies of the U.S., as well as supplemental and supporting services with training solutions focused on professional pilots in both the commercial and military sectors. Agile Defense also offers customers high-end, advisory and consulting solutions in the aerospace industry, drawing on its deep expertise in the areas of certification and regulatory compliance, high performance communications, modernization programs, quality management and safety and security, and missile defense.

Uncrewed Air Systems Division. AIRO’s Uncrewed Air Systems Division provides unmanned aerial vehicle (“UAV”) platforms and services used for civilian, commercial, and military applications including reconnaissance, surveillance, inspection, weather analysis and healthcare. AIRO’s subsidiary, Sky-Watch, has been focused on UAS and has developed and brought to market both multirotor and fixed-wing UAS. Further, Sky-Watch develops, manufactures, and sells mUAS for the defense and security segment of the aerospace industry. Its solutions target the front line of net-centric warfare concepts, interoperability trends, and force multiplier initiatives and its mUAS solutions are designed to increase speed and precision in operational decision-making through a new dimension and scale of mUAS-enabled situational awareness. Sky-Watch’s current mUAS solutions are operative in European Union (“EU”) and NATO countries, and both solutions have been tested and deployed in international markets in the Europe, Middle East, and Africa

(“EMEA”) region and the Asia-Pacific (“APAC”) region. AIRO’s subsidiary, AIRO Drone, manufacture and customize a variety of small sUAS, operating DaaS, and building and operating AIRO-NET. AIRO management believes AIRO Drone’s extensive background in design, engineering, and manufacturing drones (AIRO Drone was the first company in the U.S. to certify and fly an FAA N-Numbered small drone), its broad FAA, TCCA, EASA and operational experience, as well as its expertise in datacom networks, radios, and aircraft communications gives AIRO a very unique opportunity to build and grow an entirely new, low-risk product line for commercial drone operations.

Electric Air Mobility Division. AIRO’s Electric Air Mobility Division is developing urban transport systems that move passengers and cargo by air in urban and suburban areas. Jaunt’s electric aircraft is expected to be used for fixed route flights, on-demand trips, and military operations. Passenger transport encompasses urban transport systems that move people by air, including air taxis. The Jaunt Journey air taxi is a combination of a helicopter and a fixed-wing aircraft, with what AIRO believes are the best attributes of both rotary and fixed-wing aircraft configurations. AIRO management believes the Jaunt Journey air taxi provides a quieter configuration, a higher level of safety, and a lower operational cost than some of its competitors. The patented slowed-rotor compound (“SRC”) technology has flown on multiple Jaunt demonstrator aircraft, with over 300 piloted flight hours and 1,000 takeoffs and landings, to validate the core technology. Cargo transport refers to electric and hybrid-electric vertical takeoff and landing (“VTOL”) aircraft that offer new forms of cargo transport. While Jaunt’s primary focus is on passenger transport, it is actively pursuing the application of its aircraft in the cargo transport market as well as for military transport and intends to more fully develop that segment of AIRO’s Electric Air Mobility Division.

Market Opportunity Overview

AIRO believes recent technological, sector, geopolitical, financial, environmental, and social evolutions support the development of a new market leader. The aerospace and defense market is primed for significant growth as a result of the emergence of new technologies such as 5G, artificial intelligence, advanced autonomous vehicles, and advanced avionics. Advanced geolocation capabilities of 5G can provide high-resolution accuracy for drone navigation and UAM, helping to alleviate perceived market concerns and provide growth opportunities. The rise of UAM and air taxies, remote medical delivery services, and military aviation training support highlight some of these opportunities.

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In AIRO’s experience, the aerospace and military defense market encompasses a number of large market participants, and a substantial number of small companies, many with advanced technologies. AIRO believes that the small companies often lack access to capital necessary to advance their emerging technologies. AIRO believes the large companies are not structured and organized in a way to nimbly exploit new disruptive technologies and, as a result, may struggle to advance the industry with solutions that are simpler, more effective and oftentimes less expensive. AIRO’s management team believes the aerospace industry is at an inflection point where a well-capitalized, mid-tier company that also has experience identifying, acquiring, integrating, and growing smaller, advanced technology companies will have a strategic advantage in its market.

AIRO’s goal is to leverage technologies that span data systems, resupply-package delivery, military and civil aerospace training, military and commercial manned and unmanned aircraft systems, and avionics technologies. AIRO believes that AIRO will transform the aerospace industry due to the diversified offering of capabilities that will position AIRO to be a formidable mid-tier, full-spectrum aerospace company that offers end-to-end solutions for the industry.

AIRO believes that recent events in Europe and other areas will stimulate increased interest in military defense, surveillance, and preparedness by many nations, with corresponding increases in budgets and willingness to adopt new technologies and methods, for many years to come. AIRO believes AIRO is well positioned to become a significant supplier of equipment, technology, and services in this growing market segment.

Advanced Avionics Division. The increasing need to upgrade existing avionics systems, including flight control, communication, navigation, and monitoring systems, and to make them more technologically advanced is expected to drive the growth of the aerospace avionics market. Increasing air traffic and the subsequent rise in demand for advanced aircraft are key drivers that will fuel global aerospace-avionics market growth. Aerospace avionics is an amalgamation of systems designed to work in harmony to manage numerous aircraft operations, both on-ground and in-flight.

Several global regions, including the APAC and Middle East regions, are witnessing a considerable rise in passenger and cargo traffic, thereby adding significant impetus to the aerospace-avionics market demand. This surge has given rise to proliferation in demand for newer travel routes and cost-effective aviation services, resulting in an increase in both the numbers of routes and flights flown by commercial low-cost carriers.

Furthermore, aerospace avionics OEMs are poised to experience tremendous growth in the coming years due to the burgeoning number of new aircraft orders from charter and scheduled-service airlines. Emerging economies, including India and China, will continue to be pivotal drivers, fueling the demand for new aircraft with higher growth of their local low-cost carriers as their emerging middle classes transition into regular flying customers.

Training Division. The training market segment includes customer-specific needs, aircraft leasing, and training and aviation consulting services. The overall demand for military flight training is expected to remain constant as higher defense spending offsets simulator competition. AIRO will address and service customer needs in four distinct lines of business within the training division, as follows:

●	CAS services for the military.

●	ADAIR pilot training and services for the military.

●	Commercial pilot training geared toward individuals seeking professional careers in aviation, with a training curriculum that will provide ab initio training (initial flight training through multi-engine jet training).

●	Consulting services to businesses and entities in all aspects of professional and commercial aviation.

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Key drivers include outsourcing of military training, technological advancement and massive shortages of air transportation pilots. The commercial aviation industry alone faces a monumental task in providing crews and mechanics to fly and maintain existing aircraft and routes1 as discussed in Boeing’s Pilot and Technician Outlook 2021-2040.

Uncrewed Air Systems Division. AIRO believes AIRO is positioned to serve the growing markets of both sUAS and medium unmanned aircraft systems (“meUAS”) as well as the DaaS market, both internationally and domestic.

AIRO believes that the U.S. military’s transformation into a smaller, more agile force that operates via a network of observation, communication, and precision targeting technologies will continue to accelerate the acceptance and use of sUAS and meUAS military operations around the world. AIRO currently has four sUAS platforms: (1) the MAGPIE; (2) the Sentinel; (3) the Heidrun; and (4) the Huginn.

●	The MAGPIE is a fixed-wing commercial utility UAV with a configurable sensor platform. The MAGPIE was the first FAA-certified commercial drone in the U.S. The drone has fully autonomous takeoff and landing capability, which does not require a catapult or recovery system, and allows for up to 90 minutes of flight-time endurance at speeds up to 60 knots.

1BOEING CO., PILOT AND TECHNICIAN OUTLOOK 2021-2040, at 2 (2021), available at https://www.boeing.com/resources/boeingdotcom/market/assets/downloads/BMO_2021_Report_PTO_R4_091321AQ-A.PDF.

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Figure 1. MAGPIE.

●	The Sentinel is a multirotor vehicle that can operate in either a free-flight or tethered mode of operation. In tethered mode, the drone can operate up to 350 feet and has an unlimited flight time. The Sentinel can be programmed for either pre-planned or autonomous flight, can launch and recover in small areas, and can carry a variety of sensor payloads with connected thought cloud-based technology and applications.

Figure 2. Sentinel.

●	The Heidrun is a fully autonomous, fixed-wing, mini drone for low altitude reconnaissance and target acquisition. The Heidrun is ideal for collecting immediate data from any mission-critical area without exposing the operator to any danger.

Figure 3. Heidrun.

●	The Huginn is a VTOL UAV tailored for dismounted operations. The Huginn is launched within minutes and provides a better overview while enabling instant situational awareness. The Huginn X1 comes as a backpack deployment patrol kit.

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Figure 4. Huginn X1.

These systems provide critical observation and communications capabilities serving the increasing demand for actionable intelligence, while reducing risk to individual “warfighters.” Using sUAS and meUAS can provide real-time observation and communication capabilities directly to the small units who control them and to commanders.

As the industry further matures, AIRO believes aircraft and their components and subsystems will become more commoditized, and more industry growth will develop in the areas of services and service-derivative revenue. AIRO has observed that service opportunities are now moving up-market, with larger companies exploring the benefits of drone technology, and how to prudently apply drones to their operations within the construct of their need for credible providers with suitable assurances of safety, professionalism, training and certification, IT security, and application of advanced analytics to drone-derived data. This aligns well with AIRO’s strategy, which emphasizes the provision of multiple types of value-added solutions to user and industry needs, in addition to drone operations. Industrial/commercial users of drone services need actionable information and decision support tools, rather than “raw” drone-collected data. Customers prefer their information to be processed, managed and delivered securely and in accordance with their specific company-wide IT systems and procedures. AIRO believes its model provides the value-added advanced analytics, IT security, cloud-based IT system interface, drone operator safety and security processes, training, and AIRO-NET communication system access that customers will demand.

Total World Market

Goldman Sachs estimates a worldwide market opportunity for drones of $100 billion.2 According to industry analysts, the commercial drone market worldwide revenue was over $2.60 billion in 2016, and estimates range from $10–$13 billion in global commercial revenue by 2025, with continued growth expected (See Figure 5).

2GOLDMAN SACHS, Drones: Reporting for Work (Mar. 2016), https://www.goldmansachs.com/insights/technology-driving-innovation/drones/.

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Source: Statista Research & Analysis3

Figure 5. Projected Uncrewed Air Systems Global Revenue.

Commercial use of drones is gaining steady momentum as multiple industries are working with drones as part of their daily regular business functions. The market for commercial and civilian drones grew at a CAGR of 19% between 2015 and 2020, compared with 5% CAGR on the military side. Sophisticated drones could soon be doing thousands of everyday tasks including fertilizing crop fields on an automated basis, monitoring traffic incidents, surveying hard-to-reach places, and transporting various types of cargo. According to the Association for Unmanned Vehicle Systems International’s 2013 report, the impact of commercial drones in the U.S. could result in more than $82 billion in economic impact and an additional 100,000 jobs in the U.S. by 2025.4

Total U.S. Market

According to industry research group Drone Industry Insights, the U.S. commercial drone market is one of the largest national drone markets in the world and, together with the Chinese drone market, accounts for more than two-thirds of the global drone market size. Regionally, however, revenue from the Asian drone market surpassed that of the North American drone market in 2019. The Asian drone market is expected to maintain its dominance as the leading regional market with a considerable margin in 2025.5 After legalizing drones in 2018, India’s drone market is expected to be one of the fastest growing in the world and the third largest by 2024.6

Drone Communication Services. It is AIRO’s intent to become the dominant infrastructure service provider for drone communications. As discussed above, communication services will become the key enabler for Beyond Visual Line of Sight (“BVLOS”) operations in controlled and managed airspace environments. AIRO intends to capture at least 50% of the drone communications market. AIRO is designing financial models to quantify revenue and cost. Its projected horizon for implementing the drone communication services component of its business is currently between 18 and 24 months following completion of the Business Combination.

3STATISTA, Projected Commercial Drone Revenue Worldwide from 2016 to 2025 (2022), https://perma.cc/VC4L-SUVP.

4ASS’N FOR UNMANNED VEHICLE SYS. INT’L, THE ECONOMIC IMPACT OF UNMANNED AIRCRAFT SYSTEMS INTEGRATION IN THE U.S. 2-3 (Mar. 2013), https://perma.cc/R4QE-6XBA.

5Lukas Schroth, The Drone Market Size 2020-2025: 5 Key Takeaways, Drone Industry Insights (June 22, 2020), https://droneii.com/the-drone-market-size-2020-2025-5-key-takeaways.

6RESEARCH & MARKETS, Global $43 Bn Commercial & Private Drone Market to 2024, GLOBE NEWSWIRE (Dec. 18, 2019), https://perma.cc/5W9A-BYK5.

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Electric Air Mobility Division. UAM is an emerging form of air transportation service that uses advanced air vehicles (“AAVs”) to provide passenger transportation and logistics services in low-altitude airspace within or around an urban area. In a 2021 industry report, Morgan Stanley estimates that the global UAM market is expected to be approximately $1.00 trillion to $4.40 trillion by 2040.7 Half of the world’s population lives in cities today, and the United Nations predicts that by 2050, 70% of the population will live in cities. This migration has led to unprecedented traffic congestion, with a noticeable inability to scale ground infrastructure. Additional studies of the UAM market by several organizations (Goldman Sachs,8 KPMG,9 and Deloitte10) also show significant market potential and substantial aircraft demand in the market. The largest segment of the urban air addressable market is shared mobility and passenger transportation, while cargo logistics and military and defense are also expected to provide a substantial market opportunity.11

The increasing public consensus that the adoption of sustainability initiatives is critical to preserve the environment and reduce emissions has accelerated the implementation of government regulations, created additional federal and state incentives, started to meaningfully influence consumer behavior, and has led to an increased focus by corporations on their emissions standards and targets. This in turn has created greater interest in aircraft electrification.

Passenger-grade AAVs have the potential to provide an alternate, fast, safe, efficient and environmentally friendly means of transportation, particularly for short- to medium-distance travel. Passenger-grade AAVs are expected to be used in a wide variety of scenarios, including shuttle service (to and from airports and other high traffic locations), regional inter-city transportation, intra-city transportation in high traffic conditions, daily commuting, sightseeing, search and rescue, and emergency and disaster response12.

Population growth and urbanization are powerful megatrends that are stretching ground-based transportation infrastructure to its limits. 55% of the world’s 7.63 billion people lived in urban areas in 2018. The top 33 megacities alone were home to more than 529 million inhabitants, and the UN predicts that by 2050 the world’s urban population will grow by an additional 2.50 billion people.13 AIRO expects these trends to continue post-COVID-19 pandemic. Transportation is the lifeblood of urban areas, and population growth combined with increased urbanization will continue to push existing infrastructure to the brink.

Expanding ground-based networks to address congestion and move people cost-effectively through cities has become increasingly difficult. The cost of transportation infrastructure has consistently outpaced inflation over the past fifty years, putting an ever-increasing strain on national, regional and municipal budgets. New light rail lines cost more than $100 million per mile in the U.S. and routinely exceed twice that number. Moving beneath the surface to expand subway networks is even more expensive, with new subway lines typically costing nearly $1 billion per mile or more.14 AIRO believes these ground-based networks cannot scale efficiently and the costs are prohibitive. AIRO believes that cities need a new, sustainable mobility solution.

7MORGAN STANLEY RESEARCH, “eVTOL/Urban AIR Mobility TAM Update: A Slow Take-Off, But Sky’s the Limit,” May 6, 2021, available at https://advisor.morganstanley.com/the-busot-group/documents/field/b/bu/busot-group/Electric%20Vehicles.pdf.

8GOLDMAN SACHS, “The Future of Mobility,” June 4, 2019, available at https://www.goldmansachs.com/insights/pages/gs-research/future-of-mobility/report.pdf.

9KPMG, “Getting Mobility Off the Ground,” 2019, available at https://assets.kpmg/content/dam/kpmg/ie/pdf/2019/10/ie-urban-air-mobility.pdf.

10Aijaz Hussain, David Silver, Advanced Air Mobility, DELOITTE INSIGHTS (Jan. 26, 2021), https://www2.deloitte.com/us/en/insights/industry/aerospace-defense/advanced-air-mobility.html.

11Hussain & Silver, supra note 10.

12EHang, The Future of Transportation: White Paper on Urban Air Mobility Systems (Jan. 15, 2020), https://www.ehang.com/app/en/EHang%20White%20Paper%20on%20Urban%20Air%20Mobility%20Systems.pdf.

13U.N. DEP’T OF ECONOMIC & SOC. AFFAIRS, WORLD URBANIZATION PROSPECTS: THE 2018 REVISION (2019).

14Alon Levy, Why It’s So Expensive to Build Urban Rail in the U.S., BLOOMBERG (Jan. 26, 2018), https://www.bloomberg.com/news/articles/2018-01-26/the-u-s-gets-less-subway-for-its-money-than-its-peers.

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The key drivers for the future growth of the passenger UAM market include:

●	Increasing traffic congestion;

●	Advancement of technologies in aviation and batteries;

●	Increasing public acceptance of UAM;

●	Developing telecommunication and ground infrastructure; and

●	Increasing public awareness of environmental protection.

AAVs are ideal for delivery of medium-distance logistics and have the potential to be used in long-haul transportation. The logistics UAM market is at a nascent stage, with several companies having successfully completed their first pilot delivery programs, including Matternet Inc., UPS Flight Forward Inc., and Zipline International Inc. With rising labor costs related to ground transportation and the continued advancement in AAV technology, AIRO expects that logistics solutions based on AAVs will become more popular in the future.

The key drivers for the cargo transport UAM market include:

●	Growing prevalence of e-commerce;

●	Unmet logistics demands in remote areas;

●	Technological upgrades in key components and control systems;

●	Increasing traffic congestion; and

●	Developing telecommunication and ground infrastructure support.

Impact of COVID-19. While COVID-19 has not had a negative impact on the value of AIRO’s suite of patented technologies, the activities in the Uncrewed Air Systems Division and Training Division that focus on sales, marketing and manufacturing have been negatively impacted as some customers experienced budget reallocations and program postponements on otherwise approved procurements. It has been difficult to conduct critical customer demonstrations, deliver equipment, and train customers due to national quarantine regulations in many countries where AIRO’s customers are located. New customer acquisition has also suffered due to cancelled and postponed customer meetings, both international and domestic. AIRO has experienced a significant negative effect on lead times and accessibility to critical UAV system components, which has delayed and prevented both deliveries and demonstration activities and negatively impacted its ability to acquire aircraft. AIRO’s Advanced Avionics Division has also experienced supply chain issues, similar to its market segment, primarily driven by lower orders, as customers reduce their purchases, and lower production rates due to unpredictable employee absences due to infections. Moreover, recently the division has experienced reduced parts deliveries due to infections at suppliers’ facilities, which often leads to price premiums and larger minimum order requirements. AIRO’s Electric Air Mobility Division has been the least impacted, with the exception of slower coordination between AIRO and its supply base. AIRO’s Electric Air Mobility Division has not experienced, and AIRO does not anticipate that it will experience, a material impact on future growth outlook due to COVID-19.

Products and Services

Advanced Avionics : Current Products. AIRO’s Advanced Avionics Division develops, manufactures, and sells avionics and electronic GPS sensors for GA, UAS, and eVTOL market segments. Aspen’s customers are located worldwide ranging from individual operators to dealers and large OEMs.

Aspen’s avionics products are focused on GA aftermarket, OEM display and integration, and Connected Panel solutions. Aspen’s avionics have also been installed on legacy military aircraft including older generation jets and helicopters. Currently Aspen supplies displays as an OEM option on Robinson helicopters. Aspen also supplies Connected Panel solutions for Pilatus and Honeywell that are installed in A300 Cargo aircraft. Aspen’s GPS sensors are sold for installation on GA and UAS/eVTOL platforms.

Aspen’s Evolution Flight Display System line of products includes glass panel primary flight displays (“PFDs”) and multi-function displays (“MFDs”) and is a preferred retrofit solution for legacy GA aircraft. It is designed as a low-cost modular platform to supply a range of features from basic PFD to sophisticated MFD capabilities. AIRO estimates that there are over 15,000 GA aircraft flying with Aspen displays. AIRO’s strategy is to provide a robust hardware platform with low acquisition and install costs that feature open system interfaces and ability to interface to legacy and new technology avionics in GA aircraft. The platform was designed to affordably update to new technologies minimizing installation costs to upgrade. AIRO’s Advanced Avionics Division is currently developing its next generation display system focused on large-screen glass applications for GA and eVTOL platforms.

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Figure 6. The next generation of Evolution Flight Display System display, featuring glass panels, PFD, and MFD.

Aspen’s Connected Panel product is a smart bridge between installed avionics systems and aviation applications and provides tablet connectivity to avionics panels. Aspen was one of the first to market with this capability and secured programs with Pilatus on both the Pilatus PC12 turboprop and the PC24 business jet. Additionally, Aspen has offered a version of its Connected Panel solution on A300 Freighter aircraft. The Connected Panel platform is designed to be extendable to many potential applications including datalink, data recording, fourth generation broadband cellular networks (“4G”), and 5G applications.

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Figure 7. Connected Panel provides two-way communications between panel avionics and personal smart devices.

Aspen’s NexNav GPS products offer solutions for manned and unmanned aircraft applications. The NexNav products are certified on over 600 different aircraft makes/model and are also installed on many UAS/eVTOL platforms.

Figure 8. Global Navigation Satellite System solutions: (1) Trig TN70 GNSSU (left); (2) Genesys 42-015002 GNSSU (center); (3) IS&S 9B-87010 GNSSU (right).

Advanced Avionics : New Products in Development. Aspen is developing a new line of large format avionics displays for the larger GA aircraft and the emerging eVTOL market. The product line is currently under development and will be integrated into AIRO’s EAM division platforms. It is being bid to supply several third-party eVTOL platforms and AIRO believes that the new displays will widen its customer base by expanding its market. The emerging eVTOL market is expected to create opportunities for AIRO’s Advanced Avionics Division. AIRO believes the market may create demand not only for its display products, but also for the existing GA class III, defined as an aircraft greater than 6,000 lbs. and not used for commuter applications. Over the next 10 years AIRO expects to broaden its advanced avionics offerings to include flight controls and integrated navigation into its next generation integrated display avionics to adapt to anticipated eVTOL and OEM opportunities.

Aspen continues to upgrade its line of Connected Panel products to provide 5G connectivity and enhance data recording capabilities. Regulatory bodies have called to expand the need for lightweight low cost data recorders. Both TCCA and EASA have moved toward requiring them on GA aircraft. Aspen’s Connected Panel line of products is being developed to add 5G capabilities and crash resistant technologies to enter this market. Current products designed for the air transport market are heavy (a significant consideration for payload restricted aircraft including eVTOL) and expensive. AIRO believes Aspen’s less expensive and materially lighter products differentiate AIRO from its competition and will fuel growth for its advanced avionics line of products.

Training. AIRO’s Training Division provides CAS, ISR, unmanned ground systems, and target simulation services using fixed-wing aircraft with ground targeting focus to military customers. CDI provides manned, piloted fixed-wing aircraft, suitable payload, surveillance and reconnaissance equipment, ground liaison officers and Joint Terminal Attack Controller instructors, and a certified aircrew to provide full joint theatre ISR and simulated ground strike training, which can include live munition deployment. CDI also provides unmanned automobile systems used for air or ground strike training, which include automated vehicles of various types and capabilities customized to meet training mission demands.

CDI employs highly trained special operations veterans, and its personnel have years of real-world experience on the battlefield and in the global war on terror. CDI’s personnel have collectively planned and executed hundreds of missions, which include air support, unmanned systems, full motion video systems (ROVER, MVR), and infiltration and exfiltration techniques. CDI’s personnel develop, integrate, and evaluate new equipment, and modify existing equipment to fit customized military orders and mission training. These customizations include, without limitation, aircraft, surveillance, and automobile equipment.

CDI is an approved participant under certain multiple awards, indefinite-delivery/indefinite-quantity contracts (the “Contracts”) issued by the U.S. military. The approved Contract participants such as CDI bid on task orders as they are issued by the U.S. military pursuant to those Contracts. The U.S. military chooses winning bids based on such factors as cost, certainty of fulfilling the requirements of a specific task order, safety records, and other factors. CDI is a current participant under two such Contracts. The first is for Combat Air Force CAS services. The CAS Contract was awarded in 2019 and expected to be completed in 2024, with a combined not-to-exceed aggregate award of $6.4 billion across all task orders and participants. The second is for terminal attack controller trainer (“TACT”) services. The TACT Contract was awarded in 2019 and expected to be completed in 2024, with a combined not-to-exceed aggregate award of $249 million across all task orders and participants. In addition to the Contracts, CDI also bids quarterly on individual contracts and purchase orders to provide ISR support services, including a current contract award through Q2 2023. AIRO’s current fleet of aircraft in its Training Division works at almost maximum capacity at present, before accounting for additional Contracts or task orders. AIRO requires additional aircraft and related equipment in order to bid and complete future task orders and to expand into ADAIR services, which AIRO expects will drive important revenue and profit growth.

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AIRO’s Training Division also provides aircraft leasing, training and aviation consulting services to defense civilian and commercial industries and serves the defense, civil and military training markets primarily in the U.S. Historically, Agile Defense has provided advisory services to the U.S. military and the private aerospace industry. Many of Agile Defense’s consulting projects have been classified engagements where they have been trusted to define, design, and implement solutions to protect critical assets. Expertise in the areas of certification and regulatory compliance, high performance communications, modernization programs, quality management, safety and security, and missile defense have provided significant benefits to Agile Defense’s clients. AIRO expects that the primary customers of Agile Defense will be the branches of the U.S. military requiring ADAIR and CAS training services. There is a large foreign military demand for contracted services currently being provided by a few of AIRO’s competitors. AIRO believes these foreign contracts will be available to Agile Defense upon acquisition of suitable aircraft.

Figure 9. Close Air Support.

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Figure 10. Adversary Air.

Figure 11. Commercial Training.

Uncrewed Air Systems. AIRO’s Uncrewed Air Systems Division focuses on UAVs, operating with various degrees of autonomy, either under remote control by a human operator or autonomously via auto pilot. UAVs are used for civilian, commercial, and military applications. Military applications include reconnaissance, surveillance, and defense services. Civilian and commercial applications include inspection, survey, mapping and photography, archaeology, weather analysis, conservation, healthcare, search and rescue and construction applications.

Sky-Watch, AIRO’s international drone company, provides and develops a complete suite of UAV products, technology, and system integration for worldwide defense, security and civil use. Its products serve the defense and military market with a focus on mini and small tactical UAVs. Sky-Watch has focused on UAS and has developed and brought to market both multirotor and fixed-wing UAS. Sky-Watch’s current mUAS solutions are operative in EU and NATO countries, and both solutions have been tested and deployed in international markets in the EMEA and APAC regions.

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Figure 12. The Heidrun is a fully autonomous, fixed-wing, mini drone for low altitude reconnaissance and target acquisition.

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Figure 13. Antenna Tracker companion to Heidrun platform.

Figure 14. The Heidrun can be rapidly deployed in the field for low-altitude drone reconnaissance or surveillance.

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Figure 15. The live video Heidrun payload option (left) is a dual-channel EO/IR stabilized camera. The still camera mapping payload option (right) combines an APS-C size Exmor™ CMOS image sensor with a BIONZ X™ processor to produce high-precision 24 MP images.

Figure 16. The Huginn X1.V3 is designed for tactical operations as surveillance and reconnaissance missions.

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Figure 17. With the Automated Hand Launch and Retrieval feature, Huginn X1.V3 can be launched and retrieved from hand and highlights the fast response time to establish “eye in the sky” view.

Figure 18. Sky-Watch Drone Manager V2.0.0 offers a tablet-user interactive experience.

Based on Sky-Watch’s sales experience, AIRO believes military commanders and security officers understand that UAS assets improve situational awareness and thus strengthen efficiency and quality in decision making whether it be in the battlespace or in any other intelligence, surveillance, or reconnaissance task. But it also understands that the mUAS procurement process is a highly politically influenced activity in most national defense and security markets. Although AIRO believes the value propositions of Sky-Watch’s mUAS solutions are strong, and the low cost of ownership of open architecture, open source and commercial off-the-shelf (“COTS”)-based mUAS solutions available are in stark contrast to the legacy systems currently deployed, national industrial defense politics and system inertia, from time to time, may prevent, prolong, or limit sales opportunities and related revenue streams. Sky-Watch is currently in the market entry phase of its development and growth, which is a phase where predictability of and performance levels in revenue generation and operational results may thus be compromised and/or fluctuate significantly.

AIRO Drone, AIRO’s domestic drone company, provides operational DaaS services and designs and integrates sensor platforms as well as ground-based and aerial subsystems. Its products serve the industrial inspection, civil engineering, insurance, construction, energy, transportation, agriculture, and security markets. Its current line of products and services consist of drone procurement and sales, DaaS and the development of AIRO-NET. The drones consist of a tethered drone system, a fixed-wing aircraft, a unique reseller relationship with Airgility, Inc. for their GPS-denied small drone line, and a large array of sensor and custom data derivation from drone operations. AIRO’s DaaS service line is an AI-based service model to be performed for companies to inspect properties and operations that were previously performed by manpower and manned aviation, such as helicopter, models. The data gathered from inspections is then delivered to the customer platform of choice such as IBM Bluemix, Microsoft Azure, or Amazon Web Services. Finally, AIRO-NET is a unique drone data Virtual Private Network (“VPN”) that will provide real-time secured command and control, and streaming data (such as electro-optical/infrared video) directly to the operator and customer. This type of service is a recurring business model and is currently performed, quite unstandardized, by most individual operators.

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Figure 19. Drone hardware (sUAS) products.

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Figure 20. Drones as a Service (DaaS) applications.

Figure 21. AIRO-NET Total IoT applications.

Electric Air Mobility. AIRO’s EAM company, Jaunt, is a development-stage, aerospace company and currently has no products available for sale, license, or use. Jaunt’s advanced technology is protected by a valuable portfolio of patents with additional patents in the process of being granted. Analyzed by Randolph Square IP (“RSIP”), Jaunt’s patent portfolio RSIP Score is 134%. The RSIP Score is the ratio of the portfolio to cohort grades and provides a comparison to companies innovating in the same space. Anything over 100% indicates that the subject portfolio contains above-average assets. Jaunt also has the trade secrets and proprietary intellectual property associated with the development of SRC technology, including the extensive experience and flight test data from the demonstrator aircraft.

The Jaunt Journey air taxi is a combination of a helicopter and fixed-wing eVTOL aircraft, with what AIRO believes to include the best attributes of both rotary and fixed-wing. AIRO believes Jaunt’s eVTOL aircraft provides the highest level of safety, the quietest configuration, and the lowest operational cost. The patented SRC technology has flown on multiple Jaunt demonstrator aircraft, with over 300 piloted flight hours and 1,000 takeoffs and landings, to validate the core technology.

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Jaunt plans to certify under existing CAR 529 Transport Category Rotorcraft airworthiness rules. In contrast to the Part 23 Small Airplane Normal Category rules being pursued by other AAM companies, this provides a clear path to eVTOL certification with safety standards equivalent to commercial airliners. Jaunt will certify through TCCA, capitalizing on TCCA’s bilateral agreements with the FAA and EASA to obtain world-wide approval and access to the global market.

Jaunt’s eVTOL aircraft will be certified as a single pilot IFR (instrument flight rules) and comply with Category Enhanced of EASA SC-VTOL-01 by:

●	using System Safety Assessment processes (ARP 4761 with ARP 4754A) that are industry standard for Commercial Transport Aircraft (ED79A),

●	designing flight critical systems to meet the requirements of a probability of catastrophic failure of less than 10-9 per flight hour (less than once every billion flight hours),

●	developing robust software design processes to meet Development Assurance Level A for functions that could exhibit catastrophic failures,

●	meeting requirements for bird strike, fatigue and damage tolerance, lightning strike, fire protection, and designing and incorporating elements for crashworthiness right from the conceptual stage.

This approach puts the design of Jaunt’s eVTOL aircraft in line with the commercial airliners in terms of safety and robustness.

AIRO also believes that Jaunt benefits from its innovative supplier cost sharing strategy, whereby suppliers are deferring the cost of their non-recurring engineering (“NRE”), reducing Jaunt’s initial funding requirements.

Aircraft sales will be through direct sales and leasing, similar to the current aircraft market. Jaunt intends to establish an in-house sales and marketing team to sell to the global air mobility markets. In addition to focusing on traditional aircraft buyers, Jaunt intends to sell to emerging AAM operators.

Since 2021, Jaunt has signed multiple non-binding letters of intent (each, an “LOI”) and other nonbinding agreements with flight operators for acquisition of its Jaunt Journey air taxis. On December 21, 2021, Flapper Tecnologia S.A. (“Flapper”) and Jaunt signed an LOI pursuant to which Flapper intends to acquire up to 25 aircraft starting in 2026. On the same date, Walle Mobility, Inc. (“Walle”) and Jaunt signed an LOI pursuant to which Walle intends to acquire 20 aircraft starting in 2026. On April 8, 2022, Jaunt signed a LOI with Vertiko Mobilite, Inc. (“Vertiko”) pursuant to which Vertiko intends to acquire 73 aircraft starting in 2026. On August 19, 2022, Jaunt signed an LOI with MintAir Co., LTD (“MintAir”) pursuant to which MintAir intends to acquire ten aircraft, with an option to purchase an additional 30 units. On January 12, 2023, Jaunt signed an LOI with REDWINGS S.A. DE C.V. to acquire ten aircraft, with an option to purchase an additional ten units. On March 28, 2023, Jaunt signed a Memorandum of Understanding with Fly Blade (India) Private Limited (“BLADE India”), pursuant to which BLADE India intends to acquire 150 aircraft, with an option to purchase an additional 100 units.

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Figure 22. The Jaunt Journey aircraft is a leader in slowed rotor compound (SRC) technology.

Figure 23. Jaunt’s patented technology slows the rotor once aloft, thereby reducing drag and associated vibration.

Supply Chain

Our products currently in production are closely coordinated with our supply chain. We base our production forecasts on our current order book and existing supplier agreements to ensure we can satisfy our production plans. We have several suppliers for our materials, and most of them are large companies with access to the global supply chain. Our suppliers have the ability to support our requested demand. In addition, while some suppliers view our demand as a small percentage of their total output, they confirm that even with their existing available capacity, they can satisfy our needs.

We are actively exploring opportunities to enter into master supply agreements with some of our key suppliers where appropriate. This strategy will strengthen our supply base and allow us to leverage our expected volume growth to achieve more favorable pricing for our materials.

AIRO is not dependent on any particular geographical region for its materials, and this diversity of suppliers ensures that it can meet its demand from alternative sources in the event of uncertainty in any particular global region.

Facilities and Office Space

AIRO is headquartered in New Mexico, where its primary manufacturing plant is located at 5001 Indian School Road NE, Albuquerque, New Mexico 87110. AIRO’s executive offices are located in Phoenix, Arizona at 20860 N. Tatum Blvd., Suite 300. The Phoenix office space is leased pursuant to a one-year lease agreement between Aspen and Regus Management Group LLC at a fixed amount of $1,814 per month through October 31, 2024.

AIRO’s manufacturing plant is approximately 18,000 square feet. The facility is generally a modern facility with potential growth in adjacent building on site as well as adjacent to the facility. The property on which the manufacturing plant is located also contains office space, which is primarily used by Aspen employees. As such, Aspen is the named lessee to the two-year lease agreement pursuant to which AIRO rents its manufacturing plant (the “Plant Lease”). Under the Plant Lease, the current monthly rent is $20,868.35. The Plant Lease expires on December 31, 2024, subject to AIRO’s option to renew the lease for a two-year period and its right to terminate the lease with 270 days’ advance notice. AIRO also has hangar space leased at Double Eagle Airport in Albuquerque which houses flight test engineering and GA aircraft that support the flight test and certification of Avionics. This is a month-to-month lease for $2,971 per month.

In addition to the Plant Lease, some of AIRO’s portfolio companies rent office-related space pursuant to the arrangements described below.

Sky-Watch leases the property at Østre Alle 6F, 9530 Støvring, Denmark for DKK 836,100 per year (or roughly $119,291 USD) through September 30, 2024. Sky-Watch uses the leased property for administrative, production, and inventory-storage purposes.

Jaunt rents coworking office space at 2626 Cole Avenue, Suite 300, Dallas, Texas 75204 on a month-to-month basis pursuant to a Service Agreement with Meridian Business Centers – Management Partners, LP. In exchange for Jaunt’s monthly payment of $325, the Service Agreement entitles Jaunt to shared and private use of office and conference-meeting spaces and equips Jaunt with a mailing address and local phone number. Jaunt employees conduct nearly all of their work remotely, so the co-working space available for use under the Service Agreement is both adequate and cost-effective for Jaunt’s business needs.

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AIRO Drone, CDI, and Agile Defense neither own nor lease any real property or office space and have not entered into any coworking arrangements. The work conducted for these entities is accomplished remotely and does not require established office space.

AIRO expects that its engineering and manufacturing facilities will expand to meet the design and production of its products. In particular the Electric Air Mobility Division and the Advanced Avionics Division will expand its facilities to meet the engineering and production requirements of the business.

The Electric Air Mobility Division will be expanding to lease Engineering and Manufacturing facilities in Quebec Canada to support the design and manufacturing of the Jaunt Journey aircraft. Jaunt is planning on leasing an office facility in Montreal, Quebec, to house engineering design and development Canadian funding is contingent with Jaunt’s plans to employ Canadians in the development of the Jaunt Journey. The facility will house Management, Finance, Human Resources, Supply Chain, Contracts, Legal, Quality, and Engineering for R&D. Space will be added as needed during this period of time and these costs are reflect in the financial plan. Jaunt intends to also lease existing final assembly facilities located at the Mirabel Airport in Quebec, Canada starting in 2024. The capital expenditures needed to meet these rates are budgeted into Jaunt’s aircraft development program. The manufacturing floor space required at full rate production is approximately 500,000 square feet.

The Advanced Avionics Division will expand its facilities to support growth the design and production of electronics and mechanical assemblies and product to support all divisions within AIRO as well as planned growth in the division itself. This will include additional office space for engineering, finance, sales, supply chain and manufacturing as well as addition floor space for production for internal manufacturing supporting other AIRO divisions and organic growth in Avionics. The division will be looking to expand its aircraft hangar facilities on airport to support additional flight test supporting all divisions. AIRO will be looking at its Albuquerque and Phoenix facilities to expand or consolidate based on local incentives, centers of talent availability in high skilled positions in engineering and production and airport use for flight test.

Plan of Operations

AIRO’s strategy is to achieve large growth in market share, and revenue, through organic development, innovation of new products and services, and strategic and complementary acquisitions, supported by its core tenets of safety first, environmental responsibility, and superior performance for its customers. AIRO’s business model and development strategies are discussed in “Business—Growth Strategies.”

Management anticipates that significant additional expenditures will be necessary to develop and expand AIRO’s business before significant positive operating cash flows can be achieved. AIRO’s ability to continue as a going concern is dependent on its ability to raise additional capital and to ultimately attain sustainable revenues and profitable operations. AIRO expects its capital expenditures to continue to be significant in the foreseeable future as it expands its development, certification, production, and commercial launch, and that its level of capital expenditures will be considerably affected by consumer demand for its services.

As discussed earlier, AIRO’s business consists of 4 divisions: (i) Advanced Avionics; (ii) Training; (iii) Uncrewed Air Systems; and (iv) Electric Air Mobility. Each division’s level of maturity, cash balance, and needs are unique. Because AIRO has a limited operating history and is entering new industries in the Electric Air Mobility and Uncrewed Air Systems Divisions, it has no historical data to rely on in assessing the demand for its services in those divisions. Its other divisions, Advanced Avionics and Training, have solid contracts and/or historical data that AIRO believes allows it to predict each division’s cash needs and market-growth opportunity with some certainty notwithstanding unforeseen macroeconomic and world events.

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Advanced Avionics Division. AIRO’s Advanced Avionics Division is revenue-generating. Pending its ability to meet its sales plan, AIRO believes that the Advanced Avionics Division will have sufficient cash to fund its current operations. AIRO intends to utilize a portion of the proceeds from the Business Combination to inject additional funds into the Advanced Avionics Division in order to scale operations and to support the production and design of Advanced Avionics products, which will in turn support the growth plans of the other three divisions. The Advanced Avionics Division also intends to release a new set of large-screen display, Connected Panel, and GPS sensor products. The funding generated through this offering will be used to scale production capabilities by expanding current facilities and hiring 15-20 engineers and 10-20 production resources over the next 12-18 months. The additional engineers will be tasked with completing and certifying the next generation of large-screen display for the Electric Air Mobility Division, supporting cockpit upgrades for the Training Division, and developing sensor technologies for the Uncrewed Air Systems Division. Production will be expanded to support each division’s production needs and to accelerate the development and introduction of new products.

Electric Air Mobility Division. AIRO’s Electric Air Mobility Division is pre-revenue and lacks sufficient cash to fund its plan of operations. Within the Electric Air Mobility Division, Jaunt will use the capital proceeds from this Business Combination to expand its business operations and to fund the Electric Air Mobility Division’s eVTOL aircraft development program over the next 12 months. These funds will be applied to the design and fabrication of the Division’s eVTOL demonstrator as well as the establishment of a design center to support R&D activities for major aircraft systems and key technologies. The majority of the capital raised will be used to hire key engineering and program management personnel.

The Electric Air Mobility Division will employ a strategic staffing plan that focuses not only on the required skillsets but also on the global resourcing of talent. Proceeds from the Business Combination will be used to hire approximately 100 people over the next 12 months for engineering, design, and manufacturing. The Electric Air Mobility Division will also utilize third-party engineering resources and is working with risk-sharing suppliers and other AIRO Divisions to co-develop aircraft, communications, data-management, and cyber-security systems, and to provide support for these systems throughout their life cycles. Some of the funds raised will be applied to systems-testing activities in collaboration with AIRO’s suppliers and Advanced Avionics Division.

Management believes that the Electric Air Mobility Division will be capable of raising enough money through this offering to continue its proposed operations over the next 12 months. The Electric Air Mobility Division’s capital requirements will be determined by the following key factors:

●	the level of R&D and engineering expenses incurred for the first phase of the Division’s aircraft development program;

●	capital expenditures needed to develop the Division’s eVTOL demonstrator aircraft;

●	capital expenditures needed to launch the Division’s aircraft manufacturing facilities;

●	general and administrative expenses as the Division builds out its design and engineering facilities in the U.S. and Canada, and;

●	sales, marketing, and distribution expenses as the Division builds, brands, and markets sits eVTOL aircraft.

Uncrewed Air Systems Division. AIRO’s Uncrewed Air Systems Division is revenue generating through its development and sales of drones, the operations of DaaS, and the operation of AIRO-NET, a 5G drone, UAM, and GA communications and data mesh network. However, AIRO does not believe that the drone sales and the DaaS and AIRO-NET operations will provide sufficient funds for the continued operations of the Uncrewed Air Systems Division. Additional financing from the Business Combination or other source will likely be needed to support the Uncrewed Air System Division’s operations. Funding will be used for additional design, sales, and production resources for drones in both the military and non-military markets. The Uncrewed Air Systems Division will make use of the production and engineering capabilities of the Advanced Avionics Division to minimize additional resources, which management believes should lower the Uncrewed Air Systems Division’s costs. AIRO believes that within 12 months demand for products in this Division will be strong enough to drive future revenues that allow this Division to generate the cash needed for operations.

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AIRO will prioritize acquisitions for the Uncrewed Air Systems Division to meet the anticipated growth in demand for products and services in this Division. Using proceeds from the Business Combination and future capital financing from public and/or private sources, AIRO will focus acquisitions for the Uncrewed Air Systems Division in the areas of drone vehicles, AI, and networking service. In particular, AIRO believes that the AI market and network services from its AIRO-NET data-centric mesh network will present opportunities to acquire early-stage and startup companies that will be a catalyst for the Uncrewed Air System Division’s growth.

Training Division. AIRO’s Training Division generates current revenue through its U.S. DoD contracts. Near-term future revenues will come from commercial pilot training. Longer-term training revenue will come from eVTOL commercial pilot training. The Training Division’s ability to fulfill future contracts is stunted by the need for capital purchases of aircraft, support equipment, and a currently operating FAR part 141 Flight School. The Training Division does not have sufficient revenue to fund the additional capital purchases that are needed to generate the necessary cash for continued operations. Funds raised through the Business Combination and/or other capital-raising sources would be used to acquire the aircraft and support equipment that is necessary to meet the additional demand under the DoD contracts and to generate revenue and cash to fund the Training Division’s internal operations.

As a result, the Training Division’s future capital requirements may be uncertain, and actual capital requirements may be different from those currently anticipated. AIRO may seek equity or debt financing to finance a portion of the Training Division’s capital expenditures. Such financing might not be available in a timely manner, on terms that are acceptable to AIRO, or at all.

AIRO’s ability to obtain the financing needed to execute its business plan and the business plans of its four Divisions is subject to a number of factors, including general market conditions and investor acceptance of AIRO’s industry and business model. In addition, AIRO’s future capital needs and other business reasons could require AIRO to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or equity-linked securities could dilute AIRO’s stockholders. In addition, such dilution may arise from the acquisition of or investment in companies in exchange, fully or in part, for newly issued shares, the granting of options to AIRO’s business partners, or the exercise of stock options by AIRO employees in the context of existing or future share-option programs or the issuance of shares to employees in the context of existing or future employee-participation programs. If AIRO cannot raise additional funds as it needs or desires, its operations and prospects could be negatively affected.

Management is focused on implementing plans to improve operations with the goal of sustaining operations for the next twelve months and beyond. These steps include: (i) raising additional capital and/or obtaining financing; (ii) pursuing strategic acquisitions and partnerships that complement AIRO’s business model and will provide it with access to additional consumers; (iii) continuing to develop AIRO’s existing business products while focusing R&D efforts on innovative technologies; (iv) executing material sales and training contracts; and (v) controlling overhead expenses and exploiting cost synergies across its four divisions. There can be no assurance that AIRO can successfully accomplish these steps, and it is uncertain whether AIRO will achieve profitability and obtain additional financing. There can be no assurance that any additional financing will be available to AIRO on satisfactory terms and conditions, if at all.

Growth Strategies

AIRO’s growth strategy and subsequent opportunities are anchored by a bold and focused vision for its future with compelling goals and objectives on how to achieve the vision. AIRO’s vision is to become the number one mid-tiered aerospace company, leading every market it serves, by providing innovative and value-based aerial platforms, solutions and services to its customers, while providing compelling benefit to humanity, its employees and investors.

Growth through Acquisition and Partnering. Within each of AIRO’s divisions, there are several opportunities to increase market share and revenue.

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Aggregation and acquisition is a key component of AIRO’s growth and opportunity capture strategy. As an example, the Uncrewed Air Systems Division’s market is ripe for aggregation and consolidation. Most drone solution and services companies today are small businesses, with limited capital and resources for business development, expansion, or post-service analytics, not to mention the level of operational, training, and safety processes required by most major company clients. There are few if any companies that provide end-to-end solutions for this large client base. There is a clear opportunity for consolidating selected smaller entities into AIRO where it will have the organizational structure and discipline, with the resources to centralize business development, IT, analytics, training, safety, and operational processes, and to effectively pursue and serve Fortune 1,000 clients. Where opportunities are advantageous to AIRO, it will aggressively pursue strategic business acquisitions. AIRO has compiled and evaluated a list of priority strategic acquisition targets that may be pursued post public funding. Current targets will focus on the Uncrewed Air Systems and Training Divisions. As an example, within the Training Division, AIRO anticipates the need for a regulated Maintenance, Repair and Overhaul (“MRO”) capability to expand its Part 145 operations, which both has tremendous growth opportunities and will be critical for the development and implementation of its Electric Air Mobility Division goals. In support of AIRO’s plans to build out its commercial and civilian pilot training offerings, Boeing predicts a need for over 600,000 airframe and powerplant mechanics and maintenance personnel over the next 18 years. That number does not include potential additional demand for airframe and powerplant mechanics in the GA, charter, or UAM sectors.15

Utilizing the above strategy will immediately expand AIRO’s footprint and opportunities in new and existing areas, increasing its revenue, customer base, and market share and improving brand recognition.

Another of AIRO’s growth strategies is to leverage marketing, partnering, and teaming agreements with compatible service providers to expand the products and services it offers in a cost-effective way. AIRO currently has formal agreements with private, public and governmental organizations that have and will continue to provide avenues to increase direct revenue, increase its brand awareness, and the opportunity to serve new customers. AIRO might have limited access to some of these customers without the partnering relationships. Current examples span all AIRO’s divisions and include global engineering firms, major air carriers, large defense contractors and governmental agencies, and, in some cases, competitors. AIRO’s Advanced Avionics Division is a supplier and partner of avionics technology to a strong competitor of its own EAM manufacturer (Jaunt). Partnering relationships are common in training and specifically in the defense sector due to the limited number of authorized contractors by the DoD, and demand exceeding the capacity of any one of the authorized contractors.

Innovation and Offering of New Products and Services. To achieve its mission and objective, AIRO realizes it will lead by providing innovative products and solutions as well as focus on services and solutions within its existing portfolio. The development and implementation of AIRO-NET is a key driver in AIRO’s growth and opportunities plan.

The next major leap in the widespread adoption of drones in the market will require BVLOS operations. Large-scale BVLOS drone operations will require support infrastructure capabilities that do not currently exist. The key to this adoption and growth is enabling drones to conduct truly unmanned flights with no pilot needed for flight operations from takeoff to landing. The autonomous, long-range flight will require a suitable communication infrastructure for successful operation—a critical link enabling autonomous operations of drones within and outside of controlled airspace. Of particular importance is the need for a suitable communication system optimized for the specialized requirements of low altitude, lightweight BVLOS drone operations

AIRO-NET is a communication system geared to the specific needs of BVLOS drone operations, integrating existing data transport providers where available, supplemented by drone-specific infrastructure to provide truly seamless, secure communications to BVLOS drones at all times. AIRO-NET is essentially a VPN for all of the communications requirements for any BVLOS drone operation, for use by both AIRO Drone’s DaaS operations and other BVLOS drone operators.

Several derivative services are also enabled by AIRO-NET and represent significant growth areas as the system evolves. For example, the addition of sensors to the AIRO-NET communications package installed on large numbers of drones can be leveraged to produce environmental data that is valuable to other types of users. By leveraging the AIRO-NET data transport capability and offering service rate discounts to users who agree to host the additional sensors, AIRO-NET can use drones as flying and very mobile Internet-of-Things remote-sensor platforms. Utilizing a subscription services model, AIRO-NET’s derivative services, Internet-of-Things sensor packages, and payloads offer significant revenue growth in their own right, separate from the mission of BVLOS drone communications. Data is rapidly becoming recognized as a critical asset in many businesses today. The value of data has long been recognized as valued in high-tech companies. Several well-known companies such as Google and Facebook have built their business model around the harvesting and provisioning of data and information.

15BOEING Co., supra note 1.

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In the Training Division, the adoption of and implementation of virtual reality (“VR”) training aids and simulation technologies are opportunities that can add significant value to AIRO and provide time and cost savings to its customers. VR platforms can be utilized by all of AIRO’s current divisions, including platforms from EAM aircraft to commercial and military aircraft.

Organic Growth and Associated Opportunities. AIRO will grow its existing business lines within each division. Substantial investment will be made in sales and marketing, analytics, and communications focused on the expansion of its footprint into current and specialized markets and applications domestically and internationally. Current budgets in the divisional financials include investments required and resources needed to achieve identified organic growth targets. Mechanisms are in place and specific opportunities already exist to increase AIRO’s sales and market presence in the EMEA region for all lines of business. Opportunities to expand its presence in Latin and South America and Asia will be analyzed and implemented based on value and timing to AIRO.

AIRO’s Competition

AIRO operates in highly competitive markets that are sensitive to technological advances. In each of AIRO’s market segments, some of its competitors are larger and can maintain higher levels of expenditures for R&D. In each of its markets, AIRO concentrates on the opportunities that it believes suit its resources, overall technological capabilities, and objectives. Principal competitive factors in these markets are product quality and reliability; technological capabilities, including reliable, resilient, and innovative cyber capabilities; service; past performance; ability to develop and implement complex, integrated solutions; ability to meet delivery schedules; the effectiveness of third-party sales channels in international markets; and cost-effectiveness. AIRO frequently “partners” or is involved in subcontracting and teaming relationships with companies that are, from time to time, competitors on other programs.

Advanced Avionics Division. AIRO has several competitors in the advanced avionics market. Those major competitors include companies such as Honeywell International Inc. (HON), Avidyne Corporation, Collins Aerospace, Dynon Avionics, Inc., uAvionix Corporation, L3Harris Technologies, Inc. (LHX), and Garmin Ltd. (GRMN). In the display and integrated avionics segment, the primary competitor is Garmin, which has the largest market share in the aftermarket segment. Garmin, Honeywell, and Collins Aerospace are the leaders in the OEM segment. As the eVTOL market emerges, AIRO expects new market competitors as well as the existing competitors in the avionics segment. AIRO’s primary competitors in the Connected Panel market include Honeywell, Garmin, and Teledyne. In the GPS market space, the NexNav system has few direct competitors. NexNav products include licensing, Circuit Card Assemblies (“CCA”), and Line Replaceable Units or boxes (“LRU”). Competitors include Honeywell’s wholly owned division, Bendix/King, CMC Electronics Inc./Esterline Technologies Corp., FreeFlight Systems Inc./Trig Avionics Ltd., and uAvionix Corporation. FreeFlight and Trig Avionics also license AIRO’s design. Other manufacturers of GPS components such as Garmin, Honeywell, and Collins Aerospace do not sell standalone GPS devices in AIRO’s markets and typically provide that functionality embedded in an integrated product.

Training Division. AIRO’s Training Division is part of an industry segment that is highly concentrated with several well capitalized competitors including, without limitation, Draken International, Inc., Top Aces Inc., Airborne Tactical Advantage Company, LLC (“ATAC”), and Tactical Air Defense Services Inc. (“TacAir”). AIRO also competes with simulation training.

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●	Draken. Large inventory of domestic and foreign-built aircraft including A4 Skyhawk, L-159G Alca, Aermacci MB 339, MiG 21, L-39 Albatros, F1 Mirage, and Atlas Cheetah. Newest aircraft Czech L159 Alca. A current contractor with the U.S. Air Force (“USAF”) and the U.S. Navy (“Navy”).

●	Top Aces. A Canadian-based company with an inventory of domestic and foreign-built aircraft including A4 Skyhawk and Dornier Alpha Jet. Set to acquire F-16 Falcons through its acquisition of Advanced Training Systems International in Mesa, Arizona.

●	ATAC. Large inventory of foreign-built fighter jets including F21 Kfir, MK-58 Hawker, L-39 Albatros, and F1 Mirage. The newest aircraft was operational in 1968. Current Contractor with the USAF and the Navy.

●	TacAir. Medium inventory of domestic built F-5 Freedom Fighters. Also operates customer-owned domestic and foreign-built aircraft including F-16 Falcon and SU-27.

Uncrewed Air Systems Division. AIRO anticipates the defense market for sUAS continues to evolve in response to changing technologies, shifting customer needs and expectations, and the potential introduction of new products. AIRO believes that a number of established domestic and international defense contractors have developed or are developing sUAS that continue to compete, or will compete, directly with its products. Some of these contractors have significantly greater financial and other resources than AIRO possesses. AIRO’s current principal sUAS competitors include Elbit Systems Ltd., Teledyne Technologies, Inc., L3 Technologies, Inc., and Lockheed Martin Corporation (LMT). The U.S. defense market for meUAS has been addressed primarily by Boeing’s ScanEagle and Textron Inc.’s Shadow UAS. AIRO’s current principal meUAS competitors include those competing with AIRO for the U.S. Army’s Future Tactical UAS Program: Martin UAV, LLC and Northrop Grumman Corporation’s V-Bat, Textron Inc.’s Aerosonde, and L3Harris Technologies, Inc.’s FVR-90. International meUAS competitors include Elbit Systems Ltd. and Israel Aircraft Industries International, Inc. AIRO does not view large UAS such as Northrop Grumman Corporation’s Global Hawk or General Atomics, Inc.’s Predator and its derivatives as direct competitors to the sUAS because they perform different missions, do not typically deliver their information directly to front-line ground forces, and are not hand launched and controlled. However, AIRO cannot be certain that these platforms will not become direct competitors in the future. Potential competition from consumer-focused drone manufacturers is emerging as their capabilities increase and their prices remain low relative to existing defense solutions, which is resulting in some level of military consideration even if such drones do not meet traditional military performance or security specifications. Such potential competitors include Skydio Inc. and Shield AI, Inc.

The market for commercial UAS products and services is in an early stage of development, but is evolving rapidly, generating a great deal of interest as government regulations evolve to accommodate commercial UAS operations in the U.S. National Airspace System (“NAS”) and in the airspace systems of other countries. Given the breadth of applications and the diversity of industries that could benefit from UAS technology, a growing number of potential competitors in this market include consumer drone manufacturers such as Dà-Ji&amacr;ng Innovation, who seek to enhance their systems’ capabilities over time; other sUAS manufacturers, including large aerospace companies such as Lockheed Martin Corporation, and drone and aerial surveying and mapping service providers such as PrecisionHawk, Inc., Sentera LLC, and SlantRange, Inc.; ground-based surveying and mapping service providers; satellite imagery providers; and specialty system manufacturers, software as a service and other service providers aiming to address specific market segments. The emerging non-military market is attracting numerous additional competitors and significant venture capital funding given perceived lower barriers to entry and a much more fragmented marketplace as compared to the military market. Potential additional competitors include start-up companies providing low-cost solutions.

Electric Air Mobility Division. Unlike its competitors, AIRO anticipates utilizing existing certification rules for its aircraft configuration, which AIRO believes will give it a clearer path to commercial service. The Jaunt Journey air taxi is certifying at the highest level of commercial transport, allowing it to fly under existing rotorcraft rules and to utilize existing aviation infrastructure.

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AIRO’s main sources of competition in its Electric Air Mobility Division fall into three categories:

●	companies, including other eVTOL manufacturers and UAM service providers, that have entered, or plan to enter, the commercial electric vehicle market, such as publicly traded competitors Archer Aviation Inc. (ACHR), Eve UAM, LLC (an Embraer S.A. (ERJ) company), Joby Aviation, Inc. (JOBY), Lilium N.V. (LILM), and Vertical Aerospace Ltd. (EVTL);

●	incumbent aircraft charter services that have served a similar market for years with hydro-carbon-based combustion engines;

●	ground vehicle transportation, including personal vehicles and asset-light businesses such as Uber Technologies, Inc. (UBER) and Lyft, Inc. (LYFT), whose businesses AIRO expects some amount of competitive overlap with despite its belief that the traditional ground vehicle will be largely complementary to AIRO’s EAM offerings.

AIRO believes the principal competitive factors in its market include, but are not limited to:

●	certification approach and timeline;

●	cost;

●	customer experience;

●	integrated business model;

●	manufacturing efficiency;

●	product quality, reliability, and safety;

●	product performance;

●	service capabilities;

●	supplier partnerships and cost sharing; and

●	technological innovation.

Because of its focus on eVTOL aircraft design for safety and commercialization, AIRO believes that it is able to compete favorably across these factors.

Research and Development

AIRO benefits from the intellectual experience and capacity of visionary leadership and a robust R&D culture linked directly to its operating business model. AIRO intends to leverage this to continue its thought and innovation leadership among industries, government, military, academic, aviation, and other market segments.

Business survival and evolution of best systems demand comprehensive self-assessment and disruption analysis to be a true leader in the industry. Accordingly, AIRO will characterize its company and its people as an “innovation and invention machine.”

To this end, AIRO intends to promote company-wide experimentation, partnering and client/customer collaboration to assimilate and harness best ideas. It will induce R&D through big data collection, an internal architecture for participation and an enablement process to absorb external innovation resources extensively and assimilate them into its indigenous business. AIRO’s R&D process is matrixed internally with operating divisions and engineering efforts. It involves management and oversight from idea conception to prototyping, to commercialization and sales; then cycles to improve products and services continuously.

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Additionally, AIRO will partner with appropriate industry leaders, scientific and technology communities, academia, government entities and others to foster simultaneous research, design, development, and maintenance of both new and existing products. A key focus area will include synchronizing with NASA and DoD Small Business and Innovation Research (“SBIR”) and Small Business Technology Transfer (“STTR”) programs.

AIRO recognizes that R&D cannot be “moated” solely in its own separate area and still propel AIRO forward. Therefore, it has blurred the boundary between two types of R&D activities, either conducted in new development or in transforming routine or periodic alterations into significant improvement during the R&D process. To imbed this process, AIRO will also avoid separating activities by type as classified in the traditional accounting standards (Accounting Standards Codification (“ASC”) of the Financial Accounting Standards Board (“FASB”) defines “Research and Development” (FASB-ASC, 2018)) and integrate activities corresponding the contribution to significant improvement with those evolving from routine or periodic alterations.

AIRO’s R&D will focus in five areas that correspond to government and industry needs: (1) Advanced Avionics and Sensors, Displays and Integrations; (2) EAM System; (3) UAS and sUAS Critical Systems; (4) Drone Command, Control, and Communication Systems; and (5) U.S. and Global Standards.

Advanced Avionics and Sensors, Displays and Integration. AIRO will design and engineer advanced systems that include but are not limited to:

●	Detect-and-avoid obstacles (airborne or ground) that could enable manned and unmanned BVLOS operations in the NAS;

●	Connectivity and health monitoring between ground-based and flight-based systems;

●	Sensor payloads for specific missions; and

●	Use of advanced light field and near-eye optics for displays.

EAM Systems. AIRO will design and engineer safe, efficient, low-carbon, reliable and functional platforms and systems for passengers through stringent flight testing and evaluation. This includes, but is not limited to the research, development or analysis of:

●	efficient energy management system, flight control computers, and fly-by-wire systems with industry partners to enable the development of its all-electric aircraft;

●	high-fidelity virtual-reality (VR) flight simulator with an industry partner to support aircraft testing and pilot training; and

●	robotic automation technologies for thermoplastic airframe manufacturing to accelerate the mass production of electric air mobility aircraft and reduce production costs.

UAS and sUAS Critical Systems. AIRO will design and engineer safe, efficient, low-carbon-emission, reliable and functional platforms and systems for multi-mission roles through stringent flight testing and evaluation. This includes, but is not limited to the research, development or analysis of:

●	Sense and Avoid systems and standards necessary to comply with the Code of Federal Regulations that apply to operating and flight rules (14 C.F.R. pt. 91);

●	De-risk of operations by AI-enhanced on-board autonomy and decision-making for collision avoidance, mapping and path-planning, particularly in confined and largely inaccessible areas;

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●	Enabling the scale of UAS missions and services by minimizing UAS training lead-time via on-board AI/algorithm modification and hardware modularity to enhance flight safety and performance across broader applications;

●	The integration of VR and augmented reality;

●	Robotics for autonomous loading and unloading;

●	Disposable and recyclable drones;

●	Partner to design leading-edge vertiports and operations; and

●	Explore use of quantum computing in flight planning, scheduling and logistics.

Drone Command, Control and Communications Systems. AIRO will develop a global Command, Control and Communications network for safe, efficient and seamless air platform interoperability termed, “AIRO-NET;” through which it will:

●	Explore operation, data exchange requirements and the supporting framework to enable multiple beyond visual line-of-sight drone operations at low altitudes (under 400 feet above ground level (“AGL”) in airspace where FAA air traffic services are not provided;

●	Demonstrate and prove the feasibility of using a small radio or communications link in sUAS, UAS, and UAM airframes, while evaluating the operating compatibility with existing avionics equipment;

●	Develop secure Command and Control links with interference mitigation among satellite, drone-to-drone, and drone-to-controllers;

●	Design command centers for BVLOS Drone and AAM missions and services; and

●	Absorb, assimilate and develop best services, roles and responsibilities, information architecture, data exchange protocols, software functions, infrastructure, and performance requirements systems for a drone “traffic management” ecosystem for uncontrolled operations complementary to FAA’s Air Traffic Management (“ATM”) system.

US and Global Standards. AIRO’s goal is to be a leader of standard setting in the new aerosphere, such that it will support the development of regulations, policies, procedures, guidance, and standards for manned and unmanned aircraft operations, including but not limited to function allocation, control station requirements, pilot training and certification requirements. To accomplish that goal, AIRO will:

●	Provide information from flight tests, modeling and simulation, technology evaluations, risk assessments, and data gathering and analysis to provide the FAA and other global authorities with critical information in areas such as Detect and Avoid, UAS communications, Human Factors, System Safety, and Certification;

●	Support the FAA and industry with ongoing participation with GAMA and ASTM in the development of standards for UAS and electric aircraft systems; and

●	Address human factors, maintenance and safety concerns that are unique to manned and unmanned aircraft.

In these and other efforts, AIRO will extend its influence and thought leadership within technical and scientific communities, attract top talent, provide a leading platform for innovation, provide onramps for profitable growth and increase stockholder value.

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Intellectual Property and Brand Protection

AIRO’s success depends in part upon its ability to protect its core technology and intellectual property. To establish and protect its proprietary rights, AIRO relies on a combination of intellectual-property rights (e.g., patents, trademarks, copyrights, and trade secrets including know-how and expertise) and contracts (e.g., license agreements, confidentiality and non-disclosure agreements with third parties, and employee and contractor disclosure and invention assignment agreements).

AIRO owns or has exclusive rights to patents, trademarks, copyrights, trade secrets, and other intellectual property rights in the U.S. and abroad that support AIRO and the respective brands, products and services of each of its four divisions. AIRO has 41 issued patents worldwide (of which 30 are U.S. patents) and 5 pending patent applications worldwide (of which 2 are U.S. patent applications). Without accounting for any potential patent term adjustments or extensions or other forms of exclusivity with respect to AIRO’s U.S. issued patents, 2 expire between 2023 and 2025, 12 expire between 2026 and 2030, and 16 expire between 2031 and 2040. Any patents issuing from the pending U.S. applications will begin to expire in 2041. With respect to AIRO’s European patents, 2 European patents are expected to expire between 2026 and 2030, and 1 European patent is expected to expire in 2032. Any patent issuing from the pending European patent application is expected to expire in 2036. With respect to AIRO’s Brazilian patents, one is expected to expire in 2027 and two are expected to expire between 2032 and 2036. With respect to AIRO’s Chinese patents, three are expected to expire between 2026 and 2030 and two are expected to expire between 2031 and 2040. Any patent issuing from the pending Chinese patent application is expected to expire in 2030. Any patent issuing from the pending Mexican patent application is expected to expire in 2029.

Of the above referenced patents and applications, approximately 22 of the issued U.S. patents are related to electronic flight display technologies. Approximately 8 of the issued U.S. patents and the pending U.S. patent applications are related to vertical take-off and landing aircraft technologies. AIRO also has 7 U.S. trademark registrations and 3 pending U.S. trademark applications. AIRO’s various portfolio companies regularly file for patent and trademark protection, and AIRO has also acquired intellectual property by way of corporate acquisition.

AIRO believes that its differentiated and balanced portfolio of intellectual property rights in the aerospace, defense and drone technologies spaces, its diversified product portfolio, ranging from established and mature product offerings to innovative drone and eVTOL solutions, and the brand reputation of its companies, provide it with a competitive advantage.

In the future, AIRO intends to continue to seek intellectual property protection for its new products, technologies and designs, and exercise its rights to exclusively use these valuable assets.

Employees and Human Capital Management

As of March 31, 2024, AIRO had 129 full-time employees across its platform, including 67 in the Uncrewed Air Systems Division, 36 in the Advanced Avionics Division, 9 in the Training Division, 9 in the Electric Air Mobility Division, and 8 additional executives. AIRO’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating existing and new employees, advisors and consultants. AIRO anticipates additional hiring activity across its four divisions as it continues to scale its operations.

Thirty-one employees based in Denmark in the Uncrewed Air Systems Division are covered by a collective bargaining agreement with the Danish Industry union. Apart from such employees, no other employees are currently covered by collective bargaining agreements or represented by labor unions.

AIRO anticipates increased hiring activity across its divisions as it continues to scale operations. In particular, Jaunt anticipates substantial hiring activity, although it will also augment staffing using third-party service providers. AIRO intends to hire operational management and engineering staff for R&D. It anticipates increasing staff to approximately three hundred people by 2025.

Government Regulation

AIRO is subject to various local, state, federal and international laws and regulations relating to the development, manufacturing, sale and distribution of its products, systems and services, and it is AIRO’s policy to comply with the applicable laws in each jurisdiction in which it conducts business. Regulations include but are not limited to those related to import and export controls, corruption, bribery, environment, government procurement, wireless communications, competition, product safety, workplace health and safety, employment, labor and data privacy.

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Drones

Due to the fact that it contracts with the DoD and other agencies of the U.S. government, AIRO’s Uncrewed Air Systems Division is subject to extensive federal regulations, including the Federal Acquisition Regulations, Defense Federal Acquisitions Regulations, Truth in Negotiations Act, Foreign Corrupt Practices Act, False Claims Act and the regulations promulgated under the DoD Industrial Security Manual, which establishes the security guidelines for classified programs and facilities as well as individual security clearances. The federal government audits and reviews contractors’ performance on contracts, pricing practices, cost structure, and compliance with applicable laws, regulations and standards. Like most government contractors, the Uncrewed Air Systems Division’s contracts are audited and reviewed on a continual basis by federal agencies, including the Defense Contract Management Agency (“DCMA”) and the Defense Contract Audit Agency (“DCAA”).

Certain of these regulations impose substantial penalties for violations, including suspension or debarment from government contracting or subcontracting for a period of time. AIRO management monitors all of its government contracts and contractual efforts to minimize the possibility of any violation of these regulations.

In addition, the Uncrewed Air Systems Division is subject to industry-specific regulations due to the nature of the products and services it provides. For example, certain aspects of its business are subject to further regulation by additional U.S. government authorities, including: (i) the FAA, which regulates airspace for all air vehicles in the NAS; (ii) the National Telecommunications and Information Administration and the Federal Communications Commission, which regulate the wireless communications upon which its UAS depend in the U.S.; and (iii) the Defense Trade Controls of the U.S. Department of State that administers the International Traffic in Arms Regulations, which regulate the export of controlled technical data, defense articles and defense services.

On June 21, 2016, the FAA released its final rules that allow routine use of certain sUAS in the NAS. The FAA rules, which went into effect in August 2016, provide safety rules for sUAS (under 55 pounds) conducting non-recreational operations. The rules limit flights to visual-line-of-sight daylight operation, unless the UAS has anti-collision lights in which case twilight operation is permitted. The final rule also addresses height and speed restrictions, operator certification, optional use of a visual observer, aircraft registration and marking and operational limits, including prohibiting flights over unprotected people on the ground who are not directly participating in the operation of the UAS. Current FAA regulations require drone operators to register their systems with the FAA and secure operating licenses for their drones as per the Part 107 specifications. These regulations continue to evolve to accommodate the integration of UAS into the NAS for commercial applications, including HAPS UAS.

In December 2019, the FAA proposed rules requiring the remote identification of UAS. Remote identification, which provides for a UAS in flight to provide identification that can be received by other parties, is designed to enhance safety and security by allowing the FAA and other agencies to identify a UAS that appears to be flying unsafely or in an area in which flight is not permitted. The public comment period for the proposed rules expired on March 2, 2020. On April 21, 2021, the final rule for remote identification of UAS went into effect. On the same day, the final rule for operation of sUAS over people also went into effect. This rule permits routine operations of small, unmanned aircraft over people, moving vehicles, and at night under certain conditions. The final rule also makes changes to the recurrent testing framework and expands the list of persons who may request the presentation of a remote pilot certificate. Additionally, in February 2020, the FAA issued a public request for comment on its proposed policy for the creation of a new type certification of certain UAS as a special class of aircraft under FAA regulations. Currently the Part 107 Rules allow for the operation of sUAS without the need for FAA airworthiness certification as long as the UAS meets certain specified criteria and certain flight rules are followed; larger UAS and operations of sUAS outside the scope of the Part 107 Rules require a waiver from the FAA. The FAA’s proposed policy proposes a new special class of UAS for which airworthiness certification can be obtained, however, the proposed policy only applies to the procedures for the type certification of the new class of UAS, not the criteria that will be needed for the UAS or the flight operations to be followed to operate. Further rulemaking by the FAA is anticipated regarding the particular criteria for the airworthiness certification standards under the new special class proposed by the new policy. The comment period for the FAA’s proposed policy expired on March 4, 2020.

While it is currently anticipated that the enactment of remote identification, operation of sUAS over people, and a new airworthiness certification process for a newly created special class of UAS will help formalize the process for manufacturing and obtaining airworthiness certification for UAS within the newly created class and accelerate the development of commercial UAS in the U.S., it is uncertain whether the FAA’s actions, if any, will have such effects. Additionally, it is unclear when, if ever, the FAA will implement final rules regarding remote UAS identification and whether they will differ from the proposed rules. It is also unclear when, if at all, the FAA will create a new class of UAS and what the final rules regarding the certification of such UAS will look like. AIRO cannot be certain as to how its business will be affected by the FAA’s proposals until the final rules for such matters are issued by the FAA.

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Furthermore, AIRO’s non-U.S. operations are subject to the laws and regulations of foreign jurisdictions, which may include regulations that are more stringent than those imposed by the U.S. government on its U.S. operations.

The defense and security mUAS segment, most often represented by government clients, has, in AIRO’s opinion, the best possibility to utilize mUAS systems, as both armed forces and security agencies often times have access to restricted airspace in which to train, build capabilities, and operate. Nevertheless, the extent to which the mUAS market—defense, security and civilian professional—can be accessed, expanded, and commercially exploited is tied to clients’ ability to fly in non-restricted airspace and, moreover, the ability to fly BVLOS. National and international regulation, such as the Unmanned Aircraft System Traffic Management initiative implemented by the FAA and NASA in the U.S. or the “U-Space” initiative implemented by the EASA to address UAS traffic management in the EU, is still underway, as is standardization of operator certification and platform (airworthiness) certification. Until these standards, certifications, and traffic management are effectively clarified and ratified systematically and internationally, certain clients of the targeted customer segment may be hesitant, or even prevented, in acquiring and utilizing AIRO’s mUAS solutions. Accordingly, the nature of and the speed with these regulations are completed and implemented pose a risk for both AIRO’s financial performance and condition, timing of growth and (short-term) growth potential.

Government Contracting Process

AIRO’s Uncrewed Air Systems Division sells the significant majority of its small and medium UAS and TMS products and services as the prime contractor under contracts with the U.S. government. Certain important aspects of its government contracts are described below.

Bidding Process

Most of the Uncrewed Air Systems Division’s current government contracts were awarded through a competitive bidding process. The U.S. government awards competitive-bid contracts based on proposal evaluation criteria established by the procuring agency. Competitive-bid contracts are awarded after a formal bid and proposal competition among providers. Interested contractors prepare a bid and proposal in response to the agency’s request for proposal or request for information. A bid and proposal are usually prepared in a short time period in response to a deadline and requires the extensive involvement of numerous technical and administrative personnel. Following award, competitive-bid contracts may be challenged by unsuccessful bidders.

Funding

The funding of U.S. government programs is subject to congressional appropriations. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis, even though a program may continue for many years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations.

The U.S. military funds its contracts for full-rate production UAS, either through operational need statements or as programs of record. Operational need statements require allocations of discretionary spending or reallocations of funding from other government programs. AIRO defines a program of record as a program that, after undergoing extensive DoD review and product testing, is included in the five-year government budget cycle, meaning that funding is allocated for purchases under these contracts during the five-year cycle, absent affirmative action by the customer or Congress to change the budgeted amount. Despite being included in the five-year budget cycle, funding for these programs is subject to annual approval.

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Material Government Contract Provisions

All contracts with the U.S. government contain provisions, and are subject to laws and regulations, that give the government rights and remedies not typically found in commercial contracts, including rights that allow the government to:

●	terminate existing contracts for convenience, in whole or in part, when it is in the interest of the government to do so;

●	terminate contracts for default upon the occurrence of certain enumerated events;

●	unilaterally modify contracts with regard to certain performance requirements;

●	cancel multi-year contracts and related orders, if funds for contract performance for any subsequent year become unavailable;

●	potentially obtain rights in, or ownership to, intellectual property associated with products and systems developed or delivered by a contractor as a result of its performance of the contract;

●	adjust contract costs and fees on the basis of audits completed by its agencies;

●	suspend or debar a contractor from doing business with the U.S. government; and

●	control or prohibit the export of certain items.

Generally, government contracts are subject to oversight audits by government representatives. Compensation, if any, in the event of a termination for default is limited to payment for work completed at the time of termination. In the event of a termination for convenience, the contractor may receive the contract price for completed work, as well as its costs of performance of terminated work including an allowance for profit and reasonable termination settlement costs.

Government Contract Categories

There are three primary types of government contracts in the commercial drones industry, each of which involves a different payment methodology and level of risk related to the cost of performance. These basic types of contracts are typically referred to as fixed-price contracts, cost reimbursable contracts, including cost-plus-fixed fee, cost-plus-award fee, and cost-plus-incentive fee, and time-and-materials contracts.

In some cases, depending on the urgency of the project and the complexity of the contract negotiation, one of AIRO’s Uncrewed Air Systems Division subsidiaries will enter into a Letter Contract prior to finalizing the terms of a definitive fixed-price, cost reimbursable or time-and-materials definitive contract. A Letter Contract is a written preliminary contractual instrument that provides limited initial funding and authorizes the contractor to begin immediately manufacturing supplies or performing services while negotiating the definitive terms of the procurement.

Fixed-Price. These contracts are not subject to adjustment by reason of costs incurred in the performance of the contract. With this type of contract, the contractor assumes the risk that it will not be able to perform at a cost below the fixed price, except for costs incurred because of contract changes ordered by the customer. Upon the U.S. government’s termination of a fixed-price contract, generally the contractor would be entitled to payment for items delivered to and accepted by the U.S. government and, if the termination is at the U.S. government’s convenience, for payment of fair compensation for work performed plus the costs of settling and paying claims by any terminated subcontractors, other settlement expenses and a reasonable allowance for profit on the costs incurred.

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Cost Reimbursable. Cost reimbursable contracts include cost-plus-fixed fee contracts, cost-plus-award fee contracts and cost-plus-incentive fee contracts, each of which are described below. Under each type of contract, the contractor assumes the risk that it may not be able to recover costs if they are not allowable under the contract terms or applicable regulations, or if the costs exceed the contract funding.

●	Cost-plus-fixed fee contracts are cost reimbursable contracts that provide for payment of a negotiated fee that is fixed at the inception of the contract. This fixed fee does not vary with actual cost of the contract, but may be adjusted as a result of changes in the work to be performed under the contract. This contract type poses less risk of loss than a fixed-price contract, but a contractor’s ability to win future contracts from the procuring agency may be adversely affected if it fails to perform within the maximum cost set forth in the contract.

●	A cost-plus-award fee contract is a cost reimbursable contract that provides for a fee consisting of a base amount, which may be zero, fixed at inception of the contract and an award amount, based upon the government’s satisfaction with the performance under the contract. With this type of contract, the contractor assumes the risk that it may not receive the award fee, or only a portion of it, if it does not perform satisfactorily.

●	A cost-plus-incentive fee contract is a cost reimbursable contract that provides for an initially negotiated fee to be adjusted later by a formula based on the relationship of total allowable costs to total target costs.

AIRO’s Uncrewed Air Systems Division typically experiences lower profit margins and lower risk under cost reimbursable contracts than under fixed-price contracts. Upon the termination of a cost reimbursable contract, generally the contractor would be entitled to reimbursement of its allowable costs and, if the termination is at the U.S. government’s convenience, a total fee proportionate to the percentage of work completed under the contract.

Time-and-Materials. Under a time-and-materials contract, compensation is based on a fixed hourly rate established for specified labor or skill categories. Contractors are paid at the established hourly rates for the hours it expends performing the work specified in the contract. Labor costs, overhead, general and administrative costs and profit are included in the fixed hourly rate. Materials, subcontractors, travel and other direct costs are reimbursed at actual costs plus an amount for material handling. Contractors make critical pricing assumptions and decisions when developing and proposing time-and-materials labor rates, risking reduced profitability if actual costs exceed the costs incorporated into the fixed hourly labor rate. One variation of a standard time-and-materials contract is a time-and-materials, award fee contract. Under this type of contract, a positive or negative incentive can be earned based on achievement against specific performance metrics.

Electric Air Mobility

A transport category type certification is the highest level in safety provided by the Civil Aviation Authorities. Jaunt intends to certify under CAR 529, single pilot IFR (instrument flight rules) and comply with Category Enhanced of EASA SC-VTOL-01 by:

●	using System Safety Assessment processes (Aerospace Recommended Practice (ARP) 4761 with ARP 4754A) that are industry standard for commercial transport aircraft (Exposure Draft (ED) 79A);

●	designing flight critical systems to meet the requirements of a probability of catastrophic failure of less than 10-9 per flight hour (less than once every billion flight hours);

●	developing robust software design processes to meet Development Assurance Level A for functions that could exhibit catastrophic failures; and

●	meeting requirements for bird strike, fatigue and damage tolerance, lightning strike, fire protection, and designing and incorporating elements for crashworthiness right from conceptual stage.

AIRO believes that this approach puts the design of the Jaunt Journey air taxi in line with the commercial transport category aircraft and rotorcraft in terms of safety and robustness. AIRO also believes it provides Jaunt with a clear, low risk path to certification by using existing VTOL regulations, thereby removing any guesswork from the certification approach.

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Government Regulations and Compliance

In the near-term, the efforts of the Electric Air Mobility Division will focus on obtaining FAA certification of its aircraft and engaging with key decision makers in the cities in the U.S. in which it anticipates its aircraft and UAM service will initially operate. Its aircraft will be required to comply with regulations governing aircraft design, production and airworthiness. In the U.S., this primarily includes regulations put forth by the FAA and the DOT. Outside the U.S., similar requirements are generally administered by the national civil aviation and transportation authorities of each country.

Producing the Aircraft

Production certification is the FAA’s approval for aircraft manufacturers to be able to manufacture aircraft under an FAA approved type design. To obtain production certification from the FAA, the manufacturer must demonstrate that its organization and its personnel, facilities, and quality system can produce the aircraft such that they conform to the approved design. Jaunt is working to develop the systems and processes it will need to obtain FAA production certification with the goal of obtaining such certification shortly following completion of the aircraft type certificate.

Operating the Aircraft

Airworthiness certification from the FAA signifies that an aircraft meets its approved type design and is in a condition for safe operation in the NAS. As is the industry standard, each of the aircraft manufactured by Jaunt will need to be issued an airworthiness certificate. AIRO expects that the airworthiness certificates issued to Jaunt’s aircraft will be a Standard Airworthiness certificate in the Normal Category, as such terms are defined by the FAA.

Operating the UAM Service

The DOT and the FAA have regulatory authority over air transportation operations in the U.S. To operate its UAM in air taxi service, Jaunt will be required to hold an FAA Air Carrier Certificate and operate under Part 135 of the FARs and register as an air taxi operator at the DOT. In addition, takeoff and landing locations (e.g., airports and heliports) typically require state and local approval for zoning and land use and their ongoing use are subject to regulations by local authorities. AIRO expects that as Jaunt builds out its UAM service there will be additional local, state and federal laws, regulations and other requirements that will cover its operations. Therefore, Jaunt has already begun and will continue to grow its engagement and collaboration with the cities in which it intends to operate its service in an effort to ensure that it operates in a safe and sustainable manner.

Regulatory Approvals Relating to Passenger-grade AAVs

Jaunt operates in a new and rapidly evolving industry, which is subject to extensive legal and regulatory requirements. While regulations governing this industry are evolving, currently in the jurisdictions where Jaunt sells and plans to sell its products, the commercial use of its passenger-grade AAVs, and in some cases its non-passenger-grade AAVs, is subject to an uncertain or lengthy approval process. In order for customers to use Jaunt’s passenger-grade AAVs, Jaunt is working on obtaining, or working closely with customers to obtain, relevant approvals and permits in the jurisdictions where it sells and plans to sell its products. AIRO is unable to estimate the average length of time required to obtain the applicable regulatory approvals due to the nascent nature of AAV-related regulations and the lack of relevant precedents. For example, AIRO is not aware of any operator having been granted all required approvals for the commercial operations of passenger-grade AAVs in China or the U.S. See “Risk Factors—Risks Relating to Our Business and Industry.” In the jurisdictions where Jaunt sells and plans to sell its products, the commercial use of its passenger-grade AAVs, and in some cases of its non-passenger-grade AAVs, is subject to an uncertain or lengthy approval process. AIRO cannot predict when regulations will change, and any new regulations may impose onerous requirements and restrictions with which Jaunt, its AAVs and its potential customers may be unable to comply. As a result, Jaunt may be limited in, or completely restricted from, growing its business in the foreseeable future.

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Advanced Avionics

Aspen designs and manufactures equipment under worldwide aviation regulatory agency approvals. These include but are not limited to FAA, EASA, TCCA, and ENAC (Brazil) regulations. These govern the design test, certification, installation, and manufacturing of Aspen’s equipment.

The FAA regulates the manufacture, repair and operation of all aircraft and aircraft parts operated in the U.S. Its regulations are designed to ensure that all aircraft and aviation equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. Aircraft operators must maintain logs concerning the utilization and condition of aircraft engines, life-limited engine parts and airframes. In addition, the FAA requires that various maintenance routines be performed on aircraft engines, some engine parts, and airframes at regular intervals based on cycles or flight time. Engine maintenance must also be performed upon the occurrence of certain events, such as foreign object damage in an aircraft engine or the replacement of life-limited engine parts. Such maintenance usually requires that an aircraft engine be taken out of service. Aspen’s operations may in the future be subject to new and more stringent regulatory requirements. In that regard, Aspen closely monitors the FAA and industry trade groups in an attempt to understand how possible future regulations might impact it. AIRO’s businesses that sell defense products directly to the U.S. government or for use in systems delivered to the U.S. government can be subject to various laws and regulations that govern pricing and other factors.

Import/Export Regulations. Aspen sells products and solutions to customers all over the world and is required to comply with U.S. Export Administration Regulations and economic and trade sanctions programs limiting or banning sales into certain countries. Countries outside of the U.S. have implemented similar controls and sanction regulations. Together these controls and regulations may impose licensing requirements on exports of certain technology and software from the U.S. and may impact Aspen’s ability to transact business in certain countries or with certain customers. Aspen has developed compliance programs and training to prevent violations of these programs and regulations, and regularly monitors changes in the law and regulations and create strategies to deal with changes. Changes in the law may restrict or further restrict Aspen’s ability to sell products and solutions.

Anti-Corruption Regulations. Because Aspen has significant international operations, it must comply with complex regulations, including U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other local laws prohibiting corrupt payments to governmental officials, and anticompetition regulations. Aspen has compliance policies, programs and training to prevent non-compliance with such anti-corruption regulations in the U.S. and outside the U.S. Aspen monitors pending and proposed legislation and regulatory changes that may impact its business and develops strategies to address the changes and incorporate them into existing compliance programs.

Environmental Regulations. Aspen’s facilities and operations are subject to numerous domestic and international laws and regulations designed to protect the environment, particularly with regard to waste and emissions. The applicable environmental laws and regulations are common within the industries and markets in which Aspen operates and serves. Aspen believes that it has complied with these requirements and that such compliance has not had a material adverse effect on its financial condition, results of operations, cash flows or equity. Aspen has installed waste treatment facilities and pollution control equipment to satisfy legal requirements and to achieve its waste minimization and prevention goals.

Electronic products are subject to governmental environmental regulation in a number of jurisdictions, such as domestic and international requirements requiring end-of-life management and/or restricting materials in products delivered to customers, including the European Union’s Directive 2012/19/EU on Waste Electrical and Electronic Equipment and Directive 2011/65/EU on the Restriction of the use of certain Hazardous Substances in Electrical and Electronic Equipment (“RoHS”), as amended. Other jurisdictions have adopted similar legislation. Such requirements typically are not applicable to most equipment produced by Aspen. Aspen believes that it has complied with such rules and regulations, where applicable, with respect to its existing products sold into such jurisdictions. Aspen intends to comply with such rules and regulations with respect to its future products.

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Wireless Communications Regulations. Wireless communications, whether radio, satellite or telecommunications, are also subject to governmental regulation. Equipment produced in Aspen’s Communication Systems and Space and Airborne Systems segments, in particular, is subject to domestic and international requirements to avoid interference among users of radio and television frequencies and to permit interconnection of telecommunications equipment. Aspen is also required to comply with technical operating and licensing requirements that pertain to its wireless licenses and operations. Aspen believes that it has complied with such rules and regulations and licenses with respect to its existing products and services, and it intends to comply with such rules and regulations and licenses with respect to its future products and services. Governmental reallocation of the frequency spectrum could impact Aspen’s business, financial condition, and results of operations.

Environmental Regulation

Operations in all of AIRO’s divisions are subject to extensive, and frequently changing, federal, state and local environmental laws and substantial related regulation by government agencies, including the Environmental Protection Agency. Among other matters, these regulatory authorities impose requirements that regulate the operation, handling, transportation and disposal of hazardous materials; protect the health and safety of workers; and require AIRO to obtain and maintain licenses and permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on AIRO. Notwithstanding these burdens, AIRO believes that it is in material compliance with all federal, state and local environmental laws and regulations governing its operations. There has been no material adverse effect to AIRO’s consolidated financial statements nor competitive positions as a result of these environmental regulations.

Other Regulation

AIRO is also subject to a variety of other regulations including work-related and community safety laws. The Occupational Safety and Health Act of 1970 mandates general requirements for safe workplaces for all employees and established the Occupational Safety and Health Administration (“OSHA”) in the Department of Labor. In particular, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances. In addition, specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. Requirements under state law, in some circumstances, may mandate additional measures for facilities handling materials specified as extremely dangerous. AIRO believes that its operations are in material compliance with OSHA’s health and safety requirements.

Legal Proceedings

From time to time, AIRO may become involved in legal proceedings arising in the ordinary course of its business. AIRO is not currently a party to any legal proceedings that would individually or taken together have a material adverse effect on its business, financial condition, results of operations, or cash flows. Regardless of outcome, litigation can have an adverse impact on operations due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm, and other factors.

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AIRO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of AIRO Group Holdings, Inc. should be read together with AIRO’s audited consolidated financial statements as of and for the year ended December 31, 2023, together with related notes thereto, and AIRO’s unaudited condensed consolidated financial statements as of March 31, 2024 and for the three-month periods ended March 31, 2024 and 2023, together with related notes thereto, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. The discussion and analysis should also be read together with the unaudited condensed combined pro forma financial information of AIRO and its subsidiaries as of March 31, 2024, for the three months ended March 31, 2024, and for the year ended December 31, 2023.

In addition to historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Some of the numbers included herein have been rounded for the convenience of presentation. AIRO’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus. AIRO cautions investors not to place undue reliance on the forward-looking statements contained in this section. These statements speak only as of the date of this prospectus, and AIRO undertakes no obligation to update or revise the statements, except as may be required by law.

Formation

After several years of preparation, the founders of AIRO formed AIRO Group, Inc., n/k/a Old AGI, Inc., a Delaware corporation (“Legacy AIRO”), for the purpose of acquiring and integrating various companies engaged in the aerospace and defense industry, including those that are discussed below. AIRO was formed on August 30, 2021, and Legacy AIRO became a wholly owned subsidiary of AIRO through a reorganization effective as of October 5, 2021. AIRO then entered into a series of transactions to develop its business across four divisions: (a) Advanced Avionics; (b) Training; (c) Uncrewed Air Systems; and (d) Electric Air Mobility.

Business Combinations

During the year ended December 31, 2022, AIRO completed its “Put Together Transaction” to acquire six companies which are now organized into AIRO’s four primary divisions, each with a diverse set of partners and customers and each representing a large and fast growing market segment: (i) Advanced Avionics, through AIRO’s subsidiary Aspen; (ii) Training, through its subsidiaries Agile Defense and CDI; (iii) Uncrewed Air Systems, through its subsidiaries AIRO Drone and Sky-Watch; and (iv) Electric Air Mobility, through its subsidiary Jaunt. Aspen, Agile Defense, CDI, AIRO Drone, Sky-Watch, and Jaunt are collectively referred to herein as the “Acquired Companies.” With these acquisitions, AIRO brought together decades of industry-leading experience to provide prominent products and services that it believes are uniquely capable of addressing a wide spectrum of aerospace markets.

AIRO acquired Agile Defense on February 25, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Agile Defense, Legacy AIRO, AIRO, Agile Defense Merger Sub, LLC, and Joseph Burns as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $2.3 million. The promissory note bears no interest and is payable within five days of the closing of the Business Combination. On October 2, 2023, the parties signed a Promissory Note Termination Agreement whereby six of the seven note holders agreed to convert approximately ninety percent of the promissory note principal owed them into shares of AIRO’s Common Stock immediately prior to the closing of the Business Combination, with the remaining principal paid at closing of the Business Combination. Total principal of $0.8 million pursuant to the original promissory note and remaining principal of $0.2 million pursuant to the Promissory Note Termination Agreement shall be paid at closing of the Business Combination.

AIRO acquired AIRO Drone on February 25, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among AIRO Drone, Legacy AIRO, AIRO, AIRO Drone Merger Sub, LLC and Joseph Burns as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $2.1 million. The promissory note bears no interest and is payable within five days of the closing of the Business Combination. On October 2, 2023, the parties signed a Promissory Note Termination Agreement whereby nine of the ten note holders agreed to convert approximately ninety percent of the promissory note principal owed them into shares of AIRO’s Common Stock immediately prior to the closing of the Business Combination, with the remaining principal paid at closing of the Business Combination. Total principal of $448.9 million pursuant to the original promissory note and remaining principal of $0.2 million pursuant to the Promissory Note Termination Agreement shall be paid at closing of the Business Combination.

AIRO acquired Jaunt on March 10, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Jaunt, Legacy AIRO, AIRO, Jaunt Merger Sub, LLC and Martin Peryea as member representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of 5.3 million shares of AIRO’s Common Stock.

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AIRO acquired Sky-Watch on March 28, 2022, pursuant to the terms and conditions of an Equity Purchase Agreement by and among Sky-Watch, Legacy AIRO, AIRO, Dangroup ApS and Mekan I/S v/Per Pedersen & Claus Bo Jensen, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $12.88 million, 0.9 million shares of AIRO’s Common Stock and an earnout of up to $15.5 million based on performance commencing on the closing date through fiscal years 2022, 2023 and 2024.

AIRO acquired Aspen on April 1, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Aspen, Legacy AIRO, AIRO, Aspen Merger Sub, Inc. and John Uczekaj as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of 2.6 million shares of AIRO’s Common Stock.

AIRO acquired CDI on April 26, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among CDI, Legacy AIRO, AIRO, Coastal Merger Sub, Inc. and Jeffrey Parker as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $10.10 million and 1.8 million shares of AIRO’s Common Stock. The promissory note bears no interest and was originally payable within five days of the closing of the Business Combination. On October 17, 2023, the parties signed a Promissory Note Termination Agreement whereby approximately ninety percent of the promissory note principal shall be converted into shares of AIRO’s Common Stock immediately prior to the closing of the Business Combination, with the remaining principal of $1.0 million paid at closing of the Business Combination.

Divisional Business Overview

1.	Advanced Avionics Division

Aspen Overview

AIRO’s Advanced Avionics Division is anchored by its wholly owned subsidiary, Aspen, which AIRO acquired on April 1, 2022. Aspen was founded in 2005 by two entrepreneurs in Albuquerque, New Mexico and was funded by a mix of venture capital and family/individual investors prior to merging with AIRO. Today, Aspen is based in Albuquerque, New Mexico, with an office in Phoenix, Arizona. Aspen develops, manufactures, and sells avionics and electronic GPS sensors for the GA, UAS, and eVTOL market segments. Aspen’s customers are located worldwide, ranging from individual operators, dealers, and large OEMs.

Aspen’s avionics products are focused on GA aftermarket and OEM display and integration and Connected Panel solutions. Aspen’s avionics have also been installed on legacy military aircraft including older generation jets and helicopters. Currently, Aspen supplies displays as an OEM option on Robinson helicopters. Aspen also supplies Connected Panel solutions for Pilatus and Honeywell that are installed in A300 Cargo aircraft. Aspen’s GPS sensors are sold for installation on GA and UAS/eVTOL platforms.

Aspen’s Evolution Flight Display System line of products is a preferred retrofit solution for legacy GA aircraft. It is designed as a low-cost modular platform to supply a range of features from basic PFD to sophisticated MFD capabilities. Aspen estimates that there are over 15,000 GA aircraft flying with Aspen displays. Aspen’s strategy is to provide a robust hardware platform with low acquisition and install costs that feature open system interfaces and ability to interface to legacy and new technology avionics in GA aircraft. The platform was designed to affordably update to new technologies minimizing installation costs to upgrade. Aspen is currently developing its next generation display system focused on large screen glass applications for GA and eVTOL platforms.

Aspen’s Connected Panel product was first introduced in 2011 to provide tablet connectivity to avionics panels. At that time, Aspen was the first to market with this capability and landed programs with Pilatus on both the Pilatus PC12 turboprop and the PC24 business jet. Additionally, Aspen previously entered into an agreement with a major avionics manufacturer to provide a version of its Connected Panel solution on A300 Freighter aircraft. The Connected Panel platform is designed to be extendable to many potential applications including datalink, data recording and 4G/5G applications.

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In 2015, Aspen acquired the GPS commercial aerospace market segment of Accord’s GPS business. Aspen’s GPS products are certified on over 600 different aircraft makes/model. It is also installed on many UAS/eVTOL platforms. The acquisition provided not only GPS technologies but access to low-cost engineering resources.

Key Factors Affecting Aspen’s Operating Results

Expansion and Sales of Current Product Lines

Aspen’s current line of products supplies a steady stream of revenue from its dealer network and OEM contracts. All major avionics manufacturers provide quarterly revenue information based on domestic and international aftermarket and OEM sales. While historically Aspen’s performance often mirrors that of the industry metrics, there are quarter-to-quarter variations in Aspen’s historic financial performance based on Aspen-related supply chain issues, product introduction schedules, and competitive products entering the market, which management expects will continue. Like the overall avionics industry, Aspen is impacted by fluctuations in demand due to changes in the overall economy. Macroeconomic factors that affect negative stock market performance and volatility often drive demand softness. Conversely, factors that affect positive performance and less volatility often drive demand strength.

A significant portion of aftermarket sales is made through a worldwide network of dealers. Currently, Aspen has 650 dealers, of which more than 250 are located outside of the U.S. Aspen’s sales team works closely with dealers and individual operators in conjunction with its marketing operations to drive demand into the dealer network. This effort consists of brand marketing, focused marketing on specific target audiences, sponsorships, and special pricing initiatives throughout the calendar year to coincide with industry shows. Aspen’s participation in industry shows and events creates direct sales opportunities for continued expansion of sales.

Historically, throughout the calendar year, Aspen would introduce updates to existing products to add functionality, including interfaces to new avionics introduced by other manufacturers to generate demand driven by new aircraft technology advancements in the market, and will continue to do so.

Aspen is extending the use of the GA Display line of products into legacy military aircraft for training exercises. It is currently installed in some versions of legacy jet fighters but recently is being tested on an F5 aircraft in preparation for a bid on military training aircraft. This market is expanding, and management believes this platform has a unique form factor and price point that is very attractive to this segment.

Development of Next Generation Avionics and GPS Solutions

Aspen is developing a new line of large format avionics displays for the larger GA aircraft and the emerging eVTOL market. The product line is being bid on several eVTOL platforms. Management believes the new displays will widen Aspen’s customer base by expanding the market of interest. The emerging eVTOL market is creating opportunities for all parts of Aspen’s business as the market will create demand not only for Aspen’s display products but also for the existing GA class III, generally defined as aircraft greater than 6,000 pounds, and not used for commuter applications. Over the next 10 years, management expects to broaden Aspen’s avionics offerings to include flight controls and integrated navigation into its next generation integrated display avionics to adapt to anticipated eVTOL and OEM opportunities.

Aspen continues to upgrade its line of Connected Panel products to provide 5G connectivity and enhance data recording capabilities. There are continued calls by regulatory bodies to expand the need for lightweight low cost data recorders. Both the TCCA and EASA have moved toward requiring them on GA aircraft. Aspen’s Connected Panel line of products is being developed to add 5G capabilities and crash-resistant technologies to enter this market. Aspen believes this will fuel growth for its Advanced Avionics line of products since current products designed for the air transport market are heavy and costly.

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Competition

Aspen has several competitors. Its major competitors include companies such as Honeywell International Inc. (HON) (“Honeywell”), Avidyne Corporation, Collins Aerospace, Dynon Avionics, Inc., uAvionix Corporation, L3Harris Technologies, Inc. (LHX), and Garmin Ltd. (GRMN) (“Garmin”). In the display and integrated avionics segment, Aspen’s primary competitor is Garmin since it has the largest market share in the aftermarket segment. In the OEM segment, Garmin, Honeywell, and Collins Aerospace are the leaders. As the eVTOL market emerges, Aspen expects new market competitors as well as the existing competitors in the avionics segment.

Aspen’s primary competitors in the Connected Panel market include Honeywell, Garmin, and Teledyne Technologies.

In the GPS market space, the NexNav system has few direct competitors. NexNav products include licensing, CCA, and LRU. Competitors include Honeywell’s wholly owned division, Bendix/King, CMC Electronics Inc./Esterline Technologies Corp., FreeFlight Systems Inc. (“FreeFlight”)/Trig Avionics Ltd. (“Trig”), and uAvionix Corporation. In the case of FreeFlight and Trig, they also license Aspen’s design. Other manufacturers of GPS components such as Garmin, Honeywell, and Collins Aerospace do not sell standalone GPS devices in the avionics markets, and typically provide that functionality embedded in an integrated product.

Government Regulation

Aspen designs and manufactures avionics equipment under worldwide aviation regulatory agency approvals. These include but are not limited to FAA, EASA, TCCA, and the National Civil Aviation–Agency - Brazil (“ANAC”) regulations. These regulations govern the design test, certification, installation, and manufacturing of Aspen’s avionics equipment.

Customers

Aspen sells advanced avionics products through a dealer network or to OEM customers. Both the Connected Panel and GPS product lines are primarily sold to OEM customers although there are instances of purchase through the dealer network for specific installations.

Because of the nature of its business, Aspen’s top avionics customer base varies from year to year. Certain dealers may in any one year be a top customer for Aspen, depending on the dealer’s customers’ demand for Aspen’s equipment. For example, this could occur if a dealer (typically a smaller dealer) negotiates an upgrade of a fleet of aircraft that would also include Aspen’s avionics products. Then the following year that dealer may not have a large contract. This has occurred historically and management expects that it will continue. OEM customers such as Pilatus Aircraft Ltd, Robinson Helicopter Co., Genesys Aerosystems Group, Inc., FreeFlight Systems Inc. (now part of Moog, Inc.), Trig Avionics Ltd., Bae Systems plc, and Joby Aviation, Inc. (JOBY) have historically been Aspen’s top customers year to year, and it expects that they will remain its top customers in the coming years. The following dealers/customers are on the top Aspen customer list due to the size of the dealership and their consistent level of business with Aspen historically, and Aspen expects this business to continue: Sarasota Avionics, Trans Maldivian Airways, Gulf Coast Avionics, and Lancaster Avionics. The rest of Aspen’s customers are spread amongst many smaller and mid-sized dealers.

2.	Training Division

Agile Defense Overview

AIRO’s Training Division includes wholly owned subsidiary Agile Defense, LLC, which AIRO believes is positioned to become a premier provider of advisory services to the U.S. military and the private aerospace industry due to the extensive experience of the founders and personnel of Agile Defense. Agile Defense has expertise in the areas of certification and regulatory compliance, high performance communications, modernization programs, quality management, safety and security, and missile defense, which AIRO expects will offer significant benefit to its customers. Agile Defense offers a significant depth of defense experience, comprehensive analysis, and innovative solutions from concept to operational status.

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The Training Division will provide prime and subcontract combat ADAIR services to the U.S. military, selected NATO countries, and other international U.S. allies. The Training Division will also provide supplemental and supporting services with training solutions focused on professional pilots in both the commercial and military sectors and will offer high-end advisory and consulting solutions to the aerospace industry.

Key Factors Affecting Agile Defense’s Operating Results

Demand for Military Flight Training

The overall demand for military flight training continues to grow. There is an acute shortage of available pilots in several branches of the U.S. military that is likely to continue. In particular, according to the U.S. Congressional Research Service, the USAF is currently 1,650 pilots short. As a result of this shortage, the USAF cannot afford to take current pilots out of combat rotations for adversarial training missions. The USAF is also suffering from the use of outdated training platforms. The currently-contracted aggressor squadrons are using older, less competitive aircraft for training missions. Unfulfilled training requirements are also impacting the combat readiness of the USAF’s current pilots. The same problems exist within the other branches of the U.S. military that require and depend on well-trained combat-ready pilots. AIRO believes there are potential positive impacts going forward, with increased need for aircraft due to pandemic-induced delays in ongoing military training contracts, and a resumption of the pre-pandemic commercial transport pilot shortage.

Agile Defense is in the process of acquiring platforms for CAS and ADAIR missions to support the current and projected increase in training requirements. Foreign-aligned military training engagements also present potential for revenue. Agile Defense believes it will be able to realize these revenue opportunities once it has acquired the necessary aircraft to support both domestic and foreign training missions.

Airframe/Aircraft Availability

For the past several years, Agile Defense has worked to acquire Generation Four fighters from multiple countries. Agile Defense has invested significant amounts of time developing stringent requirements to ensure the desired platform sought by the USAF, balanced against the cost of acquisition and reasonable operational cost and expenses, which would ultimately result in favorable profitability and return. Currently, AIRO’s Training Division has secured two contracts for contract close air support aircraft and is in negotiations with several potential sellers and/or lessors to acquire the Generation Four aircraft desired by the USAF. Opportunities globally for acquiring Generation Four aircraft have been more limited because uncertainty related to the war in Ukraine has prompted governments to hold onto aircraft. However, with the recent increase of inflationary pressures worldwide, the market for these aircraft has opened up again as governments try to dispose of expensive unused assets.

Funding

A lack of funding has restricted Agile Defense’s ability to independently finance or lease potential aircraft. Agile Defense believes that the funding challenge is critical but temporary and expects the Business Combination to provide the necessary funding to independently finance or lease potential aircraft.

Competition

Agile Defense has four major, well-funded competitors that currently provide contracted ADAIR services to the U.S. military: Airborne Tactical Advantage Company, LLC, Draken International, Inc., Top Aces Inc., and Tactical Air Defense Services Inc. The fleets of these companies mostly consist of older Generation One, Generation Two, and Generation Three aircraft. Within the last 12 months, Draken and Top Aces have acquired fleets of F-16 fighters.

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Agile Defense does not believe its competitors pose a threat to the successful implementation of its business plan for the following reasons:

●	Operational and Cost Advantages. Agile Defense believes its current Generation Four platform of choice for ADAIR mission (the Saab JAS 39 Gripen aircraft) offers significant operational efficiencies over other Generation Four aircraft and superior operational cost advantages. Agile Defense will not be burdened with the costs and expenses of operating and maintaining disparate aircraft platforms. The Generation Four fighter platforms that Agile Defense will deploy are highly desired by the U.S. military and NATO countries.

●	Capacity. The available hours needed to support the U.S. military requirements for ADAIR and CAS services exceeds the capacity of Agile Defense and all of its competitors combined. Agile Defense believes that the number of hours required by the U.S. military will continue to grow.

●	Cooperation. Due to the demand and limited capacity, as well as the limited availability of aircraft and pilots, crews and other personnel, formal and informal agreements exist between Agile Defense and its competitors as subcontracts to the prime contractor for services.

●	High Barrier of Entry. The acquisition, operational, and maintenance costs, as well as experienced military leadership and staff requirements, are high barriers to entry in the industry that many aviation-oriented companies are unable to overcome.

Customers

AIRO’s Training Division customers will primarily be the branches of the U.S. military that require ADAIR and CAS training services. There is also a large foreign military demand for these contracted services currently being provided by a few of Agile Defense’s competitors. These foreign contracts could also be available to AIRO upon acquisition of suitable aircraft.

Coastal Defense Overview

AIRO’s Training Division also includes wholly owned subsidiary, CDI, which provides CAS, ISR, unmanned ground systems, and target simulation services using fixed-wing aircraft with ground targeting focus to military customers. CDI provides manned, piloted fixed-wing aircraft, suitable payload, surveillance and reconnaissance equipment, ground liaison officers and Joint Terminal Attack Controller instructors, and a certified aircrew to provide full joint theatre ISR and simulated ground strike training, which can include live munition deployment. CDI also provides unmanned automobile systems used for air or ground strike training. These include automated vehicles of various types and capabilities customized to meet training mission demands.

CDI has serviced the U.S. military for over 17 years. It employs highly trained special operations veterans, and its personnel have years of real-world experience on the battlefield and in the global war on terror. CDI’s personnel have collectively planned and executed hundreds of missions, which include air support, unmanned systems, full motion video systems (ROVER, MVR), and infiltration and exfiltration techniques. CDI’s personnel develop, integrate, and evaluate new equipment and modify existing equipment to fit customized military orders and mission training. These customizations include, without limitation, aircraft, surveillance, and automobile equipment.

The Training Division will provide prime and subcontract combat ADAIR services to the U.S. military, selected NATO countries, and other international U.S. allies. The Training Division will also provide supplemental and supporting services with training solutions focused on professional pilots in both the commercial and military sectors and will offer high-end advisory and consulting solutions to the aerospace industry.

Recent Developments

CDI is an approved participant under certain multiple awards, indefinite-delivery/indefinite-quantity contracts (the “Contracts”) issued by the U.S. military. The approved Contract participants such as CDI bid on task orders as they are issued by the U.S. military pursuant to those Contracts. The U.S. military chooses winning bids based on such factors as cost, certainty of fulfilling the requirements of a specific task order, safety records, and other factors. AIRO’s current fleet of aircraft in its Training Division works at almost maximum capacity at present in fulfilling its current awards under its contracts for CAS, TACT and ISR support services, before accounting for additional Contracts or task orders. CDI believes additional aircraft and related equipment are required in order to bid and complete future task orders and to expand into ADAIR, which CDI expects will drive significant revenue and profit growth.

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Key Factors Affecting CDI’s Operating Results

Aircraft and Equipment Acquisition

CDI aims to utilize its aircraft at maximum capacity and to own and maintain the proper number of aircraft to meet the needs of its customers. In order to successfully and timely leverage the substantial anticipated growth due to the Contracts, CDI estimates capital requirements to be $20 million to $25 million to expand CDI’s fleet of aircraft and accompanying equipment to serve CAS and ISR task orders. This estimate is based on historical aircraft and equipment purchases. CDI has 11 aircraft that can be utilized for its training activities, but it has been experiencing an increased difficulty in obtaining additional aircraft due to the Ukrainian conflict and instability in other areas of the world. Potential seller countries have been holding onto aircraft while they see how the Ukrainian conflict unfolds. Recently, however, the supply of aircraft has increased again, driven by rises in inflation and seller countries’ desire to sell off unused assets.

A related challenge to having a fleet ready to meet demand is policy changes regarding aircraft transfers to the U.S. Purchased aircraft often need to be disassembled, imported into the U.S., and appropriately modified to meet customer needs. This requires significant capital and lead time to put an aircraft into operation. Delays in obtaining the aircraft could adversely impact financial results and growth plans due to missed task order bidding opportunities.

Competition

CDI competes in a sector that is highly concentrated by several well capitalized competitors including, without limitation, Draken International Inc., Top Aces Inc., Air USA, Inc., Airborne Tactical Advantage Company, LLC, Tactical Air Defense Services Inc., and Blue Air Training Corp. These competitors are also approved providers under the Contracts and are able to subcontract to companies that were not approved under the Contracts. CDI also competes with simulation training. CDI has maintained an excellent safety and performance record and expects to reduce or eliminate the gap in capitalization and fleet size between CDI and its competitors due to the capital investment expected to occur as a result of the Business Combination.

Releasing and Bidding Task Orders

While the U.S. military named CDI an approved provider under the Contracts with a limited number of competitors, the U.S. military periodically releases task orders requesting specific services pursuant to a bid process. The U.S. military chooses winning bids based on such factors as cost, certainty of fulfilling the needs of a specific task order, safety records, and other preferred factors. In the experience of CDI management, a material factor in determining a contractor’s ability to fulfill the needs of a specific task order is the contractor’s possession of the type and quantity of aircraft that fit the specifications of that task order when the contractor submits its bid. CDI believes that there is enough work under the Contracts to realize significant profits from aircraft acquisition; however, the bid process structure favors well-capitalized contractors due to the timing of cash-flow and the required capital investment.

Recent Developments – Training Division

In November 2023, AIRO signed non-binding letters of intent to acquire two flight training schools. The parties have undertaken due diligence to determine whether a binding purchase agreement will be negotiated. The total anticipated purchase price for the acquisitions is expected to range from $5.1 million to $7.7 million, which would be paid in a combination of cash and the issuance of equity.

3.	Uncrewed Air Systems Division

AIRO Drone Overview

AIRO’s Uncrewed Air Systems Division includes wholly owned subsidiary AIRO Drone, LLC, which is a transformative aerospace company formed in 2018. AIRO acquired AIRO Drone on February 25, 2022. AIRO Drone manufactures and customizes a variety of sUAS, more commonly known as “drones.” AIRO Drone operates drones in an AI-based commercial inspection service known as DaaS, and builds and operates a worldwide drone datacom network known as “AIRO-NET.” AIRO Drone believes its extensive background in design, engineering, and manufacturing drones (AIRO Drone was the first company in the U.S. to certify and fly an FAA N-Numbered small drone), its extensive FAA, TCCA, EASA and operational experience, as well as its expertise in datacom networks, radios, and aircraft communications gives it a very unique opportunity to build and significantly grow an entirely new, low-risk product line for commercial drone operations.

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Key Factors Affecting AIRO Drone’s Operating Results

Expansion and Sales of Current Product and Services Lines

AIRO Drone’s current line of products and services consists of drones, DaaS and AIRO-NET.

Early drone industry growth centered largely on sales of drone aircraft and accessories, with recreational and hobby users making up a large proportion of buyers. As the industry has matured, aircraft and their components and subsystems have become largely commoditized, and industry growth is rapidly shifting to services and service-derivative revenue. Service opportunities are now moving up-market, with larger companies exploring the benefits of drone technology and how to prudently apply drones to their operations based on their need for credible providers, with suitable assurances of safety, professionalism, training and certification, IT security, and application of advanced analytics to drone-derived data. AIRO Drone’s growth strategy leverages that trend, with a strong focus on how Fortune 1,000 and similar companies will use drones and data-rich analysis to perform inspections, with complete end-to-end solutions.

The drones business consists of a tethered drone system, a fixed-wing aircraft, a unique reseller relationship with Airgility, Inc. for its GPS-denied small drone line, and a large array of sensors and custom data derivation from the operating drones. AIRO Drone can provide needed datacom support capabilities for the rapidly emerging BVLOS market segment.

DaaS is an AI-based service model allowing customers to perform property inspections and operations that were previously performed by manpower and manned aviation (such as helicopters). The data gathered from inspections is then delivered to the customer’s platform of choice, such as IBM Bluemix, MS-Azure, or AWS. AIRO Drone expects to harness the fast-growing drone services market through a combination of direct services offerings, aggregation of services capacity, service capabilities, market reach, and the sale of custom designed, manufactured, and certified drones.

AIRO-NET is a unique drone data VPN that provides standardized real-time secured command and control, as well as streaming data (such as electro-optical/infrared video) directly to the operator and customer. This type of service is currently performed without standardization by most individual operators. Further, through AIRO-NET, AIRO Drone will provide other real-time data such as geo-referenced mapping and weather information to other commercial providers.

Service Growth through Aggregation

AIRO Drone’s growth strategy for DaaS revenue depends on increasing its current commercial drone solutions portfolio through a combination of expanded marketing, partnering with compatible service providers with common marketing and analytics and, where advantageous, strategic acquisition of businesses with complementary value-added services. AIRO Drone also expects significant growth as the FAA and other stakeholders finalize requirements for BVLOS operations. AIRO Drone plans to make substantial investments in sales and marketing, analytics, and communications, focused on expansion of its footprint into specialized markets and applications domestically and internationally.

The drone services industry is well-positioned for consolidation. Typical drone services companies today are small businesses, with limited capital and resources for business development, expansion, or post-service analytics, not to mention the level of operational, training, and safety processes required by most major company clients. There are few, if any, companies that provide end-to-end data and information solutions for the client. There is a clear opportunity to consolidate selected smaller entities into a larger services organization, with the resources to centralize business development, IT, analytics, training, safety and operational processes, and to effectively pursue and serve Fortune 1,000 clients. AIRO Drone currently has relationships with multiple providers who produce revenue in specialized industries and/or capability areas, in some cases providing services under its service agreements with large companies. Expanding that base will immediately expand AIRO Drone’s footprint in new areas, increasing revenue, customer base, and market share, and improving brand recognition.

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Value-Added Services

Boston Consulting Group predicts that, by 2050, over 48% of the commercial drone market will come from value-added services (see Figure 24)16, such as end-to-end, provider-managed turnkey service programs, data processing and analysis, and data management and security. This aligns well with the Uncrewed Air Systems Division growth strategy, which emphasizes the provision of multiple types of value-added services addressing common user and industry needs, in addition to simple drone operations. Industrial or other commercial users of drone services need actionable information and decision support tools, rather than “raw” drone-collected data. They also require such information to be managed and delivered securely and in accordance with company-wide IT systems and procedures. AIRO Drone’s value-added services offerings include advanced analytics, IT security and cloud-based interfaces with various corporate IT systems, drone operator safety and security processes, training, and its proprietary AIRO-NET communication system, which is under development.

Source: Boston Consulting Group

Figure 24—Distribution of Revenues by Product Type

AIRO-NET

AIRO-NET is a communication system being developed by AIRO Drone that focuses on the specific needs of BVLOS drone operations, integrating existing data transport providers where available, supplemented by drone-specific infrastructure to provide truly seamless, secure communications to BVLOS drones at all times. AIRO-NET is essentially a VPN for all the communications requirements for any BVLOS drone operation, for use by both AIRO Drone’s DaaS operations and other BVLOS drone operators. AIRO-NET revenue is also derived from a number of derivative services, such as data collected from onboard drone sensors and non-drone users of its communication capabilities. Gartner predicts that companies selling drone data communications services for guiding drones and relaying the data they collect, a derivative value-added service of AIRO-NET, can represent $23 billion of the $50 billion total market. Gartner predicts that AIRO-NET will enter service in Year 2 with a modest industry-wide equipage of 2,000 drone platforms and grow to over 25,000 platforms by the end of Year 5. By comparison, FAA projections predict a fleet size of commercial, non-model drones between 583,000 and 1,028,000 sUAS units by 2023 when AIRO-NET enters service, with 729,000 sUAS units likely. AIRO Drone’s projected equipage represents only a 0.28% penetration of that market. The same projection anticipates 835,000 commercial drones by 2025, compared to AIRO’s expected equipage of 11,045 drones with AIRO-NET, or a market penetration of 1.3%.

16 Francesco Castellano, Commercial Drones are Revolutionizing Business Operations (Oct 3, 2017), available at https://www.toptal.com/finance/market-research-analysts/drone-market.

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Certifications

AIRO Drone currently operates and plans on continuing to operate under US FAR Part 107 and will obtain a US FAR Part 135 Operating Certificate to be utilized by it and by its affiliates for unmanned (cargo delivery) and manned on-demand and scheduled operations. AIRO Drone’s risk of not achieving certification is very low as it already operates under the current guidelines, has extensive experience in US FAR Part 135, has completed 121 manned operations, utilize 100% licensed pilots, has an established FAA-recognized Safety Management System, and continually monitors and interfaces with the FAA for changes and expansions to the rules.

Sky-Watch Overview

AIRO’s Uncrewed Air Systems Division includes Sky-Watch A/S, its wholly owned subsidiary, which develops, manufactures, and sells mini unmanned aerial systems (“mUAS”) for the defense and security segment of the aerospace industry. AIRO acquired Sky-Watch on March 28, 2022. Sky-Watch solutions target the front line of net-centric warfare concepts, interoperability trends, and force multiplier initiatives. The Sky-Watch mUAS solutions are designed to increase speed and precision in operational decision-making through a new dimension and scale of mUAS-enabled situational awareness. Sky-Watch anticipates significant proliferation in the utilization and deployment of mUAS and sensor technology in the lower and sub-tactical levels of the defense and security force segment of the aerospace industry and believes it is positioned to be a driving force in shaping and facilitating this new multidomain dimension in defense, security and battlespace management.

The current mUAS defense market in the western hemisphere is dominated by a few aging proprietary mUAS platforms struggling with structural and forward-looking growth barriers such as high system costs (negatively impacting affordability), lagging rate of innovation and third-party integration challenges. Challenges regarding third-party integration include adopting third-party Commercial-Off-The-Shelf/Military-Off-The-Shelf system components for a fast-moving unmanned industry based on open architecture and open source software platforms as well as complying with the requirements of the mUAS defense market for interoperability, data analysis, and data dissemination. This market reality—an unavoidable shift from proprietary defense solutions toward open standards and broad third-party component system integration—is the window of opportunity and industry trend on which Sky-Watch’s mUAS business model is based.

Based in Denmark, since its inception in December 2009, Sky-Watch has focused on UAS and has developed and brought to market both multirotor and fixed-wing UAS. Sky-Watch’s mUAS solutions are operative in EU and NATO countries, and both solutions have been tested and deployed in international markets in the EMEA and APAC regions. Sky-Watch has over a decade of experience in working with a broad spectrum of the largest European and U.S.-based defense industry corporations on various UAS technologies.

Since inception, Sky-Watch’s focus has primarily been on technology and product development, which resulted in operating losses in all years through 2021. With the maturity of its product, Sky-Watch has seen an increased demand for its solutions from European markets, which resulted in it turning a profit in fiscal year 2022 and 2023. Sky-Watch anticipates this sales growth will continue in 2024 and continues to be presented with additional contract opportunities in Europe.

Key Factors Affecting Sky-Watch’s Operating Results

Development of the Mini UAS Defense & Security Market

Although vast global market potential remains largely unexploited, the concept of mUAS assets in defense and security, as well as in the civilian professional markets, has been known for years. Solid and clear industrial standards and industrial mUAS market leaders are nevertheless still absent. Sky-Watch believes that this standardization process, both industrially and technologically, will intensify over the next few years—especially in the mUAS system sphere of mechanical design concepts, sub-system hardware and other avionics, and system components. Sky-Watch also believes that the software aspect of mUAS operation will experience standardization in areas of flight control (both in the air element and in ground control), fueled in part by opensource flight control platforms and NATO standardization agreements concerning interoperability. Further, software trends concerning operational autonomy and reduced cognitive loads for the mUAS operator will standardize and simplify user interface in UAS control. As mUAS mechanical, hardware and software standardization intensifies and solutions mature to new levels, Sky-Watch believes the market’s focus will shift from a mix of operational mUAS functionality and operational ease toward software-based air/ground data analysis and dissemination and systems integration.

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Sky-Watch is aware of and experienced in navigating the above mUAS defense and security market trends and factors, but new and unforeseen competing technology may emerge with short notice, which may require it to redesign and upgrade its commercially released solutions or postpone already planned solution releases in order to remain competitive. Further, until industrial standards and a robust and diversified supply chain ecosystem are effectively established, throughout the mUAS market’s supply chain vertical, certain system components are covered by a relatively narrow spectrum of (trusted capital) suppliers with few or no substitution options for fast-track integration available. While Sky-Watch believes that it is agile and poised for growth in a rapidly evolving industry vertical, these aspects of the evolving mUAS defense and security market may impact sales cycles, R&D cycles, inventory valuation, ability to fully exploit operational economies of scale, sourcing, supply chain challenges, and other unforeseen challenges, any of which could impact financial predictability and performance, cash flows and operational results.

Competition

Due to the heavy capital requirements needed to develop robust and reliable defense-grade mUAS solutions, there are relatively few global competitors capable of challenging the high-cost legacy defense industry players. Most of those defense-grade open architecture competitors have completed substantial funding rounds relatively recently, which Sky-Watch expects will create additional competition to establish market leadership in the mUAS defense segment. As an EU-based company with broad geographical operational freedom to engage with clients globally, Sky-Watch is well-positioned to both capture market share and expand the market with its dual-use, non-ITAR, and battle proven mUAS solution. Competition may, however, move earlier and with stronger momentum and gain a substantial and strong foothold in the MUAV defense segment before Sky-Watch can harvest the results of the sales, marketing, and business development investments to be mobilized and deployed after successful completion of the Business Combination.

Government Regulation

Sky-Watch management believes that the defense and security mUAS segment, largely consisting of government clients, is most likely to utilize mUAS systems because both armed forces and security agencies often times have access to restricted airspace in which to train, build capabilities, and operate. Nevertheless, the extent to which the mUAS market, both defense, security and civilian professional, can be accessed, expanded, and commercially exploited is tied to clients’ ability to fly in non-restricted airspace and, moreover, the ability to fly BVLOS. National and international regulation, such as the Unmanned Aircraft System Traffic Management initiative implemented by the FAA and NASA in the U.S. or the “U-Space” initiative implemented by the EASA to address UAS traffic management in the EU, is still underway, as is standardization of operator certification, and platform (airworthiness) certification. Until these standards, certifications, and traffic management systems are effectively clarified and ratified systematically and internationally, certain clients of Sky-Watch’s targeted customer segment may be hesitant, or even prevented, in acquiring and utilizing Sky-Watch mUAS solutions. Accordingly, the nature of and the speed with these regulations are completed and implemented pose a risk for both financial performance and condition, timing of growth, and (short-term) growth potential.

Customers

Sky-Watch believes that, as mUAS end-users, all military commanders and security officers are aware that UAS assets improve situational awareness and thus strengthen efficiency and quality in decision making whether it be in the battlespace or in any other intelligence, surveillance, or reconnaissance task. But management’s experience has been that the mUAS procurement process is a highly politically influenced activity in most national defense and security markets. Sky-Watch believes that the value propositions of its mUAS solutions are strong, and that the low cost-of-ownership of open architecture, open source and commercial, off-the-shelf based mUAS solutions available stand in stark contrast to the legacy systems currently deployed. Nevertheless, national industrial defense politics and system inertia, from time to time may prevent, prolong, or limit sales opportunities and related revenue streams. Sky-Watch is currently in the market entry phase and thus its predictability of and performance levels in revenue generation and operational results may be compromised and/or experience significant fluctuations.

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4.	Electric Air Mobility Division

Jaunt Overview

AIRO’s Electric Air Mobility Division is anchored by wholly owned subsidiary Jaunt Air Mobility. Formed on April 9, 2019 as a Delaware limited liability company, Jaunt Air Mobility is a transformative aerospace company that focuses on building the next generation of aircraft to meet the growing demands for faster, more affordable, and environmentally more sustainable travel over urban areas. AIRO acquired Jaunt on March 10, 2022. The Jaunt Journey air taxi is a combination of a helicopter and fixed-wing eVTOL aircraft, with what AIRO believes to include the best attributes of both rotary and fixed wing. Jaunt believes its eVTOL aircraft provides the highest level of safety, the quietest configuration, and the lowest operational cost. The patented SRC technology has flown on multiple Jaunt demonstrator aircraft, with over 300 piloted flight hours and 1,000 takeoffs and landings, to validate the core technology.

Jaunt plans to certify under existing CAR 529 Transport Category Rotorcraft airworthiness rules. In contrast to the Part 23 Small Airplane Normal Category rules being pursued by other AAM companies, this provides a clear path to eVTOL certification with safety standards equivalent to commercial airliners. Jaunt also believes that it benefits from its innovative supplier cost sharing strategy, whereby key suppliers are deferring the cost of their NRE, reducing Jaunt’s initial funding requirements.

Aircraft sales will be through direct sales and leasing, similar to the current aircraft market. Jaunt intends to establish an in-house sales and marketing team to sell to the global air-mobility markets. In addition to focusing on the traditional buyers of aircraft, Jaunt intends to sell to the emerging AAM operators.

Recent Developments

AFWERX HSVTOL Challenge

On February 1, 2022, the USAF and U.S. Special Operations Command selected Jaunt to receive a contract of $0.367 million, to develop two conceptual aircraft designs to meet notional performance attributes for the FY25 demonstrator and the FY30+ threshold system through the AFWERX High Speed Vertical Takeoff and Landing Concept Challenge program (the “Challenge”). Jaunt was one of the eleven companies, out of an initial field of 218, selected to advance to the next phase in the Challenge. Jaunt proposed a single engine hybrid aircraft, larger and faster than the Jaunt Journey air taxi, combining the speed and capabilities of a fixed-wing aircraft with VTOL through Jaunt’s highly efficient and patented SRC technology.

During the period of performance in Phase I, completed on June 30, 2022, Jaunt provided high-level conceptual designs and plans for three aircraft based on Jaunt’s original proposal. On October 13, 2022 Jaunt was again selected by the Air Force to proceed with a Phase 1A program award to continue the design and development of the high-speed concept aircraft. The contracted amount was $4M. The Air Force announced that the HSVTOL program is ending and that the Defense Advanced Research Projects Agency (DARPA) would continue the development of a high-speed vertical and takeoff landing aircraft. DARPA is working with U.S. Special Operations Command on the new Speed and Runway Independent Technologies, or SPRINT, program, which will aim to build an air platform that shows a combination of runway independence and high speed and mobility. Jaunt has submitted a proposal to DARPA for consideration of a DARPA Phase 1 award.

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Customer Letters of Intent

On April 8, 2022, Jaunt signed a non-binding LOI with Vertiko Mobilité, Inc. to acquire 73 aircraft starting 2026 with an option to acquire 25 additional aircraft over 5 years.

On August 19, 2022, Jaunt signed a non-binding LOI with MintAir Co., LTD to acquire ten aircraft, with an option to purchase an additional 30 units.

On March 28, 2023, Jaunt signed a non-binding Memorandum of Understanding with Fly Blade (India) Private Limited to acquire 150 aircraft, with an option to purchase an additional 100 units.

On April 26, 2023, Jaunt signed a non-binding LOI with REDWINGS S.A. DE C.V. to acquire ten aircraft, with an option to purchase an additional ten units.

Canadian Operations

The Canadian government offers financial incentives to the aerospace industry and Canada has a large, highly skilled workforce. Jaunt previously announced plans to open design and manufacturing centers in Canada utilizing the extensive experience of the Electric Air Mobility Division’s leadership team in developing and certifying aircraft in Canada. Furthermore, Jaunt intends to certify the Jaunt Journey air-taxi through TCCA, capitalizing on TCCA’s bilateral agreements with the FAA and the EASA to obtain world-wide approval and access to the global AAM market.

Jaunt previously entered into discussions with the federal and the provincial government of Quebec to provide funding for its aircraft development program. These discussions have progressed positively, to date, and the Quebec’s Minister of Economy and Innovation has conditionally agreed to financially support the program. The funding mechanisms have not yet been determined but it is anticipated that they would include grants and/or tax rebates. Jaunt expects to receive an LOI or letter of support from the Quebec government upon an investment of at least $25 million into its operations, which is anticipated to occur at or shortly following the closing of the Business Combination. The Canadian federal government has indicated that it would also financially support the development program in an amount equivalent to the provincial government once the Quebec government finalizes its LOI.

Key Factors Affecting Jaunt’s Operating Results

Advanced Air Mobility Market Opportunities

Studies of the AAM market by several organizations (Goldman Sachs17, KPMG18, Deloitte19, and Morgan Stanley20) show significant market potential and substantial aircraft demand in the AAM market.

Jaunt’s first product will be the Jaunt Journey air taxi, but Jaunt believes that aircraft platform and the overall SRC technology are applicable to a broad range of applications including any mission that requires efficient VTOL capabilities and high cruise speeds. Jaunt plans to develop kits to allow the Jaunt Journey to fly additional mission sets such as cargo/package delivery, air ambulance, and law enforcement/military. These variants offer additional revenue streams from aircraft sales and support. Additionally, hybrid power options will extend the Jaunt Journey air taxis’ range and endurance beyond what is possible with current battery technology. Jaunt is exploring hybrid Jaunt air taxi configurations as well as other hybrid-electric aircraft configurations.

The AAM market will have multiple operators conducting daily flights of several eVTOL aircraft to transport commuters within a city or between cities. Jaunt expects MRO services will be essential to the success of this market with such a large fleet and that such services will provide another revenue stream once the aircraft enters service.

17 GOLDMAN SACHS, supra note 8.

18 KPMG, supra note 9.

19 Hussain & Silver, supra note 10.

20 MORGAN STANLEY, supra note 7.

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If these markets do not develop as expected, it could adversely impact Jaunt’s results and growth plans. The industry is highly competitive, and competitive pressures from existing and new companies could have a material adverse effect on its financial condition and results of operations.

Players in the AAM Market Space

There are a plethora of startups attempting to enter the AAM market. Most OEMs are proposing a unique aircraft design configuration that has critical implications on their ability to certify and field a commercial aircraft.

Other eVTOL companies are developing aircraft configurations that Jaunt believes are likely to encounter major certification challenges due to their unique and novel designs. Jaunt management has observed that the regulatory authorities (e.g., the U.S. Federal Aviation Administration (“FAA”)) and their aircraft certification rules are not traditionally suited for these types of revolutionary aircraft configurations. As a result, these OEMs may have challenges in meeting their commercial entry to service timelines and may need the regulatory authorities to make rule changes before they can be certified for commercial operations. The FAA recently confirmed to The Air Current21 that it will require eVTOL companies to follow “powered-lift” category rules. AIRO believes this will cause further delays in some of Jaunt’s competitors’ certification programs as they will have to re-establish their certification bases.

Unlike Jaunt’s competitors, Jaunt plans to take advantage of existing certification rules for its aircraft configuration, which management believes will give Jaunt an established path to commercial service. The Jaunt Journey air taxi is certifying at the highest level of commercial transport aircraft, allowing it to fly under existing rotorcraft rules and to utilize existing aviation infrastructure.

Supplier NRE Model

Jaunt believes it has overcome the typical high investment cost associated with manufacturing a new aircraft through a unique combination of purchase orders, supplier cost sharing, innovative technologies, and employing advanced manufacturing methods and data management systems. Jaunt is working with Tier 1 aerospace suppliers such as Bae Systems plc and CAE, Inc. who bring key enabling technologies to the eVTOL development program. Several are financially supporting the design and development of the Jaunt Journey by deferring the cost of their NRE.

The combination of supplier cost sharing, deposits, and Canadian government funding, if successfully implemented, reduces risk and required development capital. Jaunt’s program management plan is based upon minimal incremental funding to reach milestones, which continually increases valuation while further reducing risk. This allows management to monitor funding in a controlled manner with the dynamic flexibility to adapt to most market changes during the development timeline.

Patents

Jaunt’s advanced technology is protected by a valuable portfolio of patents with additional patents in the process of being granted. Analyzed by RSIP, Jaunt’s patent portfolio RSIP Score is 134%. The RSIP Score is the ratio of the portfolio to cohort grades and provides a comparison to companies innovating in the same space. An RSIP Score over 100% indicates that the subject portfolio contains above-average assets. Jaunt also has the trade secrets and proprietary intellectual property associated with the development of SRC technology, including the extensive experience and flight test data from the demonstrator aircraft.

21 Elan Head and Jon Ostrower, FAA changes course on eVTOL certification, THE AIR CURRENT (May 9, 2022), https://theaircurrent.com/ aircraft-development/faa-changes-course-on-evtol-certification/.

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Path to Certification

A transport category type certification is the highest level in safety provided by the Civil Aviation Authorities. Jaunt intends to certify under CAR 529, single pilot IFR (instrument flight rules) and comply with Category Enhanced of EASA SC-VTOL-01 by:

●	using System Safety Assessment processes (Aerospace Recommended Practice (ARP) 4761 with ARP 4754A) that are industry standard for commercial transport aircraft (Exposure Draft (ED) 79A);

●	designing flight critical systems to meet the requirements of a probability of catastrophic failure of less than 10-9 per flight hour (less than once every billion flight hours);

●	developing robust software design processes to meet Development Assurance Level A for functions that could exhibit catastrophic failures; and

●	meeting requirements for bird strike, fatigue and damage tolerance, lightning strike, fire protection, and designing and incorporating elements for crashworthiness right from the conceptual stage.

Jaunt believes that this approach puts the design of the Jaunt Journey air taxi in line with the commercial transport category aircraft and rotorcraft in terms of safety and robustness. Jaunt also believes it provides a clear, low risk path to certification by using existing VTOL regulations, removing any guesswork from the certification approach.

Key Components of Results of Operations

Revenue

Revenues consist primarily of product sales, fees for consulting services, licensing revenue, warranty sales and after sale services.

Cost of Revenue

Cost of revenue includes direct labor (including salary, benefits and taxes), material costs and indirect production costs. Indirect production costs include indirect labor, purchasing, quality and manufacturing leadership, consumables, freight, charges for inventory reserves and amortization of intangible assets.

Operating Expenses

Research and Development (R&D)

R&D expenses consist primarily of personnel expenses, including salaries, benefits, costs of consulting, equipment and materials, direct allocable overhead costs, including staff development cost, travel costs and technology costs, and amortization of intangible assets.

Sales and Marketing

Sales and marketing expenses include salary, benefits and taxes, commissions, travel, costs of leased airplanes, advertising, trade shows and amortization of intangible assets.

General and Administrative

General and administrative expenses include costs of executive leadership, the accounting and finance operations, travel, and support functions including human resources and information technology.

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Other Income (Expense)

Interest Expense, Net

Interest expense, net consists primarily of the interest expense from borrowings relating to revolving lines of credit with external banks and third-party notes. net of interest income earned on invested cash balances.

Change in Fair Value of Derivative Liabilities

AIRO had embedded derivative liabilities which were standalone liabilities and adjusted to fair value on a recurring basis. The adjustment to fair value, either upwards or downwards, that resulted from a fair value determination was recorded in the statements of operations in the period of the adjustments. During the year ended December 31, 2022, the derivative liability was derecognized as all of the notes issued prior to 2018 were converted to equity.

Loss on Extinguishment of Debt

The Advanced Avionics Division, Aspen business, converted certain notes and other liabilities to equity in anticipation of its merger transaction with AIRO and incurred a loss on extinguishment of debt in the year ended December 31, 2022.

Other Expense, Net

Other expense, net includes changes in fair value on contingent consideration obligations and foreign currency exchange adjustments based on the terms of payments related an earnout obligation.

Income Tax Benefit (Expense)

For the period ended March 31, 2024, the Company’s income tax expense was $1.0 million and the effective tax rate was 97%. For the year ended December 31, 2023, the Company’s income tax expense was $2.3 million and the effective tax rate was 7.6%. For the year ended December 31, 2022, the Company’s income tax benefit was $11.2 million and the effective tax rate was 30.5%. The income tax benefit in 2022 included the release of the accounting acquirer’s valuation allowance resulting from the available taxable temporary differences of the acquired entities.

Factors Affecting Comparability of Results

1.	Completion of Business Combinations

During the year ended December 31, 2022, AIRO completed a reverse recapitalization, an asset acquisition, three acquisitions and a reverse acquisition such that Aspen was the accounting acquirer. As such, the year ended December 31, 2023 reflects activity of the Merger Entities for the full period which results in an increase in activity reported in the consolidated statement of operations compared to the year ended December 31, 2022 which includes Aspen Avionics for the entire period, Holdings (including the activity of Holdings, AIRO Drone, Agile Defense, Jaunt, and Sky-Watch) from April 1, 2022 to the end of the period ended December 31, 2022 and Coastal Defense from April 26, 2022 to the end of the period ended December 31, 2022.

AIRO has included $6.6 million in revenue and $24.2 million in net loss contributed by the Acquired Companies for the period of each respective closing date through December 31, 2022.

2.	COVID-19 Impact

Although the COVID-19 pandemic slowed the coordination between AIRO and the companies it acquired, it did not materially impact AIRO’s performance. Going forward, management believes that the impact of the COVID-19 pandemic will differ division by division.

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Advanced Avionics: Aspen experienced considerable impact as a result of the COVID-19 pandemic consistent with others in its market segment. The primary impact was driven by both lower orders, as customers reduced their purchases, and reduced production rates caused by unpredictable absences in Aspen’s employee base due to infections. COVID-19 issues also impacted Aspen’s supply chain, with reduced deliveries of parts due to infections at its facilities.

The supply chain issues associated with availability of electronic parts created a shortfall of parts reducing Aspen’s manufacturing output. In many cases, as parts became unavailable from its suppliers, Aspen would engage with parts brokers for those parts. If located, those parts often could only be procured at a premium and, at times, such purchases were subject to large minimum order quantities. Further, additional costs were incurred to ensure the parts were not counterfeit. This activity created volatility in lead times and increased costs leading to volatile revenue and profitability from month to month from the onset of the pandemic through early 2023. However, these supply chain issues were fully resolved in early 2023 and Aspen is currently experiencing no such pandemic-related supply chain disruptions. Aspen has taken additional steps to ensure it has extra inventory on hand as well as implemented design changes to ensure there is no dependency on any one single product within its supply chain in the event that such disruptions reoccur in the future.

Training: The COVID-19 pandemic had an adverse effect on the business of Agile Defense and its ability to execute financial and operational plans and to realize financial performance. The pandemic postponed Agile Defense’s ability to conduct face-to-face negotiations and critical customer and supplier interactions due to quarantine and other related restrictions. Agile Defense leaders were unable to travel internationally to meet with foreign governmental and military officials on the potential acquisition of aircraft.

The COVID-19 pandemic also materially affected CDI’s growth outlook. The effect on past outlook was negative, delaying the performance of contracts and associated revenues. CDI believes the effect on future outlook is positive. Although CDI became an approved contractor under the Contracts in April and October 2019, significant performance under the Contracts has not yet occurred due to the pandemic-created delays in issuing task orders for bid. There is also risk that the U.S. military will reduce or otherwise amend the Contracts rather than concentrate them in the shortened time period. This delay has been advantageous to CDI because CDI has not yet acquired the aircraft necessary to bid and service some task order requirements. CDI is currently in contact with various parties to purchase aircraft expected to meet the needs of potential future task orders.

Uncrewed Air Systems: The COVID-19 pandemic had a negative effect on activities that focus on sales, marketing and service delivery, due to customer budget constraints and restrictions on in-person business activities, quarantine and travel restrictions, and other factors. AIRO Drone does not believe the COVID-19 pandemic will have a material negative impact on future growth because the timing of raising the investment funds is expected to occur after the effects of the COVID-19 pandemic have substantially decreased, which should allow for AIRO Drone’s business plan to be executed with the required funding and at a greatly reduced level of pandemic issues. In addition, AIRO believes that the post-pandemic business climate will see a significant shift in commerce trends, including increased demand for touchless, robotic delivery and e-commerce, leading to higher levels of commercial drone service market opportunity than were available pre-pandemic.

COVID-19 also had a material adverse effect on the business of Sky-Watch and its ability to execute financial and operational forecasts and realize financial performance. In terms of sales, marketing, and business development, COVID-19 has, on specific customer (government/defense) UAS programs, caused budget reallocations on otherwise approved UAS procurements; it has caused major customer budget postponements for planned UAS procurements involving Sky-Watch and it has seriously postponed the ability to conduct critical customer demonstrations, deliver equipment, and train customers due to national quarantine regulation in client countries. Furthermore, COVID-19 has prevented, delayed, and compromised Sky-Watch’s ability to effectively promote and support sales leads and opportunities as customer organizations, on many occasions, have been off-line or seriously understaffed during long periods of COVID-related lockdowns and other COVID ripple effects. In an operational / manufacturing aspect COVID-19 has had significant effect on lead times and accessibility to critical UAV system components, which has delayed and prevented both deliveries and demonstration activities. However, as of early 2023, these impacts have been substantially or fully diminished in all respects and management anticipates no further disruptions to its supply chain or other aspects of its business.

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Electric Air Mobility: Although the COVID-19 pandemic slowed the coordination between Jaunt and its supply base, it has not materially impacted Jaunt’s future growth outlook or the anticipated future growth of AIRO’s Electric Air Mobility Division.

3.	Bridge Financing

Between May 2022 and May 2024, AIRO raised $8.6 million in the form of unsecured promissory notes with no collateral and no guarantees.

Notes totaling $5.4 million accrue an interest charge equal to 100% of the principal amount, payable in shares of AIRO Common Stock immediately prior to Closing of the Business Combination, with 110% of the principal paid 190 days following Closing plus twelve percent interest per annum accruing from the Closing Date. Notes totaling $0.4 million carry the same terms, except the amount repaid at Closing is 100% of the principal.

Notes totaling $0.2 million accrue an interest charge equal to 115% of the principal amount, payable in shares of AIRO Common Stock immediately prior to Closing of the Business Combination, with the principal paid 190 days following Closing plus fifteen percent interest per annum accruing from the Closing Date.

Notes totaling $0.6 million accrue an interest charge equal to 50% of the principal amount, payable in shares of AIRO Common Stock immediately prior to Closing of the Business Combination, with the principal paid 190 days following Closing plus twelve percent interest per annum accruing from the Closing Date.

An additional note totaling $0.2 million accrues an interest charge equal to $50,000, payable in shares of AIRO Common Stock immediately prior to Closing of the Business Combination, with the principal due by June 1, 2024.

Notes totaling $1.6 million accrue an interest charge equal to, in the aggregate, 150% of the aggregate principal amount, payable in shares of AIRO Common Stock immediately prior to Closing of the Business Combination, with the principal due and payable on the earlier of (i) 190 days following Closing, and (ii) AIRO’s closing on a financing transaction of at least $10 million.

Notes totaling $0.2 million accrue an interest charge equal to 150% of the principal amount, payable in shares of AIRO Common Stock immediately prior to Closing of the Business Combination, with the principal paid 190 days following Closing plus twelve percent interest per annum accruing from the Closing Date.

AIRO Group Holdings, Inc. Results of Operations

Comparison of the Years Ended December 31, 2023 and 2022

	Years ended December 31,		Period over period change
(In thousands)	2023	2022	($)	(%)
Revenue	$43,254	$17,081	26,173	153.2%
Cost of revenue	18,340	12,953	5,387	41.6%
Gross profit	24,914	4,128	20,786	503.5%

Operating expenses:
Research and development	11,871	9,299	2,572	27.7%
Sales and marketing	5,374	4,598	776	16.9%
General and administrative	17,601	17,229	372	2.2%
Total operating expenses	34,846	31,126	3,720	12.0%
Loss from operations	(9,932)	(26,998)	(17,066)	63.2%
Other income (expense):
Interest expense, net	(2,137)	(3,615)	(1,478)	(40.9)%
Change in fair value of derivative liabilities	-	666	(666)	(100)%
Loss on extinguishment of debt	-	(541)	541	100%
Other expense, net	(18,093)	(6,274)	11,819	188.4%
Total other expense	(20,230)	(9,764)	10,466	107.2%
Loss before income tax benefit (expense)	(30,162)	(36,762)	(6,600)	(18.0)%
Income tax benefit (expense)	(2,294)	11,211	(13,505)	(120.5)%
Net loss	$(32,456)	$(25,551)	6,905	27.0%

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Comparison of the Three Months Ended March 31, 2024 and 2023

	Three months ended March 31,		Period over period change
	2024	2023	($)	(%)
Revenue	$13,740	$5,486	8,254	150.5%
Cost of revenue	5,253	3,297	1,956	59.3%
Gross profit	8,487	2,189	6,298	287.7%

Operating expenses:
Research and development	3,157	3,279	(122)	(3.7)%
Sales and marketing	1,250	1,127	123	10.9%
General and administrative	4,543	5,080	(537)	(10.6)%
Total operating expenses	8,950	9,486	(536)	(5.7)%
Loss from operations	(463)	(7,297)	6,834	93.7%
Other income (expense):
Interest expense, net	(289)	(612)	323	52.8%
Other expense, net	(268)	(10,393)	10,125	97.4%
Total other expense	(557)	(11,005)	10,448	94.9%
Loss before income tax expense	(1,020)	(18,302)	17,282	94.4%
Income tax expense	(990)	-	(990)	(100)%
Net loss	$(2,010)	$(18,302)	16,292	89.0%

Revenue and Cost of Revenue

For the year ended December 31, 2023 compared to the year ended December 31, 2022, the $26.2 million increase in revenue is primarily due to a $24.2 million increase in the Uncrewed Air Systems division and a $3.2 million increase from the Training division, net of a $1.1 million decrease in the Advanced Avionics division. The results for the year ended December 31, 2022 includes the operations of these entities from the date of the reverse acquisition of Holdings and the date of the Coastal Defense acquisition through December 31, 2022 as compared to the 2023 results including the operations of these entities for the entire year ended December 31, 2023. For the year ended December 31, 2023 compared to the year ended December 31, 2022, cost of revenue increased by $5.4 million primarily due to an increase in drone shipments and training exercises performed net of a $3.7 million the decrease of Advanced Avionics. Cost of revenue as a percentage of revenue decreased significantly from 75.8% to 42.4% for the year ended December 31, 2023 as compared to the year ended December 31, 2022. This improvement in gross margin was primarily attributable to Sky-Watch and lower inventory provisions during the year ended December 31, 2023 as, during the year ended December 31, 2022, a $2.9 million inventory markdown was recorded for the Advanced Avionics division.

For the three months ended March 31, 2024 compared to the three months ended March 31, 2023, the $8.3 million increase in revenue and $2.0 million increase in cost of revenue is primarily due to an $8.5 million increase in sales and a $2.2 million increase in cost of sales in the Uncrewed Air Systems division. Gross margin increased by 22.0% due to leveraging partially fixed costs over higher volume within the Uncrewed Air System division.

Operating Expenses

Research and Development (R&D)

For the year ended December 31, 2023 compared to the year ended December 31, 2022, the $2.6 million increase in R&D is primarily due to incremental amortization of developed technology intangibles from the Electric Air Mobility division and increased R&D personnel costs within the Uncrewed Air System division. The results for the year ended December 31, 2022 included the operations of the Acquired Companies from the reverse acquisition date of Holdings through December 31, 2022 as compared to the 2023 results including the operations of these entities for the entire year ended December 31, 2023. For the three months ended March 31, 2024 compared to the three months ended March 31, 2023, R&D remained relatively flat.

Sales and Marketing

For the year ended December 31, 2023 compared to the year ended December 31, 2022, the $0.8 million increase in sales & marketing is primarily due to incremental intangible amortization related to the customer relationships from the Training and Uncrewed Air System divisions, net of a $0.6 million decrease in the Advanced Avionics division. The results for year ended December 31, 2022 include the operations of the Acquired Companies from the reverse acquisition date of Holdings and the date of the Coastal Defense acquisition through December 31, 2022 as compared to the 2023 results including the operations of these entities for the year ended December 31, 2023. For the three months ended March 31, 2024 compared to the three months ended March 31, 2023, sales and marketing remained relatively flat.

General and Administrative (G&A)

For the year ended December 31, 2023 compared to the year ended December 31, 2022, the $0.4 million increase in G&A is primarily due to a $2.1 million increase within the Uncrewed Air System and a $0.5 million increase within the Training division partially offset by a $1.1 million decrease within the Advanced Avionics division and a $0.9 million decrease within the Electric Air Mobility division.

For the three months ended March 31, 2024 compared to the three months ended March 31, 2023, the $0.5 million decrease in G&A is primarily due to a $0.4 million decrease in corporate costs, a $0.4 million decrease within the Training division, a $0.3 million decrease within the Electric Air Mobility division and a $0.2 million decrease within the Advanced Avionics division, partially offset by a $0.8 million increase within the Uncrewed Air System division.

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Interest Expense, Net

For the year ended December 31, 2023 compared to the year ended December 31, 2022, the $1.5 million decrease in interest expense, net is primarily due to the decrease in interest associated with the debt modified in conjunction with the Restructuring Plan.

For the three months ended March 31, 2024 compared to the three months ended March 31, 2023, the $0.3 million decrease in interest is primarily due to a $0.2 million decrease within the Electric Air Mobility division.

Change in Fair Value of Derivative Liabilities

A net benefit of $0.7 million for change in fair value of derivative liabilities was recognized in the year ended December 31, 2022, resulting from transactions in the Advanced Avionics division prior to the merger between the Accounting Acquirer and AIRO. A mark-to-market adjustment related to warrant liabilities resulted in a gain of $2.0 million, which was partially offset by an expense for the change in fair value of derivatives related to end-of-term payments on promissory notes of $1.3 million. These instruments were settled in the conversion of debt to equity to facilitate the merger between the Accounting Acquirer and AIRO.

Loss on Extinguishment of Debt

For the year ended December 31, 2022, a $0.5 million loss on extinguishment of debt was realized by the Accounting Acquirer from the conversion of promissory notes into equity.

Other Expense, Net

Other expense for the years ended December 31, 2023 and 2022 totaled $18.1 million and $6.3 million, respectively. Other expense for the three months ended March 31, 2024 and 2023 totaled $0.3 million and $10.4 million, respectively. Other expense is primarily the change in the fair value of the contingent consideration related to an obligation assumed from Jaunt that is contingent on future cash receipts of that entity, the change in the contingent promissory notes with some of the Merger Entities and the change in fair value of contingent consideration from an earnout obligation incurred in the acquisition of Sky-Watch.

Income Tax Expense

For the period ended March 31, 2024, the Company’s income tax expense was $1.0 million and the effective tax rate was 97%. For the year ended December 31, 2023, the Company’s income tax expense was $2.3 million and the effective tax rate was 7.6%. For the year ended December 31, 2022, the Company had $11.2 million in tax benefit which included the release of valuation allowances by the Accounting Acquiror.

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Liquidity and Capital Resources

As of March 31, 2024, the Company had cash and restricted cash of $10.7 million of which $2.5 million was either restricted or was designated to only being used for Sky-Watch operations and a working capital deficit of $63.8 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Over the next twelve months, AIRO will finance its operations with subsidiary revenues, subsidiary financing of operations, short-term debt financing, an equity raise and the proceeds from the Business Combination. Additionally, pursuant to the terms of their acquisition agreements, AIRO’s subsidiaries are obligated to provide financing as necessary for their operations. Debt at the subsidiary level will be refinanced and consolidated.

Pending the closing of the Business Combination, AIRO will continue to operate with nominal cash flow, as it has historically. Longer term, AIRO forecasts that, in order to pursue its growth strategies and business objectives, it will need approximately $14 million through the end of 2024 to finance its operations. AIRO does not anticipate changes in its priorities as a result of additional cash flow provided by the Business Combination. However, if AIRO is unable to obtain a sufficient amount of financing to support all of its operations, AIRO will prioritize deploying resources to the businesses that generate the most revenue and have the potential for the greatest long-term growth. Specifically, AIRO will focus on CDI, Aspen and Sky-Watch for short-term revenue production and Jaunt as the driver of long-term growth.

Net Cash Provided by (Used in) Operating Activities

Net cash provided by operations for the year ended December 31, 2023 of $22.1 million was due to positive non-cash adjustments, primarily the change in fair value of contingent consideration and depreciation and amortization, and working capital adjustments, primarily from increases in deferred revenue and accounts payable, accrued expenses and other long-term liabilities, partially offset by a net loss of $32.5 million. Net cash used in operations for the year ended December 31, 2022 of $5.3 million was primarily due to a net loss of $25.6 million partially offset by non-cash adjustments and working capital adjustments.

Net cash used in operations for the three months ended March 31, 2024 totaled $3.0 million which was due to a net loss of $2.0 million and a change in working capital adjustments, primarily the change in deferred revenue, which was partially offset primarily by a positive non-cash adjustment of depreciation and amortization.  Net cash provided by operations of $9.0 during the three months ended March 31, 2023 was primarily due to positive non-cash adjustments, primarily the change in fair value of contingent consideration and depreciation and amortization, and working capital adjustments, primarily from increases in deferred revenue and accounts payable, accrued expenses and other long- term liabilities, partially offset by a net loss of $18.3 million.

Net Cash Provided by (Used in) Investing Activities

Cash of $0.8 million, $0.2 million and $0.1 million was used in investing activities during the year ended December 31, 2023, the three months ended March 31, 2024 and the three months ended March 31, 2023, respectively, to purchase property and equipment and intangible assets. For the year ended December 31, 2022, there was approximately $0.9 million of cash provided by investing activities due primarily to the cash acquired in acquisitions of the Acquired Companies.

Net Cash Provided by (Used in) Financing Activities

For the year ended December 31, 2023, cash used in financing activities was $9.2 million primarily from payments on contingent consideration and amounts due to sellers and repayments on borrowings of $2.8 million partially offset by $2.8 million in cash proceeds received from borrowings.

For the year ended December 31, 2022, the three months ended March 31, 2024 and the three months ended March 31, 2023, cash provided by financing activities was $4.8 million, $1.0 million and $1.8 million, respectively, primarily from net borrowings.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies, which are described in Note 1 “The Company and Summary of Significant Accounting Policies” to our condensed consolidated financial statements, the following accounting policies and specific estimates involve a greater degree of judgment and complexity. Accordingly, these are the policies and estimates we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations:

● the standalone selling price (“SSP”) of performance obligations for revenue contracts with multiple performance obligations;

● the fair value of assets acquired and liabilities assumed for business combinations;

● goodwill impairment;

● impairment of indefinite lived and long-lived assets;

● stock-based compensation; and

● the recognition, measurement and valuation of current and deferred income taxes and uncertain tax positions.

As described more fully below, these estimates bear the risk of change due to the inherent uncertainty of the estimate. We base our estimates and judgments on historical experience, industry benchmarking information, and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

These estimates may change, as new events occur and additional information is obtained, and such changes will be recognized in the condensed consolidated financial statements as soon as they become known. Actual results could differ from these estimates and any such differences may be material to our consolidated financial statements.

Revenue Recognition

The Company recognizes revenue when, or as, it satisfies performance obligations by transferring promised products or services to its customers in an amount that reflects the consideration the Company expects to receive. The Company applies the following five steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied. The Company accounts for a contract with a customer when there is a legally enforceable contract, the rights of the parties are identified, the contract has commercial terms, and collectibility of the contract consideration is probable.

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For certain sales, the Company has contracts with customers that include multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately, by allocating the contract’s total transaction price to each performance obligation in an amount based on the relative standalone selling price (“SSP”) of each distinct good or service in the contract. The Company determines the SSP based on its overall pricing objectives, taking into consideration market conditions. Determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Revenue is recognized when control of the promised services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those services. The Company’s contracts do not include highly variable components. The timing of revenue recognition, billings, and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenue (contract liabilities). The costs to obtain contracts, primarily commission expenses, are expensed when incurred.

Amounts that are invoiced are recorded in accounts receivable and revenues or deferred revenue, depending on whether the revenue recognition criteria have been met. A large portion of the Company’s sales result in partial prepayments prior to shipment from customers. Otherwise customer invoices generally have payment terms of net 30 days and do not have a significant financing component.

The Company’s revenues are derived from various sources: (i) avionics products consisting primarily of hardware with embedded firmware sold to an authorized dealer network and avionics and global navigation satellite system technologies (“GNSS”) products sold to original equipment manufacturers (“OEMs”), (ii) research and development (“R&D”) projects, (iii) sales-based royalties related to GNSS technology licensed to OEMs, (iv) consultation and training services related to aerial integration and close air support providing the latest tactics, technique, and procedures (“TTP”) to incorporate contract close air support/intelligence surveillance reconnaissance (“CCAS/ISR”) with video downlink systems into tactical operations, (v) technology and equipment sales (vi) mini unmanned aerial systems (“MUAS” or “commercial drones”) sales, including hardware, software, training, support and product service, and (vii) drone services, including surveys, imaging, security, and other drone applications.

Business Combinations and Asset Acquisitions

As part of the accounting for the business combinations that took place during fiscal year 2022, including the determination of goodwill and the valuation of the stock options and other share-based awards assumed, the main estimate involved was the fair value of the common stock at each acquisition date. Given the absence of a public trading market for our common stock, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately Held Company Equity Securities Issued as Compensation, our board of directors along with management exercised its reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our common stock, including: the prices at which we or other holders sold our common and convertible preferred stock to outside investors in arms-length transactions; contemporaneous valuations performed by an unrelated third-party valuation firm; our operating and financial performance; the lack of marketability of our common stock; the valuation of comparable companies; the industry outlook; the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions; and the U.S. and global economic and capital market conditions and outlook.

The fair value of common stock was determined as of the various acquisition dates which resulted in the following per share values:

-$25.27 as of March 10, 2022 which was based on DCF of the AIRO Drone, Agile Defense, Holdings and Jaunt entities, and a DCF with market exit multiple based on guideline public companies

-$25.79 as of March 28, 2022 which was based on DCF of the AIRO Drone, Agile Defense, Holdings, Jaunt and Sky-Watch entities, and a DCF with market exit multiple based on guideline public companies

-$25.82 as of April 1, 2022 which was based on DCF of the AIRO Drone, Agile Defense, Holdings, Jaunt, Sky-Watch and Aspen entities, and a DCF with market exit multiple based on guideline public companies

-$24.68 as of April 26, 2022 which was based on DCF of the AIRO Drone, Agile Defense, Holdings, Jaunt, Sky-Watch, Aspen and Coastal Defense entities, and a DCF with market exit multiple based on guideline public companies.

Note that the decrease in share price as of April 26, 2022 versus previous dates was due to the incremental cash flows to the group from the Coastal Defense acquisition which did not fully offset the dilution effect of additional shares and other consideration paid for Coastal Defense.

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The determination of the value of the common stock at each acquisition date was calculated using both a DCF with a conventional terminal value (income approach), and a DCF with market derived exit multiple (hybrid income / market approach) and then assigned a weighting of 40% and 60%, respectively. The greater reliance on the DCF using the market exit multiple reflects the shorter-term projection time horizon reflected in the method as compared to the Gordon Growth method which has a significantly longer-term projection horizon of 14 years before calculating its terminal value. The shorter projection time horizon and the comparison with public companies provides greater reliability. Management has greater visibility on near term projections, and comparable public companies provide some observable inputs to the analysis. The DCF methods project future revenues, earnings, and resulting cash flow available to equity and financing debt holders. The cash flows are discounted at a WACC that reflects the risk profile and uncertainty of the projected cash flows.

A pure market approach was not applied due to the fact that comparable public companies were at later stages than the Company and served as better comparables for the Company at a future date than on the valuation date(s). In addition, due to the significant near-term changes in future revenues for some business lines within the Company (some of which are development stage pre-revenue) as well as significant changes in expected future operating margins, applying prevailing market multiples to the Company metrics on the valuation date(s) (for example, operating losses) would not provide a meaningful estimate of the Company’s value. Therefore, the DCF with market exit multiple was applied as a substitute for the market approach, and was more appropriate for the circumstances. This valuation method is frequently applied under similar circumstances.

Revenue and income projections utilized were consistent with projections on page 99, discounted using a WACC of 34% and a terminal growth rate of 4%. Projected cashflows for the Company as of the various dates included forecasts from entities that had made up the Company as of each given valuation date and were developed by division based on their markets, product features, acquisition candidates and economic and market dynamics. The forecasts incorporate and consider contractual orders (both commercial and military), letters of intent, historical performance where available and market data coupled with budgeted R&D investment and production resources to forecast both short and long-term revenues and profits. Assumptions made in the forecasts were also benchmarked against available market data by industry reporting services, and guideline public companies, for such variables as projected long-term EBITDA and EBIT margins. This benchmarking was applied to test reasonableness of assumptions, and to assist in determining the risk profile and appropriate discount rate to apply against projected cash flows. Because the Company’s portfolio companies include both established, revenue-producing businesses and high-growth emerging market businesses, the availability and reliance upon each of these factors in forecasting similarly differs by division, as follows:

● The Advanced Avionics division, which operates under the Aspen Avionics brand, has been operating for 18 years in an established revenue-producing market. As such, there is considerable economic, market and competitive data available, as well as data on historical market share based on product portfolios and segments served. This data is evaluated with the division’s current products and new product introductions and certifications to forecast revenue. Industry margin information and the division’s historical cost performance and expected cost performance is used in the development of profit forecasts.

● The Training division consists of military training and commercial training components, both of which operate in established revenue-producing markets. The military training component (Coastal Defense brand) bids task orders under various U.S. military contracts as further described on page 159. Forecasting is based on identifying current assets (aircraft/ground equipment) coupled with planned acquisition of assets to forecast the number of task orders it qualifies for and is likely to obtain. The commercial training component forecast is based on an acquisition model. It considers planned acquisitions of flight schools, anticipated leveraging of other AIRO expertise and uses industry demand metrics readily available from government and industry studies to forecast revenue and profit.

● The Uncrewed Air Systems division includes both established revenue-generating business and high-growth emerging businesses. The drone manufacturing component (Sky-Watch) is an established revenue-generating business located in Denmark. Forecasts are based on demand for Sky-Watch equipment as evidenced by current or anticipated future contractual arrangements for drone delivery, including the demand pipeline created by the conflict in Ukraine. Forecasts also include organic growth from new product releases scheduled for 2024, 2025 and 2026. The division’s other components, including US-based drone manufacturing and Drone as a Service (“DaaS”), are high-demand, emerging market growth segments. Forecasts are based on operational experience as well as an acquisition model of existing service providers.

● The Electric Air Mobility (Jaunt Air Mobility brand) division operates in a high growth, emerging markets segment – the Electric Vertical Take-Off and Landing (“eVTOL”) aircraft industry. Forecasts are based on market studies, including those by Goldman Sachs, KPMG and Deloitte referenced on page 156, direct feedback from potential customers, executed letters of intent, and data of identified competitors within the industry.

The market derived exit multiples in the hybrid income / market valuation approach were derived from a peer group of guideline public companies with elements of similarity to the Company as of the future exit date. Guideline public companies were selected based on discussions with management regarding competitors and a screening conducted in S&P Capital IQ. Seven public companies were identified in the eVTOL aircraft industry, and four public companies were identified in the defense industry with similar product and service lines to portions of the Company. Revenue and EBITDA multiples were selected for each category (eVTOL and Defense) and were weighted based on the relative revenue composition within the Company of each category. The revenue multiples derived a lower exit value, and were assigned a greater weight of 67% as compared to 33% for EBITDA multiples, due to anticipated fluctuation in operating margins beyond the exit date.

The fair value of the contingent consideration as of each acquisition date included an initial public offering probability which ranged from 46% to 67% with an incremental 5% at each acquisition date.

Following the effectiveness of the registration statement of which this prospectus forms a part, the fair value of our common stock will be based on the closing price as reported on the date of grant on the Nasdaq.

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Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets acquired in a business combination. The Company manages its business primarily based upon four operating segments, Advanced Avionics, Uncrewed Air Systems, Electric Air Mobility and Training. Each of these operating segments represents a reportable segment. We have determined that each reportable segment represents a reporting unit and, in accordance with ASC 350, each reporting unit requires an allocation of goodwill. The Company will continue to reevaluate reportable and operating segments.

Goodwill is not amortized and is tested at the reporting unit level for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has selected October 1st as the date to perform its annual impairment test. In the valuation of goodwill, management must make assumptions regarding estimated future cash flows to be derived from the Company’s business. If these estimates or their related assumptions change in the future, the Company may be required to record an impairment for these assets. Management may first evaluate qualitative factors to assess if it is more likely than not that the fair value of a reporting unit is less than its carrying amount and to determine if an impairment test is necessary. Management may choose to proceed directly to the evaluation, bypassing the initial qualitative assessment. The impairment test involves comparing the fair value of the reporting unit to which goodwill is allocated to its net book value, including goodwill. A goodwill impairment loss would be the amount by which a reporting unit’s carrying value exceeds its fair value, however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. No goodwill impairment charges have been recorded for any period presented.

When performing the annual impairment test in 2022, we used a qualitative assessment to determine if any facts or circumstances during the period could require a quantitative analysis. When performing a qualitative assessment, we consider factors including, but not limited to, current macroeconomic conditions, industry and market conditions, cost factors, financial performance, and other events relevant to the entity or reporting unit under evaluation to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount and determined that since the date of the acquisitions that occurred earlier in fiscal 2022, there were no events or circumstances that rise to a level that would more-likely-than- not reduce the fair value of those reporting units below their carrying values; therefore, a quantitative goodwill impairment analysis was not required.

In 2023, due to the delays in financing, we performed a quantitative assessment on goodwill for all of our reporting units except Advanced Avionics as no goodwill had been allocated to this reporting unit. The fair value of the reporting units for which we performed quantitative impairment tests was estimated using an income approach, which incorporates the use of the discounted cash flow method. Projections used require the use of significant estimates and assumptions specific to the reporting unit as well as those based on general economic conditions. Factors specific to each reporting unit include revenue growth, profit margins, terminal value growth rates, capital expenditures projections, assumed tax rates, discount rates and other assumptions deemed reasonable by management.

The table below displays the fair value for each reporting unit tested in the 2023 annual impairment test. The Company determined that the fair value of the UAS and Training reporting units substantially exceed their respective carrying values.

	Uncrewed Air Systems	Electric Air Mobility	Training
Goodwill carrying value as of October 1, 2023	$109.9 million	$451.4 million	$36.5 million
Fair value of reporting unit as of October 1, 2023	$151.3 million	$545.2 million	$97.0 million
Carrying value of reporting unit as of October 1, 2023	$96.1 million	$532.9 million	$46.6 million

Estimates and assumptions varied between each reporting unit depending on the facts and circumstances specific to that reporting unit. The discount rate for each reporting unit is influenced by general market conditions as well as factors specific to the reporting unit. For the 2023 test, the WACC discount rate we used for our reporting units was 25.0% - 40.0% and the terminal value growth rate was 4.0%. The terminal value growth rate represents the expected long-term growth rate for our industry, which incorporates the type of services each reporting unit provides as well as the global economy. Projected revenue and EBITDA as of October 1, 2023 was different from the projections shown on page 99 as they were updated to incorporate funding delays, current market projections, updated cost estimates and expected production capabilities. Other factors influencing the revenue growth rates include the nature of the services the reporting unit provides for its clients, the geographic locations in which the reporting unit conducts business and the maturity of the reporting unit.

Specific to the EAM projections as of our October 1, 2023 testing date as compared to those disclosed on page 99 which were appropriate as of the date of the business combinations, projected revenues were primarily updated to reflect projected aircraft production in 2027 – 2028. Other changes to projected revenue were based on updated SSP data and after-market support which were observed in both the market as well as nonbinding letters of intent were not significant.

EBITDA projections for EAM as compared to those disclosed on page 99 were updated based on more detailed factory production simulations whereby it was determined that projected manufacturing will take place in Quebec, Canada with capacity being met in one manufacturing facility as opposed to previously estimating the need for a second manufacturing facility. Additional EBITDA improvements were attributed to manufacturing synergies including but not limited the Company using our own avionics.

The most sensitive factor in our analysis was the WACC discount rate. As of October 1, 2023, a 35% WACC discount rate was applied to EAM which is fairly consistent but still more conservative than the 34% WACC discount rate used as of the acquisition date. The 100 basis-point increase was deemed appropriate due to the development stage of EAM, however, a larger increase was not deemed appropriate due to positive market changes including proof of concept in the market and observations of timing to certification by Transport Canada. As to the sensitivity of the WACC rate, another hypothetical 100-basis-point increase in the WACC discount rate would have yielded an estimated fair value for the EAM reporting unit below carrying value.

We believe the factors considered in the impairment analysis are reasonable, however, significant changes in any one of our assumptions could produce a different result and result in impairment charges that could be material to our consolidated financial statements.

Intangible Assets

The Company performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of the acquired business to the respective net tangible and intangible assets. The Company determines the appropriate useful life by performing an analysis of expected cash flows based on historical experience of the acquired businesses. Intangible assets are amortized over their estimated useful lives using the straight-line method which approximates the pattern in which the economic benefits are consumed. The Company capitalizes third-party legal costs and filing fees, if any, associated with obtaining patents. Once the patent asset has been placed in service, the Company amortizes these costs over the shorter of the asset’s legal life, generally 20 years from the initial filing date, or its estimated economic life using the straight-line method.

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The estimated useful lives for the Company’s intangible assets are as follows:

Estimated useful life
Developed technology	8 to 13 years
Tradenames - definite-lived	4 to 8 years
Customer relationships	3 to 7 years
Patents	up to 20 years

In addition to the long-lived intangible assets, the Company also had $8.8 million of indefinite lived intangible assets which is primarily the $8.7 million tradename obtained in conjunction with the Jaunt acquisition as described in Note 2.

Impairment of Indefinite Lived Assets

Under ASC 350-30-35-18, an intangible asset that is not subject to amortization shall be tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. In testing for impairment, the Company defines its’ Asset Groups at the reporting unit level. Under ASC 360-10-35-26 when an asset group is a reporting unit, the asset group includes goodwill. When goodwill and indefinite lived intangibles are included in the long-lived asset group being tested for impairment, the indefinite-lived intangible assets are tested for impairment in accordance with ASC 350-30 first, then the long-lived assets (groups) are tested for impairment in accordance with ASC 360-10, and goodwill is tested for impairment at the reporting unit level in accordance with ASC 350-20 last.

ASC 350-30-35-18A specifies that an entity may first perform a qualitative assessment, as described in this paragraph and paragraphs 350-30-35-18B through 35-18F, to determine whether it is necessary to perform the quantitative impairment test.

When performing the annual impairment test in 2023 and 2022, we used a qualitative assessment to determine if any facts or circumstances during the period could require a quantitative analysis. When performing a qualitative assessment, we considered factors listed in ASC 350 which includes cost factors, financial performance, legal, regulatory, contractual, political, business, or other factors. Based on the Company’s review of these factors, there was no impairment of indefinite lived assets recorded during the years ended December 31, 2023 or 2022.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including property and equipment and intangible assets, for impairment in accordance with ASC 360 whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. Our 2023 and 2022 evaluation was performed in accordance with ASC 360 and included considerations related to market price, use and condition of the asset, business climate, projections of losses and other factors. While each of these reporting units had an operating loss through October 1, 2023, they continue to project increases in operating performance. The Company has therefore determined that, given this fact pattern and other considerations as to the pending SPAC transaction and results increasing from previous projections, the financial performance does not indicate that it is more-likely-than-not that the long-lived assets in the remainder of the reporting units are impaired. There was no impairment recorded during the year ended December 31, 2023. During the year ended December 31, 2022, the Company wrote off $0.2 million of patent costs in the Advanced Avionics reporting unit.

Stock-based Compensation

The Company recognizes compensation expense for stock-based awards based on the grant-date estimated fair value of the awards. Options and restricted stock awards may be granted as time-based awards, performance-based awards or combinations of the time-based and performance-based awards. The Company expenses the fair value of its options to employees and non-employees on a straight-line basis over the associated service period for time-based awards, which is generally the vesting period. The performance-based awards begin their period of ratable vesting at the time that the Company determines that the achievement of the performance thresholds is probable. The Company accounts for forfeitures as they occur and does not estimate forfeitures at the time of grant. Ultimately, the actual expense recognized over the vesting period will be for only those options that vest.

The total stock-based compensation expense for the Plan during the year ended December 31, 2023 and 2022 was $1.8 million and $2.8 million, respectively. The total stock-based compensation expense for the Plan during the three months ended March 31, 2024 and 2023 was $0.3 million and $0.6 million, respectively. Stock based compensation expense was primarily attributable to the 0.6 million outstanding options acquired in conjunction with the Jaunt acquisition as described in Note 2 and 17 of the financial statements. The weighted-average grant date fair value of options awarded in the Holdings business combination was $21.92 per share. The decrease in stock-based compensation expense from 2022 to 2023 was the result of awards becoming fully expensed over the associated service period. Unamortized expense as of December 31, 2023 was $0.9 million and will be recognized over an estimated weighted-average period of 1.1 years.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the condensed consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating losses and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more-likely-than-not to be realized.

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions will more-likely-than-not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. Interest and penalties, if applicable, are recorded in the period assessed as income tax expense.

Off-Balance Sheet Arrangements

As of March 31, 2024 and December 31, 2023, AIRO has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets. AIRO does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

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EXECUTIVE COMPENSATION

Kernel

None of Kernel’s officers has received any cash compensation for services rendered to us. Commencing on the date of the IPO, we agreed to pay the Sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or our liquidation, Kernel will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by Kernel to our Sponsor, officers or directors or any affiliate of our sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of the Business Combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Kernel’s audit committee reviews on a quarterly basis all payments that were made to Kernel’s Sponsor, officers or directors or our or their affiliates. Any such payments prior to the Business Combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, Kernel does not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating the Business Combination.

After the completion of the Business Combination, none of the directors or members of our management team who remain with ParentCo will be paid consulting or management fees from ParentCo. Any compensation to be paid to ParentCo officers will be determined, or recommended to the ParentCo Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the ParentCo Board.

Kernel has not taken any action to ensure that members of its management team maintain their positions with ParentCo after the consummation of the Business Combination, except that Surendra Ajjarapu and Donald Fell will serve as directors of ParentCo and be compensated in the same manner as all other directors of ParentCo. We do not believe that the ability of our management to remain with ParentCo after the consummation of the Business Combination will be a determining factor in our decision to proceed with the Business Combination. Kernel is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

AIRO

Overview

The following discussion contains forward-looking statements that are based on AIRO’s current plans and expectations regarding its future compensation programs. The actual amount and form of compensation that AIRO pays and the compensation policies and practices that it adopts in the future may differ materially from the currently planned programs that are summarized in this discussion.

AIRO is an “emerging growth company” within the meaning of the Securities Act and has elected to comply with the reduced compensation disclosure requirements available to such emerging growth companies. In accordance with such requirements, AIRO’s reporting obligations regarding executive compensation extend only to its named executive officers (“NEOs”) meaning its principal executive officer and next two highly compensated executive officers in respect of their service to AIRO or its subsidiaries at the end of the last completed fiscal year. AIRO’s NEOs shall become the NEOs of ParentCo as a result of the Business Combination. As of December 31, 2023, AIRO’s NEOs and their positions were:

●	Joseph D. Burns, Chief Executive Officer;

●	John Uczekaj, President and Chief Operating Officer; and

●	Dr. Chirinjeev Kathuria, Executive Chairman.

In 2021, Joseph D. Burns became AIRO’s Chief Executive Officer and Dr. Chirinjeev Kathuria became its Executive Chairman. In 2022, John Uczekaj became its President and Chief Operating Officer. No arrangements for compensation to be paid to AIRO’s NEOs were made prior to 2024. Accordingly, AIRO has no compensation information to report in the summary table below.

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2023 Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Joseph D. Burns	2023	0		0	0	0	0	0
Chief Executive Officer	2022	0		0	0	0	0	0
John Uczekaj	2023	300,000	(1)	0	0	0	0	300,000	(1)
President and Chief Operating Officer	2022	300,000	(1)	0	0	0	0	300,000	(1)
Dr. Chirinjeev Kathuria	2023	0		0	0	0	0	0
Executive Chairman	2022	0		0	0	0	0	0

(1) Represents salary earned by Mr. Uczekaj in his position as President and Chief Executive Officer of Aspen Avionics.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our NEOs at December 31, 2023.

Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)

Joseph D. Burns	0	$0
John Uczekaj	0	$0
Dr. Chirinjeev Kathuria	0	$0

Narrative to the 2023 Summary Compensation Table

Employment Agreements. We are in the process of negotiating employment terms with our NEOs and expect to enter into employment agreements with our NEOs that will take effect as of the Closing of the Business Combination. As of closing of the Business Combination, we anticipate our NEOs will be Joseph D. Burns, Chief Executive Officer, John Uczekaj, President and Chief Operating Officer, and Martin Peryea, Senior Vice President and General Manager, Electric Air Mobility Division. The terms of each employment agreement will be disclosed after such employment agreement is finalized.

Components of Compensation for Fiscal Year 2024

Base Salary and Bonuses. Following Closing of the Business Combination, the AIRO NEOs will receive a base salary and bonuses to compensate them for services rendered to AIRO. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salary amounts will be established based on consideration of, among other factors, the scope of the NEO’s position, responsibilities and years of service and the compensation committee’s general knowledge of the competitive market, based on, among other things, experience with other similarly situated companies and AIRO’s industry and market data reviewed by the compensation committee.

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Legacy Equity-Based Compensation. Upon the acquisition of Jaunt on March 10, 2022, AIRO assumed the Jaunt Air Mobility, LLC 2021 Option Plan, which was renamed the AIRO Group Holdings, Inc. Option Plan (the “Legacy Option Plan”). Under the Legacy Option Plan, employees and consultants of Jaunt may be granted options to purchase AIRO’s Common Stock. The Legacy Option Plan provides that grants of options will be made at a price no less than the estimated fair value of the AIRO Common Stock at the grant date. The total number of shares reserved for issuance under the Legacy Option Plan consists of 605,236 shares of AIRO’s Common Stock. No new option grants under the Legacy Option Plan are contemplated, and ParentCo will assume the Legacy Option Plan at Closing of the Business Combination. The exercise price and grant amounts have been determined in accordance with the provisions of the Legacy Option Plan.

2024 Equity Incentive Plan. Promptly following the Closing of the Business Combination, the ParentCo Board shall approve and adopt the 2024 Equity Incentive Plan (the “2024 Plan”), subject to approval by the Kernel shareholders. For additional information regarding the 2024 Plan, see “Shareholder Proposal No. 5: The Incentive Plan Proposal.”

Employee Stock Purchase Plan. Promptly following the Closing of the Business Combination, the ParentCo Board shall approve and adopt the Employee Stock Purchase Plan (the “ESPP”), subject to approval by the Kernel shareholders. For additional information regarding the ESPP, see “Shareholder Proposal No. 6: The Employee Stock Purchase Plan Proposal.”

Other Elements of Compensation

Retirement Plans. ParentCo intends to adopt and maintain a 401(k) retirement savings plan for its employees, including its NEOs, who satisfy certain eligibility requirements. ParentCo expects that its NEOs will be eligible to participate in the 401(k) plan on the same terms as other full-time, salaried employees. The IRC allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. ParentCo believes that providing a vehicle for tax-deferred retirement savings through a 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its NEOs, in accordance with its compensation policies.

Health/Welfare Plans. ParentCo intends for all of its full-time, salaried employees, including its NEOs, to be eligible to participate in its health and welfare plans, which ParentCo expects will include: (i) medical, dental, and vision benefits, and (ii) life and accidental death and dismemberment insurance.

No Tax Gross-Ups. ParentCo does not intend to make gross-up payments to cover its NEOs’ personal income taxes that may pertain to any of the compensation or benefits paid or provided by ParentCo.

Employment Agreements

AIRO does not currently have employment agreements with any of its NEOs. However, in connection with the Business Combination and prior to Closing, ParentCo will enter into employment agreements with the AIRO NEOs to be effective as of the date of Closing with terms and conditions that are comparable to the employment agreements offered by companies of AIRO’s size in its industry, including standard restrictive covenants. The terms of each employment agreement will be disclosed after each such agreement is finalized.

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DIRECTOR COMPENSATION

Kernel

During the fiscal year ended December 31, 2023, we did not provide any compensation to our directors for their services on the Kernel Board.

AIRO

Members of the AIRO Board have not historically received compensation for their services as board members. During the fiscal year ended December 31, 2023, AIRO did not provide any compensation to its directors for their services on the AIRO Board.

Non-Employee Director Compensation Policy

In connection with the Business Combination, the ParentCo Board will adopt a non-employee director compensation policy, to be effective as of the Closing. The policy is designed to enable ParentCo to attract and retain, on a long-term basis, highly qualified non-employee directors. Pursuant to this policy, each non-employee director will be eligible to receive cash retainers (which will be payable quarterly in arrears and prorated for partial years of service) and equity awards as set forth below:

Annual Retainer for ParentCo Board Membership

$35,000 for general availability and participation in meeting and conference calls of the ParentCo Board.

Additional Annual Retainer for Committee Membership

Audit Committee Chairperson:	$15,000
Audit Committee member (other than Chairperson):	$7,500
Compensation Committee Chairperson:	$10,000
Compensation Committee member (other than Chairperson):	$5,000
Nominating and Corporate Governance Committee Chairperson:	$8,000
Nominating and Corporate Governance Committee member (other than Chairperson):	$4,000
Additional Retainer for Chairperson of the Board:	$30,000

In addition, the policy will provide that, upon initial election or appointment to the ParentCo Board, each new non-employee director will be granted a one-time grant of a non-statutory stock option to purchase shares of ParentCo Common Stock (the “Director Initial Grant”) on the date of such director’s election or appointment to the ParentCo Board. The Director Initial Grant will vest in substantially equal quarterly installments over three years, subject to the director’s continued service as a member of the ParentCo Board through each applicable vesting date. The Director Initial Grant is subject to full acceleration vesting upon the sale of ParentCo.

ParentCo will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of the ParentCo Board or any committee thereof.

Employee directors will receive no additional compensation for their service as a director.

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MANAGEMENT AFTER THE BUSINESS COMBINATION

Pursuant to the Business Combination Agreement, immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Board nine directors, including (i) seven persons designated prior to the Closing by AIRO, at least four of whom will be independent; and (ii) two persons designated prior to the Closing by Kernel. Initially, AIRO has designated Joseph Burns, Chirinjeev Kathuria, and John Uczekaj as non-independent directors, and John M. Belcher and Gregory D. Winfree as independent directors. Kernel has designated Surendra Ajjarapu and Donald Fell as independent directors. In addition, following the Closing, the Post-Closing Board will appoint two additional independent directors to the ParentCo Board.

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of ParentCo will be managed by or under the direction of the ParentCo Board. The Proposed ParentCo Charter provides for a ParentCo Board consisting of nine (9) directors divided into three staggered classes. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on the ParentCo Board may be filled only by the affirmative vote of a majority of the directors then in office. ParentCo’s directors only may be removed for cause by the affirmative vote of the holders of at least two-thirds of ParentCo’s voting securities.

The following table sets forth the name, age and position of each of the expected directors and executive officers of ParentCo upon consummation of the Business Combination:

Name	Age	Position(s)
Executive Officers:
Joseph D. Burns	62	Chief Executive Officer, Director
John Uczekaj	65	President, Chief Operating Officer, Director
Dr. Mariya Pylypiv	35	Chief Financial Officer
Employee Director:
Dr. Chirinjeev Kathuria	59	Executive Chairman, Director
Non-Employee Directors:
John M. Belcher(1)(2)	82	Director
Gregory D. Winfree(3)	59	Director
Surendra Ajjarapu	53	Director
Donald Fell(1)(2)	78	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Biographies

Executive Officers

Captain Joseph D. Burns has served as AIRO’s Chief Executive Officer and as a member of AIRO’s board of directors since its inception in 2020. Captain Burns is a 30-year veteran of the aviation, technology, and communications industries. Captain Burns was an executive at United Airlines from 1992 to 2020, most recently serving as the Managing Director of Technology and Flight Test at United Airlines responsible for over $250 million in annual NextGen programs. Captain Burns held several positions at United Airlines, including Managing Director – Flight Standards, FAA Certificate Director of Operations, Director Flight Standards, Chief Pilot FFDO Program, Manager Automation Systems, and Pilot Instructor. Type-rated on many large jet transports, he currently flies as International Captain on the Boeing 767. His engineering and management experience also includes CEO positions at Sensurion Aerospace from 2014 to 2018 and ATN Systems, Inc. from 2001 to 2014. Captain Burns currently serves on the National Space-Based Positioning, Navigation, and Timing Advisory Board and Emeritus for EMS Technologies. He is also a member of the NextGen Advisory Council Subcommittee and the Chairman Emeritus for the Airline Operations Committee and the Air Traffic Control Council of Airlines for America, formerly known as the Air Transport Association of America. Captain Burns received a Master of Business Administration in Management from the Miami University Farmer School of Business and a Bachelor of Science in Aeronautics/Aeronautical Engineering from Miami University.

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John Uczekaj has served as AIRO’s President and Chief Operating Officer since 2022. Mr. Uczekaj has served as the President and Chief Executive Officer of Aspen Avionics since 2007. He has over 35 years of experience in the avionics industry, starting out as an engineer at Boeing and moving into key management positions at Sperry and Honeywell. While at Honeywell, Mr. Uczekaj was made executive vice president and general manager of the Aerospace Electronics Systems division. Immediately prior to joining Aspen Avionics, Mr. Uczekaj was president and COO of The NORDAM Group. Mr. Uczekaj received the Aviation Industry Entrepreneur of the Year in 2012 from the Living Legends of Aviation and was inducted into the Living Legends of Aviation in 2013. He is a member of the Board of Directors of the General Aviation Manufacturers Association (GAMA). Mr. Uczekaj holds a Bachelor of Science in Electrical and Computer Engineering from Oregon State University and an MBA from City University, Seattle, Washington. Mr. Uczekaj is an instrument rated private pilot.

Dr. Mariya Pylypiv joined AIRO as Interim Chief Financial Officer in June 2023, following her role as co-founder and co-CEO of Opus Exec (dba as Maven Execs) since September 2022. She is currently a board member at UpHealth, Inc. (NYSE: UPH) and previously held various executive positions at UpHealth, including VP of Finance (May 2022 to August 2022) and Chief Strategy Officer (June 2021 to May 2023). Prior to that, she served as Vice President of Investment Banking and Corporate Development (January 2021 to August 2021) and worked as an Investment Banking and Corporate Development Associate (March 2018 to December 2020) at Sikich LLP. Her previous experience includes roles as a Senior Research Analyst at Acrospire Investment Management LLC (February 2016 to March 2018) and as a Quantitative Research Analyst at Rotella Capital Management (July 2014 to January 2016). Dr. Pylypiv has provided her expertise to advisory boards in investment banking, financial investments, health tech, aerospace, and technology. She holds a Bachelor of Business Economics in Accounting and Audit and a Masters in Accounting and Audit from Vasyl Stefanyk Precarpathian National University, B.A. and M.A. degrees in International Economics from Ternopil National Economic University, and a Ph.D. in Consumer and Family Economics with a focus on Finance from Purdue University. Dr. Pylypiv has completed various certifications in financial accounting, ESG, corporate governance, and cybersecurity.

Board of Directors

Dr. Chirinjeev Kathuria has served as Executive Chairman of AIRO since its inception in 2020. Dr. Kathuria is an Indian-American investor, businessperson, and philanthropist. He is co-founder and serves on the board of directors of UpHealth, Inc. (NYSE: UPH), a digital health company founded in 2020. Dr. Kathuria also co-founded Ocean Biomedical, Inc. (Nasdaq: OCEA) and serves as the executive chairman of its board of directors, a position he has held since its inception in 2019. Ocean Biomedical, Inc. licenses the inventions and technologies of research universities and medical centers and develops them into products that address unmet medical needs. In addition, Dr. Kathuria co-founded New Generation Power in February 2009 and American Teleradiology NightHawks, Inc. in March 2003. American Teleradiology NightHawks, Inc. merged with NightHawk Radiology Holdings, Inc. and the combined company went public on Nasdaq in October 2006. From March 1998 to March 2000, Dr. Kathuria served as a director of The X-Stream Networks Inc., an internet service provider that was sold to Liberty Surf Group S.A. and subsequently went public on the Paris Stock Exchange. Dr. Kathuria has also been involved in space exploration and, in January 1999, became the founding director of MirCorp, the first commercial company to privately launch and fund manned space programs. Dr. Kathuria ran for U.S. Senate in Illinois, becoming the first Indian-American to run for the U.S. Senate in U.S. history, in a race that included eventual winner, former President Barack Obama. Dr. Kathuria received a Bachelor of Science degree and Doctor of Medicine degree from Brown University and a Master of Business Administration degree from Stanford University.

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John M. Belcher is the Chief Executive Officer of JMCB Enterprise Solutions, which he founded in 2017. He provides management and engineering consulting as a board member and investor in eight technology companies internationally. He previously acted as the Chief Executive Officer and Chairman of ARINC, which he built into a global operation with products and services available in over 154 countries. He was also the President and Chief Executive Officer of Hughes Aircraft of Canada and the President/Chief Executive officer of Thomson Hickling Aviation. He held several executive positions with Canada’s Federal Government, including Executive Director of Facilities, Director General of Office Automation Services and Information Systems, and Director General of Corporate Systems, Supply and Services Canada. He has over 40 years of experience in aviation, aerospace, airports, information technology, communications, and defense. He previously served as Chairman of the Canadian Advanced Technology Association and Chairman of the Advisor Board for the University of Waterloo. He also served on the board of directors for several trade associations and aerospace technology companies. He has received numerous awards and honors, including the Canadian National Transportation Award, the Maryland International Business Leadership Award, Business Leader of the Year for Annapolis and Anne Arundel County, the Louis V. Gerstner, Jr. Excellence Award, and the Anne Arundel Excellence in Leadership Award. He is a member of the Annapolis and Anne Arundel County Chamber of Commerce Business Hall of Fame. Most recently he was awarded the USA Ellis Island Medals of Honor for his contribution to aviation, aerospace, and information technology as well as his successes as an entrepreneur and community leader. He graduated from the University of Ottawa with a B.S.C. in Applied Science and earned a graduate degree in Communication Systems Engineering and Business Management from Queens University.

Gregory D. Winfree is the Agency Director of the Texas A&M Transportation Institute (TTI) the largest, most comprehensive higher education-affiliated transportation research institute in the United States. He was appointed to the position in December 2016. Prior to his appointment at TTI, he worked as the Assistant Secretary of Research and Technology for the U.S. Department of Transportation, a position to which he was appointed by former President Barack Obama. As Assistant Secretary, he was the senior executive responsible for overseeing more than 1,000 scientific, data analysis, and administrative staff members. The program offices he was responsible for included the John A. Volpe National Transportation Systems Center, the Research, Development and Technology Coordination Office, the Bureau of Transportation Statistics, the Positioning, Navigation, Timing and Spectrum Management Office, the Intelligent Transportation Systems Joint Program Office, and the Transportation Safety Institute. He has also served as legal counsel for several Fortune 500 corporations. His previous legal positions include Chief Litigation Counsel for Freeport-McMoran Copper & Gold, Director of Litigation for Wyeth Pharmaceuticals (now known as Pfizer), and Senior Litigation Counsel for Union Carbide Corporation (now known as the Dow Chemical Company). He is also proficient in technology and innovation and is credited as the inventor on certain design and utility patents. He graduated from St. John’s University with a B.S. in Communications and earned his J.D. from the Georgetown University Law Center.

For the biography of each of Kernel’s appointees to the ParentCo Board, see the section entitled “Information About Kernel — Directors and Executive Officers.”

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Director Qualification

The officers of ParentCo and the ParentCo Board following the Business Combination are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. ParentCo’s officers and directors following the Business Combination also have experience serving on boards of directors and board committees of other public companies and private companies and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, managing and investing in assets.

The Kernel Board believes that the above-mentioned attributes, along with the leadership skills and other experiences of the officers and board members, will provide ParentCo with a diverse range of perspectives and judgment necessary to facilitate the goals of ParentCo and be good stewards of capital.

Family Relationships

There are no family relationships among any of AIRO, Kernel, or ParentCo’s current or proposed directors or executive officers.

Composition of ParentCo’s Board of Directors

The ParentCo Board will consist of nine members. In the future, the ParentCo nominating and corporate governance committee and ParentCo Board may consider a broad range of factors relating to the qualifications and background of nominees. The ParentCo nominating and corporate governance committee’s and ParentCo Board’s priority in selecting board members is to identify persons who will further the interests of stockholders through his or her established record of professional accomplishments, the ability to contribute positively to the collaborative culture among board members, knowledge of ParentCo’s business, understanding of the competitive landscape, and professional and personal experiences and expertise relevant to ParentCo’s growth strategy. Directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. The Proposed ParentCo Charter and Bylaws that will become effective immediately following the Closing of the Business Combination also provide that directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all ParentCo stockholders would be entitled to cast in an annual election of directors, and that any vacancy on the ParentCo Board, including a vacancy resulting from an enlargement of the ParentCo Board, may be filled only by vote of a majority of its directors then in office.

Director Independence

Nasdaq’s rules generally require that a majority of a listed company’s board of directors to be comprised of independent directors. In addition, such rules require that all members of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Upon the Closing, we expect ParentCo’s independent directors, as such term is defined by the applicable rules and regulations of Nasdaq, will be John M. Belcher, Gregory D. Winfree, Surendra Ajjarapu and Donald Fell. In addition, following the Closing, the Post-Closing Board will appoint two additional independent directors to the ParentCo Board.

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Kernel Board has determined that all members of the proposed ParentCo Board except Joseph Burns, John Uczekaj, and Dr. Chirinjeev Kathuria, will be independent directors, including for purposes of the rules of Nasdaq and the SEC. In making such independence determination, the Kernel Board considered the relationships that each director will have with ParentCo and all other facts and circumstances that the Kernel Board deemed relevant in determining his or her independence, including the beneficial ownership of ParentCo capital stock by each director. In considering the independence of the directors listed above, the Kernel Board considered the association of the ParentCo directors with the holders of more than 5% of ParentCo common stock following Closing. Upon the closing of the Business Combination, we expect that the composition and functioning of the ParentCo Board and each of its committees will comply with all applicable requirements of Nasdaq and the rules and regulations of the SEC, without relying on exemptions from those rules for controlled companies. Joseph Burns, John Uczekaj and Dr. Chirinjeev Kathuria are not independent directors under these rules because they will be employed as the chief executive officer, chief operating officer and president, and executive chairman, respectively, of ParentCo.

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Staggered Board

In accordance with the terms of the Proposed ParentCo Charter and Bylaws that will become effective upon the Closing, the ParentCo Board will be divided into three staggered classes of directors and each will be assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2024 for Class I directors, 2025 for Class II directors and 2026 for Class III directors.

●	Our Class I directors will be Donald Fell and two additional independent directors to be appointed after closing by the Post-Closing Board.

●	Our Class II directors will be John Uczekaj, Surendra Ajjarapu, and Gregory D. Winfree.

●	Our Class III directors will be Joseph D. Burns, Dr. Chirinjeev Kathuria, and John M. Belcher.

The Proposed ParentCo Charter and Bylaws that will become effective immediately upon the Closing will provide that the number of directors shall be fixed from time to time by a resolution of the majority of the ParentCo Board.

The division of the ParentCo Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of the ParentCo Board or a change in control.

Board Leadership Structure and Board’s Role in Risk Oversight

Dr. Chirinjeev Kathuria will serve as ParentCo’s executive chairman and Joseph Burns as ParentCo’s chief executive officer, hence the roles of lead director or chairman and the chief executive officer are separated. ParentCo plans to keep these roles separated following the Closing. ParentCo believes that separating these positions allows the chief executive officer to focus on setting the overall strategic direction of ParentCo, expanding the organization to deliver on its strategy and overseeing its day-to-day business, while allowing a lead director of the ParentCo Board to lead the board of directors in its fundamental role of providing strategic advice. The ParentCo Board recognizes the time, effort and energy that the chief executive officer is required to devote to his or her position in the current business environment, as well as the commitment required to serve as lead director, particularly as the ParentCo Board’s oversight responsibilities continue to grow. While the Proposed ParentCo Governing Documents do not require that its lead director and chief executive officer positions be separate, the Kernel Board believes that having separate positions is the appropriate leadership structure for ParentCo at this time and demonstrates its commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. ParentCo faces a number of risks, including risks relating to its financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus. Management is responsible for the day-to-day management of risks ParentCo faces, while the ParentCo Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the ParentCo Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

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The role of the ParentCo Board in overseeing the management of ParentCo’s risks is conducted primarily through committees of the ParentCo Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management ParentCo’s major risk exposures, their potential impact on ParentCo, and the steps ParentCo takes to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full ParentCo Board during the committee reports portion of the next board meeting. This enables the ParentCo Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committees of ParentCo Board

Following the Closing, ParentCo will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate pursuant to a charter adopted by the ParentCo Board and will be effective upon the Closing. Upon the effectiveness of the Closing, the composition and functioning of all of ParentCo committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, and with Nasdaq and SEC rules and regulations.

Audit Committee

Effective upon the Closing, John M. Belcher, Donald Fell and an additional director to be appointed by the Post-Closing ParentCo Board will serve on the audit committee, which will be chaired by Donald Fell. The Kernel Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and each has sufficient knowledge in financial and auditing matters to serve on the audit committee. The Kernel Board has designated Donald Fell as an “audit committee financial expert,” as defined under the applicable Nasdaq rules. The audit committee’s responsibilities include:

■	appointing, approving the compensation of, and assessing the independence of ParentCo’s independent registered public accounting firm;

■	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by ParentCo’s independent registered public accounting firm;

■	reviewing the overall audit plan with ParentCo’s independent registered public accounting firm and members of management responsible for preparing our financial statements;

■	reviewing and discussing with management and ParentCo’s independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by ParentCo;

■	coordinating the oversight and reviewing the adequacy of ParentCo’s internal control over financial reporting;

■	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

■	recommending based upon the audit committee’s review and discussions with management and ParentCo’s independent registered public accounting firm whether ParentCo’s audited financial statements shall be included in our Annual Report on Form 10-K;

■	monitoring the integrity of ParentCo’s financial statements and ParentCo’s compliance with legal and regulatory requirements as they relate to its financial statements and accounting matters;

■	preparing the audit committee report required by SEC rules to be included in ParentCo’s annual proxy statement;

■	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

■	reviewing quarterly earnings releases.

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Compensation Committee

Effective upon the Closing, John M. Belcher, Donald Fell, and an additional independent director to be appointed by the Post-Closing ParentCo Board will serve on the compensation committee. The chair of the compensation committee shall be determined following such independent director’s appointment. The Kernel Board has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules. The compensation committee’s responsibilities include:

■	annually reviewing and recommending to the ParentCo Board the corporate goals and objectives relevant to the compensation of ParentCo’s principal executive officer;

■	evaluating the performance of ParentCo’s principal executive officer in light of such corporate goals and objectives and based on such evaluation: (i) determining cash compensation of ParentCo’s principal executive officer; and (ii) reviewing and approving grants and awards to ParentCo’s principal executive officer under equity-based plans;

■	reviewing and approving or recommending to the ParentCo Board the compensation of ParentCo’s other executive officers;

■	reviewing and establishing ParentCo’s overall management compensation philosophy and policy;

■	overseeing and administering ParentCo’s compensation and similar plans;

■	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

■	reviewing and approving ParentCo’s policies and procedures for the grant of equity-based awards;

■	reviewing and recommending to the ParentCo Board the compensation of ParentCo’s directors;

■	preparing the compensation committee report required by SEC rules, if and when required, to be included in ParentCo’s annual proxy statement; and

■	reviewing and approving the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nominating and Corporate Governance Committee

Effective upon the Closing, Gregory D. Winfree and two additional independent directors to be appointed by the Post-Closing ParentCo Board will serve on the nominating and corporate governance committee, which will be chaired by Gregory D. Winfree. The Kernel Board has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable Nasdaq rules. The nominating and corporate governance committee’s responsibilities include:

■	developing and recommending to the ParentCo Board criteria for board and committee membership;

■	establishing procedures for identifying and evaluating ParentCo Board candidates, including nominees recommended by stockholders;

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■	reviewing the composition of the ParentCo Board to ensure that it is composed of members containing the appropriate skills and expertise to advise ParentCo;

■	identifying individuals qualified to become members of the ParentCo Board;

■	recommending to the ParentCo Board the persons to be nominated for election as directors and to each of the board’s committees;

■	developing and recommending to the ParentCo Board a code of business conduct and ethics and a set of corporate governance guidelines; and

■	overseeing the evaluation of the ParentCo Board and ParentCo management.

The ParentCo Board may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

None of the members of the proposed ParentCo compensation committee has at any time during the prior three years been one of the officers or employees of AIRO or Kernel. None of AIRO or Kernel’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the ParentCo Board or compensation committee.

Corporate Governance

We intend to adopt a written code of business conduct and ethics, effective upon the Closing, that applies to ParentCo’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following the Closing, a current copy of the code will be posted on the investor relations section of ParentCo’s website, which is located at https://[●]. The inclusion of the website address in this proxy statement/prospectus does not incorporate by reference the information on or accessible through the website into this proxy statement/prospectus. If ParentCo makes any substantive amendments to, or grants any waivers from, the code of business conduct and ethics for any officer or director, it will disclose the nature of such amendment or waiver on its website or in a current report on Form 8-K.

Limitation on Liability and Indemnification Matters

The Proposed ParentCo Charter, which will become effective upon the Closing, will contain provisions that limit the liability of ParentCo’s directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, ParentCo’s directors and officers will not be personally liable to ParentCo or its stockholders for monetary damages for any breach of fiduciary duties as directors or officers, except liability for:

●	any breach of the director’s or officer’s duty of loyalty to ParentCo or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;

●	any transaction from which the director derived an improper personal benefit; or

●	in the case of officers, any action by or in the right of ParentCo.

Each of the Proposed ParentCo Charter and Bylaws, which will become upon the Closing, will provide that ParentCo is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The ParentCo Bylaws will also obligate ParentCo to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit ParentCo to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether ParentCo would otherwise be permitted to indemnify him or her under Delaware law. ParentCo will enter and expects to continue to enter into agreements to indemnify ParentCo’s directors, executive officers and other employees as determined by the ParentCo Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. ParentCo also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Proposed ParentCo Charter and Bylaws may discourage stockholders from bringing a lawsuit against ParentCo’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against ParentCo’s directors and officers, even though an action, if successful, might benefit ParentCo and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that ParentCo pays the costs of settlement and damage.

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DESCRIPTION OF KERNEL’S and Parentco’s SECURITIES

Description of Kernel Capital Stock Prior to the Business Combination

General

Kernel is authorized to issue 551,000,000 shares, consisting of 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share. As of the Record Date, [●] Class A Ordinary Shares are outstanding, held by [●] shareholders of record, [●] Class B Ordinary Shares are outstanding, held by [●] shareholder of record, and no preferred shares are outstanding. As of June 25, 2024, there were 509,341 Class A Ordinary Shares outstanding, held by one shareholder of record, and 7,618,750 Class B Ordinary Shares outstanding, held by nine (9) holders of record, and no preferred shares outstanding.

Units

Each Unit consists of one Class A Ordinary Share and one half of one Warrant. Each Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus.

Ordinary Shares

Kernel’s shareholders of record are entitled to one vote for each Ordinary Share held on all matters to be voted on by shareholders. In connection with any vote held to approve an initial business combination, the Sponsor, as well as Kernel’s directors and officers, have agreed to vote their respective Founder Shares and any other Ordinary Shares held by them in favor of the business combination.

Kernel will proceed with a business combination only if Kernel has net tangible assets of at least $5,000,001 upon the completion of such business combination and a majority of the shares voted are voted in favor of the business combination and the NTA Proposal is approved, removing the requirement in Kernel’s Amended and Restated Memorandum and Articles of Association and the closing condition in the Business Combination Agreement that Kernel have net tangible assets of at least $5,000,001 at Closing. At least five days’ notice must be given for each Shareholders Meeting (although Kernel will provide whatever minimum number of days are required under Federal securities laws). Shareholders may vote at meetings in person or by proxy.

Only holders of Kernel’s Class B Ordinary Shares are eligible to vote for the election of directors. Directors may only be elected by an ordinary resolution of the holders a majority of the Class B Ordinary Shares that are present and vote at a meeting.

Pursuant to Kernel’s governing documents, if Kernel does not complete a business combination by August 5, 2024, it will trigger Kernel’s automatic winding up, dissolution and liquidation, unless Kernel submits and its shareholders approve an extension. The Sponsor and the directors and officers of Kernel have agreed to waive their rights to share in any distribution from the Trust Account with respect to their Founder Shares upon Kernel’s winding up, dissolution and liquidation.

Kernel’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares, except that Public Shareholders have the right to have their shares redeemed for cash if they vote on the Business Combination, properly demand Redemption of their shares as described in this proxy statement/prospectus and the Business Combination is completed. Public Shareholders who redeem their shares still have the right to exercise the Warrants that they received as part of the Units.

For additional information with respect to the Redemption Rights of Kernel’s shareholders, see the section entitled “Questions and Answers — Q. Do I have Redemption Rights?”

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Preference Shares

The Memorandum and Articles of Association authorizes the issuance of 1,000,000 preference shares, with such designation, rights and preferences as may be determined from time to time by the Kernel Board. Accordingly, the Kernel Board is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of shares. However, the underwriting agreement for Kernel’s IPO prohibits it, prior to a business combination, from issuing preference shares which participate in any manner in the proceeds of the Trust Account, or which vote as a class with the Ordinary Shares on a business combination. Kernel may issue some or all of the preference shares to effect a business combination, but is not issuing any preference shares in connection with the Business Combination. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of Kernel. Although Kernel does not currently intend to issue any preference shares, it cannot assure you that it will not do so in the future.

Warrants

As of the Record Date, [●] Warrants were outstanding, including [●] Public Warrants and [●] Private Placement Warrants. Each Public Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the later of 12 months from the closing of the IPO or 30 days after the completion of a business combination. Pursuant to the Warrant Agreement, a Public Warrant Holder may exercise its Warrants only for a whole number of shares. This means that only an even number of Warrants may be exercised at any given time by a Public Warrant Holder. However, except as set forth below, no Public Warrants will be exercisable for cash unless Kernel has an effective and current registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the Kernel’s Class A Ordinary Shares issuable upon exercise of the Public Warrants is not effective within 60 business days from the completion of the initial business combination, Public Warrant Holders may, until such time as there is an effective registration statement and during any period when Kernel will have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Public Warrants will expire at 5:00 p.m., New York City time on the earlier to occur of: (i) five years from the completion of an initial business combination, (ii) the liquidation of Kernel, if Kernel fails to complete a business combination, or (iii) the redemption date as fixed by Kernel pursuant to the Warrant Agreement, if Kernel elects to redeem all Warrants.

The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants (including the Ordinary Shares issuable upon exercise of the Private Placement Warrants) will (i) not be transferable, assignable or salable until 30 days after the completion of Kernel’s initial business combination, (ii) be exercisable for cash (even if a registration statement covering the Kernel’s Ordinary Shares issuable upon exercise of such Warrants is not effective) or on a cashless basis, at the holder’s option, and (iii) not be redeemable by Kernel, in each case so long as they are still held by the initial purchasers or their respective affiliates.

Kernel may call the Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per Warrant:

●	at any time while the Warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each Public Warrant Holder,

●	if and only if, the reported last sale price of the shares of the Kernel’s Class A Ordinary Shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Public Warrant Holders, and

●	if and only if, there is a current registration statement in effect with respect to Kernel’s Class A Ordinary Shares underlying such Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

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Recent trading prices for Kernel Class A common stock have not exceeded the $18.00 per share threshold at which the warrants would become redeemable, even if the Business Combination was consummated, the price of ParentCo common stock remained the same as those currently trading for Kernel Class A common stock, and ParentCo had a registration statement effective, as described above, which would have allowed the warrants to be redeemable.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Ordinary Shares (as defined below) except as otherwise described below;

●	if, and only if, the closing price of our Class A Ordinary Shares equals or exceeds $10.00 per Public Share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Warrants-Public Shareholders’ Warrants-Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

●	if the closing price of the Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Warrants-Public Shareholders’ Warrants-Anti-Dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of Class A Ordinary Shares that a Public Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our Public Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date	Fair Market Value of Class A Ordinary Shares
(period to expiration of warrants)	$<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A Ordinary Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Ordinary Shares.

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This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Ordinary Shares are trading at or above $10.00 per Public Share, which may be at a time when the trading price of our Class A Ordinary Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Public Warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the Class A Ordinary Shares are trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer Class A Ordinary Shares than they would have received if they had chosen to wait to exercise their Public Warrants for Class A Ordinary Shares if and when such Class A Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A Ordinary Shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A Ordinary Shares, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such Public Warrant.

The redemption criteria for the Public Warrants have been established at a price which is intended to provide Public Warrant Holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Public Warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the Public Warrants.

In the event Kernel (or after the business combination, ParentCo) elects to call the warrants for redemption, its management will fix a date of redemption (the “Redemption Date”). Kernel will mail or cause to be mailed notice of redemption by first class mail, postage prepaid, not less than thirty (30) days prior to the Redemption Date, to the registered holders of the warrants at the last address as they appear on the registration books. Any notice mailed in such manner shall be conclusively presumed to have been given whether or not the registered holder of our warrant received that notice. The warrants may be exercised on a cashless basis at any time after notice of redemption shall have been given by Kernel and prior to the Redemption Date.

On and after the Redemption Date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption.

If Kernel (or after the business combination, ParentCo) calls the Public Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the volume weighted average price of our Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. Whether Kernel will exercise its option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the Class A Ordinary Shares at the time the Warrants are called for redemption, Kernel’s cash needs at such time and concerns regarding dilutive share issuances.

The Warrants are issued under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent and Kernel. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Class A Ordinary Shares issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Kernel’s recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Class A Ordinary Shares at a price below their respective exercise prices. Kernel is also permitted, in its sole discretion, to lower the exercise price (but not below the par value of a Class A Ordinary Share) at any time prior to the expiration date for a period of not less than 10 business days; provided, however, that Kernel provides at least 10 business days prior written notice of such reduction to registered holders of the Warrants and that any such reduction will be applied consistently to all of the Warrants. Any such reduction in the exercise price will comply with any applicable regulations under the Federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Kernel, for the number of Warrants being exercised. The Public Warrant Holder will not have the rights or privileges of holders of Class A Ordinary Shares and any voting rights until they exercise their Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no Public Warrants will be exercisable and Kernel will not be obligated to issue Class A Ordinary Shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Warrants is current and the Class A Ordinary Shares has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, Kernel has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Warrants until the expiration of the Warrants. However, Kernel cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants and Kernel will not be required to settle any such warrant. If the prospectus relating to the Class A Ordinary Shares issuable upon the exercise of the Warrants is not current or if the Class A Ordinary Shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, Kernel will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

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Public Warrant Holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their Warrants such that an electing Public Warrant Holder (and his, her or its affiliates) would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the Class A Ordinary Shares outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of Kernel, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Class A Ordinary Shares and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the Class A Ordinary Shares or other similar event), Kernel will, upon exercise, round up or down to the nearest whole number the number of Class A Ordinary Shares to be issued to the Public Warrant Holder.

The Warrant Agreement provides that, subject to applicable law, any action, proceeding or claim against Kernel arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Kernel irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors – The Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Kernel Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Kernel.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

You should review a copy of the warrant agreement, which is attached as an exhibit to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the warrants, and which is incorporated herein by reference. The description herein in qualified in its entirety by reference to the warrant agreement. You are urged to read the warrant agreement completely and in its entirety.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of our Public Warrants, including as to exercise price, exercisability and exercise period.

The private placement warrants (including shares of ParentCo common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing of our Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with Kernel’s Sponsor), and subject to securities laws restrictions regarding sale of private securities.

The private placement warrants will not be redeemable by Kernel or ParentCo so long as they are held by Kernel’s sponsor or its permitted transferees. If they are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Kernel or ParentCo and exercisable by the holders on the same basis as the Public Warrants.

Kernel’s Sponsor or its permitted transferees have the option to exercise the private placement warrants on a cashless basis. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of ParentCo common stock equal to the quotient obtained by dividing (x) the product of the number of shares of ParentCo common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of ParentCo common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with Kernel or ParentCo following the Closing. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who typically could sell the shares of Kernel common stock or ParentCo common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In addition, holders of our private placement warrants are entitled to certain registration rights.

Contractual Arrangements with respect to Certain Warrants

Kernel has agreed that so long as the Private Placement Warrants are still held by the initial purchasers or their affiliates, Kernel will not redeem such Warrants, Kernel will allow the holders to exercise such Warrants on a cashless basis and such Warrants may be exercisable for cash.

Dividends

Kernel has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay cash dividends prior to the Business Combination. The payment of cash dividends in the future, including after the Business Combination, will be dependent upon ParentCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the ParentCo Board. It is the present intention of the Kernel Board to retain all earnings, if any, for use in ParentCo’s business operations and, accordingly, the Kernel Board does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent, Rights Agent and Warrant Agent

The Transfer Agent for Kernel Shares and warrant agent for its Warrants is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004-1561.

Listing of Kernel’s Securities

Kernel’s Units, Class A Ordinary Shares and Warrants are listed on Nasdaq under the symbols “KRNLU”, “KRNL” and “KRNLW,” respectively. At the closing of the Business Combination, the Units will separate into their component shares of Kernel’s common stock and Warrants so that the Units will no longer trade separately under “KRNLU.” Kernel cannot assure you that Kernel’s securities will continue to be listed on Nasdaq as Kernel might not in the future meet certain continued listing standards.

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Certain Differences in Corporate Law

Companies incorporated in the Cayman Islands are governed by the Companies Act. The Companies Act differs from laws applicable to U.S. corporations and their shareholders. A description of the differences between the laws of the Cayman Islands and Delaware law are set forth in the section entitled “Comparison of Corporate Governance and Shareholder Rights”

Memorandum and Articles of Association

The Memorandum and Articles of Association contain provisions designed to provide certain rights and protections to its shareholders prior to the completion of a Business Combination. The following are the material rights and protections contained in the Memorandum and Articles of Association:

●	the right of Public Shareholders to exercise Redemption Rights and redeem or have repurchased their shares in lieu of participating in a proposed business combination;

●	a prohibition against completing a business combination unless Kernel has net tangible assets of at least $5,000,001 upon completion of such business combination;

●	a requirement that if Kernel seeks shareholder approval of any business combination, a majority of the outstanding Ordinary Shares must be voted in favor of such business combination;

●	a requirement that directors may call general meetings on their own accord and are required to call a general meeting if holders of not less than 30% in par value of the issued shares request such a meeting;

●	a prohibition, prior to a business combination, against Kernel issuing (i) any Ordinary Shares or (ii) any other securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Public Shares on a business combination;

●	a requirement that Kernel’s management take all actions necessary to liquidate the Trust Account in the event Kernel does not complete a business combination by August 5, 2024; and

●	a limitation on shareholders’ rights to receive a portion of the Trust Account.

The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution under Cayman Islands law, being the approval of the holders of at least two-thirds of the Kernel Shares as of the Record Date that are present and vote at a general meeting. A company’s memorandum and articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although Kernel could amend any of the provisions relating to its structure and business plan which are contained in its Memorandum and Articles of Association, Kernel views all of these provisions as binding obligations to its shareholders and neither Kernel, nor its officers or directors, will take any action to amend or waive any of these provisions prior to the completion of an initial business combination.

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Capital Stock of ParentCo after the Business Combination

The following summary is qualified in its entirety by reference to the complete text of the Proposed ParentCo Charter and Proposed ParentCo Bylaws, in the forms attached hereto as Annex B and Annex C, respectively. We urge you to read the Proposed ParentCo Governing Documents in their entirety for a complete description of the rights and preferences of ParentCo’s capital stock following the Business Combination.

For more information about the Proposed ParentCo Governing Documents, see “Shareholder Proposal No. 3: The ParentCo Charter Amendment Proposal.”

Authorized Capitalization

The Proposed ParentCo Charter will authorize the issuance of 310,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock (“ParentCo Common Stock”) and 10,000,000 shares of preferred stock, each having a par value of $0.0001. Immediately after the consummation of the Business Combination, we expect there to be approximately 94,784,699 shares of ParentCo Common Stock outstanding, assuming none of the outstanding public shares are redeemed in connection with the Business Combination; approximately 91,626,725 shares of ParentCo Common Stock outstanding, assuming 50% of the outstanding public shares are redeemed in connection with the Business Combination; and approximately 88,468,750 shares of ParentCo Common Stock outstanding, assuming maximum redemptions by our public shareholders in connection with the Business Combination.

Common Stock

Upon the consummation of the Business Combination, ParentCo will be authorized to issue one class of common stock. Holders of ParentCo Common Stock are entitled to one vote for each share of ParentCo Common Stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Except as described under “Anti-Takeover Effects of Delaware Law and Provisions of Proposed ParentCo Governing Documents” below, a majority vote of the holders of ParentCo Common Stock is generally required to take action under the Proposed ParentCo Governing Documents. Holders of ParentCo Common Stock are entitled to receive dividends ratably, if any, as may be declared by the ParentCo Board out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon ParentCo’s dissolution, liquidation or winding up, holders of ParentCo Common Stock are entitled to share ratably in ParentCo’s net assets legally available after the payment of all debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of ParentCo Common Stock have no preemptive, subscription, redemption, or conversion rights, and no sinking fund provisions are applicable to ParentCo Common Stock. The rights, preferences, and privileges of holders of ParentCo Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that ParentCo may designate and issue in the future.

Preferred Stock

Upon consummation of the Business Combination, the ParentCo Board will be authorized, without action by the stockholders, to designate and issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The ParentCo Board can designate the rights, preferences, and privileges of the shares of each series and any of its qualifications, limitations, or restrictions. The ParentCo Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of ParentCo Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes, could have the effect, under certain circumstances, of restricting dividends on ParentCo Common Stock, diluting the voting power of the ParentCo Common Stock, impairing the liquidation rights of the ParentCo Common Stock, or delaying, deferring, or preventing a change in control of ParentCo, which might harm the market price of ParentCo Common Stock. See also “Anti-Takeover Effects of Delaware Law and Provisions of Proposed ParentCo Governing Documents” below.

The ParentCo Board will make any determination to issue such shares based on its judgment as to ParentCo’s best interests and the best interests of ParentCo stockholders. Upon the completion of the Business Combination, ParentCo will have no shares of preferred stock outstanding and no current plans to issue any shares of preferred stock following completion of the Business Combination.

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Warrants

The ParentCo warrants after the Business Combination shall be identical to the Kernel Public Warrants prior to the Business Combination, expect ParentCo warrant will entitle the registered holder to purchase one share of ParentCo Common Stock at a price of $11.50 per full share, subject to adjustment as discussed below, at any time 30 days after the completion of the Business Combination. For a comprehensive description of the terms of the ParentCo warrants, please see “Description of Kernel Capital Stock Prior to the Business Combination — Warrants.”

Anti-Takeover Effects of Delaware Law and Provisions of Proposed ParentCo Governing Documents

Certain provisions of the DGCL and the Proposed ParentCo Governing Documents could have the effect of delaying, deferring or discouraging another party from acquiring control of ParentCo. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of ParentCo Common Stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of ParentCo to first negotiate with the ParentCo Board. These provisions might also have the effect of preventing changes in the ParentCo Board or management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting ParentCo’s ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of ParentCo Common Stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Delaware Takeover Statute

Upon completion of the Business Combination, ParentCo will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

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Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Provisions of Proposed ParentCo Governing Documents

The Proposed ParentCo Governing Documents will include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of ParentCo and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the ParentCo Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies. In accordance with the Proposed ParentCo Charter, the ParentCo Board will be divided into three classes serving staggered three-year terms, with one class being elected each year. The Proposed ParentCo Charter also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on the ParentCo Board, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by the affirmative vote of a majority of directors then in office even if less than a quorum.

Meetings of stockholders. The Proposed ParentCo Bylaws provide that only the Chairman of the Board, Chief Executive Officer of ParentCo, or a majority of the members of the ParentCo Board then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. The Proposed ParentCo Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements. The Proposed ParentCo Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of ParentCo stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at ParentCo’s principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the Proposed ParentCo Bylaws.

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Amendment to Proposed ParentCo Governing Documents. As required by the DGCL, any amendment of the Proposed ParentCo Charter must first be approved by a majority of the ParentCo Board, and if required by law or the Proposed ParentCo Charter, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to directors, the bylaws, stockholder action, limitation of liability, business combinations and the amendment of the Proposed ParentCo Charter must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. The Proposed ParentCo Bylaws may be amended by the affirmative vote of at least two-thirds (2/3) of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of ParentCo entitled to vote generally in the election of directors, voting together as a single class, or, if the ParentCo Board recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated preferred stock. The Proposed ParentCo Charter provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the ParentCo Board to render more difficult or to discourage an attempt to obtain control of ParentCo by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the ParentCo Board were to determine that a takeover proposal is not in the best interests of ParentCo or its stockholders, the ParentCo Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Proposed ParentCo Charter grants the ParentCo Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of ParentCo Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of ParentCo.

Exclusive forum. The Proposed ParentCo Charter provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of ParentCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the ParentCo Board or officers to ParentCo or its stockholders, (iii) any action asserting a claim against ParentCo arising pursuant to any provision of the DGCL or the Proposed ParentCo Governing Documents, (iv) any action to interpret, apply, enforce, or determine the validity of the Proposed ParentCo Governing Documents, or (v) any action asserting a claim against ParentCo governed by the internal affairs doctrine. In addition, the Proposed ParentCo Charter provides that, unless ParentCo consents in writing to the selection of an alternative forum, the U.S. federal district courts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act; provided, however, that ParentCo stockholders cannot and will not be deemed to have waived ParentCo’s compliance with the U.S. federal securities laws and the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in ParentCo’s securities shall be deemed to have notice of and consented to these provisions. These forum provisions may impose additional costs on stockholders, may limit stockholders’ ability to bring a claim in a forum they find favorable, and the designated courts may reach different judgments or results than other courts. In addition, there is uncertainty as to whether the federal forum provision for Securities Act claims will be enforced. It is possible that a court could rule that a forum selection provision is inapplicable for a particular claim or action or that such provision is unenforceable.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Kernel Ordinary Shares as of [●], 2024, the record date, and (ii) expected beneficial ownership of ParentCo, the post-combination company, common stock immediately following the Closing, assuming that no Public Shares are redeemed (Scenario 1), 50% of the Public Shares are redeemed (Scenario 2), and alternatively that the maximum (100%) Public Shares are redeemed (Scenario 3), by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding Kernel Ordinary Shares or of ParentCo common stock;

●	each of Kernel’s current executive officers and directors;

●	each person who will become an executive officer or director of ParentCo post-Business Combination; and

●	all executive officers and directors of Kernel as a group pre-Business Combination and all executive officers and directors of ParentCo post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, Kernel believes that all persons named in the table have sole voting and investment power with respect to all shares of Kernel Ordinary Shares beneficially owned by them.

The beneficial ownership of shares of Kernel Ordinary Shares pre-Business Combination is based on 16,878,091 shares of Kernel Ordinary Shares (including 509,341 Public Shares, 8,750,000 placement shares underlying the Private Placement Warrants, and 7,618,750 Founder Shares) issued and outstanding as of [●].

The beneficial ownership information below excludes the shares underlying the Public Warrants and the Private Placement Warrants because those securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the consummation of the Business Combination. The beneficial ownership information below also excludes the shares expected to be issued or reserved under the 2024 Plan.

The expected beneficial ownership of shares of ParentCo common stock post-Business Combination assuming none of the Public Shares are redeemed has been determined based upon the following: (i) that no Public Shareholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Kernel Ordinary Shares (pre-Business Combination) or ParentCo common stock (post-Business Combination), (iii) that 77,000,000 shares of ParentCo common stock are issued in connection with the Business Combination, and (iv) there will be an aggregate of 89,628,091 shares of ParentCo common stock issued and outstanding at Closing. (The number of shares of ParentCo common stock to be issued in the Business Combination are subject to closing adjustments to the merger consideration required by the terms of the Business Combination Agreement, including net working capital adjustments, closing net debt adjustment and transaction expenses in excess of $14,000,000, that are expected to be immaterial.)

The expected beneficial ownership of shares of ParentCo common stock post-Business Combination assuming that 50% of the issued and outstanding Public Shares have been redeemed has been determined based on the following: (i) that holders of 254,670 Public Shares exercise their redemption rights (50% redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases Kernel Ordinary Shares (pre-Business Combination) or ParentCo common stock (post-Business Combination), (iii) that 77,000,000 shares of ParentCo common stock are issued in the Business Combination, and (iv) there will be an aggregate of 89,373,421 shares of ParentCo common stock issued and outstanding at Closing.

The expected beneficial ownership of shares of ParentCo common stock post-Business Combination assuming the maximum number of Public Shares have been redeemed has been determined based on the following: (i) that holders of 509,341 Public Shares exercise their redemption rights (maximum redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases Kernel Ordinary Shares (pre-Business Combination) or ParentCo common stock (post-Business Combination), (iii) that 77,000,000 shares of ParentCo common stock are issued in the Business Combination, and (iv) there will be an aggregate of 89,118,750 shares of ParentCo common stock issued and outstanding at Closing.

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Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

					After the Business Combination
					Assuming No		Assuming 50%		Assuming Maximum
	Before the Business Combination				Redemptions		Redemptions		Redemptions
	Number of		Number of		Number of shares of		Number of shares of		Number of shares of
Address of	Kernel		AIRO		ParentCo		ParentCo		ParentCo
Beneficial	Ordinary		Capital		Common		Common		Common
Owner(1)	Shares (2)%		Stock	%	Stock	%	Stock	%	Stock	%
Directors and Executive Officers of Kernel:
Suren Ajjarapu(1)(3)	7,493,750	92.2%	—	—	12,068,750	13.5%	12,068,750	13.5%	12,068,750	13.5%
Howard Doss(1)	—	—	—	—	—	—	—	—	—	—
Michael Peterson(1)	—	—	—	—	—	—	—	—	—	—
Donald Fell(1)	—	—			—	—	—	—	—	—
Srinivas Venkatesh(1)	—	—	—	—	—	—	—	—	—	—
Siva Srinivasan(1)	—	—			—	—	—	—	—	—
All Directors and Executive Officers of Kernel as a Group (Six Individuals)	7,493,750	92.2%	—	—	12,068,750	13.5%	12,068,750	13.5%	12,068,750	13.5%

Five Percent Holders of Kernel:
VKSS Capital, LLC(1)(3)	7,493,750	92.2%	—	—	12,068,750	13.5%	12,068,750	13.5%	12,068,750	13.5%
Saba Capital Management, L.P.(4)	1,575,610	19.4%	—	—	1,575,610	1.8%	1,575,610	1.8%	1,575,610	1.8%
Boaz R. Weinstein(4)	1,575,610	19.4			1,575,610	1.8%	1,575,610	1.8%	1,575,610	1.8%
Fir Tree Capital Management LP(5)	459,482	5.7%	—	—	459,482	* %	459,482	* %	459,482	* %
Radcliffe Capital Management, L.P(6)	527,364	6.5%			527,364	* %	527,364	* %	527,364	* %
RGC Management Company, LLC(6)	527,364	6.5%			527,364	* %	527,364	* %	527,364	* %
Steven B. Katznelson(6)	527,364	6.5%			527,364	* %	527,364	* %	527,364	* %
Christopher Hinkel(6)	527,364	6.5%			527,364	* %	527,364	* %	527,364	* %
Radcliffe SPAC Master Fund, L.P. (6)	527,364	6.5%			527,364	* %	527,364	* %	527,364	* %
Radcliffe SPAC GP, LLC(6)	527,364	6.5%			527,364	* %	527,364	* %	527,364	* %
Mizuho Financial Group, Inc. (7)	540,110	6.6%			540,110	* %	540,110	* %	540,110	* %
Antara Capital LP (8)	452,224	5.6%			452,224	* %	452,224	* %	452,224	* %
Antara Capital GP LLC (8)	452,224	5.6%			452,224	* %	452,224	* %	452,224	* %
Himanshu Gulati (8)	452,224	5.6%			452,224	* %	452,224	* %	452,224	* %
Directors and Executive Officers of ParentCo After Consummation of the Business Combination:
Surendra Ajjarapu (1)(3)	7,493,750	92.2%	—	—	12,068,750	13.5%	12,068,750	13.5%	12,068,750	13.5%
Donald Fell	—	—	—	—	—	—	—	—	—	—
Joseph D. Burns(9)	—	—	3,107,907	9.8%	7,529,363	8.4%	7,529,363	8.4%	7,529,363	8.4%
John Uczekaj(9)	—	—	659,371	2.1%	1,597,423	1.8%	1,597,423	1.8%	1,597,423	1.8%
Dr. Chirinjeev Kathuria(9)	—	—	7,624,880	24.0%	18,472,398	20.6%	18,472,398	20.7%	18,472,398	20.7%
John M. Belcher(9)	—	—	—	—	—	—	—	—	—	—
Gregory D. Winfree(9)	—	—	—	—	—	—	—	—	—	—
Dr. Mariya Pylypiv(9)	—	—	107	* %	259	* %	259	* %	259	* %

All Directors and Executive Officers of ParentCo as a Group (9 Individuals)	7,493,750	92.2%	11,392,265	35.8%	39,668,193	44.3%	39,668,193	44.4%	39,668,193	44.5%

Five Percent Holders of ParentCo After Consummation of the Business Combination:
Suren Ajjarapu(1)(3)	7,493,750	92.2%	—	—	12,068,750	13.5%	12,068,750	13.5%	12,068,750	13.5%
VKSS Capital, LLC(1)(3)	7,493,750	92.2%	—	—	12,068,750	13.5%	12,068,750	13.5%	12,068,750	13.5%
Joseph D. Burns(9)	—	—	3,107,907	9.8%	7,529,363	8.4%	7,529,363	8.4%	7,529,363	8.4%
Dr. Chirinjeev Kathuria(9)	—	—	7,624,880	24.0%	18,472,398	20.6%	18,472,398	20.7%	18,472,398	20.7%

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*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of these entities or individuals is c/o Kernel Group Holdings, Inc., 515 Madison Avenue, Suite 8133, New York, NY 10022.
(2)	Interests shown consist solely of founder shares, classified as Class B Ordinary Shares. Such shares are convertible into Class A Ordinary Shares on a one-for-one basis, subject to adjustment.
(3)	Represents shares held by VKSS Capital, LLC, our Sponsor. Suren Ajjarapu is the managing member of our Sponsor and may be deemed to have beneficial ownership of the Ordinary Shares held directly by our Sponsor. Suren Ajjarapu disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(4)	According to a Schedule 13G filed with the SEC on May 27, 2022, filed pursuant to a entered into a Joint Filing Agreement of even date therewith, on behalf of Saba Capital Management, L.P., a Delaware limited partnership, Saba Capital Management GP, LLC, a Delaware limited liability company, and Mr. Boaz R. Weinstein. Mr. Weinstein exercises the voting powers associated with the securities corresponding this entry. The business address of these shareholders is 405 Lexington Avenue, 58th Floor, New York, New York 10174.
(5)	According to a Schedule 13G/A filed with the SEC on February 14, 2023, on behalf of Fir Tree Capital Management LP, a Delaware limited partnership. The business address of this shareholder is 55 West 46th Street, 29th Floor New York, NY 10036.
(6)	According to a Schedule 13G filed with the SEC on February 8, 2023, on behalf of Radcliffe Capital Management, L.P., RGC Management Company, LLC, Steven B. Katznelson, Christopher Hinkel, Radcliffe SPAC Master Fund, L.P., and Radcliffe SPAC GP, LLC. The business address of these shareholders is 50 Monument Road, Suite 300, Bala Cynwyd, PA 19004. The number of shares held by Radcliffe Capital Management, L.P., RGC Management Company, LLC, Steven B. Katznelson, Christopher Hinkel, Radcliffe SPAC Master Fund, L.P., and Radcliffe SPAC GP, LLC is reported as of February 14, 2024, as stated in the Schedule 13G/A, which does not reflect any redemption of shares by Kernel in connection with the Extension Meeting, Extension Meeting – Second, and Extension Meeting – Third.
(7)	According to a Schedule 13G filed with the SEC on February 13, 2024, on behalf of Mizuho Financial Group, Inc. The business address of this shareholder is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan. The number of shares held by Mizuho Financial Group, Inc. is reported as of February 13, 2024, as stated in the Schedule 13G, which does not reflect any redemption of shares by Kernel in connection with the Extension Meeting - Third.
(8)	According to a Schedule 13G filed with the SEC on February 14, 2024, on behalf of Antara Capital LP, Antara Capital GP LLC, and Himanshu Gulati. The business address of these shareholders is 55 Hudson Yards, 47th Floor, Suite C, New York, NY 10001. The number of shares held by Antara Capital LP, Antara Capital GP LLC, and Himanshu Gulati is reported as of February 14, 2024, as stated in the Schedule 13G, which does not reflect any redemption of shares by Kernel in connection with the Extension Meeting - Third.
(9)	Unless otherwise noted, the business address of each of these entities or individuals is c/o AIRO Group Holdings, Inc., 5001 Indian School Road NE, Suite 100, Albuquerque, NM 87110.

The following tables summarize the pro forma Kernel shares of ParentCo common stock issued and outstanding immediately after the Business Combination both on an issued and outstanding share and diluted basis, presented under the three redemption scenarios:

	Scenarios
	1		2		3
Issued and Outstanding Share Basis	No Redemption	% Owned	50% Redemption	% Owned	Maximum Redemption	% Owned
Kernel Public Shares	509,341	0.6%	254,671	0.3%	-	-%
Kernel Founder Shares	7,618,750	8.4%	7,618,750	8.5%	7,618,750	8.5%
AIRO Stockholders (1)	77,000,000	85.9%	77,000,000	86.1%	77,000,000	86.4%
Extension Shares (2)	4,450,000	5.0%	4,450,000	5.0%	4,450,000	5.0%
Meteora Termination Shares (3)	50,000	0.1%	50,000	0.1%	50,000	0.1%
Pro Forma common stock at December 31, 2023	89,628,091	100.0%	89,373,421	100.0%	89,118,750	100.0%

Potential sources of dilution:
Public Warrants (4)	15,237,500	17.0%	15,237,500	17.0%	15,237,500	17.1%
Private Warrants (5)	8,750,000	9.8%	8,750,000	9.8%	8,750,000	9.8%
First Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
Second Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
Third Earnout Share Payment (6)	11,000,000	12.3%	11,000,000	12.3%	11,000,000	12.3%
AIRO Warrants (7)	266,230	0.3%	266,230	0.3%	266,230	0.3%
AIRO Options (8)	1,435,615	1.6%	1,435,615	1.6%	1,435,615	1.6%

(1)	Does not reflect closing adjustments to the merger consideration required by the terms of the Business Combination Agreement, including net working capital adjustments, closing net debt adjustment and transaction expenses in excess of $14,000,000, that are not expected to be significant.

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(2)	Assumes the issuance of 4.45 million Class A common stock under the terms of the Extension Agreement and the Business Combination Agreement which also allows the same treatment for working capital costs. The Extension Agreement calls for an issuance of up to 2.7 million shares for the payment of extension payments, and Kernel estimates 1.75 million shares for working capital costs.

(3)	Assumes the issuance of 50,000 shares of ParentCo common stock to an entity designated by Meteora upon closing of the Business Combination in consideration for termination of the Forward Purchase Agreement.

(4)	Assumes exercise of 15,237,500 Public Warrants (at a purchase price of $11.50 per Public Warrant) resulting in a cash inflow of $175,231,250 for ParentCo and 15,237,500 shares of ParentCo common stock issued to holders of Public Warrants.

(5)	Assumes exercise of 8,750,000 Private Placement Warrants (at $11.50 per Private Placement Warrant) resulting in a cash inflow of $100,625,000 for ParentCo and 8,750,000 shares of ParentCo common stock issued to holders of Private Placement Warrants.

(6)	Assumes the earnout measurements will be met per the Business Combination Agreement:

(i) In the event ParentCo’s revenue for after the fiscal year that includes the Closing Date is greater than or equal to $50,000,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(ii) In the event ParentCo’s revenue for the first full fiscal year following the Closing Date is greater than or equal to $62,500,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(iii) In the event ParentCo’s revenue for the second full fiscal year following the Closing Date is greater than or equal to $78,100,000, ParentCo shall issue to each of the AIRO stockholders such AIRO stockholder’s Pro Rata Share of 11,000,000 Earnout Shares.

(7)

Assumes exercise of 266,230 AIRO Warrants (at $4.17 per AIRO Warrant) resulting in a cash inflow of $1,110,179 for ParentCo and 266,230 shares of ParentCo common stock issued to holders of AIRO Warrants.

(8)	Assumes exercise of 1,435,615 AIRO Options (at $2.13 per AIRO Option) resulting in a cash inflow of $3,057,860 for ParentCo and 1,435,615 shares of ParentCo common stock issued to holders of AIRO Options.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Kernel’s Related Party Transactions

Founder Shares

On November 19, 2020, the previous sponsor paid an aggregate of $25,000 for certain expenses on behalf of Kernel in exchange for issuance of 5,750,000 Class B Ordinary Shares (the “Founder Shares”). On January 11, 2021, Kernel effected a 1 for 1.25 forward stock split of the Founder Shares that increased the number of outstanding Founder Shares from 5,750,000 to 7,187,500 shares, and the previous sponsor transferred an aggregate of 75,000 Founder Shares to the independent directors and an aggregate of 50,000 Founder Shares to the advisors. On February 2, 2021, Kernel effected a 1 for 1.06 forward stock split of the Founder Shares that increased the number of outstanding Founder Shares from 7,187,500 to 7,618,750 shares and resulted in the previous sponsor holding 7,493,750 Founder Shares. The previous sponsor agreed to forfeit up to an aggregate of 993,750 Founder Shares to the extent that the option to purchase additional Units was not exercised in full by the underwriters or was reduced, so that the Founder Shares would represent 20% of Kernel’s issued and outstanding shares after the Initial Public Offering. On February 5, 2021, the underwriter fully exercised its over-allotment option; thus, these 993,750 Founder Shares are no longer subject to forfeiture.

On December 28, 2022, Kernel entered into a purchase agreement (the “Purchase Agreement”) with Kernel Capital Holdings, LLC, the previous sponsor, which held 7,493,750 Founder Shares that were issued to the previous sponsor prior to our IPO, and 8,750,000 Private Placement Warrants, and VKSS Capital, LLC (the “Sponsor”), our new sponsor, pursuant to which Kernel Capital Holdings, LLC transferred to VKSS Capital, LLC all of the Founder Shares and Private Placement Warrants.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which Kernel completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders will be entitled to certain demand and “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Kernel will bear the expenses incurred in connection with the filing of any such registration statements.

Office Space and Related Support Services

Kernel’s Sponsor is entitled to receive reimbursement of an aggregate of $10,000 per month under an administrative support agreement for office space, secretarial and administrative support provided to Kernel, for which Sponsor has not been paid.

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Related Party Loans

On November 19, 2020, the Sponsor agreed to loan Kernel up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. Kernel borrowed $77,000 outstanding under the Note. Kernel repaid approximately $13,000 on February 5, 2021 and repaid the remaining amount of approximately $64,000 on February 10, 2021. Subsequent to the repayment, the facility was no longer available to Kernel.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Kernel’s officers and directors may, but are not obligated to, loan Kernel funds as may be required (“Working Capital Loans”). If Kernel completes a Business Combination, Kernel may repay the Working Capital Loans out of the proceeds of the Trust Account released to Kernel. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, Kernel may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.75 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and December 31, 2021, Kernel had no borrowings under the Working Capital Loans.

During July, August and October 2023, the Company entered into loan agreements with six investors and the Sponsor (the “Loan Agreements”). Pursuant to the Loan Agreements, the investors loaned the Sponsor a total of $1,150,000, which will in turn be loaned by the Sponsor to the Company, to cover a portion of the extension fees with any remaining balance to be used for the Company’s working capital. The Loan Agreements accrue 8% interest per annum and shall be repaid upon closing the initial Business Combination. The Company intends to pay all principal under the Loan Agreements and pursuant to the agreement, the Company shall not be responsible for the payment of any interest on the loans.

AIRO Related Party Transactions

Effective June 7, 2022, AIRO and New Generation Aerospace, Inc. (“NGA”) entered into a Success Fee Agreement pursuant to which NGA would provide the following services to AIRO relating to the AIRO’s consideration and execution of roll-up mergers and an initial public offering or SPAC business combination (the “Services”):

●	Coordination of the formation and operation thesis of an initial public offering, including targeting and vetting strategic roll-up transactions;

●	Assistance with negotiating and closing roll-up transactions and related equity allocations;

●	Coordination of investment bank bookrunners and onboarding professional advisors; and

●	Provide ongoing diligence support services, including audit preparation.

In consideration for its provision of the Services, AIRO shall pay NGA a fee of $1.5 million (the “Success Fee”) upon the closing of the Business Combination. NGA began providing the Services to AIRO in 2021 and will continue to provide ongoing diligence support in connection with the Business Combination. Dr. Kathuria, AIRO’s executive chairman and a promoter, owns 85% of the shares of NGA. The Success Fee will be distributed to Neeraj Arora, Inderjote Kathuria, and Michael R. Pontarelli (together, the “Minority Members”) as deferred salaries and to the Minority Members and Dr. Kathuria as reimbursement for expenses incurred in connection with providing the Services, not to exceed $500,000. Dr. Kathuria will not receive any portion of the Success Fee as a deferred salary. On October 2, 2023, the parties signed an Amended and Restated Success Fee Agreement pursuant to which 90% of the Contingent Fee will be payable in shares of AIRO Common Stock no later than two days prior to closing of the Business Combination, and the remaining cash payment of $150,007.78 will be paid at closing.

Since June 2022, AIRO issued three unsecured promissory notes to MPeryea RD LLC (the “Lender”) (each, a “Note”) totaling $500,000. Under the terms of the Notes, one-time interest equal to 100% of the principal shall be paid in the form of shares of AIRO’s Common Stock immediately prior to Closing of the Business Combination and 110% of the principal (plus twelve percent interest per annum accruing from Closing) shall be payable 190 days after Closing. Martin Peryea, our Senior Vice President and General Manager, Electric Air Mobility Division, is the sole member and manager of MPeryea RD LLC.

In January 2024, AIRO entered into a loan agreement and promissory note with Dangroup ApS (the “Dangroup Note”), an AIRO shareholder, in the principal amount of $0.5 million. Interest accrues at a rate of 10.5% per annum, and the note matures on the earlier of the fifth business day following the Closing of the Business Combination or July 1, 2024.

In addition to the MPeryea RD LLC Notes and Dangroup Note, AIRO has additional unsecured promissory notes, with no collateral and no guarantees, with related parties totaling $2.7 million in the aggregate in varying amounts of $5,000 to $250,000. These notes are further described in “AIRO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability of Results—3. Bridge Financing.”

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Policies for Approval of Related Party Transactions

Prior to the completion of the Business Combination, ParentCo expects to adopt a written related person transaction policy that sets forth procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective immediately upon the closing of the Merger. For purposes of ParentCo’s policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which ParentCo and any related person are, were, or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to ParentCo as an employee or director are not covered by this policy. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, ParentCo’s management must present information regarding the related person transaction to ParentCo’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the ParentCo Board, for review, consideration, and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to ParentCo of the transaction, and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, ParentCo will collect information that it deems reasonably necessary from each director, executive officer, and, to the extent feasible, significant stockholder to enable ParentCo to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In addition, under ParentCo’s Code of Conduct, which it intends to adopt in connection with this offering, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, ParentCo’s audit committee, or other independent body of the ParentCo Board, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs, and benefits to ParentCo;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director, or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify, or reject a related person transaction, ParentCo’s audit committee, or other independent body of the ParentCo Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, ParentCo’s best interests and those of its stockholders, as ParentCo’s audit committee, or other independent body of the ParentCo Board, determines in the good faith exercise of its discretion.

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COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Kernel is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law, Cayman Islands Companies Law generally and the Existing Kernel Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Law and Cayman Islands Companies Law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Kernel Governing Documents differ in certain material respects from the Proposed Kernel Governing Documents and the Proposed ParentCo Governing Documents. ParentCo will be incorporated in Delaware and governed by Delaware law. As a result, when you become a stockholder of ParentCo, your rights will differ in some regards as compared to when you were a shareholder of Kernel.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Kernel and ParentCo according to applicable law and/or the governing documents of Kernel and ParentCo. You also should review the Proposed ParentCo Charter and the Proposed ParentCo Bylaws attached hereto as Annex D and Annex E to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to Kernel and ParentCo.

	Delaware	Cayman Islands

Applicable legislation	General Corporation Law of the State of Delaware.	Cayman Islands Companies Act (as revised)

Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers under the Cayman Islands Companies Law require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder in connection with a tender offer / contractual acquisition of equity (i.e. not a statutory merger under Cayman Islands Companies Law) has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number representing 75% in value of shareholders in attendance and voting at a general meeting.

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	Delaware	Cayman Islands

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Law and the Existing Kernel Governing Documents, routine corporate matters, requiring shareholder approval, may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Requirement for Quorum	Quorum is a majority in voting power of the stocked issued and outstanding and entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by unanimous written resolutions is permitted by the articles of association.

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger except in certain circumstances.	Minority shareholders that dissent from a merger are entitled to be paid the fair value of their shares, which, if necessary, may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum)).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

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	Delaware	Cayman Islands

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise powers for the purposes conferred, exercise independent judgment, not make secret profits, avoid conflicts of interest and act in good faith in the best interests of the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and. with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.	A Cayman Islands exempted company generally may indemnify its directors or officers except with regard to fraud, willful neglect or willful default.

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	Delaware	Cayman Islands

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be eliminated except with regard to their own fraud or willful default.

Removal of Directors	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the charter otherwise provides, or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors	The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

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PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Kernel’s Securities

Kernel’s Units, Class A Ordinary Shares and Public Warrants are each traded on Nasdaq under the symbols “KRNLU,” “KRNL” and “KRNLW,” respectively. Kernel’s Units commenced public trading on February 6, 2021, and shares of Kernel’s Class A Ordinary Shares and Public Warrants began separate trading on March 26, 2021.

The following table sets forth, for the calendar quarter and years indicated, the high and low sales prices per Unit as reported on the Nasdaq for the period from February 6, 2021 (the first day on which Units began trading) through December 31, 2023, and for Kernel Class A Ordinary Shares and Public Warrants for the period from March 26, 2021 (the first day on which Kernel’s Class A Ordinary Shares and Public Warrants were traded separately) through December 31, 2023.

	Units (KRNLU)		Class A Ordinary Shares (KRNL)		Warrants (KRNLW)
	High	Low	High	Low	High	Low

Quarter ended June 30, 2021	$10.32	$9.93	$9.95	$9.61	$1.06	$0.51
Quarter ended September 30, 2021	$10.30	$9.95	$9.76	$9.62	$1.19	$0.58
Quarter ended December 31, 2021	$10.23	$9.93	$9.77	$9.72	$0.69	$0.48
Quarter ended March 31, 2022	$9.97	$9.85	$9.81	$9.69	$0.49	$0.19
Quarter ended June 30, 2022	$9.94	$9.82	$9.89	$9.78	$0.34	$0.08
Quarter ended September 30, 2022	$9.94	$9.85	$9.93	$9.82	$0.10	$0.03
Quarter ended December 31, 2022	$10.09	$9.91	$10.11	$9.93	$0.04	$0.00
Quarter ended March 31, 2023	$10.85	$10.06	$10.42	$10.10	$0.18	$0.01
Quarter ended June 30, 2023	$10.55	$10.19	$10.49	$10.30	$0.15	$0.09
Quarter ended September 30, 2023	$10.60	$9.90	$10.61	$10.42	$0.12	$0.06
Quarter ended December 31, 2023	$10.93	$10.60	$10.75	$10.56	$0.06	$0.02
Quarter ended March 31, 2024	$11.24	$9.84	$11.07	$10.71	$0.08	$0.03

Dividend Policy of Kernel and ParentCo

Kernel has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon ParentCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the ParentCo Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Kernel’s independent registered public accounting firm, WithumSmith+Brown, PC, will be invited to attend the Extraordinary General Meeting of Kernel’s shareholders. If the representatives attend the meeting, the representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of our Ordinary Shares in connection with the Business Combination. However, holders of Kernel Ordinary Shares may be entitled to redemption under certain circumstances. See the section “Extraordinary General Meeting of Kernel shareholders—Redemption Rights.”

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

●	If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Kernel Group Holdings., 515 Madison Avenue, Suite 8078, New York, New York 10022 or by telephone at (646) 908-2659, to inform us of his or her request; or

●	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Kernel Board is aware of no other matter that may be brought before the Extraordinary General Meeting.

FUTURE SHAREHOLDER PROPOSALS

The Extraordinary General Meeting is to be held on [●], 2024. The next annual meeting of shareholders will be held in [●] 2024. It is expected that ParentCo will set, and publicly announce, the date for the 2024 annual meeting of shareholders at a later date. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at our 2024 annual meeting of shareholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Rule 14a-8 proposals must be received at our principal office a reasonable time before we begin to print and send our proxy materials for our 2024 annual meeting of shareholders. For all other future Rule 14a-8 proposals, notice must be received at our principal office not less than 120 calendar days before the date of the proxy statement released to shareholders in connection with the previous year’s annual meeting. If we did not hold an annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the anniversary of the immediately preceding annual meeting, then the notice must be provided a reasonable time before we begin to print and send our proxy materials.

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Our bylaws, currently and as proposed to be amended and restated effective at the time of the Closing, provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be delivered to us at the principal executive offices of Kernel not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders; provided, however that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the annual meeting was first made by Kernel.

In addition to satisfying the notice requirements under Rule 14a-8 and our bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal office no later than 60 calendar days prior to the first anniversary date of the immediately preceding annual meeting. If we did not hold an annual meeting in the previous year, or the date of the next annual meeting is changed by more than 30 calendar days from the anniversary of the immediately preceding annual meeting, then notice must be provided by the later of 60 calendar days prior to the date of the next annual meeting or the 10th calendar day following the day on which public announcement of the date of the next annual meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Kernel’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact Kernel at the following address and telephone number:

Kernel Group Holdings, Inc.

515 Madison Avenue, Suite 8078

New York, New York 10022

Attn: Suren Ajjarapu

Telephone No.: (646) 908-2659

You may also obtain these documents by requesting them in writing or by telephone from Kernel’s proxy solicitation agent at the following address and telephone number:

Issuer Direct Corporation

One Glenwood Ave, Suite 1001

Raleigh, NC 27603

Telephone No: (919) 481-4000

Email: proxy@issuerdirect.com

If you are a shareholder of Kernel and would like to request documents, please do so by [●], 2024, in order to receive them before the Extraordinary General Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Kernel has been supplied by Kernel, and all such information relating to AIRO has been supplied by AIRO. Information provided by either Kernel or AIRO does not constitute any representation, estimate or projection of any other party.

247

This document is a proxy statement/prospectus of Kernel for the Extraordinary General Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, Kernel or AIRO that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

LEGAL MATTERS

Nelson Mullins Riley & Scarborough LLP has passed upon the validity of the securities of ParentCo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Kernel Group Holdings, Inc. as of the years ended December 31, 2023 and 2022 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Kernel Group Holdings, Inc. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of AIRO Group Holdings, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, included in this proxy statement/prospectus have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to AIRO Group Holdings, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Kernel and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Kernel’s annual report to shareholders and Kernel’s proxy statement. Upon written or oral request, Kernel will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Kernel delivers single copies of such documents in the future. Shareholders may notify Kernel of their requests by calling or writing Kernel at its principal executive offices at 515 Madison 8th Floor, Suite 8078, New York, New York 10022 or (646) 908-2659.

ENFORCEABILITY OF CIVIL LIABILITY

Kernel is a Cayman Islands exempted company. If Kernel does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Kernel. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Kernel in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Kernel may be served with process in the United States with respect to actions against Kernel arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Kernel’s securities by serving Kernel’s U.S. agent irrevocably appointed for that purpose.

248

INDEX TO FINANCIAL STATEMENTS

KERNEL GROUP HOLDINGS, INC.

Financial Statements:
Condensed Consolidated Balance Sheets as of March 31, 2024 (unaudited) and December 31, 2023	F-2
Unaudited Condensed Consolidated Statements of Operations as of March 31, 2024 and 2023	F-3
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit as of March 31, 2024 and 2023	F-4
Unaudited Condensed Consolidated Statements of Cash Flows as of March 31, 2024 and 2023	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

AIRO GROUP HOLDINGS, INC.

F-1

KERNEL GROUP HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash	$804	$804
Prepaid expenses	91,709	27,148
Total current assets	92,513	27,952
Cash and investments held in Trust Account	5,563,640	67,819,662
Total Assets	$5,656,153	$67,847,614

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$3,931,193	$3,729,095
Accrued expenses and other current liabilities	33,670	50,615
Accrued expenses - related party	320,000	290,000
Promissory notes - related party	2,422,628	2,215,368
Convertible promissory notes, net of discount	1,790,346	1,565,113
Total current liabilities	8,497,837	7,850,191
Warrant liabilities	959,500	479,750
Total Liabilities	9,457,337	8,329,941

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 509,341 and 6,315,949 shares issued and outstanding at approximately $10.73 and $10.72 per share redemption value as of March 31, 2024 and December 31, 2023, respectively	5,463,640	67,719,662

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of March 31, 2024 and December 31, 2023	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding as of March 31, 2024 and December 31, 2023	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,618,750 shares issued and outstanding as of March 31, 2024 and December 31, 2023	762	762
Additional paid-in capital	—	—
Accumulated deficit	(9,265,586)	(8,202,751)
Total Shareholders’ Deficit	(9,264,824)	(8,201,989)
Total Liabilities and Shareholders’ Deficit	$5,656,153	$67,847,614

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

KERNEL GROUP HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2024	2023
General and administrative expenses	$427,852	$919,365
Administrative fees - related party	30,000	30,000
Loss from operations	(457,852)	(949,365)
Other income (expense):
Unrealized loss from change in fair value of warrant liabilities	(479,750)	(2,704,146)
Income from cash and investments held in Trust Account	321,077	959,464
Interest expense - amortization of debt discount	(204,028)	(32,404)
Interest expense	—	(1,830)
Total other income (expense), net	(362,701)	(1,778,916)
Net loss	$(820,553)	$(2,728,281)

Basic and diluted weighted average shares outstanding, Class A ordinary shares	2,551,225	17,781,598
Basic and diluted net loss per share, Class A ordinary shares	$(0.08)	$(0.11)
Basic and diluted weighted average shares outstanding, Class B ordinary shares	7,618,750	7,618,750
Basic and diluted net loss per share, Class B ordinary shares	$(0.08)	$(0.11)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

KERNEL GROUP HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT (UNAUDITED)

	THREE MONTHS ENDED MARCH 31, 2024
	Ordinary Shares
	Class A		Class B		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2024	—	$—	7,618,750	$762	$—	$(8,202,751)	$(8,201,989)
Proceeds allocated to Share Rights of convertible promissory notes	—	—	—	—	228,795	—	228,795
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(228,795)	(242,282)	(471,077)
Net loss	—	—	—	—	—	(820,553)	(820,553)
Balance at March 31, 2024 (unaudited)	—	$—	7,618,750	$762	$—	$(9,265,586)	$(9,264,824)

	THREE MONTHS ENDED MARCH 31, 2023
	Ordinary Shares
	Class A		Class B		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2023	—	$—	7,618,750	$762	$—	$(13,574,384)	$(13,573,622)
Proceeds received in excess of initial fair value of convertible promissory note	—	—	—	—	546,809	—	546,809
Remeasurement of Class A ordinary shares to redemption amount					(546,809)	(1,012,654)	(1,559,463)
Net loss	—	—	—	—	—	(2,728,281)	(2,728,281)
Balance at March 31, 2023 (unaudited)	—	$—	7,618,750	$762	$—	$(17,315,319)	$(17,314,557)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

KERNEL GROUP HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(820,553)	$(2,728,281)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from cash and investments held in Trust Account	(321,077)	(959,464)
Interest expense - amortization of debt discount	204,028	32,404
Unrealized loss from change in fair value of warrant liabilities	479,750	2,704,146
Changes in operating assets and liabilities:
Prepaid expenses	(64,561)	(255,774)
Due from sponsor	—	(281,691)
Accounts payable	202,098	2,211,294
Accrued expenses and other current liabilities	(16,945)	(1,589,700)
Accrued expenses - related party	30,000	30,000
Net cash used in operating activities	(307,260)	(837,066)

Cash Flows from Investing Activities:
Advances to Trust Account	(150,000)	(600,000)
Proceeds from Trust Account for payment to redeeming shareholders	62,727,099	232,542,916
Net cash provided by investing activities	62,577,099	231,942,916

Cash Flows from Financing Activities:
Proceeds from promissory notes - related party	207,260	750,000
Proceeds from convertible promissory notes	250,000	600,000
Payment to redeeming shareholders	(62,727,099)	(232,542,916)
Net cash used in financing activities	(62,269,839)	(231,192,916)

Net Change in Cash	—	(87,066)
Cash - Beginning of the period	804	93,095
Cash - End of the period	$804	$6,029

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, RISKS AND UNCERTAINTIES AND GOING CONCERN

Kernel Group Holdings, Inc. (“Kernel” or the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 10, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of March 31, 2024, the Company had not commenced any operations. All activity from November 10, 2020 through March 31, 2024 relates to the Company’s formation and the preparation of its initial public offering (“Initial Public Offering”), as described below, and since the closing of the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend income, interest income or gains on investments held in a trust account (“Trust Account”) from the proceeds derived from the Initial Public Offering.

The Company’s sponsor was Kernel Capital Holdings, LLC, a Delaware limited liability company (the “Original Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 2, 2021. On February 5, 2021, the Company consummated its Initial Public Offering of 30,475,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 3,975,000 additional Units to cover the underwriters’ over-allotment (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $304.8 million, and incurring offering costs of approximately $17.4 million, of which approximately $10.7 million was for deferred underwriting commissions. On May 24, 2023, the underwriters agreed to waive their rights to their portion of the fee payable by the Company for deferred underwriting commissions, with respect to any potential Business Combination of the Company.

Simultaneously with the closing of the Initial Public Offering, the Company consummated a private placement (the “Private Placement”) of 8,750,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Original Sponsor, generating gross proceeds of approximately $8.8 million, which is discussed in Note 4.

On December 28, 2022, the Company entered into a purchase agreement with the Original Sponsor and VKSS Capital, LLC, a Delaware corporation (the “New Sponsor” or “Sponsor”), pursuant to which the New Sponsor, or an entity designated by the New Sponsor, will purchase from the Original Sponsor 7,618,750 Class B ordinary shares of the Company, par value $0.0001 per share and 8,750,000 Private Placement Warrants, each of which is exercisable to purchase one Class A ordinary share of the Company, par value $0.0001 per share, for an aggregate purchase price of $1.00 payable at the time the Company effects the initial Business Combination. The 7,618,750 Class B ordinary shares which the New Sponsor will purchase from the Original Sponsor will include 75,000 Founder Shares transferred by the Original Sponsor to the independent directors and 50,000 Founder Shares transferred by the Original Sponsor to the former advisors, which have been purchased by the New Sponsor and are pending transfer at closing by the exchange agent. Upon the closing of the initial Business Combination, New Sponsor shall also convey 2,000,000 Class B ordinary shares to the equity holders of the Original Sponsor, as of December 28, 2022, pro rata based on the equity holders’ underlying interest in the Company’s Class B ordinary shares as of December 28, 2022 (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $304.8 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in the Trust Account with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee and has been invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “Investment Company Act”), as amended, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

F-6

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a Public Shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 4) prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the New Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s New Sponsor, officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 42 months (including three six-month extensions) from the closing of the Initial Public Offering, or August 5, 2024 (the “Combination Period”) or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

F-7

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. On May 24, 2023, the underwriters agreed to waive their rights to their deferred underwriting commissions held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.

Charter Amendments and Share Redemptions

In an extraordinary general meeting held on February 3, 2023, shareholders approved a charter amendment (the “February Charter Amendment”), changing the structure and cost of the Company’s right to extend the date by which the Company must (i) consummate a Business Combination, (ii) cease its operations if it fails to complete such Business Combination, and (iii) redeem or repurchase 100% of the Company’s Public Shares (the “Termination Date”), which was previously February 5, 2023 (the “Extension Amendment Proposal”). The February Charter Amendment allowed the Company to extend the Termination Date by up to six (6) one-month extensions to August 5, 2023 (each, an “Extension,” and such later date, the “Extended Deadline”) provided that if any Extended Deadline ends on a day that is not a business day, such Extended Deadline will be automatically extended to the next succeeding business day. To effect each one-month Extension, the Company, its Sponsor or any of their affiliates or designees must deposit into the Company’s Trust Account with Continental by the applicable Extended Deadline (the “Extension Payment”), the lesser of (x) $300,000 or (y) $0.06 per share for each of the Company’s publicly held shares outstanding as of the deadline prior to the Extension (after giving effect to redemptions in connection with the approval of the February Charter Amendment by the Company’s shareholders with respect to the first such Extension). In connection with the approval of the Extension Amendment Proposal, the shareholders also approved a proposal to amend the Trust Agreement, pursuant to which the Company’s Trust Agreement with Continental was amended to conform the procedures in the Trust Agreement by which the Company may extend the date on which Continental must liquidate the Trust Account if the Company has not completed its initial Business Combination to the procedures in the February Charter Amendment (the “Trust Amendment Proposal”). In connection with the approval of the Extension Amendment Proposal and the Trust Amendment Proposal at the shareholders meeting, holders of 22,848,122 of the Company’s Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.15 per share, for an aggregate of approximately $231.9 million. Following the payment of the redemptions, the Trust Account had a balance of approximately $74.7 million before the first Extension Payment.

F-8

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

The shareholders of the Company approved the Amendment to the Amended and Restated Memorandum and Articles of Association of the Company (the “August Charter Amendment”) at the August 3, 2023 shareholders meeting, changing the structure and cost of the Company’s right to extend the Termination Date by up to six (6) one-month Extensions to February 5, 2024, provided that if any Extended Deadline ends on a day that is not a business day, such Extended Deadline will be automatically extended to the next succeeding business day (the “Second Extension Amendment Proposal”). To effect each one-month Extension, the Company, its Sponsor or any of their affiliates or designees must deposit into the Company’s Trust Account with Continental an Extension Payment (after giving effect to redemptions in connection with the approval of the August Charter Amendment) the lesser of (x) $150,000 or (y) $0.04 per share for each of the Company’s Public Shares outstanding as of the applicable Extended Deadline, unless the closing of the Company’s initial Business Combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination. In connection with the approval of the Second Extension Amendment Proposal, the shareholders also approved a proposal to amend the Trust Agreement, pursuant to which the Company’s Trust Agreement with Continental was amended to conform the procedures in the Trust Agreement by which the Company may extend the date on which Continental must liquidate the Trust Account if the Company has not completed its initial Business Combination to the procedures in the August Charter Amendment (the “Second Trust Amendment Proposal”).

In connection with the approval of the Section Extension Amendment Proposal and the Second Trust Amendment Proposal at the August 3, 2023 shareholders meeting, holders of 1,310,929 of the Company’s Class A ordinary shares exercised their rights to redeem those shares for cash at an approximate price of $10.42 per share, for an aggregate of approximately $13.6 million.

On February 1, 2024, the Company held an extraordinary general meeting of its shareholders pursuant to due notice. At the shareholders meeting, the Company’s shareholders entitled to vote at the meeting cast their votes and approved a proposal to amend the Trust Agreement to conform the procedures in the Trust Agreement by which the Company may extend the date on which Continental must liquidate the Trust Account if the Company has not completed its initial Business Combination (the “Third Trust Amendment Proposal”) to the procedures in an amendment to the Company’s Amended and Restated Memorandum and Articles of Association which was also approved by the Company’s shareholders at the meeting (the “February Charter Extension Amendment”). The February Charter Extension Amendment allows the Company to extend the Termination Date by up to six (6) one-month Extensions to August 5, 2024 provided that if any Extended Deadline ends on a day that is not a business day, such Extended Deadline will be automatically extended to the next succeeding business day(the “Third Extension Amendment Proposal”).

In connection with the approval of the Third Extension Amendment Proposal and the Third Trust Amendment Proposal at the February 1, 2024 shareholders meeting, holders of 5,806,608 of the Company’s Class A ordinary shares exercised their rights to redeem those shares for cash at an approximate price of $10.80 per share, for an aggregate of approximately $62.7 million. Following the payment of the redemptions, the Trust Account had a balance of approximately $5.6 million, inclusive of Extension Payments, as of March 31, 2024.

F-9

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

On January 5, 2024, the Company deposited $150,000 into the Trust Account to extend the date to consummate a Business Combination.

Proposed Business Combination

On March 3, 2023, the Company entered into an agreement by and among the Company, AIRO Group, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“ParentCo”), Kernel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ParentCo (“Kernel Merger Sub”), AIRO Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ParentCo (“AIRO Merger Sub”), the Company’s Sponsor, Dr. Chirinjeev Kathuria, in the capacity as the representative for the Company’s shareholders (the “Seller Representative”), and AIRO Group Holdings, Inc., a Delaware corporation (“AIRO Group Holdings” ), referred to collectively as the Parties (as may be amended and/or restated from time to time, the “Business Combination Agreement”), pursuant to which, among other things, the Company will change the Company’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

In connection with the Domestication, each Class B ordinary share, par value $0.0001 per share, shall convert into a share of Class B common stock, par value $0.0001 per share, and each Class A ordinary share, par value $0.0001 per share, shall convert into a share of Class A common stock, par value $0.0001 per share. Further, each share of Class B common stock and each share of Class A common stock that is then issued and outstanding shall convert automatically, on a one-for-one basis, into one share of Kernel common stock (the “Kernel Common Stock”).

Following the Domestication, the Parties will effect the merger of Kernel Merger Sub with and into the Company, with the Company continuing as the surviving entity as a wholly owned subsidiary of ParentCo (the “First Merger”). Immediately following the First Merger, AIRO Merger Sub will merge with and into AIRO Group Holdings, with AIRO Group Holdings continuing as the surviving entity as a wholly owned subsidiary of ParentCo (the “Second Merger” and the other transactions contemplated by the Business Combination Agreement, together, the “Transaction”).

As consideration for the Second Merger, the holders of AIRO Group Holdings’ securities collectively shall be entitled to receive from ParentCo, in the aggregate, a number of shares of ParentCo common stock with an aggregate value equal to (the “AIRO Merger Consideration”) (a) $770.0 million minus (b) the amount, if any, by which the net working capital is less than negative $500,000, plus (c) the amount, if any, by which the net working capital exceeds $500,000 (but not less than zero), minus (d) the amount, if any, by which the closing net debt exceeds the target net debt of $75.0 million, by more than $500,000 (but not less than zero), plus (e) the amount, if any, by which the target net debt of $75.0 million exceeds closing net debt, minus (f) the amount, if any, by which the company transaction expenses exceed the target company transaction expenses of $14.0 million (but not less than zero). In addition, holders of AIRO Group Holdings’ securities shall have the contingent right to receive from ParentCo, in the aggregate, up to 33,000,000 additional shares of ParentCo common stock (the “Earnout Shares”). In the event that for any full 12-month period (each an “Earnout Period”) commencing on or after the closing date (the “Earnout Start Date”) and ending on or before the last day of the thirteenth full calendar quarter following the closing date (the “Earnout End Date,” and the period between the Earnout Start Date and the Earnout End Date, the “Earnout Eligibility Period”) ParentCo’s revenue is (i) greater than or equal to $42.6 million for the first time during the Earnout Eligibility Period, (ii) greater than or equal to $141.4 million for the first time during the Earnout Eligibility Period, and (iii) greater than or equal to $358.9 million for the first time during the Earnout Eligibility Period, then upon the occurrence of each (i), (ii), and (iii), ParentCo shall issue to each of the stockholders of AIRO Group Holdings such stockholder’s pro rata share of 6,600,000 Earnout Shares. In the event that ParentCo’s EBITDA for any Earnout Period is (x) less than or equal to negative $19.3 million for the first time during the Earnout Eligibility Period, (y) greater than or equal to $4.0 million for the first time during the Earnout Eligibility Period and (z) greater than or equal to $98.6 million for the first time during the Earnout Eligibility Period, then upon the occurrence of each (x), (y), and (z), ParentCo shall issue to each of the stockholders of AIRO Group Holding such stockholder’s pro rata share of 4,400,000 Earnout Shares.

F-10

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

The Business Combination Agreement contains customary conditions to closing, including the following mutual conditions of the parties (unless waived): (i) approval of the shareholders of Kernel and AIRO Group Holdings of the Transaction and the other matters requiring shareholder approval; (ii) approvals of any required governmental authorities and completion of any antitrust expiration periods; (iii) receipt of specified third party consents; (iv) no law or order preventing the Transaction; (v) the registration statement having been declared effective by the SEC; (vi) no material uncured breach by the other party; (vii) no occurrence of a material adverse effect with respect to the other party; (viii) approval from Nasdaq for the listing of the shares of ParentCo’s common to be issued in connection with the Transaction; and (ix) reconstitution of the post-closing board as contemplated under the Business Combination Agreement.

In addition, unless waived by AIRO Group Holdings, the obligations of AIRO Group Holdings to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by Kernel of the related agreements, customary certificates and other closing deliverables: (i) the representations and warranties of Kernel being true and correct as of the date of the Business Combination Agreement and as of the closing (subject to customary exceptions, including materiality qualifiers); (ii) Kernel having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the date of the closing; (iii) absence of any material adverse effect with respect to Kernel since the date of the Business Combination Agreement which is continuing and uncured; (iv) the replacement of the replacement warrants and replacement options; (v) at the closing, Kernel having $50.0 million in unencumbered cash, including funds remaining in the Trust Account (after giving effect to the completion and payment of any redemptions and any transaction expenses) and the proceeds of the private investment in public equity or convertible note investments, fifty percent (50%) of any net cash proceeds of any capital investment raise and/or convertible debt raise conducted by the Company during the period beginning on the effective date of the Business Combination and ending on the closing date, and any net cash proceeds of any executed agreements regarding a capital investment raise and/or convertible debt raise conducted by Kernel or ParentCo in which such cash proceeds are required to be paid to ParentCo during the thirty (30) day period beginning on the closing date.

Finally, unless waived by Kernel, the obligations of Kernel to consummate the Transaction are subject to the satisfaction of the following additional closing conditions, in addition to the delivery by Kernel of the related agreements, customary certificates and other closing deliverables: (i) the representations and warranties of AIRO Group Holdings being true and correct as of the date of the Business Combination Agreement and as of the closing (subject to customary exceptions, including materiality qualifiers); (ii) AIRO Group Holdings having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with by them on or prior to the date of the closing; (iii) absence of any material adverse effect with respect to AIRO Group Holdings and its subsidiaries on a consolidated basis since the date of the Business Combination Agreement which is continuing and uncured; (iv) delivery of AIRO’s 2022 audited financials statements within 60 days of the Business Combination Agreement’s signing; (v) the completion of Kernel’s legal due diligence of AIRO Group Holdings and its subsidiaries to Kernel’s reasonable satisfaction; (vi) the replacement of the replacement warrants and replacement options; and (vii) the aggregate amount of all indebtedness of the target companies due earlier than 180 days after the closing (less Company cash at closing) is less than $50.0 million.

On August 29, 2023, the Parties entered into the First Amendment to the Business Combination Agreement (the “First Amendment”). The First Amendment amends the Business Combination Agreement to make certain changes to the earnout provisions to fix the number of Earnout Shares that can be granted in each Earnout Period based on a $10.00 per share price.

On January 16, 2024, the Parties entered into the Second Amendment to the Business Combination Agreement (the “Second Amendment”). The Second Amendment amends the Business Combination Agreement to change the terms under which the AIRO Group Holdings shareholders and the Sponsor shall have a contingent right to receive the Earnout Shares as additional consideration based on ParentCo’s achievement of certain revenue thresholds. The Second Amendment also amended the termination date pursuant to the original Business Combination Agreement, from August 2, 2023 to August 5, 2024.

On February 5, 2024, the Parties entered into the Third Amendment to the Business Combination Agreement (the “Third Amendment”). The Third Amendment amends the Business Combination Agreement and removed the previous requirement of the Company to satisfy maintain a minimum of $5.0 million in net tangible assets at closing.

On June 24, 2024, the Parties entered into the Fourth Amendment to the Business Combination Agreement (the “Fourth Amendment”). The Fourth Amendment amends the Business Combination Agreement to delete the Sponsor’s right to receive Earnout Shares.

F-11

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus.

The escalation in October 2023 of the conflict between Israel and Hamas also could cause disruptions to global economic conditions and effect the stability of the Middle East region. It is unknown how long any of these disruptions will continue and whether such disruptions will become more severe.

The impact of these conflicts on the world economy is not determinable as of the date of these consolidated financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.

As a result of political tensions in the Middle East and the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. Further, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Going Concern

As of March 31, 2024, the Company had $804 in its operating bank account and a working capital deficit of approximately $8.4 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Original Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, the loan of $77,000 from the Original Sponsor under a note, certain portion of the proceeds from the consummation of the Private Placement not held in the Trust Account, the promissory notes of $2.5 million, and Convertible Promissory Notes (as defined below) of approximately $2.0 million. The Company repaid $77,000 of the loan from the Original Sponsor in February 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has determined that the liquidity condition, the date of the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 5, 2024. The unaudited condensed consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company’s management plans to complete a Business Combination prior to the mandatory liquidation date.

F-12

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X and pursuant to the rules and regulations of the SEC. Accordingly, certain disclosures included in the annual consolidated financial statements have been condensed or omitted from these unaudited condensed consolidated financial statements as they are not required for interim financial statements under U.S. GAAP and the rules of the SEC. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended March 31, 2024 are not necessarily indicative of the results that may be expected through December 31, 2024, or any future period. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Making estimates requires the Company’s management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial consolidated statements, which the Company’s management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the warrant liabilities. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000 and investments held in the Trust Account. The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2024 or December 31, 2023.

Cash and Investments Held in Trust Account

Until February 2023, the Company’s portfolio of investments held in the Trust Account was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. In February 2023, the Company transferred the funds in the Trust Account into cash. In July 2023, the Company instructed Continental to instead hold the funds in the Trust Account in an interest-bearing demand deposit account, and in August 2023, the Company transferred the Trust Account funds to an interest-bearing demand deposit account. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. During the three months ended March 31, 2024, $62.7 million was paid to redeeming shareholders. At March 31, 2024 and December 31, 2023, the cash held in the Trust Account totaled approximately $5.6 million and cash and investments held in the Trust Account totaled approximately $67.8 million, respectively.

F-13

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements” (“ASC 820”), equals or approximates the carrying amounts represented in the consolidated balance sheets, except for warrant liabilities (see Note 10).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with the Initial Public Offering and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of warrants issued in connection with the Private Placement has been measured by using the market value of the Public Warrants (as defined below). The fair value of the warrants issued in connection with the Initial Public Offering was initially measured using a Monte-Carlo simulation and subsequently has been measured based on the market price at each measurement date when separately listed and traded. The determination of the fair value of the derivative liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities. The Company’s public and private warrant liabilities (see Notes 7 and 10) are classified as derivatives in the condensed consolidated balance sheets with changes in the fair value recognized in the condensed consolidated statements of operations.

F-14

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

Convertible Promissory Notes

On March 23, 2023, Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal amount of $600,000 (the “First Polar Fund Convertible Note”) to be used for a portion of the expenses of the Company in exchange for the issuance of 600,000 Class A common stock at the closing of a Business Combination (“Share Rights”). At the option of Polar Multi-Strategy Master Fund, upon the closing of a Business Combination, the outstanding principal of $600,000 at March 31, 2024 may be converted into shares of Class A common stock at a rate of one Class A common stock for each $10 of additional capital contribution (60,000 shares).

On April 4, 2023, Aesther Healthcare Sponsor agreed to loan the Company an aggregate principal amount of $50,000 (“the Aesther Healthcare Convertible Note”) to be used for a portion of the expenses of the Company in exchange for the issuance of 50,000 Share Rights. At the option of Aesther Healthcare Sponsor, upon the closing of a Business Combination, the outstanding principal of $50,000 at March 31, 2024 may be converted into shares of Class A common stock at a rate of one Class A Common Stock for each $10 of additional capital contribution (5,000 shares).

On April 25, 2023, Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal amount of $800,000 (the “Second Polar Fund Convertible Note”) to be used for a portion of the expenses of the Company in exchange for the issuance of 800,000 Share Rights. At the option of Polar Multi-Strategy Master Fund, upon the closing of a Business Combination, the outstanding principal of $800,000 at March 31, 2024 may be converted into shares of Class A common stock at a rate of one Class A common stock for each $10 of additional capital contribution (80,000 shares).

On December 6, 2023, Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal amount of $250,000 (the “Third Polar Fund Convertible Note”) to be used for a portion of the expenses of the Company in exchange for the issuance of 250,000 Share Rights. At the option of Polar Multi-Strategy Master Fund, upon the closing of a Business Combination, the outstanding principal of $250,000 at March 31, 2024 may be converted into shares of Class A common stock at a rate of one Class A Common Stock for each $10 of additional capital contribution (25,0000 shares).

On February 23, 2024, three accredited investors (RLH SPAC Fund LP, TQ Master Fund LP and Sternstar LLC) agreed to loan the Company an aggregate principal amount of $250,000 ($100,000 pursuant to the RLH SPAC Fund convertible note, $100,000 pursuant to the TQ Master Fund convertible note, and $50,000 pursuant to the Sternstar convertible note), to be used for a portion of the expenses of the Company in exchange for the issuance of an aggregate 250,000 Share Rights. At the option of the investors, upon the closing of a Business Combination, the outstanding principal of $250,000 may be converted into shares of Class A common stock at a rate of one Class A common stock for each $10 of additional capital contribution (25,000 shares).

The Convertible Promissory Notes (as defined below) are non-interest bearing and are due within five business days from the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Convertible Promissory Notes; however, no proceeds from the Trust Account may be used for such repayment if the Company does not consummate the Business Combination.

Collectively, the First Polar Fund Convertible Note, the Aesther Healthcare Convertible Note, Second Polar Fund Convertible Note, the Third Polar Fund Convertible Note, the RLH SPAC Fund convertible note, the TQ Master Fund convertible note, and the Sternstar convertible note, are referred to as the Convertible Promissory Notes. The Company accounted for its Share Rights as equity-classified instruments based on an assessment of the Share Right’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Share Rights are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Share Rights meet all the requirements for equity classification under ASC 815, including whether the Share Rights are indexed to the Company’s own common stock, among other conditions for the equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of Share Rights issuance. Both the Convertible Promissory Notes and the Share Rights meet the scope exception of ASC 815-10-15-74(a). The Company applied the guidance in ASC 470-20-25-2, “Debt With Conversion and Other Options”, requiring that the loan proceeds be allocated to the two instruments based on their relative fair values. At March 23, 2023, the Company allocated $53,191 of the proceeds to the First Polar Fund Convertible Note and $546,809 for the Share Rights. At April 4, 2023, the Company allocated $4,409 of the proceeds to the Aesther Healthcare Convertible Note and $45,591 for the Share Rights. At April 25, 2023, the Company allocated $70,299 of the proceeds to the Second Polar Fund Convertible Note and $729,701 for the Share Rights. At December 6, 2023, the Company allocated $21,441 of the proceeds to the Third Polar Fund Convertible Note and $228,559 for the Share Rights. At February 23, 2024, the Company allocated $8,482 of the proceeds to the RLH SPAC Fund convertible note and $91,518 for the Share Rights. At February 23, 2024, the Company allocated $8,482 of the proceeds to the TQ Master Fund convertible note, and $91,518 to the Share Rights. At February 23, 2024, the Company allocated $4,241 of the proceeds to the Sternstar convertible note and $45,759 to the Share Rights. The Share Rights are recognized as a debt discount to the Convertible Promissory Notes and accreted through interest expense to the face value of the Convertible Promissory Notes utilizing an effective interest method. At March 31, 2024, the carrying value of the Convertible Promissory Notes (see Note 5) was approximately $1.8 million, reflecting an unamortized discount of $159,654 and at December 31, 2023, the carrying value of the Convertible Promissory Notes (see Note 5) was approximately $1.6 million, reflecting an unamortized discount of $134,887.

F-15

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, and presented as other income (expenses) in the condensed consolidated statements of operations. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of Class A ordinary shares upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified within the shareholders’ deficit section of the Company’s condensed consolidated balance sheets. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2024 and December 31, 2023, the Company had 509,341 and 6,315,949 Class A ordinary shares subject to possible redemption, respectively, that are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets. During the three months ended March 31, 2024, 5,806,608 Class A ordinary shares were redeemed by shareholders.

Under ASC 480-10 S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a Business Combination as the most likely outcome. Net loss per ordinary share is calculated by dividing the net loss by the weighted average number of ordinary shares outstanding for the respective period.

The calculation of diluted net loss per ordinary share does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase 23,987,500 Class A ordinary shares, nor the effect of the conversion features under the Convertible Promissory Notes to issue up to 195,000 additional Class A ordinary shares, in the calculation of diluted loss per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net loss per share is the same as basic net loss per share for the three months ended March 31, 2024 and 2023. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

F-16

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

The Company has considered the effect of Class B ordinary shares that were excluded from the weighted average number as they were contingent on the exercise of over-allotment option by the underwriters. Since the contingency was satisfied, the Company included these shares in the weighted average number as of the beginning of the interim period to determine the dilutive impact of these shares.

	For the Three Months Ended March 31, 2024		For the Three Months Ended March 31, 2023
	Class A	Class B	Class A	Class B
Numerator:
Allocation of net loss - basic and diluted	$(205,843)	$(614,710)	$(1,909,942)	$(818,339)

Denominator:
Weighted average ordinary shares outstanding, basic and diluted	2,551,225	7,618,750	17,781,598	7,618,750

Basic and diluted net loss per ordinary share	$(0.08)	$(0.08)	$(0.11)	$(0.11)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2024 and December 31, 2023. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Recently Adopted Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments”, which changes the impairment model for most financial assets. The ASU introduces a new credit loss methodology, current expected credit losses (“CECL”), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. Since its original issuance in 2016, the FASB has issued several updates to the original ASU. The CECL framework utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. The methodology replaces the multiple existing impairment methods, which generally require that a loss be incurred before it is recognized. The Company adopted this standard on January 1, 2023 and the impact was not material to the unaudited condensed consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company adopted this standard on January 1, 2024 and the impact was not material to the unaudited condensed consolidated financial statements.

F-17

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

NOTE 3. INITIAL PUBLIC OFFERING

On February 5, 2021, the Company consummated its Initial Public Offering of 30,475,000 Units, including 3,975,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $304.8 million, and incurring offering costs of approximately $17.4 million, of which approximately $10.7 million was for deferred underwriting commissions. For the three months ended March 31, 2024, 5,806,608 Class A ordinary shares were redeemed by shareholders.

Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On November 19, 2020, the Original Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 5,750,000 Class B ordinary shares (the “Founder Shares”). On January 11, 2021, the Company effected a 1 for 1.25 forward stock split of the Founder Shares that increased the number of outstanding Founder Shares from 5,750,000 to 7,187,500 shares, and the Original Sponsor transferred an aggregate of 75,000 Founder Shares to the independent directors and an aggregate of 50,000 Founder Shares to the former advisors (the number of shares are after the effect of the forward stock split discussed in the next sentence). On February 2, 2021, the Company effected a 1 for 1.06 forward stock split of the Founder Shares that increased the number of outstanding Founder Shares from 7,187,500 to 7,618,750 shares and resulted in the Original Sponsor holding 7,493,750 Founder Shares. The Original Sponsor agreed to forfeit up to an aggregate of 993,750 Founder Shares to the extent that the option to purchase additional Units was not exercised in full by the underwriters or was reduced, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 5, 2021, the underwriter fully exercised its over-allotment option; thus, these 993,750 Founder Shares are no longer subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On December 28, 2022, the Company entered into a purchase agreement with the Original Sponsor and the New Sponsor, pursuant to which the New Sponsor, or an entity designated by the New Sponsor, will purchase from the Original Sponsor 7,618,750 Class B ordinary shares of the Company, par value $0.0001 per share and 8,750,000 Private Placement Warrants, each of which is exercisable to purchase one Class A ordinary share of the Company, par value $0.0001 per share, for an aggregate purchase price of $1.00 payable at the time the Company effects the initial Business Combination. The 7,618,750 Class B ordinary shares which the New Sponsor will purchase from the Original Sponsor will include 75,000 Founder Shares transferred by the Original Sponsor to the independent directors and 50,000 Founder Shares transferred by the Original Sponsor to the former advisors, which have been purchased by the New Sponsor and are pending transfer at closing by the exchange agent. Upon the closing of the initial Business Combination, the New Sponsor shall also convey 2,000,000 Class B ordinary shares to the equity holders of the Original Sponsor, as of the Effective Date, pro rata based on the equity holders’ underlying interest in the Company’s Class B ordinary shares as of December 28, 2022.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 8,750,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Original Sponsor, generating gross proceeds of approximately $8.8 million.

F-18

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

On December 28, 2022, the Original Sponsor transferred all Private Placement Warrants to the exchange agent, and upon closing of a Business Combination, the Private Placement Warrants will be transferred to the New Sponsor.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Original Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

During the year ended December 31, 2023, the Company entered into loan agreements with eleven investors and the Sponsor (the “Loan Agreements”). Pursuant to the Loan Agreements, the investors loaned the Sponsor a total of $2.5 million, which will in turn be loaned by the Sponsor to the Company, to cover a portion of the Extension Payments with any remaining balance to be used for the Company’s working capital. The Loan Agreements accrue 8% interest per annum and shall be repaid upon closing the initial Business Combination. The Company intends to pay all principal under the Loan Agreements and shall not be responsible for the payment of any interest on the loans. As of March 31, 2024 and December 31, 2023, the total amount drawn on the Loan Agreements was approximately $2.4 million and $2.2 million, respectively.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination or its liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, administrative and support services. For the three months ended March 31, 2024 and 2023, the Company incurred $30,000 and $30,000 for such services, respectively. As of March 31, 2024 and December 31, 2023, $320,000 and $290,000 were outstanding, respectively, and included in accrued expenses – related party as reflected in the accompanying condensed consolidated balance sheets.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. For the three months ended March 31, 2024 and 2023, the Company did not incur or reimburse any Business Combination costs to the Sponsor or any related party.

NOTE 5. DEBT

The Convertible Promissory Notes are non-interest bearing and are due within five business days from the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Convertible Promissory Notes; however, no proceeds from the Trust Account may be used for such repayment if the Company does not consummate a Business Combination. The Convertible Promissory Notes may be converted into Class A common stock at one share for each $10 of additional capital contribution at the option of the investor.

F-19

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

The Company complies with ASC Topic 835, “Interest” (“ASC 835”). In accordance with ASC 835-30, discounts to the principal amounts are included in the carrying value of the Convertible Promissory Notes and amortized to “Interest expense” over the remaining term of the underlying debt to the Convertible Promissory Notes’ maturity date.

As described in Note 2, on March 23, 2023, the Company entered into the First Polar Fund Convertible Note pursuant to which Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal amount of $600,000. The Company on April 25, 2023 entered into the Second Polar Fund Convertible Note, pursuant to which Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal amount of $800,000. Additionally, on December 6, 2023, the Company entered into the Third Polar Fund Convertible Note, pursuant to which Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal amount of $250,000. As of March 31, 2024 and December 31, 2023, the outstanding balance under the First, Second, and Third Polar Fund Convertible Promissory Notes amounted to an aggregate of approximately $1.7 million. The Company recorded $546,809, $729,701, and $228,559 for debt discount upon issuance of the First Polar Fund Convertible Note, Second Polar Fund Convertible Note, and Third Polar Fund Convertible Note, respectively. For the three months ended March 31, 2024, and the year ended December 31, 2023, the amortization of the discount resulted in total interest expense of $134,887 and $1,370,182 for these loans, respectively.

As described in Note 2, the Company entered into the Aesther Healthcare Convertible Note on April 4, 2023, pursuant to which Aesther Healthcare Sponsor agreed to loan the Company an aggregate principal amount of $50,000. As of March 31, 2024 and December 31, 2023, the outstanding balance under the Aesther Healthcare Convertible Note amounted to an aggregate of $50,000. The Company recorded a $45,591 debt discount upon issuance of the Aesther Healthcare Convertible Promissory Note. As of January 1, 2024, the discount recognized at issuance was fully amortized.

As described in Note 2, on February 23, 2024, three accredited investors (RLH SPAC Fund LP, TQ Master Fund LP and Sternstar LLC) agreed to loan the Company $100,000, $100,000, and $50,000 respectively. For the three months ended March 31, 2024, the outstanding balance for the three accredited investors amounted to an aggregate of $250,000. The Company recorded $69,141 to interest expense for these loans for the three months ended March 31, 2024.

For the three months ended March 31, 2024, the amortization of the discount resulted in total interest expense of $204,028 for all of the Company’s Convertible Promissory Notes. For the three months ended March 31, 2023, the amortization of the discount resulted in interest expense of $32,404.

The following table presents the aggregate of Convertible Promissory Notes as of March 31, 2024:

Principal value	$1,950,000
Debt discount	(159,654)
Carrying value	$1,790,346

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders will be entitled to certain demand and “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-20

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

Premium Finance Agreement - D&O Insurance

In order to obtain a public company directors and officers insurance policy (“D&O Insurance”), the Company entered into two agreements with premium financing lenders, whereby the lenders paid the D&O Insurance premium for the Company (“Premium Finance Agreements”). If the Company were to not pay the lenders monthly installment payments, the lenders would cancel the D&O Insurance and the remaining D&O Insurance premium would be returned to the lenders. In addition, if the Company were to cancel the D&O Insurance, the remaining D&O Insurance premium would be returned to the lenders.

The first Premium Finance Agreement is for $350,000 and accrues interest at a fixed rate of 7.5% per annum for a total of $3,136 over the term of the Premium Finance Agreement. Monthly payments of $35,784, were paid in four monthly installments, which commenced on February 28, 2023 with a maturity date of May 28, 2023. Upon entering into the Premium Finance Agreement, an upfront payment of $210,000 was due and paid on March 27, 2023.

The second Premium Finance Agreement is for $194,569 and accrues interest at a fixed rate of 7.5% per annum for a total of $1,744 over the term of the Premium Finance Agreement. Monthly payments of $19,893, were paid in four monthly installments, which commenced on February 28, 2023 with a maturity date of May 28, 2023. Upon entering into the Premium Finance Agreement, an upfront payment of $116,741 was due and paid on March 27, 2023.

The total expenses incurred under the Premium Finance Agreements, covering upfront, monthly, and interest payments, were $206,043 during the three months ended March 31, 2023 and are included in general and administrative expenses on the accompanying condensed consolidated statements of operations. The total cash disbursements made under the Finance Agreements for upfront, monthly, and interest payments totaled $438,095 during the three months ended March 31, 2023.

The total expenses incurred for D&O Insurance for the three months ended March 31, 2024 and 2023 were $105,848 and $206,043, respectively are included in general and administrative expenses on the accompanying condensed consolidated statements of operations. Total cash disbursements made for D&O Insurance for the three months ended March 31, 2024 and 2023 totaled $105,848 and $438,095, respectively.

NOTE 7. WARRANTS

As of both March 31, 2024 and December 31, 2023, the Company had 15,237,500 Public Warrants and 8,750,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

F-21

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or such its permitted transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may call the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

●	if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading-day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

●	if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

F-22

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2024 and December 31, 2023, there were 509,341 and 6,315,949, respectively, of Class A ordinary shares outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the balance sheets.

The Class A ordinary shares subject to possible redemption reflected on the condensed consolidated balance sheets are reconciled on the following table:

Gross proceeds received from Initial Public Offering	$304,750,000
Less:
Fair value of Public Warrants at issuance	(23,922,875)
Offering costs allocated to Class A ordinary shares	(16,172,159)
Plus:
Accretion on Class A ordinary shares to redemption value	44,479,800
Class A ordinary shares subject to possible redemption as of December 31, 2022	309,134,766
Redemption of shares	(246,225,327)
Derecognition of deferred underwriting fee payable allocated to Class A ordinary shares	9,910,904
Accretion on Class A ordinary shares subject to possible redemption	(5,100,681)
Class A ordinary shares subject to possible redemption as of December 31, 2023	67,719,662
Redemption of shares	(62,727,099)
Accretion on Class A ordinary shares subject to possible redemption	471,077
Class A ordinary shares subject to possible redemption as of March 31, 2024	$5,463,640

NOTE 9. SHAREHOLDERS’ DEFICIT

Preference Shares - The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of March 31, 2024 and December 31, 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. For the three months ended March 31, 2024, 5,806,608 Class A ordinary shares were redeemed by shareholders. As of March 31, 2024 and December 31, 2023, there were 509,341 and 6,315,949 Class A ordinary shares outstanding, all of which were subject to possible redemption and included as temporary equity (see Note 8).

Class B Ordinary Shares - There were 7,618,750 shares issued and outstanding as of March 31, 2024 and December 31, 2023.

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 10. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2024 and December 31, 2023, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
March 31, 2024
Liabilities
Warrant liability – Public Warrants	$609,500	$—	$609,500	$—
Warrant liability – Private Placement Warrants	$350,000	$—	$350,000	$—

F-23

KERNEL GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2024

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2023
Assets
Investments held in Trust Account:
Cash or demand deposit account	$67,819,662	$67,819,662	$—	$—
Liabilities
Warrant liability – Public Warrants	$304,750	$—	$304,750	$—
Warrant liability – Private Placement Warrants	$175,000	$—	$175,000	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers during March 31, 2024 and December 31, 2023.

Level 1 assets include cash, demand deposit account and investments in money market funds that invest solely in U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

For periods where no observable traded price was available, which was prior to March 2021 for the Public Warrants, and prior to December 2022 for the Private Placement Warrants, the fair value of the Public Warrants issued in connection with the Initial Public Offering was estimated using a Black-Scholes option pricing model. The Company utilized a Black-Scholes option pricing model to estimate the fair value of the Private Placement Warrants at each of the relevant reporting periods as described above, with changes in fair value recognized in the condensed consolidated statements of operations.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to the date the unaudited condensed consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

On April 5, 2024, the Company elected to extend the period of time it has to consummate its initial Business Combination by one month from April 5, 2024 to May 5, 2024. The Extension is the third of up to six monthly Extensions permitted under the Company’s governing documents.

On May 3, 2024, the Company elected to extend the period of time it has to consummate its initial Business Combination by one month from May 5, 2024 to June 5, 2024. The Extension is the fourth of up to six monthly Extensions permitted under the Company’s governing documents.

On April 4, 2024, the Company entered into a subscription agreement with an investor and the Sponsor to loan an aggregate principal amount of $250,000 (the “April 2024 Convertible Promissory Note”) to be used for a portion of the expenses of the Company in exchange for the issuance of an aggregate of $250,000 Share Rights. At the option of the investor, upon the closing of a Business Combination, the outstanding principal amount of $250,000 may be converted into Class A common stock at a rate of one Class A common stock for each $10 of additional capital contribution (25,000 shares). The April 2024 Convertible Promissory Note is non-interest bearing and due within five business days from the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the April 2024 Convertible Promissory Note; however, no proceeds from the Trust Account may be used for such repayment if the Company does not consummate the Business Combination.

On February 5, 2024, the Company received a notice (the “February 5, 2024 Nasdaq Notice”) from the Listing Qualifications Department of Nasdaq stating that the Company was not in compliance with Nasdaq IM-5102-2, which requires that a special purpose acquisition company complete one or more Business Combinations within 36 months of the effectiveness of its initial public offering registration statement. With respect to the February 5, 2024 Nasdaq Notice, a hearing on the matter was held on April 11, 2024. On April 19, 2024, the Nasdaq Hearings Panel issued written notice of its decision to grant the Company’s request for an exception to its listing deficiencies until July 1, 2024 in view of the Company’s substantial steps toward closing its previously announced initial Business Combination with AIRO Group Holdings and its plan for achieving compliance with Nasdaq listing rules upon closing of the transaction for listing on The Nasdaq Capital Market.

On May 2, 2024, the Company received a written notice (the “May 2, 2024 Notice”) from the Listing Qualifications Department of Nasdaq notifying the Company that, for the last 32 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rules 5550(b)(2) (the “Market Value Standard”). The Nasdaq also noted that the Company does not meet the requirements under Nasdaq Listing Rules 5550(b)(1) and 5550(b)(3). An indicator will be displayed with quotation information related to the Company’s securities on NASDAQ.com and NASDAQTrader.com and may be displayed by other third-party providers of market data information, however, the May 2, 2024 Notice does not impact the listing of the Company’s securities on The Nasdaq Capital Market at this time.

The May 2, 2024 Notice provided that, in accordance with Nasdaq Listing Rule 5810(c)(3)(C) (the “Compliance Period Rule”), the Company has a period of 180 calendar days from the date of the May 2, 2024 Notice, or until October 29, 2024 (the “Compliance Date”), to regain compliance with the Market Value Standard. During this period, the Company’s securities will continue to trade on The Nasdaq Capital Market. If at any time before the Compliance Date the Company’s MVLS closes at or above $35 million for a minimum of 10 consecutive business days as required under the Compliance Period Rule, the Staff will provide written notification to the Company that it has regained compliance with the Market Value Standard and will close the matter.

If the Company does not regain compliance with the Market Value Standard by the Compliance Date, the Staff will provide a written notification to the Company that its securities are subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Hearings Panel (the “Panel”). However, there can be no assurance that, if the Company receives a delisting notice and appeals the delisting determination by the Staff to the Panel, such appeal would be successful.

The Company intends to monitor its MVLS between now and the Compliance Date, and may, if appropriate, evaluate available options to resolve the deficiency under the Market Value Standard and regain compliance with the Market Value Standard. However, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing criteria.

F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Kernel Group Holdings, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kernel Group Holdings, Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by August 5, 2024 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
March 11, 2024
PCAOB Number 100

F-25

KERNEL GROUP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash	$804	$93,095
Prepaid expenses	27,148	42,022
Total current assets	27,952	135,117
Cash and investments held in Trust Account	67,819,662	309,234,766
Total Assets	$67,847,614	$309,369,883

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$3,729,095	$848,420
Accrued expenses and other current liabilities	50,615	1,949,715
Accrued expenses - related party	290,000	170,000
Promissory note - related party	2,215,368	—
Convertible promissory notes, net of discount	1,565,113	—
Total current liabilities	7,850,191	2,968,135
Deferred underwriting commissions	—	10,666,250
Warrant liabilities	479,750	174,354
Total Liabilities	8,329,941	13,808,739

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 6,315,949 and 30,475,000 shares issued and outstanding at approximately $10.72 and $10.14 per share redemption value as of December 31, 2023 and December 31, 2022, respectively	67,719,662	309,134,766

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of December 31, 2023 and December 31, 2022	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding as of December 31, 2023 and December 31, 2022	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,618,750 shares issued and outstanding as of December 31, 2023 and December 31, 2022	762	762
Additional paid-in capital	—	—
Accumulated deficit	(8,202,751)	(13,574,384)
Total Shareholders’ Deficit	(8,201,989)	(13,573,622)
Total Liabilities and Shareholders’ Deficit	$67,847,614	$309,369,883

The accompanying notes are an integral part of these financial statements.

F-26

KERNEL GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
General and administrative expenses	$2,449,228	$992,819
Administrative fees - related party	120,000	120,000
Loss from operations	(2,569,228)	(1,112,819)
Other income (expense):
Unrealized (loss) gain from change in fair value of warrant liabilities	(305,396)	12,299,146
Income from cash and investments held in Trust Account	2,260,223	4,469,702
Gain on waiver of deferred underwriting commissions by underwriter allocated to Public Warrants	755,346	—
Unrealized loss on fair value of derivative liabilities - forward purchase agreement	(6,261,728)	—
Interest expense - amortization of debt discount	(1,415,773)	—
Interest expense	(4,880)	—
Total other income (expense), net	$(4,972,208)	$15,656,029
Net (loss) income	$(7,541,436)	$15,656,029

Basic and diluted weighted average shares outstanding, Class A ordinary shares	12,726,377	30,475,000
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.37)	$0.41
Basic and diluted weighted average shares outstanding, Class B ordinary shares	7,618,750	7,618,750
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.37)	$0.41

The accompanying notes are an integral part of these financial statements.

F-27

KERNEL GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2023

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2023	—	$—	7,618,750	$762	$—	$(13,574,384)	$(13,573,622)
Proceeds allocated to Share Rights of convertible promissory note - related party	—	—	—	—	1,550,660	—	1,550,660
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	(1,550,660)	6,651,341	5,100,681
Extinguishment of forward purchase agreement	—	—	—	—	—	6,261,728	6,261,728
Fair value of equity contract, mutual termination agreement	0	0	0	0	0	53,100	53,100
Fair value of equity contract, mutual termination agreement	0	0	0	0	0	(53,100)	(53,100)
Net loss	—	—	—	—	—	(7,541,436)	(7,541,436)
Balance at December 31, 2023	—	$—	7,618,750	$762	$—	$(8,202,751)	$(8,201,989)

YEAR ENDED DECEMBER 31, 2022

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2022	—	$—	7,618,750	$762	$—	$(24,845,647)	$(24,844,885)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(4,384,766)	(4,384,766)
Net income	—	—	—	—	—	15,656,029	15,656,029
Balance at December 31, 2022	—	$—	7,618,750	$762	$—	$(13,574,384)	$(13,573,622)

The accompanying notes are an integral part of these financial statements.

F-28

KERNEL GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(7,541,436)	$15,656,029
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Income from cash and investments held in Trust Account	(2,260,223)	(4,469,702)
Interest expense - amortization of debt discount	1,415,773	—
Unrealized loss (gain) from change in fair value of warrant liabilities	305,396	(12,299,146)
Unrealized loss on fair value of derivative liabilities - forward purchase agreement	6,261,728	—
Gain on waiver of deferred underwriting commissions by underwriter allocated to Public Warrants	(755,346)	—
Changes in operating assets and liabilities:
Prepaid expenses	14,874	402,481
Accounts payable	2,880,675	50,631
Accrued expenses and other current liabilities	(1,899,100)	227,857
Accrued expenses - related party	120,000	120,000
Net cash used in operating activities	(1,457,659)	(311,850)

Cash Flows from Investing Activities:
Advances to Trust Account	(2,550,000)	—
Proceeds from Trust Account for payment to redeeming shareholders	246,225,328	—
Net cash provided by investing activities	243,675,328	—

Cash Flows from Financing Activities:
Proceeds from promissory note - related party	2,215,368	—
Proceeds from convertible promissory note	1,700,000	—
Payment to redeeming shareholders	(246,225,328)	—
Offering costs paid	—	(70,000)
Net cash used in financing activities	(242,309,960)	(70,000)

Net Change in Cash	(92,291)	(381,850)
Cash - Beginning of the year	93,095	474,945
Cash - End of the year	$804	$93,095

Non-cash investing and financing activities:
Waiver of deferred underwriting commissions by underwriter	$9,910,904	$—

The accompanying notes are an integral part of these financial statements.

F-29

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, RISKS AND UNCERTAINTIES AND GOING CONCERN

Kernel Group Holdings, Inc. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 10, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of December 31, 2023, the Company had not commenced any operations. All activity from November 10, 2020 through December 31, 2023 relates to the Company’s formation and the preparation of its initial public offering (“Initial Public Offering”), as described below, and since the closing of the Initial Public Offering, the search for a target for the Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend income, interest income or gains on investments held in a Trust Account (“Trust Account”) from the proceeds derived from the Initial Public Offering.

The Company’s sponsor was Kernel Capital Holdings, LLC, a Delaware limited liability company (the “Original Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 2, 2021. On February 5, 2021, the Company consummated its Initial Public Offering of 30,475,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 3,975,000 additional Units to cover the underwriters’ over-allotment (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $304.8 million, and incurring offering costs of approximately $17.4 million, of which approximately $10.7 million was for deferred underwriting commissions. On May 24, 2023, the underwriters agreed to waive their rights to their portion of the fee payable by the Company for deferred underwriting commissions, with respect to any potential Business Combination of the Company (see Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated a private placement (the “Private Placement”) of 8,750,000 warrants (the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Original Sponsor, generating gross proceeds of approximately $8.8 million, which is discussed in Note 4.

On December 28, 2022, the Company entered into a purchase agreement with the Original Sponsor, and VKSS Capital, LLC, a Delaware corporation (the “New Sponsor” or “Sponsor”), pursuant to which the New Sponsor, or an entity designated by the New Sponsor, will purchase from the Original Sponsor 7,618,750 Class B ordinary shares of the Company, par value $0.0001 per share and 8,750,000 Private Placement Warrants, each of which is exercisable to purchase one Class A ordinary share of the Company, par value $0.0001 per share, for an aggregate purchase price of $1.00 payable at the time the Company effects the initial Business Combination. Upon the closing of the initial Business Combination, New Sponsor shall also convey 2,000,000 Class B ordinary shares to the equityholders of the Original Sponsor, as of December 28, 2022, pro rata based on the equityholders’ underlying interest in the Company’s Class B ordinary shares as of December 28, 2022 (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $304.8 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in the Trust Account with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee and has been invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “Investment Company Act”), as amended, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

F-30

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target business or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a Public Shareholder on the record date for the general meeting held to approve the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 4) prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the New Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

F-31

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

The Company’s New Sponsor, officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 30 months (including six month extension) from the closing of the Initial Public Offering, or February 5, 2023, (the “Combination Period”) or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commissions (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution in the Trust Account will be less than the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. There can be no guarantee that the Company will be successful in obtaining such waivers from its targeted vendors and service providers.

F-32

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

Charter Amendment and Share Redemptions

In an extraordinary general meeting held on February 3, 2023, shareholders approved a charter amendment (the “Charter Amendment”), changing the structure and cost of the Company’s right to extend the date by which the Company must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination involving the Company and one or more businesses (a “Business Combination”), (ii) cease its operations if it fails to complete such Business Combination, and (iii) redeem or repurchase 100% of the Company’s Public Shares (the “Termination Date”), which was previously February 5, 2023 (the “Charter Amendment Proposal”). The Charter Amendment allowed the Company to extend the Termination Date by up to six (6) one-month extensions to August 5, 2023 (each, an “Extension,” and such later date, the “Extended Deadline”) provided that if any Extended Deadline ends on a day that is not a business day, such Extended Deadline will be automatically extended to the next succeeding business day. To effect each 1-month Extension, the Company, its Sponsor or any of their affiliates or designees must deposit into the Company’s Trust Account with Continental by the applicable Extended Deadline (the “Extension Payment”), the lesser of (x) $300,000 or (y) $0.06 per share for each of the Company’s publicly held shares outstanding as of the deadline prior to the extension (after giving effect to redemptions in connection with the approval of the Charter Amendment by the Company’s shareholders with respect to the first such extension). In connection with the approval of the Charter Amendment Proposal, the shareholders also approved a proposal to amend the Company’s trust agreement with Continental (the “Trust Agreement”), pursuant to which the Company’s Trust Agreement with Continental was amended to conform the procedures in the Trust Agreement by which the Company may extend the date on which Continental must liquidate the Trust Account if the Company has not completed its initial Business Combination to the procedures in the Charter Amendment (the “Trust Amendment Proposal”). In connection with the approval of the Charter Amendment Proposal and the Trust Amendment Proposal at the shareholders meeting, holders of 22,848,122 of the Company’s Public Shares exercised their right to redeem those shares for cash at an approximate price of $10.15 per share, for an aggregate of approximately $231.9 million. Following the payment of the redemptions, the Trust Account had a balance of approximately $74.7 million before the first Extension Payment.

The shareholders of the Company approved the Amendment to the Amended and Restated Memorandum and Articles of Association of the Company (the “Second Charter Amendment”) at the August 3, 2023 shareholders meeting, changing the structure and cost of the Company’s right to extend the Termination Date by up to six (6) one-month Extensions to February 5, 2024, provided that if any Extended Deadline ends on a day that is not a business day, such Extended Deadline will be automatically extended to the next succeeding business day (the “Section Charter Amendment Proposal”). To effect each 1-month Extension, the Company, its sponsor or any of their affiliates or designees must deposit into the Company’s Trust Account with Continental an Extension Payment (after giving effect to redemptions in connection with the approval of the Second Charter Amendment) the lesser of (x) $150,000 or (y) $0.04 per share for each of the Company’s Public Shares outstanding as of the applicable Extended Deadline, unless the closing of the Company’s initial Business Combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination. In connection with the approval of the Second Charter Amendment Proposal, the shareholders also approved a proposal to amend the Trust Agreement, pursuant to which the Company’s Trust Agreement with Continental was amended to conform the procedures in the Trust Agreement by which the Company may extend the date on which Continental must liquidate the Trust Account if the Company has not completed its initial Business Combination to the procedures in the Second Charter Amendment (the “Second Trust Amendment Proposal”).

F-33

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

In connection with the approval of the Second Charter Amendment Proposal and the Second Trust Amendment Proposal at the August 3, 2023 Shareholders Meeting, holders of 1,310,929 of the Company’s Class A ordinary shares exercised their rights to redeem those shares for cash at an approximate price of $10.42 per share, for an aggregate of approximately $13.6 million. Following the payment of the redemptions, for the year ended December 31, 2023 showed the Trust Account with a balance of $67,819,662 inclusive of Extension Payments.

On each of February 9, 2023, March 7, 2023, April 4, 2023, May 9, 2023, June 6, 2023, and July 5, 2023 the Company deposited $300,000, and on each of August 3, 2023, September 5, 2023, October 5, 2023, November 6, 2023, and December 5, 2023 the Company deposited $150,000 into the Trust Account to extend the date to consummate a Business Combination through March 5, 2023, April 5, 2023, May 5, 2023, June 5, 2023, July 5, 2023, August 5, 2023, September 5, 2023, October 5, 2023, November 5, 2023, December 5, 2023, and January 5, 2024, respectively. As of December 31, 2023, cash deposited into the Trust Account in relation to the extensions amounted to $2,550,000. Refer to Note 11 for additional details.

Proposed Business Combination

On March 3, 2023, the Company entered into a Business Combination agreement by and among the Company, AIRO Group, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“ParentCo”), Kernel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ParentCo (“Kernel Merger Sub”), AIRO Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ParentCo (“AIRO Merger Sub”), the Company’s Sponsor, Dr. Chirinjeev Kathuria, in the capacity as the representative for the Company’s shareholders (the “Seller Representative”), and AIRO Group Holdings, Inc., a Delaware corporation (“AIRO Group Holdings” ), referred to collectively as the Parties (the “Parties”) (as may be amended and/or restated from time to time, the “Business Combination Agreement”), pursuant to which, among other things, the Company will change the Company’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

In connection with the Domestication, each Class B ordinary share, par value $0.0001 per share, shall convert into a share of Class B common stock, par value $0.0001 per share, and each Class A ordinary share, par value $0.0001 per share, shall convert into a share of Class A common stock, par value $0.0001 per share. Further, each share of Class B common stock and each share of Class A common stock that is then issued and outstanding shall convert automatically, on a one-for-one basis, into one share of Kernel common stock (the “Kernel Common Stock”).

Following the domestication, the parties will effect the merger of Kernel Merger Sub with and into the Company, with the Company continuing as the surviving entity as a wholly owned subsidiary of ParentCo (the “First Merger”). Immediately following the First Merger, AIRO Merger Sub will merge with and into AIRO Group Holdings, with AIRO Group Holdings continuing as the surviving entity as a wholly owned subsidiary of ParentCo (the “Second Merger” and the other transactions contemplated by the Business Combination Agreement, together, the “Transaction”).

As consideration for the Second Merger, the holders of AIRO Group Holdings’ securities collectively shall be entitled to receive from ParentCo, in the aggregate, a number of shares of ParentCo common stock with an aggregate value equal to (the “AIRO Merger Consideration”) (a) $770,000,000 minus (b) the amount, if any, by which the net working capital is less than negative $500,000, plus (c) the amount, if any, by which the net working capital exceeds $500,000 (but not less than zero), minus (d) the amount, if any, by which the closing net debt exceeds the target net debt of $75,000,000, by more than $500,000 (but not less than zero), plus (e) the amount, if any, by which the target net debt of $75,000,000 exceeds closing net debt, minus (f) the amount, if any, by which the company transaction expenses exceed the target company transaction expenses of $14,000,000 (but not less than zero). In addition, holders of AIRO Group Holdings’ securities shall have the contingent right to receive from ParentCo, in the aggregate, up to 33,000,000 additional shares of ParentCo common stock (the “Earnout Shares”). In the event that for any full 12-month period (each an “Earnout Period”) commencing on or after the Closing Date (the “Earnout Start Date”) and ending on or before the last day of the thirteenth full calendar quarter following the Closing Date (the “Earnout End Date,” and the period between the Earnout Start Date and the Earnout End Date, the “Earnout Eligibility Period”) ParentCo’s revenue is (i) greater than or equal to $42,600,000 for the first time during the Earnout Eligibility Period, (ii) greater than or equal to $141,400,000 for the first time during the Earnout Eligibility Period, and (iii) greater than or equal to $358,900,000 for the first time during the Earnout Eligibility Period, then upon the occurrence of each (i), (ii), and (iii), ParentCo shall issue to each of the stockholders of AIRO Group Holdings such stockholder’s pro rata share of 6,600,000 Earnout Shares. In the event that ParentCo’s EBITDA for any Earnout Period is (x) greater than or equal to $(19,300,000) for the first time during the Earnout Eligibility Period, (y) greater than or equal to $4,000,000 for the first time during the Earnout Eligibility Period and (z) greater than or equal to $98,600,000 for the first time during the Earnout Eligibility Period, then upon the occurrence of each (x), (y), and (z), ParentCo shall issue to each of the stockholders of AIRO Group Holding such stockholder’s pro rata share of 4,400,000 Earnout Shares.

F-34

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

The Business Combination Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the shareholders of Kernel and AIRO Group Holdings of the Transaction and the other matters requiring shareholder approval; (ii) approvals of any required governmental authorities and completion of any antitrust expiration periods; (iii) receipt of specified third party consents; (iv) no law or order preventing the Transaction; (v) the Registration Statement having been declared effective by the SEC; (vi) no material uncured breach by the other party; (vii) no occurrence of a Material Adverse Effect with respect to the other party; (viii) the satisfaction of the $5,000,001 minimum net tangible asset test by Kernel; (ix) approval from Nasdaq for the listing of the shares of ParentCo’s common to be issued in connection with the Transaction; and (x) reconstitution of the Post-Closing Board as contemplated under the Business Combination Agreement. Refer to Note 11 for further information regarding the Third Amendment (the “Third Amendment”) to the Business Combination Agreement entered into on February 5, 2024, by and among the Parties.

In addition, unless waived by AIRO Group Holdings, the obligations of AIRO Group Holdings to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by Kernel of the Related Agreements (as defined and described in greater detail below), customary certificates and other Closing deliverables: (i) the representations and warranties of Kernel being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to customary exceptions, including materiality qualifiers); (ii) Kernel having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Kernel since the date of the Business Combination Agreement which is continuing and uncured; (iv) the replacement of the Replacement Warrants and Replacement Options; (v) at the Closing, Kernel having $50,000,000 in Unencumbered Cash, including funds remaining in the Trust Account (after giving effect to the completion and payment of any redemptions and any Transaction Expenses) and the proceeds of the PIPE/Convertible Note Investment, fifty percent (50%) of any net cash proceeds of any capital investment raise and/or convertible debt raise conducted by the Company during the period beginning on the effective date of the Business Combination and ending on the Closing Date, and any net cash proceeds of any executed agreements regarding a capital investment raise and/or convertible debt raise conducted by Kernel or ParentCo in which such cash proceeds are required to be paid to ParentCo during the thirty (30) day period beginning on the Closing Date.

Finally, unless waived by Kernel, the obligations of Kernel to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by Kernel of the Related Agreements (as defined and described in greater detail below), customary certificates and other Closing deliverables: (i) the representations and warranties of AIRO Group Holdings being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to customary exceptions, including materiality qualifiers); (ii) AIRO Group Holdings having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with by them on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to AIRO Group Holdings and its subsidiaries on a consolidated basis since the date of the Business Combination Agreement which is continuing and uncured; (iv) delivery of AIRO’s 2022 Audited Financials within 60 days of the Business Combination Agreement’s signing; (v) the completion of Kernel’s legal due diligence of AIRO Group Holdings and its subsidiaries to Kernel’s reasonable satisfaction; (vi) the replacement of the Replacement Warrants and Replacement Options; and (vii) the aggregate amount of all Indebtedness of the Target Companies due earlier than 180 days after the Closing (less Company cash at Closing) is less than Fifty Million U.S. Dollars ($50,000,000).

F-35

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

On August 29, 2023, the Parties entered into the First Amendment to the Business Combination Agreement (the “First Amendment”). The First Amendment amends the Business Combination Agreement to make certain changes to the earnout provisions to fix the number of Earnout Shares that can be granted in each Earnout Period on a $10.00 Per Share Price. Refer to Note 11 for additional details.

Risks and Uncertainties

The following is a summary of the principal risks described below in Part I, Item 1A “Risk Factors” in this Annual Report on Form 10-K. We believe that the risks described in the “Risk Factors” section are material to investors, but other factors not presently known to us or that we currently believe are immaterial may also adversely affect us. The following summary should not be considered an exhaustive summary of the material risks facing the Company, and it should be read in conjunction with the “Risk Factors” section and the other information contained in this Annual Report on Form 10-K.

● The company has no operating history and no revenues, and investors have no basis on which to evaluate the Company’s ability to achieve its business objective.

● Past performance by the management team or their respective affiliates may not be indicative of future performance of an investment in the Company.

● Your only opportunity to affect the investment decision regarding a potential business combination may be limited to the exercise of your right to redeem your shares from the Company for cash.

● If the Company seeks shareholder approval of our initial business combination, the Sponsor has agreed to vote in favor of such initial business combination, regardless of how the public shareholders vote.

● The ability of public shareholders to redeem their shares for cash may make the Company’s financial condition unattractive to potential business combination targets, which may make it difficult for the Company to enter into a business combination with a target.

● The requirement that the Company consummate an initial business combination within 36 (or 42, subject to six one-month extensions) months after the closing of its initial public offering may give potential target businesses leverage over the Company in negotiating a business combination and may limit the time the Company has in which to conduct due diligence on potential business combination targets, in particular as the Company approachs its dissolution deadline, which could undermine the Company’s ability to complete our initial business combination on terms that would produce value for its shareholders.

F-36

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

● The Company’s search for a business combination, and any target business with which it ultimately consummates a business combination, may be materially adversely affected by the recent coronavirus (COVID-19) outbreak and the status of debt and equity markets.

● If the Company seeks shareholder approval of our initial business combination, the Company’s Sponsor, executive officers, directors or their affiliates may elect to purchase public shares or warrants, which may influence a vote on a proposed business combination and reduce the public “float” of the Company’s Class A ordinary shares or public warrants.

● If a shareholder fails to receive notice of the Company’s offer to redeem our public shares in connection with its initial business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

● The SEC issued final rules to regulate special purpose acquisition companies that may increase the Company’s costs and the time needed to complete its initial business combination.

● If the net proceeds of the IPO and the sale of the private placement warrants not being held in the Trust Account are insufficient to allow the Company to operate for the 36 months (or 42 months, subject to six one-month extensions) following the closing of the IPO, it could limit the amount available to fund the Company’s search for a target business or businesses and its ability to complete its initial business combination, and the Company will depend on loans from its Sponsor, its affiliates or members of the Company’s management team to fund its search and to complete its initial business combination.

● You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

● You will not be entitled to protections normally afforded to investors of many other blank check companies.

● The waiver of fees by Citigroup Global Markets Inc. may indicate that they may be unwilling to be associated with the Company’s initial business combination.

● Nasdaq may delist the Company’s securities from its exchange which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions

● If the Company seeks shareholder approval of its initial business combination and the Company does not conduct redemptions pursuant to the tender offer rules, and if you or a “group” of shareholders are deemed to hold in excess of 15% of the Company’s Class A ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of the Company’s Class A ordinary shares.

● Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

● Because the Company instructed Continental Stock Transfer & Trust Company to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial business combination or the Company’s liquidation, following such liquidation of investments in the Trust Account, the Company will receive less interest on the funds held in the Trust Account than it would have received had it not liquidated such investments in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of the Company.

F-37

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

● Subsequent to the Company’s completion of its initial business combination, it may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of its securities, which could cause shareholders to lose some or all of their investment.

● If third parties bring claims against the Company, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per public share.

● The Company’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

● The Company may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

● The Company’s warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results and thus may have an adverse effect on the market price of its securities.

F-38

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

Going Concern

As of December 31, 2023, the Company had approximately $804 in its operating bank account and a working capital deficit of $7,822,239.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Original Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of $77,000 from the Original Sponsor under the Note, certain portion of the proceeds from the consummation of the Private Placement not held in the Trust Account, the Promissory Note of $2,500,000, and Convertible Promissory Note of $1,700,000. The Company repaid $77,000 of the loan from the Original Sponsor in February 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans. If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Management has determined In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has determined that the liquidity condition, the date of the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 5, 2024 (see Note 11). The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company’s management plans to complete a Business Combination prior to the mandatory liquidation date.

F-39

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Making estimates requires the Company’s management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which the Company’s management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability and Forward Purchase Agreement. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000 and investments held in Trust Account. The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 or December 31, 2022.

F-40

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

Cash and Investments Held in Trust Account

Until February 2023, the Company’s portfolio of investments held in the Trust Account was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. In July 2023, the Company instructed Continental to instead hold the funds in the Trust Account in an interest-bearing demand deposit account. In February 2023, the Company transferred the funds in the Trust Account into cash, and in August 2023, the Company transferred the Trust Account funds back to an interest-bearing demand deposit account. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. For the year ended December 31, 2023, $246,225,327 was paid to redeeming shareholders. At December 31, 2023 and December 31, 2022, the cash and investments held in the Trust Account totaled $67,819,662 and $309,234,766, respectively.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the ASC Topic 820, “Fair Value Measurements”, equals or approximates the carrying amounts represented in the consolidated balance sheets, except for warrant liabilities (see Note 10).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging”. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with the Initial Public Offering and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each consolidated balance sheet date until exercised. The fair value of warrants issued in connection with the Private Placement has been measured by using the market value of the public warrants. The fair value of the warrants issued in connection with the Initial Public Offering was initially measured using a Monte-Carlo simulation and subsequently has been measured based on the market price at each measurement date when separately listed and traded. The determination of the fair value of the derivative liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities. The Company’s public and private warrant liabilities (see Notes 7 and 10) are classified as derivatives in the consolidated balance sheets with changes in the fair value recognized in the statements of operations.

F-41

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

The Forward Purchase Agreement (see Note 4) was classified as a derivative in the consolidated balance sheets with changes in the fair value recognized in the statements of operations.

Convertible Promissory Notes

On March 23, 2023, Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal of $600,000 (the ‘First Polar Fund Convertible Note”) to be used for a portion of the expenses of the Company in exchange for the issuance of 600,000 Class A Common Stock at the closing of a Business Combination (“Share Rights”). At the option of Polar Multi-Strategy Master Fund, upon the closing of a Business Combination, the outstanding principal of $600,000 at December 31, 2023 may be converted into a number of Class A Common Stock at a rate of one Class A Common Stock for each $10 of additional capital contribution (60,000 shares).

On April 4, 2023, Aesther Healthcare Sponsor agreed to loan the Company an aggregate principal of $50,000 (“the Aesther Healthcare Convertible Note”) to be used for a portion of the expenses of the Company in exchange for the issuance of 50,000 Class A Common Stock at the closing of a Business Combination (“Share Rights”). At the option of Aesther Healthcare Sponsor, upon the closing of a Business Combination, the outstanding principal of $50,000 at December 31, 2023 may be converted into a number of Class A Common Stock at a rate of one Class A Common Stock for each $10 of additional capital contribution (5,000 shares).

On April 25, 2023, Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal of $800,000 (the “Second Polar Fund Convertible Note”) to be used for a portion of the expenses of the Company in exchange for the issuance of 800,000 Class A Common Stock at the closing of a Business Combination (“Share Rights”). At the option of Polar Multi-Strategy Master Fund, upon the closing of a Business Combination, the outstanding principal of $800,000 at December 31, 2023 may be converted into a number of Class A Common Stock at a rate of one Class A Common Stock for each $10 of additional capital contribution (80,000 shares).

On December 6, 2023, Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal of $250,000 (the “Third Polar Fund Convertible Note”) to be used for a portion of the expenses of the Company in exchange for the issuance of 250,000 Class A Common Stock at the closing of a Business Combination (“Share Rights”). At the option of Polar Multi-Strategy Master Fund, upon the closing of a Business Combination, the outstanding principal of $250,000 at December 31, 2023 may be converted into a number of Class A Common Stock at a rate of one Class A Common Stock for each $10 of additional capital contribution (25,0000 shares).

Collectively, the First Polar Fund Convertible Note, the Aesther Healthcare Convertible Note, Second Polar Fund Convertible Note, and Third Polar Fund Convertible Note are referred to as the Convertible Notes. The Company accounted for its Share Rights as equity-classified instruments based on an assessment of the Share Right’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Share Rights are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Share Rights meet all the requirements for equity classification under ASC 815, including whether the Share Rights are indexed to the Company’s own common stock, among other conditions for the equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of Share Rights issuance. Both the Convertible Promissory Note and the Share Rights meet the scope exception of ASC 815-10-15-74(a). The Company applied the guidance in ASC 470-20-25-2, “Debt With Conversion and Other Options”, requiring that the loan proceeds be allocated to the two instruments based on their relative fair values. At March 23, 2023, the Company allocated $53,191 of the proceeds to the First Polar Fund Convertible Note and $546,809 for the Share Rights. At April 4, 2023, the Company allocated $4,409 of the proceeds to the Aesther Healthcare Convertible Note and $45,591 for the Share Rights. At April 25, 2023, the Company allocated $70,299 of the proceeds to the Second Polar Fund Convertible Note and $729,701 for the Share Rights. At December 6, 2023, the Company allocated $21,441 of the proceeds to the Third Polar Fund Convertible Note and $228,559 for the Share Rights. The Share Rights are recognized as a debt discount to the Convertible Promissory Notes and accreted through interest expense to the face value of the Convertible Promissory Notes utilizing an effective interest method. At December 31, 2023, the carrying value of the Convertible Promissory Notes (see Note 5) was $1,565,113, reflecting the unamortized discount of $134,887.

F-42

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, and presented as other income (expenses) in the statements of operations. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of Class A ordinary shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2023 and December 31, 2022, the Company had 6,315,949 and 30,475,000 Class A ordinary shares subject to possible redemption, that are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets, respectively. For the year ended December 31, 2023, 24,159,051 Class A ordinary shares were redeemed by shareholders.

Under ASC 480-10 S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a Business Combination as the most likely outcome. Net (loss) income per ordinary share is calculated by dividing the net (loss) income by the weighted average number of ordinary shares outstanding for the respective period.

The calculation of diluted net (loss) income per ordinary share does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase 23,987,500 Class A ordinary shares, nor the effect of the conversion features under the convertible promissory notes to issue up to 170,000 additional Class A ordinary shares, in the calculation of diluted (loss) income per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the year ended December 31, 2023 and 2022. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

F-43

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

The Company has considered the effect of Class B ordinary shares that were excluded from weighted average number as they were contingent on the exercise of over-allotment option by the underwriters. Since the contingency was satisfied, the Company included these shares in the weighted average number as of the beginning of the interim period to determine the dilutive impact of these shares.

	For the Year Ended December 31, 2023		For the Year Ended December 31, 2022
	Class A	Class B	Class A	Class B
Numerator:
Allocation of net (loss) income - basic and diluted	$(4,717,354)	$(2,824,082)	$12,524,823	$3,131,206

Denominator:
Weighted average ordinary shares outstanding, basic and diluted	12,726,377	7,618,750	30,475,000	7,618,750

Basic and diluted net (loss) income per ordinary share	$(0.37)	$(0.37)	$0.41	$0.41

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes”. ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and December 31, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Financial Instruments – Credit Losses

In January 2023, the Company adopted the FASB issued Accounting Standards Update (“ASU”)  No. 2016-13,  “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires an entity to utilize a new impairment model known as the current expected credit loss (CECL) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is to result in more timely recognition of credit losses. This guidance also requires new disclosures for financial assets measured at amortized costs, loans, and available-for-sale debt securities. The adoption of this standard did not have a material effect on the Company’s operating results or financial position as the only securities to which this standard applies are the U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, which the Company deemed to have no credit losses.

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s financial statements.

F-44

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 3. INITIAL PUBLIC OFFERING

On February 5, 2021, the Company consummated its Initial Public Offering of 30,475,000 Units, including 3,975,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $304.8 million, and incurring offering costs of approximately $17.4 million, of which approximately $10.7 million was for deferred underwriting commissions. For the year ended December 31, 2023, 24,159,051, Class A ordinary shares were redeemed by shareholders.

Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On November 19, 2020, the Original Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 5,750,000 Class B ordinary shares (the “Founder Shares”). On January 11, 2021, the Company effected a 1 for 1.25 forward stock split of the Founder Shares that increased the number of outstanding Founder Shares from 5,750,000 to 7,187,500 shares, and the Original Sponsor transferred an aggregate of 75,000 Founder Shares to the independent directors and an aggregate of 50,000 Founder Shares to the Former Advisors. On February 2, 2021, the Company effected a 1 for 1.06 forward stock split of the Founder Shares that increased the number of outstanding Founder Shares from 7,187,500 to 7,618,750 shares and resulted in the Original Sponsor holding 7,493,750 Founder Shares. The Original Sponsor agreed to forfeit up to an aggregate of 993,750 Founder Shares to the extent that the option to purchase additional Units was not exercised in full by the underwriters or was reduced, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On February 5, 2021, the underwriter fully exercised its over-allotment option; thus, these 993,750 Founder Shares are no longer subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On December 28, 2022, the Company entered into a purchase agreement with the Original Sponsor, and the New Sponsor, pursuant to which the New Sponsor, or an entity designated by the New Sponsor, will purchase from the Original Sponsor 7,618,750 Class B ordinary shares of the Company, par value $0.0001 per share and 8,750,000 Private Placement Warrants, each of which is exercisable to purchase one Class A ordinary share of the Company, par value $0.0001 per share, for an aggregate purchase price of $1.00 payable at the time the Company effects the initial Business Combination. Upon the closing of the initial Business Combination, New Sponsor shall also convey 2,000,000 Class B ordinary shares to the equityholders of the Original Sponsor, as of the Effective Date, pro rata based on the equityholders’ underlying interest in the Company’s Class B ordinary shares as of the Effective Date.

F-45

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated a private placement (the “Private Placement”) of 8,750,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Original Sponsor, generating gross proceeds of approximately $8.8 million.

On December 28, 2022, the Original Sponsor transferred all Private Placement Warrants to the New Sponsor.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Original Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

During the year ended December 31, 2023, the Company entered into loan agreements with the Sponsor (the “Loan Agreements” or “Promissory Notes – related party”). Pursuant to the Loan Agreements, the investors loaned the Sponsor a total of $2,500,000, which will in turn be loaned by the Sponsor to the Company, to cover a portion of the extension fees with any remaining balance to be used for the Company’s working capital. The Loan Agreements accrue 8% interest per annum and shall be repaid upon closing the initial Business Combination. The Company intends to pay all principal under the Loan Agreements. As of December 31, 2023, the total amount drawn on the Loan Agreements was $2,215,368.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination or its liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, administrative and support services. For the years ended December 31, 2023 and 2022, the Company incurred $120,000 and $120,000 for such services, respectively. As of December 31, 2023 and December 31, 2022, $290,000 and $170,000 were outstanding, respectively, and included in accrued expenses – related party as reflected in the accompanying consolidated balance sheets.

In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. For the year ended December 31, 2023 and 2022, the Company did not incur or reimburse any Business Combination costs to the Sponsor or any related party.

F-46

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

Forward Purchase Agreement

In February 2023, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) pursuant to which Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP (collectively the “Seller”), intends, but is not obligated, to purchase from the Company up to a maximum of 7,700,000 Class A ordinary shares (the “Forward Purchase Shares”) from holders (other than the Company or its affiliates) who have elected to redeem such shares in connection with the Business Combination. Purchases by Seller will be made through brokers in the open market after the redemption deadline in connection with the Business Combination at a price no higher than the redemption price to be paid by the Company in connection with the Business Combination.

The Seller will determine in its sole discretion the specific number of Forward Purchase Shares (up to 7,700,000) that it will purchase, if any, and the obligation of the Company to sell the Forward Purchase Shares is subject to the approval of the Seller’s manager following notice to the Seller that the Company intends to enter into an agreement for a Business Combination.

The Forward Purchase Agreement also provides that the Seller is entitled to registration rights with respect to the Forward Purchase Shares. The proceeds from the sale of the Forward Purchase Shares may be used as part of the consideration to the Company in an initial Business Combination, expenses in connection with an initial Business Combination or for working capital in the post-Business Combination company. These purchases are required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for an initial Business Combination. The forward purchase shares will be issued only in connection with the closing of an initial Business Combination.

The Company accounts for the Forward Purchase Agreement in accordance with the guidance contained in ASC 480-10. Such guidance provides that because the forward purchase agreement does not meet the criteria for equity treatment thereunder, the agreement must be recorded as a liability. Accordingly, the Company classifies the forward purchase agreement as an asset or liability at its fair value. This asset or liability is subject to re-measurement at each consolidated balance sheet date. With each such remeasurement, the asset or liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

On November 27, 2023, the Company, Seller, and AIRO entered into a mutual termination agreement (the “Mutual Termination Agreement”) to terminate the Forward Purchase Agreement. In consideration of the termination of the FPA, ParentCo agreed to issue 50,000 shares of common stock to an entity designated by Seller at the time of the closing of the Business Combination, which shares will have certain demand and piggyback registration rights. At the termination date the Company assessed the fair value of the derivative liability - forward purchase agreement and determined the change in fair value to be immaterial. The derivative liability - forward purchase agreement was extinguished as a result of the Mutual Termination Agreement, and upon the derecognition of the liability, a reduction of $6.3 million was recorded as a gain to accumulated deficit.

Pursuant to the Mutual Termination Agreement, in the event that the closing of the Business Combination does not occur or the Company otherwise fails to make the payment of the 50,000 shares, the Company shall pay or cause to be paid a break-up fee equal to (i) all of Seller’s actual out-of-pocket reasonable and documented fees, costs and expenses relating to the transaction in an amount not to exceed $50,000, plus (ii) $500,000, payable by the Company to the Seller, and (iii) reimbursement of reasonable and documented attorney fees and other reasonable out-of-pocket expenses related thereto actually incurred by Seller or its affiliates in connection with the transaction not to exceed $50,000.

F-47

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

The Company considered the guidance under ASC 815, Derivatives and Hedging, and determined the consideration shares payment pursuant to the Mutual Termination Agreement described above met the scope exception within ASC 815-10-15-74. As such, the equity-classified contract was accounted for within equity at fair value as determined on the settlement date. The measurement date fair value of $53,100 was determined using the Company’s share price on the settlement date, the number of shares pursuant to the Mutual Termination Agreement, and probability weighted for the Company’s expected percentage of completing its Business Combination.

NOTE 5. DEBT

The Convertible Promissory Notes are non-interest bearing and are due within five business days from the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Convertible Promissory Notes; however, no proceeds from the Trust Account may be used for such repayment if the Company does not consummate the Business Combination. The Convertible Promissory Notes may be converted into Class A Common Stock at one share for each $10 of additional capital contribution at the option of the investor.

The Company complies with ASC Topic 835, “Interest” (“ASC 835”). In accordance with ASC 835-30, discounts to the principal amounts are included in the carrying value of the Notes and amortized to “Interest expense” over the remaining term of the underlying debt to the Convertible Promissory Note’s maturity date.

As described in Note 2, on March 23, 2023 the Company entered into the First Polar Fund Convertible Note pursuant to which Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal of $600,000. The Company on April 25, 2023 entered into the Second Polar Fund Convertible Note, pursuant to which Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal of $800,000. Additionally, the Company on December 6, 2023, entered into the Third Polar Fund Convertible Note, pursuant to which Polar Multi-Strategy Master Fund agreed to loan the Company an aggregate principal of $250,000. As of December 31, 2023 and December 31, 2022, the outstanding balance under the First, Second, and Third Polar Fund Convertible Promissory Notes amounted to an aggregate of $1,650,000 and $0, respectively. The Company recorded $546,809, $729,701, and $228,559 for debt discount upon issuance of the First Polar Fund Convertible Note, Second Polar Fund Convertible Note, and Third Polar Fund Convertible Note, respectively. For the year ended December 31, 2023, the amortization of the discount resulted in total interest expense of $1,370,182 for these loans.

The Company also entered into the Aesther Healthcare Convertible Note on April 4, 2023, pursuant to which Aesther Healthcare Sponsor agreed to loan the Company an aggregate principal of $50,000. As of December 31, 2023 and December 31, 2022, the outstanding balance under the Aesther Healthcare Convertible Note amounted to an aggregate of $50,000 and $0, respectively. The Company recorded a $45,591 debt discount upon issuance of the Aesther Healthcare Convertible Promissory Note. As of December 31, 2023, the amortization of the discount resulted in interest expense of $45,591 for this loan.

For the year ended December 31, 2023, the amortization of the discount resulted in total interest expense of $1,415,773 for all of the Company’s convertible promissory note loans.

The following table presents the aggregate of Convertible Promissory Notes as of December 31, 2023:

Principal value	$1,700,000
Debt discount	(134,887)
Carrying value	$1,565,113

F-48

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Convertible Promissory Note (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders will be entitled to certain demand and “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final date of the prospectus relating to the Initial Public Offering to purchase up to 3,975,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On February 5, 2021, the underwriter fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, approximately $6.1 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $10.7 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. On May 24, 2023, the underwriters agreed to waive its rights to its portion of the fee payable by the Company for deferred underwriting commissions, with respect to any potential Business Combination of the Company. Of the total $10,666,250 waived fee, $9,910,904 was recorded as a decrease to accumulated deficit and $755,346 was recorded as a gain on the waiver of deferred underwriting commissions by underwriter in the consolidated statements of operations, following a manner consistent with the original allocation of the deferred underwriting fees.

Premium Finance Agreement - D&O Insurance

In order to obtain a public company directors and officers insurance policy (“D&O Insurance”), the Company entered into two agreements with premium financing lenders, where by the lenders paid the D&O Insurance premium for the company (“Premium Finance Agreements”). If the Company were to not pay the lenders monthly installment payments, the lenders would cancel the D&O Insurance and the remaining D&O Insurance premium would be returned to the lenders. In addition, if the Company were to cancel the D&O Insurance, the remaining D&O Insurance premium would be returned to the lenders.

The first Premium Finance Agreement is for $350,000 and accrues interest at a fixed rate of 7.5% per annum for a total of $3,136 over the term of the Premium Finance Agreement. Monthly payments of $35,784, were paid in four monthly installments, which commenced on February 28, 2023 with a maturity date of May 28, 2023. Upon entering into the Premium Finance Agreement, an upfront payment of $210,000 was due and paid on March 27, 2023.

The second Premium Finance Agreement is for $194,569 and accrues interest at a fixed rate of 7.5% per annum for a total of $1,744 over the term of the Premium Finance Agreement. Monthly payments of $19,893, were paid in four monthly installments, which commenced on February 28, 2023 with a maturity date of May 28, 2023. Upon entering into the Premium Finance Agreement, an upfront payment of $116,741 was due and paid on March 27, 2023.

For the year ended December 31, 2023, the total expenses incurred under the Premium Finance Agreements, covering upfront, monthly and interest payments were $548,665 and are included in general and administrative expenses on the accompanying statements of operations. The total cash disbursements made under the Finance Agreements totaled $545,302 for the year ended December 31, 2023.

F-49

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 7. WARRANTS

As of December 31, 2023 and December 31, 2022, the Company had 15,237,500 Public Warrants and 8,750,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

F-50

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except (i) that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) except as described below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or such its permitted transferees and (iii) the Sponsor or its permitted transferees will have the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may call the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;
●	if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading-day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
●	if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-51

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 8. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2023 and December 31, 2022, there were 6,315,949 and 30,475,000, respectively, of Class A ordinary shares outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the consolidated balance sheets.

The Class A ordinary shares subject to possible redemption reflected on the consolidated balance sheets are reconciled on the following table:

Gross proceeds received from Initial Public Offering	$304,750,000
Less:
Fair value of Public Warrants at issuance	(23,922,875)
Offering costs allocated to Class A ordinary shares	(16,172,159)
Plus:
Accretion on Class A ordinary shares to redemption value	44,479,800
Class A ordinary shares subject to possible redemption as of December 31, 2022	309,134,799
Accretion on Class A ordinary shares subject to possible redemption	(241,415,104)
Class A ordinary shares subject to possible redemption as of December 31, 2023	$67,719,662

NOTE 9. SHAREHOLDERS’ DEFICIT

Preference Shares-The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares-The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. For the year ended December 31, 2023, 24,159,051 Class A ordinary shares were redeemed by shareholders. As of December 31, 2023 and December 31, 2022, there were 6,315,949 and 30,475,000 Class A ordinary shares outstanding, all of which were subject to possible redemption and included as temporary equity (see Note 8).

Class B Ordinary Shares- There were 7,618,750 shares issued and outstanding as of December 31, 2023 and December 31, 2022.

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

F-52

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 10. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2023 and December 31, 2022, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2023
Assets
Investments held in Trust Account:
Cash or Deposit Account	$67,819,662	$67,819,662	$—	$—
Liabilities
Derivative liability – forward purchase agreement	$—	$—	$—	$—
Warrant liability – Public Warrants	$304,750	$—	$304,750	$—
Warrant liability – Private Placement Warrants	$175,000	$—	$175,000	$—

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2022
Assets
Investments held in Trust Account:
Money market funds	$309,234,766	$309,234,766	$—	$—
Liabilities
Warrant liability – Public Warrants	$86,854	$86,854	$—	$—
Warrant liability – Private Placement Warrants	$87,500	$—	$87,500	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Private Placement Warrants was transferred from a Level 3 measurement to a Level 2 fair value measurement in December 2022, as the Black-Scholes model used historically did not produce a meaningful result, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. The estimated fair value of the Public Warrants transferred from a Level 1 fair value measurement to a Level 2 fair value measurement in the second quarter of 2023 due to limited trading activity observed. There were no other transfers during the years ended December 31, 2023 and 2022.

Level 1 assets include cash, demand deposit account and investments in money market funds that invest solely in U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

For periods where no observable traded price was available, the fair value of the Public Warrants issued in connection with the Initial Public Offering, the Company utilized Black-Scholes Option Pricing Model to estimate the fair value of the private warrants at each reporting period, with changes in fair value recognized in the statements of operations.

The estimated fair value of the Forward Purchase Agreement was measured at fair value using a Monte Carlo simulation model, which was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, and risk-free interest rate. The Company estimates the volatility based on historical volatility of select peer company’s shares that matches the expected remaining life of the Forward Purchase Agreement. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the Forward Purchase Agreement. The expected life of the Forward Purchase Agreement is assumed to be equivalent to their remaining contractual term. Any changes in these assumptions can change the valuation significantly.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their inception date:

Forward Purchase Agreement	At June 30, 2023
Exercise price	$10.39
Stock Price	$10.49
Time to Business Combination (years)	3.34
Risk-free rate	4.33%
Volatility rate	4.70%
Probability of completing an initial Business Combination	75%

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement date:

Forward Purchase Agreement	At November 27, 2023
Exercise price	$10.53
Stock Price	10.62
Time to Business Combination (years)	2.97
Risk-free rate	4.39%
Volatility rate	4.80%
Probability of completing an initial Business Combination	75%

On November 27, 2023, the Company, Seller, and AIRO entered into a mutual termination agreement (the “Mutual Termination Agreement”) to terminate the Forward Purchase Agreement. Refer above to Note 4 for further discussion of the termination.

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Derivative liability - forward purchase agreement at December 31, 2022	$-
Unrealized loss	5,473,232
Fair value as of June 30, 2023	$5,473,232
Unrealized loss	788,496
Fair value as of September 30, 2023	$6,261,728
Unrealized loss	-
Fair value as of November 27, 2023, immediately prior to extinguishment	$6,261,728
Extinguishment of derivative liability - forward purchase agreement (See Note 4)	(6,261,728)
Fair value as of November 27, 2023, upon extinguishment	$-
Unrealized loss	-
Fair value as of December 31, 2023	$-

As discussed in Note 4, the Forward Purchase Agreement was terminated on November 27, 2023 and upon termination, the derivative liability - forward purchase agreement had a fair value of $0 as of December 31, 2023.

F-53

KERNEL GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to the date financial statements were issued. Based upon this review, other than as described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

On January 4, 2024, The Company deposited $150,000 into the Company’s Trust Account for its public shareholders, representing $0.02 per public share, allowing the Company to extend the period of time it has to consummate its initial Business Combination by one month from January 5, 2024, to August 5, 2024. The Extension is the sixth of up to six-monthly extensions permitted under the Company’s governing documents.

On January 16, 2024, the Parties entered into the Second Amendment to the Business Combination Agreement (the “Second Amendment”). The Second Amendment amends the Business Combination Agreement to change the terms under which the AIRO Group Holdings Inc. shareholders shall have a contingent right to receive the Earnout Shares as additional consideration based on ParentCo’s achievement of certain revenue thresholds. The Second Amendment also amended the termination date pursuant to the original Business Combination agreement, (the “Outside Date”) from August 2, 2023, to August 5, 2024.

On February 1, 2024, the Company held an extraordinary general meeting of its shareholders pursuant to due notice (the “Shareholders Meeting”). At the Shareholders Meeting, the Company’s shareholders entitled to vote at the meeting cast their votes and approved a proposal to amend the Trust Agreement to conform the procedures in the Trust Agreement by which the Company may extend the date on which Continental must liquidate the Trust Account if the Company has not completed its initial Business Combination to the procedures in an amendment to the Company’s Amended and Restated Memorandum and Articles of Association which was also approved by the Company’s shareholders at the meeting. The Charter Amendment allows the Company to extend the Termination Date by up to six (6) one-month extensions to August 5, 2024 (each of which we refer to as an “Extension”, and such later date, the “Extended Deadline”) provided that if any Extended Deadline ends on a day that is not a business day, such Extended Deadline will be automatically extended to the next succeeding business day. The Shareholders approved the proposal at the meeting (the “Extension Amendment Proposal”) to change the structure and cost of the Company’s right to extend the date by which the Company must (i) consummate a merger, capital stock exchange, asset acquisition, stock repurchase, reorganization or similar Business Combination involving the Company and one or more businesses, (ii) cease its operations if it fails to complete such Business Combination, or (iii) redeem or repurchase 100% of the Company’s Class A ordinary shares included as part of the units sold in the Company’s initial public offering from February 5, 2024, by up to six (6) one-month extensions to August 5, 2024, provided that if any Extended Deadline ends on a day that is not a business day, such Extended Deadline will be automatically extended to the next succeeding business day.

At the Shareholders Meeting, holders of 5,806,608 of the Company’s Public Shares exercised their right to redeem those shares for cash at an approximate value of $10.80 per share, for an aggregate of approximately $62.7 million. Following the payment of the redemptions, the Trust Account will have a balance of approximately $5.5 million.

On February 5, 2024, the Parties entered into the Third Amendment to the Business Combination Agreement (the “Third Amendment”). The Third Amendment amends the Business Combination Agreement amended and removed the previous requirement of the Company to satisfy maintain a minimum of $5,000,001 in net tangible assets at Closing.

On February 5, 2024 the Company received a notice (the “February 5, 2024 Nasdaq Notice”) from the Listing Qualifications Department of Nasdaq stating that the Company is not in compliance with Nasdaq IM-5101-2, which requires that a special purpose acquisition company complete one or more Business Combinations within 36 months of the effectiveness of its initial public offering registration statement. The letter stated that unless the Company requests a hearing before the Nasdaq Hearings Panel (the “Panel”), trading of the Company’s securities on the Nasdaq Capital Market would be suspended at the opening of business on February 14, 2024. The Company requested a hearing before the Panel to request sufficient time to complete the previously disclosed proposed Business Combination with AIRO Group Holdings. The hearing request made pursuant to the Nasdaq Notice resulted in a stay of any suspension or delisting action, pending the hearing. The hearing is scheduled for April 11, 2024. However, there can be no assurance that the Company will be able to satisfy Nasdaq’s continued listing requirements, regain compliance with Nasdaq IM-5101-2, and maintain compliance with other Nasdaq listing requirements.

On February 23, 2024, three accredited investors agreed to loan the Company an aggregate principal of $250,000, (the “February 2024 Convertible Promissory Notes”) $100,000, $100,000, and $50,000 respectively, to be used for a portion of the expenses of the Company in exchange for the issuance of an aggregate 250,000 Class A Common Stock at the closing of a Business Combination (“Share Rights”), or 100,000, 100,000, and 50,000 to each of the investors. At the option of the investors, upon the closing of a Business Combination, the outstanding principal of $250,000 may be converted into a number of Class A Common Stock at a rate of one Class A Common Stock for each $10 of additional capital contribution (25,000 shares). The Convertible Promissory Notes are non-interest bearing and are due within five business days from the date on which we consummate a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Convertible Promissory Notes; however, no proceeds from the Trust Account may be used for such repayment if the Company does not consummate the Business Combination.

On March 5, 2024, the Company issued a press release announcing that they have elected to extend the period of time it has to consummate its initial Business Combination by one month from March 5, 2024 to April 5, 2024 (the “Extension”). The Extension is the second of up to six monthly extensions permitted under the Company’s governing documents.

On June 24, 2024, the Company, ParentCo, Kernel Merger Sub, AIRO Merger Sub, Seller Representative, AIRO Group Holdings, and the Sponsor entered into the Fourth Amendment to the Business Combination Agreement, which amends the Business Combination Agreement to delete the Sponsor’s right to receive Earnout Shares.

F-54

AIRO Group Holdings, Inc.

Condensed Consolidated Balance Sheets

unaudited

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$8,129,109	$4,117,875
Restricted cash	2,525,268	8,984,437
Accounts receivable, net	1,184,815	1,377,388
Related party receivables	571,826	445,033
Inventory	3,021,491	2,864,170
Prepaid expenses and other current assets	1,195,269	1,368,123
Total current assets	16,627,778	19,157,026
Property and equipment, net	9,878,595	10,132,103
Right-of-use operating lease assets	240,762	329,957
Goodwill	599,972,842	602,602,501
Intangible assets, net	102,079,963	105,054,245
Other assets	252,285	246,786
Total assets	$729,052,225	$737,522,618

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$17,209,090	$17,229,424
Related party payables	1,019,225	993,023
Accrued expenses	7,446,039	6,974,174
Operating lease liabilities, current	238,545	328,560
Deferred revenue	4,876,777	11,088,153
Related party borrowings	5,236,991	4,371,239
Revolving lines of credit	1,044,956	743,227
Current maturities of debt	25,066,097	25,014,151
Due to seller	18,331,295	18,766,921
Total current liabilities	80,469,015	85,508,872
Long-term debt, net of current maturities	500,000	500,000
Deferred compensation	9,903,800	9,327,168
Deferred tax liability	1,363,690	1,475,102
Long-term deferred revenue	18,813	14,649
Operating lease liabilities, noncurrent	7,630	8,853
Other long-term liabilities	50,000	50,000
Contingent consideration	45,382,276	45,182,276
Total liabilities	137,695,224	142,066,920

Commitments and contingencies (Note 10)

Stockholders’ equity:
Common stock, $0.000001 par value; 35,000,000 shares authorized; 27,858,276 shares issued and outstanding as of March 31, 2024 and December 31, 2023	28	28
Additional paid-in capital	764,267,949	763,975,884
Stockholder loan	(5)	(5)
Accumulated other comprehensive loss	(3,142,236)	(761,163)
Accumulated deficit	(169,768,735)	(167,759,046)
Total stockholders’ equity	591,357,001	595,455,698
Total liabilities and stockholders’ equity	$729,052,225	$737,522,618

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-55

AIRO Group Holdings, Inc.

Condensed Consolidated Statements of Operations

unaudited

	Three months ended March 31,
	2024	2023
Revenue	$13,739,936	$5,485,728
Cost of revenue	5,252,855	3,296,851
Gross profit	8,487,081	2,188,877

Operating expenses:
Research and development	3,156,860	3,278,641
Sales and marketing	1,250,410	1,127,205
General and administrative	4,543,285	5,079,612
Total operating expenses	8,950,555	9,485,458
Loss from operations	(463,474)	(7,296,581)
Other income (expense):
Interest expense, net	(288,488)	(612,377)
Other expense, net	(268,149)	(10,392,989)
Total other expense	(556,637)	(11,005,366)
Loss before income tax expense	(1,020,111)	(18,301,947)
Income tax expense	(989,578)	-
Net loss	$(2,009,689)	$(18,301,947)

Net loss per share - basic and diluted	$(0.07)	$(0.66)

Weighted-average number of common shares used in computing net loss per share, basic and diluted	27,858,276	27,858,276

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-56

AIRO Group Holdings, Inc.

Condensed Consolidated Statements of comprehensive loss

unaudited

	Three months ended March 31,
	2024	2023
Net loss	$(2,009,689)	$(18,301,947)
Other comprehensive income (loss):
Foreign currency translation, net of tax	(2,381,073)	1,086,989
Total other comprehensive income (loss)	(2,381,073)	1,086,989
Comprehensive loss	$(4,390,762)	$(17,214,958)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-57

AIRO Group Holdings, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

unaudited

	Common Stock		Additional Paid-In	Stockholder	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Loan	Loss	Deficit	Equity
Balance as of January 1, 2024	27,858,276	$28	$763,975,884	$(5)	$(761,163)	$(167,759,046)	$595,455,698
Stock-based compensation	-	-	292,065	-	-	-	292,065
Foreign currency translation adjustment	-	-	-	-	(2,381,073)	-	(2,381,073)
Net loss	-	-	-	-	-	(2,009,689)	(2,009,689)
Balance as of March 31, 2024	27,858,276	$28	$764,267,949	$(5)	$(3,142,236)	$(169,768,735)	$591,357,001

	Common Stock		Additional Paid-In	Stockholder	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Loan	Loss	Deficit	Equity
Balance as of January 1, 2023	27,858,276	$28	$762,160,659	$(5)	$(3,861,000)	$(135,302,623)	$622,997,059
Stock-based compensation	-	-	577,722	-	-	-	577,722
Foreign currency translation adjustment	-	-	-	-	1,086,989	-	1,086,989
Net loss	-	-	-	-	-	(18,301,947)	(18,301,947)
Balance as of March 31, 2023	27,858,276	$28	$762,738,381	$(5)	$(2,774,011)	$(153,604,570)	$606,359,823

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-58

AIRO Group Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

unaudited

	Three months ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(2,009,689)	$(18,301,947)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	292,065	577,722
Provision for (recovery of) credit losses	6,553	(3,282)
Non-cash interest	138,424	155,267
Depreciation and amortization	3,236,221	3,172,008
Accretion of deferred compensation assumed	-	239,497
Amortization of right-of-use lease assets	87,466	130,672
Change in fair value of contingent consideration	200,000	10,430,975
Change in deferred taxes	(85,552)	-
Changes in operating assets and liabilities:
Accounts receivable	175,181	485,720
Related party receivables	(126,793)	(75,793)
Prepaid expenses and other assets	169,709	(400,087)
Inventory	(204,302)	108,258
Accounts payable, accrued expenses and other long-term liabilities	559,441	2,130,005
Related party payables	62,984	52,400
Lease liabilities	(89,508)	(130,135)
Deferred revenue	(5,998,506)	10,184,472
Deferred compensation	576,632	274,503
Net cash provided by (used in) operating activities	(3,009,674)	9,030,255
Cash flows from investing activities:
Purchase of property and equipment and investment in intangible assets	(171,037)	(70,307)
Net cash used in investing activities	(171,037)	(70,307)
Cash flows from financing activities:
Change in lines of credit	301,729	(48,960)
Change in related party lines of credit	-	868,115
Proceeds from borrowings	250,000	400,000
Repayments on borrowings	(228,611)	(161,770)
Proceeds from related party borrowings	704,000	775,000
Debt issuance costs paid	-	(25,000)
Payment of contingent consideration	-	(10,000)
Net cash provided by financing activities	1,027,118	1,797,385
Effect of exchange rate changes	(294,342)	15,337
Net increase (decrease) in cash and restricted cash	(2,447,935)	10,772,670
Cash and restricted cash as of beginning of period	13,102,312	828,652
Cash and restricted cash as of end of period	$10,654,377	$11,601,322

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-59

AIRO Group Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	The Company and Summary of Significant Accounting Policies

Nature of Operations

AIRO Group Holdings, Inc. (“Holdings”) a Delaware corporation, was formed on October 5, 2021, for the purpose of acquiring and integrating various companies engaged in the aerospace and defense industry to develop its business across four primary divisions: (i) Advanced Avionics; (ii) Training; (iii) Uncrewed Air Systems; and (iv) Electric Air Mobility.

In October 2021, Holdings entered into agreements and plans of merger (the “Merger Agreements”) with AIRO Drone, LLC (“AIRO Drone”), Agile Defense, LLC (“Agile Defense”), Coastal Defense, Inc. (“Coastal Defense”), Jaunt Air Mobility, LLC (“Jaunt”), and Aspen Avionics, Inc. (“Aspen Avionics”). Holdings also entered into an equity purchase agreement (“Equity Purchase Agreement”) with Sky-Watch A/S (“Sky-Watch”). AIRO Drone, Agile Defense, Coastal Defense, Jaunt, Aspen Avionics and Sky-Watch together represent the “Merger Entities.” Under the Merger Agreements and Equity Purchase Agreement, the parties desired to enter into a transaction in which Holdings would acquire all of the equity of the Merger Entities. Between February and April 2022, the acquisitions of the Merger Entities by Holdings were completed.

On March 3, 2023, the Company entered into an Agreement and Plan of Merger by and between the Company, Kernel Group Holdings, Inc. (“Kernel”), AIRO Group, Inc., Kernel Merger Sub, Inc., AIRO Merger Sub, Inc., VKSS Capital, LLC, and Dr. Chirinjeev Kathuria (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, Kernel will domesticate as a Delaware corporation, following which Kernel will merge with and into Kernel Merger Sub, Inc. (the “First Merger”) and the Company will merge with and into AIRO Merger Sub, Inc. (the “Second Merger”). Upon closing of the First Merger and Second Merger, both Kernel and Holdings and its subsidiaries (together, the “Company”) will survive as wholly owned subsidiaries of AIRO Group, Inc., whose common stock and warrants are expected to trade on Nasdaq as “AIRO” and “AIROW.” The Company and the other parties thereto subsequently amended the Business Combination Agreement in August 2023, January 2024, February 2024, and June 2024 to fix the number of earnout shares that can be granted in each earnout period, revise the earnout thresholds, remove the $5,000,001 net tangible assets closing condition, and delete the Sponsor’s right to receive Earnout Shares.

Holdings has organized the assembled businesses into four primary divisions consisting of: (i) Advanced Avionics (Aspen Avionics); (ii) Training (Coastal Defense and Agile Defense); (iii) Uncrewed Air Systems (Sky-Watch and AIRO Drone); and (iv) Electric Air Mobility (Jaunt). Advanced Avionics develops, manufactures, and sells avionics and electronic global position system (“GPS”) sensors for the General Aviation (“GA”), Unmanned Aerial Systems (“UAS”) and Electric Vertical Takeoff and Landing (“eVTOL”) market segments. The Training Division provides training and advisory services to the U.S. military and the private aerospace industry. The Uncrewed Air Systems Division provides drones, drone platforms and services used for civilian, commercial, and military applications. The Electric Air Mobility Division builds next generation aircraft to meet the growing demands for faster, more affordable, and environmentally more sustainable travel over urban areas.

Consolidation and Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of Holdings and its wholly owned subsidiaries, including Old AGI, Inc. f/k/a AIRO Group, Inc. (“AIRO Group”), AIRO Drone, Agile Defense, Jaunt, Sky-Watch, Coastal Defense, and Aspen Avionics. All intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of such interim results. The condensed consolidated balance sheet as of December 31, 2023 has been derived from the audited consolidated financial statements as of that date, but do not include all of the information and footnotes required by U.S. GAAP for complete financial statements as of an annual date.

The results for the unaudited interim condensed consolidated statements of operations are not necessarily indicative of results to be expected for the year ending December 31, 2024 or for any future interim period. The unaudited interim condensed consolidated financial statements do not include all of the disclosures required by U.S. GAAP for complete financial statements. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2023 and notes thereto.

F-60

Liquidity and Management’s Plans

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception. As of March 31, 2024, the Company had cash and restricted cash of $10.7 million of which $2.5 million was either restricted or was designated to only being used for Sky-Watch operations and a working capital deficit of $63.8 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is actively pursuing a transaction with a special purpose acquisition company (“SPAC”). Management expects to use the proceeds from the SPAC transaction to support the operations of the consolidated entity, settle the outstanding indebtedness assumed from the Merger Entities and to pay the consideration owed to certain entities in connection with the closing of the mergers. There can be no assurance that the SPAC transaction will be successful. In the event the Company does not complete its SPAC transaction, the Company will seek additional funding through other means including private equity financing and debt financing. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These judgments, estimates and assumptions are used to determine litigation and claims and other asset and liability amounts. The Company bases its estimates and judgments on historical experience along with other pertinent information available at the time the estimate is made. However, future events are subject to change and the estimates and judgments may require adjustments. Actual results could differ from these estimates and these differences may be material.

Business Combinations and Asset Acquisitions

The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair values. Goodwill is measured as the excess of the consideration transferred over the fair value of assets acquired and liabilities assumed on the acquisition date. While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed, these estimates are inherently uncertain and subject to refinement. Examples of estimates and assumptions in valuing certain of the intangible assets and goodwill the Company has acquired include, but are not limited to, future expected cash flows from acquired developed technologies, customer relationships, and tradenames. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

The authoritative guidance allows a measurement period of the purchase price allocation that ends when the entity has obtained all relevant information about facts that existed at the acquisition date, and that cannot exceed one year from the date of acquisition. As a result, during the measurement period the Company may record adjustments to the fair values of assets acquired and liabilities assumed, with the corresponding offset to goodwill to the extent that it identifies adjustments to the preliminary purchase price allocation. Upon conclusion of the measurement period or final determination of the values of the assets acquired and liabilities assumed, whichever comes first, any subsequent adjustments will be recorded to the condensed consolidated statements of operations.

Where the purchase of an entity or net assets does not meet the definition of a business, the Company accounts for the transaction as an asset acquisition. In an asset acquisition, the purchase price is allocated to the net assets acquired on a relative fair value basis, and no goodwill is recognized in the transaction. Direct costs for asset acquisitions are generally considered part of the purchase price.

F-61

Business Risk and Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. Cash is maintained with financial institutions and the composition and maturities are regularly monitored by management. Deposits at any time may exceed federally insured limits. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. A large portion of the Company’s sales result in partial prepayments prior to shipment from customers. Otherwise customer invoices generally have payment terms of net 30 days and do not have a significant financing component.

The Company’s operational structure includes an existing operating business and early-stage businesses in emerging and developing markets that are concentrated in an industry characterized by rapid technological advances, changes in customer requirements, and evolving regulatory requirements and industry standards. Any significant delays in the development or introduction of products or services, or any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements, or changes in regulatory requirements or industry standards, could have a material adverse effect on the Company’s business and operating results.

The Company’s business, results of operations, and financial condition for the foreseeable future will likely continue to depend on sales to a relatively small number of customers. In the future, these customers may decide not to purchase the Company’s products, may purchase fewer products than in previous years, or may alter their purchasing patterns. Further, the amount of revenue attributable to any single customer or customer concentration generally may fluctuate in any given period. In addition, a decline in the production levels of one or more of the Company’s major customers could reduce revenue. The loss of one or more key customers, a reduction in sales to any key customer or the Company’s inability to attract new significant customers could negatively impact revenue and adversely affect the Company’s business, results of operations, and financial condition.

Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity of three months or less from the date of purchase to be cash equivalents. The Company had no cash equivalents as of March 31, 2024 and December 31, 2023.

Restricted Cash

The Company had $2.5 million and $9.0 million in restricted cash as of March 31, 2024 and December 31, 2023, respectively. As of March 31, 2024 and December 31, 2023, restricted cash was primarily deposits from a customer contract that have been placed in an escrow account to be released upon shipment of orders.

Accounts Receivable, Net

Accounts receivable are reported on the accompanying condensed consolidated balance sheets at the gross outstanding amount adjusted for a provision for credit losses. The Company determines the provision for credit losses by regularly evaluating expected loss as well as individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. As of March 31, 2024 and December 31, 2023, the Company provided a provision for credit losses of $0.1 million for amounts that may ultimately be uncollectible. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

F-62

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is primarily determined based on standard cost and approximates actual cost on a first-in, first-out basis. Work-in-process and finished goods include materials, labor and allocated overhead. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Reductions to the carrying value of inventory are charged to cost of revenue and a new, lower cost basis for that inventory is established. Subsequent changes to facts or circumstances do not result in the restoration or increase in the related inventory value. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Fair Value Measurements

The Company applies the requirements of the fair value measurements framework, which establishes a hierarchy for measuring fair value and requires enhanced disclosures about fair value measurements. The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement guidance also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy in which these assets and liabilities must be grouped based on significant levels of inputs as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3:	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following is a summary of the financial liabilities measured at fair value on a recurring basis by caption and by level within the fair value hierarchy as of March 31, 2024 and December 31, 2023:

	Fair value as of March 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Debt	$-	$-	$19,440,519	$19,440,519
Contingent consideration	-	-	45,382,276	45,382,276

Total financial liabilities	$-	$-	$64,822,795	$64,822,795

	Fair value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Debt	$-	$-	$19,426,848	$19,426,848
Contingent consideration	-	-	45,182,276	45,182,276

Total financial liabilities	$-	$-	$64,609,124	$64,609,124

There were no financial assets measured at fair value on a recurring basis as of March 31, 2024 and December 31, 2023. There were no transfers between Levels 1, 2, or 3 within the fair value hierarchy during the three months ended March 31, 2024 nor during the year ended December 31, 2023.

F-63

Debt

As discussed in Note 2. Revolving Lines of Credit and Long-Term Debt, the Company modified certain debt arrangements as of March 31, 2022. The debt was recorded at present value to estimate the fair value of the debt obligation as of March 31, 2024 and December 31, 2023. The effective interest rate in the fair value shown above for March 31, 2024 and December 31, 2023 was 12.5%.

Contingent Consideration

As of March 31, 2024 and December 31, 2023, the contingent consideration includes an obligation assumed from the Jaunt acquisition that is contingent on future cash receipts and promissory notes issued in conjunction with the Merger Entities.

The contingent consideration liability is measured at fair value on a recurring basis for which there was no available quoted market prices or principal markets. The inputs for this measurement were unobservable and were, therefore, classified as Level 3 inputs.

The obligation assumed from Jaunt was valued using discounted cash flow models. As of March 31, 2024 and December 31, 2023, the significant inputs included discount factors ranging from 21% to 45% and a 67% initial public offering (“IPO”) likelihood to arrive at a total fair value of $36.0 million and $35.8 million, respectively.

The fair value of the contingent consideration promissory notes issued to the former equity holders of Agile Defense, AIRO Drone and Coastal Defense totaled $9.4 million as of March 31, 2024 and December 31, 2023. Valuations were based on a 67% probability of an IPO closing and a discount rate of 3% as of March 31, 2024 and December 31, 2023 based on proximity to an estimated closing date. In October 2023, the Company signed various agreements with certain promissory note holders pursuant to which 90% of the total amounts payable in cash, or approximately $11.9 million, shall be converted to equity in the Company at a rate of $23.3595 per share no later than two days prior to closing of the Company’s business combination with Kernel. The remaining $1.3 million shall be paid at closing of the business combination.

F-64

As of January 1, 2023, the contingent consideration included a $5.9 million earnout and a $7.8 million promissory note issued in conjunction with the acquisition of Sky-Watch. During the first quarter of 2023, the contingent promissory note issued in conjunction with the acquisition of Sky-Watch was amended such that it was payable no later than December 31, 2023. As the contingency was resolved, the difference between the December 31, 2022 fair value of $7.8 million and the face value of the promissory note of $12.9 million was recorded to other expense, net during the three months ended March 31, 2023 and the $12.9 million liability was reclassed to due to seller. See Note 12 for additional considerations related to due to seller.

The Sky-Watch earnout liability was originally payable up to $6.5 million, of which up to a maximum of $3.0 million was payable on a dollar-for-dollar basis on revenue earned within the first two-year anniversary of the acquisition and $3.5 million would become due and payable if and only if Sky-Watch earns a minimum of $13.8 million in revenue during the period from the acquisition date through June 2024. In December 2022, the Equity Purchase Agreement was amended to increase the second earnout amount to $7.5 million and to extend the earnout period to include the full fiscal year periods of 2022 through 2024. In March 2023, the Equity Purchase Agreement was further amended to add a third earnout of $4.0 million if revenue during the full fiscal year periods of 2022 through 2024 reaches $17.0 million. During the three months ended March 31, 2023, the change in fair value related to this earn-out totaled $2.2 million. As of December 31, 2023, the earnout liability was recorded to the full amount owed net of $3.0 million in payments made to date totaling $11.5 million and was classified as due to seller as all contingencies had been resolved. See Note 12 for additional considerations related to due to seller.

The changes in fair value of the Level 3 financial liabilities for the three months ended March 31, 2024 and 2023 were as follows:

		Contingent
	Debt	Consideration
Balance as of January 1, 2024	$19,426,848	$45,182,276
Change in fair value	13,671	200,000
Balance as of March 31, 2024	$19,440,519	$45,382,276

Balance as of January 1, 2023	$19,098,741	$54,807,319
Change in fair value	82,027	10,527,047
Settlement	-	(10,000)
Transfers to due to seller liability	-	(12,880,000)
Balance as of March 31, 2023	$19,180,768	$52,444,366

The change in the fair value of the debt is included in “Interest expense, net” on the condensed consolidated statements of operations and represents the amortization of the debt discount. The change in the fair value of the contingent consideration, which includes the effect of translating the contingent consideration with Sky-Watch from local currency to reporting currency, is included in “Other expense, net” on the condensed consolidated statements of operations.

Fair Value of Financial Instruments

The carrying value of accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate fair value due to the short time to maturity. The carrying value of the Company’s borrowings approximates fair value based on current rates available to the Company.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the condensed consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating losses and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more-likely-than-not to be realized.

F-65

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions will more-likely-than-not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. Interest and penalties, if applicable, are recorded in the period assessed as income tax expense. No interest or penalties have been accrued for as of March 31, 2024 or December 31, 2023.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation of property and equipment is provided primarily utilizing the straight-line method for condensed consolidated financial statement purposes at rates based on the following useful lives:

Aircraft equipment	5 - 20 years
Machinery and equipment	2 - 15 years
Furniture and fixtures	3 - 10 years
Leasehold improvements	The shorter of the useful life or term of the lease
Software	3 - 7 years

Additions, improvements, and expenditures that significantly add to the productivity or extend the economic life of assets are capitalized. Any amounts incurred as recurring expenditures or that do not extend or improve the economic life of the asset are expensed as incurred.

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets acquired in a business combination. Goodwill is not amortized and is tested at the reporting unit level for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has selected October 1st as the date to perform its annual impairment test. In the valuation of goodwill, management must make assumptions regarding estimated future cash flows to be derived from the Company’s business. If these estimates or their related assumptions change in the future, the Company may be required to record an impairment for these assets. Management may first evaluate qualitative factors to assess if it is more likely than not that the fair value of a reporting unit is less than its carrying amount and to determine if an impairment test is necessary. Management may choose to proceed directly to the evaluation, bypassing the initial qualitative assessment. The impairment test involves comparing the fair value of the reporting unit to which goodwill is allocated to its net book value, including goodwill. A goodwill impairment loss would be the amount by which a reporting unit’s carrying value exceeds its fair value, however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. No goodwill impairment charges have been recorded for any period presented.

Definite-lived Intangible Assets

The Company performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of the acquired business to the respective net tangible and intangible assets. The Company determines the appropriate useful life by performing an analysis of expected cash flows based on historical experience of the acquired businesses. Intangible assets are amortized over their estimated useful lives using the straight-line method which approximates the pattern in which the economic benefits are consumed. The Company capitalizes third-party legal costs and filing fees, if any, associated with obtaining patents. Once the patent asset has been placed in service, the Company amortizes these costs over the shorter of the asset’s legal life, generally 20 years from the initial filing date, or its estimated economic life using the straight-line method.

F-66

The estimated useful lives for the Company’s intangible assets are as follows:

Estimated useful life
Developed technology	8 to 13 years
Tradenames - definite-lived	4 to 8 years
Customer relationships	3 to 7 years
Patents	up to 20 years

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value.

Revenue Recognition

The Company recognizes revenue when, or as, it satisfies performance obligations by transferring promised products or services to its customers in an amount that reflects the consideration the Company expects to receive. The Company applies the following five steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied. The Company accounts for a contract with a customer when there is a legally enforceable contract, the rights of the parties are identified, the contract has commercial terms, and collectibility of the contract consideration is probable.

For certain sales, the Company has contracts with customers that include multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately, by allocating the contract’s total transaction price to each performance obligation in an amount based on the relative standalone selling price (“SSP”) of each distinct good or service in the contract. The Company determines the SSP based on its overall pricing objectives, taking into consideration market conditions. Determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Revenue is recognized when control of the promised services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those services. The Company’s contracts do not include highly variable components. The timing of revenue recognition, billings, and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenue (contract liabilities). The costs to obtain contracts, primarily commission expenses, are expensed when incurred.

Amounts that are invoiced are recorded in accounts receivable and revenues or deferred revenue, depending on whether the revenue recognition criteria have been met. A large portion of the Company’s sales result in partial prepayments prior to shipment from customers. Otherwise customer invoices generally have payment terms of net 30 days and do not have a significant financing component.

The Company’s revenues are derived from various sources: (i) avionics products consisting primarily of hardware with embedded firmware sold to an authorized dealer network and avionics and global navigation satellite system technologies (“GNSS”) products sold to original equipment manufacturers (“OEMs”), (ii) research and development (“R&D”) projects, (iii) sales-based royalties related to GNSS technology licensed to OEMs, (iv) consultation and training services related to aerial integration and close air support providing the latest tactics, technique, and procedures (“TTP”) to incorporate contract close air support/intelligence surveillance reconnaissance (“CCAS/ISR”) with video downlink systems into tactical operations, (v) technology and equipment sales (vi) mini unmanned aerial systems (“MUAS” or “commercial drones”) sales, including hardware, software, training, support and product service, and (vii) drone services, including surveys, imaging, security, and other drone applications.

F-67

The Company expenses costs to obtain a contract as incurred when the amortization period is one year or less.

In general, revenue is disaggregated by segment and geography. See Note 11. Segment Information.

Product Revenue

Product revenue, which includes avionics, MUAS/commercial drones and other equipment sales, is recognized upon the transfer of control of promised products to the customer in an amount that depicts the consideration the Company is entitled to for the related products. Product revenue is recognized upon shipment or delivery and title and risk of loss have transferred to the customer.

Service and Extended Warranty Revenue

Service revenue includes drone services, support, training, consultations, and out-of-warranty repairs. Revenue from services rendered is recognized over time in amounts that correspond directly with the value to the customer when performance is completed. Support revenue is recognized on a straight line basis over the support period, which is generally one year.

Extended warranties are service-type warranties and are typically sold under separate contracts. Revenue for those extended warranties is recognized over the contractual service period, which is typically two years.

Research and Development Contracts

Revenue from engineering development projects is recognized over a period of time based on the input method and is measured by the percentage of total labor and materials cost incurred to date to estimated total labor and materials cost at completion for each contract. The input method of accounting involves considerable use of estimates in determining revenues, costs, and profits and in assigning the amounts to accounting periods; as a result, there can be a significant disparity between earnings as reported and actual cash received by the Company during any reporting period.

Sales-based Royalties

Revenue for sales-based royalties is recognized at a point in time as subsequent sales occur.

The following table summarizes the revenue recognition based on time periods:

	Three Months ended March 31,
	2024	2023
Point in time	$13,022,568	$5,275,442
Over time	717,368	210,286
	$13,739,936	$5,485,728

The contract liabilities as of March 31, 2024 and December 31, 2023 were $4.9 million and $11.1 million, respectively. The majority of contract liabilities are expected to be recognized as revenue through 2025. The Company had no significant contract assets as of March 31, 2024 and December 31, 2023. During the three months ended March 31, 2024, the Company recognized $0.7 million in revenue previously included in contract liabilities as of December 31, 2023.

F-68

Cost of Revenue

Cost of revenue includes labor cost and direct material cost, including freight and duties. Indirect production costs comprising of consumables, cost of sales freight, quality related costs and production maintenance costs are also included in cost of revenue.

Shipping and Handling

Shipping charges billed to customers are included in revenue and related costs are included in cost of revenue.

Research and Development

Research and development costs are expensed when incurred.

Product Warranty

Drone Product Warranty

The Company provides a one-year warranty on certain drone sales provided the customer enters into a one-year service-and-support contract. Estimated future warranty obligations related to those products are recorded as a component of cost of revenue in the condensed consolidated statements of operations at the time of sale.

Avionics Product Warranty

The Company establishes warranty reserves based on estimates of avionics product warranty return rates and expected costs to repair or to replace the avionics products under warranty. The warranty provision is recorded as a component of cost of revenue in the condensed consolidated statements of operations. The Company does not offer returns unless special circumstances exist and the return is approved by the Company.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based awards based on the grant-date estimated fair value of the awards. Options and restricted stock awards may be granted as time-based awards, performance-based awards or combinations of the time-based and performance-based awards. The Company expenses the fair value of its options to employees and non-employees on a straight-line basis over the associated service period for time-based awards, which is generally the vesting period. The performance-based awards begin their period of ratable vesting at the time that the Company determines that the achievement of the performance thresholds is probable. The Company accounts for forfeitures as they occur and does not estimate forfeitures at the time of grant. Ultimately, the actual expense recognized over the vesting period will be for only those options that vest.

Comprehensive Loss

Comprehensive loss generally represents all changes in the equity of a business except those resulting from investments or contributions by stockholders. Unrealized gains and losses on foreign currency translation adjustments, net of tax are included in the Company’s components of comprehensive loss, which are excluded from net loss.

Lease Accounting

At contract inception, the Company determines whether the contract is, or contains, a lease and whether the lease should be classified as an operating or a financing lease and reassesses that conclusion if the contract is modified. Operating leases are recorded in operating lease right-of-use (“ROU”) assets, lease liability, current and lease liability, noncurrent on the condensed consolidated balance sheets. The Company did not have any finance leases during the periods presented.

F-69

The Company recognizes operating lease ROU assets and operating lease liabilities based on the present value of the future minimum lease payments over the lease term at commencement date. The lease ROU asset is reduced for tenant incentives, if any, and excludes any initial direct costs incurred, if any. The Company uses its incremental borrowing rate based on the information available at commencement date to determine the present value of future payments and the appropriate lease classification. In determining the inputs to the incremental borrowing rate calculation, the Company makes judgments about the value of the leased asset, its credit rating and the lease term including the probability of its exercising options to extend or terminate the underlying lease. The Company defines the initial lease term to include renewal options determined to be reasonably certain. If the Company determines the option to extend or terminate is reasonably certain, it is included in the determination of lease assets and liabilities. The Company reassesses the lease term if and when a significant event or change in circumstances occurs within the control of the Company, such as construction of significant leasehold improvements that are expected to have economic value when the option becomes exercisable.

The Company recognizes a single lease cost on a straight-line basis over the term of the lease, and the Company classifies all cash payments within operating activities in the condensed consolidated statements of cash flows.

The Company has lease agreements with lease and non-lease components, which it has elected to not combine for all asset classes. In addition, the Company does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less of all asset classes.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the treasury stock method and computed by dividing net loss available to common stockholders by the diluted weighted-average shares of common stock outstanding during each period. The potentially dilutive shares are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when the effect is dilutive.

The potentially dilutive shares of common stock that have been excluded from the calculation of net loss per share because of the anti-dilutive effect are as follows as of March 31:

	2024	2023
Outstanding stock options	605,236	605,236
Warrants to purchase common stock	112,246	112,246
Contingent restricted stock awards	431,818	431,818
Potential stock issuable for contingent interest payment	274,544	222,222
Potential shares issuable under debt conversion agreements	3,622,316	-
Total anti-dilutive securities	5,046,160	1,371,522

The number of potentially dilutive shares is based on the maximum number of shares issuable on exercise or conversion of the related securities as of the period end. Such amounts have not been adjusted for the treasury stock method or weighted-average outstanding calculations as required if the securities were dilutive.

Debt Discounts

Debt issuance costs are presented as a discount to the related debt and are amortized over the term of the related loan for which the fees were incurred using the straight-line method, which approximates the effective interest method.

The Company has issued convertible debt together with detachable warrants and other equity incentives. The Company allocates the proceeds from the related debt between the debt and the equity classified incentives using the relative fair value method. The amount of proceeds allocated to incentives and the fair value of the warrants is recorded as a discount against the debt and amortized over the term of the related debt using the effective interest method.

Foreign Currency

The functional currency of the Company’s foreign subsidiary is its local currency. As such, assets and liabilities are translated to U.S. dollars at the exchange rates on the date of consolidation and related revenues and expenses are generally translated at average exchange rates prevailing during the period included in results of operations. Adjustments resulting from foreign currency translation are recorded in accumulated other comprehensive loss on the condensed consolidated balance sheets. Foreign currency transaction gains and losses are included in other expense, net on the condensed consolidated statements of operations. Losses from foreign currency transactions were not significant for the three months ended March 31, 2024 and 2023, respectively.

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Recent Accounting Pronouncements

On August 5, 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06 Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The Company adopted the new standard on January 1, 2024 and the adoption did not have a material impact on the condensed consolidated financial statements.

On October 28, 2021, the FASB issued ASU 2021-08 Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers which amends Accounting Standards Codification (“ASC”) 805 to require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The Company adopted the new standard on January 1, 2024 which did not have a material impact on the condensed consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis. This ASU is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024 and requires retrospective application to all prior periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the impact of the new standard on the condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU is intended to improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2024. Entities are permitted to early adopt the standard for annual financial statements that have not yet been issued or made available for issuance. Adoption is either prospectively or retrospectively. The Company will adopt this ASU on a prospective basis. The Company is currently evaluating the impact of the new standard on the condensed consolidated financial statements and related disclosures.

2.	Revolving Lines of Credit and Long-Term Debt

Revolving Lines of Credit

In February 2020, Aspen Avionics entered into a Loan and Security Agreement for an asset-based loan facility (the “Facility”) with Crestmark, a Division of Pathward (formerly known as Metabank), with a maximum advance limit of $2.5 million. The Facility is due on demand. The Facility carries variable interest at the greater of 9% or prime plus 4.25% (12.75% as of March 31, 2024 and December 31, 2023) and is collateralized by substantially all assets of Aspen Avionics. Cash receipts of Aspen Avionics are submitted to a lockbox, which is subject to a control agreement whereby all cash receipts are received by the lender and applied against the balance of the loan. Aspen Avionics obtains additional advances on the Facility based on eligible accounts receivable and inventory collateral.

The terms of the Facility include reporting requirements and a tangible net worth covenant, which Aspen Avionics was not in compliance with as of March 31, 2024 or December 31, 2023. In January 2023, the borrowing base formula was updated, removing inventory from the borrowing base, and lowered the net tangible worth threshold. As of March 31, 2024 and December 31, 2023, Aspen Avionics was out of compliance with the amended tangible net worth threshold and was in discussions with the bank regarding an additional amendment waiving the violation. In May 2024, the lender waived compliance with the tangible net worth threshold for January 2024 and February 2024. The Facility is guaranteed by three subsidiaries of Aspen Avionics: Accord Technology, LLC, Accord Software and Systems, Inc., and AvValues, LLC.

As of March 31, 2024 and December 31, 2023, the outstanding balance on the Facility, net of unamortized debt issuance costs, was $0.6 million and $0.3 million, respectively.

In November 2018, Coastal Defense obtained two variable rate non-disclosable revolving lines of credit of up to $0.5 million and $0.2 million, due on demand, from First Citizens Community Bank (“FCCB”). These arrangements are collateralized by aircraft security agreements, assignments of life insurance, an assignment of a deposit account, and commercial security agreements dated November 15, 2018, and all associated financing statements. Interest was initially set at the prime rate as published in the Wall Street Journal plus 0.50 percentage points. Commencing in 2022, the Company was in default on these facilities, resulting in an additional 4% in interest per annum. The annual interest rate was 13% as of March 31, 2024 and December 31, 2023. Jeffrey F. Parker, Coastal Defense’s Vice-President, Treasurer, and stockholder of Holdings; Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, Coastal Defense’s President and stockholder of Holdings; have guaranteed these notes. As part of the Coastal Defense acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2069. No withdrawals or significant repayments were made during the three months ended March 31, 2024, the year ended December 31, 2023 or through the date of issuance. The total amount outstanding on the lines of credit as of March 31, 2024 and December 31, 2023 was $0.4 million and $0.5 million, respectively.

The two lines of credit with First Citizens Community Bank contain certain financial covenants. As of March 31, 2024 and December 31, 2023, the Company was not in compliance with these financial covenants. The lines of credit are due on demand and are shown as a current liability under “Revolving lines of credit” on the condensed consolidated balance sheets.

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Current Maturities of Debt and Long-Term Debt

Current maturities of debt and long-term debt consist of the following as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023

First Citizens Community Bank 2018	$426,368	$535,041
Bridge Loans	3,859,500	3,609,500
Muncy Bank & Trust Company 2021-1	651,000	651,000
Muncy Bank & Trust Company 2021-2	450,000	450,000
SBA COVID-19 Economic Injury Disaster Loan (“EIDL”)	500,000	500,000
Financed Insurance Premiums	115,330	185,619
First Citizens Community Bank 2019-1	64,575	81,729
First Citizens Community Bank 2019-2	58,804	74,414
2022 Notes	2,066,396	2,066,396
2019 Notes	5,022,353	5,022,353
2018 Notes	12,351,771	12,351,771
	25,566,097	25,527,823
Less: unamortized debt discount	-	(13,672)
Less: current maturities of long-term debt	(25,066,097)	(25,014,151)
Long-term debt, net of current maturities	$500,000	$500,000

Aggregate maturities required on long-term debt as of March 31, 2024 are due in future years as follows:

Amount
2024 (remaining)	$25,066,097
2025	-
2026	-
2027	6,974
2028	10,891
Thereafter	482,135
Total	$25,566,097

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First Citizens Community Bank 2018

On November 15, 2018, Coastal Defense entered into a $2.6 million note payable agreement with First Citizens Community Bank. This arrangement is collateralized by aircraft security agreements, assignments of life insurance, an assignment of a deposit account, a commercial security agreement dated November 15, 2018, and all associated financing statements. The loan includes a provision for a prepayment penalty in the amount of 5% on the current principal balance in year one, 4% of the current principal balance in year two, 3% of the current principal balance in year three, and 2% of the current principal balance in year four. The loan requires that Coastal Defense maintain a debt service coverage ratio of 1.20 to 1.00 and had an initial interest rate of 5.75% per year. As part of the Coastal Defense acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2023. As of March 31, 2024 and December 31, 2023, Coastal Defense was in default on the debt service coverage ratio covenant, and the term note became due on demand and is shown as a component of “Current maturities of debt” on the condensed consolidated balance sheets. As of March 31, 2024 and December 31, 2023, the interest rate was 10.49% per year. Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and FCCB seeks recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. The Company has negotiated forbearance agreements to prevent FCCB from enforcing the judgments through June 30, 2024. Jeffrey F. Parker, Coastal Defense’s Vice President and Treasurer and stockholder of Holdings; the estate of Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, Coastal Defense’s President and stockholder of Holdings; have guaranteed this note.

Bridge Loans

Since May 2022, the Company has issued unsecured promissory notes, with no collateral or guarantees, to third parties for purposes of funding its operations. The principal balance of these notes was $3.9 million as of March 31, 2024 and $3.6 million as of December 31, 2023.

As of March 31, 2024, notes totaling $3.1 million, as amended, accrue an interest charge equal to 100% of the principal amount, payable in shares of common stock immediately prior to closing of the business combination with Kernel, with 110% of the principal paid 190 days following closing plus 12% interest per annum accruing from the closing date. Notes totaling $0.5 million accrue an interest charge equal to 50% of the principal amount, payable in shares of common stock immediately prior to closing of the business combination with Kernel with 100% of the principal paid 190 days following closing plus 12% interest per annum accruing from the closing date. Notes totaling $0.3 million accrue an interest charge equal to 150% of the principal amount, payable in shares of Company common stock immediately prior to closing of the business combination, with the principal due on the earlier of 190 days following closing and the date at which the Company closes at least $10 million in additional financing, plus 12% interest per annum accruing from the closing date.

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First Citizens Community Bank 2019-1

On February 25, 2019, Coastal Defense entered into a $0.2 million note payable agreement with First Citizens Community Bank with an initial interest rate of 5.75% per year. The loan is collateralized by aircraft security agreements, an assignment of life insurance, an assignment on a deposit account, commercial security agreements dated February 25, 2019, and all associated financing statements. The loan includes a provision for a prepayment penalty in the amount of 5% on the current principal balance in year one, 4% of the current principal balance in year two, 3% of the current principal balance in year three and 2% of the current principal balance in year four. The loan requires that Coastal Defense maintain a debt service coverage ratio of 1.20 to 1.00. As part of the Coastal Defense acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2026. As of March 31, 2024 and December 31, 2023, Coastal Defense was in default on the debt service coverage ratio covenant, and the term note became due on demand and is shown as a component of “Current maturities of debt” on the condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023. As of March 31, 2024 and December 31, 2023, the interest rate was 10.49% per year. Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and FCCB seeks recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. The Company has negotiated forbearance agreements to prevent FCCB from enforcing the judgments through June 30, 2024. Jeffrey F. Parker, Coastal Defense’s Vice President, Treasurer, and stockholder of Holdings; the estate of Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, stockholder of Holdings; have guaranteed this note.

First Citizens Community Bank 2019-2

On May 15, 2019, Coastal Defense entered into a $0.2 million note payable agreement with First Citizens Community Bank. The loan is collateralized by aircraft security agreements, an assignment of life insurance, an assignment on a deposit account, commercial security agreements dated May 15, 2019 and all associated financing statements. The loan includes a provision for a prepayment penalty in the amount of 5% on the current principal balance in year one, 4% of the current principal balance in year two, 3% of the current principal balance in year three and 2% of the current principal balance in year four. The loan requires that Coastal Defense maintain a debt service coverage ratio of 1.20 to 1.00 and had an initial interest rate of 5.75% per year. As part of the CDI acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2026. As of March 31, 2024 and December 31, 2023, Coastal Defense was in default on the debt service coverage ratio covenant, and the term note became due on demand and is shown as a component of “Current maturities of debt” on the condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023. As of March 31, 2024 and December 31, 2023, the interest rate was 10.49% per year. Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and FCCB seeks recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. The Company has negotiated forbearance agreements to prevent FCCB from enforcing the judgments through June 30, 2024. Jeffrey F. Parker, Coastal Defense’s Vice President, Treasurer, and stockholder of Holdings; the estate of Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, stockholder of Holdings; have guaranteed this note.

Impact of Restructuring – Debt Conversions

In January 2024, the maturity date of the $19.4 million of debt related to the 2018, 2019 and 2022 Notes was extended to June 30, 2024.

Muncy Bank & Trust Company 2021-1

On September 15, 2021, Coastal Defense entered into a $0.7 million commercial promissory note agreement with the Muncy Bank & Trust Company (“Muncy”) for continuing operations. The loan carries an annual interest rate of 4.5% per year and originally matured in March 2022. The maturity date of this promissory note was extended and the principal amount of $0.7 million is due and payable on October 15, 2024 with interest payments due monthly. This arrangement is collateralized by a life insurance policy and a contract with the Air Force. Jeffrey F. Parker, Coastal Defense’s Vice President and Treasurer and stockholder of Holdings, and Alison D. Parker, Corporate Secretary of Coastal Defense, have guaranteed this note. The note payable may be prepaid without penalty.

Muncy Bank & Trust Company 2021-2

On January 21, 2021, Coastal Defense entered into a $0.4 million commercial promissory note agreement with the Muncy for continuing operations and for the execution of the Naval Special Warfare task orders. The loan carries an annual interest rate of 4.5% per year and originally matured in October 2021. The maturity date of this promissory note was extended and the principal amount of $0.4 million is due and payable on October 20, 2024 with interest payments due monthly. This arrangement is collateralized by a contract with the Naval Special Warfare Command. Jeffrey F. Parker, Coastal Defense’s Vice President, Treasurer, and stockholder of Holdings has guaranteed this note. The note payable may be prepaid without penalty.

3.	Common Stock and Warrants

Common Stock

The Company has reserved the following shares of authorized but unissued common stock as of March 31, 2024: 0.6 million stock options, 0.1 million warrants, 0.4 million of contingent restricted stock awards, 3.6 million shares to be issued in connection with the debt conversion agreements, 0.3 million of potential shares that are issuable for contingent interest on investor notes based on the estimated trading price of when shares would become publicly traded.

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Warrants

The Company assumed warrants to purchase 0.1 million shares of the Company’s common stock as part of the merger with Jaunt. These warrants expire ten years from the date of issuance, March 10, 2022, have an exercise price of $9.90 per share and were outstanding as of March 31, 2024 and December 31, 2023. The Company determined that these warrants are equity classified.

4.	Management Carveout Plan

In December 2021, the Company adopted the 2021 Management Carveout Plan (the “Carveout Plan”), which establishes a benefit pool for designated employees and consultants payable upon the occurrence of a change in control, which is defined as two steps consisting of 1) the closing of the merger with Holdings and 2) an IPO of Holdings or merger with a SPAC by June 30, 2023. The amount to be paid as benefits under the Carveout Plan are determined based upon percentages of the total net proceeds calculated at the closing of the Holdings’ IPO or a SPAC merger, ranging from 0% to 5%. The net proceeds are calculated as the net sum of cash and the fair value of equity securities available for distribution to the stockholders of the Company after all liabilities, exclusive of the subordinated convertible notes or other loans from the stockholders and transaction costs are paid, capped at $2.3 billion. The benefit payments to the participants in the Carveout Plan are to be made in the form or forms of payment and in the same proportions as the consideration paid by the purchaser. In October 2023, the Company executed an agreement with the creditors under the Carveout Plan pursuant to which 90% of the total amounts payable in cash under the Carveout Plan, or approximately $0.8 million, shall be converted to equity in the Company at a rate of $23.3595 per share no later than two days prior to closing of the Company’s business combination with Kernel. The remaining $0.1 million shall be paid at closing of the business combination. The Carveout Plan was amended to extend the termination date to June 30, 2024. As of March 31, 2024 and December 31, 2023, no amounts have been expensed or accrued for in connection with the Carveout Plan as a change in control was not deemed probable as of March 31, 2024 or December 31, 2023.

5.	Goodwill

The changes in the carrying value of goodwill were as follows:

	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
Balance as of January 1, 2023	$-	$111,560,480	$451,370,520	$36,511,468	$599,442,468
Effect of exchange rate	-	3,160,033	-	-	3,160,033
Balance as of December 31, 2023	-	114,720,513	451,370,520	36,511,468	602,602,501
Effect of exchange rate	-	(2,629,659)	-	-	(2,629,659)
Balance as of March 31, 2024	$-	$112,090,854	$451,370,520	$36,511,468	$599,972,842

F-75

6.	Intangible Assets, Net

Intangible assets acquired through business combinations were as follows:

	As of March 31, 2024
	Weighted Average Remaining Life (Years)	Gross	Accumulated Amortization	Carrying Value

Developed technology-definite lived	10.6	$99,630,537	$18,900,967	$80,729,570
Developed technology-indefinite lived	N/A	92,839	-	92,839
Tradenames - definite lived	4.7	1,903,549	592,130	1,311,419
Tradenames - indefinite lived	N/A	8,737,607	-	8,737,607
Customer Relationships	4.8	20,116,078	9,181,503	10,934,575
Patents	7.9	567,090	293,137	273,953
		$131,047,700	$28,967,737	$102,079,963

	As of December 31, 2023
	Weighted Average Remaining Life (Years)	Gross	Accumulated Amortization	Carrying Value

Developed technology - definite lived	10.8	$99,779,550	$16,922,028	$82,857,522
Patents pending	N/A	83,713	-	83,713
Tradenames - definite-lived	4.9	1,911,000	519,006	1,391,994
Tradenames - indefinite-lived	N/A	8,737,607	-	8,737,607
Customer relationships	5.0	20,175,918	8,511,311	11,664,607
Patents	7.3	652,310	333,508	318,802
		$131,340,098	$26,285,853	$105,054,245

Amortization expense is reported on the condensed consolidated statements of operations line items as shown in the table below for the years ended March 31:

	2024	2023
Cost of revenue	$106,667	$106,667
Research and development	1,897,286	1,899,456
Sales and marketing	707,693	705,568
General and administrative	88,115	83,797
	$2,799,761	$2,795,488

Total estimated future amortization expense as of March 31, 2024 is as follows:

2024 (remaining)	$8,394,873
2025	10,523,644
2026	10,215,014
2027	10,004,104
2028	9,824,460
Thereafter	44,287,422
$93,249,517

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7.	Inventory

Inventory consisted of the following as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023

Raw materials	$2,742,535	$2,292,513
Work in process	61,970	355,052
Finished goods	216,986	216,605
Total	$3,021,491	$2,864,170

8.	Balance Sheet Details

Accrued expenses consisted of the following as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Accrued legal and professional fees	$1,546,474	$1,444,470
Payroll related expenses	1,832,949	1,693,475
Accrued warranty	207,466	159,610
Accrued taxes	2,371,842	1,368,971
Other accrued expenses	1,487,308	2,307,648
	$7,446,039	$6,974,174

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9.	Deferred Compensation

The Company has deferred salary arrangements with various employees that allow for a portion of their compensation to be deferred and paid upon a single outside investment of no less than $25 million, or such earlier time as the Company determines in its sole discretion that sufficient funds are available to commence payment of the deferred amounts. Employees must be actively employed, including approved leave, or if a consultant, providing services to the Company. The Company does not expect the deferred salary arrangements will be paid out in the next 12 months unless the business combination with Kernel is consummated. Any unpaid amounts are forfeited upon termination of employment or consultancy with the Company. In October 2023, the Company signed various agreements with the employees with deferred compensation pursuant to which 90% of the total amounts accrued as deferred compensation, or approximately $6.7 million, shall be converted to equity in the Company at a rate of $23.3595 per share no later than two days prior to closing of the Company’s business combination with Kernel. The remaining amount shall be paid at closing of the business combination.

10.	Commitments and Contingencies

Consulting Agreement

In October 2020, the Company entered into an agreement for market analysis and business strategy consulting. The services were performed in prior periods. The agreement states a fee of $0.5 million for the services, due upon the completion of an IPO, SPAC merger, financing raise of at least $100 million or an acquisition of at least 50% of the equity of the Company. The fee for these consulting services was included in “Accrued expenses” on the condensed consolidated balance sheets.

Contingent Fee Arrangement

In June 2022, the Company executed a previously arranged contingent fee agreement with New Generation Aerospace, Inc. (“NGA”) to compensate NGA for past services rendered and future services rendered through December 31, 2022 related to the acquisitions and financing of the Merger Entities in the amount of $1.5 million (the “Contingent Fee”). The Contingent Fee is payable upon the closing of an IPO. In October 2023, the Company signed various agreements with certain debt holders pursuant to which 90% of the Contingent Fee, or approximately $1.4 million, shall be converted to equity in the Company at a rate of $23.3595 per share no later than two days prior to closing of the Company’s business combination with Kernel. The remaining $0.1 million shall be paid at closing of the business combination. As the payment of the Contingent Fee is not deemed probable as of March 31, 2024 and December 31, 2023, the Contingent Fee has not been accrued in accordance with ASC 450, Contingencies (“ASC 450”).

KDC IPO Payment Agreement

In April 2022, Aspen Avionics and KippsDeSanto & Co. (“KDC”) entered into an amendment (the “KDC IPO Payment Agreement”) to the parties’ prior engagement letter dated August 7, 2018 (the “KDC Agreement”), pursuant to which Aspen Avionics engaged KDC to provide financial advisory services in connection with AIRO’s potential acquisition of Aspen Avionics. Pursuant to the terms of the KDC IPO Payment Agreement upon the closing of an IPO, Aspen Avionics is obligated to cause a one-time, final payment of $1.0 million to be made to KDC in satisfaction of Aspen Avionics obligations under the KDC Agreement. As the payment of the KDC IPO Payment Agreement is not deemed probable as of March 31, 2024 or December 31, 2023, the KDC IPO Payment Agreement has not been accrued in accordance with ASC 450.

Non-binding Letters of Intent

In November 2023, the Company signed non-binding letters of intent to acquire two flight training schools. The parties have undertaken due diligence to determine whether a binding purchase agreement will be negotiated. The total anticipated purchase price for the acquisitions is expected to range from $5.1 million to $7.7 million, which would be paid in a combination of cash and the issuance of equity.

Litigation

A civil action was filed against AIRO Group in the Circuit Court of Cook County, State of Illinois in February 2022. The claimant alleges that an agreement for certain services entered into in March 2020 was breached and resulted in damages to claimant. This case was dismissed on July 5, 2022. However, the court allowed the claimant to amend its complaint. On August 5, 2022, the claimant filed its amended complaint, and the Company filed its response on October 12, 2022. The parties have exchanged written discovery and are in the process of taking depositions. The court ordered the parties to mandatory arbitration which will take place in the third or fourth quarter of 2024. The Company intends to continue to vigorously defend against the complaint.

Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and FCCB seeks recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. The Company intends to negotiate a resolution with FCCB and, in the meantime, has negotiated forbearance agreements to prevent FCCB from enforcing the judgments.

A civil action was filed against Holdings, AIRO Group, AIRO Group (Illinois), AIRO Drone, Agile Defense, Joseph Burns, Chirinjeev Kathuria and John Uczekaj in Chancery Court in Delaware in September 2023. The claimant, Robert Perrin, a Company shareholder, alleges that the Company’s entities failed to pay him for services allegedly rendered under an Employment Agreement with AIRO Group (Illinois), that the individual defendants have breached their fiduciary duties as the Company’s board members, and that defendants violated the Computer Fraud and Abuse Act. On November 17, 2023, the Company filed a motion to dismiss. In response, the claimant filed an Amended Complaint on February 22, 2024 in which he dropped AIRO Group (Illinois) as a defendant, dropped the breach of contract claim and added a wage claim under Delaware statute. On April 5, 2024, the Company filed a Partial Answer and Affirmative Defenses as well as a Partial Motion to Dismiss. In response, the claimant filed a Second Amended Complaint on May 14, 2024 in which he dropped the wage claim under Delaware statute and added a civil conspiracy claim against all defendants. The Company intends to continue to vigorously defend against all claims asserted in the complaint.

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Aside from the above matters, the Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities. Legal contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss or the measurement of a loss can be complex. The Company will accrue losses that are both probable and reasonably estimable. As of March 31, 2024 and December 31, 2023, there were no accruals related to litigation.

11.	Segment Information

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company’s chief operating decision maker (“CODM”) has been identified as the chief executive officer. The Company will continue to reevaluate reportable and operating segments. The Company expects to manage its business primarily based upon four operating segments, Advanced Avionics, Uncrewed Air Systems, Electric Air Mobility and Training. Each of these operating segments represents a reportable segment. The Company has determined that each reportable segment represents a reporting unit and, in accordance with ASC 350, each reporting unit requires an allocation of goodwill.

●	Advanced Avionics: This segment develops, manufactures, and sells avionics and GPS sensors for the GA, UAS and eVTOL market segments. The Company’s advanced avionics products are focused on GA aftermarket, OEM display, integration and connected panel solutions.

●	Uncrewed Air Systems: This segment offers direct operation of drones and drone systems, provision of drone-derived information, and the development of drone-optimized communication services. Additionally, it consists of development and commercialization of market leading MUAS for professional users, primarily in the defense and security markets. The MUAS includes internally developed software, hardware, and mechanical system components. Operations cover sourcing, manufacturing, assembly, quality assurance testing activities and logistics.

●	Electric Air Mobility: This segment includes designing, licensing and ultimately the manufacturing of air vehicles incorporating slowed rotor compound technology that is capable of transporting people and packages operated by pilots or autonomous flight systems.

●	Training: This segment provides and operates military aircraft for U.S. military services and Department of Defense (“DOD”) contractors. Segment revenues are earned from 1) flying training missions as part of armed forces training groups, and 2) providing aircraft and support services to DOD contractors.

The Company evaluates the performance of its reportable segments based on the revenue and gross profit for each reporting segment. The Company does not report total assets, capital expenditures or operating expenses by operating segment as such information is not used by the CODM for purposes of assessing performance or allocating resources.

The following tables shows information by reportable segment for the three months ended March 31:

	March 31, 2024
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
Revenue	$2,991,595	$9,449,378	$-	$1,298,963	$13,739,936
Cost of revenue	1,667,749	2,559,848	-	1,025,258	5,252,855
Gross profit	$1,323,846	$6,889,530	$-	$273,705	$8,487,081

	March 31, 2023
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
Revenue	$2,979,484	$921,948	$210,806	$1,373,490	$5,485,728
Cost of revenue	1,901,974	328,920	171,119	894,838	3,296,851
Gross profit	$1,077,510	$593,028	$39,687	$478,652	$2,188,877

F-79

The following table presents revenues by geographic area for the three months ended:

	March 31, 2024
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
United States	$2,991,595	$-	$-	$1,298,963	$4,290,558
Europe	-	9,449,378	-	-	9,449,378
	$2,991,595	$9,449,378	$-	$1,298,963	$13,739,936

	March 31, 2023
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
United States	$2,979,484	$-	$210,806	$1,373,490	$4,563,780
Europe	-	921,948	-	-	921,948
	$2,979,484	$921,948	$210,806	$1,373,490	$5,485,728

The following table presents tangible long-lived assets by geographic area as of March 31, 2024 and December 31, 2023:

	March 31, 2024
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
United States	$212,345	$-	$2,812	$8,730,240	$8,945,397
Europe	-	933,198		-	933,198
	$212,345	$933,198	$2,812	$8,730,240	$9,878,595

	December 31, 2023
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
United States	$218,291	$-	$3,142	$9,089,428	$9,310,861
Europe	-	821,242	-	-	821,242
	$218,291	$821,242	$3,142	$9,089,428	$10,132,103

12.	Related Party Transactions

Related party transactions include the following:

●	During 2022, Sky-Watch entered into a Credit Facility Agreement, which was subsequently amended, with Dangroup ApS, a stockholder, for a revolving line of credit of up to DKK 33.0 million ($4.7 million) that is due at the earlier of closing of the business combination or June 30, 2023. Interest was fixed at 12% per annum. The outstanding balance due on this credit facility was $1.6 million as of December 31, 2022 and was repaid during 2023. There were no amounts outstanding or available as of March 31, 2024 or December 31, 2023.

F-80

●	Aspen Avionics has a Commercialization Agreement with Centro Italiano Richerche Aerospaziali S.c.p.A (“CIRA”), a stockholder of Aspen Avionics, whereby CIRA licensed certain technology to Aspen Avionics. As consideration for the license, CIRA will receive a royalty based on each unit sold by Aspen Avionics. In March 2020, Aspen Avionics entered into an agreement with CIRA to settle unpaid royalty amounts due under a development agreement. The Company owed $0.6 million and $0.5 million to CIRA as of March 31, 2024 and December 31, 2023, respectively.

●	Aspen Avionics owed $0.3 million and $0.2 million to Accord Global, a stockholder, as of March 31, 2024 and December 31, 2023, respectively. Sales to Accord Global were $0.1 million during the three months ended March 31, 2024 and 2023. Amounts due from Accord Global were $0.2 million and $0.1 million as of March 31, 2024 and December 31, 2023, respectively.

●	As of March 31, 2024 and December 31, 2023, Coastal Defense had net receivables due from Failor Services, Inc. (“Failor”), which is owned by a stockholder of the Company, of $0.4 million which are included in “Related party receivables” on the condensed consolidated balance sheets. No purchases were made from Failor during period from the Coastal Defense acquisition date through March 31, 2024. Coastal Defense also pays for certain expenses on Failor’s behalf, which are reimbursable to Coastal Defense.

●

Since May 2022, the Company has issued unsecured promissory notes, with no collateral or guarantees, to employees and stockholders for purposes of funding its operations. The principal balance of these notes was $3.2 million as of March 31, 2024 and $3.1 million as of December 31, 2023.

As of March 31, 2024, notes totaling $2.3 million, as amended, accrue an interest charge equal to 100% of the principal amount, payable in shares of common stock immediately prior to closing of the business combination with Kernel, with 110% of the principal paid 190 days following closing plus 12% interest per annum accruing from the closing date. Notes totaling $0.4 million carry the same terms except only 100% of the principal is paid 190 days following closing. Notes totaling $0.2 million accrue an interest charge equal to 50% of the principal amount, payable in shares of common stock immediately prior to closing of the business combination with Kernel with 100% of the principal paid 190 days following closing plus 12% interest per annum accruing from the closing date. Notes totaling $0.2 million accrue an interest charge equal to 115% of the principal amount, payable in shares of common stock immediately prior to closing of the business combination, with 100% of the principal paid 190 days following closing plus 15% interest per annum accruing from the closing date. The remaining note totaling $0.2 million, as amended, accrues an interest charge equal to $50,000, payable in shares of common stock immediately prior to closing of the business combination, with the principal due by June 1, 2024.

●	Coastal Defense entered into unsecured due on demand notes with two stockholders (the “Stockholder Notes”). Interest is charged at 7.00% per year. As of March 31, 2024 and December 31, 2023, the total outstanding balance of the Stockholder Notes was $1.0 million. No specific repayment schedules have been determined.

●	In January 2024, the Company entered into a loan agreement and promissory note with Dangroup ApS, a shareholder, in the principal amount of $0.5 million which is included in related party borrowings on the condensed consolidated balance sheets. Interest accrues at a rate of 10.5% per annum, and the note matures on the earlier of the fifth business day following the Company’s business combination or July 1, 2024.

●

As detailed in Note 1, the Company entered into promissory notes with the Merger Entities during 2022. The fair value of the contingent consideration promissory notes issued to the former equity holders of Agile Defense, AIRO Drone and Coastal Defense totaled $9.4 million as of March 31, 2024 and December 31, 2023 and are included in contingent consideration on the condensed consolidated balance sheets.

●

As detailed in Note 1, the Company entered into a promissory note in conjunction with the acquisition of Sky-Watch in 2022 which was amended in 2023 such that it was payable no later than December 31, 2023. As the contingency was resolved, the difference between the December 31, 2022 fair value of $7.8 million and the face value of the promissory note of $12.9 million was recorded to other expense, net during the three months ended March 31, 2023 and the $12.9 million liability was reclassed to due to seller on the condensed consolidated balance sheets. In December 2023, the Company changed the terms of the promissory note due to Sky-Watch to be payable no later than March 31, 2024. In March 2024, the Company changed the terms of the promissory note to be payable no later than June 30, 2024.

●

As detailed in Note 1, the Sky-Watch earnout liability was originally payable up to $6.5 million, of which up to a maximum of $3.0 million was payable on a dollar-for-dollar basis on revenue earned within the first two-year anniversary of the acquisition and $3.5 million would become due and payable if and only if Sky-Watch earns a minimum of $13.8 million in revenue during the period from the acquisition date through June 2024. In December 2022, the Equity Purchase Agreement was amended to increase the second earnout amount to $7.5 million and to extend the earnout period to include the full fiscal year periods of 2022 through 2024. In March 2023, the Equity Purchase Agreement was further amended to add a third earnout of $4.0 million if revenue during the full fiscal year periods of 2022 through 2024 reaches $17.0 million with the earnouts payable by May 31, 2024. As of December 31, 2023, the earnout liability was recorded to the full amount owed net of $3.0 million in payments made to date totaling $11.5 million and was classified as due to seller as all contingencies had been resolved.

●	As of March 31, 2024 and December 31, 2023, the total amount included in due to seller and owed under the promissory note and the earnouts was $18.3 million and $18.8 million, respectively. In March 2024, the parties further amended the Equity Purchase Agreement, to extend the due dates of the earnout liability and the promissory note to June 30, 2024 in exchange for the former shareholders of Sky-Watch becoming eligible for an additional earnout of $1.0 million if Sky-Watch achieves Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of DKK 127,107,500 or above for fiscal year 2024. As both the promissory note and earnouts 2 and 3 were due within three months of the amendment date and as the Company would not have been able to refinance the $18.3 million with another lender, the Company determined this modification to be an extinguishment in accordance with ASC 470-50. The loss on debt extinguishment was not significant.

●	In May 2024, Aspen Avionics entered into Amendment No. 4 to that Loan and Security Agreement with Pathward, N.A., f/k/a Crestmark, waiving the tangible net worth threshold under that agreement for January 2024 and February 2024.

●	In June 2024, Journey Bank, f/k/a Muncy Bank, agreed to extend the maturity date of the promissory note between Journey Bank and Coastal Defense, Inc. dated September 15, 2021 from June 15, 2024 to October 15, 2024. Journey Bank also agreed to extend the maturity date of the promissory note between Journey Bank and Coastal Defense, Inc. dated January 21, 2021 from June 20, 2024 to October 20, 2024.

13.	Subsequent Events

The Company has evaluated subsequent events through June 25, 2024, which represents the date the condensed consolidated financial statements were available for issuance. Other than the items listed below, there were no subsequent events that would require adjustment to or disclosure in these condensed consolidated financial statements.

From April through May 2024, the Company raised $1.6 million in the form of unsecured promissory notes with no collateral and no guarantees. Notes totaling $0.2 million accrue an interest charge equal to 150% of the principal amount, payable in shares of Company common stock immediately prior to closing of the business combination with Kernel with the principal due 190 days following closing plus 12% interest accruing from the closing date. Notes totaling $1.4 million accrue varying interest charges equal to, in the aggregate, 150% of the aggregate principal amount, payable in shares of Company common stock immediately prior to closing of the business combination, with the principal due on the earlier of 1) 190 days following closing and 2) five days following the date at which the Company closes at least $10 million in additional financing. The notes accrue interest at a rate of 12% per annum accruing from the closing date.

F-81

AIRO Group Holdings, INC.

Consolidated Financial Statements

December 31, 2023 and 2022

F-82

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of AIRO Group Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AIRO Group Holdings, Inc. (a Delaware corporation) and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s cash and working capital as of December 31, 2023 are not sufficient to complete its planned activities for the next twelve months. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company’s auditor since 2022.

San Jose, California

April 9, 2024

F-83

AIRO Group Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$4,117,875	$605,154
Restricted cash	8,984,437	223,498
Accounts receivable, net	1,377,388	1,654,730
Related party receivables	445,033	391,077
Inventory	2,864,170	2,156,460
Prepaid expenses and other current assets	1,368,123	751,495
Tax receivable	-	101,869
Total current assets	19,157,026	5,884,283
Property and equipment, net	10,132,103	10,821,760
Right-of-use operating lease assets	329,957	973,265
Goodwill	602,602,501	599,442,468
Intangible assets, net	105,054,245	116,054,351
Other assets	246,786	167,556
Total assets	$737,522,618	$733,343,683

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$17,229,424	$10,524,802
Related party payables	993,023	937,641
Accrued expenses	6,974,174	4,678,138
Operating lease liabilities, current	328,560	478,316
Deferred revenue	11,088,153	655,513
Related party, current	4,371,239	4,085,822
Revolving lines of credit	743,227	1,165,560
Current maturities of debt	25,014,151	4,902,117
Due to seller	18,766,921	-
Total current liabilities	85,508,872	27,427,909
Long-term debt, net of current maturities	500,000	19,598,741
Deferred compensation	9,327,168	7,446,053
Deferred tax liability	1,475,102	500,347
Long-term deferred revenue	14,649	14,352
Operating lease liabilities, noncurrent	8,853	501,903
Other long-term liabilities	50,000	50,000
Contingent consideration	45,182,276	54,807,319
Total liabilities	142,066,920	110,346,624

Commitments and contingencies (Note 14)

Stockholders’ equity:
Common stock, $0.000001 par value; 35,000,000 shares authorized; 27,858,276 shares issued and outstanding as of December 31, 2023 and 2022	28	28
Additional paid-in capital	763,975,884	762,160,659
Stockholder loan	(5)	(5)
Accumulated other comprehensive loss	(761,163)	(3,861,000)
Accumulated deficit	(167,759,046)	(135,302,623)
Total stockholders’ equity	595,455,698	622,997,059
Total liabilities and stockholders’ equity	$737,522,618	$733,343,683

The accompanying notes are an integral part of these consolidated financial statements.

F-84

AIRO Group Holdings, Inc.

Consolidated Statements of Operations

	Year ended December 31,
	2023	2022
Revenue	$43,253,815	$17,081,041
Cost of revenue	18,339,915	12,953,412
Gross profit	24,913,900	4,127,629

Operating expenses:
Research and development	11,870,771	9,299,067
Sales and marketing	5,374,332	4,597,867
General and administrative	17,600,953	17,229,338
Total operating expenses	34,846,056	31,126,272
Loss from operations	(9,932,156)	(26,998,643)
Other income (expense):
Interest expense, net	(2,137,234)	(3,615,162)
Change in fair value of derivative liabilities	-	665,746
Loss on extinguishment of debt	-	(540,873)
Other expense, net	(18,093,226)	(6,273,941)
Total other expense	(20,230,460)	(9,764,230)
Loss before income tax benefit (expense)	(30,162,616)	(36,762,873)
Income tax benefit (expense)	(2,293,807)	11,211,510
Net loss	$(32,456,423)	$(25,551,363)

Net loss per share - basic and diluted	$(1.17)	$(1.23)

Weighted-average number of common shares used in computing net loss per share, basic and diluted	27,858,276	20,796,761

The accompanying notes are an integral part of these consolidated financial statements.

F-85

AIRO Group Holdings, Inc.

Consolidated Statements of comprehensive loss

	Year ended December 31,
	2023	2022
Net loss	$(32,456,423)	$(25,551,363)
Other comprehensive income (loss):
Foreign currency translation, net of tax	3,099,837	(3,861,000)
Total other comprehensive income (loss)	3,099,837	(3,861,000)
Comprehensive loss	$(29,356,586)	$(29,412,363)

The accompanying notes are an integral part of these consolidated financial statements.

F-86

AIRO Group Holdings, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock And Stockholders’ Equity (Deficit)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Stockholder	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Loan	Loss	Deficit	(Deficit)
Balance as of January 1, 2022	22,007,751	$58,780,134	5,876	$-	$3,506,353	$-	$-	$(109,751,260)	$(106,244,907)
Warrants exercised	2,833,885	286,500	327	-	9,154	-	-	-	9,154
Conversion of debt into preferred stock	16,124,927	32,249,855	-	-	-	-	-	-	-
Conversion of preferred stock into common stock	(40,966,563)	(91,316,489)	2,569,555	3	91,316,486	-	-	-	91,316,489
Reclassification of warrant liability	-	-	-	-	3,568,887	-	-	-	3,568,887
Issuance of common stock in connection with Aspen reverse acquisition	-	-	23,464,336	22	605,915,721	(5)	-	-	605,915,738
Issuance of common stock in connection with Coastal Defense acquisition	-	-	1,818,182	3	44,872,732	-	-	-	44,872,735
Fair value of warrants assumed	-	-	-	-	2,399,277	-	-	-	2,399,277
Fair value of stock options assumed	-	-	-	-	7,724,956	-	-	-	7,724,956
Stock-based compensation	-	-	-	-	2,847,093	-	-	-	2,847,093
Foreign currency translation adjustment	-	-	-	-	-	-	(3,861,000)	-	(3,861,000)
Net loss	-	-	-	-	-	-	-	(25,551,363)	(25,551,363)
Balance as of December 31, 2022	-	-	27,858,276	28	762,160,659	(5)	(3,861,000)	(135,302,623)	622,997,059
Stock-based compensation	-	-	-	-	1,815,225	-	-	-	1,815,225
Foreign currency translation adjustment	-	-	-	-	-	-	3,099,837	-	3,099,837
Net loss	-	-	-	-	-	-	-	(32,456,423)	(32,456,423)
Balance as of December 31, 2023	-	$-	27,858,276	$28	$763,975,884	$(5)	$(761,163)	$(167,759,046)	$595,455,698

The accompanying notes are an integral part of these consolidated financial statements.

F-87

AIRO Group Holdings, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(32,456,423)	$(25,551,363)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	1,815,225	2,847,093
Recovery of doubtful accounts	-	(44,038)
Non-cash interest	635,684	2,566,443
Provision for credit losses	12,965	-
Loss on extinguishment of debt	-	540,873
Loss on disposal of property and equipment	-	10,005
Depreciation and amortization	12,730,779	9,558,400
Accretion of deferred compensation assumed	478,993	715,655
Amortization of right-of-use lease assets	516,800	489,269
Change in fair value of contingent consideration	18,009,278	5,607,411
Change in fair value of investor subordinated convertible notes end-of-term payments	-	1,358,160
Change in fair value of preferred stock warrant liability	-	(2,023,907)
Patent intangible asset impairment	-	194,730
Change in deferred tax accounts	974,754	(11,201,024)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	279,539	27,246
Related party receivables	(53,956)	(52,595)
Prepaid expenses and other assets	(281,898)	2,099,005
Inventory	(663,522)	2,814,106
Accounts payable, accrued expenses and other long-term liabilities	8,914,658	4,490,268
Related party payables	55,483	156,491
Lease liabilities	(516,298)	(491,780)
Deferred revenue	10,251,760	(997,619)
Deferred compensation	1,402,122	1,560,966
Net cash provided by (used in) operating activities	22,105,943	(5,326,205)
Cash flows from investing activities:
Cash acquired in acquisitions of businesses	-	873,258
Purchase of property and equipment and investment in intangible assets	(835,922)	(78,812)
Proceeds from sale of property and equipment	-	129,202
Net cash provided by (used in) investing activities	(835,922)	923,648
Cash flows from financing activities:
Change in lines of credit	(422,333)	(597,571)
Change in related party lines of credit	(1,598,188)	1,200,370
Proceeds from borrowings	1,184,500	3,070,000
Repayments on borrowings	(796,665)	(608,581)
Proceeds from related party borrowings	1,580,000	1,500,000
Repayments on related party borrowings	(25,000)	(18,000)
Proceeds from the exercise of warrants	-	295,654
Debt issuance costs paid	(25,000)	(25,000)
Payment of contingent consideration	(3,010,000)	(65,853)
Cash paid to seller	(6,175,808)	-
Net cash provided by (used in) financing activities	(9,288,494)	4,751,019
Effect of exchange rate changes	292,133	416,568
Net increase in cash and restricted cash	12,273,660	765,030
Cash and restricted cash as of beginning of period	828,652	63,622
Cash and restricted cash as of end of period	$13,102,312	$828,652

Supplemental disclosure of non-cash financing and investing activities:
Common stock issued in business combinations	$-	$650,788,478
Fair value of warrants assumed in business combinations	$-	$2,399,277
Fair value of stock options assumed in business combinations	$-	$7,724,956
Contingent consideration obligations assumed in business combinations	$-	$48,857,739
Conversion of debt to preferred stock	$-	$32,249,855
Other long-term liabilities converted to convertible debt	$-	$483,333
Preferred stock converted to common stock	$-	$91,316,489
Reclassification of warrant liability to equity	$-	$3,568,887
Right-of-use assets obtained in exchange for operating lease liabilities	$129,109	$1,151,848
Financing of insurance premiums	$297,351	$287,291
Purchases of property and equipment included in accounts payable	$-	$2,593,740

The accompanying notes are an integral part of these consolidated financial statements.

F-88

AIRO Group Holdings, Inc.

Notes to Consolidated Financial Statements

1.	The Company and Summary of Significant Accounting Policies

Nature of Operations

AIRO Group Holdings, Inc. (“Holdings”) a Delaware corporation, was formed on October 5, 2021, for the purpose of acquiring and integrating various companies engaged in the aerospace and defense industry to develop its business across four primary divisions: (i) Advanced Avionics; (ii) Training; (iii) Uncrewed Air Systems; and (iv) Electric Air Mobility.

In October 2021, Holdings entered into agreements and plans of merger (the “Merger Agreements”) with AIRO Drone, LLC (“AIRO Drone”), Agile Defense, LLC (“Agile Defense”), Coastal Defense, Inc. (“Coastal Defense”), Jaunt Air Mobility, LLC (“Jaunt”), and Aspen Avionics, Inc. (“Aspen Avionics”). Holdings also entered into an equity purchase agreement (“Equity Purchase Agreement”) with Sky-Watch A/S (“Sky-Watch”). AIRO Drone, Agile Defense, Coastal Defense, Jaunt, Aspen Avionics and Sky-Watch together represent the “Merger Entities.” Under the Merger Agreements and Equity Purchase Agreement, the parties desired to enter into a transaction in which Holdings would acquire all of the equity of the Merger Entities. Between February and April 2022, the acquisitions of the Merger Entities by Holdings were completed as described in Note 2.

On March 3, 2023, the Company entered into an Agreement and Plan of Merger by and between the Company, Kernel Group Holdings, Inc. (“Kernel”), AIRO Group, Inc., Kernel Merger Sub, Inc., AIRO Merger Sub, Inc., VKSS Capital, LLC, and Dr. Chirinjeev Kathuria (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, Kernel will domesticate as a Delaware corporation, following which Kernel will merge with and into Kernel Merger Sub, Inc. (the “First Merger”) and the Company will merge with and into AIRO Merger Sub, Inc. (the “Second Merger”). Upon closing of the First Merger and Second Merger, both Kernel and Holdings and its subsidiaries (together, the “Company”) will survive as wholly owned subsidiaries of AIRO Group, Inc., whose common stock and warrants are expected to trade on Nasdaq as “AIRO” and “AIROW.” The Company and the other parties thereto subsequently amended the Business Combination Agreement in August 2023, January 2024 and February 2024 to fix the number of earnout shares that can be granted in each earnout period, revise the earnout thresholds, and remove the $5,000,001 net tangible assets closing condition.

Holdings has organized the assembled businesses into four primary divisions consisting of: (i) Advanced Avionics (Aspen Avionics); (ii) Training (Coastal Defense and Agile Defense); (iii) Uncrewed Air Systems (Sky-Watch and AIRO Drone); and (iv) Electric Air Mobility (Jaunt). Advanced Avionics develops, manufactures, and sells avionics and electronic global position system (“GPS”) sensors for the General Aviation (“GA”), Unmanned Aerial Systems (“UAS”) and Electric Vertical Takeoff and Landing (“eVTOL”) market segments. The Training Division provides training and advisory services to the U.S. military and the private aerospace industry. The Uncrewed Air Systems Division provides drones, drone platforms and services used for civilian, commercial, and military applications. The Electric Air Mobility Division builds next generation aircraft to meet the growing demands for faster, more affordable, and environmentally more sustainable travel over urban areas.

Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of Holdings and its wholly owned subsidiaries, including Old AGI, Inc. f/k/a AIRO Group, Inc. (“AIRO Group”), AIRO Drone, Agile Defense, Jaunt, Sky-Watch, Coastal Defense, and Aspen Avionics. All intercompany accounts and transactions have been eliminated in consolidation.

AIRO Drone was acquired on February 25, 2022 pursuant to the terms and conditions of an Agreement and Plan of Merger by and among AIRO Drone, AIRO Group, Holdings, AIRO Drone Merger Sub LLC and Joseph Burns as target representative dated as of October 6, 2021, as amended, in exchange for contingent consideration in the form of a promissory note in the amount of $2.1 million which is payable within five (5) business days after the public trading of the Company’s common stock begins (the “AIRO Drone/Holdings Merger”).

For accounting purposes, the AIRO Drone/Holdings Merger was accounted for as a reverse recapitalization of Holdings by AIRO Drone as the assets of Holdings as of February 25, 2022 were primarily deferred offering costs and due to Holdings not meeting the definition of a business in conjunction with Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). Accordingly, for accounting purposes, the consolidated financial statements after the closing of the AIRO Drone/Holdings Merger represented a continuation of the financial statements of AIRO Drone, except for the capital structure which has been adjusted to reflect the legal capital structure of Holdings. The net liabilities of Holdings, which represents Holdings prior to the Airo Drone/Holdings Merger, totaled $2.2 million and were recorded at historical cost with no goodwill or other intangible assets recorded. The value of the promissory note issued as part of the merger consideration was not recorded on the date of the reverse recapitalization since this was a capital transaction and the contingency associated with the promissory note was deemed not probable as of February 25, 2022.

Agile Defense was acquired on February 25, 2022 pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Agile Defense, AIRO Group, Holdings, Agile Defense Merger Sub, LLC, and Joseph Burns as target representative dated as of October 6, 2021, as amended, in exchange for contingent consideration in the form of a promissory note in the amount of $2.3 million which is payable within five (5) business days after the public trading of the Company’s common stock begins. Management determined that the screen test requirements under ASC 805 were met such that Agile Defense was not considered a business, and therefore the transaction with Agile Defense was accounted for as an asset acquisition. The net assets and liabilities of Agile Defense totaled approximately $0.1 million. The value of the promissory note issued as part of this asset acquisition was not recorded since the contingency associated with the promissory note was deemed not probable as of February 25, 2022.

On March 10, 2022, Holdings acquired Jaunt, which was accounted for as a business combination in accordance with ASC 805 as further described in Note 2. Business Combinations. On March 28, 2022, Holdings acquired Sky-Watch, which was accounted for as a business combination in accordance with ASC 805 as further described in Note 2. Business Combinations.

Aspen Avionics was acquired on April 1, 2022 pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Aspen Avionics, AIRO Group, Holdings, Aspen Merger Sub, Inc. and John Uczekaj as target representative dated as of October 6, 2021, as amended, in exchange for consideration in the form of 2,575,758 shares of the Company’s common stock (the “Aspen/Holdings Merger”). The Aspen/Holdings Merger is reflected as a reverse acquisition for accounting purposes as Aspen Avionics was determined to be the accounting acquirer. This determination was based upon the terms of the merger agreements and other factors including: (i) Aspen Avionics board members holding key positions in the combined company (CEO and COO as well as board seats of the combined company, (ii) Aspen Avionics being the location of the headquarters and providing the staffing for most corporate functions including accounting, (iii) Aspen Avionics initiating the merger transactions, and (iv) Aspen Avionics being larger in both revenue and assets as compared to Holdings immediately prior to the Aspen/Holding Merger. As a result of the reverse acquisition, Aspen Avionics is treated as if it were the legal successor to Holdings’s reporting obligation as of the date of the acquisition and the consolidated financial statements represent the continuation of the consolidated financial statements of Aspen Avionics, except for the capital structure which has been adjusted to reflect the legal capital structure of Holdings on the acquisition date. The historical equity of Aspen Avionics has been adjusted to the legal capital structure based upon the shares issued in the reverse acquisition ratio of 864 Aspen Avionics shares to 1 Holdings share.

As Holdings, as of immediately prior to the Aspen/Holdings Merger, met the definition of a business in conjunction with ASC 805, the Aspen/Holdings Merger resulted in recording the net assets, including intangible assets, and liabilities, and the contingent consideration promissory notes issued in conjunction with the AIRO Drone/Holdings Merger and acquisition of Agile Defense, which were previously not subject to ASC 805, at fair value as further described in Note 2. Business Combinations. Goodwill measured as the excess of the consideration transferred over the fair value of assets acquired and liabilities assumed on the acquisition date was also recorded as described in Note 2. Business Combinations.

On April 26, 2022, Holdings acquired Coastal Defense, which was accounted for as a business combination in accordance with ASC 805 as further described in Note 2. Business Combinations.

The consolidated financial statements presented for the year ended December 31, 2022 are those of Aspen Avionics for the entire period, Holdings (including the activity of Holdings, AIRO Drone, Agile Defense, Jaunt, and Sky-Watch) from April 1, 2022 to the end of the period ended December 31, 2022 and Coastal Defense from April 26, 2022 to the end of the period ended December 31, 2022.

In the Merger Agreements, each of the transactions had a provision for potential rescission of the transaction should an initial public offering or merger with a special purpose acquisition company (“SPAC”) not be completed by either August 31, 2022, or September 30, 2022, in accordance with the terms of the specific Merger Agreement. On August 25, 2022, each of the Merger Agreements was amended to remove the rescission clauses in their entirety.

F-89

Liquidity and Management’s Plans

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception. As of December 31, 2023, the Company had cash and restricted cash of $13.1 million of which $9.0 million was either restricted or was designated to only being used for Sky-Watch operations and a working capital deficit of $66.4 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is actively pursuing a transaction with a SPAC. Management expects to use the proceeds from the SPAC transaction to support the operations of the consolidated entity, settle the outstanding indebtedness assumed from the Merger Entities and to pay the consideration owed to certain entities in connection with the closing of the mergers. There can be no assurance that the SPAC transaction will be successful. In the event the Company does not complete its SPAC transaction, the Company will seek additional funding through other means including private equity financing and debt financing. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These judgments, estimates and assumptions are used to determine litigation and claims and other asset and liability amounts. The Company bases its estimates and judgments on historical experience along with other pertinent information available at the time the estimate is made. However, future events are subject to change and the estimates and judgments may require adjustments. Actual results could differ from these estimates and these differences may be material.

Business Combinations and Asset Acquisitions

The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair values. Goodwill is measured as the excess of the consideration transferred over the fair value of assets acquired and liabilities assumed on the acquisition date. While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed, these estimates are inherently uncertain and subject to refinement. Examples of estimates and assumptions in valuing certain of the intangible assets and goodwill the Company has acquired include, but are not limited to, future expected cash flows from acquired developed technologies, customer relationships, and tradenames. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

The authoritative guidance allows a measurement period of the purchase price allocation that ends when the entity has obtained all relevant information about facts that existed at the acquisition date, and that cannot exceed one year from the date of acquisition. As a result, during the measurement period the Company may record adjustments to the fair values of assets acquired and liabilities assumed, with the corresponding offset to goodwill to the extent that it identifies adjustments to the preliminary purchase price allocation. Upon conclusion of the measurement period or final determination of the values of the assets acquired and liabilities assumed, whichever comes first, any subsequent adjustments will be recorded to the consolidated statements of operations.

Where the purchase of an entity or net assets does not meet the definition of a business, the Company accounts for the transaction as an asset acquisition. In an asset acquisition, the purchase price is allocated to the net assets acquired on a relative fair value basis, and no goodwill is recognized in the transaction. Direct costs for asset acquisitions are generally considered part of the purchase price.

F-90

Business Risk and Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. Cash is maintained with financial institutions and the composition and maturities are regularly monitored by management. Deposits at any time may exceed federally insured limits.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. Payment terms are generally 30 days from delivery of product or service but may fluctuate depending on the terms of each specific contract. During the year ended December 31, 2023, two customers accounted for 61% of the Company’s revenue. During the year ended December 31, 2022, two customers accounted for 23% of the Company’s revenue. As of December 31, 2023, two customers accounted for 52% of accounts receivable. As of December 31, 2022, two customers accounted for 40% of accounts receivable.

The Company’s operational structure includes an existing operating business and early-stage businesses in emerging and developing markets that are concentrated in an industry characterized by rapid technological advances, changes in customer requirements, and evolving regulatory requirements and industry standards. Any significant delays in the development or introduction of products or services, or any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements, or changes in regulatory requirements or industry standards, could have a material adverse effect on the Company’s business and operating results.

The Company’s business, results of operations, and financial condition for the foreseeable future will likely continue to depend on sales to a relatively small number of customers. In the future, these customers may decide not to purchase the Company’s products, may purchase fewer products than in previous years, or may alter their purchasing patterns. Further, the amount of revenue attributable to any single customer or customer concentration generally may fluctuate in any given period. In addition, a decline in the production levels of one or more of the Company’s major customers could reduce revenue. The loss of one or more key customers, a reduction in sales to any key customer or the Company’s inability to attract new significant customers could negatively impact revenue and adversely affect the Company’s business, results of operations, and financial condition.

Supply Risk

During the years ended December 31, 2023 and 2022, purchases from three vendors constituted 51% of total inventory purchases.

Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity of three months or less from the date of purchase to be cash equivalents. The Company had no cash equivalents as of December 31, 2023 and 2022.

Restricted Cash

The Company had $9.0 million and $0.2 million in restricted cash as of December 31, 2023 and 2022, respectively. As of December 31, 2023, restricted cash was primarily deposits from a customer contract that have been placed in an escrow account to be released upon shipment of orders. As of December 31, 2022, restricted cash was comprised of cash held in account subject to collateral agreements to be used for the payment on revolving credit card balances and cash pledged as collateral on various loans.

Accounts Receivable, Net

Accounts receivable are reported on the accompanying consolidated balance sheets at the gross outstanding amount adjusted for a provision for credit losses. The Company determines the provision for credit losses by regularly evaluating expected loss as well as individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. As of December 31, 2023 and 2022, the Company provided a provision for credit losses of $0.1 million for amounts that may ultimately be uncollectible. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

F-91

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is primarily determined based on standard cost and approximates actual cost on a first-in, first-out basis. Work-in-process and finished goods include materials, labor and allocated overhead. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Reductions to the carrying value of inventory are charged to cost of revenue and a new, lower cost basis for that inventory is established. Subsequent changes to facts or circumstances do not result in the restoration or increase in the related inventory value. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Fair Value Measurements

The Company applies the requirements of the fair value measurements framework, which establishes a hierarchy for measuring fair value and requires enhanced disclosures about fair value measurements. The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement guidance also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy in which these assets and liabilities must be grouped based on significant levels of inputs as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3:	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following is a summary of the financial liabilities measured at fair value on a recurring basis by caption and by level within the fair value hierarchy as of December 31, 2023 and 2022:

	Fair value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Debt	$-	$-	$19,426,848	$19,426,848
Contingent consideration	-	-	45,182,276	45,182,276

Total financial liabilities	$-	$-	$64,609,124	$64,609,124

	Fair value as of December 31 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Debt	$-	$-	$19,098,741	$19,098,741
Contingent consideration	-	-	54,807,319	54,807,319

Total financial liabilities	$-	$-	$73,906,060	$73,906,060

There were no financial assets measured at fair value on a recurring basis as of December 31, 2023 and 2022. There were no transfers between Levels 1, 2, or 3 within the fair value hierarchy during the years ended December 31, 2023 and 2022.

F-92

Debt

As discussed in Note 4. Revolving Lines of Credit and Long-Term Debt, the Company modified certain debt arrangements as of March 31, 2022. The debt was recorded at present value to estimate the fair value of the debt obligation as of December 31, 2023 and 2022. The effective interest rate in the fair value shown above for December 31, 2023 and 2022 was 12.5%.

Contingent Consideration

As of December 31, 2023, the contingent consideration includes an obligation assumed from the Jaunt acquisition that is contingent on future cash receipts and promissory notes issued in conjunction with the mergers as described in Note 2. Business Combinations. As of December 31, 2022, contingent consideration also included an earnout liability payable associated with the Sky-Watch acquisition contingent upon certain revenue milestones over a period of time.

The contingent consideration liability is measured at fair value on a recurring basis for which there was no available quoted market prices or principal markets. The inputs for this measurement were unobservable and were, therefore, classified as Level 3 inputs.

The obligation assumed from Jaunt was valued using discounted cash flow models. As of December 31, 2023, the significant inputs included discount factors ranging from 21% to 45% and a 67% initial public offering (“IPO”) likelihood to arrive at a total fair value of $35.8 million. As of December 31, 2022, the significant inputs included discount factors ranging from 15% to 45% and a 67% IPO likelihood to arrive at a total fair value of $32.4 million.

The Sky-Watch earnout liability was originally payable up to $6.5 million, of which up to a maximum of $3.0 million was payable on a dollar-for-dollar basis on revenue earned within the first two-year anniversary of the acquisition and $3.5 million would become due and payable if and only if Sky-Watch earns a minimum of $13.8 million in revenue during the period from the acquisition date through June 2024. During the year ended December 31, 2022, the first tranche of the earnout was fully earned. In December 2022, the Equity Purchase Agreement was amended to increase the second earnout amount to $7.5 million and to extend the earnout period to include the full fiscal year periods of 2022 through 2024. In March 2023, the Equity Purchase Agreement was further amended to add a third earnout of $4.0 million if revenue during the full fiscal year periods of 2022 through 2024 reaches $17.0 million. During the year ended December 31, 2023, the remaining tranches of the earnout were fully earned, resolving the contingency, and the earnout liability was recorded to the full amount owed net of $3.0 million in payments made to date totaling $11.5 million and was reclassified to due to seller. As of December 31, 2023, the total amount included in due to seller and owed under the Sky-Watch earnout liability was $11.5 million. As of December 31, 2022, the fair value of the Sky-watch earnout liability was $5.9 million. As described in Note 21. Subsequent Events, in March 2024 the parties further amended the Equity Purchase Agreement, pursuant to which the former shareholders of Sky-Watch became eligible for an additional earnout of $1.0 million if Sky-Watch achieves Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of DKK 127,107,500 or above for fiscal year 2024.

During the first quarter of 2023, the contingent promissory note issued in conjunction with the acquisition of Sky-Watch, as further discussed in Note 2. Business Combinations, was amended such that it was payable no later than December 31, 2023. As the contingency was resolved, the difference between the December 31, 2022 fair value of $7.8 million and the face value of the promissory note of $12.9 million was recorded to other expense, net during the year ended December 31, 2023 and the $12.9 million liability was reclassed to due to seller. The fair value of the Sky-Watch promissory note as of December 31, 2022 was based on a 67% probability of the transaction closing with a 9% discount due to the proximity of estimated closing. During the year ended December 31, 2023, payments totaling $6.0 million were made on the promissory note. As of December 31, 2023, the total amount included in due to seller and owed under this promissory note was $7.3 million. As of December 31, 2022, the fair value of the promissory note was $7.8 million. In December 2023, the Company changed the terms of the promissory note due to Sky-Watch whereas the remaining balance of $11.4 million was payable no later than March 31, 2024. As described in Note 21. Subsequent Events, in March 2024, the Company changed the terms of the promissory note due to Sky-Watch whereas the remaining balance of $6.8 million was payable no later than June 30, 2024.

The fair value of the contingent consideration promissory notes issued to the former equity holders of Agile Defense, AIRO Drone and Coastal Defense totaled $9.4 million and $8.8 million as of December 31, 2023 and 2022, respectively. Valuations were based on a 67% probability of an IPO closing and a discount rate of 3% and 9% as of December 31, 2023 and 2022, respectively, based on proximity to an estimated closing date. In October 2023, the Company signed various agreements with certain promissory note holders pursuant to which 90% of the total amounts payable in cash, or approximately $11.9 million, shall be converted to equity in the Company at a rate of $23.3595 per share no later than two days prior to closing of the Company’s business combination with Kernel. The remaining $1.3 million shall be paid at closing of the business combination.

F-93

Derivative Liability - Investor Convertible Subordinated Notes – End-of-Term-Payments

Investor convertible subordinated notes issued prior to 2018 included a provision that stated that upon a liquidation event (as defined in Aspen Avionics’ articles of incorporation, including among other terms, an equity exit event), the holders of the notes have the option to receive an end-of-term payment that is a multiple of principal and accrued interest in exchange as full payment for the cancelation of the notes. The end-of-term payment related to notes was 200% and 100% of principal and accrued interest for the notes issued in 2015 and the notes issued after 2015 but prior to 2018, respectively. The end-of-term payment was in addition to the principal and accrued interest due. This option provision met the definition of an embedded derivative and is accounted for as a standalone liability that was measured at fair value on a recurring basis. As there was no available quoted market price or principal markets, the derivative is classified as a Level 3 liability. The fair value was determined based on discounted cash flow of a range of possible future expected enterprise values from a liquidation event reduced by senior debt obligations. During the year ended December 31, 2022, the derivative liability was derecognized as all of the notes issued prior to 2018 were converted to equity. The fair value of the end-of-term payments derivative liability was $9.7 million as of January 1, 2022.

The Company estimated the fair value of the derivative liability using a binomial model to estimate enterprise values. Inputs into the binomial model included the estimated value of the Company using a weighted-average probability analysis, the risk-free interest rate, volatility, and the expected settlement period. As of March 31, 2022, the date of derecognition, to determine the estimated value the Company used various value scenarios weighted between 10% to 40%, a risk-free interest rate of 0.52%, volatility of 50% and an expected settlement period of 0.3 years.

Preferred Stock Warrant Liability

The preferred stock warrant liability is a standalone liability that is measured at fair value on a recurring basis for which there were no available quoted market prices or principal markets. The inputs for this measurement were unobservable and were, therefore, classified as Level 3 inputs. The fair value is determined based on a Black-Scholes option valuation model to value the initial liability and subsequent changes in fair value at each reporting date. In connection with the warrant exercises and cancellations as discussed in Note 5. Common Stock, Redeemable Convertible Preferred Stock and Warrants, the warrants were revalued immediately before the exercises and cancellations and the remaining fair value was reclassified to stockholders’ equity (deficit).

The remaining preferred stock warrants were cancelled on April 1, 2022 in connection with the merger of Aspen Avionics with Holdings.

The fair value of the preferred stock warrant liability was determined using the following assumptions as of April 1, 2022, the cancellation date:

April 1, 2022
Fair value of redeemable convertible preferred stock	$1.64
Expected volatility	50.2%
Remaining term (years)	0.1
Risk-free interest rate	0.15%
Dividend yield	0%

F-94

The changes in fair value of the Level 3 financial liabilities for the years ended December 31, 2023 and 2022 were as follows:

			Investor
			Convertible
			Subordinated	Preferred
			Notes -	Stock
		Contingent	End-of Term	Warrant
	Debt	Consideration	Payments	Liability
Balance as of January 1, 2022	$-	$-	$9,652,930	$5,592,794
Additions	17,622,258	48,857,739	-	-
Change in fair value	1,476,483	6,015,433	1,358,160	(2,023,907)
Settlement	-	(65,853)	(11,011,090)	(3,568,887)
Balance as of December 31, 2022	19,098,741	54,807,319	-	-
Change in fair value	328,107	17,764,957	-	-
Settlement	-	(3,010,000)	-	-
Transfers to due to seller liability	-	(24,380,000)	-	-
Balance as of December 31, 2023	$19,426,848	$45,182,276	$-	$-

The change in the fair value of the debt is included in “Interest expense, net” on the consolidated statements of operations and represents the amortization of the debt discount. The change in the fair value of the contingent consideration, which includes the effect of translating the contingent consideration with Sky-Watch from local currency to reporting currency, is included in “Other expense, net” on the consolidated statements of operations. The change in fair value of the end-of-term payments and preferred stock warrant liability derivatives are included in “Change in fair value of derivative liabilities” on the consolidated statements of operations.

Fair Value of Financial Instruments

The carrying value of accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate fair value due to the short time to maturity. The carrying value of the Company’s borrowings approximates fair value based on current rates offered to the Company.

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process equity issuances as deferred offering costs until such equity issuances are consummated. After consummation of the equity issuance, these costs are recorded as a reduction in the capitalized amount associated with the equity issuance. Should the equity issuance be delayed or abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations. During the year ended December 31, 2022, $2.1 million of deferred offering costs were expensed due to them being associated with an IPO that was subsequently abandoned.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating losses and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more-likely-than-not to be realized.

F-95

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions will more-likely-than-not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. Interest and penalties, if applicable, are recorded in the period assessed as income tax expense. No interest or penalties have been accrued for as of December 31, 2023 or 2022.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation of property and equipment is provided primarily utilizing the straight-line method for consolidated financial statement purposes at rates based on the following useful lives:

Aircraft equipment	5 - 20 years
Machinery and equipment	2 - 15 years
Furniture and fixtures	3 - 10 years
Leasehold improvements	The shorter of the useful life or term of the lease
Software	3 - 7 years

Additions, improvements, and expenditures that significantly add to the productivity or extend the economic life of assets are capitalized. Any amounts incurred as recurring expenditures or that do not extend or improve the economic life of the asset are expensed as incurred.

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets acquired in a business combination. Goodwill is not amortized and is tested at the reporting unit level for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has selected October 1st as the date to perform its annual impairment test. In the valuation of goodwill, management must make assumptions regarding estimated future cash flows to be derived from the Company’s business. If these estimates or their related assumptions change in the future, the Company may be required to record an impairment for these assets. Management may first evaluate qualitative factors to assess if it is more likely than not that the fair value of a reporting unit is less than its carrying amount and to determine if an impairment test is necessary. Management may choose to proceed directly to the evaluation, bypassing the initial qualitative assessment. The impairment test involves comparing the fair value of the reporting unit to which goodwill is allocated to its net book value, including goodwill. A goodwill impairment loss would be the amount by which a reporting unit’s carrying value exceeds its fair value, however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. No goodwill impairment charges have been recorded for any period presented.

Definite-lived Intangible Assets

The Company performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of the acquired business to the respective net tangible and intangible assets. The Company determines the appropriate useful life by performing an analysis of expected cash flows based on historical experience of the acquired businesses. Intangible assets are amortized over their estimated useful lives using the straight-line method which approximates the pattern in which the economic benefits are consumed. The Company capitalizes third-party legal costs and filing fees, if any, associated with obtaining patents. Once the patent asset has been placed in service, the Company amortizes these costs over the shorter of the asset’s legal life, generally 20 years from the initial filing date, or its estimated economic life using the straight-line method.

F-96

The estimated useful lives for the Company’s intangible assets are as follows:

Estimated useful life
Developed technology	8 to 13 years
Tradenames - definite-lived	4 to 8 years
Customer relationships	3 to 7 years
Patents	up to 20 years

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. There was no impairment recorded during the year ended December 31, 2023. During the year ended December 31, 2022, the Company wrote off $0.2 million of patent costs.

Revenue Recognition

The Company recognizes revenue when, or as, it satisfies performance obligations by transferring promised products or services to its customers in an amount that reflects the consideration the Company expects to receive. The Company applies the following five steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied. The Company accounts for a contract with a customer when there is a legally enforceable contract, the rights of the parties are identified, the contract has commercial terms, and collectibility of the contract consideration is probable.

For certain sales, the Company has contracts with customers that include multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately, by allocating the contract’s total transaction price to each performance obligation in an amount based on the relative standalone selling price (“SSP”) of each distinct good or service in the contract. The Company determines the SSP based on its overall pricing objectives, taking into consideration market conditions. Determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Revenue is recognized when control of the promised services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those services. The Company’s contracts do not include highly variable components. The timing of revenue recognition, billings, and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenue (contract liabilities). The costs to obtain contracts, primarily commission expenses, are expensed when incurred.

Amounts that are invoiced are recorded in accounts receivable and revenues or deferred revenue, depending on whether the revenue recognition criteria have been met. A large portion of the Company’s sale result in partial prepayments from customers. Otherwise customer invoices generally have payment terms of net 30 days and do not have a significant financing component.

The Company’s revenues are derived from various sources: (i) avionics products consisting primarily of hardware with embedded firmware sold to an authorized dealer network and avionics and global navigation satellite system technologies (“GNSS”) products sold to original equipment manufacturers (“OEMs”), (ii) research and development (“R&D”) projects, (iii) sales-based royalties related to GNSS technology licensed to OEMs, (iv) consultation and training services related to aerial integration and close air support providing the latest tactics, technique, and procedures (“TTP”) to incorporate contract close air support/intelligence surveillance reconnaissance (“CCAS/ISR”) with video downlink systems into tactical operations, (v) technology and equipment sales (vi) mini unmanned aerial systems (“MUAS” or “commercial drones”) sales, including hardware, software, training, support and product service, and (vii) drone services, including surveys, imaging, security, and other drone applications.

F-97

The Company expenses costs to obtain a contract as incurred when the amortization period is one year or less.

In general, revenue is disaggregated by segment and geography. See Note 15. Segment Information.

Product Revenue

Product revenue, which includes avionics, MUAS/commercial drones and other equipment sales, is recognized upon the transfer of control of promised products to the customer in an amount that depicts the consideration the Company is entitled to for the related products. Product revenue is recognized upon shipment or delivery and title and risk of loss have transferred to the customer.

Service and Extended Warranty Revenue

Service revenue includes drone services, training, consultations, and out-of-warranty repairs. Revenue from services rendered is recognized over time in amounts that correspond directly with the value to the customer when performance is completed. Support revenue is recognized on a straight line basis over the support period, which is generally one year.

Extended warranties are service-type warranties and are typically sold under separate contracts. Revenue for those extended warranties is recognized over the contractual service period, which is typically two years.

Research and Development Contracts

Revenue from engineering development projects is recognized over a period of time based on the input method and is measured by the percentage of total labor and materials cost incurred to date to estimated total labor and materials cost at completion for each contract. The input method of accounting involves considerable use of estimates in determining revenues, costs, and profits and in assigning the amounts to accounting periods; as a result, there can be a significant disparity between earnings as reported and actual cash received by the Company during any reporting period.

Sales-based Royalties

Revenue for sales-based royalties is recognized at a point in time. Revenue from sales-based royalties is recognized as subsequent sales occur.

The following table summarizes the revenue recognition based on time periods:

	Year ended December 31, 2023
	2023	2022
Point in time	$41,979,671	$16,656,357
Over time	1,274,144	424,684
	$43,253,815	$17,081,041

The contract liabilities as of December 31, 2023 and 2022 were $11.1 million and $0.7 million, respectively. The majority of contract liabilities are expected to be recognized as revenue through 2025. The majority of Company had no significant contract assets as of December 31, 2023 and 2022.

F-98

Cost of Revenue

Cost of revenue includes labor cost and direct material cost, including freight and duties. Indirect production costs comprising of consumables, cost of sales freight, quality related costs and production maintenance costs are also included in cost of revenue.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2023 and 2022 was $0.1 million and $0.2 million, respectively.

Shipping and Handling

Shipping charges billed to customers are included in revenue and related costs are included in cost of revenue.

Research and Development

Research and development costs are expensed when incurred.

Product Warranty

Drone Product Warranty

The Company provides a one-year warranty on certain drone sales provided the customer enters into a one-year service-and-support contract. Estimated future warranty obligations related to those products are recorded during the period of sale.

Avionics Product Warranty

The Company establishes warranty reserves based on estimates of avionics product warranty return rates and expected costs to repair or to replace the avionics products under warranty. The warranty provision is recorded as a component of cost of revenue in the consolidated statements of operations. The Company does not offer returns unless special circumstances exist and the return is approved by the Company.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based awards based on the grant-date estimated fair value of the awards. Options and restricted stock awards may be granted as time-based awards, performance-based awards or combinations of the time-based and performance-based awards. The Company expenses the fair value of its options to employees and non-employees on a straight-line basis over the associated service period for time-based awards, which is generally the vesting period. The performance-based awards begin their period of ratable vesting at the time that the Company determines that the achievement of the performance thresholds is probable. The Company accounts for forfeitures as they occur and does not estimate forfeitures at the time of grant. Ultimately, the actual expense recognized over the vesting period will be for only those options that vest.

Comprehensive Loss

Comprehensive loss generally represents all changes in the equity of a business except those resulting from investments or contributions by stockholders. Unrealized gains and losses on foreign currency translation adjustments are included in the Company’s components of comprehensive loss, which are excluded from net loss.

Lease Accounting

At contract inception, the Company determines whether the contract is, or contains, a lease and whether the lease should be classified as an operating or a financing lease and reassesses that conclusion if the contract is modified. Operating leases are recorded in operating lease right-of-use (“ROU”) assets, lease liability, current and lease liability, noncurrent on the consolidated balance sheets. The Company did not have any finance leases during the periods presented.

F-99

The Company recognizes operating lease ROU assets and operating lease liabilities based on the present value of the future minimum lease payments over the lease term at commencement date. The lease ROU asset is reduced for tenant incentives, if any, and excludes any initial direct costs incurred, if any. The Company uses its incremental borrowing rate based on the information available at commencement date to determine the present value of future payments and the appropriate lease classification. In determining the inputs to the incremental borrowing rate calculation, the Company makes judgments about the value of the leased asset, its credit rating and the lease term including the probability of its exercising options to extend or terminate the underlying lease. The Company defines the initial lease term to include renewal options determined to be reasonably certain. If the Company determines the option to extend or terminate is reasonably certain, it is included in the determination of lease assets and liabilities. The Company reassesses the lease term if and when a significant event or change in circumstances occurs within the control of the Company, such as construction of significant leasehold improvements that are expected to have economic value when the option becomes exercisable.

The Company recognizes a single lease cost on a straight-line basis over the term of the lease, and the Company classifies all cash payments within operating activities in the consolidated statements of cash flows.

The Company has lease agreements with lease and non-lease components, which it has elected to not combine for all asset classes. In addition, the Company does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less of all asset classes.

Redeemable Convertible Preferred Stock Warrant Liability

The Company’s warrants to purchase redeemable convertible preferred stock were classified as a liability on the consolidated balance sheets and held at fair value because the warrants were exercisable for contingently redeemable preferred stock, which is classified outside of stockholders’ equity (deficit). The warrants were subject to remeasurement to fair value at each balance sheet date, and any change in fair value was recognized in the consolidated statements of operations. The Company adjusts the liability for changes in fair value until the earlier of the exercise, the expiration of the warrants, or the conversion of the underlying shares of redeemable convertible preferred stock. Upon the exercise, expiration, or the completion of a liquidation event, the related warrant liability will be reclassified to additional paid-in capital.

The holders of redeemable convertible preferred stock have no voluntary rights to redeem their shares. The redeemable convertible preferred stock has deemed liquidation provisions which require the shares to be redeemed upon a change in control or other deemed liquidation events. Although the redeemable convertible preferred stock is not mandatorily or currently redeemable, a deemed liquidation event would constitute a redemption event outside the Company’s control. As a result of these liquidation features, all shares of redeemable convertible preferred stock have been classified outside of stockholders’ equity (deficit) as temporary equity on the consolidated balance sheets. The carrying values of the Company’s redeemable convertible preferred stock have not been accreted to their redemption values as these events are not considered probable of occurring. Subsequent adjustments of the carrying values to redemption values will be made only if and when it becomes probable the preferred shares will become redeemable.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the treasury stock method and computed by dividing net loss available to common stockholders by the diluted weighted-average shares of common stock outstanding during each period. The potentially dilutive shares are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when the effect is dilutive.

F-100

The potentially dilutive shares of common stock that have been excluded from the calculation of net loss per share because of the anti-dilutive effect are as follows as of December 31:

	2023	2022
Outstanding stock options	605,236	605,236
Warrants to purchase common stock	112,246	112,246
Contingent restricted stock awards	431,818	431,818
Potential stock issuable for contingent interest payment	253,120	159,036
Potential shares issuable under debt conversion agreements	3,622,316	-
Total anti-dilutive securities	5,024,736	1,308,336

The number of potentially dilutive shares is based on the maximum number of shares issuable on exercise or conversion of the related securities as of the period end. Such amounts have not been adjusted for the treasury stock method or weighted-average outstanding calculations as required if the securities were dilutive. Common stock equivalents as of December 31, 2022 have been adjusted by the merger exchange ratio.

Debt Discounts

Debt issuance costs are presented as a discount to the related debt and are amortized over the term of the related loan for which the fees were incurred using the straight-line method, which approximates the effective interest method.

The Company has issued convertible debt together with detachable warrants and other equity incentives. The Company allocates the proceeds from the related debt between the debt and the equity classified incentives using the relative fair value method. The amount of proceeds allocated to incentives and the fair value of the warrants is recorded as a discount against the debt and amortized over the term of the related debt using the effective interest method.

Foreign Currency

The functional currency of the Company’s foreign subsidiary is its local currency. As such, assets and liabilities are translated to U.S. dollars at the exchange rates on the date of consolidation and related revenues and expenses are generally translated at average exchange rates prevailing during the period included in results of operations. Adjustments resulting from foreign currency translation are recorded in accumulated other comprehensive loss on the consolidated balance sheets. Foreign currency transaction gains and losses are included in other income (expense), net on the consolidated statements of operations. Losses from foreign currency transactions were not significant for the years ended December 31, 2023 and 2022, respectively.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326) (“ASU 2016-13”). ASU 2016-13 amended the impairment model to utilize an expected loss methodology in place of the previously used incurred loss methodology. The Company adopted ASU 2016-13 on January 1, 2023.

Current expected credit losses (“CECL”) requires the measurement of expected credit losses on a collective (pool) basis when similar risk characteristics exist. The Company has experienced an insignificant amount of write downs of receivables as a large portion of its sales result in prepayments from customers. In addition to the Company’s review of expected credit losses, the Company also performs a monthly analysis of aged accounts receivable to determine how much, if any, of the accounts receivable balance should be reserved as potential credit loss. The Company reviews all balances over 90 days past due for a possible reserve and considers any specific factors or information for balances aged under 90 days if there are indicators that the balance should be reserved, such as other aged balances with the customer or bankruptcy as well as any economic issues with a customer industry or region. The adoption of ASU 2016-13 did not result in a material impact to the Company’s consolidated financial statements.

F-101

Recent Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis. This ASU is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024 and requires retrospective application to all prior periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the impact of the new standard on the consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU is intended to improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2024. Entities are permitted to early adopt the standard for “annual financial statements that have not yet been issued or made available for issuance.” Adoption is either prospectively or retrospectively, the Company will adopt this ASU on a prospective basis. The Company is currently evaluating the impact of the new standard on the consolidated financial statements and related disclosures.

2.	Business Combinations

On March 10, 2022, Holdings, as described in Note 1. The Company and Summary of Significant Accounting Policies, completed the acquisition of Jaunt, a Delaware limited liability company, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Jaunt, AIRO Group, Holdings, Jaunt Merger Sub, LLC and Martin Peryea as member representative dated as of October 6, 2021, as amended, in exchange for consideration in the form of i) 5.3 million shares of the Company’s common stock with a fair value of $135 million, ii) warrants and stock options assumed with a fair value totaling $12.8 million and iii) contingent consideration assumed from Jaunt with a fair value of $29.2 million.

The Company determined the overall enterprise valuation of Holdings as of March 10, 2022 to be $580.2 million, or $25.27 per share, using both a discounted cash flow (“DCF”) approach and a DCF approach with a market derived exit multiple. The DCF method involves forecasting future cash flows of the AIRO Drone, Agile Defense, Holdings and Jaunt entities and terminal value, discounted to present value using a weighted average cost of capital (“WACC”) of 34% that reflects the risk profile of the Company and the inherent risk related to the Company’s forecasted cash flows given the early stage of the Company’s segments. The WACC and the Company’s cost of equity were derived from historical market rate of return studies and published data.

The fair value of the stock options and warrants assumed by the Company was determined using the Black-Scholes option pricing model using a volatility rate of 59.0% which was derived from selected public company comparable group data. A share conversion ratio of 11.2246 was applied to convert Jaunt’s outstanding stock options and warrants into equity awards for shares of the Company’s common stock.

Using the marketable values of the common stock issued, the stock options and warrants assumed and the estimated fair value of the contingent consideration, the Company determined the total purchase consideration of $177.0 million. The excess of the purchase consideration over the fair value of the net assets acquired was recorded as goodwill by Holdings as of March 10, 2022.

The Jaunt contingent obligation originated from Jaunt’s acquisition of certain patents, licenses, and other intellectual property from Carter Aviation Technologies, LLC (“Carter Aviation”), a former member of Jaunt, in April 2019 (the “Jaunt Contingent Arrangement”). Under the Jaunt Contingent Arrangement, 10% of any cash receipt, including all income, receipts, proceeds, debt or equity investment, earnings, sales, or winnings, up to $50 million is payable to Carter Aviation. As of the acquisition date, $49.6 million in future payments remained on this obligation. Upon the completion of the SPAC transaction, the contingent consideration assumed from Jaunt will be replaced by promissory notes, the first of which will be for $23.0 million due one day after the closing of the Company’s SPAC transaction, and the second will be for the remaining portion of the contingent consideration at the closing of the Company’s SPAC transaction that will be paid over three years subsequent to the closing of the Company’s SPAC transaction. The obligation assumed from Jaunt was recorded at fair value using discounted cash flow models. As of the acquisition date, the significant inputs included discount factors ranging from 15% to 45%, reflecting the risk profile of the payments due under scenarios where an IPO does and does not occur, and a probability of 51% of an IPO closing as of March 10, 2022, which contemplated the subsequent closings required as part of the Merger Agreements and Equity Purchase Agreement.

Intangible assets requiring recognition apart from goodwill were determined under ASC 805 through application of both a cost and income approach, and a reconciliation of these methods to result in a final value. The income approaches for the intangible assets were based on forecasts that were reconciled to the purchase consideration paid for Jaunt under a DCF method.

F-102

The results of the purchase price allocation as of March 10, 2022 are as follows:

Jaunt
Assets Acquired:

Cash and cash equivalents	$336,525
Prepaid expenses	13,125
Property and equipment	5,524
Intangible assets	97,100,000
Accounts payable	(14,617)
Accrued liabilities	(176,747)
Deferred revenue	(93,117)
Deferred compensation	(5,169,432)
Deferred tax liability	(5,628,964)

Net Assets Acquired	86,372,297

Goodwill	90,662,445

Total Purchase Allocation	$177,034,742

Purchase Consideration:

Equity issued	$147,813,568
Contingent consideration	29,221,174

Total Purchase Consideration	$177,034,742

On March 28, 2022, Holdings, as described in Note 1. The Company and Summary of Significant Accounting Policies, completed the acquisition of Sky-Watch, a company organized under the laws of Denmark, pursuant to the terms and conditions of an Equity Purchase Agreement by and among Sky-Watch, AIRO Group, Holdings, Dangroup ApS and Mekan I/S v/Per Pedersen & Claus Bo Jensen, dated as of October 6, 2021, as amended, in exchange for consideration in the form of i) a promissory note in the amount of $12.9 million with a fair value of $6.1 million, ii) 0.9 million shares of the Company’s common stock with a fair value of $23.0 million and iii) contingent consideration in the form of an earnout with a fair value of $2.9 million.

The Company determined the overall valuation of Holdings as of March 28, 2022 to be $615.2 million, or $25.79 per share, using both a DCF approach and a DCF approach with a market derived exit multiple. The DCF method involves forecasting future cash flows of the AIRO Drone, Agile Defense, Holdings, Jaunt and Sky-Watch entities and terminal value, discounted to present value using a WACC of 34% that reflects the risk profile of the Company and the inherent risk related to the Company’s forecasted cash flows given the early stage of the Company’s segments.

Using the marketable values of the common stock issued and the estimated fair value of the contingent consideration, the Company determined the total purchase consideration of $31.9 million. The excess of the purchase consideration over the fair value of the net assets acquired was recorded as goodwill by Holdings as of March 28, 2022.

The fair value of the contingent promissory note was determined with a probability of 56% of an IPO closing as of March 28, 2022 which contemplated the subsequent closings required as part of the Merger Agreements and Equity Purchase Agreement and a discount rate of 15% which was based on proximity to an estimated closing date. Under the terms of the original Equity Purchase Agreement, the contingent earnout is payable up to $6.5 million, of which up to a maximum of $3.0 million is payable on a dollar-for-dollar basis on revenue earned within the first two-year anniversary of the acquisition and $3.5 million will become due and payable if and only if Sky-Watch earns a minimum of $13.8 million in revenue during the period from the acquisition date through June 2024. The fair value of the contingent earnout consideration at the acquisition date was valued using a Monte Carlo simulation with the following key assumptions: volatility of 62.6%, term of 2 years, risk-free rate of 2.4%, cost of debt of 15.0%, and credit risk spread of 29.2%.

F-103

Intangible assets requiring recognition apart from goodwill were determined under ASC 805 through application of both a cost and income approach, and a reconciliation of these methods to result in a final value. The income approaches for the intangible assets were based on forecasts that were reconciled to the purchase consideration paid for Sky-Watch under a DCF method.

The results of the purchase price allocation as of March 28, 2022 are as follows:

Sky-Watch
Assets Acquired:

Cash and cash equivalents	$11,885
Accounts receivable	76,560
Prepaid expenses	352,696
Inventories	886,946
Other current assets	595,447
Property and equipment	68,947
Operating lease right-of-use asset	201,834
Intangible assets	9,290,000
Accounts payable	(358,518)
Accrued liabilities	(764,783)
Operating lease liabilities	(105,809)
Deferred revenue	(1,429,741)
Deferred tax liability	(292,519)
Notes payable and long-term debt	(313,137)
Other liabilities	(96,025)

Net Assets Acquired	8,123,783

Goodwill	23,803,217

Total Purchase Allocation	$31,927,000

Purchase Consideration:

Equity issued	$22,977,000
IPO Contingent Payments	6,054,000
Contingent consideration	2,896,000

Total Purchase Consideration	$31,927,000

On April 1, 2022, the Company completed the acquisition of Aspen Avionics, a Delaware corporation, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Aspen Avionics, AIRO Group, Holdings, Aspen Merger Sub, Inc. and John Uczekaj as target representative dated as of October 6, 2021, as amended, in exchange for consideration in the form of 2.6 million shares of the Company’s common stock. As described in Note 1. The Company and Summary of Significant Accounting Policies, the acquisition of Aspen Avionics was accounted for as a reverse acquisition as it was determined that Aspen Avionics is the accounting acquirer. As part of this transaction, the Company agreed to assume $25.3 million of obligations as defined within the merger agreement of which $1.9 million is attributable to future allowable services or to be payable to the former Aspen Avionics shareholders at the closing of an IPO. This $1.9 million contingent amount will be expensed as incurred or when an IPO or SPAC transaction is deemed probable. In October 2023, the Company signed various agreements with certain debt holders pursuant to which 90% of the total amounts payable in cash, or approximately $1.7 million, shall be converted to equity at a rate of $23.3595 per share in the Company no later than two days prior to closing of the Company’s business combination with Kernel. The remaining $0.1 million shall be paid at closing of the business combination. On the acquisition date, the assets and liabilities of Aspen Avionics were recognized and measured at the precombination carrying amounts while the assets and liabilities of Holdings were recognized and measured at fair value in accordance with ASC 805.

F-104

Holdings determined that, in accordance with ASC 805-30 and ASC 805-40-30-2, the acquisition-date fair value of the acquiree’s (Holdings) equity interests and contingent consideration assumed represented the purchase consideration in conjunction with the reverse acquisition of Aspen. The Company determined the overall purchase consideration to be $659.2 million, which was comprised of i) the fair value of the outstanding common stock of Holdings as of April 1, 2022 of $605.9 million, or $25.82 per share, ii) the fair value of vested stock options and warrants assumed of $10.1 million and iii) contingent consideration in the form of an earnout and contingent promissory notes which had a fair value of $43.1 million. The enterprise value was determined using a combination of a DCF approach based on projections of the AIRO Drone, Agile Defense, Holdings, Jaunt, Sky-Watch and Aspen entities using a WACC rate of 34% that reflects the risk profile of the Company and the inherent risk related to the Company’s forecasted cash flows given the early stage of the Company’s segments with a market derived exit multiple for the common stock and a Black-Scholes option pricing model for the stock options and warrants.

The fair value of the contingent promissory notes were determined with a probability of 61% of an IPO closing as of April 1, 2022 which contemplated the subsequent closings which would be required as part of the Merger Agreements and Equity Purchase Agreement and a discount rate of 15% which was based on the proximity to an estimated closing date.

The excess of the purchase consideration over the fair value of the net assets acquired was recorded as goodwill. As part of the purchase price allocation, goodwill of $358.3 million was allocated to the Electric Air Mobility segment and $89.3 million was allocated to the Uncrewed Air Systems segment using the relative fair value of the reporting unit.

The following table summarizes the final allocation of the purchase price over the estimated fair value of the assets acquired and liabilities assumed as part of the April 1, 2022 reverse acquisition.

	Agile Defense	Airo Drone	Jaunt	Sky-Watch	Airo Group Holdings	Total
Assets Acquired:

Cash and cash equivalents	$184	$2,757	$256,685	$21,200	$5	$280,831
Accounts receivable	-	15,001	-	76,560	-	91,561
Prepaid expenses	-	3,347	12,313	482,775	-	498,435
Inventories	-	-	-	944,381	-	944,381
Deferred offering costs	-	-	-	-	639,220	639,220
Other current assets	-	-	-	600,554	-	600,554
Shareholder loan	-	-	-	-	5	5
Property and equipment	-	-	5,451	69,282	-	74,733
Operating lease right-of-use assets	-	-	-	201,834	-	201,834
Intangible assets	-	-	97,100,000	9,290,000	-	106,390,000
Accounts payable	(27,683)	(116,851)	(2,932)	(205,138)	(863,432)	(1,216,036)
Related party payable	(11,393)	(283,221)	-	-	-	(294,614)
Accrued liabilities	-	(2,578)	(202,893)	(768,100)	(2,050,912)	(3,024,483)
Operating lease liabilities, current	-	-	-	(105,809)	-	(105,809)
Related party borrowings	-	-	-	(372,190)	-	(372,190)
Deferred revenue	-	-	(44,665)	(1,441,831)	-	(1,486,496)
Deferred compensation	-	-	(5,169,432)	-	-	(5,169,432)
Deferred tax liability	-	5,168	(5,628,964)	(292,519)	(361,302)	(6,277,617)
Notes payable and long-term debt	-	-	-	(315,823)	(10,000)	(325,823)
Other liabilities	-	-	-	(96,025)	-	(96,025)

Net Assets Acquired	(38,892)	(376,377)	86,325,563	8,089,151	(2,646,416)	91,353,029

Goodwill	1,263,024	1,433,814	93,077,124	24,483,717	447,573,031	567,830,710

Total Purchase Allocation	$1,224,132	$1,057,437	$179,402,687	$32,572,869	$444,926,615	$659,183,739

Purchase Consideration:

Equity issued	$-	$-	$148,098,862	$23,005,800	$444,935,338	$616,040,000
IPO Contingent Payments	1,197,902	1,074,944	-	6,641,068	-	8,913,914
Contingent consideration	-	-	31,303,825	2,926,000	-	34,229,825
Effective settlement of intercompany balances	26,230	(17,507)	-	-	(8,723)	-

Total Purchase Consideration	$1,224,132	$1,057,437	$179,402,687	$32,572,868	$444,926,615	$659,183,739

F-105

On April 26, 2022, the Company completed the acquisition of Coastal Defense, a Pennsylvania corporation, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Coastal Defense, AIRO Group, Holdings, Coastal Merger Sub, Inc., and Jeffrey Parker as target company representative dated as of October 6, 2021, as amended, in exchange for consideration in the form of i) a promissory note in the amount of $10.1 million that is contingently payable upon the closing of the Company’s SPAC transaction with a fair value of $5.7 million and ii) 1.8 million shares of Holdings common stock with a fair value of $44.9 million. The amount of the promissory note is payable five (5) business days after the public trading of the Company’s common stock begins. The acquisition of Coastal Defense was accounted for as a business combination.

The Company determined the overall valuation of the enterprise as of April 26, 2022 to be $697.2 million, or $24.68 per share, using both a DCF approach based on projections of the AIRO Drone, Agile Defense, Holdings, Jaunt, Sky-Watch, Aspen and Coastal Defense entities and a DCF approach with a market derived exit multiple with a WACC of 34% that reflects the risk profile of the Company and the inherent risk related to the Company’s forecasted cash flows given the early stage of the Company’s segments.

Using the marketable values per share and the estimated fair value of the contingent consideration, the Company determined the total purchase consideration of $50.6 million. The fair value of the contingent promissory note was determined with a probability of 67% of an IPO closing as of April 26, 2022 which contemplates that all closings have been completed as required by the Merger Agreements and Equity Purchase Agreement and a discount rate of 15% which was based on proximity to an estimated closing date.

Intangible assets requiring recognition apart from goodwill were determined under ASC 805 through application of both a cost and income approach, and a reconciliation of these methods to result in a final value. The income approaches for the intangible assets were based on forecasts that were reconciled to the purchase consideration paid for Coastal Defense under a DCF method.

The results of the purchase price allocation as of April 26, 2022 are as follows:

Coastal Defense
Assets Acquired:

Cash and cash equivalents	$592,427
Accounts receivable	241,173
Accounts receivable – related party	338,482
Prepaid expenses	153,411
Inventories	17,654
Property and equipment	9,002,064
Intangible assets	15,490,000
Operating lease right-of-use asset	140,006
Other assets	141,062
Accounts payable	(481,547)
Accrued liabilities	(129,246)
Operating lease liability	(140,006)
Related party borrowings	(899,996)
Deferred tax liability	(5,442,848)
Notes payable and long-term debt	(3,614,348)
Other liabilities	(70,000)

Net Assets Acquired	15,338,228

Goodwill	35,248,444

Total Purchase Allocation	$50,586,732

Purchase Consideration:

Equity issued	$44,872,732
IPO Contingent Payments	5,714,000

Total Purchase Consideration	$50,586,732

At each valuation date, the market derived exit multiples in the hybrid income / market valuation approach were derived from a peer group of guideline public companies with elements of similarity to the Company as of the future exit date. Guideline public companies were selected based on competitors and a screening conducted in S&P Capital IQ. Using the two methodologies (DCF with a conventional terminal value (income approach) and a DCF with market derived exit multiple (hybrid income / market approach)), the Company assigned a weighting of 40% and 60%, respectively. The greater reliance on the DCF using the market exit multiple reflects the shorter-term projection time horizon reflected in the method as compared to the Gordon Growth method which has a significantly longer-term projection horizon of 14 years before calculating its terminal value. The shorter projection time horizon and the comparison with public companies provides greater reliability. Management has greater visibility on near term projections, and comparable public companies provide some observable inputs to the analysis.

In the absence of a public trading market for the common stock, the Company exercised its reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of the equity issued in the merger transactions on their respective acquisition dates. These factors included historical and projected operating and financial performance, the valuation of comparable companies, the industry outlook, the likelihood and timing of achieving a liquidity event, and the U.S. and global economic and capital market conditions and outlook. Projected cashflows for the Company as of the various dates included forecasts from entities that had made up the Company as of each given valuation date and were developed by division based on their markets, product features, acquisition candidates and economic and market dynamics. The forecasts make use of contractual orders (both commercial and military), letters of intent, historical performance where available and market data coupled with budgeted R&D investment and production resources to forecast both short and long-term revenues and profits.

Determining the fair value of the intangible assets acquired requires significant judgment, including the amount and timing of expected future cash flows, long-term growth rates and discount rates. The fair value of the intangible assets was determined using valuation techniques including cost and DCF analysis, which were based on the Company’s best estimate of future sales, earnings, and cash flows after considering such factors as general market conditions, anticipated customer demand, changes in working capital, long term business plans and recent operating performance. Use of different estimates and judgments could yield materially different results.

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The goodwill arising from each acquisition is attributable to the synergies the Company expects to achieve through leveraging the acquired technology to its existing customers, and intellectual capital of the acquired workforces and expected future customers. The acquired businesses provide the Company experts and professional staff having specialized knowledge of specific markets and regulations in the broad aviation and defense industries. For tax purposes the acquisitions were treated as stock purchases and the goodwill is principally not tax deductible.

The contribution by entity for the year ended December 31, 2022 is shown in the table below:

	Revenue	Net Loss
AIRO Drone	$-	$(251,534)
Agile Defense	-	(234,783)
Jaunt	370,279	(9,976,353)
Sky-Watch	3,795,475	(5,916,184)
Holdings	-	(5,000,322)
Coastal Defense	2,418,659	(2,859,653)
	$6,584,413	$(24,238,829)

Supplemental Pro Forma Information

The following unaudited proforma results of operations are presented for information purposes only. The unaudited proforma results of operations are not intended to present actual results that would have been attained had the mergers been completed as of January 1, 2021, or to project potential operating results as of any future date or for any future periods:

Year ended December 31,
2022
(unaudited)
Total revenue	$19,420,963
Net loss	$(30,093,265)
Net loss per share - basic and diluted	$(1.11)
Weighted-average shares outstanding - basic and diluted	27,224,621

The Company did not have any material, nonrecurring pro forma adjustments directly attributable to the business acquisition included in the reported pro forma revenue and earnings.

These pro forma amounts have been calculated by applying the Company’s accounting policies, assuming transaction costs had been incurred prior to the year ended December 31, 2022, and reflects the additional amortization that would have been charged assuming the fair value adjustments to intangible assets had been applied from January 1, 2022 with the consequential tax effects and including the results of the Merger Entities prior to acquisition.

The Company incurred $1.2 million of acquisition-related expenses for the year ended December 31, 2022. These expenses are included in general and administrative expense on the Company’s consolidated statements of operations.

The unaudited pro forma supplemental information is based on estimates and assumptions, which the Company believes are reasonable and are not necessarily indicative of the results that have been realized had the acquisition been consolidated in the tables above, nor are they indicative of results of operations that may occur in the future.

3.	Restructuring Plan

On March 31, 2022, prior to the merger between Aspen Avionics and Holdings, Aspen Avionics executed a Plan of Restructuring (the “Restructuring”) that resulted in:

a)	The increase of authorized shares of redeemable convertible preferred stock to 69.5 million, which includes 12.0 million shares authorized for Series F convertible preferred stock (“Series F”) and 6.2 million shares authorized for Series G redeemable convertible preferred stock (“Series G”), and common stock to 2.9 million, as adjusted for the merger exchange ratio;

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b)	The conversion of $10.0 million in principal, interest and the end-of-term payment of the convertible promissory notes under the 2018 Note and Warrant Purchase Agreement (“2018 Notes”) to 5.0 million shares of newly created Series G;

c)	The conversion of $4.9 million and $13.0 million in principal, interest and end-of-term payments on the convertible promissory notes under the 2016 Note and Warrant Purchase Agreement (“2016 Notes”) and under the 2015 Note and Warrant Purchase Agreement (“2015 Notes”), respectively, and $4.3 million in principal and interest due to Accord Global, a former stockholder of Aspen Avionics, to 11.1 million shares of newly created Series F totaling $22.2 million;

d)	The modification of the terms of the convertible promissory notes not converted to equity to a fixed obligation; and

e)	The conversion of 41.0 million shares of redeemable convertible preferred stock to 2.6 million shares of common stock, after the effect of the convertible notes above and the exercise of Series E warrants in March 2022 (“Conversion to Common”) and as adjusted for the merger exchange ratio.

For further discussion on the Restructuring, refer to Note 4. Revolving Lines of Credit and Long-Term Debt.

4.	Revolving Lines of Credit and Long-Term Debt

Revolving Lines of Credit

In February 2020, Aspen Avionics entered into a Loan and Security Agreement for an asset-based loan facility (the “Facility”) with Crestmark, a Division of Pathward (formerly known as Metabank), with a maximum advance limit of $2.5 million. The Facility is due on demand. The Facility carries variable interest at the greater of 9% or prime plus 4.25% (12.75% as of December 31, 2023 and 11.75% as of December 31, 2022) and is collateralized by substantially all assets of Aspen Avionics. Cash receipts of Aspen Avionics are submitted to a lockbox, which is subject to a control agreement whereby all cash receipts are received by the lender and applied against the balance of the loan. Aspen Avionics obtains additional advances on the Facility based on eligible accounts receivable and inventory collateral.

The terms of the Facility include reporting requirements and a tangible net worth covenant, which Aspen Avionics was not in compliance with as of December 31, 2023 or 2022. Subsequent to December 31, 2022, Aspen Avionics entered into an amendment to the Facility which waived the covenant violation. This amendment also updated the borrowing base formula, removing inventory from the borrowing base, and lowered the net tangible worth threshold. As of December 31, 2023, Aspen Avionics was out of compliance with the amended tangible net worth threshold and is in discussions with the bank regarding an additional amendment waiving the violation. The Facility is guaranteed by three subsidiaries of Aspen Avionics: Accord Technology, LLC, Accord Software and Systems, Inc., and AvValues, LLC.

As of December 31, 2023 and 2022, the outstanding balance on the Facility, net of unamortized debt issuance costs was $0.3 million and $0.6 million, respectively.

In November 2018, Coastal Defense obtained two variable rate non-disclosable revolving lines of credit of up to $0.5 million and $0.2 million, due on demand, from First Citizens Community Bank (“FCCB”). These arrangements are collateralized by aircraft security agreements, assignments of life insurance, an assignment of a deposit account, and commercial security agreements dated November 15, 2018, and all associated financing statements. Interest was initially set at the prime rate as published in the Wall Street Journal plus 0.50 percentage points. In 2023, the Company was in default on these facilities, resulting in an additional 4% in interest per annum. The annual interest rate was 13% as of December 31, 2023 and 8% as of December 31, 2022. Jeffrey F. Parker, Coastal Defense’s Vice-President, Treasurer, and stockholder of Holdings; Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, Coastal Defense’s President and stockholder of Holdings; have guaranteed these notes. As part of the Coastal Defense acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2069. No withdrawals or significant repayments were made during the years ended December 31, 2023 and 2022 or through the date of issuance. The total amount outstanding on the lines of credit as of December 31, 2023 and 2022 was $0.5 million and $0.6 million, respectively.

The two lines of credit with First Citizens Community Bank contain certain financial covenants. As of December 31, 2023 and 2022, the Company was not in compliance with these financial covenants. The lines of credit are due on demand and are shown as a current liability under “Revolving lines of credit” on the consolidated balance sheets.

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Current Maturities of Debt and Long-Term Debt

Current maturities of debt and long-term debt consist of the following as of December 31:

	2023	2022

First Citizens Community Bank 2018	$535,041	$839,696
IPO Bridge Loans	3,609,500	2,425,000
Muncy Bank & Trust Company 2021-1	651,000	651,000
SBA COVID-19 Economic Injury Disaster Loan (“EIDL”)	500,000	500,000
Muncy Bank & Trust Company 2021-2	450,000	450,000
Financed Insurance Premiums	185,619	186,304
First Citizens Community Bank 2019-1	81,729	103,646
First Citizens Community Bank 2019-2	74,414	94,269
Danish tax agency loans	-	152,202
2022 Notes	2,066,396	2,066,396
2019 Notes	5,022,353	5,022,353
2018 Notes	12,351,771	12,351,771
	25,527,823	24,842,637
Less: unamortized debt discount	(13,672)	(341,779)
Less: current maturities of long-term debt	(25,014,151)	(4,902,117)
Long-term debt, net of current maturities	$500,000	$19,598,741

Aggregate maturities required on long-term debt as of December 31, 2023 are due in future years as follows:

Amount
2024	$25,027,823
2025	-
2026	-
2027	6,974
2028	10,891
Thereafter	482,135
Total	$25,527,823

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First Citizens Community Bank 2018

On November 15, 2018, Coastal Defense entered into a $2.6 million note payable agreement with First Citizens Community Bank. This arrangement is collateralized by aircraft security agreements, assignments of life insurance, an assignment of a deposit account, a commercial security agreement dated November 15, 2018, and all associated financing statements. The loan includes a provision for a prepayment penalty in the amount of 5% on the current principal balance in year one, 4% of the current principal balance in year two, 3% of the current principal balance in year three, and 2% of the current principal balance in year four. The loan requires that Coastal Defense maintain a debt service coverage ratio of 1.20 to 1.00 and had an initial interest rate of 5.75% per year. As part of the Coastal Defense acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2023. As of December 31, 2023 and 2022, Coastal Defense was in default on the debt service coverage ratio covenant, and the term note became due on demand and is shown as a component of “Current maturities of debt” on the consolidated balance sheets. In 2023, the Company was in default on these facilities, resulting in an additional 4% in interest per annum. The annual interest rate was 10.49% as of December 31, 2023 and 6.49% as of December 31, 2022. Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and FCCB seeks recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. The Company has negotiated forbearance agreements to prevent FCCB from enforcing the judgments through June 30, 2024. Jeffrey F. Parker, Coastal Defense’s Vice President and Treasurer and stockholder of Holdings; the estate of Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, Coastal Defense’s President and stockholder of Holdings; have guaranteed this note.

Bridge Loans

During the years ended December 31, 2023 and 2022, the Company issued unsecured promissory notes for total principal of $1.2 million and $2.4 million, respectively, with no collateral or guarantees. As of December 31, 2023, notes totaling $5.4 million, as amended, accrue an interest charge equal to 100% of the principal amount, payable in shares of common stock immediately prior to closing of the business combination with Kernel, with 110% of the principal paid 190 days following closing plus 12% interest per annum accruing from the closing date. Notes totaling $0.3 million carry the same terms except only 100% of the principal is paid 190 days following closing. Notes totaling $0.6 million accrue an interest charge equal to 50% of the principal amount, payable in shares of common stock immediately prior to closing of the business combination with Kernel with 100% of the principal paid 190 days following closing plus 12% interest per annum accruing from the closing date. Notes totaling $0.2 million accrue an interest charge equal to 115% of the principal amount, payable in shares of common stock immediately prior to closing of the business combination, with 100% of the principal paid 190 days following closing plus 15% interest per annum accruing from the closing date. The remaining note totaling $0.2 million, as amended, accrues an interest charge equal to $50,000, payable in shares of common stock immediately prior to closing of the business combination, with $25,000 due on April 10, 2024 and the remaining principal due by April 30, 2024.

Muncy Bank & Trust Company 2021-1

On September 15, 2021, Coastal Defense entered into a $0.7 million commercial promissory note agreement with the Muncy Bank & Trust Company (“Muncy”) for continuing operations. The loan carries an annual interest rate of 4.5% per year and originally matured in March 2022. The maturity date of this promissory note was extended and the principal amount of $0.7 million is due and payable on June 15, 2024 with interest payments due monthly. This arrangement is collateralized by a life insurance policy and a contract with the Air Force. Jeffrey F. Parker, Coastal Defense’s Vice President and Treasurer and stockholder of Holdings, and Alison D. Parker, Corporate Secretary of Coastal Defense, have guaranteed this note. The note payable may be prepaid without penalty.

Muncy Bank & Trust Company 2021-2

On January 21, 2021, Coastal Defense entered into a $0.4 million commercial promissory note agreement with the Muncy for continuing operations and for the execution of the Naval Special Warfare task orders. The loan carries an annual interest rate of 4.5% per year and originally matured in October 2021. The maturity date of this promissory note was extended and the principal amount of $0.4 million is due and payable on June 20, 2024 with interest payments due monthly. This arrangement is collateralized by a contract with the Naval Special Warfare Command. Jeffrey F. Parker, Coastal Defense’s Vice President, Treasurer, and stockholder of Holdings has guaranteed this note. The note payable may be prepaid without penalty.

SBA COVID-19 Economic Injury Disaster Loan (“EIDL”)

On May 28, 2020, the Coastal Defense entered into a $0.5 million EIDL agreement with the SBA. The loan matures on May 28, 2050 and has an interest rate of 3.75% per year. The SBA granted a payment deferral and amended the first payment due date to November 2022. These payments first reduce the interest accrued prior to reducing the principal owed. As such, the outstanding loan balance was included as a component of “Long-term debt, net of current maturities” on the consolidated balance sheets. The EIDL is collateralized by all assets of Coastal Defense. Jeffrey F. Parker, Coastal Defense’s Vice President and stockholder of Holdings; Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, Coastal Defense’s President and stockholder of Holdings; have guaranteed this note.

Financed Insurance Premiums

During 2021 and 2022, Coastal Defense entered into financing agreements which totaled $0.2 and $0.3 million, respectively, in relation to financing its aviation insurance and workers compensation premiums with interest rates ranging from 7.95% - 12.5% per year. These financing agreements matured between 2022 and 2023.

During 2023, Coastal Defense entered into financing agreements which totaled $0.4 million in relation to financing its insurance premiums. The financings have various maturity dates during 2023 and 2024 and have interest rates ranging from 8.0% - 13.3% per year. These agreements are collateralized by a security interest in the premium refund due under the policies being purchased.

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First Citizens Community Bank 2019-1

On February 25, 2019, Coastal Defense entered into a $0.2 million note payable agreement with First Citizens Community Bank with an initial interest rate of 5.75% per year. The loan is collateralized by aircraft security agreements, an assignment of life insurance, an assignment on a deposit account, commercial security agreements dated February 25, 2019, and all associated financing statements. The loan includes a provision for a prepayment penalty in the amount of 5% on the current principal balance in year one, 4% of the current principal balance in year two, 3% of the current principal balance in year three and 2% of the current principal balance in year four. The loan requires that Coastal Defense maintain a debt service coverage ratio of 1.20 to 1.00. As part of the Coastal Defense acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2026. As of December 31, 2023 and 2022, Coastal Defense was in default on the debt service coverage ratio covenant, and the term note became due on demand and is shown as a component of “Current maturities of debt” on the consolidated balance sheets as of December 31, 2023 and 2022. In 2023, the Company was in default on these facilities, resulting in an additional 4% in interest per annum. The annual interest rate was 10.49% as of December 31, 2023 and 6.49% as of December 31, 2022. Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and FCCB seeks recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. The Company has negotiated forbearance agreements to prevent FCCB from enforcing the judgments through June 30, 2024. Jeffrey F. Parker, Coastal Defense’s Vice President, Treasurer, and stockholder of Holdings; the estate of Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, stockholder of Holdings; have guaranteed this note.

First Citizens Community Bank 2019-2

On May 15, 2019, Coastal Defense entered into a $0.2 million note payable agreement with First Citizens Community Bank. The loan is collateralized by aircraft security agreements, an assignment of life insurance, an assignment on a deposit account, commercial security agreements dated May 15, 2019 and all associated financing statements. The loan includes a provision for a prepayment penalty in the amount of 5% on the current principal balance in year one, 4% of the current principal balance in year two, 3% of the current principal balance in year three and 2% of the current principal balance in year four. The loan requires that Coastal Defense maintain a debt service coverage ratio of 1.20 to 1.00 and had an initial interest rate of 5.75% per year. As part of the CDI acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2026. As of December 31, 2023 and 2022, Coastal Defense was in default on the debt service coverage ratio covenant, and the term note became due on demand and is shown as a component of “Current maturities of debt” on the consolidated balance sheets as of December 31, 2023 and 2022. In 2023, the Company was in default on these facilities, resulting in an additional 4% in interest per annum. The annual interest rate was 10.49% as of December 31, 2023 and 6.49% as of December 31, 2022. Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and FCCB seeks recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. The Company has negotiated forbearance agreements to prevent FCCB from enforcing the judgments through June 30, 2024. Jeffrey F. Parker, Coastal Defense’s Vice President, Treasurer, and stockholder of Holdings; the estate of Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, stockholder of Holdings; have guaranteed this note.

Danish Tax Agency Loans

Between April and June 2021, Sky-Watch received three interest free loans from the Danish Tax Agency for total proceeds of $0.3 million (DKK 2.1 million). In September 2022, $0.2 million (DKK 1.1 million) was repaid. Two loans, which totaled $0.2 million (DKK 1.0 million), were outstanding as of December 31, 2022. These amounts were fully repaid during the year ended December 31, 2023 and the total outstanding balance was $0 at December 31, 2023.

Notes Issued under the 2022 Note Purchase Agreement

During the year ended December 31, 2022, Aspen Avionics entered into convertible promissory notes under the 2022 Note Purchase Agreement (“2022 Notes”) and received cash proceeds of $0.5 million and converted other obligations previously included in other long-term liabilities of $0.5 million for a total of $1.0 million. The holders were entitled to an end-of-term payment of 100% of principal and accrued interest. The 2022 Notes accrued interest at 10% per annum, compounded monthly.

Interest expense on the 2022 Notes, including the interest from the end-of-term payment and debt discount amortization, was $0.9 million for the year ended December 31, 2022. On March 31, 2022, the 2022 Notes were exchanged for fixed payment obligations as discussed below under Impact of Restructuring – Debt Conversions.

Notes Issued under the 2019 Note Purchase Agreement

During the year ended December 31, 2022, additional convertible promissory notes under the 2019 Note Purchase Agreement (“2019 Notes”) were issued for total principal of $0.1 million.

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Interest expense on the 2019 Notes, including the interest from the end-of-term payment, was $0.5 million for the year ended December 31, 2022. On March 31, 2022, the 2019 Notes were exchanged for fixed payment obligations as discussed below under Impact of Restructuring – Debt Conversions.

Notes Issued Under the 2018 Note and Warrant Purchase Agreement

Interest expense on the 2018 Notes, including the interest from the end-of-term payment, was $0.6 million for the year ended December 31, 2022. On March 31, 2022, the 2018 Notes were exchanged for fixed payment obligations as discussed below under Impact of Restructuring – Debt Conversions and Series G Preferred Stock as discussed under Impact of Restructuring – Preferred Stock Conversions.

Notes Issued Under the 2016 and 2015 Notes and Warrant Purchase Agreement

Interest expense on the 2016 and 2015 Notes was $0.1 million for the year ended December 31, 2022. On March 31, 2022, the 2016 and 2015 Notes were exchanged for Series F Preferred Stock as discussed under Impact of Restructuring – Preferred Stock Conversions.

Impact of Restructuring – Debt Conversions

As a part of the Restructuring, the terms of the unconverted 2022 Notes, 2019 Notes and 2018 Notes to be assumed in the merger with Holdings (“Indebtedness Assumed”) were modified so that the holders would receive a fixed cash payment at the closing of an IPO or a merger with a SPAC equal to the principal, end-of-term payments and interest accrued that would be outstanding through June 30, 2022 and were no longer convertible into Aspen Avionics’ redeemable convertible preferred stock. The changes in the Indebtedness Assumed were accounted for as a debt modification and reflected at fair value on the debt modification date of March 31, 2022 as follows:

	Modified Debt Face Value	Discount	Modified Investor Debt Fair Value
2022 Notes	$2,066,396	$994,962	$1,071,434
2019 Notes	5,022,353	527,687	4,494,666
2018 Notes	12,351,771	295,613	12,056,158
Total	$19,440,520	$1,818,262	$17,622,258

The discount on the fixed payment debt represents an effective interest rate of 12.5% per annum to the maturity date of January 15, 2024. The discount is being amortized on a straight-line basis to interest expense and is materially consistent with the effective interest method. The discount amortized to interest expense, net was $0.3 and $1.5 million for the year ended December 31, 2023 and 2022, respectively.

In October 2023, the Company signed various agreements with debt holders of the 2018, 2019 and 2022 Notes pursuant to which 90% of the total amounts payable in cash, or approximately $17.5 million, shall be converted to equity in the Company at a rate of $23.3595 per share no later than two days prior to closing of the Company’s business combination with Kernel. The remaining $1.9 million shall be paid at closing of the business combination. As this contingency was not probable as of the modification date nor as of December 31, 2023, there was no charge as of a result of this modification. In January 2024, the maturity date of the $19.4 million of debt related to the 2018, 2019 and 2022 Notes was extended to June 30, 2024.

Impact of Restructuring – Preferred Stock Conversions

The above convertible notes not included in the Indebtedness Assumed, along with certain other liabilities, were converted to Series F and G at an amount equal to the principal, interest accrued and end-of-term payments, as applicable, through June 30, 2022 as per the terms of the Merger Agreement (the “Conversion to Preferred”). The Conversion to Preferred was accounted for as a debt extinguishment and a loss on extinguishment of $0.5 million was recorded during the year ended December 31, 2022 equal to the difference between the value of the Conversion to Preferred and the carrying value of the liabilities as of March 31, 2022, the date of the Conversion to Preferred.

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Upon the Conversion to Preferred and prior to the Conversion to Common, the balances were as follows:

			Value of
			Preferred Stock
	Converted to	Loss on	Converted from
	Preferred Stock	Extinguishment	Debt
Series G:
2018 Notes	$9,670,604	$346,678	$10,017,282

Series F:
2015 Notes	12,919,124	60,703	12,979,827
2016 Notes	4,881,328	30,522	4,911,850
Accrued consideration for shares repurchased	4,131,129	102,970	4,234,099
Other	106,797	-	106,797
	22,038,378	194,195	22,232,573
Total Conversion to Preferred	$31,708,982	$540,873	$32,249,855

5.	Common Stock, Redeemable Convertible Preferred Stock and Warrants

Common Stock

The Company has reserved the following shares of authorized but unissued common stock as of December 31, 2023: 0.6 million stock options, 0.1 million warrants, 0.4 million of contingent restricted stock awards, 3.6 million shares to be issued in connection with the debt conversion agreements, 0.3 million of potential shares that are issuable for contingent interest on investor notes based on estimated trading price of when shares would become publicly traded.

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Conversion to Common

Following the Aspen Avionics Conversion to Preferred, the Conversion to Common was executed as of March 31, 2022 under the terms of the Restructuring and pursuant to the terms of the Preferred Stock Conversion Agreement. Conversion to Common converted each individual series of redeemable convertible preferred stock into Aspen Avionic common stock as of March 31, 2022 based on a conversion ratio of 52.3437 as an interim step prior to the exchange of the Aspen Avionics common shares for Holdings common shares in the merger with Holdings. In connection with the merger, the Aspen Avionics common shares were converted to Holdings common shares in the order of liquidation preference as follows: (1) the Management Carveout Plan, which is described further in Note 6. Management Carveout Plan, (2) former holders of Series G up to the liquidation value amount, (3) former holders of Series F up to the liquidation values amount, (4) to the former holders of Series E, Series D, Series C, Series A and Series B up to the amount of shares that they would have received pursuant to the Aspen Avionics Amended Certificate immediately prior to the conversion of the Aspen Avionics preferred shares to Aspen Avionics common stock and (5) to the former holders of Aspen Avionics common stock for any remaining shares.

Warrants

As discussed in Note 2. Business Combinations, the Company assumed warrants to purchase 0.1 million shares of the Company’s common stock as part of the merger with Jaunt. These warrants expire ten years from the date of issuance, March 10, 2022, have an exercise price of $9.90 per share and were outstanding as of December 31, 2023 and 2022. The Company determined that these warrants are equity classified.

During the year ended December 31, 2022, warrants to purchase 2.8 million shares of Aspen Avionics’ Series E, and warrants to purchase 327 shares of Aspen Avionics’ common stock were exercised and warrants to purchase 2.3 million shares of Series E were cancelled.

On April 1, 2022, all of the outstanding warrants to purchase shares of Aspen Avionics redeemable convertible preferred stock and common stock were cancelled under the terms of the merger with Aspen Avionics.

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6.	Management Carveout Plan

In December 2021, the Company adopted the 2021 Management Carveout Plan (the “Carveout Plan”), which establishes a benefit pool for designated employees and consultants payable upon the occurrence of a change in control, which is defined as two steps consisting of 1) the closing of the merger with Holdings and 2) an IPO of Holdings or merger with a SPAC by June 30, 2023. The amount to be paid as benefits under the Carveout Plan are determined based upon percentages of the total net proceeds calculated at the closing of the Holdings’ IPO or a SPAC merger, ranging from 0% to 5%. The net proceeds are calculated as the net sum of cash and the fair value of equity securities available for distribution to the stockholders of the Company after all liabilities, exclusive of the subordinated convertible notes or other loans from the stockholders and transaction costs are paid, capped at $2.3 billion. The benefit payments to the participants in the Carveout Plan are to be made in the form or forms of payment and in the same proportions as the consideration paid by the purchaser. The Company estimates amounts payable to be $0.9 million in cash and $2.3 million in stock. In October 2023, the Company executed an agreement with the creditors under the Carveout Plan pursuant to which 90% of the total amounts payable in cash under the Carveout Plan, or approximately $0.8 million, shall be converted to equity in the Company at a rate of $23.3595 per share no later than two days prior to closing of the Company’s business combination with Kernel. The remaining $0.1 million shall be paid at closing of the business combination. The Carveout Plan was amended to extend the termination date to June 30, 2024. As of December 31, 2023 and 2022, no amounts have been expensed or accrued for in connection with the Carveout Plan as a change in control was not deemed probable as of December 31, 2023 and 2022.

7.	Goodwill

The changes in the carrying value of goodwill were as follows:

	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
Balance as of January 1, 2022	$-	$-	$-	$-	$-
Additional (restarted)	-	115,197,166	451,370,520	36,511,468	603,079,154
Effect of exchange rate	-	(3,636,686)	-	-	(3,636,686)
Balance as of December 31, 2022	-	111,560,480	451,370,520	36,511,468	599,442,468
Effect of exchange rate	-	3,160,033	-	-	3,160,033
Balance as of December 31, 2023	$-	$114,720,513	$451,370,520	$36,511,468	$602,602,501

F-115

8.	Intangible Assets, Net

Intangible assets acquired through business combinations were as follows:

	As of December 31, 2023
	Weighted Average Remaining Life (Years)	Gross	Accumulated Amortization	Carrying Value

Developed technology-definite lived	10.8	$99,779,550	$16,922,028	$82,857,522
Developed technology-indefinite lived	N/A	83,713	-	83,713
Tradenames - definite lived	4.9	1,911,000	519,006	1,391,994
Tradenames - indefinite lived	N/A	8,737,607	-	8,737,607
Customer Relationships	5.0	20,175,918	8,511,311	11,664,607
Patents	7.3	652,310	333,508	318,802
		$131,340,098	$26,285,853	$105,054,245

	As of December 31, 2022
	Weighted Average Remaining Life (Years)	Gross	Accumulated Amortization	Carrying Value

Developed technology - definite lived	11.8	$99,600,482	$8,886,012	$90,714,470
Patents pending	N/A	71,083	-	71,083
Tradenames - definite-lived	5.9	1,902,046	209,935	1,692,111
Tradenames - indefinite-lived	N/A	8,737,607	-	8,737,607
Customer relationships	5.8	20,104,010	5,648,315	14,455,695
Patents	8.2	670,179	286,794	383,385
		$131,085,407	$15,031,056	$116,054,351

Amortization expense related to intangible assets was $11.2 million and $8.5 million for the years ended December 31, 2023 and 2022, respectively.

Amortization expense is reported on the consolidated statements of operations line items as shown in the table below for the years ended December 31:

	2023	2022
Cost of revenue	$426,667	$457,442
Research and development	7,600,294	5,657,621
Sales and marketing	2,828,058	1,920,945
General and administrative	352,529	498,247
	$11,207,548	$8,534,255

Total estimated future amortization expense as of December 31, 2023 is as follows:

2024	$11,233,600
2025	10,549,120
2026	10,234,106
2027	10,027,204
2028	9,844,939
Thereafter	44,343,956
$96,232,925

F-116

9.	Inventory

Inventory consisted of the following as of December 31:

	2023	2022

Raw materials	$2,292,513	$1,047,668
Work in process	355,052	155,507
Finished goods	216,605	953,285
Total	$2,864,170	$2,156,460

For the year ended December 31, 2022, the Company recorded an inventory markdown of $2.9 million reflected in cost of revenue in the consolidated statements of operations to reduce inventory to estimated net realizable value as a result of significant changes in demand for remanufactured legacy avionics displays.

10.	Property and Equipment, Net

Property and equipment, net consisted of the following as of December 31:

	2023	2022
Aircraft equipment	$5,220,983	$5,220,983
Equipment	8,426,113	7,763,527
Furniture and fixtures	244,016	244,016
Leasehold improvements	328,018	174,988
	14,219,130	13,403,514
Less: accumulated depreciation	(4,087,027)	(2,581,754)
	$10,132,103	$10,821,760

Depreciation expense for the years ended December 31, 2023 and 2022 was $1.5 million and $1.0 million, respectively.

11.	Balance Sheet Components

Prepaid expenses and other current assets consisted of the following as of December 31:

	2023	2022
Prepaid insurance	$334,333	$414,079
Value added tax	416,167	-
Other	617,623	337,416
	$1,368,123	$751,495

Accrued expenses consisted of the following as of December 31:

	2023	2022
Accrued legal and professional fees	$1,444,470	$1,773,985
Payroll related expenses	1,693,475	963,447
Accrued warranty	159,610	197,405
Accrued taxes	1,368,971	-
Other accrued expenses	2,307,648	1,743,301
	$6,974,174	$4,678,138

F-117

12.	Deferred Compensation

The Company has deferred salary arrangements with various employees that allow for a portion of their compensation to be deferred and paid upon a single outside investment of no less than $25 million, or such earlier time as the Company determines in its sole discretion that sufficient funds are available to commence payment of the deferred amounts. Employees must be actively employed, including approved leave, or if a consultant, providing services to the Company. The Company does not expect the deferred salary arrangements will be paid out in the next 12 months unless the business combination with Kernel Group Holdings is consummated. As of December 31, 2023 and 2022, the accrued deferred compensation was $9.3 million and $7.4 million, respectively. Any unpaid amounts are forfeited upon termination of employment or consultancy with the Company. In October 2023, the Company signed various agreements with the employees with deferred compensation pursuant to which 90% of the total amounts accrued as deferred compensation, or approximately $6.7 million, shall be converted to equity in the Company at a rate of $23.3595 per share no later than two days prior to closing of the Company’s business combination with Kernel. The remaining $0.7 million shall be paid at closing of the business combination.

13.	Warranty

The following table summarizes the Company’s accrued warranty during the years ended December 31:

	2023	2022
Accrued warranty - beginning of period	$197,405	$354,159
Assumed in business combinations	-	19,750
Warranty cost incurred	(61,490)	(370,790)
Provision for warranty	23,695	194,286
Accrued warranty - end of period	$159,610	$197,405

14.	Commitments and Contingencies

Consulting Agreement

In October 2020, the Company entered into an agreement for market analysis and business strategy consulting. The services were performed in prior periods. The agreement states a fee of $0.5 million for the services, due upon the completion of an IPO, SPAC merger, financing raise of at least $100 million or an acquisition of at least 50% of the equity of the Company. The fee for these consulting services was included in “Accrued expenses” on the consolidated balance sheets.

Contingent Fee Arrangement

In June 2022, the Company executed a previously arranged contingent fee agreement with New Generation Aerospace, Inc. (“NGA”) to compensate NGA for past services rendered and future services rendered through December 31, 2022 related to the acquisitions and financing of the Merger Entities in the amount of $1.5 million (the “Contingent Fee”). The Contingent Fee is payable upon the closing of an IPO. In October 2023, the Company signed various agreements with certain debt holders pursuant to which 90% of the Contingent Fee, or approximately $1.4 million, shall be converted to equity in the Company at a rate of $23.3595 per share no later than two days prior to closing of the Company’s business combination with Kernel Group Holdings, Inc. The remaining $0.1 million shall be paid at closing of the business combination. As the payment of the Contingent Fee is not deemed probable as of December 31, 2023, the Contingent Fee has not been accrued in accordance with ASC 450, Contingencies (“ASC 450”).

KDC IPO Payment Agreement

In April 2022, Aspen Avionics and KippsDeSanto & Co. (“KDC”) entered into an amendment (the “KDC IPO Payment Agreement”) to the parties’ prior engagement letter dated August 7, 2018 (the “KDC Agreement”), pursuant to which Aspen Avionics engaged KDC to provide financial advisory services in connection with AIRO’s potential acquisition of Aspen Avionics. Pursuant to the terms of the KDC IPO Payment Agreement upon the closing of an IPO, Aspen Avionics is obligated to cause a one-time, final payment of $1.0 million to be made to KDC in satisfaction of Aspen Avionics obligations under the KDC Agreement. As the payment of the KDC IPO Payment Agreement is not deemed probable as of December 31, 2023, the KDC IPO Payment Agreement has not been accrued in accordance with ASC 450.

Non-binding Letters of Intent

In November 2023, the Company signed non-binding letters of intent to acquire two flight training schools. The parties have undertaken due diligence to determine whether a binding purchase agreement will be negotiated. The total anticipated purchase price for the acquisitions is expected to range from $5.1 million to $7.7 million, which would be paid in a combination of cash and the issuance of equity.

Litigation

A civil action was filed against AIRO Group in the Circuit Court of Cook County, State of Illinois in February 2022. The claimant alleges that an agreement for certain services entered into in March 2020 was breached and resulted in damages to claimant. This case was dismissed on July 5, 2022. However, the court allowed the claimant to amend its complaint. On August 5, 2022, the claimant filed its amended complaint, and the Company filed its response on October 12, 2022. The parties have exchanged written discovery and are in the process of taking depositions. The court ordered the parties to mandatory arbitration which will take place in the third or fourth quarter of 2024. The Company intends to continue to vigorously defend against the complaint.

Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and FCCB seeks recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. The Company intends to negotiate a resolution with FCCB and, in the meantime, has negotiated forbearance agreements to prevent FCCB from enforcing the judgments.

A civil action was filed against Holdings, AIRO Group., AIRO Group, Inc. (Illinois), AIRO Drone, Agile Defense, Joseph Burns, Chirinjeev Kathuria and John Uczekaj in Chancery Court in Delaware in September 2023. The claimant, Robert Perrin, a Company shareholder, alleges that the Company’s entities failed to pay him for services allegedly rendered under an Employment Agreement with AIRO Group, Inc. (Illinois), that the individual defendants have breached their fiduciary duties as the Company’s board members, and that defendants violated the Computer Fraud and Abuse Act. On November 17, 2023, the Company filed a motion to dismiss. In response, the claimant filed an Amended Complaint on February 22, 2024 in which he dropped AIRO Group, Inc. (Illinois) as a defendant, dropped the breach of contract claim and added a wage claim under Delaware statute. On April 5, 2024, the Company filed a Partial Answer and Affirmative Defenses as well as a Partial Motion to Dismiss. The Company intends to continue to vigorously defend against all claims asserted in the complaint.

F-118

Aside from the above matters, the Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities. Legal contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss or the measurement of a loss can be complex. We will accrue losses that are both probable and reasonably estimable. As of December 31, 2023 and 2022, there were no accruals related to litigation.

15.	Segment Information

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company’s chief operating decision-maker (“CODM”) has been identified as the chief executive officer. The Company will continue to reevaluate reportable and operating segments. The Company expects to manage its business primarily based upon four operating segments, Advanced Avionics, Uncrewed Air Systems, Electric Air Mobility and Training. Each of these operating segments represents a reportable segment.

●	Advanced Avionics: This segment develops, manufactures, and sells avionics and GPS sensors for the GA, UAS and eVTOL market segments. The Company’s advanced avionics products are focused on GA aftermarket, OEM display, integration and connected panel solutions.

●	Uncrewed Air Systems: This segment offers direct operation of drones and drone systems, provision of drone-derived information, and the development of drone-optimized communication services. Additionally, it consists of development and commercialization of market leading MUAS for professional users, primarily in the defense and security markets. The MUAS includes internally developed software, hardware, and mechanical system components. Operations cover sourcing, manufacturing, assembly, quality assurance testing activities and logistics.

●	Electric Air Mobility: This segment includes designing, licensing and ultimately the manufacturing of air vehicles incorporating slowed rotor compound technology that is capable of transporting people and packages operated by pilots or autonomous flight systems.

●	Training: This segment provides and operates military aircraft for U.S. military services and Department of Defense (“DOD”) contractors. Segment revenues are earned from 1) flying training missions as part of armed forces training groups, and 2) providing aircraft and support services to DOD contractors.

The Company evaluates the performance of its reportable segments based on the revenue and gross profit for each reporting segment. The Company does not report total assets, capital expenditures or operating expenses by operating segment as such information is not used by the CODM for purposes of assessing performance or allocating resources.

The following tables shows information by reportable segment for the years ended December 31:

	Year ended December 31, 2023
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
Revenue	$9,387,326	$27,975,073	$258,869	$5,632,547	$43,253,815
Cost of revenue	5,931,393	8,313,356	182,394	3,912,772	18,339,915
Gross profit	$3,455,933	$19,661,717	$76,475	$1,719,775	$24,913,900

	Year ended December 31, 2022
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
Revenue	$10,496,628	$3,795,475	$370,280	$2,418,658	$17,081,041
Cost of revenue	9,658,033	1,444,911	309,719	1,540,749	12,953,412
Gross profit	$838,595	$2,350,564	$60,561	$877,909	$4,127,629

F-119

The following table presents revenues by geographic area for the years ended December 31:

	Year ended December 31, 2023
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
United States	$9,387,326	$-	$258,869	$5,632,547	$15,278,742
Europe	-	27,975,073	-	-	27,975,073
	$9,387,326	$27,975,073	$258,869	$5,632,547	$43,253,815

	Year ended December 31, 2022
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
United States	$10,496,628	$-	$370,280	$2,418,658	$13,285,566
Europe	-	3,795,475	-	-	3,795,475
	$10,496,628	$3,795,475	$370,280	$2,418,658	$17,081,041

The following table presents tangible long-lived assets by geographic area as of December 31:

	As of December 31, 2023
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
United States	$218,291	$-	$3,142	$9,089,428	$9,310,861
Europe	-	821,242	-	-	821,242
	$218,291	$821,242	$3,142	$9,089,428	$10,132,103

	As of December 31, 2022
	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
United States	$237,658	$-	$4,462	$10,526,180	$10,768,300
Europe	-	53,460	-	-	53,460
	$237,658	$53,460	$4,462	$10,526,180	$10,821,760

16.	Employee Benefit Plan

The employees of Aspen Avionics and Coastal Defense in the U.S. are eligible to participate in a profit-sharing plan under Internal Revenue Code Section 401(k). Participants in the profit-sharing plan may elect to have Aspen Avionics and Coastal Defense contribute a portion of their compensation to the profit-sharing plan. Contributions to be made by Aspen Avionics and Coastal Defense will be at their discretion. No significant contributions were made for the years ended December 31, 2023 and 2022.

17.	Stock-Based Compensation

Option Plans

In 2018, the Board of Directors of Aspen Avionics adopted the 2018 Stock Option Plan to grant stock options and other awards to purchase Aspen Avionics common stock to directors, officers, employees and consultants. On April 1, 2022, the 2018 Stock Plan was terminated and the options outstanding on that date were cancelled in connection with the reverse acquisition with Holdings. The total stock-based compensation expense for the 2018 Stock Plan during the year ended December 31, 2022 was not significant.

On April 1, 2022, as part of the reverse acquisition with Holdings, the Company adopted the AIRO Group Holdings, Inc. Option Plan (the “Plan”), and assumed the outstanding options previously granted prior to the acquisition. The option agreements provide for a purchase a total 0.6 million shares of the Company’s common stock with an exercise price of $5.05 per share. There were no additional common shares available for future grants under the Plan. The options vesting periods range from immediate to four years and expire as determined by the Board of Directors, but not more than 10 years from the date of grant. The exercise price and grant amounts are determined in accordance with the provisions of the Plan and by the Board of Directors.

The total stock-based compensation expense for the Plan during the year ended December 31, 2023 and 2022 was $1.8 million and $2.8 million, respectively.

F-120

The weighted-average grant date fair value of options awarded in the Holdings business combination was $21.92 per share. Unamortized expense as of December 31, 2023 was $0.9 million and will be recognized over an estimated weighted-average period of 1.1 years.

A summary of option activity under the Plan for the years ended December 31, 2023 and 2022:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Options outstanding, January 1, 2022	-	$-	-
Options assumed	605,236	$5.05
Options outstanding, December 31, 2022	605,236	$5.05	7.4
Options granted	-	$-
Options outstanding, December 31, 2023	605,236	$5.05	6.4
Vested and exercisable, December 31, 2023	436,868	$5.05	6.0
Vested and exercisable and expected to vest, December 31, 2023	605,236	$5.05	6.4

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the use of a number of complex assumptions including expected volatility, expected term, risk-free interest rate, and expected dividends of the option.

The expected volatility assumption used in the Black-Scholes option pricing model are based on estimates derived from both historical and implied volatility from a group of comparable public companies operating in the same or similar lines of businesses as the Company.

The expected term of employee options represents the weighted-average period the options are expected to remain outstanding and was derived using the simplified method for awards that qualify as its “plain-vanilla” options. All awards that are outstanding are qualified for “plain-vanilla” options.

The risk-free rate is based on the United States Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option.

The dividend yield is set to zero as the Company has never paid cash dividends and has no present intention to pay cash dividends.

The following weighted-average assumptions are used in the Black-Scholes option pricing model to estimate fair value of option awards at the Jaunt acquisition date for the stock options assumed:

2022

Market value	$25.82
Average volatility	60.00%
Expected term (in years)	5.00
Risk-free interest rate	2.55%
Dividend yield	0.00%

F-121

Restricted Stock Awards

In May 2022, the Company granted restricted stock awards for 0.4 million shares of common stock with performance-based vesting criteria with a grant date fair value of $24.68 per share. The recognition of vesting on the restricted stock awards can vary by reporting period as the recognition of vesting expense is based on the probable outcome of the performance threshold condition and the cumulative progress to those performance conditions. The Company reassesses at each reporting date whether the achievement of the performance threshold condition is probable and accrues compensation expense if and when achievement of the performance threshold condition is probable and the expected achievement and vesting date for the performance tranche.

The restricted stock awards granted in May 2022 were granted with three separate performance thresholds with specific amounts of restricted shares attached that vest based on the probable achievement of those performance thresholds. The performance thresholds are attached to contract dollar volumes on Adversary Air task orders from the United States Department of Defense. The restricted stock awards vest ratably at each performance tranche level of aggregate amounts of (1) $25.0 million, (2) $50.0 million and (3) $75.0 million.

As of December 31, 2022, the Company had concluded that the achievement of the performance thresholds within the measurement period is not probable. Accordingly, during the period from the grant date to December 31, 2022, no compensation expense was recognized. On August 2, 2023, the terms of the restricted stock awards were modified whereby the vesting of the 0.4 million shares of common stock became contingent upon the Company’s common stock being publicly traded. As this contingency was not probable as of the modification date nor as of December 31, 2023, there was no compensation expense recognized and no charge recorded as of a result of the modification.

18.	Leases

Commercial real estate

Sky-Watch leases two commercial real estate locations used primarily as office space and for production. One location is leased month to month while the other has terms extending through September 30, 2024.

Aspen Avionics leases facilities and equipment under non-cancelable operating leases. Aspen Avionics has a lease for its office and assembly facility in Albuquerque, New Mexico, with terms extending through 2024. Aspen Avionics had an additional office lease that was terminated in April 2023 and a hangar lease that is on a month-to-month lease.

Coastal Defense leases various hangars with lease periods up to one year. Other hangar leases are leased on a month-to-month basis.

Additional office leases are leased on a month-to-month basis.

All of the commercial real estate leases with lease terms greater than one year described above are classified as operating leases and are included within ROU assets and lease liabilities on the Company’s consolidated balance sheets.

Automobiles and Aircraft

Sky-Watch leases one automobile with a term ending in 2026 and an additional five automobile leases with lease terms of less than one year. Additionally, Aspen Avionics leases aircraft under month-to-month agreements. All of the automobile and aircraft leases with lease terms greater than one year described above are classified as operating leases and are included within ROU assets and lease liabilities on the Company’s consolidated balance sheets.

F-122

The following table presents supplemental cash flow information related to the Company’s operating leases:

	Year ended	Year ended
	December 31, 2023	December 31, 2022
Cash paid for amounts included in the measurement of operating lease liabilities
Operating cash flows from operating leases	$516,801	$487,591

Maturities of operating lease liabilities as of December 31, 2023 were as follows:

2024	$336,514
2025	4,724
2026	4,724
Total	345,962
Less: interest	(8,549)
Present value of lease liabilities	$337,413

Total lease expense was $0.5 million for the years ended December 31, 2023 and 2022. As of December 31, 2023, the weighted-average remaining lease term for the operating leases was 0.9 years and the weighted-average discount rate was 5.21%. As of December 31, 2022, the weighted-average remaining lease term for the operating leases was 2.56 years and the weighted-average discount rate was 5.23%. Short-term lease expense for 2023 and 2022 was not significant.

19.	Income Taxes

For the year ended December 31, 2023, the Company’s income tax expense was $2.3 million and the effective tax rate was 7.6%. For the year ended December 31, 2022, the Company’s income tax benefit was $11.2 million and the effective tax rate was 30.5%. The income tax benefit in 2022 included the release of the accounting acquirer’s valuation allowance resulting from the available taxable temporary differences of the acquired entities.

The sources of loss before income tax benefit (expense) are as follows for the years ended December 31:

	2023	2022
United States	$(27,196,215)	$(30,182,220)
International	(2,966,401)	(6,580,653)
Loss before income tax benefit (expense)	$(30,162,616)	$(36,762,873)

Income tax benefit (expense) is comprised of the following for the years ended December 31:

	2023	2022
Current:
Federal	$-	$-
State	-	-
International	(1,307,908)	-
Total current	(1,307,908)	-

Deferred:
Federal	(30,606)	9,805,065
State	(5,134)	1,274,816
International	(950,159)	131,629
Total deferred	(985,899)	11,211,510
Total income tax benefit (expense)	$(2,293,807)	$11,211,510

F-123

A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows for the years ended December 31:

	2023	2022
Federal tax at statutory rate	$6,334,161	$7,720,203
State income taxes	(5,134)	1,129,735
Stock compensation	(381,198)	(575,260)
Foreign rate differential	(88,725)	(1,348,246)
Fair value change in contingent liability	(2,944,588)	868,300
GILTI inclusion	(2,890,555)	-
Transaction costs	(824,875)	-
Return to provision	(466,925)	108,774
Valuation allowance	(939,629)	3,616,735
Other	(86,339)	(308,731)
Income tax benefit (expense)	$(2,293,807)	$11,211,510

Under the acquisition method of accounting for business combinations, if changes are identified to acquired deferred tax asset valuation allowances or liabilities related to uncertain tax positions during the measurement period, and they are related to new information obtained about facts and circumstances that existed as of the acquisition date, those changes are considered a measurement-period adjustment, and offsets to goodwill are recorded.

The Company’s accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of its net deferred tax assets. The Company primarily considered the nature of the Company’s deferred tax assets and the timing, likelihood and amount, if any, of future taxable income during the periods in which those temporary differences and carryforwards become deductible. The Company’s accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of its net deferred tax assets. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Deferred tax assets and liabilities are as follows as of December 31:

	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$10,617,277	$13,615,256
Accruals and reserves	2,394,971	2,402,759
Excess interest expense 163(j)	685,309	-
Capitalized research and experimental expenses	679,496	421,721
Other	672,952	161,518
Gross deferred tax assets	15,050,005	16,601,254
Valuation allowance	(4,573,011)	(3,610,105)
Net deferred tax assets	10,476,994	12,991,149

Deferred tax liabilities:
Intangible assets	(10,305,720)	(12,623,847)
Property and equipment	(1,465,355)	(828,450)
ROU assets	(181,021)	(39,200)
Total deferred tax liabilities	(11,952,096)	(13,491,497)
Net deferred tax liabilities	$(1,475,102)	$(500,347)

The acquired domestic companies (AIRO Drone, Agile Defense, Coastal Defense, and Jaunt) recorded deferred tax liabilities primarily related to acquired intangibles other than goodwill in purchase accounting. As a result, Aspen Avionics, the accounting acquirer, released $5.0 million of its federal valuation allowance during the year ended December 31, 2022.

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As of December 31, 2023, the Company has federal, state, and foreign net operating loss carryforwards (“NOL”) totaling $43.2 million, $24.1 million and $0.8 million, respectively. If not utilized, federal NOLs of $22.3 million will expire at various dates from 2027 through 2037, and $20.9 million of federal NOLs have indefinite lives. State NOLs of $6.0 million will expire at various dates from 2023 through 2043, and $18.1 million of state NOLs have indefinite lives. Canada NOLs of $0.8 million begin to expire in 2042.

Management regularly assesses the ability to realize deferred tax assets recorded based upon the weight of all available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction-by-jurisdiction basis. In the event that the Company changes its determination as to the amount of realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. The Company’s management believes that, based on a number of factors, it is more likely than not, that all or some portion of the deferred tax assets will not be realized; and accordingly, for the year ended December 31, 2023, the Company has provided a valuation allowance for certain deferred tax assets that are expected to be unrealized against the Company’s U.S. and Canada net deferred tax assets. The net change in the valuation allowance for the years ended December 31, 2023 and 2022 was an increase of $1.0 million and a decrease of $9.4 million, respectively.

The merger of Aspen Avionics with Holdings resulted in an ownership change in control as defined under Internal Revenue Code (“IRC”) Section 382. Therefore, Aspen Avionics’ NOLs are subject to an annual limitation. Aspen Avionics’ affected tax attribute(s) exceeded the fair market value assigned to its assets. Aspen Avionics’ acquired federal NOLs were reduced by $25.2 million to $32.6 million from $57.7 million. Aspen Avionics’ New Mexico state NOLs were reduced by $8.6 million to $10.7 million from $19.3 million.

Domestic net operating loss carryforwards are subject to an annual limitation as a result of multiple changes of ownership as defined under IRC Section 382. Federal NOLs of $13.5 million and state NOLs of $12.7 million originating after the most recent change are not subject to limitation. IRC §163(j) interest expense carryforwards have indefinite lives and are generally limited to an annual utilization limitation of thirty percent of adjusted taxable income plus business interest income. California net operating loss deductions are limited to a member’s contribution to combined California taxable income. We have reduced our federal and New Mexico NOLs by the amount expected to be unavailable and expire unutilized as a result of any IRC §382 limitation.

The Company had no unrecognized tax benefits for the years ended December 31, 2023 or 2022. The Company recognizes interest and penalties related to unrecognized tax benefits in operating expenses. No such interest and penalties were recognized during the years ended December 31, 2023 and 2022.

The Company expects to file income tax returns in the United States, Canada and Denmark. As of December 31, 2023, Holdings’ tax years 2020 through 2022 remain open to examination. Prior to closing of the acquisitions, AIRO Drone, Agile Defense, and Jaunt were taxed as partnerships and, as a result, the Company is not responsible for pre-acquisition tax authority examinations. All of Aspen Avionics’ tax years remain open to examination. Coastal Defense’s tax years 2020 through 2022 remain open to examination. Denmark’s statute of limitations expires May 1st in the fourth calendar year following the end of the relevant accounting period, and therefore the 2020 through 2022 tax years remain open to tax examination.

20.	Related Party Transactions

Related party transactions include the following:

●	During 2022, Sky-Watch entered into a Credit Facility Agreement, which was subsequently amended, with Dangroup ApS, a stockholder, for a revolving line of credit of up to DKK 33.0 million ($4.7 million) that is due at the earlier of closing of the Business Combination or June 30, 2023. Interest is fixed at 12% per annum. The outstanding balance due on this credit facility was $1.6 million as of December 31, 2022 and was repaid during 2023.

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●	Aspen Avionics has a Commercialization Agreement with Centro Italiano Richerche Aerospaziali S.c.p.A (“CIRA”), a stockholder of Aspen Avionics, whereby CIRA licensed certain technology to Aspen Avionics. As consideration for the license, CIRA will receive a royalty based on each unit sold by Aspen Avionics. In March 2020, Aspen Avionics entered into an agreement with CIRA to settle unpaid royalty amounts due under a development agreement. The Company owed $0.5 million to CIRA as of December 31, 2023 and 2022.

●	Aspen Avionics incurred expenses of $0.1 million and $0.2 million and earned immaterial revenues in the years ended December 31, 2023 and 2022, respectively, resulting from transactions with Accord Global, a stockholder. Expenses incurred relate primarily to engineering services provided to Aspen Avionics and per unit product support costs related to a manufacturing supply agreement. Aspen Avionics owed $0.2 million to Accord Global as of December 31, 2023 and 2022, related to such expenditures and had immaterial receivables as of December 31, 2023 and 2022, respectively.

●	As of December 31, 2023 and 2022, Coastal Defense had net receivables due from Failor Services, Inc. (“Failor”), which is owned by a stockholder of the Company, of $0.4 million and $0.3 million, respectively, which are included in “Related party receivables” on the consolidated balance sheets. No purchases were made from Failor during period from the Coastal Defense acquisition date through December 31, 2023. Coastal Defense also pays for certain expenses on Failor’s behalf, which are reimbursable to Coastal Defense.

●

During the year ended December 31, 2022, the Company issued promissory notes to an employee and stockholders for total principal of $1.5 million. The notes mature 190 days following closing of the business combination with Kernel Group Holdings, Inc. (the “Maturity Date”). At the business combination closing, a one-time interest charge (the “Interest Charge”) shall be paid in shares of common stock of the post-combination company. Following the business combination closing, simple interest shall accrue at the rate of twelve percent (12%) per annum through the Maturity Date. These notes have an Interest Charge equal to 100% of the principal amount, and each lender shall be paid 110% of the principal amount, plus accrued interest, at the Maturity Date.

During the year ended December 31, 2023, the Company issued promissory notes to employees and stockholders for total principal of $1.6 million on terms similar to those notes issued in 2022. Notes totaling $0.9 million have an Interest Charge equal to 100% of the principal amount, and each lender shall be paid 110% of the principal amount, plus simple interest accruing at twelve percent (12%) per annum commencing on the closing date, at the Maturity Date. Notes totaling $0.5 million have an Interest Charge equal to 50% of the principal amount, and each lender shall be paid the principal amount, plus simple interest accruing at twelve percent (12%) per annum commencing on the closing date, at the Maturity Date. Notes totaling $0.2 million have an Interest Charge equal to 115% of the principal amount, and each lender shall be paid the principal amount, plus simple interest accruing at fifteen percent (15%) per annum commencing on the closing date, at the Maturity Date.

●	Coastal Defense entered into unsecured due on demand notes with two stockholders (the “Stockholder Notes”). Interest is charged at 7.00% per year. As of December 31, 2023 and 2022, the total outstanding balance of the Stockholder Notes was $1.0 million and $0.9 million, respectively. No specific repayment schedules have been determined.

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21.	Subsequent Events

The Company has evaluated subsequent events through April 9, 2024, which represents the date the consolidated financial statements were available for issuance. Other than the items listed below, there were no subsequent events that would require adjustment to or disclosure in these consolidated financial statements.

In January 2024, the maturity date of the $19.4 million of debt related to the 2018, 2019 and 2022 Notes was extended to June 30, 2024.

In January 2024, the Company entered into a loan agreement and promissory note with Dangroup ApS, a former Sky-Watch shareholder, in the principal amount of $0.5 million. Interest accrues at a rate of 10.5% per annum, and the note matures on the earlier of the fifth business day following the Company’s business combination or July 1, 2024.

In January 2024 and February 2024, the Company, Kernel and the other parties to the Business Combination Agreement amended the Business Combination Agreement to revise the terms of the earnout provisions and remove the $5,000,001 net tangible assets closing condition.

From January through April 2024, the Company raised $1.8 million in the form of unsecured promissory notes with no collateral and no guarantees. Notes totaling $0.1 million accrue an interest charge equal to 100% of the principal amount, payable in shares of Company Common Stock immediately prior to closing of the business combination with Kernel with the principal due 190 days following closing plus twelve percent interest accruing from the closing date. Notes totaling $1.6 million accrue an interest charge equal to 150% of the principal amount, payable in shares of Company common stock immediately prior to closing of the business combination, with the principal due on the earlier of 190 days following closing and the date at which the Company closes at least $10 million in additional financing. The notes accrue interest at a rate of twelve percent per annum accruing from the closing date. An additional note totaling $0.1 million accrues an interest charge equal to 150% of the principal amount, payable in shares of Company Common Stock immediately prior to closing of the business combination with Kernel Group Holdings, with the principal due 190 days following closing plus twelve percent interest accruing from the closing date.

In March 2024, the Company amended the terms of the promissory note due to the former shareholders of Sky-Watch whereas the remaining principal balance of $6.8 million, plus accrued interest, is now payable no later than June 30, 2024. In addition, the amendment made the former shareholders of Sky-Watch eligible for an additional earnout payment in the amount of $1.0 million in the event that Sky-Watch achieves EBITDA of DKK 127,107,500 or above for fiscal year 2024. If earned, such earnout will be payable no later than five (5) business days following the issuance of the ordinary audit of the 2024 Sky-Watch financial statements.

In March 2024, the Carveout Plan was amended to extend the termination date to June 30, 2024.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 21. Exhibits and Financial Statements Schedules

A.	(a) Exhibits.

Exhibit No.	Description
2.1	Business Combination Agreement, by, between, and among Kernel Group Holdings, Inc., AIRO Group, Inc., Kernel Merger Sub, Inc., AIRO Merger Sub, Inc., VKSS Capital LLC, Dr. Chirinjeev Kathuria, and AIRO Group Holdings, Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-39983), filed March 6, 2023
2.2	Purchase Agreement, by, between, and among VKSS Capital, LLC, Kernel Group Holdings, Inc., and Kernel Capital Holdings, LLC, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39983), filed January 3, 2023
2.3	First Amendment to Business Combination Agreement, dated as of August 29, 2023, by and among Kernel Group Holdings, Inc., AIRO Group, Inc., Kernel Merger Sub, Inc., AIRO Merger Sub, Inc., VKSS Capital, LLC, Seller Representative, and AIRO Group Holdings, Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-39983), filed August 30, 2023
2.4	Second Amendment to Business Combination Agreement, dated as of January 16, 2024, by and among Kernel Group Holdings, Inc., AIRO Group, Inc., Kernel Merger Sub, Inc., AIRO Merger Sub, Inc., VKSS Capital, LLC, Seller Representative, and AIRO Group Holdings, Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-39983), filed January 16, 2024
2.5	Third Amendment to Business Combination Agreement, dated as of February 5, 2024, by and among Kernel Group Holdings, Inc., AIRO Group, Inc., Kernel Merger Sub, Inc., AIRO Merger Sub, Inc., VKSS Capital, LLC, Seller Representative, and AIRO Group Holdings, Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-39983), filed February 6, 2024
2.6	Fourth Amendment to Business Combination Agreement, dated as of June 24, 2024, by and among Kernel Group Holdings, Inc., AIRO Group, Inc., Kernel Merger Sub, Inc., AIRO Merger Sub, Inc., VKSS Capital, LLC, Seller Representative, and AIRO Group Holdings, Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-39983), filed June 25, 2024
3.1	Amended and Restated Memorandum and Articles of Association, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-39983), filed February 5, 2021
3.2	Amendment to the Amended and Restated Articles of Association of the Company dated August 3, 2023, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-39983), filed August 4, 2023
3.3	Amendment to the Amended and Restated Articles of Association of the Company dated February 1, 2024, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-39983), filed February 6, 2024
4.1	Specimen Unit Certificate, incorporated by reference to Exhibit 4.1 to the First Amendment to the Registration Statement on Form S-1/A (File No. 001-39983), filed January 26, 2021
4.2	Specimen Class A Ordinary Share Certificate, incorporated by reference to Exhibit 4.2 to the First Amendment to the Registration Statement on Form S-1/A (File No. 001-39983), filed January 26, 2021
4.3	Specimen Warrant Certificate, incorporated by reference to Exhibit 4.3 to the First Amendment to the Registration Statement on Form S-1/A (File No. 001-39983), filed January 26, 2021
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-39983), filed February 5, 2021
4.5	Description of Securities, incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K (File No. 001-39983), filed March 31, 2022
4.6	Promissory Note, dated as of November 19, 2020, between the Registrant and the Sponsor, incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (File No. 001-39983), filed January 14, 2021
4.7	Specimen ParentCo Common Stock**
4.8	Specimen ParentCo Warrant**
5.1	Opinion of Dykema Gossett PLLC**
8.1	Tax Opinion of Nelson Mullins Riley & Scarborough LLP
10.1	Private Placement Warrants Purchase Agreement between the Registrant and the Sponsor, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39983), filed February 5, 2021
10.2	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-39983), filed February 5, 2021
10.3	Registration and Shareholder Rights Agreement among the Registrant, the Sponsor and the Holders signatory thereto, incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-39983), filed February 5, 2021
10.4	Letter Agreement between the Registrant, the Sponsor and each director, executive officer and advisor of the Registrant, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-39983), filed February 5, 2021
10.5	Administrative Services Agreement between the Registrant and the Sponsor, incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-39983), filed January 26, 2021

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10.6	Form of Indemnity Agreement, incorporated by reference to Exhibit 10.4 to the First Amendment to the Registration Statement on Form S-1/A (File No. 001-39983), filed January 26, 2021
10.7	Securities Subscription Agreement, dated November 19, 2020, between the Registrant and the Sponsor, incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 (File No. 001-39983), filed January 14, 2021
10.8	Forward Purchase Agreement, dated February 28, 2023, incorporated by reference to Exhibit 10.1 to Kernel Group Holdings, Inc.’s Current Report on Form 8-K (File No. 001-39983), filed March 6, 2023
10.9	Agreement and Plan of Merger by and among AIRO Group Holdings, Inc., Agile Defense, and certain other parties thereto, dated as of October 6, 2021, as amended †, incorporated by reference to Exhibit 10.9 to Form S-4/A (File No. 333-272402), filed June 30, 2023
10.10	Agreement and Plan of Merger by and among AIRO Group Holdings, Inc., AIRO Drone, and certain other parties thereto, dated as of October 6, 2021, as amended†, incorporated by reference to Exhibit 10.10 to Form S-4/A (File No. 333-272402), filed June 30, 2023
10.11	Agreement and Plan of Merger by and among AIRO Group Holdings, Inc., Jaunt, and certain other parties thereto, dated as of October 6, 2021, as amended†, incorporated by reference to Exhibit 10.11 to Form S-4/A (File No. 333-272402), filed June 30, 2023
10.12	Equity Purchase Agreement by and among AIRO Group Holdings, Inc., Sky-Watch A/S, and certain other parties thereto, dated as of October 6, 2021, as amended†, incorporated by reference to Exhibit 10.12 to Form S-4/A (File No. 333-272402), filed June 30, 2023
10.13	Agreement and Plan of Merger by and among AIRO Group Holdings, Inc., Aspen, and certain other parties thereto, dated as of October 6, 2021, as amended†, incorporated by reference to Exhibit 10.13 to Form S-4/A (File No. 333-272402), filed June 30, 2023
10.14	Agreement and Plan of Merger by and among AIRO Group Holdings, Inc., Coastal Defense, and certain other parties thereto, dated as of October 6, 2021, as amended†, incorporated by reference to Exhibit 10.14 to Form S-4/A (File No. 333-272402), filed June 30, 2023
10.15	Engagement Letter by and between KippsDeSanto & Co. and Aspen Avionics, Inc., dated August 7, 2018, as amended+, incorporated by reference to Exhibit 10.15 to Form S-4/A (File No. 333-272402), filed June 30, 2023
10.16	Success Fee Agreement by and between AIRO Group Holdings, Inc. and New Generation Aerospace, Inc. dated as of June 7, 2022, incorporated by reference to Exhibit 10.16 to Form S-4/A (File No. 333-272402), filed June 30, 2023
10.17	Form of Director and Officer Indemnification Agreement**
10.18	2023 Stock option and Incentive Plan, incorporated by reference to Exhibit 10.18 to Form S-4/A (File No. 333-272402), filed June 30, 2023
10.19	Employee Stock Purchase Plan, incorporated by reference to Exhibit 10.19 to Form S-4/A (File No. 333-272402), filed June 30, 2023
10.20	Amendment No. 2 to Investment Management Trust Agreement dated August 3, 2023 by and between Kernel Group Holdings, Inc. and Continental Stock Transfer and Trust Company, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39983), filed August 4, 2023.
10.21	Amendment No. 3 to Investment Management Trust Agreement dated February 1, 2024 by and between Kernel Group Holdings, Inc. and Continental Stock Transfer and Trust Company, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-39983), filed February 6, 2024.
21.1	List of subsidiaries, incorporated by reference to Exhibit 21.1 to Form S-4/A (File No. 333-272402), filed June 30, 2023
23.1	Consent of WithumSmith+Brown, PC*
23.2	Consent of BPM LLP*
23.3	Consent of Dykema Gossett PLLC (included on Exhibit 5.1)**
24.1	Power of Attorney (included on signature page to Form S-4/A (File No. 333-272402), filed June 30, 2023).
99.1	Consent of Joseph D. Burns to be Named as a Director Nominee***
99.2	Consent of John Uczekaj to be Named as a Director Nominee***
99.3	Consent of Chirinjeev Kathuria to be Named as a Director Nominee***
99.4	Consent of John M. Belcher to be Named as a Director Nominee***
99.6	Consent of Gregory D. Winfree to be Named as a Director Nominee***
99.7	Consent of Donald Fell to be Named as a Director Nominee*
99.8	Consent of The Mentor Group***
107	Filing Fee Table*

* filed herewith
** to be filed by amendment
*** previously filed

† The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule, or exhibit to the SEC upon request.

+ As permitted by Regulation S-K, Item 601(b)(10)(iv) of the Securities Exchange Act of 1934, as amended, certain confidential portions of this exhibit have been redacted from the publicly filed document. The Registrant agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

Item 22. Undertakings

11.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

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(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(g)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)	That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 25th day of June, 2024.

AIRO GROUP, INC.

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Surendra Ajjarapu	President
Surendra Ajjarapu	(Principal Executive Officer)	June 25, 2024

/s/ Howard Doss	Chief Financial Officer	June 25, 2024
Howard Doss	(Principal Financial and Accounting Officer)

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